As filed with the Securities and Exchange Commission on June 21, 2021

Registration Statement No. 333-256137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW BEGINNINGS ACQUISITION CORP.*
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-2642786
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 1st Street
Unit 1
Miami Beach, FL 33139
Telephone: (917) 592-7979
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael S. Liebowitz
Chief Executive Officer
800 1st Street
Unit 1
Miami Beach, FL 33139
Telephone: (917) 592-7979
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alan I. Annex, Esq. Flora R. Perez, Esq. Laurie L. Green, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, Florida 33131 Telephone: (305) 579-0576	Ted Farris Brian R. Rosenau Clint Foss Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019 Telephone: (212) 415-9200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus/consent solicitation statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*	The Registrant is currently named New Beginnings Acquisition Corp. Upon closing of the transactions described herein, the Registrant will change its name to Airspan Networks Holdings Inc.

The information in this preliminary proxy statement/prospectus/consent solicitation statement is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus/consent solicitation statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT
SUBJECT TO COMPLETION, DATED JUNE 21, 2021

NEW BEGINNINGS ACQUISITION CORP.

800 1st Street

Unit 1

Miami Beach, FL 33139

Up to 77,250,000 shares of common stock

9,000,000 warrants to purchase one share of common stock per warrant

Dear New Beginnings Acquisition Corp. Stockholders and Airspan Networks Inc. Stockholders:

On March 8, 2021, New Beginnings Acquisition Corp., a Delaware corporation (“New Beginnings”), Artemis Merger Sub Corp., a Delaware corporation and newly formed, wholly-owned direct subsidiary of New Beginnings (“Merger Sub”), and Airspan Networks Inc., a Delaware corporation (“Airspan”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement and the transactions contemplated thereby are adopted and approved by Airspan’s stockholders and New Beginnings’ stockholders, and the business combination is subsequently completed, Merger Sub will merge with and into Airspan, with Airspan surviving the merger and becoming a wholly-owned direct subsidiary of New Beginnings (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

Upon the closing of the Business Combination (the “Closing”), each share of Airspan Capital Stock (as defined below) issued and outstanding immediately prior to the Closing (including shares of Airspan Capital Stock issued pursuant to the net exercise of warrants to purchase Airspan Capital Stock, but excluding shares of Airspan Restricted Stock that are not Airspan Accelerated Restricted Stock (each as defined below)) will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet (as defined below), the number of shares of New Beginnings Common Stock (as defined below) and Post-Combination Company Warrants (as defined below) set forth in the Payment Spreadsheet.

The aggregate transaction consideration to be paid in the Business Combination will be (i) a number of shares of New Beginnings Common Stock (including shares of New Beginnings Common Stock underlying stock options, shares of restricted stock and restricted stock units) equal to $682,500,000, divided by $10.00, (ii) 3,000,000 Post-Combination Company $12.50 Warrants (as defined below), (iii) 3,000,000 Post-Combination Company $15.00 Warrants (as defined below), (iv) 3,000,000 Post-Combination Company $17.50 Warrants (as defined below) and (v) $17,500,000 in cash. The aggregate transaction consideration will be allocated among the holders of shares of Airspan Capital Stock (including holders of shares of Airspan Capital Stock issued pursuant to the net exercise of warrants to purchase Airspan Capital Stock and holders of shares of Airspan Restricted Stock), holders of Airspan stock options and participants (the “MIP Participants”) in Airspan’s Management Incentive Plan (the “MIP”). See the sections of the accompanying proxy statement/prospectus/consent solicitation statement entitled “The Business Combination,” “The Business Combination Agreement — Conversion of Securities,” and “Unaudited Condensed Combined Pro Forma Financial Information” for further information on the consideration being paid in the Business Combination.

Based on the number of shares of Airspan Capital Stock (including shares of Airspan Restricted Stock) outstanding and the number of outstanding warrants to purchase Airspan Capital Stock, in each case, as of March 31, 2021, the total number of shares of New Beginnings Common Stock (including shares of restricted New Beginnings Common Stock) expected to be issued in connection with the Business Combination is approximately 59,364,647, and holders of shares of Airspan Capital Stock (including shares of Airspan Restricted Stock) as of immediately prior to the closing of the Business Combination (including Airspan Capital Stock pursuant to the net exercise of warrants to purchase Airspan Capital Stock) are expected to hold, in the aggregate, approximately 72.7% of the issued and outstanding shares of New Beginnings Common Stock immediately following the closing of the Business Combination. New Beginnings’ units, common stock and warrants are currently listed on NYSE American LLC (the “NYSE American”), under the symbols “NBA.U,” “NBA,” and “NBA WS,” respectively. New Beginnings intends to apply to continue the listing of the shares of common stock of the post-combination company and such warrants on the NYSE American under the symbols “MIMO” and “MIMO WS”, respectively, upon the closing of the Business Combination. New Beginnings will not have units traded following the closing of the Business Combination, at which time each unit will separate into its component securities. Following the closing of the Business Combination, New Beginnings intends to change its name to Airspan Networks Holdings Inc.

In connection with the execution of the Business Combination Agreement, New Beginnings entered into subscription agreements with institutional accredited investors, pursuant to which the investors agreed to purchase an aggregate of 7,500,000 shares of New Beginnings common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $75,000,000. The closing of the sale of these shares pursuant to the subscription agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. See “Certain Agreements Related to the Business Combination — Subscription Agreements.”

New Beginnings is holding a special meeting in lieu of the 2021 annual meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the New Beginnings special meeting of stockholders, which will be held in a virtual format on           , 2021, at               , Eastern time, unless postponed or adjourned to a later date, New Beginnings will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in the accompanying proxy statement/prospectus/consent solicitation statement.

As described in the accompanying proxy statement/prospectus/consent solicitation statement, certain stockholders of Airspan are parties to a stockholder support agreement with New Beginnings whereby such stockholders, among other things, agreed to vote all of their shares of Airspan Common Stock (as defined below), Airspan Class B Common Stock (as defined below) and Airspan Voting Preferred Stock (as defined below) in favor of approving the Business Combination Agreement and the Business Combination. As also described in the accompanying proxy statement/prospectus/consent solicitation statement, the Sponsor (as defined below) is a party to a sponsor support agreement with New Beginnings and Airspan whereby the Sponsor, among other things, agreed to vote all of its shares of New Beginnings Common Stock in favor of approving the proposals described in the accompanying proxy statement/prospectus/consent solicitation statement.

In addition, Airspan will seek the written consent of its stockholders as required to approve and adopt the Business Combination Agreement and the Business Combination (the “Written Consent”). Such approval requires the affirmative vote of the holders of at least (i) a majority in voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, voting together as a single class, and (ii) 60% of the issued and outstanding shares of Airspan Voting Preferred Stock, voting together as a single class on an as converted basis. No additional approval or vote from any holders of any class or series of stock of Airspan will be necessary to adopt and approve the Business Combination Agreement and the Business Combination.

After careful consideration, the respective New Beginnings and Airspan boards of directors have unanimously approved the Business Combination Agreement and the Business Combination, and the board of directors of New Beginnings has approved the other proposals described in the accompanying proxy statement/prospectus/consent solicitation statement, and each of the New Beginnings and Airspan boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of New Beginnings recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus/consent solicitation statement, and the board of directors of Airspan recommends that its stockholders sign and return to Airspan the Written Consent indicating their approval of the Business Combination Agreement and the Business Combination.

More information about New Beginnings, Airspan and the Business Combination is contained in the accompanying proxy statement/prospectus/consent solicitation statement. New Beginnings and Airspan urge you to read the accompanying proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 42 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2021	Michael S. Liebowitz Chief Executive Officer

The accompanying proxy statement/prospectus/consent solicitation statement is dated             , 2021 and is first being mailed to the stockholders of New Beginnings on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NEW BEGINNINGS ACQUISITION CORP.

800 1st Street
Unit 1
Miami Beach, FL 33139

NOTICE OF SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2021

To the Stockholders of New Beginnings Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “special meeting”) of New Beginnings Acquisition Corp., a Delaware corporation (“New Beginnings,” “we,” “our” or “us”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held in virtual format on             , 2021, at             , Eastern time. The special meeting can be accessed by visiting https://www.cstproxy.com/nbaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing +1 (877) 770-3647 (toll-free within the U.S. and Canada) or +1 (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 54720836#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication.

You are cordially invited to attend the special meeting, which will be held for the following purposes:

1.	Proposal No. 1 — The “Business Combination Proposal” — to consider and vote on a proposal to approve and adopt the Business Combination Agreement, dated as of March 8, 2021 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among New Beginnings, Airspan Networks Inc. (“Airspan”) and Artemis Merger Sub Corp. (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Airspan, with Airspan surviving the merger and becoming a wholly-owned direct subsidiary of New Beginnings (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

2.	Proposal No. 2 — The “Charter Amendment Proposal” — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of New Beginnings attached as Annex B to the accompanying proxy statement/prospectus/consent solicitation statement (the “Charter Amendment Proposal”);

3.	Proposal Nos. 3A-3H — The “Governance Proposals” — to consider and vote on, on a non-binding advisory basis, eight separate governance proposals relating to the following material differences between New Beginnings’ current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (collectively, the “Governance Proposals”):

(a)	change the name of New Beginnings to “Airspan Networks Holdings Inc.” from the current name of “New Beginnings Acquisition Corp.” and remove certain provisions related to New Beginnings’ status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3A);

(b)	increase (i) the number of shares of common stock New Beginnings is authorized to issue from 100,000,000 shares to 250,000,000 shares and (ii) the number of shares of preferred stock New Beginnings is authorized to issue from 1,000,000 shares to 10,000,000 shares (Proposal No. 3B);

(c)	require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company’s bylaws (Proposal No. 3C);

(d)	require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office and provide that directors may only be removed for cause (Proposal No. 3D);

(e)	introduce a three-class staggered board of directors of the Post-Combination Company (Proposal No. 3E);

(f)	require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation (Proposal No. 3F);

(g)	remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3G); and

(h)	modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act (Proposal No. 3H).

4.	Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote on a proposal to elect, effective at Closing, eight directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified;

5.	Proposal No. 5 — The “Stock Incentive Plan Proposal” — to consider and vote on a proposal to approve and adopt the stock incentive plan established to be effective after the Closing of the Business Combination;

6.	Proposal No. 6 — The “NYSE American Proposal” — to consider and vote on a proposal to issue New Beginnings Common Stock in the Business Combination, including upon exercise of the Post-Combination Company Warrants and the Exchanged Options and the settlement of the MIP RSUs, and to the investors in the PIPE; and

7.	Proposal No. 7 — The “Adjournment Proposal” — to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

The board of directors of New Beginnings has fixed the close of business on              , 2021 as the record date for the determination of the stockholders of New Beginnings entitled to receive notice of the special meeting. Only New Beginnings stockholders of record at the close of business on the record date for the special meeting are entitled to notice of the special meeting and any adjournment or postponement of the special meeting. Only New Beginnings stockholders of record at the close of business on the record date for the special meeting are entitled to vote at the special meeting and any adjournment or postponement of the special meeting.

Your attention is directed to the proxy statement/prospectus/consent solicitation statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying proxy statement/prospectus/consent solicitation statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

All New Beginnings stockholders are cordially invited to attend the special meeting in virtual format. New Beginnings stockholders may attend, vote and examine the list of New Beginnings stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/nbaspac/sm2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

, 2021	Michael S. Liebowitz Chief Executive Officer

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

All holders (the “Public Stockholders”) of shares of New Beginnings common stock issued in New Beginnings’ initial public offering (the “Public Shares”) have the right to have their Public Shares redeemed for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

To exercise redemption rights, holders must tender their stock to Continental Stock Transfer & Trust Company, New Beginnings’ transfer agent, no later than two business days prior to the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “Special Meeting of New Beginnings Stockholders — Redemption Rights” for more specific instructions.

AIRSPAN NETWORKS INC.
777 Yamato Road, Suite 310
Boca Raton, Florida 33431

NOTICE OF SOLICITATION OF WRITTEN CONSENT
OF THE STOCKHOLDERS OF AIRSPAN NETWORKS INC.

To the Stockholders of Airspan Networks Inc., a Delaware Corporation (“Airspan”):

Pursuant to a Business Combination Agreement, dated as of March 8, 2021 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among New Beginnings Acquisition Corp., a Delaware corporation (“New Beginnings”), Artemis Merger Sub Corp., a Delaware corporation and direct, wholly-owned subsidiary of New Beginnings (“Merger Sub”), and Airspan, and subject to the terms and conditions of the Business Combination Agreement, Merger Sub will merge with and into Airspan, with Airspan surviving the merger as a direct, wholly-owned subsidiary of New Beginnings (the “Business Combination”), and New Beginnings will be renamed “Airspan Networks Holdings Inc.”

The accompanying proxy statement/prospectus/consent solicitation statement is being delivered to you on behalf of the board of directors of Airspan (the “Airspan Board of Directors”) to request that the stockholders of Airspan (the “Airspan Stockholders”) as of the record date of               , 2021 (the “Airspan Record Date”) adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination (the “Airspan Business Combination Proposal”), by executing and returning the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement.

The accompanying proxy statement/prospectus/consent solicitation statement describes the Business Combination Agreement, the Business Combination and the actions to be taken in connection with the Business Combination, and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Business Combination Agreement is attached as Annex A to the accompanying proxy statement/prospectus/consent solicitation statement.

A summary of the appraisal rights that may be available to you is included in the section entitled “Airspan Appraisal Rights” beginning on page 278 of the accompanying proxy statement/prospectus/consent solicitation statement and Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex E. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving and adopting the Airspan Business Combination Proposal. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the Airspan Business Combination Proposal. In addition, you must take all other steps necessary to perfect your appraisal rights.

The Airspan Board of Directors has carefully considered the Business Combination Agreement, the terms thereof and the transactions contemplated thereby, including the Business Combination, and unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Airspan and the Airspan Stockholders. Accordingly, the Airspan Board of Directors unanimously recommends that Airspan Stockholders approve and adopt the Airspan Business Combination Proposal by submitting a written consent.

After your review of the accompanying proxy statement/prospectus/consent solicitation statement, please complete, date and sign the written consent furnished with the accompanying proxy statement/prospectus/consent solicitation statement and return it promptly to Airspan by one of the means described in the section entitled “Airspan’s Solicitation of Written Consents” beginning on page 87 of the accompanying proxy statement/prospectus/consent solicitation statement. Time is of the essence and, assuming your approval thereof, you must return the written consent by                        , 2021.

Thank you for your prompt attention to these matters.

By Order of the Board of Directors,

Thomas S. Huseby
Chairman of the Board of Directors

NO MEETING OF THE AIRSPAN STOCKHOLDERS IS BEING HELD IN CONNECTION WITH THE PROPOSED TRANSACTION. AIRSPAN IS SOLICITING BY THE ACCOMPANYING CONSENT MATERIALS YOUR WRITTEN CONSENT TO THE AIRSPAN BUSINESS COMBINATION PROPOSAL.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by New Beginnings (File No. 333-256137) (the “Registration Statement”), constitutes a prospectus of New Beginnings under Section 5 of the Securities Act, with respect to the shares of New Beginnings Common Stock and Post-Combination Company Warrants to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2021 annual meeting of New Beginnings stockholders at which New Beginnings stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters. This document also constitutes a consent solicitation of Airspan Stockholders with respect to the approval of the Business Combination Agreement and Business Combination.

This proxy statement/prospectus/consent solicitation statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy or a written consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FREQUENTLY USED TERMS

In this document:

“102 Trustee” means the trustee appointed by Airspan Networks Ltd., an Israeli company limited by shares, from time to time in accordance with the provisions of the Ordinance, and approved by the Israeli Tax Authority, with respect to the Airspan Equity Plan (or any sub-plan thereof) pursuant to which the Airspan 102 Options and Airspan 102 Shares have been granted or issued, as applicable.

“4G” means the fourth generation technology standard for broadband cellular networks.

“5G” means the fifth generation technology standard for broadband cellular networks.

“Aggregate Stock Consideration” means a number of shares of New Beginnings Common Stock equal to the quotient of (a) $682,500,000 divided by (b) $10.00.

“Airspan” means Airspan Networks Inc., a Delaware corporation.

“Airspan 102 Options” means any Airspan Options granted under Section 102 of the Ordinance.

“Airspan 102 Shares” means shares of Airspan Common Stock issued upon exercise of Airspan 102 Options.

“Airspan Accelerated Restricted Stock” means all outstanding shares of restricted Airspan Class B Common Stock immediately prior to the Closing granted under the Airspan Equity Plan that are held by a person who is not a service provider to Airspan or any subsidiary of Airspan as of the date of the Business Combination Agreement.

“Airspan Board of Directors” means the board of directors of Airspan.

“Airspan Capital Stock” means the Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock.

“Airspan Class B Common Stock” means Airspan’s Class B Common Stock, with a par value of $0.0003 per share.

“Airspan Class C Common Stock” means Airspan’s Class C Common Stock, with a par value of $0.0003 per share.

“Airspan Common Stock” means Airspan’s Common Stock, with a par value of $0.0003 per share.

“Airspan Equity Plan” means the Airspan Networks Inc. 2009 Omnibus Equity Compensation Plan, as such may have been amended, supplemented or modified from time to time.

1

“Airspan Options” means all outstanding options to purchase shares of Airspan Common Stock or Airspan Class B Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing granted under the Airspan Equity Plan.

“Airspan Preferred Stock” means Airspan’s Convertible Preferred Stock, with a par value of $0.0001 per share.

“Airspan Restricted Stock” means all outstanding shares of restricted Airspan Common Stock or Airspan Class B Common Stock, as applicable, immediately prior to the Closing granted under the Airspan Equity Plan.

“Airspan Stockholder Approval” means the adoption of the Business Combination Agreement by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, voting together as a single class, and 60% of the issued and outstanding shares of Airspan Voting Preferred Stock, voting together as a single class on an as-converted basis.

“Airspan Stockholders” means, collectively, holders of shares Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock.

“Airspan Voting Capital Stock” means the Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock.

“Airspan Voting Preferred Stock” means the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Senior Preferred Stock, Series F Senior Preferred Stock, Series G Senior Preferred Stock and Series H Senior Preferred Stock.

“broker non-vote” means the failure of a New Beginnings stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 8, 2021, as it may be amended and/or restated from time to time, by and among New Beginnings, Airspan and Merger Sub.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group in connection with or in response to the COVID-19 or SARS-CoV-2 virus, or any evolution or mutation thereof, including the Coronavirus Aid, Relief, and Economic Security Act and any amendments or regulatory guidance relating thereto.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” means shares of Airspan Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of Airspan who have neither voted in favor of the Business Combination nor consented thereto in writing and who have demanded properly in writing appraisal for such Airspan Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“Exchanged Options” means the options to purchase shares of New Beginnings Common Stock issued at the Effective Time, pursuant to and subject to the terms set forth in the Business Combination Agreement and by virtue of the Merger, upon conversion of Airspan Options that are outstanding immediately prior to the Effective Time.

“Exchanged Restricted Stock” means the shares of restricted New Beginnings Common Stock or restricted stock units with respect to shares of New Beginnings Common Stock issued at the Effective Time, pursuant to and subject to the terms set forth in the Business Combination Agreement and by virtue of the Merger, upon conversion of shares of Airspan Restricted Stock that are outstanding immediately prior to the Effective Time and that are not Airspan Accelerated Restricted Stock.

“Founder Shares” means the shares of New Beginnings Common Stock initially purchased by the Sponsor in a private placement in September 2020.

“GAAP” means United States generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means New Beginnings’ initial public offering of units, consummated on November 3, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Airspan Stockholders” means Oak Investment Partners XI, Limited Partnership, Oak Investment Partners XIII, Limited Partnership, Qualcomm Incorporated and SoftBank Group Capital Limited.

“Merger” means the merging of Merger Sub with and into Airspan, with Airspan surviving the Merger as a wholly-owned subsidiary of New Beginnings.

“Merger Sub” means Artemis Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of New Beginnings.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“Net Exercise” means the automatic exercise of each outstanding unexercised warrant to purchase shares of Series D Preferred Stock or Series H Senior Preferred Stock, pursuant to the terms thereof, using the next exercise method set forth therein, immediately prior to the Effective Time.

“New Beginnings” means New Beginnings Acquisition Corp., a Delaware corporation.

“New Beginnings Common Stock” means New Beginnings’ common stock, par value $0.0001 per share.

“New Beginnings Unit” means one share of New Beginnings Common Stock and one New Beginnings Warrant.

“New Beginnings Warrant Agreement” means the warrant agreement, dated as of October 29, 2020, by and between New Beginnings and Continental Stock Transfer & Trust Company, governing New Beginnings’ outstanding warrants.

“New Beginnings Warrants” means warrants to purchase shares of New Beginnings Common Stock as contemplated under the New Beginnings Warrant Agreement, with each whole warrant exercisable for one share of New Beginnings Common Stock at an exercise price of $11.50 per whole share.

“NYSE” means the New York Stock Exchange.

“NYSE American” means NYSE American LLC.

“Open RAN” means open radio access network.

“Option Tax Ruling” means a ruling from the Israeli Tax Authority determining that the exchange of Airspan 102 Shares for New Beginnings Common Stock and Post-Combination Company Warrants and the exchange of Airspan 102 Options for Exchanged Option does not constitute a taxable event and that tax continuity will apply to the New Beginnings Common Stock and Exchanged Options and that no tax withholding will be due upon Closing with respect to the Airspan 102 Shares and Airspan 102 Options.

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“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, and all rules and regulations promulgated thereunder.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of Airspan as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Airspan for the years ended December 31, 2018, December 31, 2019, and December 31, 2020, each audited in accordance with the auditing standards of the PCAOB and Generally Accepted Auditing Standards and included in this proxy statement/prospectus/consent solicitation statement.

“PIPE” means the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share for an aggregate purchase price of $75 million, in a private placement.

“PIPE Shares” means an aggregate of 7,500,000 shares of New Beginnings Common Stock to be issued to Subscribers in the PIPE, for a purchase price of $10.00 per share.

“Placement Shares” means the shares of New Beginnings Common Stock included in the Placement Units.

“Placement Units” means the New Beginnings Units purchased in a private placement in connection with the IPO.

“Placement Warrants” means the warrants to purchase shares of New Beginnings Common Stock included in the Placement Units.

“Post-Combination Company” means New Beginnings immediately upon the consummation of the Business Combination.

“Post-Combination Company $12.50 Warrants” means 3,000,000 warrants to purchase shares of New Beginnings Common Stock as contemplated under the Post-Combination Company Warrant Agreement, with each warrant exercisable for one share of New Beginnings Common Stock at an exercise price of $12.50.

“Post-Combination Company $15.00 Warrants” means 3,000,000 warrants to purchase shares of New Beginnings Common Stock as contemplated under the Post-Combination Company Warrant Agreement, with each warrant exercisable for one share of New Beginnings Common Stock at an exercise price of $15.00.

“Post-Combination Company $17.50 Warrants” means 3,000,000 warrants to purchase shares of New Beginnings Common Stock as contemplated under the Post-Combination Company Warrant Agreement, with each warrant exercisable for one share of New Beginnings Common Stock at an exercise price of $17.50.

“Post-Combination Company Warrant Agreement” means a warrant agreement governing the Post-Combination Company Warrants (to be entered into at Closing) in substantially the form attached as Exhibit C to the Business Combination Agreement.

“Post-Combination Company Warrants” means the Post-Combination Company $12.50 Warrants, the Post-Combination Company $15.00 Warrants and the Post-Combination Company $17.50 Warrants.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-256137) filed with the SEC.

“Public Shares” means shares of New Beginnings Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of Public Shares.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of New Beginnings Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Amended and Restated Registration Rights Agreement of New Beginnings to be entered into in connection with the Closing by New Beginnings, certain Airspan Stockholders and certain New Beginnings stockholders (including the Sponsor).

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series B Preferred Stock” means the shares of Airspan Preferred Stock designated as Series B Preferred Stock in Airspan’s certificate of incorporation.

“Series C Preferred Stock” means the shares of Airspan Preferred Stock designated as Series C Preferred Stock in Airspan’s certificate of incorporation.

“Series D Preferred Stock” means the shares of Airspan Preferred Stock designated as Series D Preferred Stock in Airspan’s certificate of incorporation.

“Series E Senior Preferred Stock” means the shares of Airspan Preferred Stock designated as Series E Senior Preferred Stock in Airspan’s certificate of incorporation.

“Series F Senior Preferred Stock” means the shares of Airspan Preferred Stock designated as Series F Senior Preferred Stock in Airspan’s certificate of incorporation.

“Series G Senior Preferred Stock” means the shares of Airspan Preferred Stock designated as Series G Senior Preferred Stock in Airspan’s certificate of incorporation.

“Series H Senior Preferred Stock” means the shares of Airspan Preferred Stock designated as Series H Senior Preferred Stock in Airspan’s certificate of incorporation.

“special meeting” means the special meeting in lieu of the 2021 annual meeting of the stockholders of New Beginnings that is the subject of this proxy statement/prospectus/consent solicitation statement.

“Sponsor” means New Beginnings Sponsor, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of March 8, 2021, by and among Sponsor, Airspan and New Beginnings.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of March 8, 2021, by and among New Beginnings and the Key Airspan Stockholders.

“Stockholders Agreement” means the Stockholders Agreement to be entered into in connection with the Closing by New Beginnings, the Sponsor and certain Airspan Stockholders.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of New Beginnings.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Placement Units.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of New Beginnings stockholders, including with respect to the proposed Business Combination, and the consent solicitation of Airspan Stockholders. The following questions and answers may not include all the information that is important to New Beginnings or Airspan stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of New Beginnings’ Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus/consent solicitation statement?

A.	New Beginnings has entered into the Business Combination Agreement with Merger Sub and Airspan, pursuant to which Merger Sub will be merged with and into Airspan, with Airspan surviving the Merger as a wholly-owned direct subsidiary of New Beginnings. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/consent solicitation statement as Annex A.

Upon the Closing, each share of Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock issued and outstanding immediately prior to the Closing (excluding Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock) will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet (as defined below), the number of shares of New Beginnings Common Stock and New Beginnings Warrants set forth in the Payment Spreadsheet. See “Summary of the proxy statement/prospectus/consent solicitation statement — Ownership of the Post-Combination Company After the Closing,” “The Business Combination Agreement — Conversion of Securities” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information on the Merger Consideration (as defined below) and the other consideration to be paid in connection with the Closing of the Business Combination.

New Beginnings stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.

The New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units are currently listed on the NYSE American under the symbols “NBA,” “NBA WS” and “NBA.U,” respectively. New Beginnings intends to apply to continue the listing of the New Beginnings Common Stock and New Beginnings Warrants on the NYSE American under the symbols “MIMO” and “MIMO WS,” respectively, upon the Closing. All outstanding New Beginnings Units will be separated into their component securities immediately prior to the Closing. Accordingly, the Post-Combination Company will not have any units following consummation of the Business Combination, and therefore there will be no NYSE American listing of the New Beginnings Units following the consummation of the Business Combination.

This proxy statement/prospectus/consent solicitation statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus/consent solicitation statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Beginnings with respect to the New Beginnings Common Stock and Post-Combination Company Warrants issuable in connection with the Business Combination and a consent solicitation of Airspan Stockholders with respect to the approval of the Business Combination Agreement and Business Combination.

Q.	What matters will stockholders consider at the special meeting?

A.	At the New Beginnings special meeting of stockholders, New Beginnings will ask its stockholders to vote in favor of the following proposals (the “New Beginnings Proposals”):

●	The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

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●	The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of New Beginnings attached as Annex B to this proxy statement/prospectus/consent solicitation statement.

●	The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between New Beginnings’ current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation.

●	The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of the Post-Combination Company following the Closing of the Business Combination.

●	The Stock Incentive Plan Proposal — a proposal to approve and adopt the stock incentive plan established to be effective after the Closing of the Business Combination.

●	The NYSE American Proposal — a proposal to issue New Beginnings Common Stock pursuant to the Business Combination Agreement and to the investors in the PIPE.

●	The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.	Are any of the proposals conditioned on one another?

A.	The Charter Amendment Proposal, Election of Directors Proposal, Stock Incentive Plan Proposal and NYSE American Proposal are all conditioned on the approval of the Business Combination Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment Proposal, Stock Incentive Plan Proposal or NYSE American Proposal is not approved, then New Beginnings will not consummate the Business Combination. The Business Combination is not conditioned on the approval of the Election of Directors Proposal. If New Beginnings does not consummate the Business Combination and fails to complete an initial business combination by November 3, 2021 (subject to any applicable extension), then New Beginnings will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?

A.	On the Closing Date, Merger Sub will merge into Airspan, whereupon Merger Sub will cease to exist and Airspan will continue as the Surviving Corporation and become a direct wholly-owned subsidiary of New Beginnings. The Merger will have the effects specified under Delaware law. The aggregate transaction consideration to be paid in the Business Combination will be (i) a number of shares of New Beginnings Common Stock (including shares of New Beginnings Common Stock underlying stock options, shares of restricted stock and restricted stock units) equal to $682,500,000, divided by $10.00, (ii) 3,000,000 Post-Combination Company $12.50 Warrants, (iii) 3,000,000 Post-Combination Company $15.00 Warrants, (iv) 3,000,000 Post-Combination Company $17.50 Warrants and (v) $17,500,000 in cash. The aggregate transaction consideration will be allocated among the holders of shares of Airspan Capital Stock (including holders of shares of Airspan Capital Stock issued pursuant to the net exercise of warrants to purchase Airspan Capital Stock and holders of shares of Airspan Restricted Stock), holders of Airspan stock options and MIP Participants. See “The Business Combination” for further information on the consideration being paid in the Business Combination.

Q.	What will Airspan Stockholders receive in the Merger?

A.	The aggregate number of shares of New Beginnings Common Stock that will be (i) issued to Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Restricted Stock) in the Merger, (ii) issuable upon the exercise of Exchanged Options issued upon the conversion of Airspan Options as a result of the Merger, (iii) issuable upon the settlement of restricted stock units with respect to shares of New Beginnings Common Stock issued to MIP Participants in connection with the Merger and (iv) available for future awards under the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (the “2021 Plan) as a result of the assumption of the unused reserve for unissued options and awards under the Airspan Networks Inc. 2009 Omnibus Equity Plan, as amended (the “2009 Plan”), as a result of the Merger, will equal 68,250,000 shares. That aggregate number of shares of New Beginnings Common Stock is based on a fixed calculation in the Business Combination Agreement and is not subject to change. In addition, the aggregate number of shares of New Beginnings Common Stock to be represented by restricted stock units to be issued to MIP Participants in connection with the Merger is set at 1,750,000 in the Business Combination Agreement and is not subject to change.

In the Merger, Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding any holder of Airspan restricted Class B Common Stock that is not Airspan Accelerated Restricted Stock) will also receive an aggregate of 3,000,000 Post-Combination Company $12.50 Warrants, an aggregate of 3,000,000 Post-Combination Company $15.00 Warrants and an aggregate of 3,000,000 Post-Combination Company $17.50 Warrants. The aggregate number of Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants to be issued to Airspan Stockholders in the Merger is set forth in the Business Combination Agreement and is not subject to change.

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The Merger will constitute a “Liquidation” under Airspan’s amended and restated certificate of incorporation (the “Airspan Charter”). Accordingly, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants that each Airspan Stockholder will receive at the Closing of the Merger will be calculated in accordance with the Liquidation provisions set forth in the Airspan Charter. See “Comparison of Airspan Stockholders’ Rights—Comparison of Stockholders’ Rights—Liquidation” for a description of those Liquidation provisions. Not less than five business days prior to the Effective Time, Airspan will deliver to New Beginnings the Payment Spreadsheet, setting forth, among other things, (i) the number of shares of New Beginnings Common Stock, Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants payable to each holder of Airspan Capital Stock in the Merger (provided that this will be provided on an aggregate basis with respect to holders of Airspan Common Stock), (ii) the number of Exchanged Options to be held by each holder of Airspan Options as a result of the Merger, (iii) the number of restricted stock units with respect to shares of New Beginnings Common Stock to be issued to each MIP Participant and (iv) the number of shares of New Beginnings Common Stock that will be available for future awards under the 2021 Plan as a result of the assumption of the unused reserve for unissued options and awards under the 2009 Plan. As promptly as practicable following Airspan’s delivery of the Payment Spreadsheet, the parties will work together in good faith to finalize the calculations set forth in the Payment Spreadsheet, in accordance with the Business Combination Agreement and the Liquidation provisions set forth in the Airspan Charter, based on Airspan’s capitalization as of immediately prior to the Effective Time.

The following table provides the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants each holder would receive at the Closing of the Merger in exchange for one share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) set forth in the table based on Airspan’s capitalization as of June 15, 2021. The unused reserve for unissued options and awards under the 2009 Plan is expected to result in an additional 893,549 shares of New Beginnings Common Stock being available for granting awards under the 2021 Plan.

Class or Series of Airspan Capital Stock	Shares of New Beginnings Common Stock	Post-Combination Company $12.50 Warrants		Post-Combination Company $15.00 Warrants		Post-Combination Company $17.50 Warrants

Airspan Common Stock(1)	5.7683	0.2915	(2)	0.2915	(2)	0.2915	(2)
Airspan Class B Common Stock(3)	2.8804	0.1456	(4)	0.1456	(4)	0.1456	(4)
Series B Preferred Stock and Series B-1 Preferred Stock	80.7000	4.0782		4.0782		4.0782
Series C Preferred Stock and Series C-1 Preferred Stock	5.7683	0.2915		0.2915		0.2915
Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series D Preferred Stock	3.8528	0.1947		0.1947		0.1947
Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock	12.0968	0.6113		0.6113		0.6113
Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock	15.8482	0.8009		0.8009		0.8009
Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock	15.3750	0.7770		0.7770		0.7770
Series H Senior Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series H Senior Preferred Stock	2.8804	0.1456		0.1456		0.1456

(1)	Each Airspan Option to purchase shares of Airspan Common Stock would be converted into an Exchanged Option to purchase 5.7683 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(2)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Common Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.
(3)	Each Airspan Option to purchase shares of Airspan Class B Common Stock would be converted into an Exchanged Option to purchase 2.8804 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Class B Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(4)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Class B Common Stock that is not Accelerated Airspan Restricted Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

If Airspan were to issue additional shares of Airspan Capital Stock or additional warrants to purchase shares of Airspan Capital Stock, or repurchase or redeem shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, prior to Closing, the actual number of shares of New Beginnings Common Stock and Post-Combination Company Warrants issuable per share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) would differ as a result of the calculations set forth in the Liquidation provisions of the Airspan Charter. Airspan does not currently anticipate issuing any additional shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, repurchasing or redeeming any shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock or making any other changes in its capitalization prior to Closing. See “The Business Combination Agreement — Conversion of Securities” for further information.

Q.	Why is New Beginnings proposing the Business Combination Proposal?

A.	New Beginnings was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. New Beginnings is not limited to any particular industry or sector.

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New Beginnings received $116,150,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Placement Units, which was placed into the Trust Account immediately following the IPO. In accordance with New Beginnings’ amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 14,920,000 shares of New Beginnings Common Stock issued and outstanding, consisting of 11,500,000 Public Shares, 2,875,000 Founder Shares and 545,000 Placement Shares. In addition, there currently are 12,045,000 New Beginnings Warrants issued and outstanding, consisting of 11,500,000 Public Warrants and 545,000 Placement Warrants. Each whole New Beginnings Warrant entitles the holder thereof to purchase one share of New Beginnings Common Stock at a price of $11.50 per share. The New Beginnings Warrants will become exercisable 30 days after the completion of a business combination or 12 months from the closing of the IPO, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Placement Warrants included in the Placement Units will be non-redeemable so long as they are held by our Sponsor or its permitted transferees.

Under New Beginnings’ amended and restated certificate of incorporation, New Beginnings must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of New Beginnings’ initial business combination in conjunction with a stockholder vote.

Q.	Who is Airspan?

A.	Airspan is a U.S.-based 5G end-to-end, 4G, Open RAN and fixed wireless access hardware and software provider with a product portfolio spanning 150 patents granted and 94 patents pending. Airspan is headquartered in Boca Raton, Florida and has global offices in London, Tel Aviv, Mumbai, and Tokyo. See “Information About Airspan.”

Q.	What equity stake will current New Beginnings stockholders and Airspan Stockholders have in the Post-Combination Company after the Closing?

A.	It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

●	current Airspan Stockholders (including holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock) will own 59,364,647 shares of New Beginnings Common Stock, representing approximately 72.7% of the total shares outstanding;

●	the investors in the PIPE will own 7,500,000 shares of New Beginnings Common Stock, representing approximately 9.2% of the total shares outstanding;

●	the Public Stockholders will own 11,500,000 shares of New Beginnings Common Stock, representing approximately 14.1% of the total shares outstanding; and

●	the Sponsor will own 3,241,000 shares of New Beginnings Common Stock (excluding any shares of New Beginnings Common Stock purchased in the PIPE), representing approximately 4.0% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Airspan does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of New Beginnings Warrants or Post-Combination Company Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Airspan Common Stock or Airspan Class B Common stock, or upon settlement of MIP RSUs (as defined below).

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Q.	Who will be the officers and directors of New Beginnings if the Business Combination is consummated?

A.	The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of the Post-Combination Company (the “Post-Combination Board”) will be comprised of eight individuals designated as provided in the Business Combination Agreement and the Stockholders Agreement attached as an exhibit thereto. Additionally, the Stockholders Agreement will provide that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of New Beginnings Common Stock, the Sponsor will have the right to nominate one director to the Post-Combination Board (the “Sponsor Director”), who will initially be Michael S. Liebowitz. The Stockholders Agreement will also provide that, if the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the Post-Combination Board (or, if there is no nominating and corporate governance committee of the Post-Combination Board, such other committee of the Post-Combination Board that is primarily responsible for nominating and corporate governance matters). See “Management of the Post-Combination Company Following the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Business Combination Agreement, including that New Beginnings’ stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What happens if I sell my shares of New Beginnings Common Stock before the special meeting of stockholders?

A.	The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of New Beginnings Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.	The approval of the Business Combination Proposal, Governance Proposals (on an advisory basis), Stock Incentive Plan Proposal, NYSE American Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a New Beginnings stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders or a broker non-vote will have no effect on these Proposals. An abstention will have no effect on the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal, but will have the same effect as a vote against the Stock Incentive Plan Proposal and the NYSE American Proposal.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of New Beginnings Common Stock. Accordingly, a New Beginnings stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a New Beginnings stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.	How do New Beginnings’ initial stockholders intend to vote on the proposals?

A.	The Sponsor is entitled to vote an aggregate of approximately 23% of the outstanding shares of New Beginnings Common Stock. The Sponsor and New Beginnings’ directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting.

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Q.	Do Airspan’s stockholders need to approve the Business Combination?

A.	Yes. Contemporaneously with the execution of the Business Combination Agreement, the Key Airspan Stockholders entered into the Stockholder Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, the Key Airspan Stockholders agreed to vote all shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock beneficially owned by such stockholders in favor of adoption and approval of the Business Combination Agreement and the Business Combination and not to (a) transfer any of their shares of Airspan Common Stock, Airspan Class B Common Stock or Airspan Voting Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of the Airspan Record Date (as defined below), the Key Airspan Stockholders held approximately 55.2% of the voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock and approximately 62.6% of the issued and outstanding shares of Airspan Voting Preferred Stock, on an as-converted basis. The Key Airspan Stockholders therefore hold a sufficient number of shares of Airspan Capital Stock to approve the Business Combination without the vote of any other Airspan Stockholder. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Stockholder Support Agreement.”

Q.	May the Sponsor or New Beginnings’ directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.	In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and New Beginnings’ board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Airspan. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to New Beginnings for use in the Business Combination.

Q.	How many votes do I have at the special meeting of stockholders?

A.	New Beginnings’ stockholders are entitled to one vote at the special meeting for each share of New Beginnings Common Stock held of record as of the record date. As of the close of business on the record date, there were outstanding shares of New Beginnings Common Stock.

Q.	What interests do New Beginnings’ current officers and directors have in the Business Combination?

A.	New Beginnings’ board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

●	the beneficial ownership of the Sponsor, which is controlled by Michael S. Liebowitz, New Beginnings’ Chief Executive Officer, and Russell W. Galbut, New Beginnings’ Chairman, of an aggregate of 3,911,000 shares of New Beginnings Common Stock, consisting of:

●	2,821,000 Founder Shares retained by the Sponsor, out of 2,875,000 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

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●	545,000 Placement Shares and 545,000 shares of New Beginnings Common Stock underlying Placement Warrants, which together comprise the 545,000 Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $5,450,000;

all of which shares and warrants would become worthless if New Beginnings does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $          million and $         million, respectively, based on the closing price of New Beginnings Common Stock of $       and the closing price of New Beginnings Warrants of $          on the NYSE American on              , 2021, the most recent practicable date;

●	the beneficial ownership of Dean Walsh, Mr. Garrett and Mr. Del Rio of 18,000 Founder Shares each, initially purchased from the Sponsor for an aggregate price of $486, all of which Founder Shares would become worthless if New Beginnings does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $ million, based on the closing price of New Beginnings Common Stock of $ on the NYSE American on , 2021, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of New Beginnings’ officers and directors, which gives them an indirect pecuniary interest in the shares of New Beginnings Common Stock and New Beginnings Warrants held by the Sponsor, and which interests would also become worthless if New Beginnings does not complete a business combination within the applicable time period, including the following:

●	Mr. Galbut and Mr. Liebowitz made investments in the equity of the Sponsor in the amount of $1,412,188 each, which gives each of Mr. Galbut and Mr. Liebowitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	Mr. Del Rio made an investment in the equity of the Sponsor in the amount of $417,406, which gives Mr. Del Rio an economic interest in the Sponsor equivalent to an additional 261,932 shares of New Beginnings Common Stock and 41,741 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date; and

●	Mr. Weitz made an investment in the equity of the Sponsor in the amount of $1,399,688, which gives Mr. Weitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	New Beginnings’ board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on New Beginnings’ behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

●	the Sponsor and New Beginnings’ officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 shares of New Beginnings Common Stock and Placement Warrants underlying such units would have an aggregate market value of approximately $ and $ , respectively based on the last sale price of $ and $ of the New Beginnings Common Stock and Public Warrants, respectively, on the NYSE American on , 2021;

●	the anticipated continuation of Michael S. Liebowitz, New Beginnings’ Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing, for which he may be entitled to compensation in an amount currently expected to be $50,000 or less annually; and

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●	the continued indemnification of current directors and officers of New Beginnings and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence New Beginnings’ board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of New Beginnings’ Directors and Officers in the Business Combination.”

Q.	Did New Beginnings’ board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.	New Beginnings’ board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. New Beginnings’ board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. New Beginnings’ board of directors also determined, without seeking a valuation from a financial advisor, that Airspan’s fair market value was at least 80% of New Beginnings’ net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of New Beginnings’ board of directors as described above in valuing Airspan’s business and assuming the risk that New Beginnings’ board of directors may not have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?

A.	If the Business Combination Proposal is not approved and New Beginnings does not consummate a business combination by November 3, 2021 (subject to any applicable extension), or amend its amended and restated certificate of incorporation to extend the date by which New Beginnings must consummate an initial business combination, New Beginnings will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.	If you are a holder of Public Shares, you have the right to demand that New Beginnings redeem your Public Shares in exchange for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of New Beginnings’ officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of New Beginnings’ initial business combination (such waiver entered into in connection with the IPO for which the Sponsor and New Beginnings’ officers and directors received no additional consideration). These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.10. This is greater than the $10.00 IPO price of New Beginnings Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by New Beginnings), in connection with the liquidation of the Trust Account.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.	No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE American or any other exchange.

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Q.	How do I exercise my redemption rights?

A.	A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that New Beginnings redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, New Beginnings’ transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two business days prior to the special meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. As of December 31, 2020, New Beginnings had not recorded an accrual for any estimated federal income taxes payable for the current year.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to New Beginnings’ transfer agent and later decide prior to the special meeting not to elect redemption, you may request that New Beginnings’ transfer agent return the shares (physically or electronically). You may make such request by contacting New Beginnings’ transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of redemption rights must be received by New Beginnings’ transfer agent at least two business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of New Beginnings Units) and you exercise your redemption rights, it will not result in the loss of any New Beginnings Warrants that you may hold (including those contained in any New Beginnings Units you hold). Your New Beginnings Warrants will become exercisable to purchase one share of New Beginnings Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	New Beginnings stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of New Beginnings Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of New Beginnings Common Stock generally will equal the cost of such shares. A stockholder who purchased New Beginnings Units will have to allocate the cost between the shares of New Beginnings Common Stock or New Beginnings Warrants comprising the New Beginnings Units based on their relative fair market values at the time of the purchase.

For a more detailed discussion of the material U.S. federal income tax consequences of your redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

Q.	If I hold New Beginnings Warrants, can I exercise redemption rights with respect to my warrants?

A.	No. Holders of New Beginnings Warrants do not have any redemption rights with respect to such warrants.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of New Beginnings Common Stock in connection with the Business Combination.

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Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) New Beginnings stockholders who properly exercise their redemption rights and (ii) expenses incurred by Airspan and New Beginnings in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Beginnings and Airspan following the Business Combination.

Q.	What happens if the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, New Beginnings is unable to complete a business combination by November 3, 2021 (subject to any applicable extension), New Beginnings’ amended and restated certificate of incorporation provides that New Beginnings will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to New Beginnings but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of New Beginnings’ remaining stockholders and New Beginnings’ board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — New Beginnings may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— New Beginnings’ stockholders may be held liable for claims by third parties against New Beginnings to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration).

In the event of liquidation, there will be no distribution with respect to outstanding New Beginnings Warrants. Accordingly, the New Beginnings Warrants will expire worthless.

Q.	When is the Business Combination expected to be completed?

A.	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?

A.	You are urged to carefully read and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.	If you were a holder of record of New Beginnings Common Stock on , 2021, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Voting by Mail.    By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of New Beginnings Common Stock at the special meeting in the manner you indicate. New Beginnings encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by          Eastern Time on         , 2021.

Voting at the Special Meeting via the Virtual Meeting Platform.    If you attend the special meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of New Beginnings Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of New Beginnings Stockholders.”

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.	At the special meeting of stockholders, New Beginnings will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Charter Amendment Proposal, Stock Incentive Plan Proposal and NYSE American Proposal and will have no effect on the Business Combination Proposal, Governance Proposals, Election of Directors Proposal and Adjournment Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by New Beginnings without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.	No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus/consent solicitation statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. New Beginnings encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus/consent solicitation statement.

Q.	If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the special meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus/consent solicitation statement carefully and vote your shares of New Beginnings Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the New Beginnings Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote by sending a later-dated, signed proxy card to New Beginnings’ secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to New Beginnings’ secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.	A quorum will be present at the special meeting of stockholders if a majority of the New Beginnings Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the special meeting,              shares of New Beginnings Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the New Beginnings Warrants I hold if I vote my shares of New Beginnings Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.	Properly exercising your redemption rights as a New Beginnings stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your New Beginnings Warrants, and if New Beginnings does not otherwise consummate an initial business combination by November 3, 2021 (subject to any applicable extension), New Beginnings will be required to dissolve and liquidate, and your New Beginnings Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	New Beginnings will pay the cost of soliciting proxies for the special meeting. New Beginnings has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. New Beginnings has agreed to pay Morrow Sodali LLC a fee of $27,500. New Beginnings will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. New Beginnings also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of New Beginnings Common Stock for their expenses in forwarding soliciting materials to beneficial owners of New Beginnings Common Stock and in obtaining voting instructions from those owners. New Beginnings’ directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q.	Who can help answer my questions?

A.	If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or the proxy card you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: NBA.info@investor.morrowsodali.com

You may also contact New Beginnings at:

New Beginnings Acquisition Corp.
800 1st Street

Unit 1

Miami Beach, FL 33139
(917) 592-7979
Attention: Chief Executive Officer

To obtain timely delivery, New Beginnings’ stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about New Beginnings from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to New Beginnings’ transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Questions and Answers About Airspan’s Consent Solicitation

Q.	Did the Airspan Board of Directors approve the Business Combination Agreement?

A.	Yes. After consideration, the Airspan Board of Directors unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Airspan and the Airspan Stockholders. See the section entitled “Airspan’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Airspan Board of Directors” of this proxy statement/prospectus/consent solicitation statement.

Q.	What am I being asked to approve?

A.	Airspan Stockholders are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Merger (the “Airspan Business Combination Proposal”), by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

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Q.	What is the recommendation of the Airspan Board of Directors?

A.	The Airspan Board of Directors unanimously recommends that Airspan Stockholders approve and adopt the Airspan Business Combination Proposal.

Q.	Do any of Airspan’s directors or officers have interests in the Business Combination that may differ from, or be in addition to, the interests of Airspan Stockholders?

A.	Yes. Airspan Stockholders should be aware that aside from their interests as stockholders of Airspan, Airspan’s officers and members of the Airspan Board of Directors have interests in the Business Combination that are different from, or in addition to, those of other Airspan Stockholders generally. Airspan Stockholders should take these interests into account in deciding whether to adopt and approve the Airspan Business Combination Proposal. See the section entitled “The Business Combination — Interests of Airspan’s Directors and Executive Officers in the Business Combination” of this proxy statement/prospectus/consent solicitation statement.

Q.	Who is entitled to give a written consent for Airspan?

A.	The record date for determining the holders of Airspan Voting Capital Stock entitled to execute and deliver written consents with respect to the Airspan Business Combination Proposal is , 2021 (the “Airspan Record Date”). Holders of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date will be entitled to give or withhold a consent with respect to the Airspan Business Combination Proposal using the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Q.	What approval is required by Airspan Stockholders to approve and adopt the Airspan Business Combination Proposal?

A.	The approval and adoption of the Airspan Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority in voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, voting together as a single class, and (ii) 60% of the issued and outstanding shares of Airspan Voting Preferred Stock, voting together as a single class on an as-converted basis.

Concurrently with the execution of the Business Combination Agreement, New Beginnings and the Key Airspan Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that each Key Airspan Stockholder will, within 24 hours after Airspan’s request, execute and deliver a written consent with respect to the outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock held by such Key Airspan Stockholder approving and adopting the Business Combination Agreement and the transactions contemplated thereby, including the Merger. The Business Combination Agreement provides that New Beginnings may terminate the Business Combination Agreement if Airspan fails to deliver the written consent to New Beginnings within 48 hours after the Registration Statement is declared effective by the SEC. The shares of Airspan Voting Capital Stock that are owned by the Key Airspan Stockholders and subject to the Stockholder Support Agreement represent approximately 55.2% of the voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock and approximately 62.6% of the issued and outstanding shares of Airspan Voting Preferred Stock, on an as-converted basis, in each case, as of the Airspan Record Date. The Key Airspan Stockholders therefore hold a sufficient number of shares of Airspan Voting Capital Stock to approve and adopt the Airspan Business Combination Proposal without the vote of any other Airspan Stockholder.

Q.	What will happen if the Airspan Business Combination Proposal is not approved?

A.	Airspan Stockholders must approve and adopt the Airspan Business Combination Proposal as a condition to the Business Combination.

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Q.	How can I return my written consent?

A.	If you hold shares of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date and you wish to consent to the Airspan Business Combination Proposal with respect to your shares of Airspan Voting Capital Stock, you must fill out the written consent enclosed with this proxy statement/prospectus/consent solicitation statement, date and sign it, and return it to Airspan by the Airspan Consent Deadline (as defined below). Once you have completed, dated and signed the written consent, you may deliver it to Airspan by emailing a .pdf copy to infostat@airspan.com or by mailing your written consent to Airspan at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, Attention: Secretary. Airspan will not call or convene any meeting of Airspan Stockholders in connection with the approval of the Airspan Business Combination Proposal. Airspan Stockholders should not send stock certificates with their written consents.

Q.	What happens if I do not return my written consent?

A.	If you hold shares of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date and you do not return your written consent, it will have the same effect as a vote against the Airspan Business Combination Proposal. However, the Stockholder Support Agreement provides, among other things, that each Key Airspan Stockholder will execute and deliver a written consent with respect to the outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock held by such Key Airspan Stockholder approving and adopting the Business Combination Agreement and the transactions contemplated thereby, including the Merger. The execution and delivery of written consents by all of the Key Airspan Stockholders will constitute the Airspan Stockholder approval and adoption of the Airspan Business Combination Proposal at the time of such delivery. Therefore, a failure of any other Airspan Stockholder to deliver a written consent is not expected to have any effect on the approval and adoption of the Airspan Business Combination Proposal.

Q.	What happens if I return by written consent but do not indicate a decision with respect to the Airspan Business Combination Proposal?

A.	If you hold shares of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date and you return a signed written consent without indicating your decision on the Airspan Business Combination Proposal, you will have given your consent to approve and adopt such proposal.

Q.	What is the deadline for returning my written consent?

A.	The Airspan Board of Directors has set 5:00 p.m., New York time, on , 2021 as the deadline for receipt of written consents from Airspan Stockholders. Airspan reserves the right to extend the final date for receipt of written consents beyond such date (such consent deadline, as may be extended by Airspan, the “Airspan Consent Deadline”). Any such extension may be made without notice to Airspan Stockholders.

Q.	Can I change or revoke my written consent?

A.	Yes. You may change or revoke your consent to the Airspan Business Combination Proposal, subject to any contractual obligation you may have, at any time before the Airspan Consent Deadline; however, such change or revocation is not expected to have any effect on the approval and adoption of the Airspan Business Combination Proposal, as the delivery of the written consents contemplated by the Stockholder Support Agreement will constitute the Airspan Stockholder approval and adoption of the Airspan Business Combination Proposal at the time of such delivery. If you wish to change or revoke your consent before the Airspan Consent Deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Airspan’s Solicitation of Written Consents — Executing Written Consents; Revocation of Written Consents.”

Q.	What do I need to do now?

A.	Airspan urges you to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as an Airspan Stockholder. Once the Registration Statement of which this proxy statement/prospectus/consent solicitation statement forms a part has been declared effective by the SEC, Airspan will solicit your written consent. The Airspan Board of Directors unanimously recommends that all holders of Airspan Voting Capital Stock approve and adopt the Airspan Business Combination Proposal by executing and returning to Airspan the written consent furnished with this proxy statement/prospectus/consent solicitation statement as soon as possible and no later than the Airspan Consent Deadline.

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Q.	What will happen to my existing shares of Airspan Capital Stock in the Merger?

A.	At the effective time of the Merger, your shares of Airspan Capital Stock will no longer represent an ownership interest in Airspan, as each share of Airspan Capital Stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or Dissenting Shares) will be cancelled and automatically converted into the right to receive the applicable portion of the aggregate merger consideration payable in respect thereof in accordance with the applicable provisions of the Business Combination Agreement. See the section entitled “The Business Combination Agreement — Conversion of Securities” of this proxy statement/prospectus/consent solicitation statement.

Q.	Do I have appraisal rights if I object to the proposed Merger?

A.	Yes. Airspan Stockholders have appraisal rights in connection with the Merger under the DGCL. See the section entitled “Airspan Appraisal Rights” of this proxy statement/prospectus/consent solicitation statement.

Q.	Should I send my stock certificates to Airspan now?

A.	No. Do not send in your certificates now. After the Merger is completed, a letter of transmittal and written instructions for the surrender of Airspan stock certificates will be mailed to Airspan Stockholders.

Q.	Who can help answer my questions?

A.	If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this proxy statement/prospectus/consent solicitation statement or a replacement written consent, please contact Airspan at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, Attention: Secretary, telephone: (561) 893-8642, email: infostat@airspan.com.

Q.	What are the U.S. federal income tax consequences of the Business Combination to holders of Airspan Capital Stock?

A.	New Beginnings and Airspan intend for the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. If the Business Combination so qualifies, Airspan Stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of New Beginnings Common Stock and Post-Combination Company Warrants issued in connection with the Business Combination.

If the Business Combination does not qualify as a reorganization, it will be treated as a taxable stock sale, and each Airspan Stockholder generally will recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of New Beginnings Common Stock and Post-Combination Company Warrants issued to such Airspan Stockholder in connection with the Business Combination.

The consequences of the Business Combination to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you should consult your own tax advisors to determine your tax consequences from the Business Combination, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT

This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement and does not contain all of the information that might be important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus/consent solicitation statement carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

New Beginnings

New Beginnings is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus/consent solicitation statement as its initial business combination. New Beginnings may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, we intend to change our name from “New Beginnings Acquisition Corp.” to “Airspan Networks Holdings Inc.”

New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units, consisting of one share of New Beginnings Common Stock and one New Beginnings Warrant, are traded on the NYSE American under the ticker symbols “NBA,” “NBA WS” and “NBA.U,” respectively. We intend to apply to continue the listing of the New Beginnings Common Stock and New Beginnings Warrants on the NYSE American under the symbols “MIMO” and “MIMO WS,” respectively, upon the Closing. The New Beginnings Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of New Beginnings’ principal executive office is 800 1st Street, Unit 1, Miami Beach, FL 33139, and its telephone number is (917) 592-7979.

For more information about New Beginnings, see the sections entitled “Information About New Beginnings” and “New Beginnings Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Airspan

Airspan is a U.S.-based 5G end-to-end, 4G, Open RAN and fixed wireless access hardware and software provider with a product portfolio spanning 150 patents granted and 94 patents pending.

Airspan’s predecessor, Airspan Communications Corporation, was incorporated as a Delaware corporation on January 30, 1998. Airspan Networks Inc. was incorporated in 1999 as a Washington corporation and at that time acquired Airspan Communications Corporation by merger.  In August 2010, Airspan reincorporated in Delaware.

The mailing address of Airspan’s principal executive office is 777 Yamato Road, Suite 310, Boca Raton, FL 33431, and its telephone number is (561) 893-8670.

For more information about Airspan, see the sections entitled “Information About Airspan” and “Airspan Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Business Combination Agreement

On March 8, 2021, New Beginnings, Airspan and Merger Sub entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions of the Business Combination Agreement, Merger Sub will be merged with and into Airspan, with Airspan surviving the Merger as a direct wholly-owned subsidiary of New Beginnings. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

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The Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by New Beginnings and Airspan, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as New Beginnings and Airspan may mutually agree).

At the Effective Time, by virtue of the Merger and without any action on the part of New Beginnings, Merger Sub, Airspan or the holders of any shares of Airspan Capital Stock:

(a)	each share of Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock and Dissenting Shares) will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants (including an allocation of Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants) set forth in the Payment Spreadsheet (the “Merger Consideration”);

(b)	each share of Airspan Capital Stock held in the treasury of Airspan immediately prior to the Effective Time will automatically be canceled and cease to exist and no payment or distribution will be made with respect thereto;

(c)	each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(d)	the Airspan Equity Plan will be assumed by New Beginnings and (i) the Airspan Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into Exchanged Options and (ii) shares of Airspan Restricted Stock that are outstanding immediately prior to the Effective Time will be converted into shares of Exchanged Restricted Stock, in each case in accordance with the Payment Spreadsheet, with each holder of Airspan Options to receive Exchanged Options to purchase the number of shares of New Beginnings Common Stock set forth opposite such holder’s name on the Payment Spreadsheet and each holder of Airspan Restricted Stock to receive such number of shares of Exchanged Restricted Stock set forth opposite such holder’s name on the Payment Spreadsheet; and

(e)	New Beginnings Common Stock issued in consideration for Airspan 102 Shares and Exchanged Options issued upon assumption of Airspan 102 Options will remain subject to the Airspan Equity Plan as assumed by New Beginnings and will continue to be subject to the trustee capital gains route of Section 102 of the Ordinance and will be deposited with the 102 Trustee as required under applicable law and in accordance with the Option Tax Ruling.

At the Closing, the MIP Participants will become entitled to receive, in full satisfaction of their rights under the MIP, an aggregate of $17,500,000 in cash (the “MIP Aggregate Cash Consideration”) and restricted stock units with respect to an aggregate of 1,750,000 shares of New Beginnings Common Stock (the “MIP RSUs”), with each MIP Participant entitled to receive such portion of the MIP Aggregate Cash Consideration and such MIP RSUs as are set forth in the Payment Spreadsheet.

All shares of New Beginnings Common Stock (including those issued pursuant to the Subscription Agreements) and New Beginnings Warrants will remain outstanding.

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Not less than five business days prior to the Effective Time, Airspan will deliver to New Beginnings a schedule (the “Payment Spreadsheet”) setting forth (i) Airspan’s good faith calculation of Aggregate Stock Consideration, (ii) the allocation of MIP Aggregate Cash Consideration and MIP RSUs among the MIP Participants, (iii) the portion of Aggregate Stock Consideration payable to each holder of Airspan Capital Stock (including each holder of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding any holder of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock), provided that this will be provided on an aggregate basis with respect to the holders of Airspan Common Stock, (iv) the portion of the Aggregate Stock Consideration that can be purchased under the Exchanged Options, (v) the portion of the Aggregate Stock Consideration subject to the Exchanged Restricted Stock, (vi) the portion of the Aggregate Stock Consideration available for future awards under the Airspan Equity Plan following the Effective Time and (vii) the allocation of the Post-Combination Company Warrants among the holders of the Airspan Capital Stock (including holders of Airspan Preferred Stock issued pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock). As promptly as practicable following Airspan’s delivery of the Payment Spreadsheet, the parties will work together in good faith to finalize the calculation of the Payment Spreadsheet. The allocation of the Aggregate Stock Consideration, the MIP Consideration and the Post-Combination Company Warrants and the information with respect to the exchange of Airspan Options into Exchanged Options and Airspan Restricted Stock into Exchanged Restricted Stock set forth in the Payment Spreadsheet will, to the fullest extent permitted by applicable law, be final and binding on all parties and will be used by New Beginnings and Merger Sub for purposes of issuing the Merger Consideration to the holders of Airspan Capital Stock (including holders of Airspan Preferred Stock issued pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock), and paying the MIP Consideration to the MIP Participants, and conversion of the Airspan Options into the Exchanged Options and the Airspan Restricted Stock into Exchanged Restricted Stock absent manifest error.

The aggregate number of shares of New Beginnings Common Stock that will be (i) issued to Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Restricted Stock) in the Merger, (ii) issuable upon the exercise of Exchanged Options issued upon the conversion of Airspan Options as a result of the Merger, (iii) issuable upon the settlement of MIP RSUs issued to MIP Participants in connection with the Merger and (iv) available for future awards under the 2021 Plan as a result of the assumption of the unused reserve for unissued options and awards under the 2009 Plan, as a result of the Merger, will equal 68,250,000 shares. That aggregate number of shares of New Beginnings Common Stock is based on a fixed calculation in the Business Combination Agreement and is not subject to change.

In the Merger, Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding any holder of Airspan restricted Class B Common Stock that is not Airspan Accelerated Restricted Stock) will also receive an aggregate of 3,000,000 Post-Combination Company $12.50 Warrants, an aggregate of 3,000,000 Post-Combination Company $15.00 Warrants and an aggregate of 3,000,000 Post-Combination Company $17.50 Warrants. The aggregate number of Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants to be issued to Airspan Stockholders in the Merger is set forth in the Business Combination Agreement and is not subject to change.

The Merger will constitute a “Liquidation” under the Airspan Charter. Accordingly, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants that each Airspan Stockholder will receive at the Closing of the Merger will be calculated in accordance with the Liquidation provisions set forth in the Airspan Charter. See “Comparison of Airspan Stockholders’ Rights—Comparison of Stockholders’ Rights—Liquidation” for a description of those Liquidation provisions.

The following table provides the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants each holder would receive at the Closing of the Merger in exchange for one share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) set forth in the table based on Airspan’s capitalization as of June 15, 2021. The unused reserve for unissued options and awards under the 2009 Plan is expected to result in an additional 893,549 shares of New Beginnings Common Stock being available for granting awards under the 2021 Plan.

Class or Series of Airspan Capital Stock	Shares of New Beginnings Common Stock	Post-Combination Company $12.50 Warrants		Post-Combination Company $15.00 Warrants		Post-Combination Company $17.50 Warrants

Airspan Common Stock(1)	5.7683	0.2915	(2)	0.2915	(2)	0.2915	(2)
Airspan Class B Common Stock(3)	2.8804	0.1456	(4)	0.1456	(4)	0.1456	(4)
Series B Preferred Stock and Series B-1 Preferred Stock	80.7000	4.0782		4.0782		4.0782
Series C Preferred Stock and Series C-1 Preferred Stock	5.7683	0.2915		0.2915		0.2915
Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series D Preferred Stock	3.8528	0.1947		0.1947		0.1947
Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock	12.0968	0.6113		0.6113		0.6113
Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock	15.8482	0.8009		0.8009		0.8009
Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock	15.3750	0.7770		0.7770		0.7770
Series H Senior Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series H Senior Preferred Stock	2.8804	0.1456		0.1456		0.1456

(1)	Each Airspan Option to purchase shares of Airspan Common Stock would be converted into an Exchanged Option to purchase 5.7683 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(2)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Common Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

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(3)	Each Airspan Option to purchase shares of Airspan Class B Common Stock would be converted into an Exchanged Option to purchase 2.8804 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Class B Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(4)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Class B Common Stock that is not Accelerated Airspan Restricted Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

If Airspan were to issue additional shares of Airspan Capital Stock or additional warrants to purchase shares of Airspan Capital Stock, or repurchase or redeem shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, prior to Closing, the actual number of shares of New Beginnings Common Stock and Post-Combination Company Warrants issuable per share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) would differ as a result of the calculations set forth in the Liquidation provisions of the Airspan Charter. Airspan does not currently anticipate issuing any additional shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, repurchasing or redeeming any shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock or making any other changes in its capitalization prior to Closing. See “The Business Combination Agreement — Conversion of Securities” for further information.

For more information about the Business Combination Agreement and the Business Combination and the other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary conditions, including (i) the Business Combination Proposal, the NYSE American Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination having been approved and adopted by the requisite affirmative vote of New Beginnings’ stockholders, (ii) the written consent constituting Airspan Stockholder Approval (the “Written Consent”) having been delivered to New Beginnings, (iii) the absence of any governmental law or order that would prohibit the Business Combination, (iv) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) having been completed and any waiting period applicable to the consummation of the Business Combination having expired or been terminated, (v) approval of the Australian Foreign Investment Review Board, (vi) New Beginnings having at least $135.0 million in cash (whether in or outside the Trust Account) after giving effect to the exercise of redemption rights by Public Stockholders and the sale and issuance of New Beginnings Common Stock between the date of the Business Combination Agreement and the Effective Time, (vii) all parties to the Registration Rights and Lock-Up Agreement and the Stockholders Agreement having delivered duly executed copies of such agreements, (viii) the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Business Combination Agreement, (ix) material compliance by the parties with their respective covenants, (x) the absence of an Airspan Material Adverse Effect or a New Beginnings Material Adverse Effect (in each case, as defined “The Business Combination — Material Adverse Effect”) and (xi) the shares of New Beginnings Common Stock to be issued in connection with the Business Combination and the transactions contemplated by the Subscription Agreements being approved for listing on NYSE American or the NYSE, subject to notice of official issuance.

For more information, see the section entitled “The Business Combination — Conditions to Closing.”

Termination

The Business Combination Agreement is subject to termination prior to the Effective Time as follows:

●	by mutual written consent of New Beginnings and Airspan;

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●	by New Beginnings or Airspan, if (i) the Effective Time has not occurred prior to July 15, 2021 (the “Outside Date”) (unless extended pursuant to the terms of the Business Combination Agreement); provided, however, that the Business Combination Agreement may not be so terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; (ii) any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger; or (iii) any of the Business Combination Proposal, the NYSE American Proposal, the Incentive Award Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment thereof;

●	by Airspan if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of New Beginnings or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of New Beginnings or Merger Sub has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Airspan” would not be satisfied (a “Terminating New Beginnings Breach”); provided that Airspan has not waived such Terminating New Beginnings Breach and Airspan is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating New Beginnings Breach is curable by New Beginnings or Merger Sub, Airspan may not so terminate the Business Combination Agreement due to a Terminating New Beginnings Breach for so long as New Beginnings and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Airspan to New Beginnings; or (ii) at any time prior to receipt of Airspan Stockholder Approval, in connection with entering into an Airspan Acquisition Agreement with respect to a Superior Proposal (each as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”) in accordance with the Business Combination Agreement; provided, that prior to or concurrently with such termination Airspan pays a termination fee to New Beginnings in the amount of $21,000,000 (the “Termination Fee”); and

●	by New Beginnings if (i) the Airspan Board of Directors or a committee thereof, prior to obtaining Airspan Stockholder Approval has made an Adverse Recommendation Change (as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”); (ii) Airspan has failed to deliver the Written Consent to New Beginnings within 48 hours after the Registration Statement becomes effective; (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Airspan set forth in the Business Combination Agreement, or if any representation or warranty of Airspan has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Airspan — New Beginnings and Merger Sub” would not be satisfied (“Terminating Airspan Breach”); provided, that New Beginnings has not waived such Terminating Airspan Breach and New Beginnings and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Airspan Breach is curable by Airspan, New Beginnings may not so terminate the Business Combination Agreement due to a Terminating Airspan Breach for so long as Airspan continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by New Beginnings to Airspan; or (iv) the PCAOB Audited Financials are not delivered to New Beginnings by Airspan on or before the date that is 45 days following the date of the Business Combination Agreement, or such later date as agreed by New Beginnings.

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Airspan will pay the Termination Fee in the event that:

●	the Business Combination Agreement is terminated by New Beginnings as a result of the Airspan Board of Directors or a committee thereof, prior to obtaining the Airspan Stockholder Approval, making an Adverse Recommendation Change;

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●	(i) an Acquisition Proposal (as defined in the section entitled “The Business Combination Agreement — Additional Agreements — No Solicitation; Change in Recommendation”) has been made, proposed or otherwise communicated to Airspan after the date of the Business Combination Agreement but before the date of termination of the Business Combination Agreement, (ii) the Business Combination Agreement is terminated by (x) Airspan or New Beginnings as a result of the Effective Time not occurring prior to the Outside Date, (y) New Beginnings as a result of Airspan having failed to deliver the Written Consent to New Beginnings within 48 hours after the Registration Statement becomes effective or (z) New Beginnings as a result of there having been a breach of any representation, warranty, covenant or agreement of Airspan set forth in the Business Combination Agreement, in each case as set forth above, and (iii) within 12 months following the date on which the Business Combination Agreement is terminated, Airspan enters into a definitive agreement, arrangement or understanding with respect to such Acquisition Proposal with the person or all or any part of the group of persons who proposed or otherwise communicated such Acquisition Proposal, or on whose behalf such Acquisition Proposal was proposed or otherwise communicated; provided, that for purposes of clause (i) above, the references to “10%” in the definition of Acquisition Proposal are deemed to be references to “50%”; or

●	the Business Combination Agreement is terminated by Airspan, at any time prior to receipt of the Airspan Stockholder Approval, in connection with entering into an Airspan Acquisition Agreement with respect to a Superior Proposal.

For more information, see the section entitled “The Business Combination Agreement — Termination,” “— Effect of Termination” and “— Termination Fee.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time, New Beginnings’ amended and restated certificate of incorporation will be further amended and restated to:

●	change New Beginnings’ name to “Airspan Networks Holdings Inc.” and remove certain provisions related to New Beginnings’ status as a special purpose acquisition company that will no longer be relevant following the Closing;

●	increase the number of authorized shares of New Beginnings Common Stock to 250,000,000 and the number of authorized shares of preferred stock of New Beginnings to 10,000,000;

●	include supermajority voting provisions;

●	provide that directors may only be removed for cause;

●	remove the provision renouncing the corporate opportunity doctrine; and

●	modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

For more information about these amendments to New Beginnings’ amended and restated certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3H — The Governance Proposals.”

Certain Agreements Related to the Business Combination Agreement

Stockholder Support Agreement

On March 8, 2021, the Key Airspan Stockholders entered into the Stockholder Support Agreement with New Beginnings, pursuant to which the Key Airspan Stockholders agreed, subject to the terms and conditions of the Stockholder Support Agreement, to vote all of their shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the approval of the Business Combination. Additionally, the Key Airspan Stockholders have agreed, subject to the terms and conditions of the Stockholder Support Agreement, not to (a) transfer any of their shares of Airspan Common Stock, Airspan Class B Common Stock or Airspan Voting Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

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Sponsor Support Agreement

On March 8, 2021, the Sponsor entered into the Sponsor Support Agreement with Airspan and New Beginnings, pursuant to which the Sponsor agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, (a) to forfeit 125,000 shares of New Beginnings Common Stock held by the Sponsor immediately prior to the Effective Time, (b) to vote all shares of New Beginnings Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination and the other New Beginnings Proposals, (c) to abstain from exercising any redemption rights with respect to any shares of New Beginnings Common Stock held by Sponsor and (d) that it will not transfer any of the shares of New Beginnings Common Stock held by the Sponsor or otherwise agree to transfer such shares, except pursuant to the Sponsor Support Agreement.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, New Beginnings and certain stockholders of each of New Beginnings (including the Sponsor) and Airspan (such stockholders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a shelf registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering pursuant to a shelf registration statement so long as (i) the total offering price is reasonably expected to exceed $50 million or (ii) if such requesting Holder reasonably expects to sell all of the registerable securities held by such Holder in such underwritten offering pursuant to a shelf registration statement, the total offering price is reasonably expected to exceed $10 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by certain Airspan Stockholders to be locked-up for a period of six months following the Closing, while the Founder Shares held by the Sponsor will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock of the Post-Combination Company for cash, securities or other property.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Stockholders Agreement

In connection with the Closing, New Beginnings, the Sponsor and certain stockholders of Airspan will enter into the Stockholders Agreement, which will provide, among other things, that the post-Closing board of directors of New Beginnings will consist of eight directors. Additionally, the Stockholders Agreement will provide that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of New Beginnings Common Stock, the Sponsor will have the right to nominate the Sponsor Director, who will initially be Michael Liebowitz. The Stockholders Agreement will also provide that, if the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the board of directors of New Beginnings (or, if there is no nominating and corporate governance committee of the board of directors of New Beginnings, such other committee of the board of directors of New Beginnings that is primarily responsible for nominating and corporate governance matters).

For more information about the Stockholders Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

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Post-Combination Company Warrant Agreement

Contemporaneously with the Closing, New Beginnings and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent (the “Warrant Agent”), will enter into the Post-Combination Company Warrant Agreement, which provides for the form and provisions of the Post-Combination Company Warrants, the terms upon which the Post-Combination Company Warrants will be issued and exercised, and the respective rights, limitation of rights, and immunities of Airspan, the Warrant Agent, and the holders of the Post-Combination Company Warrants. The Post-Combination Company Warrants to be issued pursuant to the Post-Combination Company Warrant Agreement include: (i) 3,000,000 Post-Combination Company $12.50 Warrants; (ii) 3,000,000 Post-Combination Company $15.00 Warrants; and (iii) 3,000,000 Post-Combination Company $17.50 Warrants. Under the Post-Combination Company Warrants, New Beginnings may redeem the warrants upon 30 days’ prior written notice if the sales price of the shares of New Beginnings Common Stock exceeds certain thresholds over a 30 trading day period.

For more information about the Post-Combination Company Warrant Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Post-Combination Company Warrant Agreement.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of March 8, 2021, New Beginnings obtained commitments from certain investors (each, a “Subscriber”) to purchase 7,500,000 PIPE Shares of New Beginnings Common Stock at a price of $10.00 per share. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination, to meet the minimum cash requirements provided in the Business Combination Agreement and for use by the Post-Combination Company following the Closing. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger.

For more information about the Subscription Agreements for the PIPE, see the section entitled “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Reasons for the Approval of the Business Combination

After careful consideration, New Beginnings’ board of directors recommends that New Beginnings stockholders vote “FOR” each New Beginnings Proposal being submitted to a vote of the New Beginnings stockholders at the New Beginnings special meeting of stockholders.

For a description of New Beginnings’ reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination — New Beginnings’ Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under New Beginnings’ amended and restated certificate of incorporation, holders of Public Shares may demand that New Beginnings redeem such shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to New Beginnings to pay its franchise and income tax obligations, by (b) the total number of shares of New Beginnings Common Stock included as part of the New Beginnings Units issued in the IPO. However, New Beginnings will not redeem any Public Shares to the extent that such redemption would result in New Beginnings having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.10.

If a holder exercises its redemption rights and the Business Combination is consummated, then New Beginnings will redeem such holder’s Public Shares in exchange for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to New Beginnings’ transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of New Beginnings Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

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Ownership of the Post-Combination Company After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

●	current Airspan Stockholders (including holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock) will own 59,364,647 shares of New Beginnings Common Stock, representing approximately 72.7% of the total shares outstanding;

●	the investors in the PIPE will own 7,500,000 shares of New Beginnings Common Stock, representing approximately 9.2% of the total shares outstanding;

●	the Public Stockholders will own 11,500,000 shares of New Beginnings Common Stock, representing approximately 14.1% of the total shares outstanding; and

●	the Sponsor will own 3,241,000 shares of New Beginnings Common Stock (excluding any shares of New Beginnings Common Stock purchased in the PIPE), representing approximately 4.0% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Airspan does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of New Beginnings Warrants or Post-Combination Company Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Airspan Common Stock or Airspan Class B Common Stock, or upon settlement of MIP RSUs.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the New Beginnings Board of Directors

The New Beginnings board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of New Beginnings and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus/consent solicitation statement be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus/consent solicitation statement. The New Beginnings board of directors unanimously recommends that New Beginnings’ stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the NYSE American Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the New Beginnings Board of Directors” and “The Business Combination — New Beginnings’ Board of Directors’ Reasons for the Approval of the Business Combination.”

Recommendation of the Airspan Board of Directors

After consideration, the Airspan Board of Directors unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Airspan and the Airspan Stockholders. See the section entitled “Airspan’s Solicitation of Written Consents — Purpose of the Consent Solicitation; Recommendation of the Airspan Board of Directors.”

New Beginnings’ Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of New Beginnings’ Stockholders and the Related Proposals” above and “The Special Meeting of New Beginnings Stockholders” below for information regarding the special meeting.

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Airspan Solicitation of Written Consents

See “Questions and Answers About Airspan’s Consent Solicitation” above and “Airspan’s Solicitation of Written Consents” below for information regarding Airspan’s solicitation of its stockholders to approve the Airspan Business Combination Proposal.

The Sponsor and New Beginnings’ Directors and Officers Have Financial Interests in the Business Combination

In considering the recommendation of New Beginnings’ board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

●	the beneficial ownership of the Sponsor, which is controlled by Michael S. Liebowitz, New Beginnings’ Chief Executive Officer, and Russell W. Galbut, New Beginnings’ Chairman, of an aggregate of 3,911,000 shares of New Beginnings Common Stock, consisting of:

●	2,821,000 Founder Shares retained by the Sponsor, out of 2,875,000 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

●	545,000 Placement Shares and 545,000 shares of New Beginnings Common Stock underlying Placement Warrants, which together comprise the 545,000 Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $5,450,000;

all of which shares and warrants would become worthless if New Beginnings does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $          million and $         million, respectively, based on the closing price of New Beginnings Common Stock of $       and the closing price of New Beginnings Warrants of $          on the NYSE American on              , 2021, the most recent practicable date;

●	the beneficial ownership of Dean Walsh, Mr. Garrett and Mr. Del Rio of 18,000 Founder Shares each, initially purchased from the Sponsor for an aggregate price of $486, all of which Founder Shares would become worthless if New Beginnings does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $ million, based on the closing price of New Beginnings Common Stock of $ on the NYSE American on , 2021, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of New Beginnings’ officers and directors, which gives them an indirect pecuniary interest in the shares of New Beginnings Common Stock and New Beginnings Warrants held by the Sponsor, and which interests would also become worthless if New Beginnings does not complete a business combination within the applicable time period, including the following:

●	Mr. Galbut and Mr. Liebowitz made investments in the equity of the Sponsor in the amount of $1,412,188 each, which gives each of Mr. Galbut and Mr. Liebowitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

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●	Mr. Del Rio made an investment in the equity of the Sponsor in the amount of $417,406, which gives Mr. Del Rio an economic interest in the Sponsor equivalent to an additional 261,932 shares of New Beginnings Common Stock and 41,741 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date; and

●	Mr. Weitz made an investment in the equity of the Sponsor in the amount of $1,399,688, which gives Mr. Weitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	New Beginnings’ board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on New Beginnings’ behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

●	the Sponsor and New Beginnings’ officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 shares of New Beginnings Common Stock and Placement Warrants underlying such units would have an aggregate market value of approximately $ and $ , respectively based on the last sale price of $ and $ of the New Beginnings Common Stock and Public Warrants, respectively, on the NYSE American on , 2021;

●	the anticipated continuation of Michael S. Liebowitz, New Beginnings’ Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing, for which he may be entitled to compensation in an amount currently expected to be $50,000 or less annually; and

●	the continued indemnification of current directors and officers of New Beginnings and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence New Beginnings’ board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. See “The Business Combination — Interests of New Beginnings’ Directors and Officers in the Business Combination.”

Airspan’s Directors and Officers Have Financial Interests in the Business Combination

Certain of Airspan’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Airspan’s stockholders. The members of the Airspan Board of Directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Airspan’s stockholders approve the Airspan Business Combination Proposal. See “The Business Combination — Interests of Airspan’s Directors and Executive Officers in the Business Combination.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus/consent solicitation statement in deciding how to vote for the proposals presented in this proxy statement/prospectus/consent solicitation statement. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 42. Such risks include, but are not limited to:

●	Risks related to Airspan’s business and industry, including that:

●	Airspan has incurred losses and may continue to incur substantial losses and negative operating cash flows and may not succeed in achieving or maintaining profitability in the future.

●	Any reduction in expenditures by communications service providers could have a negative impact on Airspan’s results of operations.

●	The introduction of new products and technology, and in particular 5G products, and managing the transition from legacy products, is key to Airspan’s success, and if Airspan fails to predict and respond to emerging technological trends and network operators’ changing needs, it may be unable to remain competitive.

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●	Competition from larger, better-capitalized or emerging competitors could result in price reductions, reduced gross margins and loss of or diminished growth of market share.

●	Airspan currently depends on a few key customers for a substantial percentage of its sales. A loss of one or more of those customers could cause a significant decrease in Airspan’s net revenue.

●	Many of Airspan’s customers execute short-term purchase orders or contracts that allow its customers to terminate the agreement without significant penalties.

●	Airspan is exposed to the credit risk of its channel partners, which could result in material losses.

●	Airspan’s sales cycle is typically long and unpredictable, making it difficult to accurately predict inventory requirements, forecast revenues and control expenses.

●	Airspan makes estimates relating to customer demand and errors in its estimates may have negative effects on its inventory levels, revenues and results of operations.

●	Since Airspan incurs most of its operating expenses and a portion of its cost of goods sold in foreign currencies, fluctuations in the values of foreign currencies could have a negative impact on its profitability.

●	Airspan relies on third-party manufacturers, which subjects it to risks of product delivery delays and reduced control over product costs and quality.

●	Airspan must often establish and demonstrate the benefits of new and innovative offerings to customers, which may take time and significant efforts that may not ultimately prove successful.

●	Airspan’s ability to sell its products is highly dependent on the quality of its support and services offerings, and its failure to offer high-quality support and services could have a material adverse effect on its business, operating results and financial condition.

●	Airspan may not be able to detect errors or defects in its solutions until after full deployment and product liability claims by customers could result in substantial costs.

●	A material defect in Airspan’s products that either delays the commencement of services or affects customer networks could seriously harm its credibility and its business, and Airspan may not have sufficient insurance to cover any potential liability.

●	A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect Airspan’s business.

●	Airspan has substantial indebtedness and is highly leveraged, which could adversely affect its business.

●	Airspan may need additional capital in future periods and its ability to access capital on acceptable terms could decrease significantly and may adversely affect its results of operations and/or business prospects.

●	Risks related to Airspan’s intellectual property, including that:

●	Airspan may not have adequate protection for its intellectual property, which may make it easier for others to misappropriate its technology and enable its competitors to sell competing products at lower prices and harm our business.

●	Infringement claims are common in Airspan’s industry and third parties, including competitors, have and could in the future assert infringement claims against Airspan or its customers that it is obligated to indemnify.

●	Airspan may be subject to damages resulting from claims that its employees or contractors have wrongfully used or disclosed alleged trade secrets of their former employees or other parties.

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●	Risks related to laws and regulations, including that:

●	Changes in telecommunications regulation or delays in receiving licenses could adversely affect many of Airspan’s customers and may lead to lower sales.

●	If Airspan was not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, its business, results of operations and financial condition could be harmed.

●	Risks related to the Business Combination, including that:

●	New Beginnings stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

●	Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges.

●	There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NYSE American or any other exchange or that the Post-Combination Company will be able to comply with the continued listing standards of the NYSE American or any other exchange.

●	If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of New Beginnings’ securities or, following the Closing, the Post-Combination Company’s securities, may decline.

●	The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.

●	Following the consummation of the Business Combination, the Post-Combination Company will incur significantly increased expenses and administrative burdens as a public company.

●	Risks related to ownership of the New Beginnings Common Stock following the Business Combination, including that:

●	The Post-Combination Company may issue additional shares of common stock (including under the Airspan Equity Plan) or preferred shares upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

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SUMMARY HISTORICAL FINANCIAL INFORMATION OF AIRSPAN

The summary historical statements of operations data of Airspan for the years ended December 31, 2020, 2019 and 2018 and the historical balance sheet data as of December 31, 2020 and 2019 are derived from Airspan’s audited financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement. The summary historical statements of operations data of Airspan for the three months ended March 31, 2021 and 2020 and the historical balance sheet data as of March 31, 2021 are derived from Airspan’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Certain of the measures included in the summary historical financial information are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Airspan may not be comparable to similarly titled amounts used by other companies.

Airspan’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Airspan Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Airspan’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

	As of and for the three months ended March 31,		As of and for the year ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018

Statement of Operations Data:
Revenues	$45,935	$27,578	$172,955	$166,031	$210,751
Operating loss	$(5,544)	$(10,850)	$(15,803)	$(45,983)	$(29,660)
Net loss	$(13,549)	$(13,015)	$(25,643)	$(51,981)	$(35,292)

Net loss per share attributable to common stockholders – basic and diluted	$(20.23)	$(19.44)	$(38.30)	$(77.64)	$(138.57)

Non-GAAP data:
Adjusted EBITDA	$(5,350)	$(9,156)	$(9,398)	$(40,751)	$(26,163)

Balance Sheet Data:
Total assets	$123,083		$147,682	$110,530
Total current liabilities	$60,864		$77,271	$150,219
Total non-current liabilities	$94,873		$90,824	$11,282
Total mezzanine equity	$364,128		$363,481	$309,923
Total stockholders’ deficit	$(396,782)		$(383,894)	$(360,894)

Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$12,914	$(3,763)	$(20,367)	$(28,230)	$(48,687)
Investing activities	$(1,390)	$(282)	$(2,226)	$(2,673)	$(2,753)
Financing activities	$647	$10,414	$38,198	$26,913	$43,774

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The following table presents the reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA:

	For the three months ended March 31,		For the year ended December 31,
(in thousands)	2021	2020	2020	2019	2018

Net loss	$(13,549)	(13,015)	(25,643)	$(51,981)	$(35,292)

Adjusted for:
Interest expense, net	2,438	1,590	6,422	5,927	3,357
Income tax expense (benefit)	75	105	(782)	474	(252)
Depreciation and amortization	1,053	1,142	4,640	4,458	2,994
EBITDA	(9,983)	(10,178)	(15,363)	(41,122)	(29,193)
Share-based compensation expense	661	492	2,643	1,879	871
Change in fair value of warrant liability	3,972	530	3,322	(1,508)	2,159
Adjusted EBITDA	$(5,350)	(9,156)	(9,398)	$(40,751)	$(26,163)

Airspan management uses Adjusted EBITDA to focus on Airspan’s on-going operations, and believes Adjusted EBITDA is useful to investors because it enables investors to perform meaningful comparisons of past and present operating results and provide for greater transparency to key measures used to evaluate the performance of Airspan. In addition, Airspan believes that Adjusted EBITDA provides useful information to investors because it improves the comparability of the financial results between periods. Airspan management also uses Adjusted EBITDA for evaluating its performance against competitors and as a performance metric. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP.

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SUMMARY HISTORICAL FINANCIAL INFORMATION OF NEW BEGINNINGS

The summary historical statements of income data of New Beginnings for the period from August 20, 2020 (inception) to December 31, 2020 and the historical balance sheet data as of December 31, 2020 are derived from New Beginnings’ audited financial statements (as restated) included elsewhere in this proxy statement/prospectus/consent solicitation statement. The summary historical statements of income data of New Beginnings for the three months ended March 31, 2021 and the condensed balance sheet data as of March 31, 2021 are derived from New Beginnings’ unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.

New Beginnings’ historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “New Beginnings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the New Beginnings financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement.

(in thousands, except per share data)	As of and for the three months ended March 31, 2021	As of and for the period from August 20, 2020 (inception) through December 31, 2020
Statement of Income Data:
Formation and operating costs	$581	$215
Loss from operations	(581)	(215)

Other income (expense)
Interest Income	14	12
Warrant issuance costs	-	(973)
Unrealized gain on change in fair value of warrants	3,610	5,268
Total other income	3,624	4,307

Net income	$3,043	$4,092

Balance Sheet Data:
Total assets	$117,196	$117,662
Total liabilities	12,984	16,493
Common stock subject to possible redemption	99,212	96,169
Total stockholders’ equity	5,000	5,000

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although New Beginnings will acquire all of the outstanding equity interests of Airspan in the Business Combination, New Beginnings will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Airspan issuing stock for the net assets of New Beginnings, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Airspan. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations for three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the Business Combination as if it had occurred on January 1, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement/prospectus/consent solicitation statement and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of New Beginnings and Airspan for the applicable periods included in this proxy statement/prospectus/consent solicitation statement. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of New Beginnings Common Stock:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 5,559,406 shares of New Beginnings Common Stock will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on New Beginnings having a minimum of $135.0 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to New Beginnings share redemptions. As New Beginnings has received signed subscriptions for PIPE financing of $75.0 million, the maximum redemption scenario assumes all shares of New Beginnings Common Stock held by the Public Stockholders, except those required to retain $60.0 million in the Trust Account, will be redeemed. This scenario gives effect to Public Share redemptions of 5,559,406 shares of New Beginnings Common Stock for aggregate redemption payments of $56.2 million using a per share redemption price of approximately $10.10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to redemption.

Summary Unaudited Pro Forma Condensed Combined

Statement of Operations Data

Three Months Ended March 31, 2021	Assuming No Redemptions	Assuming Maximum Redemptions
Revenue	$45,935	$45,935
Net loss per share – basic and diluted	$(0.08)	$(0.09)
Weighted-average common shares outstanding – basic and diluted	81,659,647	76,100,241

Summary Unaudited Pro Forma Condensed Combined

Statement of Operations Data

Year Ended December 31, 2020	Assuming No Redemptions	Assuming Maximum Redemptions
Revenue	$172,955	$172,955
Net loss per share – basic and diluted	$(0.22)	$(0.24)
Weighted-average common shares outstanding – basic and diluted	81,659,647	76,100,241

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021
Total assets	$271,087	$214,937
Total liabilities	$157,142	$157,142
Total stockholders’ equity	$113,945	$57,795

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND RISK FACTOR SUMMARY

Certain statements in this proxy statement/prospectus/consent solicitation statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding New Beginnings’, New Beginnings’ management team’s, Airspan’s and Airspan’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/consent solicitation statement may include, for example, statements about:

●	our ability to consummate the Business Combination;

●	the expected benefits of the Business Combination;

●	the Post-Combination Company’s financial and business performance following the Business Combination, including Airspan’s financial projections and business metrics;

●	changes in Airspan’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

●	the implementation, market acceptance and success of Airspan’s products;

●	demand for Airspan’s products and the drivers of that demand;

●	Airspan’s estimated total addressable market and other industry projections, and Airspan’s projected market share;

●	competition in Airspan’s industry, the advantages of Airspan’s products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

●	Airspan’s ability to scale in a cost-effective manner and maintain and expand its manufacturing relationships;

●	Airspan’s ability to enter into production supply agreements with customers, the terms of those agreements, and customers’ utilization of Airspan’s products and technology;

●	Airspan’s expected reliance on Tier 1 customers;

●	developments and projections relating to Airspan’s competitors and industry, including with respect to investment in 5G networks;

●	Airspan’s expectation that it will incur substantial expenses and continuing losses for the foreseeable future and that it will incur increased expenses as a public company;

●	the impact of health epidemics, including the COVID-19 pandemic, on Airspan’s business and industry and the actions Airspan may take in response thereto;

●	Airspan’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	Airspan’s future capital requirements and sources and uses of cash;

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●	Airspan’s ability to obtain funding for its operations;

●	Airspan’s business, expansion plans and opportunities;

●	anticipated financial performance, including gross margin, and the expectation that the Post-Combination Company’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;

●	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Post-Combination Company;

●	the expected U.S. federal income tax impact of the Business Combination; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/consent solicitation statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/consent solicitation statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the New Beginnings’ securities;

●	the risk that the Business Combination may not be completed by New Beginnings’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by New Beginnings;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of New Beginnings and Airspan, the satisfaction of the minimum cash amount following redemptions by Public Stockholders and the receipt of certain governmental and regulatory approvals;

●	the lack of a third party valuation in determining whether to pursue the Business Combination;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

●	the effect of the announcement or pendency of the Business Combination on Airspan’s business relationships, performance, and business generally;

●	risks that the Business Combination disrupts Airspan’s current plans and potential difficulties in Airspan’s employee retention as a result of the Business Combination;

●	the outcome of any legal proceedings that may be instituted against Airspan or against New Beginnings related to the Business Combination Agreement or the Business Combination;

●	the ability to maintain the listing of New Beginnings’ securities on the NYSE American or any other exchange;

●	the price of New Beginnings’ securities may be volatile due to a variety of factors, including changes in the industries in which Airspan operates, variations in performance across competitors, changes in laws and regulations affecting Airspan’s business and changes in the combined capital structure;

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●	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

●	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Airspan operates;

●	the risk that Airspan and its current and future collaborators are unable to successfully develop and commercialize Airspan’s products or services, or experience significant delays in doing so;

●	the risk that Airspan does not achieve or sustain profitability;

●	the risk that Airspan will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

●	the risk that the Post-Combination Company experiences difficulties in managing its growth and expanding operations;

●	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

●	the risk of product liability or regulatory lawsuits or proceedings relating to Airspan’s products and services;

●	the risk that Airspan is unable to secure or protect its intellectual property;

●	the risk that the Post-Combination Company’s securities will not be approved for listing on the NYSE American or any other exchange, or if approved, maintain the listing; and

●	other risks and uncertainties described in this proxy statement/prospectus/consent solicitation statement, including those under the section entitled “Risk Factors.”

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RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus/consent solicitation statement, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward Looking Statements and Risk Factor Summary” in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Airspan and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by New Beginnings and Airspan that later may prove to be incorrect or incomplete. New Beginnings and Airspan may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of the Post-Combination Company. Unless the context requires otherwise, references to “Airspan” in this section are to the business and operations of Airspan prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Airspan by virtue of the Post-Combination Company’s ownership of the business of Airspan through its ownership of the Surviving Corporation following the Business Combination and references in this section to “we,” “us,” or “our” refer to New Beginnings.

Risks Related to Airspan’s Business and Industry

Airspan has incurred losses and may continue to incur substantial losses and negative operating cash flows and may not succeed in achieving or maintaining profitability in the future.

Airspan has incurred net losses and negative cash flows since incorporation, and as of March 31, 2021, Airspan had an accumulated deficit of $708.9 million.  Airspan anticipates that it will continue to experience negative cash flows and net losses at least through the first half of 2021.  Airspan’s operating losses have been due in part to the commitment of significant resources to its research and development and sales and marketing departments as well as competitive pressures.  Airspan expects to continue to devote resources to these areas and, as a result, Airspan will need to increase its quarterly revenues or further decrease its operating expenses to achieve and maintain profitability.  Airspan cannot be certain that it will achieve profitability.  If Airspan does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.  Continuous cash outflows can lead to the need for new financing, which may not be available on favorable terms, or at all.

Any reduction in expenditures by communications service providers could have a negative impact on Airspan’s results of operations.

Airspan’s products are sold to telecommunications carriers, service providers and telecommunications network operators.  A decline in Airspan’s customers’ capital spending may reduce its sales, increase the need for inventory write-offs and increase its losses and its requirements for additional working capital, which may not be readily available to Airspan.  This could result in downward pressure on the price of Airspan’s products, all of which would have a material adverse effect on Airspan’s results of operations and stock price.  Further, the number of carriers and service providers that are Airspan’s potential customers may not grow or may decline as a result of, among other things, the substantial capital requirements needed to establish networks and the limited number of licenses granted in each country.

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The introduction of new products and technology, and in particular 5G products, and managing the transition from legacy products, is key to Airspan’s success, and if Airspan fails to predict and respond to emerging technological trends and network operators’ changing needs, it may be unable to remain competitive.

The wireless broadband market is generally characterized by rapidly changing technology, changing needs of network operators, evolving regulations and industry standards and frequent introductions of new products and services. Currently, the race to introduce 5G products and technology is driving rapid changes in Airspan’s industry. Historically, new product introductions have been a key driver of Airspan’s revenue growth. To succeed, Airspan must effectively anticipate and adapt in a timely manner to network operator requirements and continue to develop or acquire new products and features that meet market demands, technology trends and evolving regulatory requirements and industry standards. Airspan’s ability to keep pace with technological developments, such as 5G and LTE, satisfy increasing network operator requirements, and achieve product acceptance depends upon Airspan’s ability to enhance its current products and develop and introduce or otherwise acquire the rights to new products on a timely basis and at competitive prices. The process of developing new technology is complex and uncertain, and the development of new products and enhancements typically requires significant upfront investment and commitment of resources, which may not result in material improvements to existing products or result in marketable new products or cost savings or revenues for an extended period of time, if at all. Airspan is currently investing in the development of products and technology for the 5G standard once it is generally adopted in Airspan’s target markets. There can be no assurance Airspan will successfully address the new 5G standard in a timely manner or that Airspan’s products will achieve market acceptance. Network operators have delayed, and may in the future delay, purchases of Airspan’s products while awaiting release of new products or product enhancements. In addition, the introduction of new or enhanced products requires that Airspan carefully manage the transition from older products to minimize disruption in customer ordering practices. If Airspan fails to anticipate industry trends and evolving regulations by developing or acquiring rights to new products or product enhancements and timely and effectively introducing such new products and enhancements, or network operators do not perceive Airspan’s products to have compelling technological advantages, Airspan’s business would be materially adversely affected.

Competition from larger, better-capitalized or emerging competitors could result in price reductions, reduced gross margins and loss of or diminished growth of market share.

Airspan competes in a rapidly evolving, highly competitive and fragmented market. Airspan now competes with companies that are producing both mobile and fixed wireless communications systems, wired DSL, cable networks, fiber optic cable, certain satellite technologies and other new entrants to this industry, as well as traditional communications companies.  General anticipated increases in capital spending on 5G applications may result in new competitors entering the markets in which Airspan sells its products.  Competitors vary in size and resources and in products and services offered.  With respect to the wireless solutions for 4G and 5G networks Airspan offers today, Airspan believes it competes directly with Altiostar, Cambium, Casa, Ciena, Ericsson, Huawei, KMW, Mavenir, Nokia, Parallel Wireless, Samsung and Sercom, and with a number of smaller privately-held companies.  In addition, some of the entities to which Airspan currently sells its products may develop the capacity to manufacture their own products.

Many of Airspan’s competitors are substantially larger than Airspan and have significantly greater financial, sales and marketing, technical, manufacturing and other resources as well as more established distribution channels and greater name recognition.  These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements than Airspan can and can devote greater resources to attempting to influence the composition of future technological standards.  They may also be able to devote greater resources to the development, promotion, sale and financing of their products than Airspan can.  Furthermore, some of Airspan’s competitors have made or may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain customer market share rapidly.  These competitors may enter Airspan’s existing or future markets with systems that may be less expensive, provide higher performance or contain additional features.  In addition, large customers are sometimes reluctant to base an important line of business on equipment purchased from a smaller vendor such as Airspan.  In addition, both larger and smaller communications service providers may also decide to wait to see how a new technology develops before committing any significant resources to deploying equipment from a particular supplier.  Airspan believes this tendency to “wait and see” with respect to new technology affects the consumer market, resulting in increased customer caution on purchases of new technology.

Airspan expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that may supplant or provide lower-cost alternatives to Airspan’s systems.  This and other factors could result in lower revenues or a loss of market share, which could cause Airspan’s stock price to fall.

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Airspan currently depends on a few key customers for a substantial percentage of its sales. A loss of one or more of those customers could cause a significant decrease in its net revenue.

Airspan currently derives, and expects to continue to derive, a majority of its revenues from fewer than five customers.

In 2020 and 2019, approximately 69% and 73%, respectively, of Airspan’s revenues were derived from its top three customers by revenue.  Airspan believes that there are certain economies of scale inherent in its business.  Accordingly, if Airspan loses one or more significant customers and is unable to replace the revenue previously generated by those customers, its gross profit margins, profitability and efforts to preserve cash resources could be materially negatively affected.

The amount of revenue Airspan derives from a specific customer is likely to vary from period to period, and a major customer in one period may not produce significant additional revenue in a subsequent period.  Airspan anticipates that its operating results will continue to depend on sales to a relatively small number of key customers in the foreseeable future.  In general, Airspan’s contracts with its larger customers often involve major deployments that require several months to fulfill, so its results may depend on the same major customers for consecutive quarters.  Airspan cannot assure you that, once a contract is fulfilled, the customer will purchase new products or services from Airspan.  Airspan must, therefore, continually seek new customers in order to increase its revenue, and there can be no assurance that it will be successful in doing so.

Many of Airspan’s customers execute short-term purchase orders or contracts that allow its customers to terminate the agreement without significant penalties.

Airspan’s contracts and purchase orders are separately negotiated with each of its customers and the terms vary widely.  A majority of Airspan’s customers execute only short-term purchase orders for a single system or a small number of systems at one time instead of long-term contracts for large-scale deployment of Airspan’s systems.  These contracts and purchase orders do not ensure that Airspan’s customers will purchase any additional products beyond those specifically listed in the order.

Moreover, since Airspan often believes that these purchase orders may represent the early portion of longer-term customer programs, Airspan often expends significant financial, personnel and operational resources to fulfill these orders.  If Airspan’s customers fail to purchase additional products to fulfill their programs, Airspan may be unable to recover the costs it incurs and its margins could suffer.

In addition, Airspan’s typical contracts are generally non-exclusive and contain provisions allowing its customers to terminate the agreement without significant penalties.  Airspan’s contracts also may require certain shipment, delivery and installation commitments on its part.  If Airspan fails to meet these commitments, its customer contracts typically permit the customer to terminate the contract or impose monetary penalties on Airspan.

Airspan is exposed to the credit risk of its channel partners, which could result in material losses.

Airspan’s Mimosa products generate revenues through sales to its distributors. Distributors may not have the resources required to meet payment obligations, or may delay payments if their end customers are late making payments. Mimosa’s exposure to credit risks of its channel partners and their end customers may increase if such entities are adversely affected by global or regional economic conditions. Given the broad geographic coverage of Mimosa’s distributor relationships, Mimosa has in the past and may in the future experience difficulties surrounding the collection of payments. Any significant delay or default in the collection of Mimosa’s accounts receivable could result in the need for Airspan to obtain working capital from other sources.

Airspan’s sales cycle is typically long and unpredictable, making it difficult to accurately predict inventory requirements, forecast revenues and control expenses.

Airspan’s sales cycle can range from three to 18 months and varies by customer.  The length of the sales cycle with a particular customer may be influenced by a number of factors, including the commitment of significant cash and other resources associated with the purchase, lengthy testing and evaluations, and regulatory and licensing requirements on the part of the customer.  In addition, the emerging and evolving nature of the communication access market may cause prospective customers to delay their purchase decisions as they evaluate new and/or competing technologies, or wait for new products or technologies to come to market.  Airspan expects that its sales cycles will continue to be long and unpredictable, and, as the average order size for its products increases, its customers’ processes for approving purchases may become more complex and lead to an even longer sales cycle.  Accordingly, it is difficult for Airspan to anticipate the quarter in which particular sales may occur, to determine product shipment schedules and to provide Airspan’s manufacturers and suppliers with accurate lead-time to ensure that they have sufficient inventory on hand to meet Airspan’s orders.  Therefore, Airspan’s sales cycle impairs its ability to recognize and forecast revenues and control expenses.

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Airspan makes estimates relating to customer demand and errors in its estimates may have negative effects on its inventory levels, revenues and results of operations.

Airspan has historically been required to place firm orders or binding forecasts for products and components with its suppliers to ensure that it is able to meet its customers’ demands.  These commitments to its suppliers may be placed up to six months prior to the anticipated delivery date based on Airspan’s existing customer purchase commitments and its forecasts of future customer demand.  Airspan’s sales process requires it to make multiple forecast assumptions relating to expected customer demand, each of which may introduce error into its estimates, causing excess inventory to accumulate or a lack of product supply when needed.  If Airspan overestimates customer demand, it may allocate resources to manufacturing products that it may not be able to sell when it expects or at all.  As a result, Airspan has sometimes had excess inventory, which has increased its net losses.  Conversely, if Airspan underestimates customer demand or if insufficient manufacturing capacity were available, Airspan may lose revenue opportunities and market share and may damage its customer relationships.

Since Airspan incurs most of its operating expenses and a portion of its cost of goods sold in foreign currencies, fluctuations in the values of foreign currencies could have a negative impact on its profitability.

Although approximately 61% and 88% of Airspan’s sales in 2020 and 2019, respectively, were denominated in U.S. dollars, and a majority of its cost of goods sold were denominated in U.S. dollars, Airspan incurs a large part of its operating expenses and a portion of its cost of goods in New Israeli Shekels and British pounds.  In the years ended December 31, 2020 and 2019, approximately 38% and 35%, respectively, of Airspan’s combined operating expenses and cost of goods sold were denominated in New Israeli Shekels.  In the years ended December 31, 2020 and 2019, approximately 17% and 16%, respectively, of Airspan’s combined operating expenses and cost of goods sold were denominated in British pounds.  In addition, in the years ended December 31, 2020 and 2019, approximately 37% and 10%, respectively, of Airspan’s revenues were denominated in Japanese yen. Airspan expects these percentages to fluctuate over time.  Fluctuations in the value of foreign currencies could have a negative impact on the profitability of Airspan’s global operations and its business and its currency hedging activities may not limit these risks.  The value of foreign currency fluctuations against the U.S. dollar may also affect the competitiveness of Airspan’s pricing compared to local products because it typically bills in U.S. dollars.

Airspan relies on third-party manufacturers, which subjects it to risks of product delivery delays and reduced control over product costs and quality.

Airspan outsources the manufacturing of its products to third-party manufacturers. Purchases from these third-party manufacturers account for the most significant portion of its cost of revenues. Airspan’s reliance on third-party manufacturers reduces its control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. From time to time, Airspan has experienced and may in the future experience delays in shipments or issues concerning product quality from its third-party manufacturers. Such supply chain disruptions and delays have been exacerbated by the COVID-19 pandemic. If any of Airspan’s third-party manufacturers suffer interruptions, delays or disruptions in supplying its products, including by reason of the COVID-19 pandemic, natural disasters, work stoppages or capacity constraints, Airspan’s ability to ship products to distributors and network operators would be delayed. Additionally, if any of Airspan’s third-party manufacturers experience quality control problems in their manufacturing operations and its products do not meet network operators’ requirements, Airspan could be required to cover the repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Airspan’s ability to fulfill orders and could have a negative impact on its operating results. In addition, such delays or issues with product quality could harm Airspan’s reputation and its relationship with its channel partners.

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Airspan’s agreements do not typically obligate its third-party manufacturers to supply products to Airspan in specific quantities or for an extended term, which could result in short notice to Airspan of supply shortages and increases in the prices Airspan is charged for manufacturing services. Airspan believes that its orders may not represent a material portion of the total orders of its primary third-party manufacturers, and, as a result, fulfilling Airspan orders may not be prioritized in the event they are constrained in their abilities or resources to fulfill all of their customer obligations in a timely manner. Although Airspan provides demand forecasts to some of its third-party manufacturers, such forecasts are not generally binding and if Airspan overestimates its requirements, some of its third-party manufacturers may assess charges, or Airspan may have liabilities for excess inventory, each of which could negatively affect its gross margins. Conversely, because lead times for required materials and components vary significantly and depend on factors such as the specific supplier, contract terms and the demand for each component at a given time, if Airspan underestimates its requirements, its third-party manufacturer may have inadequate materials and components required to produce its products. This could result in an interruption of the manufacturing of Airspan’s products, delays in shipments and deferral or loss of revenues. For example, as a result of increased global demand for some components used in our products, particularly chipsets, some of our third-party manufacturers have experienced capacity shortages and have responded by allocating existing supply among their customers, including us. This capacity shortage coupled with an increase in demand for our affected products has resulted in supply shortages that have caused increased lead times for some of our products. We may suffer delays introducing new products to the market and in sales of existing products as a result of parts unavailability or shortages, resulting in loss or delay of revenue.

If Airspan’s third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Airspan’s products in required volumes or at all, its supply may be disrupted, and it may be required to seek alternate manufacturers. It would be time-consuming and costly, and could be impracticable, to begin to use new manufacturers and such changes could cause significant interruptions in supply and could have an adverse impact on Airspan’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales, delayed revenues or an increase in Airspan’s costs, which could materially and adversely affect its business and operating results.

Airspan must often establish and demonstrate the benefits of new and innovative offerings to customers, which may take time and significant efforts that may not ultimately prove successful.

Many of Airspan’s new and innovative products are complex and are focused on creating new revenue streams and/or new ways to create cost efficiencies. In many cases, it is necessary for Airspan to educate existing and potential customers about the benefits and value of such new and innovative products, with no assurance that the customer will ultimately purchase them. The need to educate Airspan’s customers increases the difficulty and time necessary to complete transactions, makes it more difficult to efficiently deploy limited resources, and creates risk that Airspan will have invested in an opportunity that ultimately does not result in a sale. If Airspan is unable to establish and demonstrate to customers the benefits and value of Airspan’s new and innovative products and convert these efforts into sales, its business, results of operations, financial condition, cash flows and prospects will be adversely affected.

Airspan’s ability to sell its products is highly dependent on the quality of its support and services offerings, and Airspan’s failure to offer high-quality support and services could have a material adverse effect on its business, operating results and financial condition.

Network operators rely on Airspan’s products for critical applications and, as such, high-quality support is critical for the successful marketing and sale of its products. If Airspan or its channel partners do not provide adequate support to network operators in deploying its products or in resolving post-deployment issues quickly, Airspan’s reputation may be harmed and its ability to sell its products could be materially and adversely affected.

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Airspan may not be able to detect errors or defects in its solutions until after full deployment and product liability claims by customers could result in substantial costs.

Airspan’s solutions are sophisticated and are designed to be deployed in large and complex mobile networks that require a very high degree of reliability. Because of the nature of Airspan’s solutions, they can only be fully tested when substantially deployed in very large networks with high volumes of subscriber traffic. Some of Airspan’s customers have only recently begun to commercially deploy its solutions and they may discover errors or defects in the software or hardware, or the solutions may not operate as expected. Because Airspan may not be able to detect these problems until full deployment, any errors or defects in its solutions could affect the functionality of the networks in which they are deployed, given the use of Airspan’s solutions in business-critical applications. As a result, the time it may take Airspan to rectify errors can be critical to its customers.

Because the networks into which wireless service providers deploy Airspan’s solutions require a very high degree of reliability, the consequences of an adverse effect on their networks, including any type of communications outage, can be very significant and costly. If any network problems were caused, or perceived to be caused, by errors or defects in Airspan’s solutions, Airspan’s reputation and the reputation of its solutions could be significantly damaged with respect to that customer and other customers. Such problems could lead to a loss of that customer or other customers.

If one of its solutions fails, Airspan could also experience: payment of liquidated damages for performance failures; loss of, or delay in, revenue recognition; increased service, support, warranty, product replacement and product liability insurance costs, as well as a diversion of development resources; and costly and time-consuming legal actions by its customers, which could result in significant damages awards against Airspan. Any of these events could have a material adverse impact on Airspan’s business, results of operations, financial condition, cash flows and prospects.

Airspan’s international sales may be difficult and costly as a result of the political, economic and regulatory risks in those regions.

Sales to customers based outside the United States have historically accounted for a substantial portion of Airspan’s revenues.  In the years ended 2020 and 2019, Airspan’s international sales (sales to customers located outside the United States which includes a small percentage of United States customers where the final destination of the equipment is outside of the U.S.) accounted for approximately 75% and 36%, respectively, of Airspan’s total revenue. In many international markets, long-standing relationships between potential customers and their local suppliers and protective regulations, including local content requirements and type approvals, create barriers to entry.  In addition, pursuing international opportunities may require significant investments for an extended period before returns on such investments, if any, are realized and such investments may result in expenses growing at a faster rate than revenues.  The following risks inherent in international business could reduce the international demand for Airspan’s products, decrease the prices at which Airspan can sell its products internationally or disrupt its international operations, which could adversely affect its operations:

●	the imposition of tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

●	import or export controls, including licensing or product-certification requirements;

●	unexpected changes in government policies or regulatory requirements in the United States or by foreign governments and delays in receiving licenses to operate;

●	political instability and acts of war or terrorism;

●	economic instability, including the impact of economic recessions;

●	difficulty in staffing and managing geographically diverse operations, particularly during the current COVID-19 pandemic, including Airspan’s reluctance to staff and manage foreign operations as a result of political unrest even though Airspan has business opportunities in a country;

●	any limitation on Airspan’s ability to enforce intellectual property rights or agreements in regions where the judicial legal systems may be less developed or less protective of intellectual property or contractual rights;

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●	capital and exchange control programs;

●	challenges caused by distance, language and cultural differences;

●	fluctuations in currency exchange rates;

●	labor unrest;

●	restrictions on the repatriation of cash;

●	the nationalization of local industry; and

●	potentially adverse tax consequences.

Airspan’s operations in Israel may be disrupted by political and military tensions in Israel and the Middle East.

Airspan conducts various activities in Israel, including research and development; design; raw material procurement; and manufacturing and assembly through subcontractors based in Israel.  Airspan’s operations could be negatively affected by the political and military tensions in Israel and the Middle East.

Israel has been involved in a number of armed conflicts with its neighbors since 1948 and a state of hostility, varying in degree and intensity, has led to security and economic problems in Israel.  For more than two decades, a continuous armed conflict with the Palestinian Authority has been taking place.  Conditions in Israel could, in the future, disrupt the development, manufacture and/or distribution of Airspan’s products.

If Airspan loses Eric Stonestrom, its President and Chief Executive Officer, or any of its other executive officers, it may encounter difficulty replacing their expertise, which could impair Airspan’s ability to implement its business plan successfully.

Airspan believes that its ability to implement its business strategy and its future success depends on the continued employment of its senior management team, in particular its president and chief executive officer, Eric Stonestrom.  Airspan’s senior management team, who have extensive experience in its industry and are vital to maintaining some of its major customer relationships, may be difficult to replace.  The loss of the technical knowledge and management and industry expertise of these key employees could make it difficult for Airspan to execute its business plan effectively, could result in delays in new products being developed, could result in lost customers and could cause a diversion of resources while Airspan seeks replacements.

A material defect in Airspan’s products that either delays the commencement of services or affects customer networks could seriously harm Airspan’s credibility and its business, and Airspan may not have sufficient insurance to cover any potential liability.

Wireless network products are highly complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released.  Airspan has detected and is likely to continue to detect errors and product defects in connection with new product releases and product upgrades.  In the past, some of Airspan’s products have contained defects that delayed the commencement of service by its customers.

If Airspan’s hardware or software contains undetected errors, Airspan could experience:

●	delayed or lost revenues and reduced market share due to adverse customer reactions;

●	higher warranty costs and other costs and expenses due to the need to provide additional products and services to a customer at a reduced charge or at no charge;

●	claims for substantial damages against Airspan, regardless of its responsibility for any failure, which may lead to increased insurance costs;

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●	diversion of research and development resources to fix errors in the field;

●	negative publicity regarding Airspan and its products, which could adversely affect its ability to attract new customers;

●	increased insurance costs; and

●	diversion of management and development time and resources.

Airspan’s general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or its insurer may disclaim coverage as to any future claim.  In addition, Airspan’s products are often integrated with other network components.  Incompatibilities between Airspan’s products and these components could result in material harm to the service provider or its subscribers.  These problems could adversely affect Airspan’s cash position or its reputation and competitive position.

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect Airspan’s business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, Airspan’s business may be adversely affected. COVID-19 has spread to most countries and throughout the United States. Numerous government jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. From time to time, beginning in the first quarter of 2020, governmental authorities in the locations where Airspan and its clients operate issued “stay at home” orders limiting non-essential activities, travel and business operations. Such orders or restrictions have resulted in reduced operations at Airspan’s headquarters, work stoppages, slowdowns and delays, travel restrictions and cancellation of events. In addition, the COVID-19 pandemic had a significant impact on Airspan’s supply chains, adversely affecting product supply and delivery to Airspan’s customers, in particular in the second and third quarter of 2020. Future pandemic induced lockdowns continue to be a risk to the supply chain. As a further consequence of the COVID-19 pandemic, component lead times are extending as demand exceeds supply on certain components, including semiconductors. This situation has caused Airspan to extend its forecast horizon with its contract manufacturing partners and has increased the risk of supplier delays. Other disruptions or potential disruptions include the inability of Airspan’s customers to receive hardware components and parts critical to the deployment of Airspan’s solutions and to receive the delivery of such hardware on a timely basis, or at all; disruptions in Airspan’s deployment schedules, diversion of or limitations on employee resources that would otherwise be focused on the operations of Airspan’s business; delays in its ability to make sales or find new customers, business adjustments or disruptions of certain third parties with whom Airspan conducts business may have a material and adverse effect on its business, operating results and financial condition.

The extent to which the COVID-19 pandemic impacts Airspan’s business will depend on future developments, which are highly uncertain and cannot be predicted, including the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. While the potential economic impact brought by, and the duration of, any pandemic, epidemic or outbreak of an infectious disease, including COVID-19, may be difficult to assess or predict, the widespread COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets and a reduction in Airspan’s ability to access capital, which could adversely affect its liquidity. In addition, a recession or market correction resulting from the spread of an infectious disease, including COVID-19, could materially affect Airspan’s business. Any such economic recession could have a material adverse effect on Airspan’s long-term business. To the extent the COVID-19 pandemic adversely affects Airspan’s business and financial results, it may also have the effect of heightening many of the other risks described in these Risk Factors.

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The mobile network industry investment levels fluctuate and are affected by many factors, including the economic environment and decisions made by wireless service providers and other customers regarding deployment of technology and their timing of purchases, and a downturn in investment levels could have a material adverse effect on Airspan’s business, financial condition, results of operations and prospects.

The mobile network industry has experienced downturns in which wireless service providers and other customers substantially reduced their capital spending on new equipment. With the advent of 5G and the growth of private networks, Airspan expects this market to grow in the coming years; however, the uncertainty surrounding global economic growth and the geopolitical situation may materially harm actual market conditions. Moreover, market conditions are subject to substantial fluctuation and could vary geographically and across technologies. Even if global conditions improve, conditions in the specific industry segments in which Airspan participates may be weaker than in other segments. In that case, Airspan’s revenue and operating results may be adversely affected.

If capital expenditures by wireless service providers and other customers are weaker than Airspan anticipates, its revenues, operating results and profitability may be adversely affected. The level of demand from operators and other customers who buy Airspan’s products and services can vary over short periods of time, including from month to month. Due to this uncertainty, accurately forecasting revenues, results, and cash flow remains difficult.

Airspan’s business and prospects depend on the strength of its brand. Failure to maintain and enhance Airspan’s brand would harm its ability to increase sales by expanding its network of channel partners as well as the number of network operators who purchase its products.

Maintaining and enhancing Airspan’s brand is critical to expanding its base of channel partners and the number of network operators who purchase its products. Maintaining and enhancing Airspan’s brand will depend largely on its ability to continue to develop products and solutions that provide the high quality at attractive economics sought by network operators. If Airspan fails to promote, maintain and protect its brand successfully, its ability to sustain and expand its business and enter new markets will suffer. Airspan’s brand may be impaired by a number of factors, including product failure and counterfeiting. If Airspan fails to maintain and enhance its brand, or if Airspan needs to incur unanticipated expenses to establish the brand in new markets, its operating results would be negatively affected.

Airspan may not secure additional liquidity required to meet its obligations on a timely basis, to satisfy its debt covenants or to attain profitable operations.

The audit report and the notes that accompany Airspan’s consolidated financial statements as of and for the year ended December 31, 2020, include an explanatory paragraph describing the existence of conditions that raise substantial doubt about Airspan’s ability to continue as a going concern. See Note 1 to the financial statements included in this proxy statement/prospectus/consent solicitation statement for more information. Airspan management plans to complete the Business Combination, as described in this proxy statement/prospectus/consent solicitation statement, to provide additional liquidity, but there can be no assurance that the Business Combination will be consummated in a timely manner, or at all. If Airspan does not complete the Business Combination, Airspan will need to secure additional liquidity in order to meet its obligations on a timely basis, to satisfy its debt covenants and, ultimately, to attain profitable operations.  Such additional liquidity may not be available on terms acceptable to Airspan, or at all.

Airspan has substantial indebtedness and is highly leveraged, which could adversely affect its business.

Airspan is highly leveraged with a significant amount of debt and it may continue to incur additional debt in the future. As of March 31, 2021, Airspan had approximately $97.0 million in indebtedness outstanding under its loan and security agreements. As a result of its indebtedness, Airspan is required to make interest and principal payments on its borrowings that are significant in relation to its revenues and cash flows. These payments reduce its earnings and cash available for other potential business purposes. This leverage also exposes Airspan to significant risk by limiting its flexibility in planning for, or reacting to, changes in its business (whether through competitive pressure or otherwise), its industry and the economy at large. Although Airspan’s cash flows could decrease in these scenarios, its required payments in respect of indebtedness would not decrease.

In addition, Airspan’s ability to make payments on, or repay or refinance, such debt, and to fund its operating and capital expenditures, depends largely upon its future operating performance. Its future operating performance, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond its control.

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Airspan may need additional capital in future periods and its ability to access capital on acceptable terms could decrease significantly and may adversely affect its results of operations and/or business prospects.

Airspan recognizes that its need for capital in future periods may increase due to a variety of factors, estimates and assumptions. If Airspan’s projected demand for capital materially increases and its then current and/or projected cash resources have not increased a comparable amount, it may need to modify its existing business plan or seek new capital which may be available only on terms that may not be acceptable to Airspan, especially in light of current adverse economic conditions. Airspan has been and may in the future be compelled to adopt measures to conserve cash resources due to the lack of availability of capital, such measures may adversely affect its results of operations and the short-term and/or long-term prospects for its business.

Airspan may not have adequate protection for its intellectual property, which may make it easier for others to misappropriate its technology and enable its competitors to sell competing products at lower prices and harm its business.

Airspan’s success has historically relied in part on proprietary technology. Airspan has used a combination of patent, copyright, trademark and trade secret laws and contractual restrictions on disclosure to protect its intellectual property rights associated with its products. Despite its efforts to protect its proprietary rights, Airspan cannot be certain that the steps it has taken will prevent misappropriation of its technology, and Airspan may not be able to detect unauthorized use or take appropriate steps to enforce its intellectual property rights. The laws of some foreign countries, particularly in Asia, do not protect Airspan’s proprietary rights to the same extent as the laws of the United States and the United Kingdom, and Airspan may encounter substantial infringement problems in those countries. In addition, Airspan does not file for patent protection in every country where it conducts business. In some countries where Airspan does file for patent protection, Airspan may choose not to maintain patent protection. In addition, Airspan may not file for or maintain patent protection in a country from which it derives significant revenue. In instances where Airspan has licensed intellectual property from third parties, it may have limited rights to institute actions against third parties for infringement of the licensed intellectual property or to defend any suit that challenges the validity of the licensed intellectual property. If Airspan fails to protect adequately its intellectual property rights, or fails to do so under applicable law, it would be easier for Airspan’s competitors to copy its products and sell competing products at lower prices, which would harm its business.

Infringement claims are common in Airspan’s industry and third parties, including competitors, have and could in the future assert infringement claims against Airspan or its customers that Airspan is obligated to indemnify.

Airspan’s industry is highly competitive and its technologies are complex. Companies file patent applications and obtain patents covering these technologies frequently and maintain programs to protect their intellectual property portfolios. In addition, patent holding companies (including “non-practicing entities”) regularly bring claims against telecommunication equipment companies, often attempting to extract royalty, licensing or other settlements.

Airspan’s solutions are technically complex and compete with the products and solutions of significantly larger companies. Airspan’s likelihood of being subject to infringement claims may increase as a result of its real or perceived success, as the number of competitors in its industry grows and as it adds functionality to its solutions. Airspan has previously received and may in the future receive communications from third parties alleging that it is or may be infringing their intellectual property rights. The visibility Airspan would receive from being a public company may result in a greater number of such allegations.

Airspan has also agreed, and expects to continue to agree, to indemnify its customers for certain expenses or liabilities resulting from claimed infringement of intellectual property rights of third parties with respect to its solutions and software. Airspan has received indemnity demands from customers in the past and may receive such other claims in the future. In the case of infringement claims against these customers, Airspan could be required to indemnify them for losses resulting from such claims or to refund license fees they have paid to Airspan. If a customer asserts a claim for indemnification against Airspan, Airspan could incur significant costs and reputational harm disputing it. If Airspan does not succeed in disputing it, Airspan could face substantial liability, particularly as these liabilities do not typically have caps or specific limits and Airspan’s insurance coverage relating to any such liabilities generally would be very limited.

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Regardless of the merit of third-party claims that Airspan or its customers infringe their rights, these claims could be time consuming and costly to defend, divert management’s attention and resources, require Airspan to make costly or difficult changes to its designs, cause it to cease producing, licensing or using software or solutions, require it to pay damages for past infringement, potentially including treble damages, or enter into royalty or licensing agreements, which may not be available on reasonable terms or at all, or any combination of, or all of, these actions.

Airspan may be subject to damages resulting from claims that its employees or contractors have wrongfully used or disclosed alleged trade secrets of their former employees or other parties.

Airspan could be subject to claims that employees or contractors, or Airspan, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of its competitors or other parties. Litigation may be necessary to defend against these claims. If Airspan fails in defending against such claims, a court could order it to pay substantial damages and prohibit Airspan from using technologies or features that are important to its products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of these parties. In addition, Airspan may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Airspan’s ability to develop, market and support potential products or enhancements, which could materially and adversely affect its business. Even if Airspan is successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management.

Airspan uses open source software in its products that may subject its firmware to general release or require it to re-engineer its products and the firmware contained therein, which may cause harm to its business.

Airspan incorporates open source software into its products. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the software code. Some open source licenses contain requirements that Airspan make available source code for modifications or derivative works it creates based upon the open source software and that it license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If Airspan combines its proprietary firmware or other software with open source software in a certain manner, it could, under certain of the open source licenses, be required to release its proprietary source code publicly or license such source code on unfavorable terms or at no cost. Open source license terms relating to the disclosure of source code in modifications or derivative works to the open source software are often ambiguous and few if any courts in jurisdictions applicable to Airspan have interpreted such terms. As a result, many of the risks associated with usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect Airspan’s business.

If Airspan were found to have inappropriately used open source software, it may be required to release its proprietary source code, re-engineer its firmware or other software, discontinue the sale of its products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from its development efforts, any of which could adversely increase its expenses and delay its ability to release its products for sale. Airspan could also be subject to similar conditions or restrictions should there be any changes in the licensing terms of the open source software incorporated into its products.

Changes in telecommunications regulation or delays in receiving licenses could adversely affect many of Airspan’s customers and may lead to lower sales.

Many of Airspan’s customers are subject to extensive regulation as communications service providers, including with respect to the availability of radio frequencies for two-way broadband communications.  Each country has different regulations and regulatory processes for wireless communications equipment and for the uses of radio frequencies.  Some of Airspan’s products operate in license-exempt bands, while others operate in licensed bands in different jurisdictions.  In addition, changes in laws or regulations that adversely affect existing and potential customers could lead them to delay, reduce or cancel expenditures on communications access systems, which actions would harm Airspan’s business.  In the past, anticipated customer orders have been postponed because of regulatory issues in various countries.  The resolution of those issues can be lengthy and the outcome can be unpredictable.  Some of the orders Airspan receives from customers are contingent upon their receipt of licenses from regulators, the timing of which can often be uncertain.  Depending on the jurisdiction, the receipt of licenses by Airspan’s customers may occur, if at all, a year or more after they initially seek those licenses.

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At present there are few laws or regulations that specifically address Airspan’s business of providing communications access equipment.  However, future regulation may include access or settlement charges or tariffs that could impose economic burdens on Airspan’s customers and Airspan.  Airspan is unable to predict the impact, if any, that future legislation, judicial decisions or regulations in the countries in which it does business will have on its business, operating results and financial condition.

If Airspan were not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, its business, results of operations and financial condition could be harmed.

Personal privacy, data protection, information security and telecommunications-related laws and regulations have been widely adopted in the United States, Europe and other jurisdictions where Airspan offers its products. The regulatory frameworks for these matters, including privacy, data protection and information security matters, is rapidly evolving and is likely to remain uncertain for the foreseeable future. Airspan expects that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection, information security and telecommunications services in the United States, the European Union and other jurisdictions in which it operates or may operate, and Airspan cannot yet determine the impact such future laws, regulations and standards may have on its business. For example, the European Commission adopted the General Data Protection Regulation, effective in May 2018, that supersedes prior EU data protection legislation, imposes more stringent EU data protection requirements and imposes greater penalties for noncompliance. Additionally, California enacted the California Consumer Privacy Act of 2018, which took effect on January 1, 2020, and broadly defines personal information, gives California residents expanded privacy rights and protections and provides for civil penalties for violations. Airspan understands that additional states as well as other countries around the world are also in the process of enacting or amending data protection, security, and privacy regulations. Airspan also expects that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require Airspan to modify its products, restrict its business operations, increase its costs and impair its ability to maintain and grow its channel partner base and increase its revenues. The cost of compliance with, and other burdens imposed by, the GDPR, CCPA and other new privacy laws may limit the use and adoption of Airspan’s products and services and could have an adverse impact on its business, results of operations and financial condition.

Although Airspan works to comply with applicable privacy and data security laws and regulations, industry standards, contractual obligations and other legal obligations, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. As such, Airspan cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by Airspan to comply with applicable laws, regulations, standards or obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause channel partners to lose trust in Airspan, which could have an adverse effect on Airspan’s reputation and business.

Regulations affecting broadband infrastructure could damage demand for Airspan’s products.

Laws and regulations governing the Internet are emerging but remain largely unsettled, even in the areas where there has been some legislative action. Regulations may focus on, among other things, assessing access or settlement charges, or imposing tariffs or regulations based on the characteristics and quality of products, either of which could restrict Airspan’s business or increase its cost of doing business. Government regulatory policies are likely to continue to have a major impact on the pricing of existing and new network services and, therefore, are expected to affect demand for those services and the communications products, including Airspan’s products, supporting those services. There will likely be future government regulatory policies relating to migration to the cloud as these technologies become more prevalent in the U.S. and globally.

Any changes to existing laws or the adoption of new regulations by federal or state regulatory authorities or any legal challenges to existing laws or regulations affecting IP networks could materially adversely affect the market for Airspan’s products. Moreover, customers may require Airspan, or Airspan may otherwise deem it necessary or advisable, to alter its products to address actual or anticipated changes in the regulatory environment. Airspan’s inability to alter its products or address any regulatory changes could have a material adverse effect on its business, financial condition, results of operations and prospects.

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Airspan is subject to governmental export and import controls that could impair its ability to compete in international markets and subject it to liability if Airspan is not in compliance with applicable laws.

Airspan’s technology and products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. customs regulations, the economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, and applicable U.K. export and import laws and regulations. Exports, re-exports and transfers of Airspan’s products and technology must be made in compliance with these laws and regulations. U.S. and U.K. export control laws and economic sanctions include a prohibition on the shipment of certain products and technology to embargoed or sanctioned countries, governments and persons. Airspan takes precautions to prevent its products and technology from being shipped to, downloaded by or otherwise transferred to applicable sanctions targets, but its products could be shipped to those targets by its channel partners despite such precautions. If Airspan’s products are shipped to or downloaded by sanctioned targets in the future in violation of applicable export laws, Airspan could be subject to government investigations, penalties and reputational harm. Certain of Airspan’s products incorporate encryption technology and may be exported, re-exported or transferred only with the required applicable export license from the U.S. or the U.K. or through an export license exception.

If Airspan fails to comply with applicable export and import regulations, customs and trade regulations, and economic sanctions and other laws, Airspan could be subject to substantial civil and criminal penalties, including fines and incarceration for responsible employees and managers, and the possible loss of export or import privileges as well as harm its reputation and indirectly have a material adverse effect on its business, operating results and financial condition. In addition, if Airspan’s channel partners fail to comply with applicable export and import regulations, customs regulations, and economic and sanctions and other laws in connection with its products and technology, then Airspan may also be adversely affected, through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming, may result in the delay or loss of sales opportunities and approval is not guaranteed.

Failure to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (“Bribery Act”) and similar laws associated with Airspan’s activities outside the United States could subject it to penalties and other adverse consequences.

As a substantial portion of Airspan’s revenues is, and Airspan expects will continue to be, from jurisdictions outside of the United States, Airspan faces significant risks if it fails to comply with the FCPA, the Bribery Act and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by Airspan and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, some of which represent significant markets for Airspan, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA, the Bribery Act or other laws and regulations. Airspan management may not be effective at preventing all potential FCPA, Bribery Act or other violations. Airspan also cannot guarantee the compliance by its channel partners, resellers, suppliers and agents with applicable U.S. laws, including the FCPA, the Bribery Act or other applicable non-U.S. laws. Therefore, there can be no assurance that none of Airspan’s employees or agents will take actions in violation of applicable laws, for which Airspan may be ultimately held responsible. As a result of Airspan’s focus on managing its growth, its development of infrastructure designed to identify FCPA and Bribery Act matters and monitor compliance is at an early stage. Any violation of the FCPA or the Bribery Act could result in severe criminal or civil sanctions, which could have a material and adverse effect on Airspan’s reputation, business, operating results and financial condition.

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Airspan’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Airspan had $182.5 million of U.S. federal and $98.4 million of state net operating loss carryforwards available to reduce future taxable income. Of the $182.5 million in U.S. federal operating loss carryforwards, $15.4 million will be carried forward indefinitely for U.S. federal tax purposes and $131.1 million will expire between 2021 and 2037. The $98.4 million in state operating loss carryforwards will expire between 2021 and 2039. It is possible that Airspan will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in Airspan’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. To the extent Airspan is not able to offset future taxable income with its net operating losses, Airspan’s cash flows may be adversely affected.

Risks Related to Being a Public Company

Airspan’s management team has had limited experience managing and operating a public company since the period when Airspan was a public company, which ended in 2009.

Most of the members of Airspan’s management team have had limited experience managing and operating a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies since the period when Airspan was a public company, which ended in 2009. Airspan’s management team may not successfully or efficiently manage their new responsibilities. Airspan’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Airspan’s senior management and could divert their attention away from the day-to-day management of Airspan’s business. Airspan may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is expected that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect the Post-Combination Company’s business, financial condition, and operating results.

Airspan’s directors and officers may have interests in the Business Combination different from the interests of Airspan’s stockholders.

Executive officers and directors of Airspan negotiated the terms of the Business Combination Agreement with their counterparts at New Beginnings, and the Airspan Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement and the Business Combination, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interest of Airspan and its stockholders and recommended that Airspan Stockholders approve the Airspan Business Combination Proposal. In considering these facts and the other information contained in this proxy statement/prospectus/consent solicitation statement, you should be aware that Airspan’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Airspan’s stockholders. The Airspan Board of Directors was aware of and considered these interests to the extent that such interests existed at the time, among other matters, in reaching the determination to unanimously approve the terms of the Business Combination and in recommending to Airspan’s stockholders that they vote to approve the Airspan Business Combination Proposal. For a detailed discussion of the interests that Airspan’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of Airspan’s Directors and Executive Officers in the Business Combination.”

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Risks Related to New Beginnings and the Business Combination

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the NYSE American or any other exchange or that the Post-Combination Company will be able to comply with the continued listing standards of the NYSE American or any other exchange.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company’s common stock and warrants on the NYSE American under the symbols “MIMO” and “MIMO WS,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE American delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for the Post-Combination Company’s securities;

●	reduced liquidity for the Post-Combination Company’s securities;

●	a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although New Beginnings has conducted due diligence on Airspan, this diligence may not surface all material issues that may be present with Airspan’s business. Factors outside of Airspan’s and outside of New Beginnings’ control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if New Beginnings’ due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

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If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of New Beginnings’ securities or, following the Closing, the Post-Combination Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Beginnings’ securities prior to the Closing may decline. The market values of the Post-Combination Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus/consent solicitation statement, or the date on which New Beginnings’ stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Currently, there is only a limited public market for Airspan Common Stock and no public market for any other series or class of Airspan Capital Stock. Accordingly, the valuation ascribed to Airspan may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues, the trading price of the Post-Combination Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

●	actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about the Post-Combination Company’s operating results;

●	success of competitors;

●	the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the industries in which Airspan operates;

●	operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

●	the Post-Combination Company’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting the Post-Combination Company’s business;

●	the Post-Combination Company’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving the Post-Combination Company;

●	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of the Post-Combination Company’s shares of common stock available for public sale;

●	any major change in the Post-Combination Board or management;

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●	sales of substantial amounts of the Post-Combination Company’s shares of common stock by the Post-Combination Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of the Post-Combination Company’s operating performance. The stock market in general, and the NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect the Post-Combination Company’s ability to issue additional securities and the Post-Combination Company’s ability to obtain additional financing in the future.

The Post-Combination Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Post-Combination Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Post-Combination Company’s securities less attractive to investors and may make it more difficult to compare the Post-Combination Company’s performance to the performance of other public companies.

The Post-Combination Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Post-Combination Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Post-Combination Company’s common stock that are held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of New Beginnings Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Post-Combination Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Post-Combination Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find New Beginnings Common Stock less attractive because the Post-Combination Company will rely on these exemptions, which may result in a less active trading market for the New Beginnings Common Stock and its price may be more volatile.

Additionally, the Post-Combination Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Combination Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Post-Combination Company’s common stock held by non-affiliates is equal to or exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues is equal to or exceeds $100 million during such completed fiscal year and the market value of the Post-Combination Company’s common stock held by non-affiliates is equal to or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Post-Combination Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

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The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Post-Combination Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

The Sponsor and New Beginnings’ executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and New Beginnings’ executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with New Beginnings and, in the case of the Sponsor, the Sponsor Support Agreement, to vote any shares of New Beginnings Common Stock held by them in favor of the Business Combination. We expect that the Sponsor and New Beginnings’ executive officers and directors (and their permitted transferees) will own at least approximately 23% of the issued and outstanding shares of New Beginnings Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

New Beginnings may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

The Sponsor and New Beginnings’ executive officers and directors have agreed that New Beginnings must complete its initial business combination within 12 months from the closing of its IPO, or November 3, 2021 (subject to two extensions, each by an additional three months (for a total of up to 18 months to complete an initial business combination)). New Beginnings may not be able to consummate an initial business combination within such time period. However, New Beginnings’ ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If New Beginnings is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account will be effected as required by function of New Beginnings’ amended and restated certificate of incorporation and prior to any voluntary winding up.

For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.10.

The Sponsor or New Beginnings’ directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of New Beginnings Common Stock.

The Sponsor or New Beginnings’ directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of New Beginnings’ shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or New Beginnings’ directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

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In addition, if such purchases are made, the public “float” of New Beginnings Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of New Beginnings’ securities on a national securities exchange.

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s common stock to materially decline.

The Sponsor invested an aggregate of $5,475,000 in us, comprised of the $25,000 purchase price for the Founder Shares and the $5,450,000 purchase price for the Placement Units. The amount held in our Trust Account was $116,179,246 as of March 31, 2021, implying a value of $10.10 per Public Share.

The following table shows the Public Stockholders’ and our initial stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of Post-Combination Company common stock upon the completion of our initial business combination. The following table assumes that (i) our valuation is $116,179,246 (which is the amount we held in our Trust Account as of March 31, 2021), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with our initial business combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Public Warrants and Placement Warrants contained within the Placement Units, (b) the trading price of our common stock, (c) the initial business combination transaction costs (including payment of $4,025,000 of deferred underwriting commissions), (d) any equity issued or cash paid to the Airspan Stockholders, (e) any equity issued to other third party investors, or (f) Airspan’s business itself.

Public Shares held by Public Stockholders	11,500,000 shares
Founder Shares held by the Sponsor and independent directors	2,875,000 shares
Total shares of common stock	14,375,000 shares

Total funds in trust at the initial business combination	$116,179,246
Public Stockholders’ investment per Public Share(1)	$10.00
The Sponsor’s investment per Founder Share(2)	$0.09
Implied value per share of Post-Combination Company common stock upon the initial business combination	$8.08

(1)	While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)	The Sponsor’s total investment in the equity of the company, inclusive of the Founder Shares and the Sponsor’s $5,450,000 investment in the Placement Units, is $5,475,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of Post-Combination Company common stock would have an implied value of $8.08 per share upon completion of our initial business combination, representing a 19% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $8.08 per share upon completion of our initial business combination would represent a dilution to our Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $8.08 per share, the 2,875,000 shares of Post-Combination Company common stock that the Sponsor and our independent directors holding Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $23,230,000. As a result, even if the trading price of the Post-Combination Company common stock significantly declines, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Placement Units, even if the trading price of the Post-Combination Company common stock after the initial business combination is as low as $1.91 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of Post-Combination Company common stock even if the trading price of the Post-Combination Company common stock declines after we complete our initial business combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating New Beginnings.  This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

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Public Stockholders who redeem their shares of New Beginnings Common Stock may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public Stockholders who redeem their shares of New Beginnings Common Stock may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) maximum redemption of the shares of New Beginnings Common Stock held by the redeeming Public Stockholders, 5,559,406 Public Warrants would be retained by redeeming Public Stockholders with a value of $               , based on the market price of $            of the Public Warrants as of          , 2021. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $          , while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of the Post-Combination Company upon exercise of the Public Warrants held by redeeming Public Stockholders.

New Beginnings’ Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement.

When considering New Beginnings’ board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement, New Beginnings’ stockholders should be aware that the Sponsor and certain of New Beginnings’ executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of New Beginnings’ stockholders generally. These interests include:

●	the beneficial ownership of the Sponsor, which is controlled by Michael S. Liebowitz, New Beginnings’ Chief Executive Officer, and Russell W. Galbut, New Beginnings’ Chairman, of an aggregate of 3,911,000 shares of New Beginnings Common Stock, consisting of:

●	2,821,000 Founder Shares retained by the Sponsor, out of 2,875,000 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

●	545,000 Placement Shares and 545,000 shares of New Beginnings Common Stock underlying Placement Warrants, which together comprise the 545,000 Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $5,450,000;

all of which shares and warrants would become worthless if New Beginnings does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $          million and $         million, respectively, based on the closing price of New Beginnings Common Stock of $       and the closing price of New Beginnings Warrants of $          on the NYSE American on              , 2021, the most recent practicable date;

●	the beneficial ownership of Dean Walsh, Mr. Garrett and Mr. Del Rio of 18,000 Founder Shares each, initially purchased from the Sponsor for an aggregate price of $486, all of which Founder Shares would become worthless if New Beginnings does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $ million, based on the closing price of New Beginnings Common Stock of $ on the NYSE American on , 2021, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of New Beginnings’ officers and directors, which gives them an indirect pecuniary interest in the shares of New Beginnings Common Stock and New Beginnings Warrants held by the Sponsor, and which interests would also become worthless if New Beginnings does not complete a business combination within the applicable time period, including the following:

●	Mr. Galbut and Mr. Liebowitz made investments in the equity of the Sponsor in the amount of $1,412,188 each, which gives each of Mr. Galbut and Mr. Liebowitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	Mr. Del Rio made an investment in the equity of the Sponsor in the amount of $417,406, which gives Mr. Del Rio an economic interest in the Sponsor equivalent to an additional 261,932 shares of New Beginnings Common Stock and 41,741 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date; and

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●	Mr. Weitz made an investment in the equity of the Sponsor in the amount of $1,399,688, which gives Mr. Weitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	New Beginnings’ board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on New Beginnings’ behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

●	the Sponsor and New Beginnings’ officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 shares of New Beginnings Common Stock and Placement Warrants underlying such units would have an aggregate market value of approximately $ and $ , respectively based on the last sale price of $ and $ of the New Beginnings Common Stock and Public Warrants, respectively, on the NYSE American on , 2021;

●	the anticipated continuation of Michael S. Liebowitz, New Beginnings’ Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing, for which he may be entitled to compensation in an amount currently expected to be $50,000 or less annually; and

●	the continued indemnification of current directors and officers of New Beginnings and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced New Beginnings’ directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement.

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There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the Post-Combination Company through the Business Combination rather than acquiring securities of Airspan directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock and warrants in connection therewith, investors will not receive the benefit of any outside independent review of New Beginnings’ and Airspan’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus/consent solicitation statement and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of New Beginnings’ executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced New Beginnings’ directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement. See “—New Beginnings’ Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement,” “—The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the Post-Combination Company’s common stock to materially decline” and “—Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties.  Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

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Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our Public Stockholders; if our Public Stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totalling $4,025,000 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no Public Stockholders of New Beginnings exercise redemption rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 5.5% of the aggregate proceeds from the IPO retained by New Beginnings taking into account such redemptions. If Public Stockholders of New Beginnings exercise redemption rights with respect to 1,800,000 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 6.5% of the aggregate proceeds from the IPO retained by New Beginnings taking into account such redemptions. If Public Stockholders of New Beginnings exercise redemption rights with respect to 3,600,000 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 8.0% of the aggregate proceeds from the IPO retained by New Beginnings taking into account such redemptions. If Public Stockholders of New Beginnings exercise redemption rights with respect to 5,559,406 Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of our initial business combination will represent 10.6% of the aggregate proceeds from the IPO retained by New Beginnings taking into account such redemptions.

New Beginnings stockholders who do not redeem their shares of New Beginnings Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of New Beginnings Common Stock in connection with the Business Combination, the percentage ownership of Public Stockholders who do not redeem their shares of New Beginnings Common Stock will be diluted. The percentage of the Post-Combination Company’s common stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of New Beginnings Common Stock and Airspan Capital Stock on March 31, 2021, and based on the New Beginnings Common Stock expected to be issued in the Business Combination and the PIPE, non-redeeming Public Stockholders, as a group, will own:

●	if there are no redemptions of Public Shares, 14.1% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination;

●	if there are interim redemptions of 15.7% of the outstanding Public Shares, 12.1% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination;

●	if there are interim redemptions of 31.3% of the outstanding Public Shares, 10.1% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination; or

●	if there are maximum redemptions of 48.3% of the outstanding Public Shares, 7.8% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of New Beginnings. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

The ownership percentage with respect to the Post-Combination Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Stockholders who do not redeem their Public Shares:

●	the issuance of up to 11,500,000 shares upon exercise of the Public Warrants at a price of $11.50 per share;

●	the issuance of up to 545,000 shares upon exercise of the Placement Warrants held by the Sponsor at a price of $11.50 per share;

●	the issuance of up to 9,000,000 shares upon exercise of Post-Combination Company Warrants at the following exercise prices: 3,000,000 shares at an exercise price of $12.50, 3,000,000 shares at an exercise price of $15.00 and 3,000,000 shares at an exercise price of $17.50;

●	the issuance of up to 7,135,353 shares upon exercise of Airspan Options assumed by the Post-Combination Company;

●	the issuance of up to 1,750,000 shares underlying MIP RSUs granted by the Post-Combination Company;

●	the issuance of up to 5,050,000 shares under the 2021 Plan, plus the unused reserve of shares available under the Airspan 2009 Plan, which is expected to be an additional 893,549 shares; and

●	if the Sponsor, or New Beginnings’ officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into up to an additional 1,500,000 shares of New Beginnings Common Stock and Placement Warrants to purchase 1,500,000 shares at a price of $11.50 per share.

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If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of New Beginnings Common Stock and Airspan Capital Stock on March 31, 2021, and based on the New Beginnings Common Stock expected to be issued in the Business Combination and the PIPE, non-redeeming Public Stockholders, as a group, would own:

●	if there are no redemptions of Public Shares, 10.0% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination;

●	if there are interim redemptions of 15.7% of the outstanding Public Shares, 8.6% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination;

●	if there are interim redemptions of 31.3% of the outstanding Public Shares, 7.1% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

●	if there are maximum redemptions of 48.3% of the outstanding Public Shares, 5.6% of the Post-Combination Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

New Beginnings’ ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Airspan, all of whom we expect to stay with the Post-Combination Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

New Beginnings’ ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Airspan. Although we expect key personnel to remain with the Post-Combination Company following the Business Combination, there can be no assurance that they will do so. It is possible that Airspan will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company.

New Beginnings’ board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, New Beginnings’ management conducted significant due diligence on Airspan. For a complete discussion of the factors utilized by New Beginnings’ board of directors in approving the business combination, see the section entitled, “The Business Combination — New Beginnings’ Board of Directors’ Reasons for the Approval of the Business Combination.” New Beginnings’ board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Airspan’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, New Beginnings’ board of directors did not obtain a fairness opinion to assist it in its determination. New Beginnings’ board of directors may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, New Beginnings does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for New Beginnings to consummate the Business Combination even if a substantial majority of New Beginnings’ stockholders do not agree.

Since New Beginnings has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, New Beginnings may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will New Beginnings redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that New Beginnings cannot satisfy the net tangible asset requirement, New Beginnings would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination. However, because the minimum cash requirements provided in the Business Combination Agreement may be waived by Airspan, if New Beginnings did not proceed with the Business Combination in such situation, it may be in breach of its obligations under the Business Combination Agreement, which could have an adverse effect on its ability to consummate an alternate business combination.

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Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event New Beginnings does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that New Beginnings consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend New Beginnings’ amended and restated certificate of incorporation (A) to modify the substance or timing of New Beginnings’ obligation to redeem 100% of the Public Shares if New Beginnings does not complete its initial business combination within 12 months from the closing of the IPO (subject to any applicable extension periods) or (B) with respect to any other provision relating to New Beginnings’ pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against New Beginnings, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

New Beginnings’ placing of funds in the Trust Account may not protect those funds from third-party claims against New Beginnings. Although New Beginnings has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with New Beginnings waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against New Beginnings’ assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, New Beginnings’ management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to New Beginnings than any alternative.

Examples of possible instances where New Beginnings may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where New Beginnings is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if New Beginnings is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, New Beginnings will be required to provide for payment of claims of creditors that were not waived that may be brought against New Beginnings within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

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The Sponsor has agreed that it will be liable to New Beginnings if and to the extent any claims by a third party (other than New Beginnings’ independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which New Beginnings has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay New Beginnings’ franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under New Beginnings’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. New Beginnings believes that the Sponsor’s only assets are securities of New Beginnings and, therefore, the Sponsor may not be able to satisfy those obligations. New Beginnings has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for New Beginnings’ initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, New Beginnings may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of New Beginnings’ officers or directors will indemnify New Beginnings for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

New Beginnings’ directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, New Beginnings’ independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that New Beginnings’ independent directors in exercising their business judgment may choose not to do so in any particular instance. If New Beginnings’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

New Beginnings’ stockholders may be held liable for claims by third parties against New Beginnings to the extent of distributions received by them.

New Beginnings’ amended and restated certificate of incorporation provides that New Beginnings will continue in existence only until 12 months from the closing of the IPO (subject to any applicable extension periods). As promptly as reasonably possible following the redemptions New Beginnings is required to make to the Public Stockholders in such event, subject to the approval of New Beginnings’ remaining stockholders and board of directors, New Beginnings would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. New Beginnings cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, New Beginnings’ stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of New Beginnings’ stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, New Beginnings cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by New Beginnings.

If New Beginnings is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against New Beginnings which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by New Beginnings’ stockholders. Furthermore, because New Beginnings intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time New Beginnings has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from New Beginnings’ assets. Furthermore, New Beginnings’ board of directors may be viewed as having breached their fiduciary duties to New Beginnings’ creditors and/or may have acted in bad faith, and thereby exposing itself and New Beginnings to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. New Beginnings cannot assure you that claims will not be brought against New Beginnings for these reasons.

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New Beginnings will enter into the Stockholders Agreement with the Sponsor and certain stockholders of Airspan, which will provide the Sponsor with certain governance rights with respect to the Post-Combination Company.

The Business Combination Agreement contemplates that, in connection with the Closing, New Beginnings will enter into the Stockholders Agreement with the Sponsor and certain stockholders of Airspan. The Stockholders Agreement will provide, among other things, that, as of the Closing, the initial board will consist of eight directors.

Additionally, the Stockholders Agreement will provide that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of New Beginnings Common Stock, the Sponsor will have the right to nominate one director to the board of directors of the Post-Combination Company, who will initially be Michael Liebowitz. The Stockholders Agreement will also provide that, if the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the board of directors of the Post-Combination Company (or, if there is no nominating and corporate governance committee of the board of directors of the Post-Combination Company, such other committee of the board of directors of the Post-Combination Company that is primarily responsible for nominating and corporate governance matters).

The interests of the parties to the Stockholders Agreement may differ from those of other holders of Post-Combination Company common stock. See the section entitled “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

We may amend the terms of the New Beginnings Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.

The New Beginnings Warrants were issued in registered form under the New Beginnings Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The New Beginnings Warrant Agreement provides that the terms of the New Beginnings Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the New Beginnings Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the New Beginnings Warrants with the consent of a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the New Beginnings Warrants, convert the New Beginnings Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a New Beginnings Warrant.

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The Post-Combination Company may redeem your unexpired New Beginnings Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your New Beginnings Warrants worthless.

The Post-Combination Company will have the ability to redeem outstanding New Beginnings Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Beginnings Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Post-Combination Company gives notice of redemption. If and when the New Beginnings Warrants become redeemable by the Post-Combination Company, the Post-Combination Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New Beginnings Warrants could force you (i) to exercise your New Beginnings Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New Beginnings Warrants at the then-current market price when you might otherwise wish to hold your New Beginnings Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New Beginnings Warrants are called for redemption, is likely to be substantially less than the market value of your New Beginnings Warrants. None of the Placement Warrants will be redeemable by the Post-Combination Company so long as they are held by their initial purchasers or their permitted transferees.

New Beginnings will require Public Stockholders who wish to redeem their shares of New Beginnings Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

New Beginnings will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC System, at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

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There is uncertainty regarding the federal income tax consequences to holders of New Beginnings Common Stock who exercise their redemption rights.

There is some uncertainty regarding the federal income tax consequences to holders of New Beginnings Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of New Beginnings Common Stock following the redemption, and if so, the total number of shares of New Beginnings Common Stock held by the holder both before and after the redemption relative to all shares of New Beginnings Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in New Beginnings or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (the “IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, the Business Combination may be a fully taxable transaction to Airspan Stockholders, in which case Airspan Stockholders would be required to recognize taxable gain or loss with respect to the total value of the merger consideration.

The parties intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the Business Combination qualifies for such treatment, Airspan Stockholders generally will not recognize gain or loss upon their exchange of Airspan Capital Stock for New Beginnings Common Stock and Post-Combination Company Warrants. However, the obligations of New Beginnings and Airspan to complete the Business Combination are not conditioned on the receipt of opinions from Greenberg Traurig, P.A. (counsel to New Beginnings), Dorsey & Whitney LLP (counsel to Airspan), or any other U.S. tax counsel to the effect that the Business Combination will qualify for such treatment, and the Business Combination will occur even if it does not so qualify. Neither Airspan nor New Beginnings has requested, or intends to request, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code (and does not otherwise qualify as a generally tax-free transaction for Airspan Stockholders under the Code), the Business Combination would be a fully taxable transaction to Airspan Stockholders for U.S. federal income tax purposes, and Airspan Stockholders generally would be required to recognize taxable gain or loss with respect to the total value of the merger consideration they receive in connection with the Business Combination. For a more detailed discussion of the material U.S. federal income tax consequences of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

The Post-Combination Company may issue additional shares of New Beginnings Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Post-Combination Company’s common stock.

The Post-Combination Company may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without stockholder approval, in a number of circumstances.

The Post-Combination Company’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

●	Public Stockholders’ proportionate ownership interest in the Post-Combination Company will decrease;

●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

●	the relative voting strength of each previously outstanding share of New Beginnings Common Stock may be diminished; and

●	the market price of the Post-Combination Company’s shares of common stock may decline.

See, “—New Beginnings stockholders who do not redeem their shares of New Beginnings Common Stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.”

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Our Proposed Certificate of Incorporation will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

Our Proposed Certificate of Incorporation will contain provisions to limit the ability of others to acquire control of the Post-Combination Company or cause it to engage in change-of-control transactions, including, among other things:

●	provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of New Beginnings Common Stock and preferred stock with preferential rights determined by its board of directors;

●	provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

●	provisions generally eliminating stockholders’ ability to act by written consent; and

●	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving New Beginnings’ stockholders of an opportunity to sell their New Beginnings Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. The Post-Combination Company’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

Our Proposed Certificate of Incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Proposed Certificate of Incorporation will require, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) derivative actions brought in our name, (ii) actions asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of the Post-Combination Company, (iii) actions asserting a claim pursuant to the DGCL, the Proposed Certificate of Incorporation or the bylaws of the Post-Combination Company, or (iv)  actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Certificate of Incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Proposed Certificate of Incorporation.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on New Beginnings’ or Airspan’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect New Beginnings’ or Airspan’s or, if the Business Combination is completed but delayed, the Post-Combination Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Post-Combination Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the Post-Combination Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Post-Combination Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Post-Combination Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Post-Combination Company to significant liabilities.

Because we have no current plans to pay cash dividends on New Beginnings Common Stock for the foreseeable future, you may not receive any return on investment unless you sell New Beginnings Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Post-Combination Company’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Post-Combination Company’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in New Beginnings Common Stock unless you sell New Beginnings Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

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The New Beginnings Warrants are accounted for as liabilities and the changes in value of the New Beginnings Warrants could have a material effect on New Beginnings’ financial results.

On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement focused on certain accounting and reporting considerations related to warrants of a kind similar to those issued by the New Beginnings at the time of its initial public offering and the exercises by the underwriters of their over-allotment options in November 2020. In response to the SEC Staff Statement, New Beginnings reevaluated the accounting treatment of the Public Warrants and Placement Warrants, and determined to classify the New Beginnings Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on New Beginnings balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus/consent solicitation statement are derivative liabilities related to embedded features contained within the New Beginnings Warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, New Beginnings’ financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, New Beginnings expects that it will recognize non-cash gains or losses on the New Beginnings Warrants each reporting period and that the amount of such gains or losses could be material.

New Beginnings is currently finalizing its accounting analysis of the Post-Combination Company Warrants, which will either be accounted for as components of equity or as derivative liabilities. If the Post-Combination Company Warrants are accounted for as derivative liabilities, under ASC 815-40, the fair value of the Post-Combination Company Warrants will be remeasured at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. The amount of those non-cash gains or losses could be material.

New Beginnings may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Staff Statement, New Beginnings’ audit committee concluded that it was appropriate to restate New Beginnings’ previously-issued financial statements as of December 31, 2020, for the year ended December 31, 2020, and the period from August 20, 2020 (date of inception) through September 30, 2020 (the “Restatement”). As part of the Restatement, New Beginnings identified a material weakness in its internal control over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the New Beginnings Warrants and other matters raised or that may in the future be raised by the SEC, New Beginnings may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in New Beginnings’ internal control over financial reporting and the preparation of New Beginnings’ financial statements. As of the date of this proxy statement/prospectus/consent solicitation statement, New Beginnings has no knowledge of any such litigation or dispute. However, New Beginnings can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on New Beginnings’ business, results of operations and financial condition or its ability to complete the Business Combination.

General Risk Factors

Airspan’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism. Material disruptions of Airspan’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Airspan’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Airspan’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Natural disasters, acts of terrorism or war could cause disruptions in Airspan’s operations, Airspan’s or its customers’ or channel partners’ businesses, Airspan’s suppliers’ or the economy as a whole. Airspan also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Airspan’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Airspan’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Airspan’s information technology and communications systems could impact Airspan’s ability to effectively provide its products and services.

Airspan utilizes data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Airspan’s services depend on the continued operation of information technology and communications systems. Airspan’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Airspan’s systems. Airspan utilizes reputable third-party service providers or vendors, and these providers could also be vulnerable to harms similar to those that could damage Airspan’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Airspan’s systems are not fully redundant, and Airspan’s disaster recovery planning cannot account for all eventualities. Any problems with Airspan’s third-party providers could result in lengthy interruptions in Airspan’s business. In addition, Airspan’s services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Airspan’s business or the failure of its systems.

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Airspan is subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its 4G and 5G products and customer data processed by Airspan or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Airspan from effectively operating its business.

Airspan is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Airspan or its third-party vendors or suppliers; facility security systems, owned by Airspan or its third-party vendors or suppliers; in-product technology owned by Airspan or its third-party vendors or suppliers; the integrated software in Airspan’s products; or customer data that Airspan processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Airspan’s facilities; or affect the performance of in-product technology and the integrated software in Airspan’s products. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Airspan maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Airspan cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Airspan’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Airspan’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Airspan cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Airspan does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Airspan’s ability to certify its financial results. Moreover, Airspan’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Airspan expects them to, Airspan may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could harm Airspan’s reputation, cause Airspan to breach its contracts with other parties or subject Airspan to regulatory actions or litigation, any of which could materially affect Airspan’s business, prospects, financial condition and operating results. In addition, Airspan’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber-incident.

The requirements of being a public company may strain Airspan’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed transaction may be greater than Airspan anticipates.

Airspan will incur significant costs associated with its public company corporate governance and reporting requirements. This may divert the attention of Airspan’s management from other business concerns, which could have a material adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Post-Combination Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Post-Combination Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Airspan does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Post-Combination Company to carry out activities Airspan does not currently conduct. For example, the Post-Combination Company will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Post-Combination Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Post-Combination Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Post-Combination Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Post-Combination Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Post-Combination Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

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Airspan has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of the Post-Combination Company’s consolidated financial statements or cause the Post-Combination Company to fail to meet our periodic reporting obligations.

As a private company, Airspan has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, Airspan has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, Airspan will become subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, the requirement with respect to auditor attestation on internal control effectiveness.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that we and our independent registered public accounting firm identified occurred because (i) we had inadequate processes and controls to ensure an appropriate level of precision related to our financial statement footnote disclosures, and (ii) we did not have sufficient resources with the adequate technical skills to meet the emerging needs of our financial reporting requirements.

Management, with oversight from the Audit Committee and Board of Directors is in the process of implementing a remediation plan for this material weakness, including, among other things, hiring additional accounting personnel and implementing process level and management review controls to ensure financial statement disclosures are complete and accurate and to identify and address emerging risks. We can give no assurance that our efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, may subject us to litigation and investigations, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us, cause a decline in the price of our common stock and limit our ability to access capital markets.

If the Post-Combination Company fails to maintain effective internal control over financial reporting, the price of the Post-Combination Company common stock may be adversely affected.

New Beginnings identified a material weakness in its internal control over financial reporting, the disclosure of which may have an adverse impact on the price of the New Beginnings Common Stock (please refer to “New Beginnings Management’s Discussion and Analysis of Financial Condition and Results of Operations—Evaluation of Disclosure Controls and Procedures” for further discussion). The Post-Combination Company will be required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect the Post-Combination Company’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in the Post-Combination Company’s internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Post-Combination Company’s internal control over financial reporting, or disclosure of management’s assessment of the Post-Combination Company’s internal control over financial reporting, may have an adverse impact on the price of the Post-Combination Company common stock.

The Post-Combination Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.

Airspan is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Post-Combination Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Airspan as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Post-Combination Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective or may result in a finding that there is a material weakness in the Post-Combination Company’s internal controls over financial reporting, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company’s securities adversely, the price and trading volume of the Post-Combination Company’s securities could decline.

The trading market for the Post-Combination Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Post-Combination Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Airspan. If no securities or industry analysts commence coverage of the Post-Combination Company, the Post-Combination Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding the Post-Combination Company’s shares of common stock adversely, or provide more favorable relative recommendations about the Post-Combination Company’s competitors, the price of the Post-Combination Company’s shares of common stock would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, the Post-Combination Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation statement.

Introduction

New Beginnings is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Airspan becoming a wholly-owned subsidiary of New Beginnings as a result of Merger Sub, a wholly-owned subsidiary of New Beginnings, merging with and into Airspan, and Airspan surviving the merger as a wholly-owned subsidiary of New Beginnings. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). New Beginnings has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

New Beginnings is a blank check company that was incorporated in Delaware on August 20, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On November 3, 2020, New Beginnings consummated its IPO of 10,000,000 New Beginnings Units at an offering price of $10.00 per unit, with each New Beginnings Unit consisting of one share of New Beginnings Common Stock and one New Beginnings Warrant, resulting in gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor subscribed for 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, New Beginnings effected a stock dividend resulting in the Sponsor holding an aggregate of 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. Simultaneously with the consummation of the IPO, New Beginnings sold 500,000 Placement Units in a private placement transaction at a purchase price of $10.00 per unit to the Sponsor. As a result of this transaction and after giving effect to the exercise of the underwriters’ over-allotment option discussed below, New Beginnings sold a total of 545,000 Placement Units to the Sponsor, resulting in gross proceeds to New Beginnings of approximately $5,450,000. Each Placement Unit sold in the private placement is identical to the New Beginnings Units sold in the IPO, except that the New Beginnings Warrants included in the Placement Units: (i) are not redeemable by New Beginnings and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 additional New Beginnings Units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase an additional 500,000 New Beginnings Units, generating an aggregate of gross proceeds of $15,000,000.

Airspan is a U.S.-based 5G end-to-end, 4G, Open RAN and fixed wireless access hardware and software provider with a product portfolio spanning 150 patents granted and 94 patents pending.

Airspan’s predecessor, Airspan Communications Corporation, was incorporated as a Delaware corporation on January 30, 1998. Airspan Networks Inc. was incorporated in 1999 as a Washington corporation and at that time acquired Airspan Communications Corporation by merger.  In August 2010, Airspan reincorporated in Delaware.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

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The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of New Beginnings was derived from the unaudited and audited financial statements of New Beginnings as of and for the three months ended March 31, 2021 and for the period from August 20, 2020 (inception) to December 31, 2020 (as restated), included elsewhere in this proxy statement/prospectus/consent solicitation statement. The historical financial information of Airspan was derived from the unaudited and audited financial statements of Airspan as of and for the three months ended March 31, 2021 and of the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement. This information should be read together with New Beginnings’ and Airspan’s unaudited and audited financial statements and related notes, the sections titled “New Beginnings Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Airspan Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although New Beginnings will acquire all of the outstanding equity interests of Airspan in the Business Combination, New Beginnings will be treated as the “acquired” company and Airspan will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Airspan issuing stock for the net assets of New Beginnings, accompanied by a recapitalization. The net assets of New Beginnings will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Airspan.

Airspan has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

●	Airspan’s existing stockholders will have the greatest voting interest in the Post-Combination Company;

●	directors designated by Airspan will initially represent seven of the eight board seats for the Post-Combination Board;

●	Airspan’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

●	Airspan will comprise the ongoing operations of the Post-Combination Company;

●	Airspan’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than New Beginnings’;

●	Airspan’s existing senior management will be the senior management of the Post-Combination Company; and

●	the Post-Combination Company will assume a substantially similar name to Airspan and Airspan’s headquarters.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of New Beginnings Common Stock:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of New Beginnings will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

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●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 5,559,406 shares of New Beginnings Common Stock will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on New Beginnings having a minimum of $135 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to New Beginnings share redemptions. As New Beginnings has received signed subscriptions for PIPE financing of $75 million, the maximum redemption scenario assumes all shares of New Beginnings Common Stock held by the Public Stockholders, except those required to retain $60 million in the Trust Account, will be redeemed. This scenario gives effect to Public Share redemptions of 5,559,406 shares of New Beginnings Common Stock for aggregate redemption payments of $56.2 million using a per share redemption price of approximately $10.10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to redemption.

Description of the Business Combination

Consideration

The aggregate consideration for the Business Combination will be payable in the form of cash, shares of Post-Combination Company common stock, Post-Combination Company Warrants, restricted shares of Post-Combination Company common stock, restricted stock units underlying Post-Combination Company common stock and options to purchase Post-Combination Company common stock.

The following summarizes the aggregated value of the consideration:

Common stock, restricted stock, warrants and stock options at Closing(1)	77,250,000
Post-Combination Company Warrants	(9,000,000)
Exchanged Options	(7,135,353)
Management Incentive Plan RSUs	(1,750,000)
Shares of common stock transferred at Closing	59,364,647
Value per share(2)	$10.00
Total share consideration	$593,646,470
Total cash consideration	$17,500,000

(1)	The number in the table above includes approximately 17,885,353 shares of Post-Combination Company common stock underlying Post-Combination Company Warrants, MIP RSUs and Exchanged Options that do not represent legally outstanding shares of Post-Combination Company common stock at Closing.
(2)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of Post-Combination common stock at Closing.

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Ownership

The following summarizes the pro forma Post-Combination Company common stock outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Airspan Capital Stock	77,250,000		77,250,000
Post-Combination Company Warrants	(9,000,000)		(9,000,000)
Exchanged Options	(7,135,353)		(7,135,353)
Management Incentive Plan RSUs	(1,750,000)		(1,750,000)
Airspan –shares of common stock transferred at Closing(1)	59,364,647	72.7%	59,364,647	78.0%
New Beginnings existing shares	11,500,000	14.1%	5,940,594	7.8%
Shares held by Sponsor	3,295,000	4.0%	3,295,000	4.3%
PIPE	7,500,000	9.2%	7,500,000	9.9%
Pro Forma common stock outstanding at March 31, 2021	81,659,647	100%	76,100,241	100%

(1)	The number of outstanding shares in the table above excludes approximately 17,885,353 shares of Post-Combination Company common stock underlying Post-Combination Company Warrants, MIP RSUs and Exchanged Options that do not represent legally outstanding shares of Post-Combination Company common stock at Closing.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of New Beginnings (as restated) and Airspan. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of March 31, 2021		As of March 31, 2021			As of March 31, 2021
	Airspan (Historical)	New Beginnings (Historical)	Transaction Accounting		Pro Forma Combined	Accounting Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	30,603	756	75,000	(A)	178,344	(56,150	)(H)	122,194
			116,177	(B)
			(4,222	)(C)
			(22,470	)(F)
			(17,500	)(G)
Prepaid assets	—	263			263			263
Restricted cash	186	—			186			186
Accounts receivable	32,398	—			32,398			32,398
Inventory	12,068	—			12,068			12,068
Prepaid expenses and other current assets	9,226	—			9,226			9,226
Total current assets	84,481	1,019	146,985		232,485	(56,150)		176,335
Cash and securities held in Trust Account	—	116,177	(116,177	)(B)	—			—
Property, plant and equipment, net	5,469	—			5,469			5,469
Goodwill	13,641	—			13,641			13,641
Intangible assets, net	7,330	—			7,330			7,330
Right-of-use lease assets, net	8,444	—			8,444			8,444
Other non-current assets	3,718	—			3,718			3,718
TOTAL ASSETS	123,083	117,196	30,808		271,087	(56,150)		214,937
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Accounts payable	16,786	196	(196	)(C)	16,786			16,786
Due to related party	—	1	(1	)(C)	—			—
Deferred revenue	6,807	—			6,807			6,807
Other accrued expenses	24,926	—			24,926			24,926
Subordinated debt	10,189	—			10,189			10,189
Current portion of long-term debt	2,156	—			2,156			2,156
Total current liabilities	60,864	197	(197)		60,864			60,864
Warrant liability`	—	8,762			8,762			8,762
Deferred underwriting discount	—	4,025	(4,025	)(C)	—			—
Long-term debt	221	—			221			221
Subordinated term loan, long-term - related party	35,528	—			35,528			35,528
Senior term loan, long-term	37,938	—			37,938			37,938
Other long-term liabilities	21,186	—	(11,746	)(E)	9,440			9,440
Warrant liability	—	—	4,389	(E)	4,389			4,389
Total liabilities	155,737	12,984	(11,579)		157,142			157,142

Mezzanine equity
Convertible preferred stock	364,128	—	(364,128	)(E)	—			—

Common stock subject to possible redemption	—	99,212	(99,212	)(D)	—			—

Stockholders’ equity (deficit)
Common stock	—	—	1	(A)	8	(1	)(H)	7
			1	(D)
			6	(E)
Additional paid-in capital	312,092	(2,136)	74,999	(A)	840,313	(56,149	)(H)	784,164
			99,211	(D)
			375,868	(E)
			(22,468	)(F)
			7,136	(I)
			(4,389	)(E)
Accumulated deficit	(708,874)	7,136	(17,500	)(G)	(726,376)			(726,376)
			(7,136	)(I)
			(2	)(F)
Total stockholders’ equity (deficit)	(396,782)	5,000	505,727		113,945	(56,150)		57,795
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	123,083	117,196	30,808		271,087	(56,150)		214,937

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

			Assuming No Redemptions & Maximum Redemptions
	For the Three Months ended 31, 2021		Transaction		For the Three Months Ended March 31, 2021
	Airspan (Historical)	New Beginnings (Historical)	Accounting Adjustments		Pro Forma Combined
Products and software licenses	$38,999	$—	$—		$38,999
Maintenance, warranty and services	6,936	—	—		6,936
Revenue	45,935	—	—		45,935
Products and software licenses	23,888	—	—		23,888
Maintenance, warranty and services	1,103	—	—		1,103
Total cost of revenue	24,991	—	—		24,991
Gross profit	20,944	—	—		20,944
Operating expenses:
Research and development	14,374	—	—		14,374
Sales and marketing	7,360	—	—		7,360
General and administrative	4,455	—	—		4,455
Amortization of intangibles	299	—	—		299
Formation and operating costs	—	581	—		581
Total operation expenses	26,488	581	—		27,069
Loss from operations	(5,544)	(581)	—		(6,125)
Interest expense, net	(2,438)	14	(14	)(BB)	(2,438)
Other income (expense), net	(5,492)	—	3,972	(AA)	(1,520)
Unrealized gain on change in fair value of warrants	—	3,610			3,610
Income (Loss) before income taxes	(13,474)	3,043	3,958		(6,473)
Income tax benefit (expense)	(75)	—	—		(75)
Net (loss) income	$(13,549)	$3,043	$3,958		$(6,548)

			Assuming No Redemptions
Weighted average shares outstanding – common stock	669,632		81,659,647
Net loss per share – basic and diluted	$(20.23)	$	$(0.08)

			Assuming Maximum Redemptions
Weighted average shares outstanding – common stock	669,632		76,100,241
Net loss per share – basic and diluted	$(20.23)	$	$(0.09)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

			Assuming No Redemptions & Maximum Redemptions
	For the Year Ended December 31, 2020		Transaction		For the Year Ended December 31, 2020
	Airspan (Historical)	New Beginnings (Historical, as restated)	Accounting Adjustments		Pro Forma Combined
Products and software licenses	$134,338	$—	$—		$134,338
Maintenance, warranty and services	38,617	—	—		38,617
Revenue	172,955	—	—		172,955
Products and software licenses	84,375	—	—		84,375
Maintenance, warranty and services	4,477	—	—		4,477
Total cost of revenue	88,852	—	—		88,852
Gross profit	84,103	—	—		84,103
Operating expenses:
Research and development	52,858	—	—		52,858
Sales and marketing	28,738	—	—		28,738
General and administrative	16,555	1,188	—		17,743
Amortization of intangibles	1,733	—	—		1,733
Loss on sale of assets	22	—	—		22
Total operation expenses	99,906	1,188	—		101,094
Loss from operations	(15,803)	(1,188)	—		(16,991)
Interest expense, net	(6,422)	—	—		(6,422)
Other income (expense), net	(4,200)	12	(12	)(BB)	(878)
			3,322	(AA)
Unrealized gain on change in fair value of warrants	—	5,268	—		5,268
Income (Loss) before income taxes	(26,425)	4,092	3,310		(19,023)
Income tax benefit (expense)	782	—	—		782
Net (loss) income	$(25,643)	$4,092	$3,310		$(18,241)

			Assuming No Redemptions
Weighted average shares outstanding – common stock	669,534		81,659,647
Net loss per share – basic and diluted	$(38.30)	$	$(0.22)

			Assuming Maximum Redemptions
Weighted average shares outstanding – common stock	669,534		76,100,241
Net loss per share – basic and diluted	$(38.30)	$	$(0.24)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Airspan has been determined to be the accounting acquirer, primarily due to the fact that Airspan Stockholders will continue to control the Post-Combination Company. Under this method of accounting, although New Beginnings will acquire all of the outstanding equity interests of Airspan in the Business Combination, New Beginnings will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Airspan issuing stock for the net assets of New Beginnings, accompanied by a recapitalization. The net assets of New Beginnings will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Airspan.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and PIPE financing occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination and PIPE financing as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	New Beginnings’ unaudited balance sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

●	Airspan’s unaudited balance sheet as of March 31, 2021 and the related notes for the period ended March 31, 2021, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	New Beginnings’ unaudited statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement; and

●	Airspan’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of New Beginnings Common Stock:

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of New Beginnings exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 5,559,406 shares of New Beginnings Common Stock will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on New Beginnings having a minimum of $135 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to New Beginnings share redemptions. As New Beginnings has received signed subscriptions for PIPE financing of $75 million, the maximum redemption scenario assumes all shares of New Beginnings Common Stock held by the Public Stockholders, except those required to retain $60 million in the Trust Account, will be redeemed. This scenario gives effect to Public Share redemptions of 5,559,406 shares of New Beginnings Common Stock for aggregate redemption payments of $56.2 million using a per share redemption price of approximately $10.10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to redemption.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that New Beginnings believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. New Beginnings believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of New Beginnings (as restated) and Airspan.

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2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of the Post-Combination Company.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). New Beginnings has elected not to present Management’s Adjustments and is only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Airspan and New Beginnings have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)	Represents the gross proceeds from the private placement of 7,500,000 shares of New Beginnings Common Stock at $10.00 per share pursuant to the PIPE.

(B)	Reflects the reclassification of $116.2 million of cash and cash equivalents held in New Beginnings’ Trust Account at the balance sheet date that becomes available to fund the Business Combination.

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(C)	Reflects the settlement of New Beginnings’ historical accrued liabilities that will be settled at the Closing of the Business Combination.

(D)	Reflects the reclassification of approximately $96.2 million of New Beginnings Common Stock subject to possible redemption to permanent equity.

(E)	Reflects the reclassification of Airspan Preferred Stock, warrants exercisable for Airspan Preferred Stock that convert into New Beginnings Common Stock, and Warrants exercisable for New Beginnings Common Stock at the Closing of the Business Combination.

(F)	Represents preliminary estimated transaction costs incurred as part of the Business Combination totaling $22.47 million, consisting of (i) approximately $3.0 million of placement agent fees and related expenses payable to the placement agent upon the closing of the PIPE transaction, (ii) financial and transaction advisory fees of approximately $14.24 million payable upon consummation of the Business Combination and (iii) printing, legal, accounting and other fees of $5.23 million, out of which approximately $2.0 million were not capitalized under both the no redemption and maximum redemption scenarios as of March 31, 2021. Approximately $2.0 million were not capitalized under the no redemption scenario, and approximately $3.0 million were not capitalized under the maximum redemption scenario, as of December 31, 2020.

(G)	Represents the $17,500,000 of MIP Aggregate Cash Consideration to be paid to the MIP Participants upon the Closing of the Business Combination.

(H)	Reflects the maximum redemption of 5,559,406 Public Shares for aggregate redemption payments of $56.2 million allocated to New Beginnings Common Stock and additional paid-in capital using the par value $0.0001 per share and a redemption price of $10.10 per share.

(I)	Reclassification of New Beginnings retained earnings.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Reflects the adjustments relating to the fair value measurement of warrants exercisable for Airspan Preferred Stock classified as a liability

(BB)	Reflects elimination of interest income on the Trust Account.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of New Beginnings Common Stock for the three months ended March 31, 2021 and the year ended December 31, 2020:

	For three months ended March 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	(6,548)	(6,548)
Weighted average shares outstanding of common stock	81,659,647	76,100,241
Net loss per share (basic and diluted) (1)	$(0.08)	$(0.09)

	For the year ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	(18,241)	(18,241)
Weighted average shares outstanding of common stock	81,659,647	76,100,241
Net loss per share (basic and diluted) (1)	$(0.22)	$(0.24)

(1)	For the purposes of calculating diluted earnings per share, it was assumed that all outstanding Post-Combination Company Warrants and warrants sold in the IPO and the private placement are exercised for common stock. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

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COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for New Beginnings and Airspan and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus/consent solicitation statement, and the historical financial statements of New Beginnings (as restated) and Airspan and related notes. The unaudited pro forma combined per share information of New Beginnings and Airspan is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share that would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of New Beginnings and Airspan would have been had the companies been combined during the periods presented.

●	Assuming No Redemptions: This presentation assumes that no Public Stockholders of New Beginnings will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

●

Assuming Low Redemptions: This presentation assumes that stockholders holding 1,800,000 shares of New Beginnings Common Stock will exercise redemption rights with respect to their Public Shares for a pro rata share (approximately $10.10 per share) of the funds in the Trust Account.

●

Assuming High Redemptions: This presentation assumes that stockholders holding 3,600,000 shares of New Beginnings Common Stock will exercise redemption rights with respect to their Public Shares for a pro rata share (approximately $10.10 per share) of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that stockholders holding 5,559,406 shares of New Beginnings Common Stock will exercise their redemption rights for their pro rata share (approximately $10.10 per share) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on New Beginnings having a minimum of $135 million of cash on hand (which is inclusive of any PIPE financing) whether in or outside the Trust Account after giving effect to New Beginnings share redemptions. As New Beginnings has received signed subscriptions for PIPE financing of $75 million, the maximum redemption scenario assumes all shares of New Beginnings Common Stock held by the Public Stockholders, except those required to retain $60 million in the Trust Account, will be redeemed. This scenario gives effect to Public Share redemptions of 5,559,406 shares of New Beginnings Common Stock for aggregate redemption payments of $56.2 million using a per share redemption price of approximately $10.10 per share (due to investment related gains in the Trust Account), along with the balance in the Trust Account, and shares outstanding and subject to redemption.

			Combined Pro Forma				Airspan Equivalent Per Share Pro Forma (2)
	Airspan (Historical)	New Beginnings (Historical, as restated)	Assuming No Redemptions	Assuming Low Redemptions	Assuming High Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Low Redemptions	Assuming High Redemptions	Assuming Maximum Redemptions
As of and for the three months ended March 31, 2021(3)
Book Value per share(1)	$(5.83)	$0.93	$2.37	$2.20	$2.02	$1.81	$13.70	$12.69	$11.64	$10.44
Weighted average shares outstanding – basic and diluted	669,632
Net income (loss) per share – basic and diluted	$(20.23)
Weighted average shares outstanding of common stock – basic and diluted		5,398,351	81,659,647	79,859,647	78,059,647	76,100,241
Net income (loss) per share of common stock – basic and diluted		$0.56	$(0.08)	$(0.08)	$(0.08)	$(0.09)	$(0.46)	$(0.47)	$(0.48)	$(0.50)

(1)	Book value per share means total shareholders' equity, including mezzanine equity, divided by weighted average common shares outstanding, including shares of preferred stock on an as converted basis.
(2)	The equivalent pro forma basic and diluted per share data for Airspan is calculated by multiplying the combined pro forma per share data by an exchange ratio of 5.7683. For an explanation of the calculation of the exchange ratio, see “The Business Combination Agreement — Conversion of Securities.”
(3)	No cash dividends were declared during the period presented.

			Combined Pro Forma				Airspan Equivalent Per Share Pro Forma (2)
	Airspan (Historical)	New Beginnings (Historical, as restated)	Assuming No Redemptions	Assuming Low Redemptions	Assuming High Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Low Redemptions	Assuming High Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2020(2)
Weighted average shares outstanding – basic and diluted	(669,534)
Net income (loss) per share – basic and diluted	$(38.30)
Weighted average shares outstanding of common stock – basic and diluted		4,646,706	81,659,647	79,859,647	78,059,647	76,100,241
Net income (loss) per share of common stock – basic and diluted		$0.88	$(0.22)	$(0.23)	$(0.23)	$(0.24)	$(1.29)	$(1.32)	$(1.35)	$(1.38)

(1)	The equivalent pro forma basic and diluted per share data for Airspan is calculated by multiplying the combined pro forma per share data by an exchange ratio of 5.7683. For an explanation of the calculation of the exchange ratio, see “The Business Combination Agreement — Conversion of Securities.”
(2)	No cash dividends were declared during the period presented.

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AIRSPAN’S SOLICITATION OF WRITTEN CONSENTS

This section contains information for Airspan Stockholders regarding the solicitation of written consents from Airspan Stockholders to approve and adopt the Airspan Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

Purpose of the Consent Solicitation; Recommendation of the Airspan Board of Directors

The Airspan Board of Directors is providing this proxy statement/prospectus/consent solicitation statement to Airspan Stockholders. Airspan Stockholders are being asked to approve and adopt the Airspan Business Combination Proposal by executing and delivering the written consent furnished with this proxy statement/prospectus/consent solicitation statement.

The Airspan Board of Directors has carefully considered the Business Combination Agreement, the terms thereof and the transactions contemplated thereby, including the Merger, and unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Airspan and the Airspan Stockholders. Accordingly, the Airspan Board of Directors unanimously recommends that Airspan Stockholders approve and adopt the Airspan Business Combination Proposal by submitting a written consent.

Airspan Stockholders Entitled to Consent

Only Airspan Stockholders of record holding shares of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date are entitled to execute and deliver a written consent. As of the close of business on the Airspan Record Date, there were 261,494 shares of Airspan Common Stock issued and outstanding, 466,954 shares of Airspan Class B Common Stock issued and outstanding and 2,970,581 shares of Airspan Voting Preferred Stock issued and outstanding, consisting of 1,080,993 shares of Airspan Series D Preferred Stock, 615,231 shares of Airspan Series E Senior Preferred Stock, 352,076 shares of Airspan Series F Senior Preferred Stock, 740,987 shares of Airspan Series G Senior Preferred Stock and 181,294 shares of Airspan Series H Senior Preferred Stock, in each case, entitled to execute and deliver written consents with respect to the Airspan Business Combination Proposal. Each holder of Airspan Common Stock is entitled to one vote for each share of Airspan Common Stock held by such holder as of the Airspan Record Date. Each holder of Airspan Class B Common Stock is entitled to one vote for each share of Airspan Class B Common Stock held by such holder as of the Airspan Record Date. Each holder of Airspan Voting Preferred Stock is entitled to one vote for each share of Airspan Voting Preferred Stock held by such holder as of the Airspan Record Date, except that if such vote is taken on an as-converted basis, each holder of Airspan Voting Preferred Stock is entitled to a number of votes equal to the number of shares of Airspan Common Stock into which the shares of Airspan Voting Preferred Stock held by such holder would be converted if such Airspan Voting Preferred Stock were converted into Airspan Common Stock as of the Airspan Record Date.

Written Consents; Required Written Consents

The approval and adoption of the Airspan Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority in voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, voting together as a single class, and (ii) 60% of the issued and outstanding shares of Airspan Voting Preferred Stock, voting together as a single class on an as-converted basis.

Concurrently with the execution of the Business Combination Agreement, New Beginnings and the Key Airspan Stockholders entered into the Stockholder Support Agreement, which provides, among other things, that each Key Airspan Stockholder will, within 24 hours after Airspan’s request, execute and deliver a written consent with respect to the outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock held by such Key Airspan Stockholder approving and adopting the Business Combination Agreement and the transactions contemplated thereby, including the Merger. The Business Combination Agreement provides that New Beginnings may terminate the Business Combination Agreement if Airspan fails to deliver the written consent to New Beginnings within 48 hours after the Registration Statement is declared effective by the SEC. The shares of Airspan Voting Capital Stock that are owned by the Key Airspan Stockholders and subject to the Stockholder Support Agreement represent approximately 55.2% of the voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock and approximately 62.6% of the issued and outstanding shares of Airspan Voting Preferred Stock, on an as-converted basis, in each case, as of the Airspan Record Date. The Key Airspan Stockholders therefore hold a sufficient number of shares of Airspan Voting Capital Stock to approve and adopt the Airspan Business Combination Proposal without the vote of any other Airspan Stockholder.

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Interests of Certain Persons in the Business Combination

In considering whether to approve and adopt the Airspan Business Combination Proposal by executing and delivering the written consent, Airspan Stockholders should be aware that aside from their interests as stockholders of Airspan, Airspan’s officers and members of the Airspan Board of Directors have interests in the Business Combination that are different from, or in addition to, those of other Airspan Stockholders generally. Airspan Stockholders should take these interests into account in deciding whether to adopt and approve the Airspan Business Combination Proposal. For additional information, please see the section entitled “The Business Combination — Interests of Airspan’s Directors and Executive Officers in the Business Combination.”

Submission of Written Consents

You may consent to the Airspan Business Combination Proposal with respect to your shares of Airspan Voting Capital Stock by completing, dating and signing the written consent enclosed with this proxy statement/prospectus/consent solicitation statement and returning it to Airspan by the Airspan Consent Deadline.

If you hold shares of Airspan Voting Capital Stock as of the close of business on the Airspan Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Airspan. Once you have completed, dated and signed the written consent, you may deliver it to Airspan by emailing a .pdf copy to infostat@airspan.com or by mailing your written consent to Airspan at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, Attention: Secretary.

The Airspan Board of Directors has set 5:00 p.m., New York time, on          , 2021 as the deadline for receipt of written consents from Airspan Stockholders. Airspan reserves the right to extend the final date for receipt of written consents beyond such date. Any such extension may be made without notice to Airspan Stockholders. Once a sufficient number of consents to approve and adopt the Airspan Business Combination Proposal have been received, the consent solicitation will conclude. As described in the section entitled “Airspan Appraisal Rights” beginning on page 278 of this proxy statement/prospectus/consent solicitation statement, the delivery of a signed and dated written consent approving and adopting the Airspan Business Combination Proposal, or delivery of a signed and dated written consent without indicating a decision on the Airspan Business Combination Proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

Airspan Stockholders should not send stock certificates with their written consents. After the Merger is completed, a letter of transmittal and written instructions for the surrender of Airspan stock certificates will be mailed to Airspan Stockholders.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the Airspan Business Combination Proposal (which is equivalent to a vote “FOR” such proposal) or disapprove, or abstain from consenting with respect to, the Airspan Business Combination Proposal (which is equivalent to a vote “AGAINST” such proposal). If you do not execute and return your written consent, or otherwise withhold your written consent, it will have the same effect as voting “AGAINST” the Airspan Business Combination Proposal. If you are a record holder of shares of Airspan Common Stock, Airspan Class B Common Stock and/or Airspan Voting Preferred Stock and you return a signed written consent without indicating your decision on the Airspan Business Combination Proposal, you will have given your consent to approve such proposal.

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Your consent to the Airspan Business Combination Proposal may be changed or revoked, subject to any contractual obligations you may have, at any time before the Airspan Consent Deadline; however, such change or revocation is not expected to have any effect on the approval and adoption of the Airspan Business Combination Proposal, as the delivery of the written consents contemplated by the Stockholder Support Agreement will constitute the Airspan Stockholder Approval required to approve and adopt the Airspan Business Combination Proposal at the time of such delivery. Therefore, a failure of any other Airspan Stockholder to deliver a written consent is not expected to have any effect on the approval and adoption of the Airspan Business Combination Proposal.

If you wish to change or revoke your consent before the Airspan Consent Deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case, by emailing a .pdf copy to infostat@airspan.com or by mailing such written consent or notice of revocation to Airspan at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431, Attention: Secretary.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Airspan. Officers and employees of Airspan may solicit consents by telephone, by facsimile, by mail, on the Internet or in person. These persons will receive their regular compensation but no special compensation for soliciting consents.

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AIRSPAN PROPOSAL NO. 1—THE AIRSPAN BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus/consent solicitation statement, Airspan is asking the Airspan Stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Merger. For a summary of and detailed information regarding this proposal, see the information about the Business Combination Agreement throughout this proxy statement/prospectus/consent solicitation statement, including the information set forth in the section entitled “The Business Combination” and the section entitled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement and incorporated herein by reference. Airspan Stockholders are urged to read carefully this proxy statement/prospectus/consent solicitation statement and the Business Combination Agreement in their entirety before executing and delivering a written consent with respect to the approval and adoption of the Airspan Business Combination Proposal.

Vote Required for Approval

The approval and adoption of the Airspan Business Combination Proposal requires the affirmative vote or consent of the holders of at least (i) a majority in voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, voting together as a single class, and (ii) 60% of the issued and outstanding shares of Airspan Voting Preferred Stock, voting together as a single class on an as-converted basis.

Recommendation of the Airspan Board of Directors

AIRSPAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AIRSPAN STOCKHOLDERS APPROVE AND ADOPT THE AIRSPAN BUSINESS COMBINATION PROPOSAL.

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THE SPECIAL MEETING OF NEW BEGINNINGS STOCKHOLDERS

The New Beginnings Special Meeting

New Beginnings is furnishing this proxy statement/prospectus/consent solicitation statement to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2021 annual meeting of stockholders to be held on               , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement is first being mailed on or about               , 2021 to all New Beginnings stockholders of record as of               , 2021, the record date for the special meeting. This proxy statement/prospectus/consent solicitation statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at on         , 2021, at       , or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting https://www.cstproxy.com/nbaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing +1 (877) 770-3647 (toll-free within the U.S. and Canada) or +1 (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 54720836#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

Purpose of the Special Meeting

At the New Beginnings special meeting of stockholders, New Beginnings will ask the New Beginnings stockholders to vote in favor of the following proposals:

●	The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).

●	The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of New Beginnings attached as Annex B to this proxy statement/prospectus/consent solicitation statement (Proposal No. 2).

●	The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between New Beginnings’ current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (Proposal Nos. 3A-3H).

●	The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Beginnings following the closing of the Business Combination (Proposal No. 4).

●	The Stock Incentive Plan Proposal — a proposal to approve and adopt the stock incentive plan established to be effective after the Closing of the Business Combination (Proposal No. 5).

●	The NYSE American Proposal — a proposal to issue New Beginnings Common Stock in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE (Proposal No. 6).

●	The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied (Proposal No. 7).

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Recommendation of the New Beginnings Board of Directors

New Beginnings’ board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of New Beginnings and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of New Beginnings’ board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of New Beginnings’ board of directors and officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, your interests as a stockholder. These interests include:

●	the beneficial ownership of the Sponsor, which is controlled by Michael S. Liebowitz, New Beginnings’ Chief Executive Officer, and Russell W. Galbut, New Beginnings’ Chairman, of an aggregate of 3,911,000 shares of New Beginnings Common Stock, consisting of:

●	2,821,000 Founder Shares retained by the Sponsor, out of 2,875,000 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

●	545,000 Placement Shares and 545,000 shares of New Beginnings Common Stock underlying Placement Warrants, which together comprise the 545,000 Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $5,450,000;

all of which shares and warrants would become worthless if New Beginnings does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $          million and $         million, respectively, based on the closing price of New Beginnings Common Stock of $       and the closing price of New Beginnings Warrants of $          on the NYSE American on              , 2021, the most recent practicable date;

●	the beneficial ownership of Dean Walsh, Mr. Garrett and Mr. Del Rio of 18,000 Founder Shares each, initially purchased from the Sponsor for an aggregate price of $486, all of which Founder Shares would become worthless if New Beginnings does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $ million, based on the closing price of New Beginnings Common Stock of $ on the NYSE American on , 2021, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of New Beginnings’ officers and directors, which gives them an indirect pecuniary interest in the shares of New Beginnings Common Stock and New Beginnings Warrants held by the Sponsor, and which interests would also become worthless if New Beginnings does not complete a business combination within the applicable time period, including the following:

●	Mr. Galbut and Mr. Liebowitz made investments in the equity of the Sponsor in the amount of $1,412,188 each, which gives each of Mr. Galbut and Mr. Liebowitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	Mr. Del Rio made an investment in the equity of the Sponsor in the amount of $417,406, which gives Mr. Del Rio an economic interest in the Sponsor equivalent to an additional 261,932 shares of New Beginnings Common Stock and 41,741 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date; and

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●	Mr. Weitz made an investment in the equity of the Sponsor in the amount of $1,399,688, which gives Mr. Weitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	New Beginnings’ board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on New Beginnings’ behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

●	the Sponsor and New Beginnings’ officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 shares of New Beginnings Common Stock and Placement Warrants underlying such units would have an aggregate market value of approximately $ and $ , respectively based on the last sale price of $ and $ of the New Beginnings Common Stock and Public Warrants, respectively, on the NYSE American on , 2021;

●	the anticipated continuation of Michael S. Liebowitz, New Beginnings’ Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing, for which he may be entitled to compensation in an amount currently expected to be $50,000 or less annually; and

●	the continued indemnification of current directors and officers of New Beginnings and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of New Beginnings Common Stock at the close of business on               , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of New Beginnings Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                shares of New Beginnings Common Stock outstanding, of which                are Founder Shares or Private Shares held by the Sponsor.

The Sponsor and New Beginnings’ directors and officers have agreed to vote all of their Founder Shares, Placement Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. The issued and outstanding New Beginnings Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of New Beginnings Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of New Beginnings Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of New Beginnings Common Stock at the special meeting of stockholders:

●	Voting by Mail. You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of New Beginnings Common Stock will be voted as recommended by New Beginnings’ board of directors. New Beginnings encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

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●	Voting at the Special Meeting via the Virtual Meeting Platform. You can attend the special meeting and vote in person via the virtual meeting platform. The special meeting can be accessed by visiting https://www.cstproxy.com/nbaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing +1 (877) 770-3647 (toll-free within the U.S. and Canada) or +1 (312) 780-0854 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 54720836#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. If your shares of New Beginnings Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of New Beginnings Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: NBA.info@investor.morrowsodali.com

Quorum and Vote Required for the New Beginnings Proposals

A quorum of New Beginnings’ stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the New Beginnings Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, Governance Proposals, Stock Incentive Plan Proposal, NYSE American Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of New Beginnings Common Stock.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. New Beginnings believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

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Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of New Beginnings stockholders. For purposes of approval, abstentions will have no effect on the Business Combination Proposal, the Governance Proposals and the Adjournment Proposal, if presented, and abstentions will have the same effect as a vote “against” the Charter Amendment Proposal, the Stock Incentive Plan Proposal and the NYSE American Proposal. For the Election of Directors Proposal, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a broker non-vote or a direction to withhold authority) will not be counted in the nominee’s favor. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the remaining New Beginnings Proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify New Beginnings’ secretary in writing before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting virtually and submit a ballot through the virtual meeting platform during the special meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Redemption Rights

Any holder of Public Shares may demand that New Beginnings redeem such shares for cash in connection with the Business Combination at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to New Beginnings to pay its franchise and income tax obligations, by (b) the total number of shares of New Beginnings Common Stock included as part of the New Beginnings Units issued in the IPO. However, New Beginnings will not redeem any Public Shares to the extent that such redemption would result in New Beginnings having net tangible assets of less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.10.

Holders of Public Shares are not required to affirmatively vote on the Business Combination Proposal or be holders of Public Shares on the record date in order to exercise redemption rights with respect to such Public Shares. If a holder exercises its redemption rights and the Business Combination is consummated, then New Beginnings will redeem such holder’s Public Shares in exchange for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

The Sponsor and New Beginnings’ officers and directors will not have redemption rights with respect to any shares of New Beginnings Common Stock owned by them, directly or indirectly.

New Beginnings stockholders who seek to have their Public Shares redeemed must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, New Beginnings’ transfer agent, no later than two business days prior to the special meeting at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

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If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming New Beginnings stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is New Beginnings’ understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, New Beginnings does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any request to have such Public Shares redeemed, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). You may make such request by contacting New Beginnings’ transfer agent at the phone number or address listed above.

If the Business Combination is not approved or completed for any reason, then New Beginnings’ Public Stockholders who elected to exercise their redemption rights will not be entitled to have their Public Shares redeemed. In such case, New Beginnings will promptly return any shares delivered by Public Stockholders.

The closing price of the New Beginnings Common Stock on           , 2021, the record date, was $          . The cash held in the trust account on such date less taxes payable was approximately $           ($           per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of New Beginnings Common Stock as they may receive higher proceeds from the sale of their New Beginnings Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. New Beginnings cannot assure its stockholders that they will be able to sell their New Beginnings Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If you exercise your redemption rights, your shares of New Beginnings Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to New Beginnings to pay its franchise and income tax obligations. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and New Beginnings does not consummate an initial business combination by November 3, 2021 (subject to any applicable extension), it will be required to dissolve and liquidate and the New Beginnings Warrants will expire worthless.

Redemption rights are not available to holders of New Beginnings Warrants in connection with the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of New Beginnings Common Stock or New Beginnings Warrants in connection with the Business Combination.

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Solicitation of Proxies

New Beginnings will pay the cost of soliciting proxies for the special meeting. New Beginnings has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. New Beginnings has agreed to pay Morrow Sodali LLC a fee of $27,500. New Beginnings will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. New Beginnings also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of New Beginnings Common Stock for their expenses in forwarding soliciting materials to beneficial owners of New Beginnings Common Stock and in obtaining voting instructions from those owners. New Beginnings’ directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owned an aggregate of approximately     % of the outstanding shares of New Beginnings Common Stock. The Sponsor has agreed to vote all of its Founder Shares, Private Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/consent solicitation statement, the Sponsor has not acquired any Public Shares.

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PROPOSALS TO BE CONSIDERED BY NEW BEGINNINGS’ STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

New Beginnings is a blank check company that was incorporated in Delaware on August 20, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of New Beginnings’ management team and the New Beginnings board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between New Beginnings’ management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, representatives of Airspan, in consultation with Airspan’s financial and legal advisors, and certain Airspan Stockholders.

Airspan’s management team and board of directors, together with its financial and legal advisors, routinely review and evaluate potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, possible capital markets and strategic acquisition transactions.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions. The following does not purport to catalogue every conversation among representatives of New Beginnings, Airspan and other parties.

In early 2020, representatives of Airspan approached several investment banks to discuss the possibility of Airspan pursuing a strategic transaction.

On March 24, 2020, Airspan entered into an engagement letter (the “Engagement Letter”) with J.P. Morgan Securities LLC’s (“JPM”) M&A Advisory Group, following which JPM’s M&A Advisory Group advised Airspan with respect to identifying and evaluating possible capital markets and strategic acquisition transactions. Between the execution of the Engagement Letter and the execution of the non-binding letter of intent and mutual exclusivity agreement between Airspan and New Beginnings on January 17, 2021, which is discussed in greater detail below, representatives of Airspan participated in telephonic and virtual meetings with several possible special purpose acquisition company (“SPAC”) transaction counterparties (including New Beginnings), as well as several possible strategic acquisition counterparties, in each case, to discuss a possible acquisition or business combination transaction with Airspan. During that period, Airspan entered into non-disclosure agreements with approximately 17 of these possible counterparties.

On June 28, 2020, Airspan entered into a non-binding letter of intent to be acquired by a strategic counterparty. Negotiations with respect to this possible transaction continued during the summer of 2020. On August 21, 2020, the parties decided not to pursue a potential transaction.

On October 14, 2020, Airspan entered into a non-binding letter of intent with respect to a business combination transaction with a SPAC counterparty, but the parties ultimately determined not to pursue a transaction.

On October 22, 2020, Airspan and Fortress Credit Corp. entered into a non-binding proposal letter contemplating a refinancing of Airspan’s existing bank indebtedness.

On November 3, 2020, New Beginnings consummated its IPO of 10,000,000 New Beginnings Units at an offering price of $10.00 per unit, with each New Beginnings Unit consisting of one share of New Beginnings Common Stock and one New Beginnings Warrant, resulting in gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor subscribed for 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, New Beginnings effected a stock dividend resulting in the Sponsor holding an aggregate of 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. Simultaneously with the consummation of the IPO, New Beginnings sold 500,000 Placement Units in a private placement transaction at a purchase price of $10.00 per unit to the Sponsor. As a result of this transaction and after giving effect to the exercise of the underwriter’s over-allotment option discussed below, New Beginnings sold a total of 545,000 Placement Units to the Sponsor, resulting in gross proceeds to New Beginnings of approximately $5,450,000. Each Placement Unit sold in the private placement is identical to the New Beginnings Units sold in the IPO, except that the New Beginnings Warrants included in the Placement Units: (i) are not redeemable by New Beginnings and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

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On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 additional New Beginnings Units (the “Over-Allotment Units”), and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000.

Prior to the consummation of the IPO, neither New Beginnings, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with New Beginnings.

New Beginnings’ efforts to identify a prospective target business were not limited to a particular industry or geographic region. New Beginnings’ management, representatives of the Sponsor and their consultants considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

●	financial condition and results of operation;

●	growth potential;

●	brand recognition and potential;

●	experience and skill of management and availability of additional personnel;

●	capital requirements;

●	competitive position;

●	barriers to entry;

●	stage of development of the products, processes or services;

●	existing distribution and potential for expansion;

●	degree of current or potential market acceptance of the products, processes or services;

●	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

●	impact of regulation on the business;

●	regulatory environment of the industry;

●	costs associated with effecting the business combination;

●	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

●	macro competitive dynamics in the industry within which the company competes.

After the IPO, New Beginnings’ officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of New Beginnings were contacted by, and representatives of New Beginnings contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. New Beginnings’ officers and directors and their affiliates also brought to New Beginnings’ attention potential target business candidates.

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During that period, New Beginnings’ officers:

●	developed a list of more than 100 potential acquisition candidates;

●	entered into non-disclosure agreements with approximately 40 target companies (including Airspan);

●	had in person, telephonic or email discussions with approximately 30 of those companies, of which approximately 15 were actively pursued (including Airspan) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or shareholders; and

●	submitted indications of interest or proposed letters of intent to five acquisition candidates (including Airspan).

During this period, New Beginnings had at least one meeting with its board of directors to discuss potential targets. The list of potential targets was narrowed to targets actively generating revenue and EBITDA, and to exclude targets with valuations based entirely on future forecasts.

The potential targets that New Beginnings actively pursued covered a variety of industries, including travel, hospitality, leisure, financial technology (fintech), insurance technology and property technology (proptech) sectors. New Beginnings’ due diligence on potential targets included reviews of the business’ management, shareholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other diligence reviews. The decision to pursue a business combination with Airspan over other potential targets included, but was not limited to, one or more of the following reasons:

●	a difference in valuation expectations between New Beginnings and the senior executives or stockholders of the other potential targets;

●	the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

●	the maturity of the business of the potential target companies, the companies’ financial performance and other factors identified during New Beginnings’ due diligence review and the presence of other potential business combination opportunities that more closely met New Beginnings’ criteria and guidelines, including Airspan;

●	the level of engagement by, and advanced negotiations and discussions with, Airspan as compared to other potential targets where engagement was more limited and negotiations and discussions did not progress as rapidly;

●	Airspan’s willingness to enter into the non-binding letter of intent and the mutual exclusivity agreement discussed below on terms that New Beginnings’ directors and officers believed were attractive;

●	New Beginnings’ and its board’s belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that Airspan was the most attractive potential business combination target that met its key criteria in a target.

New Beginnings decided to pursue a combination with Airspan because it determined that Airspan represented a compelling opportunity based upon Airspan’s innovative solutions for 5G software and hardware and a variety of different consumer and industrial applications, the professional backgrounds of its management and a significant growth opportunity.

On December 14, 2020, a potential Series H Senior Preferred Stock investor made a mutual introduction between the management teams of New Beginnings and Airspan. Airspan and New Beginnings exchanged email correspondence to set up a meeting. Also on December 14, 2020, in connection with Airspan’s initial issuance and sale of Series H Senior Preferred Stock, Airspan amended its certificate of incorporation, the MIP and certain agreements with Airspan Stockholders to include provisions relating to a potential business combination transaction between Airspan and a SPAC.

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On December 15, 2020, Airspan and New Beginnings executed a confidentiality agreement. After the confidentiality agreement was executed, Airspan began providing preliminary confidential information to New Beginnings and its representatives regarding Airspan’s business operations.

Also on December 15, 2020, representatives from New Beginnings and Airspan held a meeting via video teleconference, at which Airspan gave a presentation regarding its current and planned business and its views regarding a potential business combination transaction.

On December 16, 2020, representatives from New Beginnings reached out to representatives of Airspan and JPM’s M&A Advisory Group to discuss the next steps in the potential transaction process.

On December 18, 2020, New Beginnings held an introductory meeting with JPM’s M&A Advisory Group to further discuss Airspan and the transaction process.

On December 21, 2020, at the direction of Airspan, JPM’s M&A Advisory Group shared management presentation materials relating to Airspan with New Beginnings.

On December 23, 2020, representatives of New Beginnings and JPM’s M&A Advisory Group, at the direction of Airspan, had a telephone conference to discuss New Beginnings’ initial questions following review of the Airspan management presentation materials.

On December 30, 2020, Fortress (as defined below) (an affiliate of Fortress Credit Corp.) and certain other lenders purchased all of the indebtedness of Airspan outstanding under the PWB Facility. Fortress replaced Pacific Western Bank as administrative agent and collateral agent under the facility. On the same date, Fortress, the other lenders party thereto, Airspan and certain of its subsidiaries modified the terms of such indebtedness by amending and restating the existing credit agreement. The amended and restated credit agreement included provisions specifically contemplating a potential business combination transaction between Airspan and a SPAC.

On January 4, 2021, at the direction of Airspan, JPM’s M&A Advisory Group delivered a draft non-binding letter of intent to New Beginnings. The letter of intent contemplated entering into a business combination between New Beginnings and Airspan for aggregate consideration based on a pre-money equity value of Airspan of $700.0 million. The letter of intent also contemplated that New Beginnings would raise capital through a private placement of its common stock, or PIPE transaction, which would close simultaneously with the closing of the Business Combination and the proceeds of which, together with the amounts retained in New Beginnings’ Trust Account, would total a minimum of $100.0 million. The draft letter of intent also included provisions for a portion of the Founder Shares held by the Sponsor to be subject to an earnout. Following later negotiations between the parties described below, the parties substituted a forfeiture by the Sponsor of 125,000 Founder Shares for the earnout.

On January 5, 2021, representatives of New Beginnings had a telephonic conference with representatives of their counsel, Greenberg Traurig, P.A. (“Greenberg”) to discuss the draft letter of intent. Later that day, Greenberg provided comments to the letter of intent to Airspan’s counsel, Dorsey & Whitney LLP (“Dorsey”). The revised version generally addressed the proposed Founder Share earnout, details of the lock-up provisions included in Airspan’s prior version of the letter of intent, the payment of a termination fee in connection with the Business Combination and the inclusion of a period of exclusivity for the parties to negotiate the transaction agreements. Also on January 5, 2021, Airspan provided access to a virtual data room containing additional due diligence materials for New Beginnings’ review, including a full financial model.

On January 6, 2021, Airspan and New Beginnings conducted a meeting with JPM’s M&A Advisory Group to discuss the possibility of a transaction as well as further due diligence matters, including an investment presentation provided by Airspan in advance of the meeting, and to discuss Airspan’s financial model and business strategy in further detail. Also on January 6, 2021, JPM’s M&A Advisory Group, Airspan and Dorsey provided a revised draft of the letter of intent to Greenberg and New Beginnings and, later that day, representatives of Airspan, New Beginnings, Greenberg, Dorsey and JPM’s M&A Advisory Group held a telephonic conference to discuss the letter of intent. The revised version generally addressed the use of proceeds from the Business Combination with respect to cash payments owed to existing equity holders and management at closing, the Founder Share earnout (and related pro forma capitalization of the Post-Combination Company), the payment of a termination fee in connection with the Business Combination and the nature of New Beginnings’ and Airspan’s respective exclusivity obligations.

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On January 7, 2021, members of New Beginnings’ management and representatives of the Sponsor held an internal meeting to discuss their assessment of Airspan, the terms of a potential transaction and their estimates of Airspan’s enterprise value, including factors such as the value of comparable companies in Airspan’s industry and the strength of Airspan’s growth prospects.

On January 11, 2021, representatives of Airspan held a management presentation meeting with representatives of New Beginnings. During the meeting, the parties discussed Airspan’s business, the general terms of a potential transaction and certain potential competitive advantages related to Airspan’s technology and product offering. Later that day, representatives of New Beginnings discussed management’s favorable assessment of Airspan in comparison to other acquisition candidates, the potential execution of a non-binding letter of intent and related deal terms, including valuation parameters and comparable companies, and market conditions. The parties agreed that Airspan satisfied New Beginnings’ investment criteria and guidelines and supported continued negotiation of a letter of intent with Airspan. Also on that day, Greenberg and New Beginnings provided a revised draft of the letter of intent to Airspan, Dorsey and JPM’s M&A Advisory Group. The revised version generally addressed the Founder Share earnout (and related pro forma capitalization of the Post-Combination Company) and the nature of New Beginnings’ and Airspan’s respective exclusivity obligations.

Based on the discussions and negotiations with other potential targets, Airspan emerged as a frontrunner with which to pursue a business combination.

On January 12, 2021, Airspan, Dorsey and JPM’s M&A Advisory Group provided a revised draft of the letter of intent to Greenberg and New Beginnings. The revised version generally addressed the required minimum cash of New Beginnings (after giving effect to any redemptions and the closing of the PIPE) at closing, by increasing such amount to $135.0 million, the Founder Share earnout (and related pro forma capitalization of the Post-Combination Company), the composition of the Post-Combination Company’s board of directors and the lock-up provisions.

On January 13, 2021, Greenberg and New Beginnings provided a revised draft of the letter of intent to Airspan, Dorsey and JPM’s M&A Advisory Group. The revised version generally addressed the terms of the Founder Share earnout and the duration of the Sponsor’s lock-up period. Later on January 13, 2021, Greenberg and New Beginnings provided another revised draft of the letter of intent to Airspan, Dorsey and JPM’s M&A Advisory Group. The revised version generally addressed the payment of a termination fee in connection with the Business Combination.

On January 15, 2021, the Airspan Board of Directors of directors held a meeting via video teleconference to discuss the draft letter of intent and at that meeting approved the execution of the letter of intent with New Beginnings.

On January 17, 2021, New Beginnings’ management and board of directors held a meeting to discuss its current pipeline of acquisition candidates, including Airspan. At this meeting, the board was provided a summarized report of diligence and market research regarding Airspan. Also on January 17, 2021, Michael S. Liebowitz and David Brant executed the letter of intent on behalf of New Beginnings and Airspan, respectively. Following execution of the letter of intent, Greenberg and Dorsey began to prepare the definitive agreements governing the Business Combination.

On January 19, 2021, representatives of New Beginnings, Airspan, Greenberg, Dorsey, JPM’s M&A Advisory Group and JPM’s Equity Capital Markets Group held an organizational video teleconference with respect to the PIPE.

On January 20, 2021, the members of New Beginnings’ board of directors were provided with access to New Beginnings’ internal data room and a copy of Airspan’s investment presentation. Thereafter, New Beginnings continued to perform due diligence with respect to a prospective business combination with Airspan. New Beginnings and its representatives held numerous video teleconference meetings, phone calls and diligence sessions with Airspan and its representatives, including with, among others, Eric D. Stonestrom, Airspan’s President and Chief Executive Officer, David Brant, Airspan’s Senior Vice President and Chief Financial Officer, Uzi Shalev, Airspan’s Chief Operating Officer, and Thomas S. Huseby, Chairman of the Airspan Board of Directors, concerning commercial and legal matters, including, among others, intellectual property matters, regulatory compliance, financial and audit matters, and public company readiness.

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On January 27, 2021, Greenberg provided a first draft of the Business Combination Agreement to Dorsey, the proposed terms of which Dorsey began to review with Airspan. Also on this date, New Beginnings entered into an engagement letter with JPM’s Equity Capital Markets Group, providing for JPM’s Equity Capital Markets Group’s engagement as placement agent for the PIPE.

On January 28, 2021, the Airspan Board of Directors of directors held a meeting via video teleconference at which, among other things, Mr. Huseby updated the Airspan Board of Directors regarding the status of negotiations with New Beginnings and the PIPE.

On January 29, 2021, Airspan provided an initial draft of an investor presentation for meetings with certain targeted potential PIPE investors to New Beginnings. Between January 29, 2021 and February 2, 2021, New Beginnings and Airspan, in consultation with their financial and legal advisors, further revised that presentation.

During the week of February 1, 2021, Airspan, New Beginnings, Greenberg, Dorsey, JPM’s M&A Advisory Group and JPM’s Equity Capital Markets Group began hosting bi-weekly calls (on Mondays and Thursdays) to discuss transaction documentation and status with respect to the PIPE and transaction generally.

On February 1, 2021, representatives of Airspan, New Beginnings, Greenberg, Dorsey and JPM’s Equity Capital Markets Group held a call to discuss marketing documents, timeline and investor targeting for the PIPE. Also on February 1, 2021, New Beginnings, Airspan, JPM’s Equity Capital Markets Group and outside counsel for each party began discussing the wall cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction. In addition, later during that week, New Beginnings and JPM’s Equity Capital Markets Group began to confidentially contact potential investors in the PIPE transaction. During this period, Greenberg and Dorsey exchanged drafts of the subscription agreement for the PIPE transaction.

On February 2, 2021, Dorsey provided a revised draft Business Combination Agreement to Greenberg, the terms of which Greenberg discussed with New Beginnings. During the following weeks, Greenberg and Dorsey exchanged drafts of the Business Combination Agreement (including on February 8, February 11, February 12, February 14, February 18, February 24, March 1, March 2, March 3 and March 4, 2021) and certain ancillary documents and agreements to the Business Combination Agreement, discussed their respective clients’ comments to all such draft documents and agreements and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed, among other things, the amount and terms of potential payment of the Termination Fee, the forfeiture of 125,000 Founder Shares by the Sponsor in lieu of the earnout discussed above and the terms of the MIP Aggregate Cash Consideration and MIP RSUs to be paid to the MIP Participants in lieu of a portion of the cash payment payable under the MIP.

During the week of February 15, 2021, New Beginnings, Airspan and JPM’s Equity Capital Markets Group continued to refine the presentation materials for the PIPE transaction and develop a list of potential investors. During this period, Greenberg and Dorsey revised drafts of the subscription agreement for the PIPE transaction in response to prospective investor comments. Also during this week, representatives of New Beginnings and Airspan began discussions with Jefferies LLC (“Jefferies”) with respect to Jefferies’ engagement as a capital markets advisor to Airspan in respect of the PIPE transaction.

On February 16, 2021, the Airspan Board of Directors held a meeting via video teleconference to further consider certain issues presented by the New Beginnings business combination, including the structure and amount of payments to be made in connection with the business combination pursuant to the MIP and the forfeiture of certain Founder Shares in lieu of the earnout, as well as the status of the marketing of the PIPE transaction.

On February 22, 2021, Airspan entered into an engagement letter with Jefferies, providing for Jefferies’ engagement as a capital markets advisor to Airspan in respect of the PIPE transaction and on February 24, 2021, New Beginnings entered into an amended and restated engagement letter with respect to JPM’s Equity Capital Markets Group’s role as placement agent in the PIPE transaction.

During the weeks of February 22, 2021 and March 1, 2021, members of management of New Beginnings, the Sponsor and Airspan and their respective advisors continued engaging in confidential discussions with potential investors in the PIPE. During this period, representatives of New Beginnings and Airspan and their respective advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE and subscription terms. They also continued to discuss and exchange drafts of the Business Combination Agreement and related ancillary documents and agreements.

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During the week of March 1, 2021, the form of the subscription agreement for the PIPE was finalized and the aggregate offering size of the PIPE transaction was finalized at $75.0 million.

On March 3, 2021, the Airspan Board of Directors held a meeting via video teleconference to consider and approve the Business Combination Agreement and related transaction documents, including, among others, the consent of the lenders under Airspan’s credit agreement to the Business Combination Agreement and the Business Combination (the “Lender Consent”) and a requested amendment (the “Warrant Amendment”) to the warrants to purchase Series D Preferred Stock held by SoftBank Group Capital Limited (“SoftBank”) to reduce the exercise price thereof in consideration for SoftBank’s cooperation and participation in the Business Combination, including by (i) agreeing to be a party to the Stockholder Support Agreement, the Stockholders Agreement and the Registration Rights and Lock-Up Agreement, (ii) agreeing to participate in the PIPE and (iii) granting an irrevocable proxy and power of attorney with respect to any shares of New Beginnings Common Stock held by SoftBank representing in excess of 9.9% of the voting power of New Beginnings in any vote of New Beginnings’ stockholders, pursuant to which such shares of New Beginnings Common Stock would be voted in the same manner and proportion as all other shares of New Beginnings Common Stock on the relevant matter. At the meeting, the Business Combination Agreement and related transaction documents, including, among others, the Fortress Consent and the Warrant Amendment were unanimously approved by the Airspan Board of Directors, subject to final negotiations and modifications, and the Airspan Board of Directors determined to recommend that Airspan Stockholders approve the Business Combination Agreement and the Business Combination.

On March 4, 2021, the board of directors of New Beginnings met telephonically to discuss the transaction, including a detailed discussion of the form of the Business Combination Agreement and the related transaction documents. The board of directors reviewed the proposed terms of the Business Combination Agreement and other related transaction agreements that had been negotiated with Airspan and its representatives. The board of directors then discussed other factors including those described below under the caption “— New Beginnings’ Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the Business Combination Agreement and related documents and agreements were unanimously approved by New Beginnings’ board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Business Combination Agreement by the stockholders of New Beginnings.

On March 7, 2021 New Beginnings held a meeting of its board of directors to provide an update on the transaction status, confirm their understanding of the valuation methodology underlying the transaction with Airspan and reaffirm their approval of the transaction documents and the transactions contemplated therein (including the Business Combination).

The Business Combination Agreement, the Stockholder Support Agreement, the Sponsor Support Agreement and the Subscription Agreement were executed prior to the market open on March 8, 2021. Prior to the market open on March 8, 2021, New Beginnings and Airspan issued a joint press release announcing the execution of the Business Combination Agreement and New Beginnings filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

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New Beginnings’ Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, New Beginnings’ board of directors, in evaluating the Business Combination, consulted with New Beginnings’ management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, New Beginnings’ board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, New Beginnings’ board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. New Beginnings’ board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of New Beginnings’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the New Beginnings board of directors reviewed the results of the due diligence conducted by our management, which included:

●	extensive meetings and calls with JPM’s M&A Advisory Group and Airspan’s management to understand and analyze Airspan’s business and to understand Airspan’s final financial models and forecasts;

●	consultation with New Beginnings’ legal and financial advisors;

●	review of Airspan’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence;

●	review of Airspan’s financial statements;

●	research on comparable public companies;

●	research on comparable transactions; and

●	reviews of certain projections provided by Airspan.

In approving the combination, New Beginnings’ board of directors did not obtain a fairness opinion. The officers and directors of New Beginnings have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

New Beginnings’ management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to Airspan, and this analysis was presented to New Beginnings’ board. These companies were selected by New Beginnings as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

Management presented to New Beginnings’ board of directors the enterprise value (EV) divided by revenue and EBITDA of each of the selected companies. Estimates were based on publicly available consensus research analysts’ estimates from FactSet and other publicly available information as of March 2, 2021.

(CY2022 estimates unless otherwise indicated)	EV/Revenue		EV/EBITDA
Airspan	2	x	13	x
Ubiquiti Networks	10	x	25	x
Arista	7	x	17	x
Calix	4	x	30	x
Inseego	4	x	50	x
Cambium Networks	3	x	21	x
Casa Systems	2	x	11	x
Cisco	3	x	10	x
Juniper	2	x	8	x
Ericsson	1	x	9	x
Sierra Wireless	1	x	23	x
Nokia	1	x	5	x
Netgear	1	x	7	x

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Although none of the selected companies reviewed in this analysis were directly comparable to Airspan, the companies had one or more similar operating and financial characteristics as Airspan. New Beginnings’ board considered this analysis and viewed Airspan to be favorable compared to such other companies.

New Beginnings’ board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

●	Perception Technology Superior to Alternatives. New Beginnings’ management and board of directors believe that Airspan’s 5G technology, including its end-to-end radio access network virtualization, base stations, backhaul, and network optimization solutions, is superior to existing 5G technology, combining instant velocity, long range, low power consumption at affordable costs with strong growth prospects within the 5G industry;

●	Large and Growing Market Opportunity. New Beginnings’ management and board of directors considered Airspan’s current and projected market opportunity;

●	Strategic Industry Partnerships. New Beginnings’ management and board of directors considered Airspan’s strategic relationships with Qualcomm, Foxconn and other participants in the 5G markets;

●	Strategic Customer Base. New Beginnings’ management and board of directors considered Airspan’s existing commercial arrangements with multiple Tier 1 customers, including SoftBank, Rakuten and Reliance Jio;

●	Financial Condition. New Beginnings’ board of directors also considered factors such as Airspan’s outlook, financial plan and capital structure, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors as well as projected financial data supplied by Airspan (see “— Certain Unaudited Airspan Prospective Financial Information”);

●	Due Diligence. New Beginnings’ management conducted due diligence examinations of Airspan and discussions with Airspan’s management and New Beginnings’ financial and legal advisors concerning New Beginnings’ due diligence examination of Airspan;

●	Experienced Management Team. New Beginnings’ management and board of directors believe that Airspan has a strong management team experienced in its industry, which is expected to remain with the Post-Combination Company to seek to execute Airspan’s strategic and growth goals;

●	Other Alternatives. New Beginnings’ board of directors believes, after a thorough review of other business combination opportunities reasonably available to New Beginnings, that the proposed Business Combination represents the best available business combination opportunity for New Beginnings based upon the process utilized to evaluate and assess other potential combination targets, and New Beginnings’ board of directors’ belief that such process has not presented a better available alternative; and

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between New Beginnings and Airspan.

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In the course of its deliberations, New Beginnings’ board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

●	The risk that Airspan may not be able to execute on its business plan or achieve or sustain profitability.

●	The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

●	The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

●	Competition in the 5G industry is intense and, as a result, Airspan may fail to attract and retain users, which may negatively impact Airspan’s operations and growth prospects.

●	Economic downturns and political and market conditions beyond Airspan’s control, including a reduction in consumer discretionary spending and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

●	Airspan’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and Airspan’s operating results may vary, which may make future results difficult to predict with certainty.

●	Airspan’s growth prospects may suffer if it is unable to develop successful product offerings, if it fails to pursue additional product offerings or if it loses any of its key executives or other key employees. In addition, if Airspan fails to make optimal investment decisions in its product offerings and technology platform, it may not attract and retain key users and its revenue and results of operations may be adversely affected.

●	New Beginnings’ public stockholders will experience dilution as a consequence of, among other transactions, the issuance of New Beginnings Common Stock as consideration in the Business Combination and the PIPE, and having a minority share position may reduce the influence that New Beginnings’ current stockholders have on the management of the Post-Combination Company.

●	Airspan may be subject to litigation in the operation of its business and Airspan’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect Airspan’s business.

●	The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Airspan’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Airspan anticipates.

●	New Beginnings’ board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration New Beginnings would pay to acquire Airspan is fair to New Beginnings or its stockholders from a financial point of view. In addition, New Beginnings’ board of directors considered the limits of the due diligence performed by New Beginnings’ management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, New Beginnings’ board of directors may be incorrect in its assessment of the Business Combination.

After considering the foregoing potentially negative and potentially positive reasons, New Beginnings’ board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. The New Beginnings board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by New Beginnings’ board of directors sets forth the principal factors it considered but is not intended to be exhaustive.

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Certain Unaudited Airspan Prospective Financial Information

Airspan does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, in January 2021, Airspan’s management prepared and provided to the Airspan Board of Directors, Airspan’s financial advisors and New Beginnings certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Airspan’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Airspan. The inclusion of the below information should not be regarded as an indication that Airspan or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus/consent solicitation statement with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Airspan’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Airspan believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Airspan had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Airspan’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Airspan’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Airspan. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/consent solicitation statement are cautioned not to place undue reliance on the prospective financial information.

Neither Airspan’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus/consent solicitation statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, AIRSPAN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF AIRSPAN, NEW BEGINNINGS OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY AIRSPAN STOCKHOLDER, NEW BEGINNINGS STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

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Certain of the measures included in the prospective financial information are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Airspan may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a bidders in connection with a business combination transaction are generally excluded from the definition of non-GAAP financial measures and therefore are generally not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

Airspan management uses Adjusted EBITDA to focus on Airspan’s on-going operations, and believes Adjusted EBITDA is useful to investors because it enables investors to perform meaningful comparisons of past and present operating results. Airspan also believes that Adjusted EBITDA provides useful information to investors because it improves the comparability of the financial results between periods and provides for greater transparency to key measures used to evaluate the performance of Airspan. In addition, Airspan management uses Adjusted EBITDA for evaluating its performance against competitors and as a performance metric.

The following table sets forth certain summarized prospective financial information regarding Airspan for the years ended December 31, 2021, 2022 and 2023:

	Forecast Year Ended December 31,
(USD in millions)	2021E	2022E	2023E
Revenue	$254	$338	$423
Gross profit	$125	$173	$225
Total operating expenses	$111	$119	$128
Income from operations	$14	$54	$98
Adjusted EBITDA(1)	$21	$62	$106
Net income	$3	$39	$70

(1)	Adjusted EBITDA is a non-GAAP financial measure and Airspan defines Adjusted EBITDA as net income plus depreciation and amortization, share-based compensation, net interest expense and tax.

The Airspan prospective financial information was prepared using a number of estimates, assumptions and methodologies of Airspan’s management, all of which are difficult to predict and many of which are beyond Airspan’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Airspan’s businesses. Such estimates, assumptions and methodologies of Airspan’s management include, but are not limited to, the following:

The Airspan prospective financial information was prepared using a number of assumptions, including the following assumptions that Airspan’s management believed to be material:

●	prospective revenue is based on a number of material assumptions including:

○	existing customer backlog of purchase orders on hand;

○	customer projects that, after discussion with the customer, Airspan has some visibility into the longer-term roll out of those customer networks and potential demand for Airspan products;

○	customer adoption and subsequent expansion of 5G and fixed wireless technologies that results in a compound annual growth rate (“CAGR”) of 35% from 2020 to 2024;

○	Underlying customer type CAGR assumptions related to carriers of 15%; citizens broadband radio service (“CBRS”) of 48%; air to ground and military of 62%; and fixed wireless access of 28%;

○	growth in new markets that Airspan is targeting, including sales to U.S. cable operators and the U.S. CBRS market, average sales prices and product mix; and

○	the top three customers for 2021, 2022 and 2023 are assumed to account for 52%, 44% and 41% of revenues, respectively;

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●	prospective gross profit is based on a number of material assumptions including:

○	revenue growth and the mix of products sold;

○	the operation of Airspan’s outsourced manufacturing model;

○	lower average cost of materials due to increased volume;

○	costs of providing services to customers; and

○	assumptions related to manufacturing overhead, freight and royalty payments;

●	prospective operating expenses are based on a number of material assumptions including:

○	research and development run rate to support the development of Airspan’s product portfolio;

○	sales and marketing costs to support the projected revenue increase; and

○	general and administration expenses aligned to support the business, excluding costs associated with public company operations and compliance.

In making the foregoing assumptions, Airspan’s management relied on a number of factors, including:

●	its experience in the wireless telecommunications industry;

●	its experience with buying patterns of existing customers;

●	its best estimates of the timing of the development of its products and services to be ready to meet market and customer demand;

●	its best estimates of the success of Airspan’s current and future customers’ in building wireless networks utilizing Airspan’s products and solutions;

●	its best estimates of the cost forecasts in order to manufacture and continue to scale using third-party contract manufacturers;

●	its beliefs as to the future state of the global economy and its customers in light of the anticipated effects of COVID-19; and

●	third party forecasts for industry growth.

Interests of New Beginnings’ Directors and Officers in the Business Combination

When you consider the recommendation of New Beginnings’ board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of New Beginnings’ directors and officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, your interests as a stockholder or warrant holder. These interests include, among other things:

●	the beneficial ownership of the Sponsor, which is controlled by Michael S. Liebowitz, New Beginnings’ Chief Executive Officer, and Russell W. Galbut, New Beginnings’ Chairman, of an aggregate of 3,911,000 shares of New Beginnings Common Stock, consisting of:

●	2,821,000 Founder Shares retained by the Sponsor, out of 2,875,000 Founder Shares initially purchased by the Sponsor for an aggregate price of $25,000; and

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●	545,000 Placement Shares and 545,000 shares of New Beginnings Common Stock underlying Placement Warrants, which together comprise the 545,000 Placement Units purchased by the Sponsor at $10.00 per unit for an aggregate purchase price of $5,450,000;

all of which shares and warrants would become worthless if New Beginnings does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the Sponsor received no additional consideration). Such shares and warrants have an aggregate market value of approximately $          million and $         million, respectively, based on the closing price of New Beginnings Common Stock of $       and the closing price of New Beginnings Warrants of $          on the NYSE American on              , 2021, the most recent practicable date;

●	the beneficial ownership of Dean Walsh, Mr. Garrett and Mr. Del Rio of 18,000 Founder Shares each, initially purchased from the Sponsor for an aggregate price of $486, all of which Founder Shares would become worthless if New Beginnings does not complete a business combination within the applicable time period, as these individuals have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which such individuals received no additional consideration). Such shares have an aggregate market value of approximately $ million, based on the closing price of New Beginnings Common Stock of $ on the NYSE American on , 2021, the most recent practicable date;

●	the economic interests in the Sponsor held by certain of New Beginnings’ officers and directors, which gives them an indirect pecuniary interest in the shares of New Beginnings Common Stock and New Beginnings Warrants held by the Sponsor, and which interests would also become worthless if New Beginnings does not complete a business combination within the applicable time period, including the following:

●	Mr. Galbut and Mr. Liebowitz made investments in the equity of the Sponsor in the amount of $1,412,188 each, which gives each of Mr. Galbut and Mr. Liebowitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	Mr. Del Rio made an investment in the equity of the Sponsor in the amount of $417,406, which gives Mr. Del Rio an economic interest in the Sponsor equivalent to an additional 261,932 shares of New Beginnings Common Stock and 41,741 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date; and

●	Mr. Weitz made an investment in the equity of the Sponsor in the amount of $1,399,688, which gives Mr. Weitz an economic interest in the Sponsor equivalent to an additional 878,337 shares of New Beginnings Common Stock and 139,969 New Beginnings Warrants, which would have a market value of approximately $ million and $ , respectively, in each case based on the closing price of New Beginnings Common Stock of $ and the closing price of New Beginnings Warrants of $ on the NYSE American on , 2021, the most recent practicable date;

●	New Beginnings’ board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on New Beginnings’ behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; such out-of-pocket expenses are not expected to exceed $10,000;

●	the Sponsor and New Beginnings’ officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into units at a price of $10.00 per unit at the option of the lender, which may not be repaid if the Business Combination is not completed; the 150,000 shares of New Beginnings Common Stock and Placement Warrants underlying such units would have an aggregate market value of approximately $ and $ , respectively based on the last sale price of $ and $ of the New Beginnings Common Stock and Public Warrants, respectively, on the NYSE American on , 2021;

●	the anticipated continuation of Michael S. Liebowitz, New Beginnings’ Chief Executive Officer and a director, as a director of the Post-Combination Company following the Closing, for which he may be entitled to compensation in an amount currently expected to be $50,000 or less annually; and

●	the continued indemnification of current directors and officers of New Beginnings and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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Interests of Airspan’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the Airspan Board of Directors that the stockholders of Airspan approve and adopt the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, the stockholders of Airspan should be aware that certain members of the board of directors and executive officers of Airspan have interests in the Business Combination that may be different from, or in addition to, the interests of the stockholders if Airspan generally. The Airspan Board of Directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Airspan’s stockholders submit written consents in favor of the Airspan Business Combination Proposal. In particular:

●	Certain of Airspan’s directors and executive officers are expected to become directors and/or executive officers of the Post-Combination Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of Airspan are expected to become executive officers of the Post-Combination Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Eric D. Stonestrom	President & Chief Executive Officer
David Brant	Senior Vice President & Chief Financial Officer
Henrik Smith-Petersen	Chief Sales and Marketing Officer
Uzi Shalev	Chief Operating Officer
Eli Leizerovitz	Head of Products

●	The following individuals who are currently members of the Airspan Board of Directors are expected to become members of the Post-Combination Board upon the closing of the Business Combination: Bandel L. Carano, Michael T. Flynn, Thomas S. Huseby, Scot B. Jarvis, Mathew Oommen, Eric D. Stonestrom and Dominique Trempont.

●	Certain of Airspan’s directors and executive officers as of the date of the Business Combination Agreement hold Airspan Options and Airspan Restricted Stock. Each Airspan Option held by Airspan’s directors and executive officers, once vested, currently provides for the purchase of one share of Airspan Common Stock at an exercise price equal to the fair market value of Airspan Common Stock on the date of grant, as determined by the Airspan Board of Directors. The terms of the Airspan Options held by Airspan’s directors and executive officers are described in “Airspan’s Executive Compensation”. All outstanding Airspan Options at the Closing, including those held by Airspan’s directors and executive officers, whether vested or unvested, will be converted into options to purchase a number of shares of New Beginnings Common Stock in the manner set forth in the Business Combination Agreement with each converted option otherwise having the same terms and conditions as were applicable to the former Airspan Option prior to conversion. It is anticipated that each Airspan Option held by Airspan’s directors and executive officers will convert into an option to purchase approximately 5.7683 shares of New Beginnings Common Stock. All shares of Airspan Common Stock that are restricted stock under Airspan’s 2009 Omnibus Equity Compensation Plan (“Airspan Restricted Stock”) that are held by Airspan’s directors and executive officers will be converted into approximately 5.7683 shares of New Beginnings Restricted Stock, which shares will vest in full on the earliest to occur of the first anniversary of the Business Combination, the holder’s death, the holder’s disability and the holder’s qualifying separation. The treatment of Airspan Options and Airspan Restricted Stock in connection with the Business Combination is described in further detail in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated by reference herein. The holding of such Airspan Options and Airspan Restricted Stock by such directors and executive officers as of June 15, 2021 is set forth in the table below.

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	Airspan Stock Options		Airspan Restricted
Name	Vested	Unvested	Stock
Eric D. Stonestrom	147,518	47,265	26,646
David Brant	88,204	23,632	13,323
Henrik Smith-Petersen	51,112	37,571	3,331
Uzi Shalev	47,613	10,915	4,432
Eli Leizerovitz	10,435	5,210	—
Bandel L. Carano	—	—	—
Michael T. Flynn	15,675	4,961	4,396
Thomas S. Huseby	44,102	11,816	6,661
Scot B. Jarvis	10,891	2,729	—
Quinn Li	—	—	—
Mathew Oommen	—	—	—
Dominique Trempont	10,682	4,964	—

●	Certain of Airspan’s directors were appointed by Airspan stockholders with Board appointment rights. The treatment of capital stock and convertible securities held by such stockholders is described in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated herein by reference.

●	At the Closing, certain of Airspan’s directors and executive officers will be entitled to receive, in full satisfaction of their rights under the Airspan MIP, cash and MIP RSUs with respect to shares of New Beginnings Common Stock. The amounts of cash and restricted stock units to be received by Airspan’s directors and executive officers under the MIP is set forth below:

Name	Cash	MIP RSUs
Eric D. Stonestrom	$7,000,000	700,000
David Brant	$3,500,000	350,000
Henrik Smith-Petersen	$2,922,500	292,250
Uzi Shalev	$1,750,000	175,000
Thomas S. Huseby	$1,750,000	175,000
Michael T. Flynn	$577,500	57,750

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and New Beginnings’ board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of New Beginnings Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or New Beginnings’ board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of New Beginnings Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or New Beginnings’ board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to New Beginnings for use in the Business Combination.

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Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On March 19, 2021, New Beginnings and Airspan each filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC and requested early termination of the waiting period under the HSR Act. The waiting period under the HSR Act expired on April 19, 2021.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies.

The Closing of the Business Combination is also conditioned upon approval from the Australian Foreign Investment Review Board. On March 19, 2021, New Beginnings lodged a Foreign Investment Application seeking a no objection notification for the Business Combination from the Australian Foreign Investment Review Board.

In addition, other non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

New Beginnings and Airspan are not aware of any other material regulatory approvals required for the consummation of the Business Combination. It is presently contemplated that if any such additional regulatory approvals are required, those approvals will be sought. There can be no assurance, however, that any additional approvals will be obtained.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although New Beginnings will acquire all of the outstanding equity interests of Airspan in the Business Combination, New Beginnings will be treated as the acquired company and Airspan will be treated as the accounting acquirer for financial statement reporting purposes. Airspan has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Airspan’s existing stockholders will have the greatest voting interest in the Post-Combination Company under the no and maximum redemption scenarios with approximately 72.7% and 78.0% voting interest, respectively;

●	directors designated by Airspan will initially represent seven of the eight board seats for the Post-Combination Board;

●	Airspan’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

●	Airspan will comprise the ongoing operations of the Post-Combination Company;

●	Airspan’s relevant measures, such as assets, revenues, cash flows and earnings, are higher than New Beginnings’;

●	Airspan’s existing senior management will be the senior management of the Post-Combination Company; and

●	the Post-Combination Company will assume a substantially similar name to Airspan and Airspan’s headquarters.

The preponderance of evidence as described above is indicative that Airspan is the accounting acquirer in the Business Combination.

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THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/consent solicitation statement and is incorporated by reference into this proxy statement/prospectus/consent solicitation statement. The Business Combination Agreement has been attached to this proxy statement/prospectus/consent solicitation statement to provide you with information regarding its terms. It is not intended to provide any other factual information about New Beginnings, Airspan or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that New Beginnings and Merger Sub, on the one hand, and Airspan, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While New Beginnings and Airspan do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about New Beginnings or Airspan, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between New Beginnings, Merger Sub and Airspan and are modified by the disclosure schedules.

General; Structure of the Business Combination

On March 8, 2021, New Beginnings, Airspan and Merger Sub entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions of the Business Combination Agreement, Merger Sub will be merged with and into Airspan, with Airspan surviving the Merger as a direct wholly-owned subsidiary of New Beginnings. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by New Beginnings and Airspan, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as New Beginnings and Airspan may mutually agree).

In addition:

●	Concurrently with the execution of the Business Combination Agreement, certain investors have entered into Subscription Agreements, pursuant to which such investors have subscribed for, and agreed to purchase at the Closing, the PIPE Shares at a purchase price of $10.00 per share in the PIPE to be consummated immediately prior to the consummation of the Business Combination. See “Certain Agreements Related to the Business Combination — Subscription Agreements”;

●	Concurrently with the execution of the Business Combination Agreement, Airspan and the Key Airspan Stockholders entered into the Stockholder Support Agreement, pursuant to which such stockholders agreed, among other things, subject to the terms and conditions of the Stockholder Support Agreement, to vote their shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock, in favor of the approval and adoption of the Business Combination Agreement and the approval of the Business Combination. See “Certain Agreements Related to the Business Combination — Stockholder Support Agreement”;

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●	Concurrently with the execution of the Business Combination Agreement, Airspan, New Beginnings and the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, to forfeit 125,000 shares of New Beginnings Common Stock held by the Sponsor immediately prior to the Effective Time and to vote all shares of New Beginnings Common Stock held by the Sponsor in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination and the other New Beginnings Proposals. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement”;

●	In connection with the Closing, New Beginnings, certain stockholders of New Beginnings (including the Sponsor) and certain stockholders of Airspan will enter into the Registration Rights and Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement”; and

●	In connection with the Closing, New Beginnings, the Sponsor and certain stockholders of Airspan will enter into the Stockholders Agreement. See “Certain Agreements Related to the Business Combination —Stockholders Agreement.”

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of New Beginnings, Merger Sub, Airspan or the holders of any of Airspan’s securities:

(a)	each share of Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock and Dissenting Shares) will automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants (including an allocation of Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants) set forth in the Payment Spreadsheet;

(b)	each share of Airspan Capital Stock held in the treasury of Airspan immediately prior to the Effective Time will automatically be canceled and cease to exist and no payment or distribution will be made with respect thereto;

(c)	each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(d)	the Airspan Equity Plan will be assumed by New Beginnings and (i) the Airspan Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into Exchanged Options and (ii) shares of Airspan Restricted Stock that are outstanding immediately prior to the Effective Time will be converted into shares of Exchanged Restricted Stock, in each case in accordance with the Payment Spreadsheet, with each holder of Airspan Options to receive Exchanged Options to purchase the number of shares of New Beginnings Common Stock set forth opposite such holder’s name on the Payment Spreadsheet and each holder of Airspan Restricted Stock to receive such number of shares of Exchanged Restricted Stock set forth opposite such holder’s name on the Payment Spreadsheet; and

(e)	New Beginnings Common Stock issued in consideration for Airspan 102 Shares and Exchanged Options issued upon assumption of Airspan 102 Options will remain subject to the Airspan Equity Plan as assumed by New Beginnings and will continue to be subject to the trustee capital gains route of Section 102 of the Ordinance and will be deposited with the 102 Trustee as required under applicable law and in accordance with the Option Tax Ruling.

The Exchanged Restricted Stock will vest in full on the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the holder’s death, (iii) the holder’s disability and (iv) the holder’s qualifying separation, provided that the holder continues to be employed by the Surviving Corporation, or continues to be a director of the Post-Combination Company, through such date or event. The Airspan Accelerated Restricted Stock will vest in full immediately prior to the Effective Time and will not be deemed Airspan Restricted Stock for purposes of the conversion into Exchanged Restricted Stock contemplated by the Business Combination Agreement. Except as otherwise specifically provided above or in the Business Combination Agreement, following the Effective Time, the Exchanged Options and Exchanged Restricted Stock will continue to be governed by the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding former Airspan Options and corresponding Airspan Restricted Stock, as applicable, prior to the Effective Time.

At the Closing, the MIP Participants will become entitled to receive, in full satisfaction of their rights under the MIP, an aggregate of $17,500,000 in cash and restricted stock units with respect to an aggregate of 1,750,000 shares of New Beginnings Common Stock, with each MIP Participant entitled to receive such portion of the MIP Aggregate Cash Consideration and such MIP RSUs as are set forth in the Payment Spreadsheet. The MIP RSUs will vest on the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the MIP Participant’s death, (iii) the MIP Participant’s disability or (iv) the MIP Participant’s qualifying separation, provided that the MIP Participant continues to be employed by the Surviving Corporation, or continues to be a director of the Post-Combination Company, through such date or event.

All shares of New Beginnings Common Stock (including those issued pursuant to the Subscription Agreements) and New Beginnings Warrants will remain outstanding.

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Not less than five business days prior to the Effective Time, Airspan will deliver to New Beginnings the Payment Spreadsheet setting forth (i) Airspan’s good faith calculation of Aggregate Stock Consideration, (ii) the allocation of MIP Aggregate Cash Consideration and MIP RSUs among the MIP Participants, (iii) the portion of Aggregate Stock Consideration payable to each holder of Airspan Capital Stock (including each holder of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding any holder of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock), provided that this will be provided on an aggregate basis with respect to the holders of Airspan Common Stock, (iv) the portion of the Aggregate Stock Consideration that can be purchased under the Exchanged Options, (v) the portion of the Aggregate Stock Consideration subject to the Exchanged Restricted Stock, (vi) the portion of the Aggregate Stock Consideration available for future awards under the Airspan Equity Plan following the Effective Time and (vii) the allocation of the Post-Combination Company Warrants among the holders of the Airspan Capital Stock (including holders of Airspan Preferred Stock issued pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock). As promptly as practicable following Airspan’s delivery of the Payment Spreadsheet, the parties will work together in good faith to finalize the calculation of the Payment Spreadsheet. The allocation of the Aggregate Stock Consideration, the MIP Consideration and the Post-Combination Company Warrants and the information with respect to the exchange of Airspan Options into Exchanged Options and Airspan Restricted Stock into Exchanged Restricted Stock set forth in the Payment Spreadsheet will, to the fullest extent permitted by applicable law, be final and binding on all parties and will be used by New Beginnings and Merger Sub for purposes of issuing the Merger Consideration to the holders of Airspan Capital Stock (including holders of Airspan Preferred Stock issued pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding holders of Airspan Restricted Stock that is not Airspan Accelerated Restricted Stock), and paying the MIP Consideration to the MIP Participants, and conversion of the Airspan Options into the Exchanged Options and the Airspan Restricted Stock into Exchanged Restricted Stock absent manifest error.

The aggregate number of shares of New Beginnings Common Stock that will be (i) issued to Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Restricted Stock) in the Merger, (ii) issuable upon the exercise of Exchanged Options issued upon the conversion of Airspan Options as a result of the Merger, (iii) issuable upon the settlement of MIP RSUs issued to MIP Participants in connection with the Merger and (iv) available for future awards under the Airspan Networks Holdings Inc. 2021 Plan as a result of the assumption of the unused reserve for unissued options and awards under the 2009 Plan, as a result of the Merger, will equal 68,250,000 shares. That aggregate number of shares of New Beginnings Common Stock is based on a fixed calculation in the Business Combination Agreement and is not subject to change.

In the Merger, Airspan Stockholders (including holders of Airspan Preferred Stock pursuant to the Net Exercise and holders of Airspan Accelerated Restricted Stock, but excluding any holder of Airspan restricted Class B Common Stock that is not Airspan Accelerated Restricted Stock) will also receive an aggregate of 3,000,000 Post-Combination Company $12.50 Warrants, an aggregate of 3,000,000 Post-Combination Company $15.00 Warrants and an aggregate of 3,000,000 Post-Combination Company $17.50 Warrants. The aggregate number of Post-Combination Company $12.50 Warrants, Post-Combination Company $15.00 Warrants and Post-Combination Company $17.50 Warrants to be issued to Airspan Stockholders in the Merger is set forth in the Business Combination Agreement and is not subject to change.

The Merger will constitute a “Liquidation” under the Airspan Charter. Accordingly, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants that each Airspan Stockholder will receive at the Closing of the Merger will be calculated in accordance with the Liquidation provisions set forth in the Airspan Charter. See “Comparison of Airspan Stockholders’ Rights—Comparison of Stockholders’ Rights—Liquidation” for a description of those Liquidation provisions.

The following table provides the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants each holder would receive at the Closing of the Merger in exchange for one share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) set forth in the table based on Airspan’s capitalization as of June 15, 2021. The unused reserve for unissued options and awards under the 2009 Plan is expected to result in an additional 893,549 shares of New Beginnings Common Stock being available for granting awards under the 2021 Plan.

Class or Series of Airspan Capital Stock	Shares of New Beginnings Common Stock	Post-Combination Company $12.50 Warrants		Post-Combination Company $15.00 Warrants		Post-Combination Company $17.50 Warrants

Airspan Common Stock(1)	5.7683	0.2915	(2)	0.2915	(2)	0.2915	(2)
Airspan Class B Common Stock(3)	2.8804	0.1456	(4)	0.1456	(4)	0.1456	(4)
Series B Preferred Stock and Series B-1 Preferred Stock	80.7000	4.0782		4.0782		4.0782
Series C Preferred Stock and Series C-1 Preferred Stock	5.7683	0.2915		0.2915		0.2915
Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series D Preferred Stock	3.8528	0.1947		0.1947		0.1947
Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock	12.0968	0.6113		0.6113		0.6113
Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock	15.8482	0.8009		0.8009		0.8009
Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock	15.3750	0.7770		0.7770		0.7770
Series H Senior Preferred Stock	9.0304	0.4564		0.4564		0.4564
Warrants exercisable for Series H Senior Preferred Stock	2.8804	0.1456		0.1456		0.1456

(1)	Each Airspan Option to purchase shares of Airspan Common Stock would be converted into an Exchanged Option to purchase 5.7683 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(2)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Common Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.
(3)	Each Airspan Option to purchase shares of Airspan Class B Common Stock would be converted into an Exchanged Option to purchase 2.8804 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Class B Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(4)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Class B Common Stock that is not Accelerated Airspan Restricted Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

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If Airspan were to issue additional shares of Airspan Capital Stock or additional warrants to purchase shares of Airspan Capital Stock, or repurchase or redeem shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, prior to Closing, the actual number of shares of New Beginnings Common Stock and Post-Combination Company Warrants issuable per share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) would differ as a result of the calculations set forth in the Liquidation provisions of the Airspan Charter. Airspan does not currently anticipate issuing any additional shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock, repurchasing or redeeming any shares of Airspan Capital Stock or warrants to purchase shares of Airspan Capital Stock or making any other changes in its capitalization prior to Closing.

If Airspan were to issue an additional 107,054 shares of Series H Senior Preferred Stock and an additional 53,527 warrants to purchase shares of Series H Senior Preferred Stock prior to Closing, in which case all of the shares of Series H Senior Preferred Stock authorized under the Airspan Charter would either be issued and outstanding or reserved for issuance upon the exercise of outstanding warrants to purchase shares of Series H Senior Preferred Stock, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants each holder would receive at the Closing of the Merger in exchange for one share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) would be as set forth in the following table.

Class or Series of Airspan Capital Stock	Shares of New Beginnings Common Stock	Post-Combination Company $12.50 Warrants		Post-Combination Company $15.00 Warrants		Post-Combination Company $17.50 Warrants

Airspan Common Stock(1)	5.6294	0.2837	(2)	0.2837	(2)	0.2837	(2)
Airspan Class B Common Stock(3)	2.6969	0.1359	(4)	0.1359	(4)	0.1359	(4)
Series B Preferred Stock and Series B-1 Preferred Stock	80.7000	4.0663		4.0663		4.0663
Series C Preferred Stock and Series C-1 Preferred Stock	5.6294	0.2837		0.2837		0.2837
Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock	8.8469	0.4458		0.4458		0.4458
Warrants exercisable for Series D Preferred Stock	3.6073	0.1818		0.1818		0.1818
Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock	11.9060	0.5999		0.5999		0.5999
Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock	15.5262	0.7823		0.7823		0.7823
Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock	15.3750	0.7747		0.7747		0.7747
Series H Senior Preferred Stock	8.8469	0.4458		0.4458		0.4458
Warrants exercisable for Series H Senior Preferred Stock	2.6969	0.1359		0.1359		0.1359

(1)	Each Airspan Option to purchase shares of Airspan Common Stock would be converted into an Exchanged Option to purchase 5.6294 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(2)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Common Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.
(3)	Each Airspan Option to purchase shares of Airspan Class B Common Stock would be converted into an Exchanged Option to purchase 2.6969 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Class B Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(4)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Class B Common Stock that is not Accelerated Airspan Restricted Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

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If Airspan were to issue an additional 100,000 shares of Airspan Common Stock prior to Closing, the number of shares of New Beginnings Common Stock and Post-Combination Company Warrants each holder would receive at the Closing of the Merger in exchange for one share of the applicable class or series of Airspan Capital Stock (or warrant exercisable for Airspan Capital Stock) would be as set forth in the following table.

Class or Series of Airspan Capital Stock	Shares of New Beginnings Common Stock	Post-Combination Company $12.50 Warrants		Post-Combination Company $15.00 Warrants		Post-Combination Company $17.50 Warrants

Airspan Common Stock(1)	5.5759	0.2807	(2)	0.2807	(2)	0.2807	(2)
Airspan Class B Common Stock(3)	2.8361	0.1427	(4)	0.1427	(4)	0.1427	(4)
Series B Preferred Stock and Series B-1 Preferred Stock	80.7000	4.0619		4.0619		4.0619
Series C Preferred Stock and Series C-1 Preferred Stock	5.5759	0.2807		0.2807		0.2807
Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock	8.9861	0.4523		0.4523		0.4523
Warrants exercisable for Series D Preferred Stock	3.7935	0.1909		0.1909		0.1909
Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock	12.0507	0.6066		0.6066		0.6066
Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock	15.7704	0.7938		0.7938		0.7938
Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock	15.3750	0.7739		0.7739		0.7739
Series H Senior Preferred Stock	8.9861	0.4523		0.4523		0.4523
Warrants exercisable for Series H Senior Preferred Stock	2.8361	0.1427		0.1427		0.1427

(1)	Each Airspan Option to purchase shares of Airspan Common Stock would be converted into an Exchanged Option to purchase 5.5759 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(2)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Common Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.
(3)	Each Airspan Option to purchase shares of Airspan Class B Common Stock would be converted into an Exchanged Option to purchase 2.8361 shares of New Beginnings Common Stock as a result of the Merger. Holders of Airspan Options to purchase shares of Airspan Class B Common Stock would not receive any Post-Combination Company Warrants in connection with that conversion.
(4)	Notwithstanding anything in the above table to the contrary, holders of restricted Airspan Class B Common Stock that is not Accelerated Airspan Restricted Stock will not receive any Post-Combination Company Warrants at the Closing of the Merger in exchange for their shares of restricted Airspan Common Stock.

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Closing

Unless the Business Combination Agreement is earlier terminated, the Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the Closing conditions.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Airspan, New Beginnings and Merger Sub. These representations and warranties are subject to materiality, material adverse effect (see “—Material Adverse Effect” below), knowledge and other similar qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and, in the case of New Beginnings, by certain information set forth in documents it has filed with the SEC, and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Airspan to New Beginnings and Merger Sub relate to a number of matters, including the following:

●	organization and qualification to do business;

●	subsidiaries;

●	certification of incorporation and bylaws;

●	capitalization;

●	authority to enter into the Business Combination Agreement and other related documents;

●	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

●	permits and compliance with laws, material contracts and permits;

●	financial statements;

●	absence of changes or events;

●	absence of litigation;

●	employee benefit plans;

●	labor and employment matters;

●	real property and title to assets;

●	intellectual property;

●	product warranties, recalls and antidumping;

●	taxes;

●	environmental matters;

●	material contracts;

●	insurance;

●	approval of the Airspan Board of Directors and the Airspan Stockholders;

●	certain business practices;

●	customs and international trade laws;

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●	interested party transactions;

●	the Exchange Act; and

●	brokers.

The representations and warranties made by New Beginnings and Merger Sub to Airspan relate to a number of matters, including the following:

●	corporate organization;

●	certification of incorporation and bylaws;

●	capitalization;

●	authority to enter into the Business Combination Agreement and other related documents;

●	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

●	compliance with laws and certain agreements;

●	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

●	absence of certain changes or events;

●	absence of litigation;

●	approval of the board and the stockholders;

●	no prior operations of Merger Sub;

●	brokers;

●	the Trust Account;

●	employees;

●	taxes;

●	the registration under the Exchange Act and the listing on NYSE American of New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units; and

●	certain business practices;

●	the Investment Company Act; and

●	New Beginnings’ and Merger Sub’s independent investigation regarding Airspan, its subsidiaries and the Business Combination.

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Material Adverse Effect

Airspan Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Airspan are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation or warranty has occurred. Pursuant to the Business Combination Agreement, an “Airspan Material Adverse Effect” as used in this proxy statement/prospectus/consent solicitation statements means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Airspan and its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by Airspan of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Airspan Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in, or change in the interpretation of, any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Airspan and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 pandemic), or acts of God; (vi) any actions taken or not taken by Airspan or its subsidiaries as required by Business Combination Agreement or any ancillary agreement thereto; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities and any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of law relating to the Business Combination Agreement or the Business Combination); (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions, provided that this clause (viii) will not prevent a determination that any change, event, or occurrence underlying such failure has resulted in An Airspan Material Adverse Effect; (ix) any actions taken, or failures to take action, or such other changes or events, in each case to which New Beginnings has consented in writing; or (x) any decline in the price or trading volume of Airspan Common Stock, provided that this clause (x) will not prevent a determination that any change, event, or occurrence underlying such decline has resulted in an Airspan Material Adverse Effect, except in the cases of clauses (i) through (iii), to the extent that Airspan and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which Airspan and the its subsidiaries operate.

New Beginnings Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of New Beginnings and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation or warranty has occurred. Pursuant to the Business Combination Agreement, a “New Beginnings Material Adverse Effect” as used in this proxy statement/prospectus/consent solicitation statements means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of New Beginnings; or (b) would prevent, materially delay or materially impede the performance by New Beginnings or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following (or the effect of any of the following) will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a New Beginnings Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which New Beginnings operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 pandemic), or acts of God, (vi) any actions taken or not taken by New Beginnings as required by the Business Combination Agreement or any ancillary agreement thereto, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of law relating to the Business Combination Agreement or the Business Combination), (viii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Airspan has consented in writing, or (ix) any decline in the price or trading volume of New Beginnings Units, New Beginnings Common Stock or New Beginnings Warrants, provided that this clause (ix) will not prevent a determination that any change, event, or occurrence underlying such decline has resulted in a New Beginnings Material Adverse Effect, except in the cases of clauses (i) through (iii), to the extent that New Beginnings is disproportionately affected thereby as compared with other participants in the industry in which New Beginnings operates.

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Conduct of Business Pending the Merger

Airspan has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, it will conduct its business in the ordinary course of business and in a manner consistent with past practice and use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees and key consultants, and preserve the current relationships with Airspan customers, suppliers and other significant business relations.

In addition to the general covenants above, Airspan has agreed that prior to the Effective Time or termination of the Business Combination, subject to specified exceptions, it will not, directly or indirectly, without the prior written consent of New Beginnings (which may not be unreasonably conditioned, withheld or delayed):

●	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

●	form or create any subsidiaries;

●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of Airspan or any subsidiary of Airspan, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Airspan or any subsidiary of Airspan, except for the issuance of Airspan Capital Stock upon the exercise or settlement of Airspan Options or warrants to purchase Series D Preferred Stock or Series H Senior Preferred Stock (to the extent such Airspan Options were granted, or such warrants were issued, prior to the date of the Business Combination Agreement), including pursuant to the Net Exercise, or upon the conversion of Airspan Capital Stock issued prior to the date of the Business Combination Agreement;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division;

●	incur any indebtedness in excess of $1,000,000 in the aggregate, with certain exceptions;

●	(a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Airspan as of the date of the Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (b) materially amend any existing service agreement or enter into any new, or materially amend any existing, severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (d) hire or otherwise enter into any new service agreement or similar arrangement with any person or terminate (other than for cause) any director, officer, employee or consultant who is or reports directly to an executive officer of Airspan;

●	other than as required by applicable law or pursuant to the terms of an existing agreement disclosed to New Beginnings, grant any severance or termination pay to, any director or officer of Airspan or any subsidiary of Airspan;

●	adopt, amend or terminate any employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or annual health and welfare program renewals;

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●	make or change any material tax election, change any tax accounting method, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability or tax credits;

●	materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Airspan’s of any subsidiary of Airspan’s material rights thereunder, in each case in a manner that is adverse to Airspan or any subsidiary of Airspan, taken as a whole, except in the ordinary course of business;

●	intentionally permit any material item of Airspan intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Airspan intellectual property;

●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Airspan or any subsidiary of Airspan; or

●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

New Beginnings has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, it and Merger Sub will conduct their respective businesses in the ordinary course of business consistent with past practice. In addition, New Beginnings and Merger Sub have agreed that prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the prior written consent of Airspan (which may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change the organizational documents of New Beginnings or of Merger Sub, or form or create any subsidiary;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the organizational documents of New Beginnings;

●	reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of the New Beginnings Common Stock or New Beginnings Warrants except for redemptions from the Trust Account that are required pursuant to the organizational documents of New Beginnings;

●	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of New Beginnings or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of New Beginnings or Merger Sub;

●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or any division or enter into any strategic joint ventures, partnerships or alliances with any other person;

●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of New Beginnings, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

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●	make or change any material tax election, change any tax accounting method, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability or tax credits;

●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of New Beginnings or Merger Sub;

●	amend the trust agreement relating to the Trust Account or any other agreement related to the Trust Account; or

●	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable, after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, (a) New Beginnings and Airspan agreed to prepare and file with the SEC this proxy statement/prospectus/consent solicitation statement to be sent to the Airspan Stockholders and New Beginnings’ stockholders relating to (i) with respect to the Airspan Stockholders, solicitation of the Written Consent and (ii) with respect to New Beginnings’ stockholders, the special meeting of New Beginnings’ stockholders to be held to consider approval and adoption of the Business Combination Proposal, the NYSE American Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination and (b) New Beginnings agreed to prepare and file with the SEC the Registration Statement, in which this proxy statement/prospectus/consent solicitation statement will be included as a prospectus, in connection with the registration under the Securities Act of shares of New Beginnings Common Stock and Post-Combination Company Warrants to be issued to Airspan’s stockholders (including the holders of Airspan Preferred Stock issued pursuant to the Net Exercise) pursuant to the Business Combination Agreement.

The Special Meeting; Airspan’s Stockholder’s Written Consent

New Beginnings has agreed to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective (and no later than 30 days after the date on which this proxy statement/prospectus/consent solicitation statement is mailed to the stockholders of New Beginnings). New Beginnings has agreed, through the New Beginnings board of directors, to recommend to its stockholders that they approve the New Beginnings Proposals contained in this proxy statement/prospectus/consent solicitation statement and to include the recommendation of the New Beginnings board of directors in this proxy statement/prospectus/consent solicitation statement.

Airspan has agreed to solicit the Written Consent as soon as reasonably practicable after the Registration Statement becomes effective and in any event, within 48 hours after it becomes effective. Airspan has agreed to solicit the Written Consent even if there has been an Adverse Recommendation Change (as defined below), unless the Business Combination Agreement has already terminated in accordance with its terms.

No Solicitation; Change in Recommendation

Under the terms of the Business Combination Agreement, prior to the Effective Time or termination of the Business Combination Agreement, Airspan has agreed not to (a) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, its properties, assets, personnel, books or records or any confidential information or data to, any person relating to an Acquisition Proposal, (c) enter into, engage in or maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Airspan or any subsidiary of Airspan, except solely to the extent necessary to permit the person otherwise covered by such standstill or similar obligation to submit an Acquisition Proposal to the Airspan Board of Directors on a confidential basis and solely to the extent that the Airspan Board of Directors reasonably determines that failure to grant such waiver or release would result in a breach of the Airspan Board of Directors’ fiduciary duties under applicable law, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any relating to any Acquisition Proposal other than a confidentiality agreement in accordance with the terms of the Business Combination Agreement (each, an “Airspan Acquisition Agreement”) or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (g) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action.

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Airspan also agreed that it will, and will instruct and cause its representatives, to immediately cease any solicitations, discussions or negotiations with any person in connection with an Acquisition Proposal. Airspan also agreed that it will promptly request each person that has within the 24-month period prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring all or any significant portion of Airspan to return or destroy all confidential information furnished to such person by or on behalf of Airspan or any of its subsidiaries prior to the date of the Business Combination Agreement.

Prior to the Effective Time or termination of the Business Combination Agreement, Airspan has agreed to notify New Beginnings promptly (and in any event within 24 hours) after the receipt of any Acquisition Proposal, any inquiry, proposal, offer or other communication that could reasonably be expected to lead to an Acquisition Proposal or any request for non-public information relating to Airspan or for access to the properties, assets, personnel, books or records or any confidential information or data of Airspan by any third party, which notice must identify the third party making such Acquisition Proposal, inquiry, proposal, offer, other communication or request and provide the details of the material terms and conditions of any such Acquisition Proposal (and, if available, a copy of any Acquisition Proposal).

Notwithstanding the restrictions set forth above, the Business Combination Agreement provides that, prior to the receipt of Airspan Stockholder Approval, Airspan may participate in negotiations or discussions with, or provide access to or furnish non-public information regarding Airspan’s properties, assets, personnel, books or records or any confidential information or data to, any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Airspan Board of Directors reasonably determines in good faith, after consultation with outside legal counsel and its outside financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below) and that the failure to take such action would result in a breach of the Airspan Board of Directors’ fiduciary duties under applicable law.

Except as set forth below, Airspan has agreed that neither the Airspan Board of Directors nor any committee thereof will (a) (i) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to New Beginnings or Merger Sub, the Airspan Board of Directors’ recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of Airspan, any Acquisition Proposal, (b) make any public statement inconsistent with the Airspan Board of Directors’ recommendation, (c) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”), or (d) authorize, cause or permit Airspan or any of its representatives to enter into any Airspan Acquisition Agreement.

Notwithstanding the restrictions set forth above, prior to the receipt of Airspan Stockholder Approval, but not after, the Airspan Board of Directors may make an Adverse Recommendation Change or cause Airspan to terminate the Business Combination Agreement to enter into an Airspan Acquisition Agreement, only if the Airspan Board of Directors has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (A) the failure to take such action would result in a breach of the Airspan Board of Directors’ fiduciary duties under applicable law, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Prior to taking such action, (1) Airspan must notify New Beginnings, in writing, at least four business days before taking such action (the “Airspan Notice Period”), of its intention to take such action, which notice must (x) state expressly that Airspan has received a Superior Proposal and that the Airspan Board of Directors intends to make an Adverse Recommendation Change or Airspan intends to terminate the Business Combination Agreement to enter into an Airspan Acquisition Agreement with respect to a Superior Proposal, and (y) include a copy of the most current version of the Airspan Acquisition Agreement relating to such Superior Proposal (which version must be updated on a prompt basis), and a description of any financing commitments relating thereto, (2) upon the request of New Beginnings, Airspan and its representatives must, during the Airspan Notice Period, negotiate with New Beginnings in good faith in respect of adjustments in the terms and conditions of the Business Combination Agreement in furtherance of obviating the need for an Adverse Recommendation Change or termination of the Business Combination Agreement to enter into an Airspan Acquisition Agreement with respect to a Superior Proposal, if New Beginnings, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Airspan Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Airspan Notice Period will be extended, if applicable, to ensure that at least two business days remains in the Airspan Notice Period subsequent to the time Airspan notifies New Beginnings of any such material revision or change (it being understood that there may be multiple extensions)), and (3) following the end of such Airspan Notice Period (as extended pursuant to the preceding clause (2)) the Airspan Board of Directors determines in good faith, after consulting with its outside financial advisor and legal counsel, that the failure to take such action would result in a breach of the Airspan Board of Directors’ fiduciary duties under applicable law and that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by New Beginnings during the Airspan Notice Period in the terms and conditions of the Business Combination Agreement.

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Notwithstanding the restrictions set forth above, if, at any time prior to receipt of Airspan Stockholder Approval, the Airspan Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel and financial advisor, that an Intervening Event (as defined below) has occurred and that the failure to make an Adverse Recommendation Change in response to that Intervening Event would result in a breach of its fiduciary duties under applicable law, the Airspan Board of Directors may make an Adverse Recommendation Change. Prior to making such an Adverse Recommendation Change, (1) Airspan must promptly notify New Beginnings in writing, at least four business days before making such Adverse Recommendation Change (the “Intervening Event Notice Period”), of the Airspan Board of Directors’ intention to make such an Adverse Recommendation Change, which notice must state expressly that an Intervening Event has occurred and the Airspan Board of Directors intends to make an Adverse Recommendation Change and include a summary of the Intervening Event containing the material facts and circumstances under the Airspan Board of Directors’ determination that an Intervening Event has occurred, (2) Airspan and its representatives must, during the Intervening Event Notice Period, negotiate with New Beginnings in good faith in respect of adjustments in the terms and conditions of the Business Combination Agreement in furtherance of obviating the need for an Adverse Recommendation Change, if New Beginnings, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period will be extended, if applicable, to ensure that at least two business days remains in the Intervening Event Notice Period subsequent to the time Airspan notifies New Beginnings of any such material development (it being understood that there may be multiple extensions)), and (3) following the end of such Intervening Event Notice Period (as the same may be pursuant to the preceding clause (2)), the Airspan Board of Directors reasonably determines in good faith, after consulting with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change would result in a breach of the Airspan Board of Directors’ fiduciary duties under applicable law.

For purposes of this proxy statement/prospectus/consent solicitation statement:

●	“Acquisition Proposal” means any proposal or offer from any person or group of persons (other than New Beginnings, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any (a) merger, consolidation or business combination involving Airspan or any subsidiary of Airspan, (b) transfer, purchase or sale of the beneficial ownership of shares of capital stock or other securities of Airspan or any subsidiary of Airspan representing 10% or more of the voting power of the shares of capital stock of Airspan or any subsidiary of Airspan, or (c) sale, lease, exchange, transfer or other disposition of the assets of Airspan or one or more subsidiaries of Airspan constituting 10% or more of the assets of Airspan and the subsidiaries of Airspan, taken as a whole; provided, however, that any such proposal or offer exclusively relating to, in a single transaction or series of related transactions, the disposal of Dense Air Limited, a company incorporated and registered under the laws of England and Wales, will not be an Acquisition Proposal;

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●	“Superior Proposal” means a bona fide, written Acquisition Proposal that did not result in a breach of the non-solicitation provisions of the Business Combination Agreement, involving (a) assets that generate more than 50% of the consolidated total revenues of Airspan and its subsidiaries, taken as a whole, (b) assets that constitute more than 50% of the consolidated total assets of Airspan and its subsidiaries, taken as a whole, or (c) more than 50% of the total voting power of the equity securities of Airspan, in each case, that the Airspan Board of Directors (after consultation with outside legal counsel and its outside financial advisor) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Airspan’s stockholders than the Business Combination after taking into account all such factors and matters deemed relevant in good faith by the Airspan Board of Directors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Business Combination after taking into account any changes to the terms of the Business Combination Agreement offered in writing by New Beginnings in response to such Superior Proposal pursuant to and in accordance with the terms of the Business Combination Agreement.

●	“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of Airspan and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to Airspan or the Airspan Board of Directors as of the date of the Business Combination Agreement (or the consequences of which were not reasonably foreseeable to the Airspan Board of Directors as of the date of the Business Combination Agreement), and that becomes known to Airspan or the Airspan Board of Directors after the date of the Business Combination Agreement.

Exclusivity

New Beginnings has agreed that until the Effective Time or prior termination of the Business Combination Agreement, to the extent not reasonably expected to be inconsistent with the fiduciary duties of the New Beginnings board of directors under applicable law, New Beginnings will not take, nor will it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any person (other than Airspan, its stockholders or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction other than with Airspan, its stockholders and their respective affiliates and representatives. New Beginnings has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to, or which would reasonably be expected to give rise to or result in, such a business combination transaction.

Stock Exchange Listing

New Beginnings will use its reasonable best efforts to cause the shares of New Beginnings Common Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE American or the NYSE at Closing. Until the Closing, New Beginnings will use its reasonable best efforts to continue the listing of the New Beginnings Units, New Beginnings Common Stock and New Beginnings Warrants on the NYSE American.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Airspan’s waiver of claims against the Trust Account;

●	Airspan and New Beginnings providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

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●	Certain employee benefit matters, including the establishment of a stock incentive plan to be effective after the Closing;

●	Director and officer indemnification;

●	Prompt notification of certain matters;

●	Airspan and New Beginnings using reasonable best efforts to consummate the Business Combination;

●	Public announcements relating the Business Combination;

●	Agreements relating to the intended tax treatment of the Business Combination;

●	Cooperation regarding any filings required under the HSR Act or other applicable antitrust laws and other regulatory matters;

●	The delivery by Airspan of the PCAOB Audited Financials by no later than the date that is 45 days following the date of the Business Combination Agreement, or such later date as agreed by New Beginnings;

●	New Beginnings making disbursements from the Trust Account; and

●	Specified payments and distributions to Airspan Stockholders or the affiliates thereof.

On May 14, 2021, Airspan delivered the PCAOB Audited Financials to New Beginnings.

Conditions to Closing

Mutual

The obligations of Airspan, New Beginnings and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)	The Airspan Stockholder Approval having been obtained;

(b)	The Business Combination Proposal, the NYSE American Proposal, the Incentive Award Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination having been approved and adopted by the requisite affirmative vote of New Beginnings’ stockholders in accordance with this proxy statement/prospectus/consent solicitation statement, the DGCL, New Beginnings’ organizational documents and the rules and regulations of the NYSE American;

(c)	No governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

(d)	All required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder having been obtained;

(e)	Specified consents, approvals and authorizations having been obtained from governmental authorities, including approval of the Australian Foreign Investment Review Board; and

(f)	The Registration Statement having been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC.

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New Beginnings and Merger Sub

The obligations of New Beginnings and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)	The representations and warranties of Airspan contained in the Business Combination pertaining to the absence of certain changes or events being true and correct in all respects as of the Closing Date as though made on the Closing Date. The representations and warranties of Airspan contained in the Business Combination Agreement pertaining to organization and qualification, subsidiaries, capitalization, authority relative to the Business Combination Agreement and related documents and brokers each being true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to materiality or Airspan Material Adverse Effect or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be so true and correct as of such earlier date. All other representations and warranties of Airspan contained in the Business Combination Agreement must be true and correct (without giving any effect to any limitation as to materiality or Airspan Material Adverse Effect or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Airspan Material Adverse Effect;

(b)	Airspan having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)	Airspan having delivered to New Beginnings a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)	No Airspan Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Closing Date;

(e)	Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Airspan Board of Directors having executed written resignations effective as of the Effective Time;

(f)	All parties to the Registration Rights and Lock-Up Agreement (other than New Beginnings and the holders of equity securities of New Beginnings prior to the Closing contemplated to be party thereto) having delivered, or caused to be delivered, to New Beginnings a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

(g)	All parties to the Stockholders Agreement (other than New Beginnings and the Sponsor) having delivered, or caused to be delivered, to New Beginnings a copy of the Stockholders Agreement duly executed by all such parties;

(h)	On or prior to the Closing, Airspan having delivered to New Beginnings a properly executed certification that shares of Airspan Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by New Beginnings with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(i)	Airspan having delivered to New Beginnings the Payment Spreadsheet; and

(j)	Airspan having delivered to New Beginnings (i) a consent executed by each MIP Participant with respect to its MIP Consideration which must include an acknowledgement that such MIP Participant will be receiving both cash and securities in settlement of amounts payable thereunder and that such MIP Participant will not be entitled to any other amounts under the MIP, other than the MIP Consideration, and (ii) evidence of termination of the MIP, effective as of the Effective Time.

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Airspan

The obligations of Airspan to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)	The representations and warranties of New Beginnings and Merger Sub contained in the Business Combination Agreement pertaining to the absence of certain changes or events being true and correct in all respects as of the Closing Date as though made on the Closing Date. The representations and warranties of New Beginnings and Merger Sub contained in the Business Combination Agreement pertaining to corporate organization, authority relative to the Business Combination Agreement and related documents and brokers each being true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to materiality or New Beginnings Material Adverse Effect or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be so true and correct as of such earlier date. The representations and warranties of New Beginnings and Merger Sub contained in the Business Combination Agreement pertaining to capitalization must each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be so true and correct as of such earlier date. All other representations and warranties of New Beginnings and Merger Sub contained in the Business Combination Agreement must be true and correct (without giving any effect to any limitation as to materiality or New Beginnings Material Adverse Effect or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a New Beginnings Material Adverse Effect;

(b)	New Beginnings and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)	New Beginnings having delivered to Airspan a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)	No New Beginnings Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Closing Date;

(e)	The New Beginnings Common Stock comprising the Merger Consideration to be issued pursuant to the Business Combination Agreement and the PIPE Shares to be issued in connection with the transactions contemplated by the Subscription Agreements having been approved for listing on the NYSE American or the NYSE, subject to notice of official issuance;

(f)	New Beginnings and the holders of equity securities of New Beginnings prior to the Closing contemplated to be a party thereto having delivered, or caused to be delivered, to Airspan a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

(g)	New Beginnings and the Sponsor having delivered, or caused to be delivered, to Airspan a copy of the Stockholders Agreement duly executed by each such party;

(h)	The officers of New Beginnings and the members of the New Beginnings board of directors designated in the Business Combination Agreement having executed written resignations effective as of the Effective Time; and

(i)	After giving effect to (i) the exercise of redemption rights by Public Stockholders of the outstanding Public Shares and (ii) the sale and issuance by New Beginnings of New Beginnings Common Stock between the date of the Business Combination Agreement and the Effective Time, the amount of cash held by New Beginnings in the aggregate, whether in or outside the Trust Account, must be equal to at least $135,000,000.

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Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Airspan Stockholders or New Beginnings stockholders, respectively, as follows:

(a)	By mutual written consent of New Beginnings and Airspan;

(b)	By New Beginnings or Airspan, if (i) the Effective Time has not occurred prior to July 15, 2021; provided, however, that the Outside Date will automatically be extended without any further action by any party to August 15, 2021 if the Registration Statement has not been declared effective by June 15, 2021; provided, further, that the Business Combination Agreement may not be so terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date (as the same may be extended in accordance with its terms); (ii) any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger; or (iii) any of the Business Combination Proposal, the NYSE American Proposal, the Incentive Award Proposal or any other proposal the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fails to receive the requisite vote for approval at the special meeting or any adjournment thereof;

(c)	By Airspan if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of New Beginnings or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of New Beginnings or Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — Airspan” above would not be satisfied; provided that Airspan has not waived such Terminating New Beginnings Breach and Airspan is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating New Beginnings Breach is curable by New Beginnings or Merger Sub, Airspan may not so terminate the Business Combination Agreement due to a Terminating New Beginnings Breach for so long as New Beginnings and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Airspan to New Beginnings; or (ii) at any time prior to receipt of Airspan Stockholder Approval, in connection with entering into an Airspan Acquisition Agreement with respect to a Superior Proposal in accordance with the Business Combination Agreement; provided, that prior to or concurrently with such termination Airspan pays the Termination Fee;

(d)	By New Beginnings if (i) the Airspan Board of Directors or a committee thereof, prior to obtaining Airspan Stockholder Approval has made an Adverse Recommendation Change; (ii) Airspan has failed to deliver the Written Consent to New Beginnings within 48 hours after the Registration Statement becomes effective; (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Airspan set forth in the Business Combination Agreement, or if any representation or warranty of Airspan has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — New Beginnings and Merger Sub” above would not be satisfied; provided, that New Beginnings has not waived such Terminating Airspan Breach and New Beginnings and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Airspan Breach is curable by Airspan, New Beginnings may not so terminate the Business Combination Agreement due to a Terminating Airspan Breach for so long as Airspan continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by New Beginnings to Airspan; or (iv) the PCAOB Audited Financials have not been delivered to New Beginnings by Airspan on or before 45 days from the date of the Business Combination Agreement, or such later date as agreed by New Beginnings.

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Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will, to the fullest extent permitted by applicable law, become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Termination Fee

Airspan will pay a Termination Fee in the amount of $21,000,000 in the event that:

(a)	(i) The Business Combination Agreement is terminated (x) by Airspan or New Beginnings as a result of the Effective Time not occurring prior to the Outside Date, (y) by New Beginnings as a result of Airspan having failed to deliver the Written Consent to New Beginnings within 48 hours after the Registration Statement becomes effective or (z) by New Beginnings as a result of a Terminating Airspan Breach; (ii) an Acquisition Proposal has been made, proposed or otherwise communicated to Airspan after the date of the Business Combination Agreement but before the date of termination of the Business Combination Agreement; and (iii) within 12 months of the date the Business Combination Agreement is terminated, Airspan enters into a definitive agreement, arrangement or understanding with respect to such Acquisition Proposal with the person or all or any part of the group of persons who proposed or otherwise communicated such Acquisition Proposal, or on whose behalf such Acquisition Proposal was proposed or otherwise communicated, provided, that for purposes of clause (ii) above, the references to “10%” in the definition of Acquisition Proposal are deemed to be references to “50%”; or

(b)	The Business Combination Agreement is terminated (x) by New Beginnings as a result of the Airspan Board of Directors or a committee thereof, prior to obtaining Airspan Stockholder Approval, making an Adverse Recommendation Change or (y) by Airspan, if at any time prior to receiving the Written Consent, Airspan enters into an Airspan Acquisition Agreement with respect to a Superior Proposal.

No Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement will survive the Closing (and there will be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing or (b) as otherwise set forth in the Business Combination Agreement.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the then outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, on March 8, 2021, the Key Airspan Stockholders entered into the Stockholder Support Agreement with New Beginnings, pursuant to which, among other things and subject to the terms and conditions therein, the Key Airspan Stockholders agreed to vote all shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock in favor of adoption and approval of the Business Combination Agreement and the approval of the Business Combination and not to (a) transfer any of their shares of Airspan Common Stock, Airspan Class B Common Stock or Airspan Voting Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. The shares of Airspan Voting Capital Stock that are owned by the Key Airspan Stockholders and subject to the Stockholder Support Agreement represent approximately 55.2% of the voting power of the issued and outstanding shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock and approximately 62.6% of the issued and outstanding shares of Airspan Voting Preferred Stock, on an as-converted basis, in each case, as of the Airspan Record Date. The Key Airspan Stockholders therefore hold a sufficient number of shares of Airspan Voting Capital Stock to approve and adopt the Airspan Business Combination Proposal without the vote of any other Airspan Stockholder.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, on March 8, 2021, the Sponsor entered into the Sponsor Support Agreement with Airspan and New Beginnings, pursuant to which the Sponsor agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, (a) to forfeit 125,000 shares of New Beginnings Common Stock held by the Sponsor immediately prior to the Effective Time, (b) to vote all shares of New Beginnings Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination and the other New Beginnings Proposals, (c) to abstain from exercising any redemption rights with respect to any shares of New Beginnings Common Stock held by Sponsor and (d) that it will not transfer any of the shares of New Beginnings Common Stock held by the Sponsor or otherwise agree to transfer such shares, except pursuant to the Sponsor Support Agreement.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, New Beginnings and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a shelf registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering pursuant to a shelf registration statement so long as (i) the total offering price is reasonably expected to exceed $50 million or (ii) if such requesting Holder reasonably expects to sell all of the registerable securities held by such Holder in such underwritten offering pursuant to a shelf registration statement, the total offering price is reasonably expected to exceed $10 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by the Key Airspan Stockholders to be locked-up for a period of six months following the Closing, while the Founder Shares held by the Sponsor will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock of the Post-Combination Company for cash, securities or other property.

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Stockholders Agreement

In connection with the Closing, New Beginnings, the Sponsor and certain stockholders of Airspan will enter into the Stockholders Agreement, which will provide, among other things, that the post-Closing board of directors of New Beginnings will consist of eight directors. Additionally, the Stockholders Agreement will provide that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of New Beginnings Common Stock, the Sponsor will have the right to nominate the Sponsor Director, who will initially be Michael Liebowitz. The Stockholders Agreement will also provide that, if the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the board of directors of New Beginnings (or, if there is no nominating and corporate governance committee of the board of directors of New Beginnings, such other committee of the board of directors of New Beginnings that is primarily responsible for nominating and corporate governance matters).

Post-Combination Company Warrant Agreement

Contemporaneously with the Closing, New Beginnings and the Warrant Agent will enter into the Post-Combination Company Warrant Agreement, which provides for the form and provisions of the Post-Combination Company Warrants, the terms upon which the Post-Combination Company Warrants will be issued and exercised, and the respective rights, limitation of rights, and immunities of Airspan, the Warrant Agent, and the holders of the Post-Combination Company Warrants. The Post-Combination Company Warrants to be issued pursuant to the Post-Combination Company Warrant Agreement include: (i) 3,000,000 Post-Combination Company $12.50 Warrants; (ii) 3,000,000 Post-Combination Company $15.00 Warrants; and (iii) 3,000,000 Post-Combination Company $17.50 Warrants. Under the Post-Combination Company Warrants, New Beginnings may redeem the warrants upon 30 days’ prior written notice if the sales price of the shares of New Beginnings Common Stock exceeds certain thresholds over a 30-trading day period.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, effective as of March 8, 2021, New Beginnings entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and New Beginnings agreed to sell to the Subscribers, an aggregate of 7,500,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $75,000,000, in a private placement.

The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination, to meet the minimum cash requirements provided in the Business Combination Agreement and for use by the Post-Combination Company following the Closing.

The closing of the sale of the PIPE Shares (the “Subscription Closing”) will occur immediately prior to the consummation of the Business Combination. The Subscription Closing will be subject to customary conditions, including:

(a)	all representations and warranties of New Beginnings and the applicable subscriber contained in the relevant Subscription Agreement being true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties must be true and correct in all respects) at, and as of, the applicable Subscription Closing (except for those representations and warranties that speak as of a specific date, which must be so true and correct in all material respects as of such specified date);

(b)	New Beginnings and the applicable subscriber having performed or complied in all material respects with all agreements and covenants required by the applicable Subscription Agreement;

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(c)	no governmental authority having enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by the Subscription Agreements, and no governmental authority having instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(d)	no amendment, modification or waiver of the Business Combination Agreement having occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under the applicable Subscription Agreement;

(e)	all conditions precedent to the Closing of the Business Combination set forth in the Business Combination Agreement having been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Business Combination Agreement at the closing of the Business Combination, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Business Combination); and

(f)	the PIPE Shares having been approved for listing on NYSE American or the New York Stock Exchange, subject to notice of official issuance, and no suspension of the qualification of the PIPE Shares for offering or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, having occurred and be continuing.

Pursuant to the Subscription Agreements, New Beginnings has agreed that, within 30 calendar days after the consummation of the Business Combination (the “Filing Deadline”), New Beginnings will file with the SEC a registration statement registering the resale of the PIPE Shares, and New Beginnings will use its reasonable best efforts to have that registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Filing Deadline if the SEC notifies New Beginnings that it will “review” the registration statement and (ii) the 5th business day after the date New Beginnings is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; provided, however, that New Beginnings’ obligations to include the PIPE Shares held by a Subscriber in the registration statement will be contingent upon the relevant Subscriber furnishing in writing, to New Beginnings such information regarding the Subscriber, the PIPE Shares of New Beginnings held by such Subscriber and the intended method of disposition of the PIPE Shares as is reasonably requested by New Beginnings to effect the registration of such PIPE Shares, and must execute such documents in connection with such registration as New Beginnings may reasonably request, which will be what is customary of a selling stockholder in similar situations.

Each Subscription Agreement will terminate upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the Business Combination being consummated, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iii) if any of the conditions to the applicable Subscription Closing are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the Subscription Closing, and (iv) at the election of the applicable Subscriber, if the consummation of the Business Combination has not occurred by the Outside Date (as defined in, and subject to any automatic extension as set forth in the Business Combination Agreement as of the date of its execution).

SoftBank Irrevocable Proxy

On March 8, 2021, concurrently with the execution of the Business Combination Agreement, SoftBank, and New Beginnings entered into an Irrevocable Proxy and Power of Attorney (the “Proxy Agreement”), pursuant to which, among other things, SoftBank granted to the proxyholder named therein an irrevocable proxy and power of attorney with respect to any shares of New Beginnings Common Stock held by SoftBank representing in excess of 9.90% of the voting power of New Beginnings in any applicable vote, consent, election, waiver or other action of New Beginnings’ stockholders (the “Subject Shares”). Pursuant to the Proxy Agreement the proxyholder named in the Proxy Agreement will vote the Subject Shares in the same manner and proportion as all other shares of New Beginnings stock entitled or eligible to vote on the applicable matter, excluding any shares of New Beginnings stock held by SoftBank and its affiliates. SoftBank’s holdings of Airspan’s voting securities were previously limited by Airspan’s Certificate of Incorporation to a maximum of 9.90% of Airspan’s voting power.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF
THE REDEMPTION RIGHTS AND THE BUSINESS COMBINATION

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus/consent solicitation statement forms a part, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, P.A., insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following is a discussion of the material U.S. federal income tax consequences for (i) holders of New Beginnings Common Stock that elect to have their New Beginnings Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of Airspan Capital Stock who exchange their Airspan Capital Stock for New Beginnings Common Stock in the Business Combination. This discussion applies only to shares of New Beginnings Common Stock or Airspan Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, with respect to the redemption of New Beginnings Common Stock, the discussion is applicable only to holders who purchased New Beginnings Common Stock in the IPO. In addition, this discussion does not address the U.S. federal income tax consequences to persons who actually or constructively own both New Beginnings Common Stock and Airspan Capital Stock immediately prior to the Business Combination. The application and the consequences of the rules described below to persons who own shares of both New Beginnings Common Stock and Airspan Capital Stock immediately prior to the Business Combination may differ from the application and the consequences of such rules to persons who own solely New Beginnings Common Stock or Airspan Capital Stock immediately prior to the Business Combination. Persons who own shares of New Beginnings Common Stock and Airspan Capital Stock immediately prior to the Business Combination should consult their tax advisors regarding the application and the consequences of the rules below to them in light of their particular circumstances.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding New Beginnings Common Stock or Airspan Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a redemption or conversion transaction or other integrated transaction;

●	persons that acquired New Beginnings Common Stock or Airspan Capital Stock pursuant to an exercise of employee stock options, in connection with employee share incentive plans (including the MIP) or otherwise as compensation;

●	persons who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to New Beginnings Common Stock or Airspan Capital Stock being taken into account in an applicable financial statement;

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●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of New Beginnings Common Stock or Airspan Capital Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●	an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of New Beginnings Common Stock or Airspan Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of New Beginnings Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of New Beginnings Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. New Beginnings has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of New Beginnings Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their New Beginnings Common Stock as described in this section. New Beginnings did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the redemption of New Beginnings Common Stock.

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U.S. Holders

Redemption of New Beginnings Common Stock. In the event that a U.S. holder’s New Beginnings Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of New Beginnings Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the New Beginnings Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the New Beginnings Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of New Beginnings Common Stock” below. If the redemption does not qualify as a sale of the New Beginnings Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of New Beginnings’ stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of New Beginnings’ Common Stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of New Beginnings Common Stock outstanding both before and after the redemption. The redemption of New Beginnings Common Stock generally will be treated as a sale of the New Beginnings Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in New Beginnings or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of New Beginnings Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include New Beginnings Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any New Beginnings Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New Beginnings’ outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of New Beginnings Common Stock must, among other requirements, be less than 80% of the percentage of New Beginnings’ outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of New Beginnings Common Stock and the shares of New Beginnings Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of New Beginnings’ capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of New Beginnings’ capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of New Beginnings Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in New Beginnings. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in New Beginnings will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed New Beginnings Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

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Gain or Loss on Redemption Treated as a Sale of New Beginnings Common Stock.    If the redemption qualifies as a sale of New Beginnings Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of New Beginnings Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its New Beginnings Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Beginnings Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the New Beginnings Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of New Beginnings Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in New Beginnings Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Beginnings Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of New Beginnings Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of New Beginnings Common Stock) New Beginnings pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of New Beginnings Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends New Beginnings pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the New Beginnings Common Stock described in this proxy statement/prospectus/consent solicitation statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of New Beginnings Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of New Beginnings Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of New Beginnings Common Stock.    The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s New Beginnings Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of New Beginnings Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s New Beginnings Common Stock, as described under “U.S. Holders — Redemption of New Beginnings Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of New Beginnings Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

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Gain on Redemption Treated as a Sale of New Beginnings Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of New Beginnings Common Stock unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held New Beginnings Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of New Beginnings Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of New Beginnings Common Stock (New Beginnings would be treated as a buyer with respect to a redemption of New Beginnings Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. New Beginnings believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of New Beginnings Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Beginnings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Beginnings’ current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in New Beginnings Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Beginnings Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of New Beginnings Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a redemption of New Beginnings Common Stock) on New Beginnings Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on New Beginnings Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of New Beginnings Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of New Beginnings Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on New Beginnings Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of New Beginnings Common Stock.

U.S. Federal Income Tax Considerations of the Business Combination for Airspan Stockholders

The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Airspan Capital Stock for New Beginnings Common Stock and Post-Combination Company Warrants in the Business Combination. This discussion applies only to shares of Airspan Capital Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects for holders of Airspan Capital Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither New Beginnings nor Airspan has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

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Characterization of the Business Combination

Subject to the discussion below, it is the opinion of Greenberg Traurig, P.A. that the Business Combination will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Such qualification assumes facts and representations that cannot be confirmed until the time of closing or following the closing. The parties to the Business Combination Agreement have agreed to report the Business Combination in accordance with such qualification for all tax purposes (unless otherwise required by a judicial or administrative determination). In the Business Combination Agreement, each of New Beginnings and Airspan agrees not to take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Qualification of the Business Combination as a reorganization will depend on the relevant facts at the time of the Business Combination and satisfaction of applicable requirements, including a requirement that the fair market value of New Beginnings Common Stock issued in the Merger determined as of the Effective Time equals at least 80% or more of the fair market value of the total consideration issued in connection with the Merger. For this purpose, the total consideration issued in connection with the Merger includes the fair market value determined as of the Effective Time of New Beginnings Common Stock issued in the Merger, the MIP Aggregate Cash Consideration, the amount paid (if any) with respect to Airspan Stockholder appraisal rights with funds provided by New Beginnings, and the fair market value determined as of the Effective Time of Post-Combination Company Warrants issued in connection with the Merger. The fair market values as of the Effective Time of the New Beginnings Common Stock and Post-Combination Company Warrants issued in connection with the Merger and the amounts paid with respect to Airspan Stockholder appraisal rights and satisfaction of the foregoing 80% requirement cannot be determined with certainty until after the Effective Time and all payments (if any) with respect to Airspan Stockholder appraisal rights are made. The opinion of Greenberg Traurig, P.A. regarding qualification of the Business Combination as a reorganization assumes that the foregoing 80% requirement will be satisfied. If the foregoing 80% requirement is not satisfied, the Business Combination would not qualify as a reorganization.

The obligations of New Beginnings and Airspan to complete the Business Combination are not conditioned on the receipt of an opinion from Greenberg Traurig, P.A. to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Business Combination will occur even if it does not so qualify.

U.S. Federal Income Tax Consequences for U.S. Holders

Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Airspan Capital Stock will be as follows:

●	a U.S. holder will not recognize gain or loss upon the exchange of Airspan Capital Stock for New Beginnings Common Stock and Post-Combination Company Warrants pursuant to the Business Combination;

●	a U.S. holder’s aggregate tax basis for the shares of New Beginnings Common Stock and Post-Combination Company Warrants received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of Airspan Capital Stock surrendered in the Business Combination; and

●	the holding period of the shares of New Beginnings Common Stock and Post-Combination Company Warrants received by a U.S. holder in the Business Combination will include the holding period of the shares of Airspan Capital Stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of New Beginnings Common Stock and Post-Combination Company Warrants received in the Business Combination, U.S. holders who acquired different blocks of Airspan Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of Airspan Capital Stock separately for each identifiable block of such stock exchanged in the Business Combination.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of New Beginnings Common Stock and Post-Combination Company Warrants in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Airspan are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of Airspan stock surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of Airspan and New Beginnings.

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If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of Airspan Capital Stock for shares of New Beginnings Common Stock and Post-Combination Company Warrants equal to the difference between the fair market value, at the time of the exchange, of the New Beginnings Common Stock and Post-Combination Company Warrants received in the Business Combination and such U.S. holder’s tax basis in the shares of Airspan Capital Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Airspan Capital Stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of New Beginnings Common Stock and Post-Combination Company Warrants received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of New Beginnings Common Stock and Post-Combination Company Warrants would commence the day after the closing of the Business Combination.

U.S. Federal Income Tax Consequences for Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Airspan Capital Stock will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

●	Airspan is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Airspan Capital Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Airspan Capital Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Airspan believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

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PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is consummated, New Beginnings will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the proposed second amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B, which, in the judgment of New Beginnings’ board of directors, is necessary to adequately address the needs of the Post-Combination Company. Assuming the Business Combination Proposal is approved, you are also being asked to approve and adopt the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

The following is a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, each of which would be effected by the filing of the Proposed Certificate of Incorporation: (i) to change the name of New Beginnings to “Airspan Networks Holdings Inc.” from the current name of “New Beginnings Acquisition Corp.” and remove certain provisions related to New Beginnings’ status as a special purpose acquisition company that will no longer be relevant following the Closing; (ii) to increase the number of shares of (a) common stock New Beginnings is authorized to issue from 100,000,000 shares to 250,000,000 shares and (b) preferred stock New Beginnings is authorized to issue from 1,000,000 shares to 10,000,000 shares; (iii) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company’s bylaws; (iv) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office and provide that a director may only be removed for cause; (v) to introduce a three-class staggered board of directors of the Post-Combination Company; (vi) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation; (vii) to remove the provision renouncing the corporate opportunity doctrine; and (viii) to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

The tables below set forth a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, as well as New Beginnings’ board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation. Each of these proposed changes were negotiated as part of the Business Combination. The Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

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Change of Name and Removal of Special Purpose Acquisition Company Provisions

The Proposed Certificate of Incorporation would adopt the name “Airspan Networks Holdings Inc.” and remove certain provisions related to New Beginnings’ status as a special purpose acquisition company that will no longer be relevant following the Closing.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Name	New Beginnings Acquisition Corp.	Airspan Networks Holdings Inc.	The change in name will reflect the identity of the Post-Combination Company’s business following the consummation of the Business Combination.

Purpose	The purpose of New Beginnings is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon New Beginnings by law and those incidental thereto, New Beginnings shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of New Beginnings, including, but not limited to, effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination, involving New Beginnings and one or more businesses.	The purpose of the Post-Combination Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Post-Combination Company by law and those incidental thereto, the Post-Combination Company shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Post-Combination Company.	The provision that refers to effecting a business combination relates to the operation of New Beginnings as a special purpose acquisition company prior to the consummation of a business combination and will not be applicable to the Post-Combination Company. Accordingly, New Beginnings’ board of directors believes that it will serve no further purpose and will be confusing.

Provisions Specific to Special Purpose Acquisition Companies	The Existing Certificate of Incorporation sets forth various provisions related to New Beginnings’ operations as a special purpose acquisition company prior to the consummation of an initial business combination, including the time period during which New Beginnings must consummate its initial business combination or wind up and liquidate if it does not, redemption rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.	None.	The provisions of the Existing Certificate of Incorporation that relate to the operation of New Beginnings as a special purpose acquisition company prior to the consummation of the business combination would not be applicable to the Post-Combination Company and would serve no purpose following the Business Combination.

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Authorized Capital Stock

The Proposed Certificate of Incorporation would authorize capital stock of the Post-Combination Company, which will be greater in number than the authorized capital stock of New Beginnings.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Capitalization	The total number of authorized shares of all classes of capital stock is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.	The total number of authorized shares of all classes of capital stock is 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and of 10,000,000 shares of preferred stock, par value $0.0001 per share.	New Beginnings’ board of directors believes that the greater number of authorized shares of capital stock is important and desirable for the Post-Combination Company (i) to have sufficient shares to issue to the Airspan Stockholders as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support the Post-Combination Company’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Amendment of Bylaws

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to amend the Post-Combination Company’s bylaws (the “Post-Combination Company Bylaws”). The Post-Combination Company Bylaws that will be in effect upon the Closing of the Business Combination are attached as Annex C to this proxy statement/prospectus/consent solicitation statement.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Adoption, Amendment or Repeal of Bylaws	The existing New Beginnings bylaws may be adopted, amended or repealed (i) by the New Beginnings board of directors or (ii) in addition to any vote of holders of any class or series of stock required by law or the Existing Certificate of Incorporation (including any preferred stock designation), by the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital	The Post-Combination Company Bylaws may be adopted, amended or repealed (i) by a majority of the members of the Post-Combination Board or (ii) in addition to any vote of holders of any class or series of stock of the Post-Combination Company required by applicable law or the Proposed Certificate of Incorporation (including any resolution or resolutions adopted by the Post-Combination Board providing for the issue of preferred stock (a “Preferred Stock Designation”)), by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Post-Combination	New Beginnings’ board of directors believes that increasing the percentage of voting power required to adopt, amend or repeal the Post-Combination Company Bylaws is appropriate at this time to protect all stockholders of the Post-Combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company

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Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
stock entitled to vote in the election of directors, voting as a single class.	Company entitled to vote in the election of directors, voting as one class.	common stock following the Business Combination. Going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize stockholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

Removal of Directors

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to remove a director from office and provide that a director may only be removed for cause.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Directors	Any director, or the entire board of directors, may be removed from office at any time, with our without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.	Subject to the rights of the holders of shares of any series of preferred stock then outstanding, any director, or the entire Post-Combination Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock of the Post-Combination Company with the power to vote at an election of directors, voting as a single class.	New Beginnings’ board of directors believes that increasing the percentage of voting power required to remove a director from office, and providing that a director may only be removed for cause, is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Post-Combination Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize shareholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

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Classified Board

The Proposed Certificate of Incorporation would require the directors of the Post-Combination Company to be classified with respect to the time for which they severally hold office into three classes, designated as Class I directors, Class II directors and Class III directors, respectively.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Classified Board	The New Beginnings board of directors shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The New Beginnings board of directors is authorized to assign members of the New Beginnings board of directors already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of New Beginnings following the effectiveness of the Existing Certificate of Incorporation and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of New Beginnings following the effectiveness of the Existing Certificate of Incorporation. At each succeeding annual meeting of the stockholders of New Beginnings, beginning with the first annual meeting of the stockholders of New Beginnings following the effectiveness of the Existing Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.	Other than those directors elected by the holders of any series of preferred stock of the Post-Combination Company, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the directors of the Post-Combination Company shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I directors, Class II directors and Class III directors, respectively (the “Classified Board”). Subject to the Stockholders Agreement, the Post-Combination Board is authorized to assign members of the Post-Combination Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Subject to the Stockholders Agreement, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Post-Combination Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of the Proposed Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of the Proposed Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of the Proposed Certificate of Incorporation.	New Beginnings’ board of directors believes the three-class classified board structure will help to attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy. In addition, the three-class classified board structure reduces the Post-Combination Company’s vulnerability to coercive takeover tactics and inadequate takeover bids, by encouraging persons seeking control of the Post-Combination Company to negotiate with the Post-Combination Board and thereby better positioning the Post-Combination Board to negotiate effectively on behalf of all of the Post-Combination Company’s stockholders. The three-class classified board structure is designed to safeguard against a hostile purchaser replacing a majority of the Post-Combination Company’s directors with its own nominees at a single annual meeting, thereby gaining control of the Post-Combination Company and its assets without paying fair value to the Post-Combination Company’s stockholders. Because only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual stockholder meetings would be required to effect a change in a majority of the directors serving on the Post-Combination Board, providing incumbent directors substantial leverage to negotiate the best results for the Post-Combination Company’s stockholders.

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Supermajority Vote for Certain Amendments

The Proposed Certificate of Incorporation would require the vote of at least two-thirds of the voting power of the Post-Combination Company’s outstanding shares of capital stock to amend certain charter provisions.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Supermajority Vote to Amend or Repeal Certain Provisions of Certificate of Incorporation	The Existing Certificate of Incorporation may only be amended with the approval of a majority of the New Beginnings board of directors and the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, subject to the rights of any series of preferred stock (of which there are none outstanding).

Amendments to certain provisions of the Proposed Certificate of Incorporation will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting as a single class. The following provisions of the Proposed Certificate of Incorporation will require a 66 2/3% supermajority vote to be amended:

●   Paragraph B of Article IV, which authorizes the Post-Combination Board to issue from time to time and without stockholder approval one or more series of preferred stock of the Post-Combination Company with such voting rights, preferences and other rights as determined by the Post-Combination Board;

●   Article V, which governs Post-Combination Board matters, including the election of directors, the classified board structure of the Post-Combination Board, the adoption, amendment or repeal of the Post-Combination Company Bylaws, and the removal of directors and filling of vacancies;

●   Article VI, which governs the ability of stockholders to act by written consent and annual and special meetings of the stockholders;

New Beginnings’ board of directors believes that supermajority voting requirements are appropriate at this time to protect all stockholders of the Post-Combination Company against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, New Beginnings’ board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company common stock following the Business Combination. Going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Board to reach terms that are appropriate for all stockholders. In addition, the supermajority voting requirements are desirable to enhance the likelihood of continuity and stability in the composition of the Post-Combination Board, avoid costly takeover battles, reduce the Post-Combination Company’s vulnerability to a hostile change of control and enhance the ability of the Post-Combination Board to maximize shareholder value in connection with any unsolicited offer to acquire the Post-Combination Company.

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Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change

●   Article VII, which provides for limitation of director liability, requires the Post-Combination Company to indemnify and advance expenses to directors and officers and permits the Post-Combination Company to maintain insurance for directors and officers;

●   Article VIII, which designates the Court of Chancery of the State of Delaware as the exclusive forum for certain actions and the U.S. federal district courts for actions asserting a cause of action under the Securities Act; and

●   Article IX, which governs the ability to amend the Proposed Certificate of Incorporation and sets forth the provisions that require a supermajority vote to be amended.

Remove Renouncement of Corporate Opportunities

The Proposed Certificate of Incorporation would remove the provision in the Existing Certificate of Incorporation renouncing the corporate opportunity doctrine.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Renouncement of Corporate Opportunity Doctrine	Under the Existing Certificate of Incorporation, to the extent allowed by law, the doctrine of corporate opportunity does not apply with respect to New Beginnings or any of its officers or directors.	None.	New Beginnings’ board of directors believes that the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial to the Post-Combination Company for themselves without first disclosing the opportunity to the Post-Combination Board and giving the Post-Combination Board the opportunity to pursue or decline the opportunity on behalf of the Post-Combination Company.

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Choice of Forum

The Proposed Certificate of Incorporation would modify the forum selection provision contained in the Existing Certificate of Incorporation to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Choice of Forum

Unless New Beginnings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New Beginnings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Beginnings to New Beginnings or its stockholders, (iii) any action asserting a claim against New Beginnings, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or the existing New Beginnings bylaws, or (iv) any action asserting a claim against New Beginnings, its directors, officers or employees governed by the internal affairs doctrine, except (a) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (c) for which the Court of Chancery does not have subject matter jurisdiction or (d) any action arising under the Securities Act.

Furthermore, the foregoing does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Post-Combination Company to the Post-Combination Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Post-Combination Company Bylaws or the Proposed Certificate of Incorporation or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine.

Subject to the foregoing, the Proposed Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Furthermore, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the U.S. have exclusive jurisdiction.

New Beginnings’ board of directors believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware or the federal district courts of the United States, as applicable, is the sole and exclusive forum, unless the Post-Combination Company consents in writing to the selection of an alternative forum.

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Vote Required for Approval

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of New Beginnings Common Stock outstanding vote “FOR” the Charter Amendment Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Governance Proposals.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus/consent solicitation statement as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

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PROPOSAL NOS. 3A-3H — THE GOVERNANCE PROPOSALS

Overview

You are also being asked to vote on eight separate proposals with respect to certain governance provisions in the Proposed Certificate of Incorporation, which are separately being presented in order to give New Beginnings stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, New Beginnings and Airspan intend that the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2). In the judgment of the New Beginnings board of directors, these provisions are necessary to adequately address the needs of the Post-Combination Company.

Proposal 3A: Change of Name and Removal of Special Purpose Acquisition Company Provisions

See “Proposal No. 2 — The Charter Approval Proposal — Change of Name and Removal of Special Purpose Acquisition Company Provisions” for a description and reasons for the amendment to change the name of New Beginnings to “Airspan Networks Holdings Inc.” from the current name of “New Beginnings Acquisition Corp.” and remove certain provisions related to New Beginnings’ status as a special purpose acquisition company that will no longer be relevant following the Closing.

Proposal 3B: Authorized Capital Stock

See “Proposal No. 2 — The Charter Approval Proposal — Authorized Capital Stock” for a description and reasons for the amendment to increase the number of shares of (i) common stock New Beginnings is authorized to issue from 100,000,000 shares to 250,000,000 shares and (ii) preferred stock New Beginnings is authorized to issue from 1,000,000 shares to 10,000,000 shares.

Proposal 3C: Amendment of Bylaws

See “Proposal No. 2 — The Charter Approval Proposal — Amendment of Bylaws” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company Bylaws.

Proposal 3D: Removal of Directors

See “Proposal No. 2 — The Charter Approval Proposal — Removal of Directors” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office and to provide that a director may only be removed for cause.

Proposal 3E: Classified Board

See “Proposal No. 2 — The Charter Approval Proposal — Classified Board” for a description and reasons for the amendment to introduce a three-class staggered board of directors of the Post-Combination Company.

Proposal 3F: Supermajority Vote for Certain Amendments

See “Proposal No. 2 — The Charter Approval Proposal — Supermajority Vote for Certain Amendments” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Proposed Certificate of Incorporation.

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Proposal 3G: Remove Renouncement of Corporate Opportunities

See “Proposal No. 2 — The Charter Approval Proposal — Remove Renouncement of Corporate Opportunities” for a description and reasons for the amendment to remove the provision renouncing the corporate opportunity doctrine.

Proposal 3H: Choice of Forum

See “Proposal No. 2 — The Charter Approval Proposal — Choice of Forum” for a description and reasons for the amendment to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have no effect on the Governance Proposals.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on New Beginnings, Airspan or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, New Beginnings and Airspan intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2).

Recommendation of the Board

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

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PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the New Beginnings board of directors is currently divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The Proposed Certificate of Incorporation provides that the Post-Combination Board will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Proposed Certificate of Incorporation provides that each director will serve until his or her successor is duly elected at the Post-Combination Company’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.

Assuming the Business Combination Proposal, the Charter Amendment Proposal, the Stock Incentive Plan Proposal and the NYSE American Proposal are approved at the special meeting, you are being asked to elect eight directors to the board, effective upon the Closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposal, the Stock Incentive Plan Proposal and the NYSE American Proposal.

The New Beginnings board of directors has nominated Mathew Oommen and Eric D. Stonestrom to serve as a Class I directors, Bandel L. Carano, Michael T. Flynn and Scot B. Jarvis to serve as Class II directors and Thomas S. Huseby, Michael S. Liebowitz and Dominique Trempont to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of the Post-Combination Company Following the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting. This means that the eight director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have no effect on the vote.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the Business Combination is conditioned on the approval of the Election of Directors Proposal.

Recommendation of the Board

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

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PROPOSAL NO. 5 — THE STOCK INCENTIVE PLAN PROPOSAL

Overview

At the New Beginnings special meeting of stockholders, New Beginnings’ stockholders will be asked to approve the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (the “2021 Plan”). On                     , 2021 the New Beginnings board of directors approved the 2021 Plan, subject to stockholder approval. The 2021 Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the 2021 Plan is not approved by New Beginnings’ stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the 2021 Plan will not become effective.

Airspan currently maintains the Airspan Networks Inc. 2009 Omnibus Equity Plan, as amended (the “2009 Plan”), and New Beginnings does not maintain any incentive plans. In connection with the Business Combination, New Beginnings will assume the 2009 Plan. If the 2021 Plan becomes effective, New Beginnings will not grant any future awards under the 2009 Plan, but all awards under the 2009 Plan that are outstanding as of the effectiveness of the 2021 Plan will continue to be governed by the terms, conditions and procedures set forth in the 2009 Plan and any applicable award agreement, as those terms may be adjusted in connection with the Business Combination, as described in this proxy statement/prospectus/consent solicitation statement under the heading “The Business Combination Agreement — Conversion of Securities.”

A copy of the 2021 Plan is attached to this proxy statement/prospectus/consent solicitation statement as Annex D and is incorporated herein by reference. The following summary of the material terms of the 2021 Plan does not purport to be a complete description of the 2021 Plan and is qualified in its entirety by reference to the complete copy of the 2021 Plan in Annex D.

The purpose of the 2021 Plan is to promote the interests of the Post-Combination Company and its stockholders by aiding the Post-Combination Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Post-Combination Company, to offer such persons incentives to put forth maximum efforts for the success of the Post-Combination Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Post-Combination Company, thereby aligning the interests of such persons with the Post-Combination Company’s stockholders.

The 2021 Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), dividend equivalents and other stock-based awards to employees, officers, consultants, advisors, non-employee directors and independent contractors designated by the Compensation Committee (the “Committee”) of the Post-Combination Company board of directors. Under the 2021 Plan, the maximum number of shares of Post-Combination Company common stock that may be issued, subject to adjustment as described below, is 5,050,000 shares of common stock, plus the unused reserve of shares available under the 2009 Plan, which will be assumed by the Post-Combination Company upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus/consent solicitation statement, the unused reserve under the 2009 Plan is expected to result in an additional 893,549 shares of Post-Combination Company common stock being available for granting awards under the 2021 Plan. Any shares subject to outstanding awards under the 2009 Plan that are forfeited or reacquired by the Post-Combination Company due to termination or cancellation of such awards will also be permitted to be granted under the 2021 Plan. The number of shares covered by an award or to which such award relates will be counted on the date of grant of such award against the aggregate number of shares available for granting awards under the 2021 Plan. If awards under the 2021 Plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to such awards again become available for issuance under the 2021 Plan in accordance with its terms. However, under the following circumstances, shares will not again be available for issuance under the 2021 Plan: (i) any shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise” or any shares tendered in payment of the exercise price of an option; (ii) any shares withheld by the Post-Combination Company or shares tendered to satisfy any tax withholding obligation with respect to an award; (iii) shares covered by a stock-settled SAR issued under the 2021 Plan that are not issued in connection with settlement in shares upon exercise; or (iv) shares that are repurchased by the Post-Combination Company using option exercise proceeds.

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Directors who are not also employees of the Post-Combination Company will be subject to individual annual limits on their awards. Specifically, the maximum value of all equity and cash-based compensation granted to a director who is not also an employee of the Post-Combination Company or an affiliate thereof cannot exceed $500,000 in any calendar year (and for this purpose equity value is determined using grant date value under applicable financial accounting rules). The Committee may make exceptions to this limit for a non-executive chair of the Post-Combination Company board of directors under extraordinary circumstances as determined by the Committee, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Administration

The 2021 Plan will be administered by the Committee. The Post-Combination Company board of directors will fill vacancies on and from time to time may remove or add members to the Committee, and the Committee will be so constituted to permit awards granted under the 2021 Plan to be exempt from Section 16(b) of the Exchange Act.

Subject to the express provisions of the 2021 Plan, the Committee has authority to administer and interpret the 2021 Plan, including the authority to determine who is eligible to participate in the 2021 Plan and to whom and when awards are granted under the 2021 Plan, to grant awards, to determine the number of shares of common stock subject to awards and the exercise or purchase price of such shares under an award, to determine the terms and conditions of awards, including vesting and forfeiture conditions, to accelerate vesting or exercisability or waive restrictions, to prescribe and amend the terms of the agreements evidencing awards made under the 2021 Plan, to make other determinations deemed necessary or advisable for the administration of the 2021 Plan and to adopt such modifications, rules, procedures and sub-plans as may be necessary or desirable to comply with the provisions of the laws of non-U.S. jurisdictions, including, without limitation, establishing any special rules for affiliates of the Post-Combination Company, eligible persons under the 2021 Plan or participants under the 2021 Plan located in a particular country, in order to meet the objectives of the 2021 Plan and to ensure the viability of the intended benefits of awards granted to participants under the 2021 Plan located in such non-U.S. jurisdictions. Also, subject to the requirements of the DGCL and any limitations under applicable stock exchange rules, the Committee also has the power to delegate to officers the authority to grant and determine the terms and conditions of awards granted under the 2021 Plan. These delegated officers will not be permitted to grant awards to any person subject to Rule 16b-3 under the Exchange Act.

Eligibility

Participants under the 2021 Plan are limited to employees, officers, non-employee directors, consultants, independent contractors or advisors providing services to the Post-Combination Company, or any person to whom an offer of employment or engagement with the Post-Combination Company is extended. In determining to whom awards will be granted and the nature of such each award, the Committee may take into account the nature of the services rendered by the respective participant, their present and potential contributions to the success of the Post-Combination Company or such other factors as the Committee, in its discretion, deems relevant. Airspan estimates that, upon consummation of the Business Combination, approximately 702 persons will be eligible to participate in the 2021 Plan, which includes approximately 690 employees, 5 officers and 7 non-employee directors.

General Terms and Conditions of Awards

Nonqualified Stock Options

The Committee may grant nonqualified stock options under the 2021 Plan, which do not meet the requirements of Section 422 of the Code and which will be subject to the following terms and conditions. The option exercise price per share will be determined by the Committee but will not be less than 100% of the “fair market value” of the Post-Combination Company common stock on the date of grant of such option; provided, however, that if the option being granted is in substitution for an option previously granted by an entity that is acquired by or merged with the Post-Combination Company, the grant value of such option may be lower than the fair market value of a share of Post-Combination Company common stock on the date of grant. The term “fair market value” means either (a) if the Post-Combination Company common stock is listed on any established stock exchange, the closing price for the Post-Combination Company common stock on the date of grant or (b) if the Post-Combination Company common stock is not listed on any established stock exchange, the average of the closing “bid” and “asked” prices quoted on the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on the date of grant. The exercise price of an option may be paid through various means specified by the Committee, including in cash, by delivering to the Post-Combination Company shares of common stock or, if allowed under the terms of the option, by a “net exercise” (i.e., a reduction in the number of shares issuable pursuant to such option). Every option which has not been exercised within 10 years of its date of grant will lapse upon the expiration of the 10-year period, unless it has lapsed at an earlier date as determined by the Committee.

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Incentive Stock Options

The Committee may grant incentive stock options under the 2021 Plan which meet the requirements of Section 422 of the Code. To the extent that the aggregate fair market value (determined at the time of grant) of the shares with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under all plans of the Post-Combination Company and any of its affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing incentive stock options, the options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as non-qualified stock options, notwithstanding any contrary provision of the applicable award agreement. The option exercise price per share will be determined by the Committee but will not be less than 100% of the fair market value of the Post-Combination Company common stock on the date of grant of such option (except for substituted options as described above). In the case of a grant of an incentive stock option to a participant who, at the time such option is granted, owns stock possessing more than 10% of the combined voting power of all classes of stock of the Post-Combination Company, the option exercise price per share under such option will not be less than 110% of the “fair market value” of the Post-Combination Company common stock on the date of grant of such option and such option will expire and no longer be exercisable no later than five years from the date of grant of such option.

SARs

The Committee may grant SARs under the 2021 Plan. Subject to the express provisions of the 2021 Plan and as discussed in this paragraph, the Committee has discretion to determine the grant value, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any SAR. The grant value of each SAR granted under the 2021 Plan will be determined by the Committee and will not be less than 100% of the fair market value of a share of Post-Combination Company common stock on the date of grant of the SAR; provided, however, that if the SAR being granted is in substitution for a SAR previously granted by an entity that is acquired by or merged with the Post-Combination Company, the grant value of such SAR may be lower than the fair market value of a share of Post-Combination Company common stock on the date of grant of the SAR. Every SAR that has not been exercised within 10 years of its date of grant will lapse upon the expiration of such 10-year period, unless it has lapsed at an earlier date as determined by the Committee.

Restricted Stock and Restricted Stock Units

The holder of restricted stock will own shares of Post-Combination Company common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Post-Combination Company common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above. For example, awards may, at the Committee’s discretion, be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals (including goals specific to the participant’s individual performance) established by the Committee, or upon any combination of service-based or performance-based conditions (subject to minimum vesting requirements). A restricted stock or restricted stock unit award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (other than performance of service alone) is generally referred to as a performance share or performance share unit award. Rights to dividends or dividend equivalent amounts during the restricted period are discussed below.

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Dividend Equivalents

Dividend equivalents entitle holders to receive payments (in cash, shares of Post-Combination Company common stock, other securities or other property) equivalent to the amount of dividends paid by the Post-Combination Company to its stockholders, with respect to the number of shares determined by the Committee. Dividend equivalents may not be awarded with respect to grants of options, stock appreciation rights or any other awards the value of which is based solely on an increase in the value of shares after the grant date. Dividends and dividend equivalent amounts with respect to any share underlying any other award may be accrued but not paid to a holder until all conditions or restrictions relating to such share have been satisfied.

Other Stock-Based Awards

The Committee may grant other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Post-Combination Company common stock. No such stock-based award will contain a purchase right or an option-like feature.

Transferability

Generally, no award (other than fully-vested and unrestricted shares) and no right under any such award will be transferable by a participant other than by will or by the laws of descent and distribution, and no award (other than fully-vested and unrestricted shares) or right under any such award may be pledged, alienated, attached or otherwise encumbered. If a transfer is allowed by the Committee (other than for fully vested and unrestricted shares), the transfer will be for no value and will comply with the rules relating to Form S-8 registration statements filed with the SEC. The Committee may establish procedures to allow a participant to designate a beneficiary or beneficiaries, to exercise the rights of the participant and receive any property distributable with respect to an award in the event of the participant’s death.

Prohibition on Repricing Awards

Without the approval of the Post-Combination Company’s stockholders, (a) no option or SAR may be amended to reduce its exercise or grant price, (b) no option or SAR may be cancelled and replaced with an option or SAR having a lower exercise price and (c) no option or SAR may be cancelled or repurchased for cash or other securities, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided, under the 2021 Plan.

Corporate Transactions

In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of common stock or other securities of the Post-Combination Company or any other similar corporate transaction or event involving the Post-Combination Company, the Committee or the Post-Combination Company board of directors, in its sole discretion, can provide for one or more of the following to be effective upon the consummation of the event (or immediately prior to the consummation of the event, provided the consummation of the event subsequently occurs):

●	either (a) terminate any award in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon the exercise of the award or the realization of the vested rights under the award or (b) replace the award with other rights or property of comparable value selected by the Committee or the board of directors;

●	that the award be assumed by the successor or survivor corporation or be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation;

●	that the award be exercisable or payable or fully vested with respect to all Post-Combination Company common stock covered thereby; or

●	that the award cannot vest, be exercised or become payable and, therefore, will terminate after a certain date in the future.

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Amendment and Termination

No awards may be granted pursuant to the 2021 Plan after the 10-year anniversary of the effective date of the 2021 Plan. Except to the extent stockholder approval or participant consent is required as provided by the 2021 Plan, the Post-Combination Company Board of Directors may amend, modify or terminate the 2021 Plan.

The Committee may amend, modify or terminate an outstanding award; provided, however, that the Committee may not, without the participant’s consent, amend, modify or terminate an outstanding award unless it determines that the action would not adversely alter or impair the terms or conditions of such award, except where expressly permitted under the 2021 Plan (such as in the case of a corporate transaction).

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences generally applicable to awards made under the 2021 Plan. The summary does not contain a complete analysis of all the potential tax consequences relating to awards granted under the 2021 Plan, including state, local or foreign tax consequences.

Nonqualified Stock Options

A participant will not be deemed to have received taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant generally will be deemed to have received taxable ordinary income in an amount equal to the excess of the fair market value of the Post-Combination Company common stock received on the date of exercise over the option price.

Upon the exercise of a nonqualified stock option, the Post-Combination Company will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the amount included in income by the participant as a result of such exercise. This deduction will be available to the Post-Combination Company in the tax year in which the participant recognizes the income.

The income arising from a participant who is an employee exercising a nonqualified stock option will be treated as compensation income for income and payroll tax withholding purposes, and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares that would otherwise be delivered upon exercise. The basis of shares received upon the exercise of a nonqualified stock option will be the option exercise price paid plus the amount recognized by the participant as taxable income attributable to such shares as a result of the exercise. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant. A participant’s holding period will commence on the date of exercise.

Incentive Stock Options

Participants will not be deemed to recognize taxable income upon the grant or exercise of an incentive stock option. If a participant makes no disqualifying disposition of the Post-Combination Company common stock received upon exercise within the one-year period beginning after the transfer of such Post-Combination Company common stock to the participant nor within two years from the date of grant of the incentive stock option, and if the participant at all times from the date of the grant of the incentive stock option to a date three months before the date of exercise has been an employee of the Post-Combination Company, any gain recognized on the disposition of the Post-Combination Company common stock acquired upon exercise will be long-term capital gain. The difference between the fair market value of the Post-Combination Company common stock at the time of exercise and the exercise price will, however, be an item of tax preference, and may subject a participant to the alternative minimum tax. The Post-Combination Company will not be entitled to any deduction with respect to the grant or exercise of the incentive stock option or the transfer of Post-Combination Company common stock acquired upon exercise.

If the participant makes a disqualifying disposition of the Post-Combination Company common stock before the expiration of the one- or two-year holding periods described above, the participant will be deemed to have received taxable ordinary income at the time of such disposition to the extent that the fair market value of the Post-Combination Company common stock at the time of exercise, or, if less, the amount realized on such disposition, exceeds the exercise price. To the extent that the amount realized on such disposition exceeds the fair market value of the Post-Combination Company common stock at the time of exercise, such excess will be taxed as capital gain if the Post-Combination Company common stock is otherwise a capital asset in the hands of the participant. To the extent the participant recognizes ordinary income on a disqualifying disposition of the Post-Combination Company common stock, the Post-Combination Company may be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant.

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SARs

A participant will not be deemed to have received taxable income upon the grant or vesting of a SAR. Upon the exercise of a SAR, a participant generally will be deemed to have received income, taxable for U.S. federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Post-Combination Company common stock received plus the amount of any cash received, and the Post-Combination Company will ordinarily be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise.

The income arising from a participant who is an employee exercising a SAR will be treated as compensation income for withholding tax purposes and the Committee may allow the participant to satisfy the tax withholding obligation by withholding a portion of the shares that would otherwise be delivered upon exercise. The basis of shares received upon the exercise of a SAR will equal the fair market value of the shares at the time of exercise. Gain or loss recognized by the participant on a subsequent disposition of any such shares will be capital gain or loss if such shares constitute a capital asset in the hands of the participant.

Restricted Stock

Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. In contrast, unrestricted stock grants are taxable at grant. An award holder who makes an election under Section 83(b) of the Code (an “83(b) election”) within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long term or short term capital gain (or loss) generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends to accrue while the restricted stock is subject to a substantial risk of forfeiture, such dividends will be paid if and when the underlying stock vests and will also be taxed as ordinary income. We generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units and Other Stock-Based Awards

Recipients of grants of restricted stock units (including performance share units) will not incur any U.S. federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to accrue while the restricted stock unit is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock unit vests and will also be taxed as ordinary income. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. The Post-Combination Company generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

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Section 162(m) of the Code

In general, Section 162(m) of the Code limits the Post-Combination Company’s compensation deduction to $1,000,000 paid in any tax year to any “covered employee” as defined under Section 162(m). Section 162(m) may result in all or a portion of the awards granted under the 2021 Plan to “covered employees” failing to be deductible to the Post-Combination Company for U.S. federal income tax purposes.

Section 409A of the Code

The Committee intends to administer and interpret the 2021 Plan and all award agreements in a manner designed to satisfy the requirements of Section 409A of the Code and to avoid any adverse tax results thereunder to a holder of an award.

Clawback or Recoupment

All awards under the 2021 Plan will be subject to forfeiture or other penalties pursuant to any clawback policy the Post-Combination Company may adopt or amend from time to time, as determined by the Committee.

Israeli Aspects of the Plan

The 2021 Plan includes a sub-plan for Israeli participants (the “Sub-Plan”), which provides for grants of share-settled awards under the 2021 Plan in compliance with Section 102 of the Ordinance (“Section 102 Awards”). The Sub-Plan provides that Section 102 Awards may be granted only to Israeli employees, officers and directors (excluding “Controlling Share Holders,” as defined in the Ordinance).

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the complete discretion of the Committee, compensation programs and policies adopted by the Committee or the Post-Combination Company board of directors, the speed and nature of new hires and other factors and, therefore, we cannot currently determine the benefits or number of shares of Post-Combination Company common stock subject to awards that may be granted in the future to eligible persons under the 2021 Plan or an actual “burn rate” under the 2021 Plan, nor can we estimate the amount or the number of shares of Post-Combination Company common stock that could have been granted to eligible individuals had the 2021 Plan been in place in the last fiscal year. However, upon consummation of the Business Combination, restricted stock units with respect to an aggregate of 1,750,000 shares of Post-Combination Company common stock, representing the MIP RSUs, will be issued to the MIP Participants, as described in the below table:

Airspan Networks Holdings Inc. 2021 Stock Incentive Plan

Name and position	Number of MIP RSUs
Eric D. Stonestrom	700,000
David Brant	350,000
Henrik Smith-Petersen	292,500
Executive Group	1,517,250
Non-Executive Director Group	232,750
Non-Executive Officer Group	—

See the section entitled “The Business Combination — Interests of Airspan’s Directors and Executive Officers in the Business Combination” of this proxy statement/prospectus/consent solicitation statement.

The boards of directors of both New Beginnings and Airspan believe strongly that the approval of the 2021 Plan is essential to the Post-Combination Company’s continued success.

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Securities Authorized for Issuance Under the 2009 Plan

As of December 31, 2020, New Beginnings had no equity compensation plans or outstanding equity awards. New Beginnings will not assume the 2009 Plan or any awards outstanding thereunder until the consummation of the Business Combination, which will not occur until after December 31, 2020. However, the following table is presented as of December 31, 2020, in accordance with SEC requirements:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plan approved by stockholders	—	—	—

Equity compensation plans not approved by stockholders	—	—	—

Total	—	—	—

Interests of Certain Persons in this Proposal

New Beginnings’ directors and executive officers may be considered to have an interest in the approval of the 2021 Plan because they may in the future receive awards under the 2021 Plan. Nevertheless, the New Beginnings board of directors believes that it is important to provide incentives and rewards for the performance and the retention of executive officers and experienced directors by adopting the 2021 Plan.

Vote Required for Approval

Approval of the Stock Incentive Plan Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting and broker non-votes will have no effect on the Stock Incentive Plan Proposal. Abstentions will have the same effect as a vote “AGAINST” the Stock Incentive Plan Proposal.

The Stock Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Stock Incentive Plan Proposal will have no effect even if approved by our stockholders. Approval of the Stock Incentive Plan Proposal is a condition to the Closing of the Business Combination.

Recommendation of New Beginnings’ Board of Directors

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

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PROPOSAL NO. 6 — THE NYSE AMERICAN PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

●	the issuance, pursuant to the Business Combination Agreement, of an aggregate of 59,364,647 shares of New Beginnings Common Stock in the Merger;

●	the issuance of up to 9,000,000 shares of New Beginnings Common Stock upon exercise of the Post-Combination Company Warrants;

●	the issuance of up to 7,135,353 shares of New Beginnings Common Stock upon exercise of the Exchanged Options;

●	the issuance of 1,750,000 shares of New Beginnings Common Stock upon settlement of MIP RSUs; and

●	the issuance of an aggregate of 75,000,000 shares of New Beginnings Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus/consent solicitation statement.

Why New Beginnings Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Sections 712 and 713 of the NYSE American Company Guide.

Under Section 712 of the NYSE American Company Guide, stockholder approval is required prior to the issuance of shares of common stock as sole or partial consideration for an acquisition of the stock of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

Under Section 713 of the NYSE American Company Guide, stockholder approval is required prior to the issuance of shares of common stock in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater or book or market value of the stock.

As a result of the above, stockholder approval of the issuance of shares of New Beginnings Common Stock issuable pursuant to the Business Combination Agreement, including the issuance of shares upon exercise or the Post-Combination Company Warrants and the Exchanged Options and the settlement of MIP RSUs, and the issuance of shares of New Beginnings Common Stock to the investors in the PIPE is required under the NYSE American regulations.

Stockholder approval of the NYSE American Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NYSE American Proposal is adopted, we will issue 59,364,647 shares of New Beginnings Common Stock, Post-Combination Company Warrants exercisable for up to 9,000,000 shares of New Beginnings Common Stock and Exchanged Options exercisable for up to 7,135,353 shares of New Beginnings Common Stock upon the Closing. Additionally, we will issue 1,750,000 shares of New Beginnings Common Stock upon settlement of MIP RSUs. We will also issue an aggregate of 75,000,000 shares of New Beginnings Common Stock to the investors in the PIPE upon the consummation of the PIPE.

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The issuances of the shares of New Beginnings Common Stock described above would result in significant dilution to New Beginnings stockholders and result in New Beginnings stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of New Beginnings.

Vote Required for Approval

Approval of the NYSE American Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting and broker non-votes will have no effect on the NYSE American Proposal. Abstentions will have the same effect as a vote “AGAINST” the NYSE American Proposal.

The NYSE American Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Recommendation of our Board of Directors

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE AMERICAN PROPOSAL.

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PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow New Beginnings’ board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to New Beginnings’ stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will New Beginnings’ board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under New Beginnings’ Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by New Beginnings’ stockholders, New Beginnings’ board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of New Beginnings Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have no effect on the vote.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

NEW BEGINNINGS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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INFORMATION ABOUT AIRSPAN

Unless the context otherwise requires, all references in this “Information About Airspan” section to “we,” “us,” or “our” refer to Airspan Networks Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

Company Overview

Airspan is a U.S. headquartered, award-winning technical leader, in the 4G and 5G Radio Access Network (“RAN”) and broadband access solutions market. Airspan offers a broad range of software defined radios, broadband access products and network management software to enable cost-effective deployment and efficient management of mobile, fixed and hybrid wireless networks. Airspan’s customers include leading mobile communications service providers (“CSPs”), large enterprises, military communications integrators and internet service providers (“ISPs”) working to deliver high-capability broadband access to numerous markets. Airspan’s mission is to disrupt and modernize network total cost of ownership (“TCO”) models. We aim to lower costs for customers throughout the product lifecycle, from procurement through commissioning and ongoing operating costs. Airspan has been pioneering wireless technology for over 20 years and is distinguished by its deep customer relationships, innovative product design capabilities and expertise in solving technical challenges at the network edge, where a device or local network interfaces with the Internet or other networks.

In 4G mobile networks, Airspan established itself as an expert in network densification by focusing on solving the problems associated with physically locating, installing and commissioning networks consisting of hundreds of thousands of small cells as an alternative and supplement to macro cell-based networks. Software-defined and cost-optimized radio platforms, self-organizing/optimization algorithms and minimum power consumption have been critical to our 4G business and are expected to be even more critical to the deployment and expansion of new 5G networks. As an early leader in 5G OPEN-RAN standards, Airspan has worked to unbundle the monolithic network architectures previously dominated by large incumbent suppliers such as Huawei Technologies Co., Ltd. (“Huawei”), Telefonaktiebolaget LM Ericsson (“Ericsson”) and Nokia Corporation (“Nokia”). As a foundational member of the 5G ecosystem, Airspan works closely with wireless operators, chipset suppliers and infrastructure vendors around the world on 5G developments, trials, pilots and initial 5G deployments.

Airspan started its business in digital wireless access, primarily voice services, rapidly becoming a leader in high performance wireless data networks. Airspan’s acquisition of Mimosa Networks in 2018 strengthened our position in today’s rapidly expanding wireless broadband access market. Mimosa’s capabilities and innovation in wireless broadband point-to-point and point-to-multipoint networks strengthened Airspan’s disruptive position in the Mobile 4G/5G network densification space and expanded Airspan’s existing North American presence with an engineering center in Silicon Valley. Mimosa’s channel-led sales strategy enhances the distribution of Airspan’s existing products for specific vertical markets, such as private 4G and 5G and applications in citizens broadband radio service (“CBRS”).

Airspan’s predecessor, Airspan Communications Corporation, was incorporated in Delaware on January 30, 1998. Airspan Networks Inc. was incorporated in Washington in 1999 and, at that time, acquired Airspan Communications Corporation by merger.  In August 2010, Airspan reincorporated in Delaware. Our corporate headquarters are located in Boca Raton, Florida. Our main operations, manufacturing and product development centers are located in Santa Clara, California, Slough, United Kingdom, Airport City, Israel, Mumbai, India and Tokyo, Japan.  Our telephone number in Boca Raton is +1 (561) 893-8670.  Our internet website address is https://www.airspan.com. The contents of our website are not deemed to be a part of this proxy statement/prospectus/consent solicitation statement.

The Wireless Communications Industry

The wireless industry has evolved from Marconi’s 1897 18-mile communication to a tug boat to high speed mobile broadband. Launched in 2002, third generation (“3G”) cellular technology networks provided connectivity to access the World Wide Web from mobile devices and high-powered smart phones and apps began to change the way we live. Launched in 2010, higher speed 4G networks introduced the concept of mobile broadband, connected enterprise applications to cloud computing and began to modernize the way people communicate, interact and work. Presently, 5G networks, with up to 100 times the speed and as little as 10% of the latency (network edge turnaround time) of 4G networks, are expected to be foundational to the development and expansion of autonomous vehicles, telemedicine, live ultra-high definition video streaming, cloud gaming, edge computing and numerous industrial applications, such as augmented reality and robotics for smart manufacturing, supply chain automation and military and defense applications.

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Over the next ten years, we believe that 5G networks will become increasingly common across much of the globe, an expansion that will require substantial investment from stakeholders. Operators will need to invest in spectrum rights, network equipment and deployment well in advance of realization of any increase in revenues from the new capabilities that 5G networks offer. Airspan is working with leading global service providers and enterprises in the mobile and fixed wireless access (“FWA”) ecosystems to develop, commercialize and accelerate the availability of Open Standard 5G solutions that enable cost-efficient initial deployment and then, based on such open standards, allow those networks to efficiently adapt and grow in response to the emerging applications that are expected to generate increased revenue streams to recoup such network investments.

Business Strategy

Airspan’s mission is to disrupt and modernize network TCO models, providing innovative solutions that meet specific application requirements at the network edge. In support of this mission, Airspan pursues a strategy focused on customer responsiveness, technology leadership and excellence in execution.

●	Industry Relationships. Airspan has relationships with some of the world’s most innovative Tier-1 CSPs including SoftBank, Reliance Jio and Rakuten. Airspan has helped specialized private network operators like GoGo (in-flight internet) and McLaren (automotive connectivity) to address the challenges associated with high speed cellular networks. We have worked closely with leading edge technology companies such as Qualcomm Incorporated and Quantenna Communications Inc. In partnership with these customers and suppliers, Airspan has helped to address the challenges of next generation RAN deployments at scale, while building a portfolio of solutions to help innovators deploy novel and innovative networks, augmenting our technology portfolio, creating greater visibility into our end markets and informing our product development road map.

●	Technology Leadership. Airspan has focused on software-defined RAN technology for over 20 years, while developing the skills and discipline needed to respond to near-term customer-driven opportunities without deviating from our long-term product roadmaps. We have learned how to rapidly incorporate the experiential learning represented by over one million deployed cells. That has resulted in a unified software code base and a finely tuned library of low cost and high-performance radio frequency (“RF”) subsystems across our company. Today, Airspan employs over 400 engineers with deep expertise in 5G NR (“New Radio”), long-term evolution (“LTE”), LTE-Advanced, orthogonal frequency division multiple access (“OFDMA”), Wi-Fi and VoIP, and is a leader in OPEN-RAN software with a track record of continuous innovation at the network edge. Airspan holds over 150 issued and 94 pending patents.

●	Excellence in Execution.

Speed -Airspan develops innovative RAN solutions that address its customers’ specific deployment challenges at the network edge, by anticipating the challenge in our roadmap, rapid prioritization, unified software and hardware project teams and then by accessing a single code base and a proven library of RF subsystems.

Efficiency - Hardware production is 100% outsourced to world class manufacturing partners such as Foxconn in Vietnam and Cape in Malaysia and delivered by a third-party logistics network with worldwide reach.

Experience – The Airspan management and engineering teams have worked together for over 20 years in a challenging international market on the kinds of opportunities and challenges our 5G customers are facing.

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Products

Airspan offers a complete range of 4G and 5G network build and network densification products with an expansive portfolio of software and hardware tools for indoor and outdoor, compact femto, pico, micro and macro base stations, as well as an industry leading 802.11ac and 802.11ax fixed wireless access and backhaul solution portfolio for point-to-point and point-to-multipoint applications. Airspan solutions help network operators monetize the potential of 4G and 5G technologies and use cases and, in addition, allow enterprises to establish their own private networks especially in 5G, where dedicated spectrum has been allocated. The table below summarizes Airspan’s product categories:

5G Product Family	Description
Air5G 5700	Outdoor Sub-6GHz Radio Unit (RU) supporting 32x32 massive MIMO array, Split 7.2x
Air5G 7200	Outdoor mmWave Macro RDU (Radio Unit (RU) and Distributed Unit (DU)) with an integrated 128x128 antenna array, Split 2
AirU / AirDU	Outdoor Sub-6GHz Macro Radio Unit (RU) and Macro RDU (Radio Unit (RU) and Distributed Unit (DU)) consists of 4x4 or 8x8 antennas, each transmit in high power (40W per channel), Split 7.2x or split 2
AirStrand	Outdoor Sub-6GHz dual sector strand-mounted full gNB with DOCSIS backhaul
AirSpeed	Outdoor Pico cell Sub-6GHz dual sector full gNB
AirVelocity 2700	Indoor Sub-6GHz Radio Unit (RU), with integrated or external antenna, Split 7.2x
AirVelocity 6200	Indoor mmWave RDU (Radio Unit (RU) and Distributed Unit (DU)) with an integrated 64x64 antenna array, Split 2
AirStar	Indoor Sub-6GHz dual sector (to cover both indoor and outdoor) full gNB

SW Product Family	Description
4G eNb SW	Full SW package including L1, L2 and L3 management and control needed to operate the eNb
5G RU SW	SW to operate the RU. In Split 7.2x consist of the L-PHY
5G DU SW	Includes the H-PHY and L2, running in the gNb or on a server
5G CU SW	Includes the L3, running in the gNb or on a server
5G ACP SW	The management SW controlling the system components (HW and SW)

4G Product Family	Description
AirHarmony	Outdoor Mini-Macro, 2x 20W Tx power
AirSpeed	Outdoor dual sector/carrier Pico cell up to 10W Tx power
AirStrand	Outdoor strand-mounted, with DOCSIS backhaul, Pico Cell
AirVelocity	Enterprise/Residential indoor Small Cell
AirUnity	Indoor small cell (dual sector) with integrated LTE relay backhaul
AirDensity	Indoor small cell (single sector) with integrated LTE relay backhaul

Point To Point (“PTP”) Product Family	Description
B series	High reliability PTP link supporting various bands and with various antenna options.
C series	Affordable integrated PTP and PTMP CPE device with flexible antenna connectivity for unlicensed frequency support.

Point to Multi Point (“PTMP”) Product Family	Description
A series	Access Point for urban/suburban MicroPoP PTMP and broadband deployments with flexible antenna connectivity for unlicensed frequency support. Supports C5x and C5c CPEs.

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PTP/PTMP SW Product Family	Description
MMP	Full element management and monitoring software for PTP & PTMP devices, for on-premises hosting, private clouds and virtualization.
Mimosa Cloud	Cloud device monitoring software service for PTP & PTMP devices
Install App	Android App software to assist with subscriber device and service installation and activation.

Seasonality

Airspan generally has lower sales in the first quarter of the calendar year than the final quarter of the preceding year.

Regulation

In addition to regulations of general application to global business, Airspan is subject to a number of regulatory requirements specific to the wireless communications industry. Airspan products are subject to rules relating to radio frequency spectrum allocation and authorization of certain radio equipment promulgated by the FCC or the National Telecommunications and Information Administration.

The applicable regulatory agency in each jurisdiction adopts regulations to manage spectrum use, establishes and enforces priorities among competing uses, limits harmful radio frequency interference and promotes policy goals such as broadband deployment. These spectrum regulations regulate allocation, licensing and equipment authorizations. Since our customers purchase devices to operate in specific spectrum bands allocated by the regulatory authorities, our products must meet the technical requirements set forth for such spectrum allocation(s).

In some bands, the operator must seek prior regulatory authority to operate using specified frequencies, and the resulting spectrum license authorizes the licensee, for a limited term, to operate in a spectrum consistent with licensed technical parameters within a specified geographic area. Airspan designs and manufactures its products to comply with these technical parameters.

Airspan products generally are subject to compliance testing prior to approval, and, as a condition of authority in each jurisdiction, Airspan must ensure that its products have the proper labels and documentation specifying such authority. Airspan generally uses telecommunications certification bodies to obtain certification for our devices in each jurisdiction in which we intend to market and sell our products.

Competition

Airspan competes in two broad markets: mobile RAN equipment and services and wireless broadband access. We compete with large direct competitors in the RAN market such as Huawei, ZTE Corporation, Ericsson, Nokia and Samsung Group as well as smaller players such as Altiostar USA, Parallel Wireless Inc., Inseego Corp, KMW Co Ltd and Casa Systems, Inc. In the broadband market we have direct competitors as well as competing access technologies. The competing technologies include wireline Digital Subscriber Loop (DSL), fiber, cable and satellite. Direct wireless broadband competition includes Cambium Networks, Proxim Wireless Corporation, Ubiquiti Inc., Ruckus Networks and many other smaller companies. In addition, some of the entities to which we currently sell our products may develop the capacity to manufacture their own products.

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When competing with the large incumbents for business in 4G networks, Airspan relies on software centric small cell experience to provide densification solutions that fit under our larger end-to-end competitors’ macro cell architectures. Our 4G market has been limited to customers with severe capacity restrictions such as Sprint and Reliance that are difficult to address without massive densification. As 5G technology becomes more prevalent across the markets in which we operate, software and small cell-centric disaggregation of networks via O-RAN standards, instead of large macro-centric networks, allows Airspan’s to take advantage of its competitive strengths, with increased access to CSPs utilizing 5G disaggregation to drive network buildout and to lower their overall operating costs. While we have an advantage within the O-RAN disaggregation market with both software modules and radio equipment based on our years of end-to-end RAN experience, Airspan will have to continue innovation in access edge solutions, as software-only competitors such as Altiostar and Mavenir begin integration with commercial off-the-shelf radios and the larger incumbents such as Ericsson and Nokia invest time and resources into network disaggregation solutions.

Competing Technologies

Today, broadband connections can be provided with or without voice services by a number of competing access technologies. While the communications transport network and Internet backbone are capable of transporting data at extremely high speeds, data can only be delivered from those parts of the network through the access portion to the end-user as fast as the end-user’s connection to the network will permit. Many traditional access connections that use copper wires are inadequate to address the rapidly expanding bandwidth requirements. To address these requirements, a number of alternative solutions have emerged. Below we have identified those solutions that we believe, for a variety of technological and economic reasons, compete most directly with the broadband wireless solutions we offer. Rural areas generally have fewer copper and wired infrastructures in existence. For this reason, we believe we have a particular competitive edge in rural and developing markets.

The performance and coverage area of our wireless systems are dependent on some factors that are outside our control, including features of the environment such as the amount of clutter (natural terrain features and man-made obstructions) and the available radio frequencies. Any inability to overcome these obstacles may make our technology less competitive in comparison with other technologies and make other technologies less expensive or more suitable. Our business may also compete in the future with products and services based on other wireless technologies and other technologies that have yet to be developed.

Wired Digital Subscriber Lines.  Broadband access is provided today by wired technologies using both copper and fiber. Copper is used most often in residential broadband access systems.

DSL technology improves the data transmission rate of existing copper networks. DSL transmission rates and service availability, however, are limited in all networks by both the quality of the available copper, which for many providers is a large percentage of their copper network, and by the maximum transmission distance (approximately five kilometers from the subscriber to the service provider’s switching equipment in many instances) of wired DSL technology. In many instances, a substantial portion of an operator’s copper network is unsuitable for DSL transmission.

Fiber technology allows an operator to deliver video, voice and data capabilities over an optical fiber medium that can deliver very high capacity to end-users. Because of the high costs associated with its deployment, fiber is used primarily for broadband access for businesses. It is most economically deployed in urban and suburban environments where business and residents create very high demand for services over broadband, and end-users can afford the relatively high tariffs charged by operators to provide fiber-based connectivity.

Cable Networks.  Two-way cable modems using coaxial cable enable data services to be delivered over a network originally designed to provide television service to residential subscribers. Coaxial cable has greater transmission capacity than copper wires, but is often costly to upgrade for two-way data services. The data rate available to each subscriber on a cable link decreases as the number of subscribers using the link increases. Cable coverage, which is not available in many countries, may limit the growth of this segment as a broadband access medium.

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Satellite Networks.  For a variety of technological and economic reasons, satellite technologies have not presented the most direct competitive challenge to the fixed wireless access systems offered by Airspan. We believe that newer Low Earth Orbit (“LEO”) systems will eventually find a role in remote access but will be vulnerable to the spread of terrestrial broadband facilities driven in part by the need for very low latency, high speed backhaul for ubiquitous 5G networks.

Customers

Airspan customers are principally network operators, who provide their customers with fixed, nomadic and portable broadband solutions, as well as backhaul and bridging solutions and mobile access solutions.  Our customers today can generally be described as follows:

●	Fixed and mobile carriers looking to provide high speed triple-play broadband services to a wide customer base;

●	Energy, utility and enterprise and data centric carriers where high speed connectivity is required between locations with a variety of private networking capabilities;

●	Military, defense and public safety network operators providing wireless connectivity across a broad range of applications; and

●	Wireless ISPs that operate in areas where other carriers choose not to offer broadband access services.

We began shipping our products in 1996. As of March 2021, we had shipped to over 1,000 customers in more than 100 countries.

Our contracts with our customers typically provide for delivery of products and services, including training, radio planning and maintenance provided by Airspan.  Our contracts sometimes include installation and commissioning, which are generally provided by subcontractors. In addition, we generally also agree to provide warranty for the equipment and software for a limited period of time.

Our contracts are generally non-exclusive and may contain provisions allowing our customers to terminate the agreement without significant penalties. Our contracts also may specify the achievement of shipment, delivery and service commitments. We are generally able to meet these commitments or negotiate extensions with our customers.

Airspan’s three largest customers have accounted for a substantial majority of its sales in three years ended December 31, 2020.  In 2018 and 2019 Sprint accounted for a majority of Airspan’s revenues. In 2020, sales to Sprint declined, while sales to Reliance and Rakuten increased substantially. Airspan’s top three customers accounted for 69%, 73% and 91% of revenue in 2020, 2019 and 2018, respectively. See Note 2 of the notes to Airspan’s consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement.

Sales and Marketing

We sell our systems and solutions through our direct sales force and through independent agents, resellers and OEM partners. Our direct sales force targets network operators, ISPs and enterprises in both developed and developing markets. In certain markets, including those in which our Mimosa business operates, we also sell through independent agents, resellers, distributors and system integrators who target network operators and other customers. We also sell our products to OEMs who may sell our products under their names.

Our marketing efforts are focused on network operators and ISPs that provide voice and data or data-only communications services to their customers. Through our marketing activities we provide technical and strategic sales support including in-depth product presentations, network design and analysis, bid preparation, contract negotiation and support, technical manuals, sales tools, pricing, marketing communications, marketing research, trademark administration and other support functions.

A high level of ongoing service and support is critical to our objective of developing long-term customer relationships. To facilitate the deployment of our systems, we offer our customers a wide range of implementation and support services, including spectrum planning and optimization, post-sales support, training, a helpline and a variety of other support services.

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Our subcontractors, who have the expertise and ability to professionally install our products, perform most major installations and commissioning. This enables us to efficiently manage fluctuations in the volume of installation work.

As of March 31, 2021, we had 245 full-time employees and contractors worldwide dedicated to sales, marketing and customer service.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret law and confidentiality or license agreements to protect our proprietary rights in products, services, know-how and information. Intellectual property laws afford limited protection. Certain rights held by us and our subsidiaries may provide us with competitive advantages, even though not all of these rights are protected under intellectual property laws. It may be possible for a third party to copy our products and services or otherwise obtain and use our proprietary information without our permission.

Through the development of our products, we have generated a significant patent portfolio. As of March 31, 2021, our development efforts have resulted in over 150 separate patents granted (includes US patents and various foreign counterparts), with a further 94 currently pending (includes U.S. patents and foreign counterparts) applications. To improve system performance and reduce costs, we have developed custom integrated circuits that incorporate much of our intellectual property as well as a large library of AI base software modules which are key elements of our wireless solutions.

United States patents are currently granted for a term of 20 years from the date a patent application is filed. Our U.S. patents have in the past given us competitive advantages in the marketplace, including a number of patents for wireless transmission techniques and antenna technologies with a particular emphasis on high speed mobility and power efficiency.

United States trademark registrations are for a term of ten years and are renewable every ten years as long as the trademarks are used in the regular course of trade. We register our trademarks in a number of other countries where we do business.

Manufacturing

We subcontract all of our manufacturing to third party subcontract manufacturing service providers. These providers offer full service manufacturing solutions, including assembly, integration, test, prototyping and new product introduction. The following is an overview of where our products are manufactured.

●	Our 4G and 5G product families are all currently produced with Foxconn in their Vietnam facilities

●	Our Mimosa product range is currently produced in Malaysia with Cape Manufacturing (M) Sdn. Bhd. of the Cape Group of Companies.

●	We also contract with smaller contract manufacturers for early life prototyping and engineering samples.

Our agreements with our manufacturing subcontractors are non-exclusive and may be terminated by either party generally on six months’ notice without significant penalty. Other than component purchase liability as a consequence of authorized forecasts provided by Airspan, we do not have any agreements with our manufacturing subcontractors to purchase any minimum volumes. Our manufacturing support activities consist primarily of prototype development, new product introduction, materials planning and procurement, functional test support and quality control. All products are routed to customers via one of our third-party logistics partners.

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Some of the key components of our products are purchased from single vendors for which alternative sources are generally not readily available in the short to medium term. If these vendors fail to supply us with components because they do not have them in stock when we need them, if they reduce or eliminate their manufacturing capacity for these components or if they enter into exclusive relationships with other parties which prevents them from selling to us, we could experience and have experienced significant delays in shipping our products while we seek other sources. The COVID-19 pandemic had a significant impact on our supply chains, adversely affecting product supply and delivery to our customers, in particular in the second and third quarter of 2020. Future pandemic induced lockdowns continue to be a risk to the supply chain. As a further consequence of the COVID-19 pandemic, component lead times are extending as demand exceeds supply on certain components, including semiconductors. This has caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supplier delays.

Human Capital Resources

Employee Overview

Our employees are instrumental in helping inspire us to achieve our goals. They bring a wide range of talents, experience and perspectives to drive our business. We are an equal opportunity employer, and it is our policy to make employment decisions and opportunities based on merit, qualifications, potential and competency.

As of May 31, 2021, we had 729 full-time equivalent employees based primarily in the United Kingdom, India, Israel, Japan and the United States. We also engage numerous consultants and contractors to supplement our permanent workforce. We believe that we generally have good relationships with our employees. None of our employees are subject to a collective bargaining agreement or represented by a labor union, nor have we experienced any work stoppages.

Talent and Human Capital Management

Airspan believes that human capital management is an important component to its continued growth and success, and is critical to its ability to attract, retain and develop talented and skilled employees.

Airspan’s human capital is governed by employment regulations in each country in which we operate. Airspan monitors key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world. Attracting, developing and retaining the best people globally is critical to Airspan’s long-term success.

Diversity and Inclusion

Airspan believes in attracting, developing and retaining diverse teams. Airspan embraces diversity and inclusion and strives to provide an environment rich with diverse skills, backgrounds and perspectives.

Incentive Plans

The principal purposes of Airspan’s incentive plans is to increase shareholder value by attracting, retaining and motivating high value personnel through the granting of equity and non-equity-based compensation awards. The incentive plans are designed to motivate individuals to perform to the best of their abilities to achieve Airspan’s short and long term objectives.

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Facilities

Our corporate headquarters are located in Boca Raton, Florida.  This office consists of approximately 5,400 square feet of space leased pursuant to a lease that will expire in 2024.

Our main operations and product development centers are located in: Slough, United Kingdom; Airport City, Israel; Mumbai, India; and Tokyo, Japan. In Slough, United Kingdom, we lease one facility of approximately 14,330 square feet pursuant to a lease that will expire in 2025. In Airport City, Israel, we lease one facility of approximately 49,213 square feet pursuant to a lease that will expire in 2024. In Mumbai, India, we lease one facility of approximately 5,513 square feet pursuant to a lease that will expire in 2026. In Tokyo, Japan, we lease one facility of approximately 1,940 square feet pursuant to a lease that will expire in 2022.

We believe that our facilities are adequate for our current needs.

Legal Proceedings

From time to time, we become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. See Note 13 of the notes to Airspan’s consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement for further information regarding legal proceedings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF AIRSPAN

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Airspan Common Stock, Airspan Class B Common Stock and Airspan Preferred Stock, as of June 15, 2021, for (1) each person known by Airspan to be the beneficial owner of more than 5% of any class of Airspan’s voting securities, (2) each member of the Airspan Board of Directors, (3) each of Airspan’s named executive officers and (4) all of the members of the Airspan Board of Directors and Airspan’s executive officers as a group. As of June 15, 2021, Airspan had 261,494 shares of Airspan Common Stock outstanding, 466,954 shares of Airspan Class B Common Stock outstanding and 4,594,410 shares of Airspan Preferred Stock outstanding, which Airspan Preferred Stock is convertible into an aggregate of 4,935,825 shares of Airspan Common Stock and Airspan Class C Common Stock. In addition, as of March 31, 2021, no shares of Airspan Class C Common Stock were outstanding.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Preferred Stock issued and outstanding as of June 15, 2021. In computing the number of shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Preferred Stock beneficially owned by a person and the percentage ownership of such person, Airspan deemed to be outstanding all shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Preferred Stock subject to options and warrants held by the person that are currently exercisable or exercisable within 60 days of June 15, 2021. Airspan did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Airspan Common Stock, Airspan Class B Common Stock and Airspan Preferred Stock.

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Unless otherwise noted, the address of each beneficial owner is c/o Airspan Networks Inc., 777 Yamato Road, Suite 310, Boca Raton, Florida 33431.

	Common Stock		Class B Common Stock		Preferred Stock		All Capital Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned(1)	Percentage Outstanding	Percentage Outstanding
5% Stockholders:
Oak Investment Partners(2)	—	—	128,133	27.44%	2,410,854	48.56%	44.60%
SoftBank Group Capital Limited(3)	—	—	—	—	1,165,541	23.50%	20.49%
NEA(4)	—	—	235,027	50.33%	89,432	1.81%	5.71%
GSR(5)	—	—	—	—	219,756	4.45%	3.88%
Foxconn(6)	—	—	—	—	214,415	4.34%	3.79%
Qualcomm Incorporated(7)	—	—	—	—	198,923	4.03%	3.51%
Directors and Named Executive Officers:
Eric D. Stonestrom(8)	176,987	43.27%	—	—	—	—	2.90%
David Brant(9)	101,810	29.12%	—	—	—	—	1.72%
Henrik Smith-Petersen(10)	51,112	17.42%	—	—	—	—	*
Thomas S. Huseby(11)	50,763	16.61%	—	—	—	—	*
Bandel L. Carano(2)	—	—	128,133	27.44%	2,410,854	48.56%	44.60%
Michael T. Flynn(12)	20,071	7.24%	—	—	—	—	*
Scot B. Jarvis(13)	10,891	4.00%	—	—	26,424	*	*
Quinn Li	—	—	—	—	—	—	—
Mathew Oommen	—	—	—	—	—	—	—
Dominique Trempont(14)	10,682	3.92%	—	—	—	—	*
Directors and executive officers as a group (12 persons)(15)	483,710	70.33%	128,133	27.44%	2,437,278	49.08%	49.60%

*	Indicates less than 1%.
(1)	Represents shares of Airspan Preferred Stock on an as-converted basis. As of June 15, 2021, each share of Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock was convertible into approximately 1.04 shares of Airspan Common Stock, each share of Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock was convertible into approximately 1.75 shares of Airspan Common Stock and each other share of Airspan Preferred Stock was convertible into one share of Airspan Common Stock or Airspan Class C Common Stock, as applicable.

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(2)	Airspan Preferred Stock consists of (a) shares of Series B-1 Preferred Stock convertible into 72,123 shares of Airspan Class C Common Stock, (b) shares of Series C-1 Preferred Stock convertible into 416,667 shares of Airspan Class C Common Stock, (c) shares of Series D Preferred Stock convertible into 721,643 shares of Airspan Common Stock, (d) shares of Series D-2 Preferred Stock convertible into 370,000 shares of Airspan Class C Common Stock, (e) shares of Series F Senior Preferred Stock convertible into 325,205 shares of Airspan Common Stock, (f) shares of Airspan Series G Senior Preferred Stock convertible into 419,851 shares of Airspan Common Stock, (g) shares of Series H Senior Preferred Stock convertible into 56,910 shares of Airspan Common Stock and (h) warrants exercisable for Series H Senior Preferred Stock convertible into 28,455 shares of Airspan Common Stock. Shares and warrants are held by Oak Investment Partners XI, Limited Partnership and Oak Investment Partners XIII, Limited Partnership (collectively, “Oak Investment Partners”). The address of the entities affiliated with Oak Investment Partners is 901 Main Avenue, Suite 600, Norwalk, CT 06851. Mr. Carano has shared power to vote and dispose of the shares held by Oak Investment Partners. Mr. Carano disclaims beneficial ownership of the shares and warrants held by Oak Investment Partners, except to the extent of his pecuniary interest therein.
(3)	Airspan Preferred Stock consists of (a) shares of Series D-1 Preferred Stock convertible into 325,203 shares of Airspan Common Stock, (b) shares of Series E Senior Preferred Stock convertible into 276,506 shares of Airspan Common Stock, (c) shares of Series E-1 Senior Preferred Stock convertible into 409,363 shares of Airspan Common Stock, (d) shares of Series F-1 Senior Preferred Stock convertible into 81,299 shares of Airspan Common Stock, (e) shares of Series H Senior Preferred Stock convertible into 48,780 shares of Airspan Common Stock and (f) warrants exercisable for shares of Series H Senior Preferred Stock convertible into 24,390 shares of Airspan Common Stock. Under Airspan’s certificate of incorporation, if the shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock held by SoftBank Group Capital Limited and its affiliates would otherwise represent 10% or more of the combined voting power of Airspan’s outstanding voting securities, then a number of shares of Airspan Voting Preferred Stock held by SoftBank Group Capital Limited and its affiliates will generally be automatically converted into shares of non-voting Airspan Preferred Stock, such that, after such conversion, the shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock held by SoftBank Group Capital Limited and its affiliates would represent less than 10% of the combined voting power of Airspan’s outstanding voting securities. The address of SoftBank Group Capital Limited is 69 Grosvenor Street, London, W1K 3JP United Kingdom.
(4)	Airspan Preferred Stock consists of (a) shares of Series F Senior Preferred Stock convertible into 40,649 shares of Airspan Common Stock, (b) shares of Series H Senior Preferred Stock convertible into 32,522 shares of Airspan Common Stock and (c) warrants exercisable for shares of Series H Senior Preferred Stock convertible into 16,261 shares of Airspan Common Stock. Shares and warrants are held by NEA Ventures 2013, Limited Partnership, New Enterprise Associates 14, L.P. and NEA 15 Opportunity Fund, L.P. (collectively, “NEA”). The address of the entities affiliated with NEA is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

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(5)	Airspan Preferred Stock consists of (a) shares of Series D Preferred Stock convertible into 162,602 shares of Airspan Common Stock and (b) shares of Series E Senior Preferred Stock convertible into 57,154 shares of Airspan Common Stock. Shares are held by GSR Ventures IV, L.P., GSR Principals Fund IV, L.P. and GSR Opportunities IV, L.P. (collectively, “GSR”). Although GSR beneficially owns less than 5% of the Airspan Preferred Stock, it beneficially owns 6.74% of the Airspan Voting Preferred Stock. The address of the entities affiliated with GSR is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.
(6)	Airspan Preferred Stock consists of (a) shares of Series E Senior Preferred Stock convertible into 100,594 shares of Airspan Common Stock and (b) shares of Series G Senior Preferred Stock convertible into 113,821 shares of Airspan Common Stock. Shares are held by ICREATE Investments Limited, whose address is c/o Hon Hai Precision Industry Co., Ltd., 4-1, Min Sheng St., Tucheng District, New Taipei City 236, Taiwan, and Fii USA Inc., whose address is 13315 Global Drive, Mount Pleasant, WI 53177. Although these entities beneficially own less than 5% of the Airspan Preferred Stock, they beneficially own 6.57% of the Airspan Voting Preferred Stock.
(7)	Airspan Preferred Stock consists of (a) shares of Series E Senior Preferred Stock convertible into 34,293 shares of Airspan Common Stock, (b) shares of Series F Senior Preferred Stock convertible into 81,299 shares of Airspan Common Stock, (c) shares of Series G Senior Preferred Stock convertible into 65,040 shares of Airspan Common Stock, (d) shares of Series H Senior Preferred Stock convertible into 12,194 shares of Airspan Common Stock and (e) warrants exercisable for shares of Series H Senior Preferred Stock convertible into 6,097 shares of Airspan Common Stock. Although Qualcomm Incorporated beneficially owns less than 5% of the Airspan Preferred Stock, it beneficially owns 6.09% of the Airspan Voting Preferred Stock. The address of Qualcomm Incorporated is 5775 Morehouse Dr., San Diego, California 92121.
(8)	Airspan Common Stock consists of (i) 2,823 shares of Airspan Common Stock; (ii) 147,518 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021 and (iii) 26,646 restricted shares of Airspan Common Stock.
(9)	Airspan Common Stock consists of (i) 283 shares of Airspan Common Stock, (ii) 88,204 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021 and (iii) 13,323 restricted shares of Airspan Common Stock.
(10)	Airspan Common Stock consists of (i) 51,112 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021 and (ii) 3,331 restricted shares of Airspan Common Stock.
(11)	Airspan Common Stock consists of (i) 44,102 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021 and (ii) 6,661 restricted shares of Airspan Common Stock.
(12)	Airspan Common Stock consists of (i) 15,675 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021 and (ii) 4,396 restricted shares of Airspan Common Stock.
(13)	Airspan Common Stock consists of 10,891 shares of Airspan Common Stock issuable on exercise of Airspan Option that are exercisable within 60 days from June 15, 2021. Airspan Preferred Stock consists of (a) shares of Series D Preferred Stock convertible into 16,260 shares of Airspan Common Stock, (b) shares of Series G Senior Preferred Stock convertible into 4,065 shares of Airspan Common Stock, (c) shares of Series H Senior Preferred Stock convertible into 4,066 shares of Airspan Common Stock and (d) warrants exercisable for shares of Series H Senior Preferred Stock convertible into 2,033 shares of Airspan Common Stock, in each case, held by Connis Point Partners, LLC, of which Mr. Jarvis is the Managing Member. The address of Connis Point Partners, LLC is 3825 Issaquah Pine Lake Rd. SE, Sammamish, Washington 98075.
(14)	Airspan Common Stock consists of 10,682 shares of Airspan Common Stock issuable on exercise of Airspan Options that are exercisable within 60 days from June 15, 2021.
(15)	Includes beneficial ownership of the shares held by Oak Investment Partners described in footnote 2. Excluding beneficial ownership of the shares held by Oak Investment Partners, all directors and executive officers as a group hold 460,745 shares of Airspan Common Stock, no shares of Airspan Class B Common Stock and 26,424 shares of Airspan Preferred Stock, accounting for 8.02% of the outstanding Airspan Capital Stock.

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AIRSPAN’S EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Airspan’s executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, Airspan complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Airspan’s principal executive officer and the two most highly compensated executive officers other than Airspan’s principal executive officer. These three officers are referred to as Airspan’s named executive officers.

In 2020, Airspan’s “named executive officers” and their positions were as follows:

●	Eric. D. Stonestrom, Chief Executive Officer and Director;

●	David Brant, Senior Vice President & Chief Financial Officer,

●	Henrik Smith-Petersen, Chief Sales & Marketing Officer

This discussion may contain forward-looking statements that are based on Airspan’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Airspan adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Eric D. Stonestrom,	2020	$500,000	$225,000	$609,128	$602,395	-	$11,400	$1,947,923
Chief Executive Officer and Director	2019	$500,000	$216,000	-	$830,804	-	$11,200	$1,558,004
David Brant,	2020(5)	$340,369	$127,639	$304,564	$301,197	-	$25,530	$1,099,299
Senior Vice President & Chief Financial Officer	2019(6)	$331,439	$119,318	-	$415,402	-	$24,873	$891,032
Henrik Smith-Petersen	2020(5)	$307,678	-	$76,147	$677,205	$215,555	$23,249	$1,299,834
President, Chief Sales & Marketing Officer	2019(6)	$307,070	-	-	$207,701	$403,742	$22,859	$941,372

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 15 to Airspan’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions used in determining the grant date fair value of our equity awards.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 15 to Airspan’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions used in determining the grant date fair value of our equity awards.
(3)	The amounts in this column represent amounts earned by Mr. Smith-Petersen under a sales compensation plan.
(4)	With respect to Mr. Stonestrom, represents Airspan matching contributions under Airspan’s 401(k) plan. With respect to Messrs. Brant and Smith-Petersen, represents Airspan contributions under UK pension scheme.
(5)	Amounts have been converted from British pounds to U.S. dollars at a rate of £1 to $0.7774, which represents the average of the exchange rate on the last day of each month in 2020.
(6)	Amounts have been converted from British pounds to U.S. dollars at a rate of £1 to $0.7848, which represents the average of the exchange rate on the last day of each month in 2019.

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Narrative Disclosure to Summary Compensation Table

Airspan has historically provided compensation for its named executive officers by way of base salary and bonus, both of which are provided under the named executive officer’s employment agreement, as well as equity awards.

Employment Agreements

All of our named executive officers are employed with employment agreements.

Eric Stonestrom, Chief Executive Officer

Mr. Stonestrom’s base salary under his employment agreement, dated January 12, 1998, has since been increased to its current level of $517,500 per year, subject to periodic review and adjustment by the Company’s Board of Directors. Additionally, Mr. Stonestrom is eligible to receive certain bonus compensation under Airspan’s bonus plan at a target of 60% of his base salary and is eligible to receive grants of stock options and restricted stock under Airspan’s equity compensation plan. Mr. Stonestrom’s employment agreement has no specified term. See the caption “Potential Payments upon Termination or Change in Control” for details regarding potential severance payments.

David Brant, Chief Financial Officer

Mr. Brant’s base salary under his employment agreement, effective as of January 1, 2007, has since been increased to its current level of £273,877 per year, subject to periodic review and adjustment. Additionally, Mr. Brant is eligible to receive certain bonus compensation under Airspan’s bonus plan at a target of 50% of his base salary and is eligible to receive grants of stock options and restricted stock under Airspan’s equity compensation plan. Mr. Brant’s employment agreement has no specified term. See the caption “Potential Payments upon Termination or Change in Control” for details regarding potential severance payments.

Henrik Smith-Petersen, Chief Sales and Marketing Officer

Mr. Smith Petersen’s base salary under his employment agreement, dated October 7, 2009, has since been increased to its current level of £254,999 per year, subject to periodic review and adjustment. Additionally, Mr. Smith-Petersen is eligible to receive certain bonus compensation under Airspan’s sales compensation plan at a level of up to 70% of his base salary, plus certain spot bonuses for achieving specific sales goals. Mr. Smith-Petersen is also eligible to receive grants of stock options and restricted stock under Airspan’s equity compensation plan. Mr. Smith-Petersen’s employment agreement has no specified term. See the caption “Potential Payments upon Termination or Change in Control” for details regarding potential severance payments.

Equity Awards

Airspan has historically offered stock options and restricted stock awards to its named executive officers, as the long-term incentive component of its compensation program. Airspan’s stock options generally allow employees to purchase shares of Airspan Common Stock at a price equal to the fair market value of Airspan Common Stock on the date of grant. Airspan’s restricted stock awards generally remain subject to forfeiture until the risks of forfeiture lapse according to their terms. The restricted stock awards become vested and non-forfeitable upon the earlier of either of the following events that occur on or prior to the 10th anniversary of the date of grant: (i) the date of a change in control; or (ii) the effective date of an initial public offering of Airspan Common Shares.

The following table sets forth the stock options granted to Airspan’s named executive officers during 2020.

Named Executive Officer	2020 Stock Options Granted
Eric D. Stonestrom	47,138
David Brant	23,569
Henrik Smith-Petersen	55,992

These stock options were granted on February 11, 2020 and vest as to 25% of the shares on the first anniversary of the date of grant, and shall vest monthly as to 1/48 of the shares for each of the 36 months following the first anniversary of the date of grant, such that the stock option is fully-vested in four years.

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The following table sets forth the restricted stock awarded to Airspan’s named executive officers during 2020, all of which are subject to the vesting restrictions described above.

Named Executive Officer	2020 Shares of Restricted Stock Awarded
Eric D. Stonestrom	26,646
David Brant	13,323
Henrik Smith-Petersen	3,331

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides information regarding outstanding equity awards for our named executive officers as of December 31, 2020.

		Option Awards			Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric D. Stonestrom	2/11/20(1)	-	47,138	$22.86	2/11/30
	2/11/20(2)					26,646	$239,814	(4)
	1/29/19(1)	24,087	26,181	$31.26	1/29/29
	4/27/17(1)	37,301	3,391	$19.37	4/27/27
	2/3/16(1)	19,340	-	$15.32	2/3/26
	1/29/15(1)	14,446	-	$14.61	1/29/25
	11/4/14(1)	18,021	-	$14.61	11/4/24
	6/9/14(1)	33,769	-	$11.22	6/9/14
David Brant	2/11/20(1)	-	23,569	$22.86	2/11/30
	2/11/20(2)					13,323	$119,907	(4)
	1/29/19(1)	12,043	13,091	$31.26	1/29/29
	4/27/17(1)	18,651	1,695	$19.37	4/27/27
	2/3/16(1)	9,670	-	$15.32	2/3/26
	1/29/15(1)	7,223	-	$14.61	1/29/25
	11/4/14(1)	9,010	-	$14.61	11/4/24
	6/9/14(1)	16,885	-	$11.22	6/9/24
Henrik Smith-Petersen	2/11/20(3)	-	52,992	$22.86	2/11/20
	2/11/20(2)					3,331	$29,979	(4)
	1/29/19(3)	6,022	6,545	$31.26	1/29/29
	4/27/17(3)	9,325	848	$19.37	4/27/27
	2/3/16(3)	4,386	-	$15.32	2/3/26
	1/29/15(3)	3,611	-	$14.61	1/29/25
	11/4/14(3)	4,504	-	$14.61	11/4/24
	6/9/14(3)	12,495	-	$11.22	6/9/24

(1)	Vests (subject to continued service) as to 25% on first anniversary of grant date, and in 36 equal monthly installments thereafter, with all remaining unvested options vesting upon a change in control.

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(2)	Vests and becomes non-forfeitable upon the earlier of either of the following events that occur on or prior to the 10th anniversary of the date of grant: (i) the date of a change in control; or (ii) the effective date of an initial public offering of Airspan Common Shares
(3)	Vests (subject to continued service) as to 25% on first anniversary of grant date, and in 36 equal monthly installments thereafter, with 50% of any remaining unvested options vesting upon a change in control.
(4)	Valued at $9.00 per share, the closing market price of one Airspan Common Share on the OTC Pink Market on December 31, 2020.

Retirement Benefits

Airspan maintains a 401(k) retirement savings plan for its U.S.-based employees, including Mr. Stonestrom. Mr. Stonestrom is eligible to participate in the 401(k) plan on the same terms as other full-time employees, including employer matching contributions.

With respect to its European-based employees, including named executive officers, Messrs. Brant and Smith-Petersen, Airspan contributes an amount equivalent to 7.5 percent of base salary to a pension plan.

Potential Payments Upon Termination or Change in Control

Name	Amount Paid on the Company Terminating the Employment Contract without Cause(4)

Eric Stonestrom(1)	$500,000 (equivalent to 12 months’ base salary)
David Brant(2)	$369,419 (equivalent to 12 months’ base salary)
Henrik Smith-Petersen(3)	$343,956 (equivalent to 12 months’ base salary)

(1)	On involuntary termination of Mr. Stonestrom’s contract he is entitled to receive severance of 12 months’ base salary.
(2)	Under Mr. Brant’s current employment agreement, which became effective January 1, 2007, in the event of termination of Mr. Brant other than for “cause” (as defined in his employment agreement) or if he terminates his employment with “good reason” (as defined in his employment agreement), Mr. Brant would be entitled to severance equal to 12 months’ base salary as of the termination date or approximately $369,419, payable bi-weekly. If Mr. Brant is terminated within one year of the effective date of a “change in control” (as defined in his employment agreement) or voluntarily terminates his employment because of a required relocation or a material change in his responsibilities, Mr. Brant would be entitled to receive severance of 12 months’ total cash compensation that would otherwise have been payable, including all bonuses. Assuming termination based on a change in control at December 31, 2020, Mr. Brant would have been entitled to compensation of approximately $369,419 (equivalent to 12 months’ base salary), plus bonuses and benefits, payable bi-weekly.
(3)	On termination without cause, Mr. Smith-Petersen would be entitled to severance equal to twelve months’ base pay or approximately $343,956, assuming termination on December 31, 2020, plus any accrued commissions Mr. Smith-Petersen had earned on Asia business.
(4)	The termination payment arrangements for the named executive officers were individually negotiated with each named executive officer at different time periods. Airspan does not have a policy or set parameters for such arrangements and does not believe that such arrangements materially affected the other compensation elements for the named executive officers.

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Upon the occurrence of a “change in control”, as defined in Airspan’s stock option agreements under the Airspan Equity Plan, the following provisions apply to option awards:

Upon the occurrence of a “change in control” (as defined below), if Airspan or any successor, assign, or purchaser thereof does not either: (A) continue the option (as adjusted, if necessary, to retain its pre-“change in control” economic value and aggregate “spread” between the option shares’ fair market value and exercise price) or (B) grant a new option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as the pre-“change in control” option, then an additional 50 percent of any remaining unvested options will automatically vest. All such vested options may be exercised (together with any other previously or subsequently vested options) until the later of (i) the date related to termination of the employee, or (ii) one year from such “change in control”, but in no event longer than ten years from the original date of grant. In the case of certain options granted to Mr. Stonestrom and Mr. Brant, if they are employed by Airspan or any subsidiary or affiliate of Airspan immediately prior to a “change in control,” they will be automatically vested in 100 percent of any such remaining unvested options.

A “change in control” as defined in the stock option agreements means any consolidation or merger of Airspan with or into another corporation or entity (after which the pre-existing stockholders of Airspan do not own a majority of the outstanding shares of the surviving entity), an acquisition or sale of substantially all of the assets of Airspan or a sale of stock in a single transaction (or several related transactions) to one person (or a group acting together) who, as a result of such transaction, shall own more than 50% voting control of Airspan, or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Airspan.

In addition, at the Closing, certain of Airspan’s directors and named executive officers will be entitled to receive, in full satisfaction of their rights under the Airspan Management Incentive Plan certain cash payments and restricted stock units. See “The Business Combination — Interests of Airspan’s Directors and Officers in the Business Combination.”

 Director Compensation

Airspan has historically paid certain of its directors’ annual fees, as well as meeting fees for participation on certain committees of the board. The following table sets forth the current annual and meeting fees paid to Airspan directors:

Director	Fee
Tom Huseby	$175,000 annual fee and $1,000 per meeting of the Compensation Committee or Audit Committee
Michael T. Flynn	$25,000 annual fee, $1,000 per meeting of the Audit Committee, $1,000 per meeting of the Compensation Committee and $750 per meeting of the Special Committee
Scot B. Jarvis	$2,000 per board meeting, $1,500 per meeting of the Compensation Committee (Chair) and $1,000 per meeting of the Audit Committee
Dominique Trempont	$50,000 annual fee, $1,500 per meeting of the Audit Committee (Chair) and $750 per meeting of the Special Committee

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In addition to annual fees and meeting fees, we have historically granted options to our non-management directors under the Airspan Equity Plan. These options are granted at fair market value on the date of grant and are generally subject to vesting over a four year period, with 25% vesting on the first anniversary of grant date, and 1/48th of the shares vesting in 36 equal monthly installments thereafter. However, the options granted in 2020 are subject to vesting over a two year period, vesting in equal monthly installments. In the event of a change in control, all of the unvested options will vest automatically immediately prior the change in control, subject to the option holder’s continued service following the change in control. In 2020, we also granted shares of restricted stock to Tom Huseby and Michael T. Flynn, which are subject to the restrictions described above.

The following table provides information on the compensation of our non-management directors in fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Bandel L. Carano	-	-	-	-
Tom Huseby	$187,269	$152,270	$150,605	490,144
Michael T. Flynn	$40,249	$100,492	$65,034	205,775
Scot B. Jarvis	$5,500	-	$33,047	38,547
Quinn Li	-	-	-	-
Mathew Oommen	-	-	-	-
Dominique Trempont	$64,254	-	$33,047	97,301

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted to Messrs. Huseby and Flynn, computed in accordance with FASB ASC Topic 718. See Note 15 to Airspan’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions used in determining the grant date fair value of our equity awards.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to certain directors, computed in accordance with FASB ASC Topic 718. See Note 15 to Airspan’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement for a discussion of the assumptions used in determining the grant date fair value of our equity awards.

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AIRSPAN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Summary Historical Consolidated Financial Information of Airspan” and Airspan’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements about Airspan’s business, operations and industry that involve risks and uncertainties, such as statements regarding Airspan’s plans, objectives, expectations and intentions. Airspan’s future results and financial condition may differ materially from those currently anticipated by Airspan’s as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary.” Throughout this section, unless otherwise noted “we”, “us” and “our” refer to Airspan and its consolidated subsidiaries.

Overview

We offer a complete range of 4G and 5G network build and network densification products with an expansive portfolio of software and hardware tools for indoor and outdoor, compact femto, pico, micro and macro base stations, as well as an industry leading 802.11ac and 802.11ax fixed wireless access and backhaul solution portfolio for point-to-point and point-to-multipoint applications. Our solutions help network operators monetize the potential of 4G and 5G technologies and use cases and, in addition, allow enterprises to establish their own private networks especially in 5G, where dedicated spectrum has been allocated. We have developed differentiated RAN software and hardware products to help operators get the maximum capacity and coverage in the following ways:

●	Very high performance wireless network technology for both access and backhaul components of the network.

●	Energy efficient and integrated form factors, enabling cost effective deployment of RAN technology. That are able to avoid zoning and site acquisition constraints, which translate into a quicker time-to-market for its customers.

●	Easy to use, affordable and comprehensive core network elements to support 4G, 5G and fixed wireless services.

●	Sophisticated provisioning and orchestration software for both backhaul and RAN for 4G and 5G access and the core network that can also integrate a wide range of access.

●	Fully virtualized cloud native modular software and hardware solutions that adhere to open standards allowing its operator customers to fundamentally shift the dynamics of the value and supply chains of the wireless industry. This decreases vendor lock-in and as a result lowers total cost of ownership typical of traditional incumbent competitors.

The market for our wireless systems includes leading mobile CSPs, large enterprises, military communications integrators and ISPs. Our strategy applies the same network technology across all addressable sectors.

Airspan’s main operations are in: Slough, United Kingdom; Mumbai, India; Tokyo, Japan; Airport City, Israel; and Santa Clara, California, in addition to the corporate headquarters in Boca Raton, Florida.

COVID-19 Update

The spread of COVID-19, a novel strain of coronavirus, has and continues to alter the behavior of business and people in a manner that is having negative effects on local, regional and global economies. The COVID-19 pandemic continues to have an impact with short-term disruptions on our supply chains, as governments take robust actions to minimize the spread of localized COVID-19 outbreaks. For example, one of our key suppliers in Vietnam was forced to stop production for approximately three weeks in May and continues to operate with a reduced labor force. As a further consequence of the COVID-19 pandemic, component lead times have extended as demand outstrips supply on certain components, including semiconductors. These extended lead times have caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supply delays. We cannot at this time accurately predict what effects, or their extent, the coronavirus outbreak will have on the remainder of our 2021 operating results, due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, the length of voluntary business closures and governmental actions taken in response to the outbreak. More generally, the widespread health crisis could continue to adversely affect the global economy, resulting in a prolonged economic downturn that could affect demand for our products and therefore impact our results.

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Further quantification of these pandemic effects, to the extent relevant and material, are included in the discussion of results of operations below.

The Merger

On March 8, 2021, Airspan, New Beginnings and Merger Sub entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions of the Business Combination Agreement, Merger Sub will merge with and into Airspan and Airspan will survive the Merger and become a wholly owned subsidiary of New Beginnings. Thereafter, Merger Sub will cease to exist and New Beginnings will be renamed Airspan Networks Holdings, Inc. There are several closing conditions in the Business Combination Agreement, including that New Beginnings’ stockholders adopt the Business Combination Agreement and approve the Business Combination (see the section entitled “Proposals to be Considered by New Beginnings’ Stockholders Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—General; Structure of the Business Combination”).

It is anticipated that Airspan will be deemed the accounting acquirer, and the Post-Combination Company will be the successor SEC registrant, which means that Airspan’s financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC. The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, New Beginnings will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Post-Combination Company’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Airspan’s balance sheet at March 31, 2021) of between approximately $122.2 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $178.3 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated to be approximately $22.47 million, none of which Airspan expects to be expensed in the statement of operations. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Upon closing of the Business Combination, it is expected that the Post-Combination Company will continue to be listed on the NYSE American and trade under the ticker symbol “MIMO.” As a majority of Airspan’s current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to implement procedures and processes to address public company regulatory requirements and customary practices. Airspan expects the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Mimosa Acquisition

On November 20, 2018, Airspan acquired 100% of Mimosa Networks, Inc. (“Mimosa”) in exchange for consideration of approximately $22.7 million, net of $0.4 million cash acquired (“Mimosa Acquisition”). Approximately $16.2 million of the consideration was paid in cash which was primarily financed by Airspan through our credit facility, $6.7 million was in the form of 466,952 shares of Class B common stock and $0.2 million was in the form of replacement stock option awards granted to Mimosa employees. Mimosa’s outstanding term loan of $15 million was repaid at the acquisition closing. Airspan incurred transaction costs of approximately $1.6 million which were expensed during 2018.

Airspan was identified as the acquiring company for GAAP accounting purposes. Under the acquisition method of accounting, the purchase price for Mimosa was allocated to Mimosa’s net tangible and intangible assets based on their estimated fair values as of November 20, 2018, the date of the closing. In order to determine the fair values of certain tangible and intangible assets acquired, Airspan engaged a third-party independent valuation specialist. For all other assets acquired and liabilities assumed, the recorded fair value was determined by Airspan’s management and represents an estimate of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

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How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenue, cost of revenue, research and development, sales and marketing, general and administrative, interest expense, income taxes and net income. To further help us assess our performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for a reconciliation to net income, most directly comparable GAAP measure.

Revenue

We derive the majority of our revenue from sales of our networking products, with the remaining revenue generated from software licenses and service fees relating to non-recurring engineering, product maintenance contracts and professional services for our products. We sell our products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

Airspan’s top three customers accounted for 69%, 73% and 91% of revenue in 2020, 2019 and 2018, respectively. For the year ended December 31, 2020, Airspan had two customers whose revenue individually comprised approximately 36% and 24%, respectively, of the year’s total. For the years ended December 31, 2019 and 2018, Airspan had one customer each year whose revenue was approximately 54% and 85%, respectively, of the year’s total.

Our sales outside the U.S. and Canada accounted for 75%, 36% and 13% of our total revenue in 2020, 2019 and 2018, respectively. The following table identifies the percentage of our revenue by customer geographic region in the periods identified.

	Percentage of Revenue
	Three Months Ended March 31,		Year Ended December 31,
Geographic Area	2021	2020	2020	2019	2018

United States	29%	32%	24%	63%	86%
Other North America and Canada	3%	1%	1%	1%	1%
North America and Canada	32%	33%	25%	64%	87%
India	10%	29%	24%	10%	3%
Japan	47%	18%	37%	10%	2%
Other Asia	1%	1%	1%	3%	3%
Asia	58%	48%	62%	23%	8%
Europe	3%	7%	5%	6%	4%
Africa and the Middle East	2%	7%	4%	4%	1%
Latin America and the Caribbean	5%	5%	4%	3%	0%
Total revenue	100%	100%	100%	100%	100%

Cost of Revenue

Cost of revenue consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacture of our products and customer support costs. Our gross margin is affected by changes in our product mix both because our gross margin on software and services is higher than the gross margin on base station related equipment, and because our different product lines generate different margins. In addition, our gross margin is affected by changes in the average selling price of our systems and volume discounts granted to significant customers. We expect the average selling prices of our existing products to continue to decline and we intend to continue to implement product cost reductions and develop and introduce new products or product enhancements in an effort to maintain or increase our gross margins. Further, we may derive an increasing proportion of our revenue from the sale of our integrated systems through distribution channels. Revenue derived from these sales channels typically carries a lower gross margin than direct sales.

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Operating Expenses

Research and Development

Research and development expenses consist primarily of salaries and related costs for personnel and expenses for design, development, testing facilities and equipment depreciation. These expenses also include costs associated with product development efforts, including consulting fees and prototyping costs from initial product concept to manufacture and production as well as sub-contracted development work. We expect to continue to make substantial investments in research and development.

Sales and Marketing

Sales and marketing expenses consist of salaries and related costs for personnel, sales commissions, consulting and agent’s fees and expenses for advertising, travel, technical assistance, trade shows, and promotional and demonstration materials. We expect to continue to incur substantial expenditures related to sales and marketing activities.

General and Administrative

General and administrative expenses consist primarily of salaries and related expenses for our personnel, audit, professional and consulting fees and facilities costs.

Non-Operating Expenses

Interest Expense, Net

Interest expense consists primarily of interest associated with our senior secured credit facility, which consisted of a term loan and revolving credit facility, and two subordinated loan facilities. Interest on the term loan was determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. Interest on the revolving credit facility is based on the LIBOR Rate plus an applicable margin. On December 30, 2020 we amended and restated the terms of our credit facility with Fortress. (See Note 10 of the notes to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement for further discussion on this agreement.)

Income Tax (Expense) Benefit

Our provision for income tax (expense) benefit includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards. Our net operating loss carryforwards will begin to expire in 2025 and continue to expire through 2037. Our tax (expense) benefit has been impacted by non-deductible expenses, including equity compensation and research and development amortization.

Net Loss

Net loss is determined by subtracting operating and non-operating expenses from revenues.

Segments

Our business is organized around one reportable segment, the development and supply of broadband wireless products and technologies. This is based on the objectives of the business and how our chief operating decision maker, the President and Chief Executive Officer, monitors operating performance and allocates resources.

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Results of Operations

The following table summarizes key components of our results of operations for the periods indicated:

	Three Months Ended March 31,		Years ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Revenue	$45,935	$27,578	$172,955	$166,031	$210,751
Cost of revenue	(24,991)	(12,846)	(88,852)	(95,659)	(143,497)
Gross profit	20,944	14,732	84,103	70,372	67,254

Operating expenses:
Research and development	14,374	13,216	52,858	59,941	45,963
Sales and marketing	7,360	7,923	28,738	37,114	34,456
General and administrative	4,455	4,032	16,555	16,444	13,067
Amortization of intangibles	299	389	1,733	1,365	114
Loss on sale of assets	-	22	22	1,491	3,314
Total operating expenses	26,488	25,582	99,906	116,355	96,914

Loss from operations	(5,544)	(10,850)	(15,803)	(45,983)	(29,660)

Interest expense, net	(2,438)	(1,590)	(6,422)	(5,927)	(3,357)

Other (expense) income, net	(5,492)	(470)	(4,200)	403	(2,527)

Loss before income taxes	(13,474)	(12,910)	(26,425)	(51,507)	(35,544)

Income tax benefit (expense)	(75)	(105)	782	(474)	252

Net loss	$(13,549)	$(13,015)	$(25,643)	$(51,981)	$(35,292)

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Revenue

Revenue for the above periods is presented below:

	Year Ended December 31,
($ in thousands)	2020	% of Revenue	2019	% of Revenue
Revenue:
Products and software licenses	$134,338	78%	$127,624	77%
Maintenance, warranty and services	38,617	22%	38,407	23%
Total revenue	$172,955	100%	$166,031	100%

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Revenue from products and software licenses of $134.3 million for the year ended December 31, 2020 increased by $6.7 million from $127.6 million for the year ended December 31, 2019. This increase was primarily due to a $70 million increase in sales of products to two customers in Asia, offset by a reduction in sales to North America customers of $63 million due to a decline in sales related to the winding down of an arrangement with Sprint under which they halted certain purchase orders due to merger negotiations between Sprint and T-Mobile.

Revenue from maintenance, warranty and services of $38.6 million for the year ended December 31, 2020 increased marginally by $0.2 million from $38.4 million for the year ended December 31, 2019.

Cost of Revenue

Cost of revenue for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2020	% of Revenue	2019	% of Revenue
Cost of Revenue:
Products and software licenses	$84,375	49%	$93,362	56%
Maintenance, warranty and services	4,477	3%	2,297	1%
Total cost of revenue	$88,852	51%	$95,659	58%

Cost of revenue from products and software licenses of $84.4 million for the year ended December 31, 2020 decreased by $9.0 million from $93.4 million for the year ended December 31, 2019. This decrease was primarily due to product mix, with a lower volume of sales of lower margin products in 2020 to North American customers, offset by the costs of sales to Asia-Pacific customers at higher margins.

Cost of revenue from maintenance, warranty and services of $4.5 million for the year ended December 31, 2020 increased by $2.2 million from $2.3 million for the year ended December 31, 2019. This increase was primarily due to increased reliance on outside contractors to provide engineering services.

Operating Expenses

Operating expenses for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2020	% of Revenue	2019	% of Revenue
Operating expenses:
Research and development	$52,858	31%	$59,941	36%
Sales and marketing	28,738	17%	37,114	22%
General and administrative	16,555	10%	16,444	10%
Amortization of intangibles	1,733	1%	1,365	1%
Loss on sale of assets	22	0%	1,491	1%
Total operating expenses	$99,906	58%	$116,355	70%

Research and development— Research and development expenses were $52.9 million for the year ended December 31, 2020, a decrease of $7.0 million from $59.9 million for the year ended December 31, 2019. The decrease was primarily due to non-recurring software fees of approximately $7.0 million incurred in 2019.

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Sales and marketing— Sales and marketing expenses were $28.7 million for the year ended December 31, 2020, a decrease of $8.4 million from $37.1 million for the year ended December 31, 2019.

The decrease was the result of:

●	$5.9 million – decrease attributable to the reduction in employee and contractor headcount costs as a part of a cost reduction strategy;

●	$2.5 million – decrease in employee travel expenses due to the COVID-19 pandemic; and

●	$1.0 million – decrease in marketing and other sales initiatives as a result of the COVID-19 pandemic.

These decreases were offset by a $1.0 million increase in agent commissions.

General and administrative— General and administrative expenses of $16.6 million for the year ended December 31, 2020 increased by $0.2 million from $16.4 million for the year ended December 31, 2019. The slight increase was primarily due to increased professional fees in 2020 related to legal and accounting fees in connection with a potential corporate transaction and financing and refinancing activities.

Amortization of intangibles— Amortization of intangibles of $1.7 million for the year ended December 31, 2020 increased marginally by $0.3 million from $1.4 million for the year ended December 31, 2019.

Non-Operating Expenses

Interest expense, net— Interest expense, net was $6.4 million for the year ended December 31, 2020, an increase of $0.5 million from $5.9 million for the year ended December 31, 2019. The increase was primarily due to higher interest rates in 2020 under the PWB Facility (as defined below).

Income tax benefit (expense)— Income tax benefit was $0.8 million for the year ended December 31, 2020, a change of $1.3 million from an income tax expense of $0.5 million for the year ended December 31, 2019. The increase in the income tax benefit was primarily due to $1.9 million U.K. research and development tax credits, which did not occur in 2019; offset by $0.5 million in income tax expense applicable to subsidiaries in other jurisdictions.

Net Loss

We had net loss of $25.6 million for the year ended December 31, 2020, a change of $26.4 million compared to net loss of $52.0 million for the year ended December 31, 2019, primarily due to the increase in gross profit and the reduction in sales and marketing and research and development expenses later in the period.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back non-cash compensation costs, as these costs are not considered a part of our core business operations and are not an indicator of ongoing, future company performance. We use Adjusted EBITDA to evaluate our performance, both internally and as compared to our peers, because these measures exclude certain items that may not be indicative of our core operating results, as well as items that can vary widely among companies within our industry. For example, non-cash compensation costs can be subject to volatility from changes in the market price per share of our common stock or variations in the value and number of shares granted.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business because it excludes, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

We present this non-GAAP financial measure because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results by focusing on our core operating results and is useful to evaluate our performance in conjunction with our GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income, net income or earnings per share, as a measure of operating performance, cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP measures.

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In particular, Adjusted EBITDA is subject to certain limitations, including the following:

●	Adjusted EBITDA does not reflect interest expense, or the amounts necessary to service interest or principal payments on our Credit Agreement;

●	Adjusted EBITDA does not reflect income tax provision (benefit), and because the payment of taxes is part of our operations, tax provision is a necessary element of our costs and ability to operate;

●	Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

●	Adjusted EBITDA does not reflect the noncash component of share-based compensation;

●	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

●	Other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

We adjust for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2020 was a loss of $9.4 million, representing an improvement of $31.4 million from a loss of $40.8 million for the year ended December 31, 2019. The increase in Adjusted EBITDA was primarily due to an increase in gross profit and the reduction in sales and marketing and research and development expenses later in the period.

The following table presents the reconciliation of Net Loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
($ in thousands)	2020	2019
Net Loss	$(25,643)	$(51,981)

Adjusted for:
Interest expense	6,422	5,927
Income tax (benefit) expense	(782)	474
Depreciation and amortization	4,640	4,458
EBITDA	(15,363)	(41,122)
Share-based compensation expense	2,643	1,879
Change in fair value of warrant liability	3,322	(1,508)
Adjusted EBITDA	$(9,398)	$(40,751)

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Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenue

Revenues for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2019	% of Revenue	2018	% of Revenue
Revenue:
Products and software licenses	$127,624	77%	$187,511	89%
Maintenance, warranty and services	38,407	23%	23,240	11%
Total revenue	$166,031	100%	$210,751	100%

Revenue from products and software licenses of $127.6 million for the year ended December 31, 2019 decreased by $59.9 million from $187.5 million for the year ended December 31, 2018. This decrease was primarily due to a reduction of $97 million in revenue from Sprint, one of our key customers, which halted certain purchase orders during the merger negotiations between Sprint and T-Mobile. This decrease was offset by growth in revenue to other customers. Sales to Sprint have declined substantially as a percentage of revenues since 2018.

Revenue from maintenance, warranty and services of $38.4 million for the year ended December 31, 2019 increased by $15.2 million from $23.2 million for the year ended December 31, 2018. This increase of was primarily due to increased contracted maintenance and service revenue from Sprint and contracted engineering development for a North American private network.

Cost of Revenue

Cost of revenue for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2019	% of Revenue	2018	% of Revenue
Cost of Revenue:
Products and software licenses	$93,362	56%	$141,574	67%
Maintenance, warranty and services	2,297	1%	1,923	1%
Total cost of revenue	$95,659	58%	$143,497	68%

Cost of revenue from products and software licenses of $93.4 million for the year ended December 31, 2019 decreased by $48.2 million from $141.6 million for the year ended December 31, 2018. This decrease was directly related to the reduction in revenue from Sprint in 2019 as explained above.

Cost of revenue from maintenance, warranty and services of $2.3 million for the year ended December 31, 2019 increased by $0.4 million from $1.9 million for the year ended December 31, 2018. This increase was primarily due to the increase in revenue.

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Operating Expenses

Operating expenses for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2019	% of Revenue	2018	% of Revenue
Operating expenses:
Research and development	$59,941	36%	$45,963	22%
Sales and marketing	37,114	22%	34,456	16%
General and administrative	16,444	10%	13,067	6%
Amortization of intangibles	1,365	1%	114	0%
Loss on sale of assets	1,491	1%	3,314	2%
Total operating expenses	$116,355	70%	$96,914	46%

Research and development— Research and development expenses were $59.9 million for the year ended December 31, 2019, an increase of $13.9 million from $46.0 million for the year ended December 31, 2018. The increase was due to an increase in software fees of approximately $6.0 million incurred in 2019 and the full year impact of the Mimosa Acquisition in November 2018. The Mimosa Acquisition increased our headcount by 44 full-time equivalents which resulted in $7.1 million of additional employment expense in 2019 and allowed us to focus on wireless broadband point-to-point and point-to-point multipoint network products.

Sales and marketing— Sales and marketing expenses were $37.1 million for the year ended December 31, 2019, an increase of $2.6 million from $34.5 million for the year ended December 31, 2018. The increase was due to the full year impact of the Mimosa Acquisition in November 2018. The Mimosa Acquisition increased the headcount on our sales team by 24 full-time equivalents which resulted in $4.8 million of additional employment expense in 2019. In 2019, we reduced contractor expense by $1.1 million, bad debt expense by $0.8 million and travel by $0.6 million compared to 2018.

General and administrative— General and administrative expenses of $16.4 million for the year ended December 31, 2019 increased by $3.3 million from $13.1 million for the year ended December 31, 2018. The increase was primarily due to the full year impact of the Mimosa Acquisition in November 2018.

Amortization of intangibles— Amortization of intangibles of $1.4 million for the year ended December 31, 2019 increased by $1.3 million from $0.1 million for the year ended December 31, 2018. This increase was due to the acquisition of intangibles amounting to $10.8 million as part of the Mimosa Acquisition in November 2018. The increase is directly attributable to a full year of Mimosa operations in 2019.

Non-Operating Expenses

Interest expense, net— Interest expense, net was $5.9 million for the year ended December 31, 2019, an increase of $2.5 million from $3.4 million for the year ended December 31, 2018. The increase was primarily due to higher average debt balances and higher interest rates under our PWB Facility (as defined below).

Income tax (expense) benefit— Income tax expense was $0.5 million for the year ended December 31, 2019, a change of $0.8 million from an income tax benefit of $0.3 million for the year ended December 31, 2018.

This increase in the income tax expense was primarily due to:

●	$25.0 million – acquired net losses from the Mimosa Acquisition in 2018 that did not reoccur in 2019;
●	$0.7 million – U.K. research and development tax credits, which did not occur in 2019; and
●	$0.4 million – difference between U.S. rate and rates applicable to subsidiaries in other jurisdictions.

These increases were partially offset by:

●	$14.0 million – change in valuation allowance for tax benefits;
●	$5.4 million – non-recurring charge for tax rates changes outside of the United States;
●	$3.7 million – attributable to a larger taxable loss in 2019; and
●	$2.2 million – other items, such as nondeductible expenditures and expiry of foreign taxable losses.

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Net Loss

We had a net loss of $52.0 million for the year ended December 31, 2019 compared to a net loss of $35.3 million for the year ended December 31, 2018, which resulted in a decrease of $16.7 million due primarily to the factors discussed above.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA (previously defined and used as described above) for the year ended December 31, 2019 was a loss of $40.8 million, representing an increase of $14.6 million from a loss of $26.2 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA was primarily due to a decrease in revenues of $44.8 million and an increase in operating expenses of $19.5 million primarily due to costs related to the acquisition of Mimosa.

The following table presents the reconciliation of Net Loss, the most comparable GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
($ in thousands)	2019	2018
Net Loss	$(51,981)	$(35,292)

Adjusted for:
Interest expense	5,927	3,357
Income tax (benefit) expense	474	(252)
Depreciation and amortization	4,458	2,994
EBITDA	(41,122)	(29,193)
Share-based compensation expense	1,879	871
Change in fair value of warrant liability	(1,508)	2,159
Adjusted EBITDA	$(40,751)	$(26,163)

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

Revenue

Revenue for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Revenue:
Products and software licenses	$38,999	85%	$18,728	68%
Maintenance, warranty and services	6,936	15%	8,850	32%
Total revenue	$45,935	100%	$27,578	100%

Revenue from products and software licenses of $39.0 million for the three months ended March 31, 2021 increased by $20.3 million from $18.7 million for the three months ended March 31, 2020. This increase was primarily due to an increase in sales of products to two customers in Asia Pacific of $13.3 million and an increase in sales of Fixed Wireless Access and CBRS products of $7.0 million.

Revenue from maintenance, warranty and services of $6.9 million for the three months ended March 31, 2021 decreased by $2.0 million from $8.0 million for the three months ended March 31, 2020. This decrease was primarily due to a software feature delivered to a U.S. customer in 2020 that did not reoccur in 2021 amounting to $1.6 million. Lower maintenance, warranty and services in Europe and Asia Pacific accounted for a decrease of $0.4 million.

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Cost of Revenue

Cost of revenue for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Cost of Revenue:
Products and software licenses	$23,888	52%	$11,989	43%
Maintenance, warranty and services	1,103	2%	857	3%
Total cost of revenue	$24,991	54%	$12,846	47%

Cost of revenue from products and software licenses of $23.9 million for the three months ended March 31, 2021 increased by $11.9 million from $12.0 million for the three months ended March 31, 2020. This increase was primarily due to revenue growth and to a lesser extent, a lower average cost based on a positive product mix in the three months ended March 31, 2021.

Cost of revenue from maintenance, warranty and services of $1.1 million for the three months ended March 31, 2021 increased marginally from $0.9 million by $0.2 million for the three months ended March 31, 2020 due to increased use of contract support staff in the three months ended March 31, 2021.

Operating Expenses

Operating expenses for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Operating expenses:
Research and development	$14,374	31%	$13,216	48%
Sales and marketing	7,360	16%	7,923	29%
General and administrative	4,455	10%	4,032	15%
Amortization of intangibles	299	1%	389	1%
Loss on sale of assets	-	-%	22	-%
Total operating expenses	$26,488	58%	$25,582	93%

Research and development— Research and development expenses were $14.4 million for the three months ended March 31, 2021, an increase of $1.2 million from $13.2 million for the three months ended March 31, 2020. The increase was primarily due to increased headcount spend for additional employees primarily located in India of $1.4 million, offset by a reduction in travel costs of $0.2 million as a result of the pandemic.

Sales and marketing— Sales and marketing expenses were $7.4 million for the three months ended March 31, 2021, a decrease of $0.5 million from $7.9 million for the three months ended March 31, 2020. The decrease was the result of:

●	$0.6 million due to reduced sales and marketing headcount

●	$0.4 million of reduced travel expense due to the pandemic; and

●	$0.3 million of reduced trade show costs due to the pandemic as marketing moved online

These decreases were offset by:

●	$0.6 million increase in agent commissions on increased revenue; and

●	$0.2 million increase in product advertising and promotions

General and administrative— General and administrative expenses of $4.5 million for the three months ended March 31, 2021 increased by $0.5 million from $4.0 million for the three months ended March 31, 2020. The increase was primarily due to a change in timing of the 2020 year-end financial audit of $0.2 million and an increase in other professional support services of $0.3 million.

Amortization of intangibles— Amortization of intangibles of $0.3 million for the three months ended March 31, 2021 decreased marginally by $0.1 million from $0.4 million for the three months ended March 31, 2020.

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Non-Operating Expenses

Interest expense, net— Interest expense, net was $2.4 million for the three months ended March 31, 2021, an increase of $0.8 million from $1.6 million for the three months ended March 31, 2020. The increase was primarily due to higher interest rates on the Fortress Credit Agreement entered into on December 30, 2020, compared to the PWB Facility in place for the three months ended March 31, 2020, of $0.4 million of interest expense and $0.4 million for amortization of loan origination fees.

Operating expense, net— Other expense, net was $5.5 million for the three months ended March 31, 2021, an increase of $5.0 million from $0.5 million for the three months ended March 31, 2020. The increase was primarily due to the non-cash fair value adjustment of our warrant liabilities of $3.5 million and $1.5 million related to Japanese Yen volatility against the U.S. dollar, resulting in a loss on revaluation of Japanese Yen denominated balances during the first three months of March 31, 2021.

Income tax expense— Income tax expense remained consistent at $0.1 million for the three months ended March 31, 2021 and 2020.

Net Loss

We had a net loss of $13.5 million for the three months ended March 31, 2021 compared to a net loss of $13.0 million for the three months ended March 31, 2020, an increase of $0.5 million due to:

●	Increase in gross profit of $6.2 million

This increase was offset by:

●	Increase in operating expenses of $0.9 million;

●	Increase in interest costs of $0.8 million; and

●	Increase in other expense of $5.0 million.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for the three months ended March 31, 2021 was a loss of $5.4 million, representing an improvement of $3.8 million from a loss of $9.2 million for the three months ended March 31, 2020. The increase in Adjusted EBITDA was primarily due to an increase in revenues of $18.3 million, as well as increases in cost of revenue of $12.2 million and operating expenses of $0.9 million primarily due to the factors described above.

The following table presents the reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2021	2020
Net Loss	$(13,549)	$(13,015)

Adjusted for:
Interest expense, net	2,438	1,590
Income tax (benefit) expense	75	105
Depreciation and amortization	1,053	1,142
EBITDA	(9,983)	(10,178)
Share-based compensation expense	661	492
Change in fair value of warrant liability	3,972	530
Adjusted EBITDA	$(5,350)	$(9,156)

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and cash generated from operations, proceeds from the issuance of long term debt, preferred and common stock, and the sale of certain receivables. Our capital requirements depend on a number of factors, including sales, the extent of our spending on research and development, expansion of sales and marketing activities and market adoption of our products and services.

We had $84.5 million of current assets and $60.9 million of current liabilities at March 31, 2021. During the three months ended March 31, 2021, we generated $12.9 million in cash flow from operating activities, primarily from the collection of our outstanding accounts receivable. We are investing heavily in 5G research and development and expect to continue to use cash from operations during 2021 to fund research and development activities. Cash on hand and the available borrowing capacity under the Fortress Credit Agreement may not allow us to meet our forecasted cash requirements.

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Days sales outstanding (“DSO”) is a measurement of the time it takes to collect receivables. DSO is calculated by dividing accounts receivable, net as of the end of the quarter by the average daily revenue for the quarter. Average daily revenue for the quarter is calculated by dividing the quarterly revenue by ninety days. All customer accounts are actively managed, and no losses in excess of amounts reserved are currently expected. We are also actively evaluating the potential negative impact of COVID-19 on our customers’ ability to pay our accounts receivable. DSO can fluctuate due to the timing and nature of contracts, as well as the payment terms of individual customers. DSO was 78 days and 98 days at March 31, 2021 and 2020, respectively and 79 days, 103 days and 61 days at December 31, 2020, 2019 and 2018, respectively. Notwithstanding the DSO of 79 days at December 31, 2020, our accounts receivable were $71.6 million due to high sales volumes in the fourth quarter of 2020. As at March 31, 2021, our accounts receivable were $32.4 million, following collections relating to sales made in the fourth quarter of 2020.

During the years ended December 31, 2020, 2019 and 2018, we sold certain accounts receivable balances related to one customer under that customer’s vendor financing program that had a carrying value of approximately $11.5 million, $73.0 million and $152.7 million, respectively. The vendor financing program allowed us to sell this customer’s approved receivables in advance of their 120-day contracted payment terms. We made use of this program to manage working capital. This vendor financing program was terminated by the customer in the second quarter of 2019, however the program contributed to the lower DSO for 2018.

During 2020, Airspan and four of our wholly owned subsidiaries had a loan facility with Pacific Western Bank and Ally Bank (“PWB”) under a Second Amended and Restated Loan and Security Agreement (the “PWB Facility”). Under the PWB Facility, Airspan could borrow up to $45 million, subject to compliance with certain covenants. (See Note 7 of the notes to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement.) In addition to this PWB Facility, Airspan had an aggregate of $39.0 million of subordinated debt with two other lenders. (See Notes 8 and 9 of the notes to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement.)

During 2020, Airspan entered into several amendments to the PWB Facility. These amendments modified the financial and funding covenants and extended the due date for the audited consolidated financial statements. The PWB Facility was extended to mature on December 31, 2020. On December 30, 2020, Fortress and certain other lenders purchased the outstanding indebtedness under the PWB Facility. Fortress replaced Pacific Western Bank as administrative agent and collateral agent under the facility. On the same date, Fortress, the other lenders party thereto, Airspan and certain of its subsidiaries modified the terms of such indebtedness by amending and restating the existing credit agreement, including an extension of the maturity date.

On August 6, 2015, Airspan issued Golden Wayford Limited a $10.0 million subordinated Convertible Note Promissory Note (the “Golden Wayford Note”) pursuant to the subordinated convertible purchase agreement, also dated August 6, 2015. The Golden Wayford Note, in the amount of $9.0 million plus interest, matured on June 30, 2020. We were not able to agree to an extended maturity date and the Golden Wayford Note remained outstanding as of December 31, 2020 and in default under the terms of the arrangement. We were granted a limited waiver under the Fortress Credit Agreement (defined below) which waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note for so long as the Golden Wayford Note remains in effect. The waiver is limited to the actual and prospective defaults under the Fortress Credit Agreement as they existed on December 30, 2020 and not to any other change in facts or circumstances occurring after December 30, 2020. The waiver does not restrict Fortress from exercising any rights or remedies they may have with respect to any other default or event of default under the Fortress Credit Agreement or the related loan documents.

On December 30, 2020, Airspan and each of our subsidiaries (other than Dense Air Limited or any of its subsidiaries) as guarantors, entered into the Fortress Credit Agreement with Fortress. (See “Certain Airspan Relationships and Related Party Transactions” and Note 10 of the notes to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement for further discussion on this agreement.)

As mentioned under “The Merger” above, Airspan has agreed to merge with New Beginnings, with the Post-Combination Company being a publicly traded company. Airspan expects the funds raised in the Business Combination, including the PIPE private placement, to fund the cash needs of the business through at least the next 12 months. There can be no assurance that Airspan will be able to complete the Business Combination or that, in the event the Business Combination is not completed, Airspan will have sufficient cash flows and liquidity to fund our business plans through the next 12 months. For further information, refer to Note 1 to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement.

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Cash Flows

The following table summarizes the changes to our cash flows for the periods presented:

	For the Three Months Ended March 31,		For the Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$12,914	$(3,763)	$(20,367)	$(28,230)	$(48,687)
Net cash used in investing activities	(1,390)	(282)	(2,226)	(2,673)	(2,753)
Net cash provided by financing activities	647	10,414	38,198	26,913	43,774
Increase (decrease) in cash and cash equivalents	12,171	6,369	15,605	(3,990)	(7,666)
Cash, cash equivalents and restricted cash, beginning of period	18,618	3,013	3,013	7,003	14,669
Cash, cash equivalents and restricted cash, end of period	$30,789	$9,382	$18,618	$3,013	$7,003

Operating Activities

Net cash provided by operating activities was $12.9 million for the three months ended March 31, 2021, an increase of $16.7 million from net cash used in operating activities of $3.8 million for the three months ended March 31, 2020. The increase is a result of $17.2 million generated from working capital, offset by $0.5 million of the results of our operations and a $0.1 million increase in non-cash adjustments.

Net cash used in operating activities was $20.4 million for the year ended December 31, 2020, a decrease of $7.8 million from $28.2 million for the year ended December 31, 2019. The decrease of $7.8 million is a result of $19.4 million related to changes in working capital, offset by $26.4 million of the results of our operations and a $0.8 million increase in share-based compensation.

Net cash used in operating activities was $28.2 million for the year ended December 31, 2019, a decrease of $20.5 million from $48.7 million for the year ended December 31, 2018. The decrease of $20.5 million was primarily as result of $35.3 million related to changes in working capital and a decrease in bad debt expense of $0.7 million, offset by $16.7 million of the results of our operations, a $1.5 million increase in depreciation and amortization and $1.0 million increase in share-based compensation.

Investing Activities

Net cash used in investing activities was $1.4 million for the three months ended March 31, 2021, an increase of $1.1 million from $0.3 million for the three months ended March 31, 2020 due to higher purchases of property and equipment.

Net cash used in investing activities was $2.2 million for the year ended December 31, 2020, a decrease of $0.5 million from $2.7 million for the year ended December 31, 2019. This decrease in cash used was due to due to lower purchases of property and equipment.

Net cash used in investing activities was $2.7 million for the year ended December 31, 2019, a decrease of $0.1 million from $2.8 million for the year ended December 31, 2018. This decrease in cash used was primarily due to higher purchases of property and equipment during the year ended December 31, 2019 than in the year ended December 31, 2018, however, net cash used in investing activities during the year ended December 31, 2018 included a one-time a business acquisition.

Financing Activities

Net cash provided by financing activities was $0.6 million for the three months ended March 31, 2021. This included $0.5 million of net proceeds from the sale of Series H senior preferred stock and $0.1 million of proceeds from the issuance of Series H warrants. Net cash provided by financing activities was $10.4 million for the three months ended March 31, 2020. This included $5.5 million of net borrowings under the line of credit and $4.9 million of net proceeds from the sale of Series G senior preferred stock.

Net cash provided by financing activities was $38.2 million for the year ended December 31, 2020. This included $32.1 million of proceeds from the sale of Series G and Series H senior preferred stock, $8.1 million of borrowings under the term loan and other long term debt, net of $2.0 million of repayments under the line of credit.

Net cash provided by financing activities was $26.9 million for the year ended December 31, 2019. This included $23.0 million of borrowings of subordinated convertible debt, $7.8 million of proceeds from the sale of preferred stock, net of $3.9 million of repayments under the line of credit.

Net cash provided by financing activities was $43.8 million for the year ended December 31, 2018. This included $34.9 million of proceeds from the sale of preferred stock, $9.3 million of net borrowings under the line of credit, net of $0.4 million of repayments of the subordinated convertible debt.

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Contractual Obligations

The following table includes aggregated information about contractual obligations as of December 31, 2020 that are expected to affect our liquidity and cash flow in future periods is as follows:

(in thousands of U.S. dollars)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years

Long-term debt	$91,231	$10,363	$2,087	$78,781	$-
Operating lease obligations	9,086	2,695	4,114	2,277	-
Purchase obligations	55,600	55,600	-	-	-
	$155,917	$68,658	$6,201	$81,058	$-

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate the effectiveness of our estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, intangible assets, net, impairment of long-lived assets, preferred stock warrants, share-based compensation and income taxes.

We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and may change as future events occur.

We believe the following critical accounting policies are dependent on significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

Revenue recognition

Airspan derives the majority of its revenue from sales of its networking products and software licenses, with the remaining revenue generated from service fees relating to maintenance contracts, professional services and training for its products. Airspan sells its products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

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A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Certain of Airspan’s contracts have multiple distinct performance obligations, as the promise to transfer individual goods or services is separately identifiable from other promises in the contracts and the customer can benefit from these individual goods or services either on their own or together with other resources that are readily available to the customer. For contracts with multiple performance obligations, Airspan allocates the contract’s transaction price to each performance obligation based on its relative stand-alone selling price. The stand-alone selling prices are determined based on the prices at which Airspan separately sells these products. For items that are not sold separately, Airspan estimates the stand-alone selling prices using either an expected cost-plus margin or the adjusted market assessment approach depending on the nature of the specific performance obligation.

For all of Airspan’s product sales, revenue is recognized when control of the product is transferred to the customer (i.e., when Airspan’s performance obligation is satisfied), which typically occurs at shipment of the product. For product sales, Airspan generally does not grant return privileges, except for defective products during the warranty period. Sales taxes collected from customers are excluded from revenues.

Revenue from non-recurring engineering is recognized at a point in time or over time depending on if the customer controls the asset being created or enhanced.

Revenue from professional service contracts primarily relates to training and other consulting arrangements performed by Airspan for its customers. Revenues from professional services contracts provided on a time and materials basis are recognized when Airspan has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Revenue from product maintenance contracts is recognized over time as Airspan’s performance obligations are satisfied.

Revenue from software licenses is recognized when the software license is delivered to the customer. There are no further performance obligations once the software license is delivered to the customer.

Revenue related to shipping and handling activities is included in product revenues. Revenue related to the reimbursement of out-of-pocket costs are accounted for as variable consideration.

Intangible Assets, Net

Intangible assets, net includes Goodwill and Other Intangible Assets. Goodwill and intangible assets result primarily from business combination acquisitions. Airspan’s intangible assets include internally developed technology, customer relationships, trademarks and non-compete agreements.

Goodwill

Goodwill results primarily from business combination acquisitions. Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is not amortized, rather, an impairment test is conducted on an annual basis, or more frequently if indicators of impairment are present, which are determined through a qualitative assessment. A qualitative assessment includes consideration of the economic, industry and market conditions in addition to the overall financial performance of Airspan and these assets. If our qualitative assessment does not conclude that it is more likely than not that the estimated fair value of the reporting unit is greater than the carrying value, we perform a quantitative analysis. In a quantitative test, the fair value of a reporting unit is determined based on a discounted cash flow analysis and further analyzed using other methods of valuation. A discounted cash flow analysis requires us to make various assumptions, including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on our long-term projections. Assumptions used in our impairment testing are consistent with our internal forecasts and operating plans. Our discount rate is based on our debt structure, adjusted for current market conditions. If the fair value of the reporting unit exceeds its carrying amount, there is no impairment. If not, we compare the fair value with its carrying amount. To the extent the carrying amount exceeds its fair value, an impairment charge of the reporting unit's goodwill would be necessary. Airspan’s annual assessment date is December 31.

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Other Intangible Assets

Airspan has recorded other finite-lived intangible assets as a result of the Mimosa business combination. Airspan’s internally developed technology, customer relationships, trademarks and non-compete agreements are amortized utilizing an accelerated method over their estimated useful lives. When establishing useful lives, Airspan considers the period and the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up; or, if that pattern cannot be reliably determined, using a straight-line amortization method over a period that may be shorter than the ultimate life of such intangible asset. There is no residual value associated with Airspan’s finite-lived intangible assets. Airspan reviews its trade name assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Airspan reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of Long-Lived Assets.”

Impairment of long-lived assets

Airspan reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset’s expected future undiscounted cash flows. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected undiscounted future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected undiscounted future cash flows, impairment exists and is determined by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized are permanent and may not be restored in the future. No impairment of long-lived assets was recorded in 2020, 2019, or 2018, as a result of Airspan’s assessments.

Preferred Stock Warrants

Airspan accounts for preferred stock warrants at their estimated fair value and records as long-term liabilities in accordance with Accounting Standards Codification (“ASC”) 480, Accounting for Redeemable Equity Instruments (“ASC 480”). Airspan accounts for the outstanding preferred stock warrants that have been earned (based on their respective performance criteria) and are exercisable into shares of Airspan’s convertible preferred stock as liabilities, and are included in Other Long-term Liabilities. All preferred stock warrants are measured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of net income. Airspan will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants and the completion of a liquidity event, at which time all convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

As of December 31, 2020, the Series D-1 and Series H warrants fair value were determined using a hybrid scenario approach, including a Monte Carlo simulation. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability.

As of December 31, 2019, the fair value of the Series D-1 Warrants were determined using a probability-weighted expected return method, which consisted of: (i) estimating the number of warrants to be earned based upon the likelihood of attaining each of the respective performance criteria; (ii) determining a relative fair value of the enterprise; and (iii) estimating the value per warrant based on a weighted allocation of each warrant (as converted) to the total common stock enterprise value. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability.

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Share-based compensation

Airspan applies ASC 718, Share-based Payments. ASC 718 requires awards classified as equity awards to be accounted for using the estimated grant date fair value. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statement of operations over the requisite service periods. Share-based compensation expense recognized in the consolidated statement of operations includes compensation expense for share-based awards granted based on the estimated grant date fair value. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense has been reduced to account for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Airspan determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Expected Term— Expected term is estimated based on the Airspan’s prior five years of historical data regarding expired, forfeited or if applicable, exercise behavior.

●	Expected Volatility— Since Airspan has limited historical basis for determining its own volatility, the expected volatility assumption was based on the average historical volatility of a representative peer group, which includes consideration of the peer company’s industry, market capitalization, state of life cycle and capital structure.

●	Expected Dividend Yield— The dividend yield assumption is based on Airspan’s history and its expectation of no dividend payouts.

●	Risk-Free Interest Rate— The risk-free interest rate assumption is based upon observed interest rates appropriate for an equivalent remaining term equal to the expected life of the award.

Common Stock Valuation:

As a company with no active public market for its common stock, Airspan’s board of directors periodically determines the fair value of the Airspan’s common stock at various dates, with the assistance of management and an independent third-party valuation specialist. After considering all relevant factors, we determined that using a hybrid scenario-based method with probability weighted scenarios and a Monte Carlo simulation under the Option Pricing Model ("OPM") was the most appropriate. We considered several scenarios in the assessment which included an initial public offering scenario and a transaction with a special purpose acquisition company. Application of the OPM involves the use of estimates and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the common stock.

After the Closing, the Post-Combination Board intends to determine the fair value of New Beginnings Common Stock based on the closing price of New Beginnings Common Stock on or around the date of grant.

Income taxes

Airspan accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, Airspan considers tax regulations of the jurisdictions in which Airspan operates, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

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ASC 740-10 requires that Airspan recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authorities. Airspan does not have any other material uncertain tax positions. Airspan recognizes interest accrued related to unrecognized tax benefits, if any in interest expense and penalties in operating expenses.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04 (amended by ASU 2019-10), “Intangibles – Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment.” which simplifies the test for goodwill impairment by removing the second step of the test. There is a one-step qualitative test and does not amend the optional qualitative assessment of goodwill impairment. The new standard is effective January 1, 2021 and is not expected to have a material impact on Airspan’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” which requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customers in a software licensing arrangement. The new standard is effective January 1, 2021 and is not expected to have a material impact on Airspan’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes.” which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends the existing guidance. The new standard is effective January 1, 2021 and is not expected to have a material impact on Airspan’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The new standard is effective January 1, 2022 (early adoption is permitted, but not earlier than January 1, 2021). The new standard is not expected to have a material impact on Airspan’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This accounting standards update provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new guidance may be adopted by Airspan no later than December 1, 2022, with early adoption permitted. The potential adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. Airspan is required to adopt the new guidance on January 1, 2023. Airspan is currently evaluating the impact this guidance will have on the consolidated financial statements.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

Interest on the Senior Term Loan under the Fortress Credit Agreement, commencing December 30, 2020, is determined by reference to either LIBOR or a “base rate”, in each case, plus an applicable margin, based on the respective level of Airspan’s Net EBITDA Leverage Ratio.

The interest rate for Tranche 1 (the initial term loan) under the Fortress Credit Agreement is based on the level of Airspan’s Net EBITDA Leverage Ratio. The initial applicable rate for Tranche 1 is set at Level V – which is the base rate plus 10% per annum, of which the margin cash component is 5.5% and the margin PIK component is 4.5%. With respect to Tranche 2, the relevant applicable rate is five percent (5.00%) and is payable monthly as interest paid in kind. (See Note 10 of the notes to the consolidated financial statements included in this proxy statement/prospectus/consent solicitation statement.)

Because interest expense is subject to fluctuation, if interest rates increase, our debt service obligations on such variable rate indebtedness would increase even though the amount borrowed remained the same. Accordingly, an increase in interest rates would adversely affect our profitability. Due to the economic effects of the COVID-19 pandemic, market interest rates have declined significantly, with the 30-day LIBOR rate decreasing to 0.15% as of December 31, 2020. We cannot predict, however, whether or for how long interest rates will remain at these low levels.

During 2018 through 2020, the interest rates charged under the PWB Facility ranged as follows:

●	revolving facility: from 5.5% to 7.0%;

●	term loan: from 7.75% to 8.75%; and

●	non-formula loan: from 6.0% to 8.75%.

Foreign Currency Exchange Rate Risk

The following table shows our revenue by currency as a percentage of our total revenue for the periods presented:

	Years Ending December 31,
	2020	2019	2018

U.S. dollars	60.9%	87.7%	99.7%
Japanese Yen	37.0%	10.0%	0.3%
Other	2.1%	2.3%	-%
	100%	100%	100%

Total Japanese yen denominated sales for the periods presented were:

	Years Ending December 31,
	2020		2019		2018

Japanese Yen	JPY	6,800,804	JPY	1,814,547	JPY	64,486
Average exchange rate of $1 U.S. = JPY		106.404		109.052		110.556
U.S. dollar equivalent		$63,915		$16,639		$583

If the average exchange rates used had been higher or lower by 10% they would have decreased or increased the total Euro denominated sale value by:		$5,811		$1,512		$53

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We expect the proportions of sales in Japanese yen to fluctuate over time although they were a small percentage of the total in all years. Airspan’s sensitivity analysis for changes in foreign currency exchange rates does not factor in changes in sales volumes.

Airspan’s operating results are affected by movements in foreign currency exchange rates against the U.S. dollar, particularly the U.K. pound sterling and Israeli shekel. This is because most of our operating expenses, which may fluctuate over time, are incurred in pounds sterling or Israeli shekels.

During 2020 and 2019, we paid operating expenses in local currency of approximately 13.4 million pounds sterling (approximately US$17.2 million) and 16.5 pounds sterling (approximately US$21.0 million), respectively. If during 2020 the average exchange rates had been higher or lower by 10%, the pound sterling denominated operating expenses would have decreased or increased by $1.6 million and $1.9 million, during the years ended December 31, 2020 and 2019, respectively. None of these expenses were hedged.

During 2020 and 2019, we paid operating expenses in local currency of approximately 139.7 million Israeli shekel (approximately US$40.6 million) and 167.1 Israeli shekel (approximately US$46.7 million), respectively. If during 2020 the average exchange rates had been higher or lower by 10%, the Israeli shekel denominated operating expenses would have decreased or increased by $3.7 million and $4.2 million, during the years ended December 31, 2020 and 2019, respectively. None of these expenses were hedged.

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CERTAIN AIRSPAN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Private Placement

Contemporaneously with the execution of the Business Combination Agreement, certain investors entered into certain subscription agreements in the PIPE, pursuant to which such investors agreed to subscribe for and purchase PIPE Shares at a purchase price of $10.00 per PIPE Share in a transaction to be consummated immediately prior to the consummation of the Business Combination. SoftBank and Oak Investment Partners (“Oak”), each of whom beneficially owns more than 5% of the issued and outstanding Airspan Common Stock, on a fully-converted basis, have agreed to invest in the PIPE. In addition, Bandel Carano, the general partner of Oak, and Scot Jarvis and Thomas Huseby, venture partners of Oak, are current members of the Airspan Board of Directors.

Stockholder Support Agreement

Concurrently with the execution of the Business Combination Agreement, New Beginnings and the Key Company Stockholders entered into a Stockholder Support Agreement, pursuant to which such Key Company Stockholders agreed, among other things, to vote their shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock in favor of adopting the Business Combination Agreement and approving the Business Combination. The Key Company Stockholders include Oak, with whom current Airspan Board of Directors members Bandel Carano, Scot Jarvis and Thomas Huseby are affiliated, and Qualcomm Incorporated (“Qualcomm”), with whom current Airspan Board of Directors member Quinn Li is affiliated.

Indemnification Agreements

The Post-Combination Company intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws. These agreements, among other things, will require the Post-Combination Company to indemnify the Post-Combination Company’s directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Post-Combination Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Post-Combination Company’s request. The Post-Combination Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws may discourage stockholders from bringing a lawsuit against directors of the Post-Combination Company for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Post-Combination Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Prior to the Closing, Airspan has also entered into customary indemnification agreements with all of its existing directors and executive officers.

Equity Financings

Series G Senior Preferred Stock Financing

From February 3, 2020 through July 22, 2020, Airspan sold an aggregate of 740,987 shares of Airspan Series G Senior Preferred Stock at a purchase price of $61.50 per share for an aggregate purchase price of $45.6 million, in cash except that, in the case of Oak, the purchase price was paid by way of the exchange by Oak of $23.0 million aggregate principal amount of Airspan’s Subordinated Convertible Promissory Notes held by Oak, plus accrued but unpaid interest thereon for such Airspan Series G Senior Preferred Stock.

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The following table summarizes purchases of Airspan Series G Senior Preferred Stock by related persons and their affiliated entities. None of Airspan’s executive officers purchased shares of Airspan Series G Senior Preferred Stock.

Stockholder	Shares of Series G Senior Preferred Stock	Total Purchase Price
Oak Investment Partners XI, Limited Partnership (1)	285,339	$17,548,349
Oak Investment Partners XIII, Limited Partnership (1)	134,512	$8,272,488
Qualcomm Incorporated (2)	65,040	$3,999,960
Connis Point Partners, LLC (3)	4,065	$249,998
Fii USA Inc. (4)	113,821	$6,999,992

(1)	Bandel Carano, a current member of the Airspan Board of Directors, is the general partner of Oak. Scot Jarvis and Thomas Huseby, current members of the Airspan Board of Directors, are venture partners in Oak.
(2)	Quinn Li, a current member of the Airspan Board of Directors, is affiliated with Qualcomm.
(3)	Scot Jarvis, a current member of the Airspan Board of Directors is an affiliate of Connis Point Partners, LLC.
(4)	Fii USA Inc., is an affiliate of Foxconn Technology Group, a stockholder and business partner of Airspan.

Series H Senior Preferred Stock Financing

From December 14, 2020 to February 2, 2021, Airspan sold an aggregate of 181,294 shares of its Series H Senior Preferred Stock at a purchase price of $61.50 per share, for an aggregate purchase price of $11,149,581, pursuant to Airspan’s Series H Senior Preferred Stock financing.

The following table summarizes purchases of Airspan Series H Senior Preferred Stock by related persons and their affiliated entities. None of Airspan’s executive officers purchased shares of Airspan Series H Senior Preferred Stock.

Stockholder	Shares of Series H Senior Preferred Stock	Total Purchase Price
Oak Investment Partners XIII, Limited Partnership (1)	56,910	$3,499,965
Qualcomm Incorporated (2)	12,194	$749,931
Connis Point Partners, LLC (3)	4,066	$250,059
New Enterprise Associates 14, L.P. (4)	29,594	$1,820,031
NEA 15 Opportunity Fund, L.P. (4)	2,928	$180,072
SoftBank Group Capital Limited (5)	48,780	2,999,970

(1)	Bandel Carano, a current member of the Airspan Board of directors, is general partner of Oak. Scot Jarvis and Thomas Huseby, current members of the Airspan Board of Directors, are venture partners in Oak.
(2)	Quinn Li, a current member of the Airspan Board of Directors, is affiliated with Qualcomm.
(3)	Scot Jarvis, a current member of the Airspan Board of Directors is an investor in Connis Point Partners, LLC.
(4)	NEA is a former stockholder of Mimosa Networks, Inc. and holds 234,856 shares of Airspan Class B Common Stock.
(5)	SoftBank is a subordinated lender to Airspan and has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement.

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SoftBank

On October 1, 2015, Airspan issued a warrant to SoftBank to purchase shares of Airspan’s Series D Preferred Stock, par value $0.0001 per share, which was amended by Amendment No. 1, Dated February 3, 2016, Amendment No. 2, dated July 1, 2016 and Amendment No. 3, dated July 3, 2017 (the “ SoftBank Warrant”). In connection with the Business Combination, On March 8, 2021, concurrently with the execution of the Business Combination Agreement, SoftBank and New Beginnings entered into the Proxy Agreement, pursuant to which, among other things, SoftBank granted to the proxyholder named therein an irrevocable proxy and power of attorney with respect to the Subject Shares. Pursuant to the Proxy Agreement the proxyholder named in the Proxy Agreement will vote the Subject Shares in the same manner and proportion as all other shares of New Beginnings stock entitled or eligible to vote on the applicable matter, excluding any shares of New Beginnings stock held by SoftBank and its affiliates. As consideration for, among other things, SoftBank’s cooperation with, participation in, and consent to the Business Combination and the entry into the Proxy Agreement, Airspan and SoftBank agreed to amend and restate the SoftBank Warrant to, among other things, (i) reduce the purchase price to $45.9875 per share and (ii) provide for the automatic net exercise of the warrant upon the completion of the Business Combination.

SoftBank has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under Airspan’s Assignment Agreement, Resignation and Assignment Agreement and Credit Agreement (the “Fortress Credit Agreement”) with DBFIP ANI LLC (“Fortress”). At March 31, 2021, there was approximately $44.6 million aggregate principal amount of indebtedness outstanding under the Fortress Credit Agreement. The Fortress Credit Agreement has a maturity date of December 30, 2024. Under the Fortress Credit Agreement, the initial term loan (“Tranche 1”) total commitment of $34.0 million and a term loan (“PIK” or “Paid-in-Kind”) commitment of $10.0 million (“Tranche 2”) were both funded to Airspan on December 30, 2020. Under the terms of the Fortress Credit Agreement, Airspan may expand the term loan commitment by $20.0 million, subject to the terms of the Fortress Credit Agreement. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contains a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021 and a related fee in the amount of the make-whole amount of interest that would have been payable had such prepayment not been made. The interest rates payable by Airspan under the Fortress Credit Agreement are described in Note 10 of the notes to Airspan’s consolidated financial statements for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus/consent solicitation statement.

To secure its obligations under the Fortress Credit Agreement, Fortress was assigned PWB’s security interest under the PWB Facility and Airspan granted Fortress, as security for the obligations, a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

The Fortress Agreement contains representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investments, as defined in the Fortress Credit Agreement), and make distributions. In addition, financial covenants apply, including, (a) minimum liquidity of $4.0 million as of December 31, 2020 and $5.0 million thereafter, (b) minimum last twelve-month revenue and (c) minimum last twelve-month Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). Revenue and EBITDA financial covenants are tested quarterly.

The interest rate for Tranche 1 is based on the level of Airspan’s Net EBITDA Leverage Ratio. The initial applicable rate for Tranche 1 is set at Level V (see table below). After the initial applicable rate period, the relevant rate is as follows for Tranche 1:

Level	Net EBITDA Leverage Ratio	Base Rate Loan	LIBOR Loan
Level I	Less than or equal to 2.00:1.00	The applicable rate is the Base Rate plus 6.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 0.50%	The applicable rate is LIBOR plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%

Level II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	The applicable rate is the Base Rate plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%	The applicable rate is LIBOR plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%

Level III	Less than or equal to 4.00:1.00 but greater than 3.00:1.00	The applicable rate is the Base Rate plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%	The applicable rate is LIBOR plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%

Level IV	Less than or equal to 5.00:1.00 but greater than 4.00:1.00	The applicable rate is the Base Rate plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%	The applicable rate is LIBOR plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%

Level V	Greater than 5.00:1.00	The applicable rate is the Base Rate plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%	The applicable rate is LIBOR plus 11.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 5.50%

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Interest with respect to Tranche 1 is payable monthly in accordance with the Cash Component/PIK Component split described in the foregoing table. With respect to Tranche 2, the relevant applicable rate is five percent (5.00%) and is payable monthly as interest paid in kind.

Effective upon the closing of the Business Combination, Airspan and its subsidiaries who are party to the Fortress Credit Agreement expect to enter into an amendment and restatement of the Fortress Credit Agreement and other loan documents with Fortress to, among other things, add the Post-Combination Company as a guarantor, recognize and account for the Business Combination and provide updated procedures for replacement of LIBOR. A copy of the expected form of the amendment and restatement is attached as Exhibit 10.49 to the Registration Statement of which this proxy statement/prospectus/consent solicitation statement forms a part.

SoftBank is a subordinated lender to Airspan under the Term Loan Agreement, dated February 9, 2016, as amended by amendments thereto, including Amendment No. 5 thereto dated as of December 30, 2020 (the “SoftBank Working Capital Agreement”). At February 28, 2021, there was approximately $30.0 million aggregate principal amount of indebtedness outstanding under the SoftBank Working Capital Agreement. The SoftBank Working Capital Agreement bears interest at a rate of 9% per annum. Since January 1, 2020, Airspan has paid no principal and has accrued, but not yet paid any interest, under the SoftBank Working Capital Agreement.

Airspan derived approximately $0.4 million in revenue from sales of products and services to SoftBank from January 1, 2020 through February 28, 2021. Additionally, Airspan derived approximately $2.8 million in revenue from sales of products and services to Dense Air Limited between January 1, 2020 and February 28, 2021. Dense Air Limited is controlled by SoftBank.

Pendrell Corporation (“Pendrell”)

Pendrell is a lender under the Fortress Credit Agreement and through affiliates holds warrants to purchase an aggregate of 8,130 shares of Series H Senior Preferred Stock at a price of $61.50 per share expiring on December 30, 2025.  Pendrell also owns an aggregate of 16,260 shares of Series H Senior Preferred Stock.

Reliance Jio Infocomm USA Inc. (“Reliance”)

Airspan is supplier of products to Reliance.  Reliance has accounted for approximately $42.9 million of Airspan’s revenues between January 1, 2020 through February 28, 2021.  Reliance holds an aggregate of 162,602 shares of Airspan’s Series D Preferred Stock.

Mr. Mathew Oommen, a director of Airspan, is affiliated with Reliance.

Foxconn Technology Group (“Foxconn”)

Foxconn is the principal manufacturing supplier for Airspan and has extensive commercial relationships with Airspan.  In the period from January 1, 2020 to February 28, 2021, Airspan has paid Foxconn approximately $38.4 million. Foxconn affiliated entities hold an aggregate of 96,699 shares of Airspan Series E Preferred Stock (held by ICREATE Investments Limited) and 113,821 shares of Series G Senior Preferred Stock (held by Fii USA Inc.).

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Qualcomm

Qualcomm, through one or more of its affiliated entities, is a supplier of products and services to Airspan. In the period from January 1, 2020 to February 28, 2021, Airspan has paid Qualcomm approximately $2.5 million for purchases of products and services. In addition, certain Airspan suppliers purchase Qualcomm products for incorporation into products produced for Airspan.

Mr. Quinn Li, a director of Airspan, is affiliated with Qualcomm.

Airspan Investors’ Rights Agreement

Airspan entered into a second amended and restated investors’ rights agreement, dated December 14, 2020 (the “Investors’ Rights Agreement”), which granted rights to certain holders of its stock, including Oak, with whom current Airspan Board of Directors members Bandel Carano, Scot Jarvis and Thomas Huseby are affiliated, and Qualcomm, with whom current Airspan Board of Directors member Quinn Li is affiliated (collectively, the “Agreement Parties”). The Investors’ Rights Agreement also provides the parties thereto with certain registration rights, information and inspection rights, drag-along rights, right of first offer rights, among other rights. The Investors’ Rights Agreement will terminate upon the consummation of the Business Combination.

Related Party Transactions Policy

Upon consummation of the Business Combination, it is anticipated that the Post-Combination Company’s Board of Directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Post-Combination Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of the Post-Combination Company’s executive officers or a member of Post-Combination Company’s Board of Directors;

●	any person who is known by the Post-Combination Company to be the beneficial owner of more than five percent (5%) of our voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that the Post-Combination Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

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COMPARISON OF AIRSPAN STOCKHOLDERS’ RIGHTS

General

Airspan is incorporated under the laws of the State of Delaware, and the rights of Airspan Stockholders are governed by the laws of the State of Delaware, including the DGCL, the amended and restated certificate of incorporation of Airspan (the “Airspan Charter”) and the amended and restated bylaws of Airspan (the “Airspan Bylaws”). As a result of the Business Combination, Airspan Stockholders who receive shares of common stock of the Post-Combination Company will become Post-Combination Company stockholders. The Post-Combination Company is incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws in the form attached to this proxy statement/prospectus/consent solicitation statement as Annex C, and the Stockholders Agreement. Thus, following the Business Combination, the rights of Airspan Stockholders who become Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Airspan Charter or the Airspan Bylaws and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Airspan Stockholders under the Airspan Charter and the Airspan Bylaws (left column), and the rights of Post-Combination Company stockholders under the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws, which are attached to this proxy statement/prospectus/consent solicitation statement as Annex B and Annex C, respectively, the full text of the Airspan Charter and the Airspan Bylaws, and the relevant provisions of the DGCL.

Airspan	Post-Combination Company
Authorized Capital Stock

Airspan Common Stock. Airspan is currently authorized to issue 10,000,000 shares of common stock, par value $0.0003 per share, 482,838 shares of Class B common stock, par value $0.0003 per share, and 2,630,840 shares of Class C common stock, par value $0.0003 per share. As of March 31, 2021, there were 261,494 shares of Airspan Common Stock outstanding, 466,954 shares of Airspan Class B Common Stock outstanding and no shares of Airspan Class C Common Stock outstanding.

Post-Combination Company Common Stock. The Post-Combination Company will be authorized to issue 260,000,000 shares of capital stock, consisting of (i) 250,000,000 shares of common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon the consummation of the Business Combination, we expect there will be 81,659,647 shares of Post-Combination Company common stock outstanding, assuming no shares of New Beginnings Common Stock are redeemed in connection with the Business Combination.

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Airspan Preferred Stock. Airspan is currently authorized to issue 9,293,156 shares of convertible preferred stock, par value $0.0001 per share, of which 72,123 shares are designated as Series B Preferred Stock, 72,123 shares are designated as Series B-1 Preferred Stock, 416,667 shares are designated as Series C Preferred Stock, 416,667 shares are designated as Series C-1 Preferred Stock, 2,142,050 shares are designated as Series D Preferred Stock, 487,805 shares are designated as Series D-1 Preferred Stock, 2,142,050 shares are designated Series D-2 Preferred Stock, 1,008,742 shares are designated as Series E Senior Preferred Stock, 659,310 shares are designated as Series E-1 Senior Preferred Stock, 398,401 shares are designated as Series F Senior Preferred Stock, 46,325 shares are designated as Series F-1 Senior Preferred Stock, 740,987 shares are designated as Series G Senior Preferred Stock, 202,100 shares are designated as Series G-1 Senior Preferred Stock and 487,806 shares are designated as Series H Senior Preferred Stock. As of March 31, 2021, there were 4,594,410 shares of Airspan Preferred Stock outstanding, of which no shares of Series B Preferred Stock were outstanding, 72,123 shares of Series B-1 Preferred Stock were outstanding, no shares of Series C Preferred Stock were outstanding, 416,667 shares of Series C-1 Preferred Stock were outstanding, 1,080,993 shares of Series D Preferred Stock were outstanding, 325,203 shares of Series D-1 Preferred Stock were outstanding, 370,000 shares of Series D-2 Preferred Stock were outstanding, 615,231 shares of Series E Senior Preferred Stock were outstanding, 393,511 shares of Series E-1 Senior Preferred Stock were outstanding, 352,076 shares of Series F Senior Preferred Stock were outstanding, 46,325 shares of Series F-1 Senior Preferred Stock were outstanding, 740,987 shares of Series G Senior Preferred Stock were outstanding, no shares of Series G-1 Senior Preferred Stock were outstanding and 181,294 shares of Series H Senior Preferred Stock were outstanding.

Post-Combination Company Preferred Stock. Upon the consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

Conversion Rights

There are no conversion rights relating to shares of Airspan Common Stock or Airspan Class C Common Stock.

Each of the holders of (i) Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-2 Preferred Stock have the right, at any time, to convert the shares of such series of Airspan Preferred Stock held by such holder into shares of Airspan Class C Common Stock and (ii) each other series of Airspan Preferred Stock have the right, at any time, to convert the shares of such series of Airspan Preferred Stock held by such holder into shares of Airspan Common Stock, in each case, at the conversion price set forth in the Airspan Charter applicable to such series of Airspan Preferred Stock (the “Conversion Price”); provided, however, that no conversion of nonvoting Airspan Preferred Stock into Airspan Common Stock may occur until any waiting period (and extensions thereof) applicable to such conversion under the HSR Act has expired or been earlier terminated. As of March 31, 2021, each share of Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock was convertible into approximately 1.04 shares of Airspan Common Stock, each share of Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock was convertible into approximately 1.75 shares of Airspan Common Stock and each other share of Airspan Preferred Stock was convertible into one share of Airspan Common Stock or Airspan Class C Common Stock, as applicable.

There are no conversion rights relating to the Post-Combination Company common stock.

The Post-Combination Board is authorized to issue preferred stock with designations, preferences and relative, participating, optional or other special rights, including conversion rights, as may be stated in the resolutions of the Post-Combination Board establishing such series of preferred stock.

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In the event of: (i) the closing of Airspan’s sale of Airspan Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act, which offering raises gross proceeds of at least $50,000,000 and the per share public offering price of which is not less than $182.0086 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like); or (ii) the date, or the occurrence of an event, specified by vote or written consent of the holders of at least 60% of the outstanding shares of Airspan Voting Preferred Stock (voting together as a single class, on an as-converted basis), which must include (a) the vote or written consent of the holders of at least a majority of the outstanding shares of Series F Senior Preferred Stock, Series G Senior Preferred Stock and Series H Senior Preferred Stock (voting together as a single class, on an as-converted basis) and (b) in certain circumstances specified in the Airspan Charter, the vote or written consent of each holder of more than 50,000 shares of Series G Senior Preferred Stock; all (x) outstanding shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-2 Preferred Stock will automatically be converted into shares of Airspan Class C Common Stock and (y) all other outstanding shares of Airspan Preferred Stock will automatically be converted into shares of Airspan Common Stock, in each case, at the applicable Conversion Price for such series of Airspan Preferred Stock then in effect (subject to the provisions of the immediately following paragraph, with respect to the Series G Senior Preferred Stock and the Series G-1 Senior Preferred Stock), and each outstanding share of Airspan Class B Common Stock will automatically be converted into a share of Airspan Common Stock; provided, however, that no conversion of any series of nonvoting Airspan Preferred Stock into Airspan Common Stock may occur pursuant to the above until certain regulatory requirements specified in the Airspan Charter are satisfied, including, without limitation, any waiting period (and extensions thereof) applicable to such conversion under the HSR Act having expired or been earlier terminated.

If at any time Airspan issues and sells shares of Airspan Common Stock in a firm-commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act in which the Series G Senior Preferred Stock and the Series G-1 Senior Preferred Stock are automatically converted into shares of Common Stock upon the consummation of such initial public offering in accordance with the provisions of the immediately preceding paragraph, then the number of shares of Airspan Common Stock to be issued to each holder of Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock upon such conversion will be equal to the greater of (i) the number of shares of Airspan Common Stock issuable upon the optional conversion of the total number of shares of Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock held by such holder at the applicable Conversion Price and (ii) the quotient obtained by dividing (a) the total number of shares of Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock held by such holder multiplied by the initial issuance price of the Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock by (b) 40% of the price per share at which shares of Airspan Common Stock are sold to the public in the initial public offering as set forth on the front cover of the final prospectus in such offering, rounded down to the nearest whole share.

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Each of the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have the right, at any time, to convert the shares of such series of Airspan Preferred Stock held by such holder into an equal number of shares of Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-2 Preferred Stock, respectively.

Shares of Series D Senior Preferred Stock, Series D-1 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock, Series G Senior Preferred Stock and Series G-1 Preferred Stock held by the initial holder of Series E-1 Senior Preferred Stock and its affiliates may, subject to the provisions of the Airspan Charter, be converted into an equal number of shares of Series D-1 Preferred Stock, Series D Preferred Stock, Series E-1 Senior Preferred Stock, Series E Senior Preferred Stock, Series F-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series G-1 Senior Preferred Stock and Series G Senior Preferred Stock, respectively.

Number and Qualification of Directors
The Airspan Board of Directors will consist of 5 to 9 directors and the exact number of directors will be 8 until amended in accordance with the Airspan Bylaws. No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires. No director need be a stockholder of Airspan or a resident of the State of Delaware. Each director must be at least 18 years of age.	Subject to the Proposed Certificate of Incorporation and the Stockholders Agreement, the total number of directors constituting the Post-Combination Board shall be determined from time to time by resolution of the Post-Combination Board. No reduction of the authorized number of directors shall have the effect of removing any director. Directors need not be stockholders of the Post-Combination Company.

Structure of Board; Election of Directors

The directors are elected by a plurality vote of the shares represented in person or by proxy at the applicable stockholders meeting and entitled to vote on the election of directors. Elected directors will hold office until the next meeting of stockholders at which directors are elected, and until his or her successor has been elected and qualified.

Except as otherwise provided by law or in the Airspan Charter, any vacancy occurring in the Airspan Board of Directors (whether caused by resignation, death, or otherwise) may be filled by the affirmative vote of a majority of the directors present at a meeting of the Airspan Board of Directors at which a quorum is present, or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of all of the directors in office. A director elected to fill any vacancy will hold office until the next meeting of stockholders at which directors are elected, and until his or her successor has been elected and qualified.

Subject to the provisions in the Airspan Charter, the composition of the Airspan Board of Directors is determined by the following Airspan stockholders entitled to elect directors at each meeting or consent of Airspan’s stockholders for the election of directors, to remove from office any of such directors and to fill any vacancy caused by the removal of any of such directors:

●   holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled, voting separately as if a single series and with each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock entitled to one vote, to elect three directors designated by Oak Investment Partners XI, Limited Partnership and its affiliated funds;

Pursuant to the terms of the Business Combination Agreement and the Stockholders Agreement, effective as of the Closing, the Post-Combination Board shall consist of eight directors (the “Initial Board”). A majority of the Post-Combination Board shall at all times be comprised of independent directors, each of whom shall meet the independence requirements under the listing rules of the NYSE American. From and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of Post-Combination Company common stock, the Sponsor will have the right to nominate one director to the Post-Combination Board, who will initially be Michael S. Liebowitz. If the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the Post-Combination Board (or, if there is no nominating and corporate governance committee of the Post-Combination Board, such other committee of the Post-Combination Board that is primarily responsible for nominating and corporate governance matters).

The Post-Combination Board shall be classified into three classes at the Closing, with the directors serving staggered three-year terms as follows:

●   Class I Directors (initial term through 2022 annual meeting of the stockholders): Mathew Oommen and Eric D. Stonestrom.

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●   holders of Series E Senior Preferred Stock are entitled, voting separately as a single series, to elect one director;

●   holders of Series G Senior Preferred Stock are entitled, voting separately as a single series, to elect one director; and

●   holders of Airspan Common Stock, Airspan Class B Common Stock and Airspan Voting Preferred Stock are entitled, voting together, to elect the remaining directors.

●   Class II Directors (initial term through 2023 annual meeting of the stockholders): Bandel L. Carano, Michael T. Flynn and Scot B. Jarvis.

●   Class III Directors (initial term through 2024 annual meeting of the stockholders): Thomas S. Huseby, Michael S. Liebowitz and Dominique Trempont.

Manner of Acting by Board
Except in particular situations where a lesser number is expressly permitted by law, and unless a greater number is required by the Airspan Charter or the Airspan Bylaws, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Airspan Board of Directors	Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation, the Stockholders Agreement or the Post-Combination Company Bylaws, the vote of directors having a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Post-Combination Board.

Removal of Directors
Except as otherwise provided in the Airspan Charter, one or more members of the Airspan Board of Directors (including the entire Airspan Board of Directors) may be removed, with or without cause, by the holders of a majority of the votes entitled to be cast at an election of directors; provided, that if a director (or the entire Airspan Board of Directors) has been elected by one or more voting groups, only those voting groups may participate in the vote as to removal (see “Structure of Board; Election of Directors”); provided further, that if the Airspan Charter grants stockholders the right to cumulate their votes in the election of directors, if less than the entire Airspan Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Airspan Board of Directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.	Subject to the special rights, if any, of holders of any series of preferred stock then outstanding, the Post-Combination Board or any individual director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company with the power to vote at an election of directors, voting as a single class.

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Voting

The holder of each share of Airspan Common Stock and each share of Airspan Class B Common Stock has the right to one vote, and is entitled to notice of any stockholders’ meeting in accordance with the Airspan Bylaws, and is entitled to vote upon such matters and in such manner as may be provided by law. The holders of Class C Common Stock are not entitled to vote on any matter.

Holders of Airspan Voting Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Airspan Common Stock and Airspan Class B Common Stock, including with respect to the election of directors, with each share of Series B Preferred Stock being entitled to cast 3/4 vote and each other share of Airspan Voting Preferred Stock being entitled to cast 1 vote. Except as otherwise required by law or as set forth in the Airspan Charter, the holders of Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E-1 Senior Preferred Stock, Series F-1 Senior Preferred Stock and Series G-1 Senior Preferred Stock are not be entitled to vote on any matter.

So long as any shares of Airspan Voting Preferred Stock are outstanding, Airspan may not (either directly or indirectly by merger, consolidation, reclassification or similar transaction), without (in addition to any other vote required by law or the Airspan Charter) first obtaining the approval by vote or written consent of the holders of at least 60% of the outstanding shares of Airspan Voting Preferred Stock (voting together as a single class, on an as-converted basis): (i) consummate a Liquidation (as defined in the Airspan Charter), effect any other merger or consolidation or make a disposition of all or substantially all of the property and assets of Airspan; (ii) amend, alter or repeal any provision of the Airspan Charter; (iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock, Airspan Preferred Stock or any series of Airspan Preferred Stock; (iv) authorize, offer, sell or issue any shares of Airspan Preferred Stock (except for the offer, sale or issuance of (a) any authorized but unissued shares of Series H Senior Preferred Stock as of the effective date of the Airspan Charter, (b) any authorized but unissued shares of Series D Preferred Stock or Series D-1 Preferred Stock upon exercise of warrants outstanding as of the effective date of the Airspan Charter, (c) shares of Airspan Voting Preferred Stock upon the conversion of shares of nonvoting Airspan Preferred Stock or (d) shares of nonvoting Airspan Preferred Stock upon the conversion of shares of Airspan Voting Preferred Stock (each, a “Permitted Issuance”)); (v) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Airspan Preferred Stock with respect to dividends, liquidation or redemption, other than a Permitted Issuance; or (vi) increase or decrease the size of the Airspan Board of Directors.

Except as expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the common stock exclusively possess all voting power, and each holder of common stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Post-Combination Company for the election of directors and on all matters submitted to a vote of stockholders of the Post-Combination Company. Except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

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So long as any shares of Series F Senior Preferred Stock are outstanding, Airspan may not (either directly or indirectly by merger, consolidation, reclassification or similar transaction), without (in addition to any other vote required by law or the Airspan Charter) first obtaining the approval by vote or written consent of the holders of a majority of the outstanding shares of Series F Senior Preferred Stock (voting together as a single class, on an as-converted basis): (i) alter or change the powers, preferences or special rights of the shares of Series F Senior Preferred Stock and/or Series F-1 Senior Preferred Stock set forth in the Airspan Charter or the Airspan Bylaws, in a manner that adversely affects the powers, preferences or special rights of the shares of Series F Senior Preferred Stock and/or Series F-1 Senior Preferred Stock; (ii) increase or decrease the authorized number of shares of Series F Senior Preferred Stock and/or Series F-1 Senior Preferred Stock; or (iii) effect any Liquidation if the holders of Series F Senior Preferred Stock and/or Series F-1 Senior Preferred Stock would receive, as a result of such Liquidation, an amount per share of Series F Senior Preferred Stock and/or Series F-1 Senior Preferred Stock, respectively, that is less than the initial issuance price of the Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock.

So long as any shares of Series G Senior Preferred Stock are outstanding, Airspan may not (either directly or indirectly by merger, consolidation, reclassification or similar transaction), without (in addition to any other vote required by law or the Airspan Charter) first obtaining the approval by vote or written consent of the holders of a majority of the outstanding shares of Series G Senior Preferred Stock (voting together as a single class, on an as-converted basis): (i) alter or change the powers, preferences or special rights of the shares of Series G Senior Preferred Stock and/or Series G-1 Senior Preferred Stock set forth in the Airspan Charter or the Airspan Bylaws, in a manner that adversely affects the powers, preferences or special rights of the shares of Series G Senior Preferred Stock and/or Series G-1 Senior Preferred Stock; or (ii) increase or decrease the authorized number of shares of Series G Senior Preferred Stock and/or Series G-1 Senior Preferred Stock. In addition, so long as any shares of Series G Senior Preferred Stock are outstanding, Airspan may not (either directly or indirectly by merger, consolidation, reclassification or similar transaction), without (in addition to any other vote required by law or the Airspan Charter) first obtaining the approval by vote or written consent of (x) the holders of a majority of the outstanding shares of Series G Senior Preferred Stock (voting together as a single class, on an as-converted basis) and (y) each holder of more than 50,000 shares of Series G Senior Preferred Stock: (i) effect any Liquidation if the holders of Series G Senior Preferred Stock and/or Series G-1 Senior Preferred Stock would receive, as a result of such Liquidation, an amount per share of Series G Senior Preferred Stock and/or Series G-1 Senior Preferred Stock, respectively, that is less than the initial issuance price of the Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock multiplied by 2.5; or (ii) altering, amending or waiving the provisions of the Airspan Charter requiring the vote or consent contemplated by this sentence.

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So long as any shares of Series H Senior Preferred Stock are outstanding, Airspan may not (either directly or indirectly by merger, consolidation, reclassification or similar transaction), without (in addition to any other vote required by law or the Airspan Charter) first obtaining the approval by vote or written consent of the holders of a majority of the outstanding shares of Series H Senior Preferred Stock (voting together as a single class, on an as-converted basis): (i) alter or change the powers, preferences or special rights of the shares of Series H Senior Preferred Stock and/or Series H-1 Senior Preferred Stock set forth in the Airspan Charter or the Airspan Bylaws, in a manner that adversely affects the powers, preferences or special rights of the shares of Series H Senior Preferred Stock and/or Series H-1 Senior Preferred Stock; (ii) increase or decrease the authorized number of shares of Series H Senior Preferred Stock and/or Series H-1 Senior Preferred Stock; or (iii) effect any Liquidation if the holders of Series H Senior Preferred Stock and/or Series H-1 Senior Preferred Stock would receive, as a result of such Liquidation, an amount per share of Series H Senior Preferred Stock and/or Series H-1 Senior Preferred Stock, respectively, that is less than the initial issuance price of the Series H Senior Preferred Stock and Series H-1 Senior Preferred Stock.

Supermajority Voting Provisions
See “Voting.”

Subject to the special rights, if any, of holders of any series of preferred stock then outstanding, the Post-Combination Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding voting shares entitled to vote at an election of directors, voting as a single class.

The following provisions in the Proposed Certificate of Incorporation may be amended or repealed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class: (i) Paragraph B of Article IV relating to the Post-Combination Company’s preferred stock; (ii) Article V relating to the Post-Combination Board; (iii) Article VI relating to stockholder actions by written consent and annual and special meetings of the stockholders; (iv) Article VII relating to limitation of director liability, indemnification and insurance; (v) Article VIII relating to forum selection and (vi) Article IX relating to the amendment of the Proposed Certificate of Incorporation.

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Airspan Charter; however, the Airspan Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Certificate of Incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.

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Vacancies on the Board of Directors
Except as otherwise provided by law or in the Airspan Charter, any vacancy occurring in the Airspan Board of Directors (whether caused by resignation, death, or otherwise) may be filled by the affirmative vote of a majority of the directors present at a meeting of the Airspan Board of Directors at which a quorum is present, or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of all of the directors in office. A director elected to fill any vacancy will hold office until the next meeting of stockholders at which directors are elected, and until his or her successor shall have been elected and qualified.	Subject to the special rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Post-Combination Board resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may, subject to the Stockholders Agreement, be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Post-Combination Board shall shorten the term of any incumbent director. In the event of a vacancy in the Post-Combination Board, the remaining directors, except as otherwise provided by law, the Stockholders Agreement or the Post-Combination Company Bylaws, may exercise the powers of the full Post-Combination Board until the vacancy is filled.

Special Meeting of the Board of Directors
Special meetings of the Airspan Board of Directors may be called by the President or the Chairman of the Board (if one is appointed) or any two or more directors.	The Post-Combination Company Bylaws are expected to provide that special meetings of the Post-Combination Board may be called by the Chairperson of the Post-Combination Board, the Chief Executive Officer, or a majority of the whole Post-Combination Board.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to the Airspan Charter generally requires the approval of the Airspan Board of Directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

In addition, see “Voting.”

The Proposed Certificate of Incorporation provides that the following provisions in Proposed Certificate of Incorporation may be amended or repealed only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class: (i) Paragraph B of Article IV of the Proposed Certificate of Incorporation relating to the Post-Combination Company’s preferred stock; (ii) Article V of the Proposed Certificate of Incorporation relating to the Post-Combination Board; (iii) Article VI of the Proposed Certificate of Incorporation relating to stockholder actions by written consent and annual and special meetings of the stockholders; (iv) Article VII of the Proposed Certificate of Incorporation relating to limitation of director liability, indemnification and insurance; (v) Article VIII of the Proposed Certificate of Incorporation relating to forum selection; and (vi) Article IX of the Proposed Certificate of Incorporation relating to the amendment of the Proposed Certificate of Incorporation.

For any other amendment, in addition to any affirmative vote of the holders of any series of preferred stock required by law, by the Proposed Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of a majority in voting power of the stock of the Post-Combination Company entitled to vote thereon shall be required to amend, alter, change or repeal any provision of the Proposed Certificate of Incorporation, or to adopt any new provision of the Proposed Certificate of Incorporation.

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Amendment of Bylaws
Except as may be provided in the Airspan Charter, and subject to Section 216 of the DGCL, the Airspan Bylaws may be amended or repealed, or new bylaws may be adopted, by: (i) the Airspan Stockholders, even though the Airspan Bylaws may also be amended or repealed, or new bylaws may also be adopted, by the Airspan Board of Directors; or (ii) subject to the power of the Airspan Stockholders to amend or repeal the Airspan Bylaws, the Airspan Board of Directors, unless such power is reserved, by the Airspan Charter or by law, exclusively to the stockholders in whole or in part or unless the stockholders, in adopting, amending or repealing a particular bylaw, provide expressly that the Airspan Board of Directors may not amend or repeal that bylaw.	The Proposed Certificate of Incorporation provides that, subject to the Stockholders Agreement, the Post-Combination Board is expressly authorized to adopt, amend or repeal the Post-Combination Company Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Post-Combination Company then in office. In addition to any vote of the holders of any class or series of stock of the Post-Combination Company required by applicable law or the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws may also be adopted, amended, or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class.

Quorum

Board of Directors. Except in particular situations where a lesser number is expressly permitted by law, and unless a greater number is required by the Airspan Charter or the Airspan Bylaws, a majority of the number of directors specified in or fixed in accordance with the Airspan Bylaws will constitute a quorum for the transaction of business; provided, that if the number of directors in office at any time is less than the number specified in or fixed in accordance with the Airspan Bylaws, then a quorum will consist of a majority of the number of directors in office; provided further, that in no event will a quorum consist of fewer than 1/3 of the number specified in or fixed in accordance with the Airspan Bylaws.

Stockholders. A quorum will exist at any meeting of stockholders if 1/3 of the votes entitled to be cast is represented in person or by proxy; provided, however, that where a separate vote by class or series or classes or series is required, 1/3 of the outstanding shares of such class or series or classes or series represented in person or by proxy will constitute a quorum entitled to take action with respect to that vote on that matter

Board of Directors.    Except as may be otherwise specifically provided by law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, at all meetings of the Post-Combination Board or any committee thereof, a majority of the whole Post-Combination Board or such committee, as the case may be, shall constitute a quorum for the transaction of business.

Stockholders.    The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, by the Proposed Certificate of Incorporation or by any stock exchange upon which shares of the Post-Combination Company’s capital stock are listed.

Stockholder Action by Written Consent
To the extent permitted by the DGCL, the taking of action by stockholders without a meeting by less than unanimous written consent of all stockholders entitled to vote on the action is permitted. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Except with respect to the rights of any preferred stock to the extent provided in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders, and shall not be taken by written consent in lieu of a meeting.

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Special Stockholder Meetings
Special meetings of the stockholders for any purpose or purposes may be called at any time by the Airspan Board of Directors, the President or the Secretary or by one or more stockholders holding not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.	The Proposed Certificate of Incorporation provides that, subject to any special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders may be called, for any purpose or purposes, at any time only by or at the direction of the Post-Combination Board, the Chairperson of the Post-Combination Board or the Chief Executive Officer of the Post-Combination Board.

Notice of Stockholder Meetings

Except as otherwise provided below, the Secretary, Assistant Secretary, or any transfer agent of Airspan must give, in any manner permitted by law, not less than 10 nor more than 60 days before the date of any meeting of stockholders, written notice stating the place, day, and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, to each stockholder of record entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

In the case of a special meeting, the written notice shall also state with reasonable clarity the purpose or purposes for which the meeting is called and the general nature of the business proposed to be transacted at the meeting.

If the business to be conducted at any meeting includes any proposed merger, or any proposed sale, lease, or exchange of all or substantially all of the property and assets (including goodwill and corporate franchises) of Airspan, then the written notice must state that the purpose or one of the purposes is to consider the proposed plan of merger, sale, lease, or exchange, as the case may be, must describe the proposed action with reasonable clarity, and must be accompanied by a copy of the proposed plan. Written notice of such meeting must be given to each stockholder of record, whether or not entitled to vote at such meeting, not less than 20 days before such meeting.

Unless otherwise provided by law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with the Post-Combination Company Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

At an annual meeting of stockholders, an item of business may be conducted, and a proposal may be considered and acted upon, only if such item or proposal is brought before the meeting (i) by, or at the direction of, the Airspan Board of Directors, or (ii) by any Airspan Stockholder who is entitled to vote at the meeting and who has given timely notice thereof in writing to the Secretary of Airspan. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary not fewer than 120 days nor more than 150 days prior to the date Airspan’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting. However, if Airspan did not hold an annual meeting the previous year, or if the date of the subject annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before Airspan begins to print and mail its proxy materials. For a stockholder to cause a proposal to be included in Airspan’s proxy statement relating to a meeting of stockholders other than a regularly scheduled annual meeting, to be timely, the stockholder’s notice must be delivered to or mailed or received by the Secretary within a reasonable time before Airspan begins to print and mail its proxy materials. For a stockholder to cause a proposal that is not included in Airspan’s proxy statement to be brought before an annual meeting of the stockholders, the stockholder must: (a) otherwise have the right to submit the proposal; and (b) have provided the Secretary written notice of such proposal within 10 days after delivery of notice of the meeting.

At any special meeting of the stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting may come before such meeting.

No business shall be conducted at an annual meeting of the stockholders that is not properly brought before the meeting in accordance with the Post-Combination Company Bylaws.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Post-Combination Company not less than ninety (90) nor more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company (such notice within such time periods, “Timely Notice”).

Stockholder Nominations of Persons for Election as Directors
Stockholder nominations of persons for election as directors may be made in the same manner as other stockholder proposals. See “Stockholder Proposals (Other than Nomination of Persons for Election as Directors).”	Nominations of any individual for election to the Post-Combination Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in the Stockholders Agreement, (ii) by or at the direction of the Post-Combination Board, including by any committee or persons authorized to do so by the Post-Combination Board or the Post-Combination Company Bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Post-Combination Company both at the time of giving the notice provided for in the Post-Combination Company Bylaws and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the requirements of the Post-Combination Company Bylaws as to such notice and nomination.

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Limitation of Liability of Directors and Officers
To the fullest extent permitted by the DGCL, as it existed on the date of the Airspan Charter or as it is thereafter amended, a director of Airspan will not be personally liable to Airspan or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision will not adversely affect a director of Airspan with respect to any conduct of such director occurring prior to such amendment or repeal.	To the fullest extent permitted by the DGCL, a director of the Post-Combination Company shall not be personally liable to Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Post-Combination Company, in addition to the limitation on personal liability provided in the Proposed Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of such provision by the stockholders of the Post-Combination Company shall be prospective only and shall not adversely affect any right or protection of a director of the Post-Combination Company with respect to events occurring prior to the time of such repeal or modification.

Indemnification of Directors, Officers, Employees and Agents

Airspan will indemnify and hold harmless each person who is or was serving as a director or officer of Airspan or who, serving as a director or officer of Airspan, is or was serving at the request of Airspan as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party or is threatened to be made a party because of such service, and will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law; provided that no such indemnity will be made in respect of any matter as to which a director or officer has been adjudged to be liable to Airspan, unless and only to the extent that the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

If, after the effective date of the Airspan Charter, the DGCL is amended to authorize further indemnification of directors or officers, then directors and officers of Airspan will be indemnified to the fullest extent permitted by the DGCL.

Each person who is or was a director or officer of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Post-Combination Company, in accordance with the Post-Combination Company Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Post-Combination Company to provide broader indemnification rights than said law permitted the Post-Combination Company to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.
Dividends, Distributions and Stock Repurchases

The holders of Airspan Common Stock, Airspan Class B Common Stock and Airspan Class C Common Stock are entitled to receive, when and as declared by the Airspan Board of Directors, out of any assets of Airspan legally available therefor, such dividends as may be declared from time to time by the Airspan Board of Directors; provided, however, that, when and if the Airspan Board of Directors declares a dividend with respect to outstanding shares of Airspan Common Stock, the holders of the outstanding shares of Airspan Class B Common Stock and Airspan Class C Common Stock will receive the same amount of dividends per share in the same form as such Airspan Common Stock dividends.

Subject to applicable law and the rights and preferences of the holders of any outstanding series of Post-Combination Company preferred stock, the holders of the shares of Post-Combination Company common stock shall be entitled to receive, when, as and if declared by the Post-Combination Board, out of the assets of the Post-Combination Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

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When and if the Airspan Board of Directors declares a dividend or distribution payable with respect to the outstanding shares of Airspan Common Stock (other than in additional shares of Airspan Common Stock or common stock equivalents), the holders of the outstanding shares of Airspan Preferred Stock will be entitled to the amount of dividends per share in the same form as such Airspan Common Stock dividends that would be payable on the largest number of whole shares of Airspan Common Stock or Airspan Class C Common Stock, as applicable, into which a holder’s aggregate shares of Airspan Preferred Stock could then be converted at the applicable Conversion Price.

Liquidation

Upon any Liquidation, whether voluntary or involuntary, before any payment of cash or distribution of other property is made to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock, Series G Senior Preferred Stock, Series G-1 Senior Preferred Stock, Airspan Common Stock, Airspan Class B Common Stock or Airspan Class C Common Stock (other than the Common Stock Carveout Amount (as defined below)), the holders of the Series H Senior Preferred Stock are entitled to receive on a pari passu basis out of the assets of Airspan legally available for distribution to its stockholders, with respect to each share of Series H Senior Preferred Stock held by such holder, $61.50 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series H Senior Preferred Stock), and all accumulated or accrued and unpaid dividends thereon.

Upon any Liquidation, whether voluntary or involuntary, following all payments of cash and distributions of property to the holders of Series H Senior Preferred Stock described above, but before any payment of cash or distribution of other property are made to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock, Airspan Common Stock, Airspan Class B Common Stock or Airspan Class C Common Stock (other than the Common Stock Carveout Amount), the holders of the Series G Senior Preferred Stock and the Series G-1 Senior Preferred Stock are entitled to receive on a pari passu basis out of the assets of Airspan legally available for distribution to its stockholders, with respect to each share of Series G Senior Preferred Stock or Series G-1 Senior Preferred Stock held by such holder, $61.50 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series G Senior Preferred Stock and Series G-1 Senior Preferred Stock) multiplied by 2.5, and all accumulated or accrued and unpaid dividends thereon.

The Proposed Certificate of Incorporation provides that, in the event of any liquidation, dissolution or winding up of the affairs of the Post-Combination Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Post-Combination Company preferred stock, the remaining assets of the Post-Combination Company of whatever kind available for shall be distributed to the holders of Post-Combination Company Common Stock ratably in proportion to the number of shares of common stock held by them and to holders of any outstanding series of Post-Combination Company preferred stock entitled thereto.

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Upon any Liquidation, whether voluntary or involuntary, following all payments of cash and distributions of property to the holders of Series G Senior Preferred Stock, Series G-1 Senior Preferred Stock and Series H Senior Preferred Stock described above, but before any payment of cash or distribution of other property is made to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Airspan Common Stock, Airspan Class B Common Stock or Airspan Class C Common Stock (other than the Common Stock Carveout Amount), the holders of the Series F Senior Preferred Stock and the Series F-1 Senior Preferred Stock are entitled to receive on a pari passu basis out of the assets of Airspan legally available for distribution to its stockholders, with respect to each share of Series F Senior Preferred Stock or Series F-1 Senior Preferred Stock held by such holder, $107.9317 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock), and all accumulated or accrued and unpaid dividends thereon.

Upon any Liquidation, whether voluntary or involuntary, following all payments of cash and distributions of property to the holders of Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock, Series G Senior Preferred Stock, Series G-1 Senior Preferred Stock and Series H Senior Preferred Stock described above, but before any payment of cash or distribution of other property is made to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Airspan Common Stock, Airspan Class B Common Stock or Airspan Class C Common Stock (other than the Common Stock Carveout Amount), the holders of the Series E Senior Preferred Stock and the Series E-1 Senior Preferred Stock are entitled to receive on a pari passu basis out of the assets of Airspan legally available for distribution to its stockholders, with respect to each share of Series E Senior Preferred Stock or Series E-1 Senior Preferred Stock held by such holder, $91.0043 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock), and all accumulated or accrued and unpaid dividends thereon.

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Upon any Liquidation, whether voluntary or involuntary, following all payments of cash and distributions of property to the holders of Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock, Series G Senior Preferred Stock, Series G-1 Senior Preferred Stock and Series H Senior Preferred Stock described above, but before any payment of cash or distribution of other property is made to the holders of Airspan Common Stock, Airspan Class B Common Stock or Airspan Class C Common Stock (other than the Common Stock Carveout Amount), the holders of the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock and the Series D-2 Preferred Stock are entitled to receive on a pari passu basis out of the assets of Airspan legally available for distribution to its stockholders, the following amounts: (i) with respect to each share of Series B Preferred Stock or Series B-1 Preferred Stock held by such holder, $807.00 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series B Preferred Stock and Series B-1 Preferred Stock), and all accumulated or accrued and unpaid dividends thereon; (ii) with respect to each share of Series C Preferred Stock or Series C-1 Preferred Stock held by such holder, $24.00 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series C Preferred Stock and Series C-1 Preferred Stock), and all accumulated or accrued and unpaid dividends thereon; and (iii) with respect to each share of Series D Preferred Stock, Series D-1 Preferred Stock or Series D-2 Preferred Stock held by such holder, $61.50 (as appropriately adjusted for any combinations, divisions or similar recapitalizations with respect to the Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock), and all accumulated or accrued and unpaid dividends thereon.

In the event of a Liquidation, the holders of Airspan Common Stock and Airspan Class C Common Stock will receive cash, securities or other property in an amount equal to 10% of that portion of the aggregate net proceeds thereof which is less than or equal to (i) the sum of all amounts which would be payable to the holders of the outstanding Airspan Preferred Stock, in respect of the shares held by them, if all amounts payable to them in respect of such shares as described above were paid in full, divided by (ii) 0.8 (such amount being the “Common Stock Carveout Amount”), which Common Stock Carveout Amount will be paid on a pro rata basis based on the aggregate number of shares of Airspan Common Stock and Airspan Class C Common Stock held by each holder thereof. No portion of the Common Stock Carveout Amount will be paid with respect to the Airspan Class B Common Stock.

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After the distributions described above have been paid, the remaining assets of Airspan available for distribution to stockholders will be distributed among the holders of Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock and Series H Senior Preferred Stock on a pro rata basis based on the aggregate number of shares of Airspan Common Stock, Airspan Class B Common Stock and Airspan Class C Common Stock held by each, and assuming conversion of all shares then outstanding of Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E Senior Preferred Stock, Series E-1 Senior Preferred Stock, Series F Senior Preferred Stock, Series F-1 Senior Preferred Stock and Series H Senior Preferred Stock into Airspan Common Stock or Airspan Class C Common Stock, as applicable; provided, however, that (i) the total proceeds payable per share of Series E Senior Preferred Stock or Series E-1 Senior Preferred Stock in connection with a Liquidation may not exceed two times the initial issuance price of the Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock, (ii) the total proceeds payable per share of Series F Senior Preferred Stock or Series F-1 Senior Preferred Stock in connection with a Liquidation may not exceed two times the initial issuance price of the Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock and (iii) the total proceeds payable per share of Series H Senior Preferred Stock in connection with a Liquidation may not exceed two times the initial issuance price of the Series H Senior Preferred Stock.

If the holders of any series of Airspan Preferred Stock would receive a greater return in a Liquidation by converting such holders’ shares of such series of Airspan Preferred Stock into Airspan Common Stock or Airspan Class C Common Stock, as applicable (in the good faith judgment of the Airspan Board of Directors, unless holders of a majority of the outstanding shares of such series of Airspan Preferred Stock object, in which case the conclusion of such holders will govern), then such shares will be deemed to be automatically converted into Airspan Common Stock or Airspan Class C Common Stock, as applicable, immediately before the effectiveness of such Liquidation.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Airspan does not have a stockholder rights plan currently in effect, but under the DGCL, the Airspan Board of Directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

The Post-Combination Company does not have a stockholder rights plan currently in effect, but under the DGCL, the Post-Combination Board could adopt such a plan without stockholder approval.

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Preemptive Rights
The Airspan Charter and the Airspan Bylaws do not provide holders of Airspan Capital Stock with preemptive rights. Thus, as a general matter, if additional shares of Airspan Capital Stock are issued, the current holders of Airspan Capital Stock will own a proportionately smaller interest in a larger number of outstanding shares of Airspan Capital Stock to the extent that they do not participate in the additional issuance.	There are no preemptive rights relating to shares of Post-Combination Company common stock. Thus, as a general matter, if additional shares of Post-Combination Company common stock or preferred stock are issued, the current holders of the Post-Combination Company common stock will own a proportionately smaller interest in a larger number of outstanding shares of Post-Combination Company common stock or preferred stock to the extent that they do not participate in the additional issuance.

Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Airspan’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Airspan Board of Directors may exercise all such powers and authority of Airspan and do all such lawful acts and things as are not by statute or the Airspan Charter or the Airspan Bylaws directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

The Post-Combination Board may exercise all such powers and authority of the Post-Combination Company and do all such lawful acts and things as are not by statute or the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records; Stockholder Lists

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Airspan’s stock ledger, a list of its stockholders and its other books and records.

Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Post-Combination Company’s stock ledger, a list of its stockholders and its other books and records.

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Voting List. Airspan will cause to be prepared an alphabetical list of the names of all of its stockholders who are entitled to vote at a stockholders meeting or any adjournment thereof; provided, however, if the record date for determining stockholders entitled to vote is less than 10 days before the meeting date, the list will reflect the stockholders entitled to vote as of the 10th day before the meeting date. The list will be arranged by voting group (and within each voting group by class or series of shares) and show the address of and the number of shares held by each stockholder. The stockholders’ list must be available for inspection by any stockholder, beginning at least 10 days prior to the meeting, and continuing through the meeting, during ordinary business hours at the principal place of business of Airspan. Such list will be produced and kept open at the time and place of the meeting. During such period, and during the whole time of the meeting, the stockholders’ list will be subject to the inspection of any stockholder, or the stockholder’s agent or attorney, for any purpose germane to the meeting. In cases where the record date for determining stockholders entitled to vote is fewer than 10 days prior to the meeting, because notice has been waived by all stockholders, the Secretary of Airspan will keep such record available for a period from the date the first waiver of notice was delivered to the date of the meeting.

Voting List. The Post-Combination Company shall prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Post-Combination Company shall not be required to include electronic mail addresses or other electronic contact information on such list. The list will be open to the examination of any stockholder, for any purpose germane to the meeting for at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours at the principal executive office of the Post-Combination Company. In the event that the Post-Combination Company determines to make the list available on an electronic network, the Post-Combination Company may take reasonable steps to ensure that such information is available only to stockholders of the Post-Combination Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Choice of Forum
Not applicable.	The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation.

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INFORMATION ABOUT NEW BEGINNINGS

Unless the context otherwise requires, all references in this “Information About New Beginnings” section to “we,” “us,” or “our” refer to New Beginnings Acquisition Corp. prior to the consummation of the Business Combination.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 20, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose. Prior to executing the Business Combination Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.

In September 2020, we issued an aggregate of 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share, to the Sponsor. On October 20, 2020, we effected a stock dividend resulting in the Sponsor holding an aggregate of 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. The Founder Shares, after giving effect to the stock dividend, included an aggregate of up to 375,000 shares of New Beginnings Common Stock subject to forfeiture if the over-allotment option with respect to our IPO was not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option on November 9, 2020 and November 12, 2020, the 375,000 shares were no longer subject to forfeiture.

In September 2020, we also issued an unsecured promissory note to the Sponsor, pursuant to which we could borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On November 2, 2020, we repaid $120,000 to the Sponsor.

On November 3, 2020, we consummated our IPO of 10,000,000 New Beginnings Units at an offering price of $10.00 per New Beginnings Unit, with each New Beginnings Unit consisting of one share of New Beginnings Common Stock and one New Beginnings Warrant, resulting in gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses). Each New Beginnings Warrant entitles the holder to purchase one share of New Beginnings Common Stock at a price of $11.50 per share, subject to adjustment. Each New Beginnings Warrant will become exercisable on the later of 30 days after the completion of the initial business combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the consummation of the IPO, we sold 500,000 Placement Units in a private placement transaction at a purchase price of $10.00 per Placement Unit to the Sponsor. As a result of this transaction and after giving effect to the exercise of the underwriter’s over-allotment option, we sold a total of 545,000 Placement Units to the Sponsor, resulting in gross proceeds to us of approximately $5,450,000. Each Placement Unit sold in the private placement is identical to the New Beginnings Units sold in the IPO, except that the New Beginnings Warrants included in the Placement Units: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 additional New Beginnings Units (the “Over-Allotment Units”), and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000.

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The proceeds from the sale of the New Beginnings Units were added to the proceeds from the IPO held in the Trust Account. An aggregate of $10.10 per New Beginnings Unit sold in the IPO was held in the Trust Account and may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. As of March 31, 2021, $116,176,591 of the IPO proceeds was held in the Trust Account. We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the subsection below entitled “— New Beginnings Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from our IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with Airspan as described in the section entitled “The Business Combination Proposal” above.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with the right to have their Public Shares redeemed for cash upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/consent solicitation statement relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor and our officers and directors have agreed (1) to vote any shares of New Beginnings Common Stock owned by them in favor of any proposed business combination, (2) not to redeem any shares of New Beginnings Common Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of New Beginnings Common Stock in any tender in connection with a proposed initial business combination. The Sponsor and our officers and directors own Founder Shares and Placement Shares representing approximately 23% of the outstanding shares of New Beginnings Common Stock. Accordingly, if we seek stockholder approval of our initial business combination, the agreement by our Sponsor and our officers and directors to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for such initial business combination. In addition to the Founder Shares and Placement Shares, we would need only 4,040,001, or approximately 35%, of the 11,500,000 Public Shares sold to be voted in favor of an initial business combination (assuming all outstanding shares are voted) in order to have our initial business combination approved, assuming all shares are voted. If only the minimum number of shares necessary for a quorum is present at the meeting (inclusive of the Founder Shares and Placement Shares), we would need 310,001, or approximately 2.7%, of the 11,500,000 Public Shares to be voted in favor of an initial business combination in order to have our initial business combination approved.

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Permitted Purchases of Our Securities

Other than pursuant to the PIPE, none of the Sponsor, our executive officers, directors, director nominees or their affiliates has indicated any intention to purchase New Beginnings Units or shares of New Beginnings Common Stock from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to redeem its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

In the event the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. If any of the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

The Sponsor, our executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that the Sponsor, our executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our directors, director nominees, officers, advisors or any of their affiliates will purchase shares of New Beginnings Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the right to redeem their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of New Beginnings’ initial business combination (such waiver entered into in connection with the IPO for which the Sponsor and our officers and directors received no additional consideration). These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.10. This is greater than the $10.00 IPO price of New Beginnings Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by New Beginnings), in connection with the liquidation of the Trust Account.

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Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until November 3, 2021 (subject to any applicable extension) to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, New Beginnings is unable to complete a business combination by November 3, 2021 (subject to any applicable extension), New Beginnings’ amended and restated certificate of incorporation provides that New Beginnings will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to New Beginnings but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of New Beginnings’ remaining stockholders and New Beginnings’ board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the New Beginnings Warrants, which will expire worthless if we fail to complete our initial business combination prior to November 3, 2021 (subject to any applicable extension).

The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination by November 3, 2021 (subject to any applicable extension) unless we provide the Public Stockholders with the opportunity to redeem their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. If we are unable to complete an initial business combination prior to November 3, 2021 (subject to any applicable extension), it is our intention to redeem our Public Shares as soon as reasonably possible following that date, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

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We are required to seek to have all third parties (including any vendors or other entities we engage after the closing of the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, Marcum LLP (“Marcum”), our independent registered public accounting firm, and the underwriters in the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors.

If we do not consummate an initial business combination prior to November 3, 2021 (subject to any applicable extension), we anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. The holders of the Founders Shares and Placement Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares (such waiver entered into in connection with the IPO for which such holders received no additional consideration). There will be no distribution from the Trust Account with respect to the New Beginnings Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has contractually agreed not to seek repayment for such expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders are entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

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If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after November 3, 2021 (subject to any applicable extension) if we do not consummate an initial business combination by that date, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby expose itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our executive offices at 800 1st Street, Unit 1, Miami Beach, FL 33139. Our executive offices are provided to us by an affiliate of the Sponsor and we have agreed to pay such affiliate a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of the Post-Combination Company will be those of Airspan, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

We currently have one officer, Michael S. Liebowitz, who is our Chief Executive Officer. Mr. Liebowitz is not obligated to devote any specific number of hours to our matters but he intends to devote as much of his time as he deems necessary, in the exercise of his business judgement, to our affairs until we have completed our initial business combination. The amount of time he will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
Michael S. Liebowitz	52	Chief Executive Officer, Director
Russell W. Galbut	68	Chairman
Benjamin Garrett	34	Director
Frank A. Del Rio	43	Director
Kate Walsh	57	Director
Perry Weitz	61	Director

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Michael S. Liebowitz, our Chief Executive Officer and Director, is a seasoned business executive with extensive experience founding, acquiring, and monetizing businesses in the insurance and financial industries. Mr. Liebowitz served as President and Chief Executive Officer of Harbor Group Consulting LLC, an insurance and risk management consulting firm, from its formation in 1995 to 2018. Mr. Liebowitz currently serves as a Managing Director and Executive Vice President of Alliant Insurance Services, Inc., and President of the Harbor Group Division of Alliant Insurance Services Inc., which acquired Harbor Group Consulting in 2018. Mr. Liebowitz served as President and Chief Executive Officer of Innova Risk Management, a boutique real-estate insurance firm, which he acquired in 2006 in a joint venture with Douglas Elliman Real Estate and was subsequently sold in 2019. Innova is a leading provider of property and casualty insurance in the co-op and condominium markets in the New York area. In 2017, Mr. Liebowitz founded High Street Valuations, a firm that specializes in providing insurable value calculations for banks, capital market lenders, owners, and property management companies, for which he served as President since its founding. Mr. Liebowitz served on the board of Ladenburg Thalmann Financial Services Inc., the parent company of Ladenburg Thalmann, from January 2019 to February 2020 and the board of The Hilb Group, a leading middle market insurance agency headquartered in Richmond, Virginia, from 2011 to 2013. Since 2008, Mr. Liebowitz has served as President and Chief Executive Officer of Hallman & Lorber Associates, Inc., a firm that provides consultancy and actuarial services to qualified pension plans. In 1999, Mr. Liebowitz was a founding principal of National Financial Partners Corp. (NYSE: NFP), which was taken public in 2003 and was acquired by a controlled affiliate of Madison Dearborn Partners, LLC in 2013. Mr. Liebowitz has acted as an advisor to many of the largest companies around the globe including Goldman Sachs, JP Morgan, Morgan Stanley, Starwood, Apollo, UBS, HSBC, Deutsche Bank and many others on their complex insurance matters within their investment banking/M&A groups Mr. Liebowitz is the managing member of M2AFO, LLC a family office vehicle he created in 2018.

Russell W. Galbut, our Chairman, has over 34 years of experience in the urban mixed-use real estate sector, which has included fostering relationships with complementary retail, hospitality, and food and beverage brands. Mr. Galbut co-founded in 1989, and currently serves as the Managing Principal of, Crescent Heights (“Crescent Heights”), one of America’s largest residential developers of quality apartments and condominiums, which has been active in over 15 markets from coast-to-coast and has developed over 40,000 residential units, including pioneering the condo hotel concept. Crescent Heights is led by its three principals, Sonny Kahn, Russell Galbut and Bruce Menin, who directly invest in the projects through tax efficient, special purpose vehicles, thus making each project separate and distinct from one another. Prior to founding Crescent Heights, Mr. Galbut was a real estate consultant, working as a senior consultant at Laventhal and Horwath from 1974 to 1976. Subsequent to this and prior to 1989 Mr. Galbut developed and owned a number of development, hospitality and medical businesses. Mr. Galbut currently serves as the chairman of the board of directors of Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH), for which he has served as an independent director since November 2015. Mr. Galbut is also a member of the compensation committee of Norwegian Cruise Line and previously served as a member of the Board of Directors of Prestige Cruises International, Inc. and its predecessor from September 2005 until Norwegian Cruise Line Holdings Ltd.’s acquisition of Prestige in November 2014. Mr. Galbut currently serves on the Dean’s Advisory Board for the Cornell University School of Hotel Administration.

Benjamin Garrett, a member of our board of directors, is an experienced mergers & acquisitions advisor and has led billions of dollars of completed transactions. He has sourced, completed and been involved in the financing of numerous transactions, and has actively advised publicly listed companies on M&A strategy. Mr. Garrett currently serves as a Managing Director at Torreya Partners LLC, a global investment banking boutique providing mergers and acquisitions, capital markets, and licensing advisory services to life sciences companies. Mr. Garrett joined Torreya in 2008 and became the youngest Managing Director at the firm in 2017.

Frank A. Del Rio, a member of our board of directors, has over 10 years managerial and operational experience in the cruise line industry. From 2008 to 2014, Mr. Del Rio served as Senior Vice President of Prestige Cruises International, Inc., until its acquisition by Norwegian Cruise Line, for which Mr. Del Rio served as a Senior Vice President from 2014 to 2018. In 2018, Mr. Del Rio founded Divinus Life LLC, a specialty provider of skin and wellness products and for which he currently serves as Chief Executive Officer.

Kate Walsh, PhD, a member of our board of directors, has over 35 years of experience in the hospitality industry, having previously worked for Loews Corporation as an internal auditor, and Nikko Hotels International as the Corporate Director of Training and Development and subsequently, Corporate Director of Human Resources. For the past 20 years, she has been a member of the faculty at the School of Hotel Administration at Cornell University, and for the past four years, has served as its Dean and Professor of Management. Dean Walsh has assembled a board of advisors for the School of Hotel Administration that includes top leaders in the hospitality industry representing the real estate development, owner, brand operator, cruise line and restaurant sectors. Dean Walsh has been an outspoken leader for the lodging and travel industries throughout her career and is acquainted with many of the significant players in the industry.

Perry Weitz, a member of our board of directors, is a co-founding member of Weitz & Luxenberg, P.C., one of the United States’ largest mass tort and personal injury litigation law firms which was founded in 1989. Over the past three decades, Weitz & Luxenberg has obtained approximately $17 billion of verdicts. Mr. Weitz has extensive experience with jury trials, complex litigation settlements and bankruptcy trusts. Since 2000, Mr. Weitz has served on the board of the American Association for Justice, New York State Trial Lawyers Association, Trial Lawyers for Public Justice, Legal Aid Society and Jewish Lawyer Guild.

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Family Relationships

Mr. Garrett is the father to two of Mr. Galbut’s grandchildren.

Number and Terms of Office of Officers and Directors

We have six directors and our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE American. The term of office of the first class of directors, consisting of Russell W. Galbut, Michael S. Liebowitz and Benjamin Garrett, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Frank A. Del Rio, Perry Weitz and Kate Walsh, will expire at the second annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

NYSE American listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the NYSE American rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the NYSE American rules require that the compensation committee and nominating and corporate governance committee of a listed company each be comprised solely of independent directors. Each committee operates under a charter, approved by our board of directors, that complies with the NYSE American rules and has the composition and responsibilities described below.

Audit Committee

Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh serve as members of our audit committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh meet the independent director standard under NYSE American listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Mr. Frank A. Del Rio serves as chair of the audit committee.

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Each member of the audit committee is financially literate and our board of directors has determined that Mr. Frank A. Del Rio qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

During the fiscal year ended December 31, 2020, our audit committee did not hold any meetings.

Compensation Committee

Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh serve as members of our compensation committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each of Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh are independent. Mr. Benjamin Garrett serves as chair of the compensation committee.

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We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support, reimbursement of expenses, and payment to our Sponsor and/or any of its affiliates, partners or employees, including our Sponsor or its affiliates, partners or employees, of a fee for financial advisory services rendered in connection with our initial business combination, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

During the fiscal year ended December 31, 2020, our compensation committee did not hold any meetings.

Nominating and Corporate Governance Committee

Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh serve as members of our nominating and corporate governance committee. Under the NYSE American listing standards, all members of the nominating and corporate governance committee must be independent. Each of Mr. Benjamin Garrett, Mr. Frank A. Del Rio, Mr. Perry Weitz and Dean Kate Walsh are independent. Mr. Perry Weitz serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

During the fiscal year ended December 31, 2020, our nominating and corporate governance committee did not hold any meetings.

Director Nominations

Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of New Beginnings Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 each of Mr. Liebowitz, Mr. Galbut and the Sponsor filed one late report, in reach case reporting two transactions that were not reported on a timely basis.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our code of ethics, our audit committee charter, our compensation committee charter and our nominating and corporate governance committee charter as exhibits to our registration statement for our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of our code of ethics will be provided without charge upon request from us.

Our board of directors has also adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE American that serve as a flexible framework within which our board of directors and its committees operate.

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Executive Compensation

None of our officers has received any cash compensation for services rendered to us. From the date of the IPO, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We may reimburse the Sponsor and our officers and directors for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. We may repay non-interest bearing loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the Placement Units. Except as set forth above in this paragraph, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay our Sponsor or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to our Sponsor or its affiliates, partners or employees, will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to the public stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Audit Fees

Marcum acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from August 20, 2020 (inception) through December 31, 2020 totaled $66,950. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

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Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum for consultations concerning financial accounting and reporting standards for the period from August 20, 2020 (inception) through December 31, 2020.

Tax Fees. We did not pay Marcum for tax planning and tax advice for the period from August 20, 2020 (inception) through December 31, 2020.

All Other Fees. We did not pay Marcum for other services for the period from August 20, 2020 (inception) through December 31, 2020.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

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NEW BEGINNINGS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About New Beginnings” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus/consent solicitation statement. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “New Beginnings” refer to New Beginnings Acquisition Corp.

Overview

We were formed under the laws of the State of Delaware on August 20, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Placement Units, our securities, debt or a combination of cash, securities and debt.

The issuance of New Beginnings Common Stock or preferred stock:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

●	could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

●	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

●	may adversely affect prevailing market prices for our common stock and/or Public Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

●	our inability to pay dividends on our common stock;

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●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

●	other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, as of March 31, 2021, we had cash and marketable securities held in the Trust Account of $116,176,591. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

The Business Combination Agreement

See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

Subscription Agreements

See “Certain Agreements Related to the Business Combination — Subscription Agreements” elsewhere in this proxy statement/prospectus/consent solicitation statement, which disclosure is incorporated herein by reference.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 20, 2020 (inception) through March 31, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had net income of $3,043,204, which consisted of interest income earned on marketable securities held in our Trust Account of $14,118 and unrealized gain on change in fair value of warrants of $3,610,250, offset by operating costs of $581,164.

For the period ended December 31, 2020, we had net income of $4,092,424, which consisted of interest income earned on marketable securities held in our Trust Account of $12,473 and unrealized gain of change in fair value of warrants of $5,268,200, offset by operating costs of $215,159 and warrant issuance costs of $973,090.

Liquidity and Capital Resources

On November 3, 2020, we consummated the IPO of 10,000,000 New Beginnings Units, which includes the sale of 500,000 Placement Units, at $10.00 per unit, generating gross proceeds of $105 million. On November 9, 2020, simultaneously with the closing of the first exercise in part of the underwriters’ over-allotment option for 1,000,000 New Beginnings Units, the Company completed the private sale of an aggregate of 30,000 Placement Units to our Sponsor, at a purchase price of $10.00 per Placement Unit, generating gross proceeds of $10,300,000. On November 12, 2020, simultaneously with the closing of the second exercise in part of the underwriters’ over-allotment option for 500,000 New Beginnings Units, the Company completed the private sale of an aggregate of 15,000 Placement Units to our Sponsor, at a purchase price of $10.00 per Placement Unit, generating gross proceeds of $5,150,000.

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Transaction costs with respect to the IPO amounted to $6,731,655 consisting of $2,300,000 of underwriting discount, $4,025,000 of deferred underwriting discount, and $406,655 of other offering costs.

For the three months ended March 31, 2021, cash used in operating activities was $427,727. Net income of $3,043,204 was affected by interest earned on marketable securities held in the Trust Account of $14,118 and unrealized gain on change in fair value of warrants of $3,610,250. Changes in operating assets and liabilities provided $153,437 of cash.

As of March 31, 2021, we had cash and marketable securities held in the Trust Account of $116,176,591 consisting of U.S. Treasury Bills with a maturity of 185 days or less. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable) to complete an initial business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business.

As of March 31, 2021, we had cash of $756,488 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate prospective acquisition candidates, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, our initial stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds from time to time or at any time, as may be required. If we complete an initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1.5 million of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. Such private units would be identical to the Placement Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amounts necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative services. We began incurring these fees on October 29, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and the Company’s liquidation.

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Related Party Transactions

In September 2020, the Sponsor purchased 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, the Company effected a stock dividend resulting in the Sponsor holding 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. The Founder Shares, after giving effect to the stock dividend, included an aggregate of up to 375,000 shares of New Beginnings Common Stock subject to forfeiture if the over-allotment option with respect to the IPO was not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in November 2020, the 375,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell its Founder Shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In September 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On November 2, 2020, the Company repaid $120,000 to the Sponsor.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Placement Units. At March 31, 2021 and December 31, 2020, no such Working Capital Loans were outstanding.

The Company has agreed to pay an affiliate of the Sponsor, commencing on the date of the IPO, a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from October 29, 2020 to December 31, 2020, the Company incurred $20,000 of administrative services under this arrangement.  For the three months ended March 31, 2021, the Company incurred $30,000 of administrative services under this arrangement. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

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Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the common stock.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 9,822,956 and 9,521,649 shares of common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income Per Common Share

Net income per share is computed by dividing net income by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of overallotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events. The warrants are exercisable to purchase 12,045,000 shares of common stock in the aggregate.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, with a maturity of 185 days or less or in certain money market funds that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

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Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our Chief Executive Officer as appropriate to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer carried out an evaluation of the effectiveness of our disclosure controls and procedures as of December 31, 2020. On March 31, 2021, we filed our original Annual Report on Form 10-K for the year ended December 31, 2020 (the “Original Report”). Based upon his evaluation at that earlier time, our Chief Executive Officer had concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective. Subsequently, and as a result of the material weakness in our internal control over financial reporting as described below, our Chief Executive Officer has concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of December 31, 2020 to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in rules and forms of the SEC.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the quarter ended on March 31, 2021 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Our Annual Report on Form 10-K for the year ended December 31, 2020 does not include an attestation report of internal controls from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended), our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,
(2)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and
(3)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

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Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

Our internal control over financial reporting did not result in the proper classification of the warrants we issued in connection with our initial public offering and private placement which, due to its impact on our financial statements, we determined to be a material weakness. This mistake in classification was brought to our attention only when the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) dated April 12, 2021 (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those we issued at the time of our initial public offering in November 2020. In response to this material weakness, the Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we are improving these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. Our plans at this time include acquiring enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we may consult regarding the application of complex accounting transactions. Our remediation plan can only be accomplished over time and will be continually reviewed to determine that it is achieving its objectives. We can offer no assurance that these initiatives will ultimately have the intended effects.

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CERTAIN NEW BEGINNINGS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In September 2020, the Sponsor purchased 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, New Beginnings effected a stock dividend resulting in the Sponsor holding 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. The Founder Shares, after giving effect to the stock dividend, included an aggregate of up to 375,000 shares of New Beginnings Common Stock subject to forfeiture if the over-allotment option with respect to the IPO was not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in November 2020, the 375,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell its Founder Shares until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of New Beginnings’ shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or earlier, in either case, if, subsequent to the initial business combination, New Beginnings consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In September 2020, New Beginnings issued an unsecured promissory note to the Sponsor, pursuant to which New Beginnings could borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On November 2, 2020, New Beginnings repaid $120,000 to the Sponsor.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the New Beginnings’ officers and directors may, but are not obligated to, provide non-interest bearing loans to New Beginnings as may be required (“Working Capital Loans”). If New Beginnings completes a business combination, New Beginnings would repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a business combination does not close, New Beginnings may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Placement Units. At March 31, 2021 and December 31, 2020, no such Working Capital Loans were outstanding.

New Beginnings has agreed to pay an affiliate of the Sponsor, commencing on the date of the IPO, a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from October 29, 2020 to December 31, 2020, New Beginnings incurred $20,000 of administrative services under this arrangement.  For the three months ended March 31, 2021, the Company incurred $30,000 of administrative services under this arrangement. Upon completion of the initial business combination or New Beginnings’ liquidation, New Beginnings will cease paying these monthly fees.

On March 8, 2021, concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Airspan and New Beginnings entered into the Sponsor Support Agreement. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Contemporaneously with the Closing, New Beginnings and the Holders will enter into the Registration Rights and Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Contemporaneously with the Closing, New Beginnings, the Sponsor and certain stockholders of Airspan will enter into the Stockholders Agreement. See “Certain Agreements Related to the Business Combination — Stockholders Agreement.”

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The Sponsor and New Beginnings’ officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on New Beginnings’ behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. New Beginnings’ audit committee will review and approve all reimbursements and payments made to the Sponsor, officers, directors or their affiliates. There is no limit on the amount of such reimbursement by New Beginnings. To the extent such expenses exceed the available proceeds not deposited in the Trust Account and interest earned on the funds in the Trust Account that New Beginnings is entitled to withdraw, such expenses would not be reimbursed by New Beginnings unless it consummates an initial business combination.

Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of New Beginnings’ management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination

After New Beginnings’ initial business combination, members of its management team who remain with it may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to New Beginnings’ stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between New Beginnings and any of its officers and directors or their respective affiliates will be on terms believed by New Beginnings to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of New Beginnings’ uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at New Beginnings’ expense, to its attorneys or independent legal counsel. New Beginnings will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to New Beginnings than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Related Party Policy

New Beginnings’ Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the New Beginnings board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) New Beginnings or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of New Beginnings Common Stock, or (c) immediate family member of the persons referred to in clauses (a) and (b) and any entity in which any of the foregoing persons is employed or is a partner or principal or in which that person has a 10% or greater beneficial ownership interest, has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

New Beginnings’ audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent New Beginnings enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to New Beginnings than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. New Beginnings also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, New Beginnings has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to its unaffiliated stockholders from a financial point of view. New Beginnings will also need to obtain approval of a majority of its disinterested independent directors.

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MANAGEMENT OF THE POST-COMBINATION COMPANY
FOLLOWING THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us”, the “Company”, or “Airspan” generally refer to Airspan Networks Inc. and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

Pursuant to the Business Combination Agreement, in connection with the closing of the Business Combination, the Company, the Sponsor and certain stockholders will enter into the Stockholders Agreement. The Stockholders Agreement will reflect that, among other things, immediately following consummation of the Business Combination, the Post-Combination Board will be comprised of the individuals designated as provided in the Stockholders Agreement.

The following table sets forth the persons Airspan and New Beginnings anticipate will become the executive officers and directors of the Post-Combination Company.

Name	Age	Title
Thomas S. Huseby	73	Chairman of the Board of Directors
Eric D. Stonestrom	59	President and Chief Executive Officer, Director
David Brant	57	Senior Vice President and Chief Financial Officer
Henrik Smith-Petersen	57	President, Global Business Development
Uzi Shalev	63	Chief Operating Officer
Eli Leizerovitz	57	Head of Products
Bandel L. Carano	57	Director
Michael T. Flynn	72	Director
Scot B. Jarvis	60	Director
Michael Liebowitz	52	Director
Mathew Oommen	52	Director
Dominique Trempont	66	Director

Eric D. Stonestrom joined Airspan as Executive Vice President and Chief Operating Officer in January 1998. In May 1998, he was named President and Chief Executive Officer, as well as a member of the Board of Directors. From 1995 to January 1998, Mr. Stonestrom was employed by DSC Communications Corporation (“DSC”), a provider of telecommunications equipment and services, as a Vice President of operating divisions, including the Airspan product line. From 1984 until 1995, Mr. Stonestrom worked at telecommunications corporations Bell Laboratories and AT&T in a variety of positions. He received B.S., M.S. and M. Eng. degrees in 1982, 1983 and 1984, respectively, from the College of Engineering at the University of California at Berkeley.

David Brant joined Airspan in January 1998 as Finance Director. He became Senior Vice President and Chief Financial Officer in January 2007. Between July 2000 and December 2005 Mr. Brant served as Vice President Finance and Controller. In December 2005 Airspan transferred its Finance function to the United States, and he assumed an operating role leading Airspan’s AS.NET division, broadening his experience across the operational functions of Airspan. From 1990 to 1998, Mr. Brant was employed by DSC in various financial roles, the last post as Director of European Accounting. He received a B.A. in Mathematical Economics in 1984 from Essex University and is a Fellow of the Association of Chartered Certified Accountants.

Henrik Smith-Petersen is Airspan’s Chief Sales and Marketing Officer. Mr. Smith-Petersen joined Airspan in February 1998 as Senior Director in Sales. He became Regional Vice President for Asia Pacific in April 2000, in February 2001 became President, Asia Pacific, and in February 2009 became President, Global Business Development. Prior to joining Airspan, from July 1997 he was with DSC as Director of Business Development. In DSC he gained extensive experience developing new business and partnerships worldwide in the wireless telecommunication market. Before joining DSC, he worked for four years for AT&T’s Network Systems Group in Italy, where he developed AT&T’s operation systems business and later became Key Account Manager for Italtel, AT&T’s local partner in Milan, developing the Telecom Italia business. He received his B.Sc. in Business Economics degree from Copenhagen School of Economics in Denmark in 1990, and an M.B.A. from SDA BOCCONI University in Milan in 1992.

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Uzi Shalev is Airspan’s Chief Operating Officer.  Prior to being appointed Chief Operating Officer in August of 2008, Mr. Shalev was Vice President and General Manager of Airspan Israel.  Mr. Shalev joined Marconi in January 2001 as Vice President of Engineering and was appointed as Vice President and General Manager of Airspan Israel at the acquisition in 2002. Prior to joining Airspan, he served as Senior Vice President Engineering with RADVision, developing Voice and Video over IP products. From 1985 until 1993, Mr. Shalev worked in various projects in the Israel Aircraft Industries. He has 23 years of experience in telecommunications and wireless products, in managerial and technical roles. Mr. Shalev holds a BSc. degree in Mathematics and Computer Science from the Hebrew University of Jerusalem.

Eli Leizerovitz joined Airspan Networks in July 2018 as Head of Products, responsible for leading the Airspan’s Product innovation, strategy and technology. Eli has a wealth of experience in the Telecommunication Industry, most recently six years as Senior Director of Business Development at Qualcomm, heading business development for Qualcomm’s Cellular Infrastructure Products. Prior to joining Qualcomm, Eli spent a combined 11 years as Vice President of Sales at DesignArt Networks and Vice President of Sales and Business Development at Provigent. Eli has also held Sales, Business Development and Project Management positions at Nice Systems and Tadiran Spectralink. Eli holds a BSc degree in Electrical & Computer Engineering from the Technion and an MBA degree from Tel-Aviv University.

Non-employee Directors

Bandel L. Carano joined the Board of Directors of Airspan in September 2006. Mr. Carano, who was a member of Airspan’s Board of Directors from January 1998 to February 2001, has been a general partner of Oak Investment Partners, a multi-stage venture capital firm, since 1987. Mr. Carano also serves on Centric Software, NeoPhotonics, NextNav and nLight. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University.

Michael T. Flynn has served as a director of Airspan since July 2001. From 1994 to 2004, Mr. Flynn served as group president of ALLTEL Corporation, an integrated telecommunications provider of wireline and wireless telephony, Internet and high-speed data services. Prior to that, he was an officer with SBC Corp and the Bell System for 25 years. From Sept. 2005 to June of 2018, he was a member of the board of CALIX Inc. (CALX:NYSE), a manufacturer of broadband access equipment, and participated in its successful IPO in 2010. Mr. Flynn also served as a director of Atlantic Tel-Networks (ATNI:NASDAQ) from June of 2010 to June of 2019. He has previously served as a board member of several companies resulting in successful mergers or acquisitions, including: Taqua sold to Tekelec in 2004; WebEx Communications (NASDAQ:WEBX) sold to Cisco for $3.2B in 2007; Bay Packets merged with GENBAND in 2006, where Mr. Flynn continued to serve until 2009; and iLinc (AMEX:ILC) sold to Broadsoft. Mr. Flynn earned his B.S. degree in Industrial Engineering from Texas A&M University in 1970. He attended the Dartmouth Institute in 1986 and the Harvard Advanced Management Program in 1988.

Thomas S. Huseby has served as a Director of Airspan since January 1998, serving as Chairman of the Board from 1998 until 2000 and starting a second term as Chairman in 2010. Since August 1997, Mr. Huseby has served as the Managing Partner of SeaPoint Ventures, a venture capital fund focused on communications infrastructure. Mr. Huseby has served as a Venture Partner at Oak Investment Partners since 1997. Prior to founding SeaPoint Ventures, Mr. Huseby was the Chairman and CEO of Metawave Communications and prior to that of Innova Corporation.  Mr. Huseby has a B.A. and a B.S.I.E. from Columbia University and an M.B.A. from Stanford University.

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Scot B. Jarvis joined the Board of Airspan Networks Inc. in January 2011. He joined Oak in 1999 as a Venture Partner after a highly successful career in management and investment roles in the wireless communications industry. A graduate of the University of Washington, Scot founded and served as the first President of Nextlink Communications, served as a Regional President of Nextel, and served as a Senior Executive with McCaw Cellular (now AT&T Wireless). More recently, Scot was the Founder of Cedar Grove Investments, a private equity firm with a focus on wireless communications. He has served or currently serves on the boards of public and private companies, including Kratos Defense and Security Solutions, Airspan, Vitesse Semiconductor, Spectrum Effect and Slingshot Sports. Scot focuses on Oak’s investments in the wireless communications market.

Michael Liebowitz has been a director of New Beginnings Acquisition Corporation since its inception and will become a director of the Post-Combination Company upon the Closing of the Business Combination. He is a seasoned business executive with extensive experience founding, acquiring, and monetizing businesses in the insurance and financial industries. Mr. Liebowitz served as President and Chief Executive Officer of Harbor Group Consulting LLC, an insurance and risk management consulting firm, from its formation in 1995 to 2018. Mr. Liebowitz currently serves as a Managing Director and Executive Vice President of Alliant Insurance Services, Inc., and President of the Harbor Group Division of Alliant Insurance Services Inc., which acquired Harbor Group Consulting in 2018. Mr. Liebowitz served as President and Chief Executive Officer of Innova Risk Management, a boutique real-estate insurance firm, which he acquired in 2006 in a joint venture with Douglas Elliman Real Estate and was subsequently sold in 2019. Innova is a leading provider of property and casualty insurance in the co-op and condominium markets in the New York area. In 2017, Mr. Liebowitz founded High Street Valuations, a firm that specializes in providing insurable value calculations for banks, capital market lenders, owners, and property management companies, for which he served as President since its founding. Mr. Liebowitz served on the board of Ladenburg Thalmann Financial Services Inc., the parent company of Ladenburg Thalmann, from January 2019 to February 2020 and the board of The Hilb Group, a leading middle market insurance agency headquartered in Richmond, Virginia, from 2011 to 2013. Since 2008, Mr. Liebowitz has served as President and Chief Executive Officer of Hallman & Lorber Associates, Inc., a firm that provides consultancy and actuarial services to qualified pension plans. In 1999, Mr. Liebowitz was a founding principal of National Financial Partners Corp. (NYSE: NFP), which was taken public in 2003 and was acquired by a controlled affiliate of Madison Dearborn Partners, LLC in 2013. Mr. Liebowitz has acted as an advisor to many of the largest companies around the globe including Goldman Sachs, JP Morgan, Morgan Stanley, Starwood, Apollo, UBS, HSBC, Deutsche Bank and many others on their complex insurance matters within their investment banking/M&A groups Mr. Liebowitz is the managing member of M2AFO, LLC a family office vehicle he created in 2018.

Mathew Oommen joined the Board of Airspan Networks Inc. in June 2014. Mr. Oommen is President, Reliance Jio Infocomm Limited. In this role, Mr. Oommen is enabling India’s transformation to broader digital services adoption. Prior to Reliance, Mr. Oommen was Chief Technology Officer of Sprint, responsible for network and technology development, systems architecture, device development, including leading the M2M/Connected Car Service development. Prior to joining Sprint in 2008, Mr. Oommen was President of technology and services for the Reliance Industries Group in India. He has also served as Chief Technology and Product Officer at Flag Telecom (a Reliance Company) and has held executive positions at Williams Communications/Wiltel Group and MCI Worldcom/Verizon.

Dominque Trempont has been a director of Airspan, where he chairs the Audit Committee, since May 2018. He also serves on the board of On24, a public cloud based SaaS company that provides a leading cloud-based digital experience platform that makes it easy to create, scale, and personalize engaging experiences to drive measurable business growth, as its Lead Director and chair of the Compensation and Nomination/Governance Committees, since February 2010. He serves as a board director of Daily Mail and General Trust plc, a producer of content, information analytics and events for businesses and consumers, since February 2011. He served on the board of Real Networks, a cloud based SaaS company focused on mobile applications, as its Lead director and Chair of the Risk and Audit Committee, since July 2010.He also served as a director, chair of the Audit Committee and of the Nomination and Governance Committee of Energy Recovery, Inc., a manufacturer of efficient energy recovery devices utilized in the water desalination industry, for 9 years, since July 2008. From 2005 to November 2011, Mr. Trempont served as a director of Finisar Corporation, a global company that develops and markets high-speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director and chair of the audit committee of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a cloud service company focused on artificial intelligence and machine learning to enable enterprise self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card and Internet-of-Things focused company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont worked closely with Steve Jobs on the turnaround of NeXT Software; he served as Chief Financial Officer and head of Operations of the company. Mr. Trempont began his career at Raychem Corporation, a materials science and technology company focused on telecommunications, electronics, automotive and other industries. He was an adjunct professor at INSEAD from 2010 to 2016. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software Engineering (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore).

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Corporate Governance

We will structure our corporate governance in a manner New Beginnings and Airspan believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

●	we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Board of Directors After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with two directors in Class I (expected to be Mathew Oommen and Eric D. Stonestrom), three directors in Class II (expected to be Bandel L. Carano, Michael T. Flynn and Scot B. Jarvis), and three directors in Class III (expected to be Thomas S. Huseby, Michael S. Liebowitz and Dominique Trempont). See “Description of the Post-Combination Company’s Securities — Certain Anti-Takeover Provisions of Delaware Law — Classified Board of Directors.”

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Upon the completion of the Business Combination, our audit committee will consist of Messrs. Jarvis, Liebowitz and Trempont, with Mr. Trempont serving as chair. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Our board of directors has affirmatively determined that Messrs. Jarvis, Liebowitz and Trempont each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE American rules. Each member of our audit committee also meets the financial literacy requirements of NYSE American listing standards. In addition, our board of directors has determined that Mr. Trempont will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Upon the completion of the Business Combination, our compensation committee will consist of Messrs. Flynn, Huseby and Jarvis, with Mr. Jarvis serving as chair. Our board of directors has affirmatively determined that Messrs. Flynn, Huseby and Jarvis each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE American rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Upon completion of the Business Combination, our nominating and corporate governance committee will consist of Messrs. Huseby, Liebowitz and Trempont, with Mr. Huseby serving as chair. Our board of directors has affirmatively determined that Messrs. Huseby, Liebowitz and Trempont each meet the definition of “independent director” under the NYSE American rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

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Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be available on our corporate website upon the completion of the Business Combination. In addition, we intend to post on our corporate website all disclosures that are required by law or the NYSE American listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus/consent solicitation statement or to be part of this proxy statement/prospectus/consent solicitation statement.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect the Post-Combination Company’s executive compensation program will reflect Airspan’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Post-Combination Board. Airspan’s executive compensation programs for 2020 are further described above under “Airspan’s Executive Compensation.”

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DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES

The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws in their entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination. The changes proposed to be made to the Existing Certificate of Incorporation through the adoption of the Proposed Certificate of Incorporation are described in “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3H —The Governance Proposals” and the full text of the Proposed Certificate of Incorporation and Post-Combination Company Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus/consent solicitation statement.

Authorized and Outstanding Capital Stock

The Proposed Certificate of Incorporation authorizes the issuance of 250,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of New Beginnings Common Stock are, and the shares of New Beginnings Common Stock issued in the Business Combination and the PIPE will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were        shares of New Beginnings Common Stock issued and outstanding and no shares of preferred stock of New Beginnings issued or outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Post-Combination Company common stock will possess all voting power for the election of the Post-Combination Company directors and all other matters submitted to a vote of stockholders of the Post-Combination Company. Holders of the Post-Combination Company common stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of the Post-Combination Company common stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Post-Combination Company preferred stock if the holders of such affected series of Post-Combination Company preferred stock are entitled to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock of the Post-Combination Company, holders of the Post-Combination Company common stock will be entitled to receive dividends when, as and if declared by the Post-Combination Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Post-Combination Company preferred stock having liquidation preferences, if any, the remaining assets of the Post-Combination Company of whatever kind available for distribution will be distributed to the holders of common stock of the Post-Combination Company ratably in proportion to the number of shares of common stock of the Post-Combination Company held by them and to the holders of any outstanding series of preferred stock of the Post-Combination Company entitled thereto. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of the assets of the Post-Combination Company or a merger involving the Post-Combination Company and one or more other entities (whether or not the Post-Combination Company is the entity surviving such merger) will not be deemed to be a dissolution, liquidation or winding up of the affairs of the Post-Combination Company.

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Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Post-Combination Company common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Post-Combination Company common stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Post-Combination Company’s securities. The rights, powers, preferences and privileges of holders of the Post-Combination Company common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the Post-Combination Board may authorize and issue in the future.

Election of Directors

The Post-Combination Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

Pursuant to the Existing Certificate of Incorporation, if New Beginnings does not consummate an initial business combination within 12 months from the closing of the IPO (or up to 18 months if such date is extended), its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If New Beginnings is forced to liquidate prior to an initial business combination, its Public Stockholders will be entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. The Sponsor and New Beginnings’ officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon New Beginnings’ failure to consummate an initial business combination with respect to the shares of New Beginnings Common Stock held prior to the IPO (such waiver entered into in connection with the IPO for which the Sponsor and New Beginnings’ officers and directors received no additional consideration). The Sponsor and New Beginnings’ officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of New Beginnings Common Stock acquired following the IPO.

The New Beginnings stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of New Beginnings Common Stock, except that Public Stockholders have the right to sell their Public Shares to New Beginnings in a tender offer or have their Public Shares redeemed for cash equal to their pro rata share of the Trust Account in connection with a business combination if completed. Public Stockholders who sell or redeem their Public Shares in exchange for their share of the Trust Account still have the right to exercise the Public Warrants that they received as part of the New Beginnings Units.

If New Beginnings seeks to amend any provisions of the Existing Certificate of Incorporation that would affect the Public Stockholders’ ability to redeem their Public Shares in connection with a business combination or the timing of its obligation to redeem 100% of the Public Shares if it does not complete a business combination within the required time period, New Beginnings will provide Public Stockholders with the opportunity to redeem their Public Shares in connection with any such vote.

Preferred Stock

The Proposed Certificate of Incorporation provides that shares of Post-Combination Company preferred stock may be issued from time to time in one or more series. The Post-Combination Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Post-Combination Company preferred stock. The Post-Combination Board will be able to, without stockholder approval, issue Post-Combination Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Post-Combination Company common stock and could have anti-takeover effects. The ability of the Post-Combination Board to issue Post-Combination Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Combination Company or the removal of existing management.

New Beginnings has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

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Warrants

As of        , 2021, there were        New Beginnings Warrants to purchase New Beginnings Common Stock outstanding, consisting of        Public Warrants and        Placement Warrants held by the Sponsor. Each whole New Beginnings Warrant entitles the registered holder to purchase one share of New Beginnings Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or November 3, 2021. The New Beginnings Warrants will expire on the fifth anniversary of New Beginnings’ completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Beginnings Warrants will not be exercisable for cash unless New Beginnings has an effective and current registration statement covering the shares of New Beginnings Common Stock issuable upon exercise of the New Beginnings Warrants and a current prospectus relating to such shares of New Beginnings Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New Beginnings Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of New Beginnings’ initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when New Beginnings has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New Beginnings Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Beginnings Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of New Beginnings Common Stock for the ten trading days ending on the trading day prior to the date of exercise.

New Beginnings may call the New Beginnings Warrants for redemption (excluding the Placement Warrants and any warrants underlying additional units issued in payment of Working Capital Loans made to New Beginnings), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the New Beginnings Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of New Beginnings Warrants after the warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of New Beginnings Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the New Beginnings Warrants become exercisable and ending on the third trading day prior to the notice of redemption to holders of New Beginnings Warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of New Beginnings Common Stock underlying such warrants.

The right to exercise will be forfeited unless the New Beginnings Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a New Beginnings Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If New Beginnings calls the New Beginnings Warrants for redemption as described above, New Beginnings’ management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the New Beginnings Warrants for that number of shares of New Beginnings Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Beginnings Common Stock underlying the New Beginnings Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of New Beginnings Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of New Beginnings Warrants.

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The exercise price and number of shares of New Beginnings Common Stock issuable on exercise of the New Beginnings Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the New Beginnings Warrants will not be adjusted for issuances of shares of New Beginnings Common Stock at a price below their respective exercise prices.

In addition, if (x) New Beginnings issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by New Beginnings’ board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of New Beginnings’ initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the New Beginnings Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of, (i) the market value or (ii) the price at which New Beginnings issues the additional shares of common stock or equity-linked securities. The “market value” for this purpose means the volume weighted average trading price of New Beginnings Common Stock during the 20 trading day period starting on the trading day prior to the day on which New Beginnings consummates its initial business combination.

No fractional shares will be issued upon exercise of the New Beginnings Warrants. If, upon exercise of the New Beginnings Warrants, a holder would be entitled to receive a fractional interest in a share, New Beginnings will, upon exercise, round up to the nearest whole number the number of shares of New Beginnings Common Stock to be issued to the warrant holder.

Post-Combination Company Warrants

At Closing, New Beginnings will issue Post-Combination Company Warrants exercisable for 9,000,000 shares of New Beginnings Common Stock. The Post-Combination Company Warrants to be issued pursuant to the Post-Combination Company Warrant Agreement include: (i) 3,000,000 warrants to purchase one share of New Beginnings Common Stock per warrant, at an exercise price of $12.50; (ii) 3,000,000 warrants to purchase one share of New Beginnings Common Stock per warrant, at an exercise price of $15.00; and (iii) 3,000,000 warrants to purchase one share of New Beginnings Common Stock per warrant, at an exercise price of $17.50. The Post-Combination Company Warrants may only be exercised during the period commencing on the Closing and terminating on the earlier of (i) two years following the date of the Closing and (ii) the redemption date, as further described below.

The Post-Combination Company, at its option, may redeem all, but not less than all, of the Post-Combination Company $12.50 Warrants, at the price of $0.01 per Post-Combination Company $12.50 Warrant if the last sales price of the New Beginnings Common Stock reported has been at least $12.50 per share, subject to adjustment per the terms of the Post-Combination Company $12.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination Company $12.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Post-Combination Company, at its option, may redeem all, but not less than all, of the Post-Combination Company $15.00 Warrants, at the price of $0.01 per Post-Combination Company $15.00 Warrant if the last sales price of the New Beginnings Common Stock reported has been at least $15.00 per share, subject to adjustment per the terms of the Post-Combination Company $15.00 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination Company $15.00 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Post-Combination Company, at its option, may redeem all, but not less than all, of the Post-Combination Company $17.50 Warrants, at the price of $0.01 per Post-Combination Company $17.50 Warrant if the last sales price of the New Beginnings Common Stock reported has been at least $17.50 per share, subject to adjustment per the terms of the Post-Combination Company $17.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination Company $17.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Post-Combination Company must mail a notice of redemption to the holders of the Post-Combination Company Warrants being redeemed not less than 30 days prior to the redemption date. New Beginnings may only exercise its option to redeem Post-Combination Company Warrants if there is an effective registration statement covering the shares of New Beginnings Common Stock issuable upon exercise of the Post-Combination Company Warrants, and a current prospectus relating thereto, during the 30-day redemption period. The Post-Combination Company Warrants may be exercised for cash, or on a cashless basis, at any time after the notice of redemption has been given by Post-Combination Company and prior to the redemption date.

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The exercise price and number of shares of New Beginnings Common Stock issuable on exercise of the Post-Combination Company Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Post-Combination Company Warrants.

Dividends

New Beginnings has not paid any cash dividends on the New Beginnings Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

The New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units are currently listed on the NYSE American under the symbols “NBA,” “NBA WS” and “NBA.U,” respectively. New Beginnings intends to apply to continue the listing of the New Beginnings Common Stock and New Beginnings Warrants on the NYSE American under the symbols “MIMO” and “MIMO WS,” respectively, upon the Closing.

Transfer Agent and Registrar

The transfer agent and registrar for the New Beginnings Common Stock is, and for the Post-Combination Company’s common stock is expected to be, Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Post-Combination Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Board.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Post-Combination Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Post-Combination Company by means of a proxy contest, tender offer, merger or otherwise.

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Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Post-Combination Company to the extent expressly provided in the applicable preferred stock designation. Further, the Proposed Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Post Combination Company, only the Post-Combination Board, the chairperson of Post-Combination Board or the chief executive officer of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a holder of the Post-Combination Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Post-Combination Company Bylaws provide that stockholders seeking to bring business before the Post-Combination Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice will mean not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting is first made by the Post-Combination Company. In the event that no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company. The Post-Combination Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Post-Combination Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Post-Combination Company Bylaws may be amended or repealed by the Post-Combination Board or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the capital stock of the Post-Combination Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation.

Board Vacancies

Any vacancy on the Post-Combination Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Post Combination Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, the Stockholders Agreement or the Post-Combination Company Bylaws, in the event of a vacancy in the Post-Combination Board, the remaining directors may exercise the powers of the full Post-Combination Board until the vacancy is filled.

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Exclusive Forum Selection

The Proposed Certificate of Incorporation provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or stockholders to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action arising under the Proposed Certificate of Incorporation, the Post-Combination Company Bylaws or the DGCL or (iv) any action asserting a claim against the Post-Combination Company governed by the internal affairs doctrine. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Certificate of Incorporation.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although New Beginnings believes these provisions benefit New Beginnings by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Post-Combination Company stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

New Beginnings is, and the Post-Combination Company will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Post-Combination Company to negotiate in advance with the Post-Combination Board because the stockholder approval requirement would be avoided if the Post-Combination Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Post-Combination Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors and officers will be indemnified and advanced expenses by the Post-Combination Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation provides that the Post-Combination Company’s directors will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Proposed Certificate of Incorporation also permits the Post-Combination Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Post-Combination Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Post-Combination Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Combination Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Post-Combination Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New Beginnings believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Post-Combination Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, New Beginnings will have 250,000,000 shares of New Beginnings Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus/consent solicitation statement, up to 81,659,647 shares of New Beginnings Common Stock issued and outstanding, assuming no shares of New Beginnings Common Stock are redeemed in connection with the Business Combination. All of the shares of New Beginnings Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Beginnings’ “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New Beginnings Common Stock in the public market could adversely affect prevailing market prices of the New Beginnings Common Stock.

Lock-up Agreements and Registration Rights

In connection with the Business Combination, New Beginnings and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a shelf registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering pursuant to the shelf registration statement so long as (i) the total offering price is reasonably expected to exceed $50 million or (ii) if such requesting Holder reasonably expects to sell all of the registerable securities held by such Holder in such underwritten offering pursuant to the shelf registration statement, the total offering price is reasonably expected to exceed $10 million. In the event the shelf registration statement is not effective, subject to certain requirements and limitations, including with regard to the number of demand rights that may be exercised, the Holders may demand that the Post-Combination Company file a registration statement. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the securities of the Post-Combination Company held by certain Airspan Stockholders to be locked-up for a period of six months following the Closing, while the Founder Shares held by the Sponsor will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of the common stock of the Post-Combination Company equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which the Post-Combination Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of common stock of the Post-Combination Company for cash, securities or other property.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of New Beginnings Common Stock or restricted New Beginnings Warrants for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days immediately before the sale. Persons who have beneficially owned restricted shares of New Beginnings Common Stock or restricted New Beginnings Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, is expected to equal 816,596 shares of New Beginnings Common Stock (assuming no redemptions) and 210,450 New Beginnings Warrants; or

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●	the average weekly reported trading volume of New Beginnings Common Stock of the same class or New Beginnings Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Beginnings under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Beginnings.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are 14,920,000 shares of New Beginnings Common Stock outstanding. Of these shares, the 11,500,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,420,000 shares owned collectively by the Sponsor and certain of our independent directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus/consent solicitation statement, there are a total of 12,045,000 New Beginnings Warrants outstanding. Each warrant is exercisable for one share of New Beginnings Common Stock, in accordance with the terms of the warrant agreement governing the New Beginnings Warrants. 11,500,000 of these New Beginnings Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 11,500,000 shares of New Beginnings Common Stock that may be issued upon the exercise of the public New Beginnings Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Airspan’s employees, consultants or advisors who purchases equity shares from New Beginnings in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEW BEGINNINGS

The following table sets forth information regarding (i) the actual beneficial ownership of New Beginnings Common Stock as of June 15, 2021 and (ii) expected beneficial ownership of the Post-Combination Company common stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 5,559,406 Public Shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of New Beginnings Common Stock or of the Post-Combination Company common stock;

●	each of our current executive officers and directors;

●	each person who will become an executive officer or director of the Post-Combination Company post-Business Combination; and

●	all executive officers and directors of New Beginnings as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, New Beginnings believes that all persons named in the table have sole voting and investment power with respect to all shares of New Beginnings Common Stock beneficially owned by them.

The beneficial ownership of shares of New Beginnings Common Stock pre-Business Combination is based on 14,920,000 shares of New Beginnings Common Stock (including 11,500,000 Public Shares, 2,875,000 Founder Shares 545,000 Placement Shares) issued and outstanding as of June 15, 2021.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of New Beginnings Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 7,500,000 shares of New Beginnings Common Stock are issued to the investors in the PIPE, (iv) that 59,364,647 shares of the Post-Combination Company common stock are issued in the Business Combination, and (v) there will be an aggregate of 81,659,647 shares of the Post-Combination Company common stock issued and outstanding at Closing.

The expected beneficial ownership of shares of the Post-Combination Company common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 5,559,406 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of New Beginnings Common Stock (pre-Business Combination) or the Post-Combination Company common stock (post-Business Combination), (iii) that 7,500,000 shares of New Beginnings Common Stock are issued to the PIPE investors, (iv) that 59,364,647 shares of the Post-Combination Company common stock are issued in the Business Combination, and (v) there will be an aggregate of 76,100,241 shares of the Post-Combination Company common stock issued and outstanding at Closing.

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			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner (1)	Number of shares of New Beginnings Common Stock	%	Number of shares of Post- Combination Company Common Stock	%	Number of shares of Post- Combination Company Common Stock	%
New Beginnings Sponsor, LLC(1)(2)	3,366,000	22.6%	3,241,000	4.0%	3,241,000	4.3%
Russell W. Galbut(1)(2)(3)	3,366,000	22.6%	3,241,000	4.0%	3,241,000	4.3%
Michael S. Liebowitz(1)(2)	3,410,061	22.9%	3,285,061	4.0%	3,285,061	4.3%
Benjamin Garrett(1)	18,000	* %	18,000	*	18,000	*
Frank A. Del Rio(1)	18,000	* %	18,000	*	18,000	*
Kate Walsh(1)	18,000	* %	18,000	*	18,000	*
Perry Weitz(1)(2)(4)	—	—	1,000,000	1.2%	1,000,000	1.3%
All executive officers and directors as a group (6 individuals)	3,464,061	23.2%	4,339,061	5.3%	4,339,061	5.7%
Polar Asset Management Partners Inc. (5)	1,125,000	7.5%	1,125,000	1.4%	1,125,000	1.5%
Weiss Asset Management LP(6)	1,480,531	9.92%	1,480,531	1.8%	1,480,531	1.9%
Hudson Bay Capital Management LP(7)	1,000,000	6.7%	1,000,000	1.2%	1,000,000	1.3%
Basso SPAC Fund LLC(8)	753,723	5.05%	753,723	*	753,723	*

Directors and Executive Officers of Post-Combination Company Post-Business Combination(18)
Eric D. Stonestrom(9)	—	—	1,022,828	1.2%	1,022,828	1.3%
David Brant(10)	—	—	587,462	*	578,462	*
Henrik Smith-Petersen(11)	—	—	314,044	*	314,044	*
Thomas S. Huseby(12)	—	—	292,816	*	292,816	*
Bandel L. Carano(13)	—	—	32,894,163	38.3%	32,894,163	40.9%
Michael T. Flynn(14)	—	—	115,776	*	115,776	*
Scot B. Jarvis(15)	—	—	386,972	*	386,972	*
Mathew Oommen	—	—	—	—	—	—
Dominic Trempont(16)	—	—	61,617	*	61,617	*
Michael S. Liebowitz(1)(2)	3,410,061	22.9%	3,285,061	4.0%	3,285,061	4.3%
All Directors and Executive Officers of Post-Combination Company as a Group (12 individuals)	3,410,061	22.9%	39,295,576	44.4%	39,295,576	47.4%

Five Percent Holders:
Oak Investment Partners(13)	—	—	32,894,163	38.3%	32,894,163	40.9%
SoftBank Group Capital Limited(17)	—	—	15,721,755	18.8%	15,721,755	20.1%

*	Less than 1%
(1)	The business address of each of these entities and individuals is at 800 1st Street, Unit 1, Miami Beach, FL 33139.

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(2)	The Sponsor is the record holder of 3,366,000 shares of New Beginnings Common Stock and 3,241,000 shares of Post-Combination Company Common Stock reported herein. Mr. Galbut and Mr. Liebowitz are the managing members of the Sponsor. Consequently, such individuals may be deemed the beneficial owner of the shares held by the Sponsor and have voting and dispositive control over such securities. Each such person disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Weitz is a direct or indirect member of the Sponsor.

(3)	Ronruss Partners, Ltd. subscribed for 50,000 shares of Post-Combination Company Common Stock in connection with the PIPE. The general partner of Ronuss Partners, Ltd. is Ronruss Corporation, of which Russel W. Galbut serves as the sole director. As such, Russel W. Galbut may be deemed to be the beneficial owner of all securities held by Ronuss Partners, Ltd.
(4)	Carpe Diem Investment Holdings LLC subscribed for 1,000,000 shares of Post-Combination Company Common Stock in connection with the PIPE. Perry Weitz is the beneficial owner of equity interests in Carpe Diem Investment Holdings LLC.
(5)	Based solely on the Schedule 13G jointly filed with the SEC on February 10, 2021 by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares directly held by PMSMF. The address of the business office of the reporting persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)	Based solely on the Schedule 13G jointly filed with the SEC on March 19, 2021 by Weiss Asset Management LP, BIP GP LLC, WAM GP LLC, and Mr. Andrew M. Weiss (“Mr. Weiss”). The reported shares include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP is the sole general partner. Weiss Asset Management LP is the sole investment manager to the Partnership. WAM GP LLC is the sole general partner of Weiss Asset Management LP. Mr. Weiss is the managing member of WAM GP LLC and the Partnership. Shares reported for WAM GP LLC, Mr. Weiss, and Weiss Asset Management LP include shares beneficially owned by the Partnership. The address of the business office of each of the reporting persons is 222 Berkeley St., 16th Floor, Boston, MA 02116.

(7)	Based solely on the Schedule 13G jointly filed with the SEC on February 10, 2021 by Hudson Bay Capital Management LP (the “Investment Manager”) and Mr. Sander Gerber (“Mr. Gerber”). The Investment Manager serves as the investment manager to HB Strategies LLC, in whose name the securities reported herein are held. As such, the Investment Manager may be deemed to be the beneficial owner of all securities held by HB Strategies LLC. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. The address of the business office of each of the reporting persons is 777 Third Avenue, 30th Floor, New York, NY 10017.

(8)	Based solely on the Schedule 13G jointly filed with the SEC on March 10, 2021 by Basso SPAC Fund LLC (“Basso SPAC”), Basso Management, LLC (“Basso Management”), Basso Capital Management, L.P. (“BCM”), Basso GP, LLC (“Basso GP”); and Howard I. Fischer (“Mr. Fischer”). Basso Management is the manager of Basso SPAC. BCM serves as the investment manager of Basso SPAC. Basso GP is the general partner of BCM. Mr. Fischer is the principal portfolio manager for Basso SPAC, the Chief Executive Officer and a Founding Managing Partner of BCM, and a member of each of Basso Management and Basso GP. Accordingly, each of Basso Management, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own the shares reported herein. The address of the principal business office of each of the reporting persons is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.
(9)	New Beginnings Common Stock consists of (i) 16,284 shares of New Beginnings Common Stock; (ii) 850,928 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021, (iii) 153,702 shares of Exchanged Restricted Stock and (iv) 1,914 shares of New Beginnings Common Stock issuable upon exercise of Post-Combination Company Warrants.
(10)	New Beginnings Common Stock consists of (i) 1,632 shares of New Beginnings Common Stock, (ii) 508,787 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021, (iii) 76,851 shares of Exchanged Restricted Stock and (iv) 192 shares of New Beginnings Common Stock issuable upon exercise of Post-Combination Company Warrants.
(11)	New Beginnings Common Stock consists of (i) 294,829 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021, and (ii) 19,214 shares of Exchanged Restricted Stock.

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(12)	New Beginnings Common Stock consists of (i) 254,394 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021, and (ii) 38,423 shares of Exchanged Restricted Stock.
(13)	Includes 4,255,494 shares of New Beginnings Common Stock issuable upon exercise of Post-Combination Company Warrants. Shares are held by Oak Investment Partners XI, Limited Partnership and Oak Investment Partners XIII, Limited Partnership (collectively, “Oak Investment Partners”). The address of the entities affiliated with Oak Investment Partners is 901 Main Avenue, Suite 600, Norwalk, CT 06851. Mr. Carano has shared power to vote and dispose of the shares held by Oak Investment Partners. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners, except to the extent of his pecuniary interest therein.

(14)	New Beginnings Common Stock consists of (i) 90,418 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021, and (ii) 25,357 shares of Exchanged Restricted Stock.
(15)	New Beginnings Common Stock consists of (i) 251,906 shares of New Beginnings Common Stock held by Connis Point Partners, LLC, of which Mr. Jarvis is the Managing Member, (ii) 38,190 shares of New Beginnings Common Stock issuable upon exercise of Post-Combination Company Warrants held by Connis Point Partners, LLC and (iii) 96,876 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021. The address of Connis Point Partners, LLC is 3825 Issaquah Pine Lake Rd. SE, Sammamish, Washington 98075.
(16)	New Beginnings Common Stock consists of 61,617 shares of New Beginnings Common Stock issuable on exercise of Exchanged Options that are exercisable within 60 days from June 15, 2021.
(17)	Includes 1,938,071 shares of New Beginnings Common Stock issuable upon exercise of Post-Combination Company Warrants. The address of SoftBank Group Capital Limited is 69 Grosvenor Street, London, W1K 3JP United Kingdom.
(18)	Unless otherwise noted, the address of each beneficial owner is c/o Airspan Networks Inc., 777 Yamato Road, Suite 310, Boca Raton, Florida 33431.

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MARKET PRICE AND DIVIDEND INFORMATION

New Beginnings

Market Price of New Beginnings Common Stock, Warrants and Units

The New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units are currently listed on the NYSE American under the symbols “NBA,” “NBA WS” and “NBA.U,” respectively. New Beginnings intends to apply to continue the listing of the New Beginnings Common Stock and New Beginnings Warrants on the NYSE American under the symbols “MIMO” and “MIMO WS,” respectively, upon the Closing. All outstanding New Beginnings Units will be separated into their component securities immediately prior to the Closing. Accordingly, New Beginnings will not have any units following consummation of the Business Combination, and therefore there will be no NYSE American listing of the New Beginnings Units following the consummation of the Business Combination.

The closing price of the New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units on March 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.01, $1.05 and $11.06, respectively. As of        , 2021, the record date for the special meeting, the closing price for the New Beginnings Common Stock, New Beginnings Warrants and New Beginnings Units was $        , $        and $        , respectively.

Holders

As of         , 2021, the record date for the special meeting, there were          holders of record New Beginnings Units,          holders of record of New Beginnings Common Stock, and          holders of record of New Beginnings Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose New Beginnings Units, New Beginnings Common Stock and New Beginnings Warrants are held of record by banks, brokers and other financial institutions.

Dividends

New Beginnings has not paid any cash dividends on the New Beginnings Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Airspan

Market Price of Airspan Common Stock

Airspan Common Stock is currently quoted on the OTC Pink Tier of the of the over-the-counter market under the symbol “AIRO.” Any over-the-counter market quotations of Airspan Common Stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There is no public market for shares of Airspan Class B Common Stock or Airspan Class C Common Stock.

The closing price of Airspan Common Stock on March 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $15.25. As of        , 2021, the Airspan Record Date, the closing price of Airspan Common Stock was $         ..

Holders

As of         , 2021, the Airspan Record Date, there were          holders of record Airspan Common Stock, 37 holders of record of Airspan Class B Common Stock and no holders of record of Airspan Class C Common Stock. The number of holders of record of Airspan Common Stock does not include a substantially greater number of “street name” holders or beneficial holders whose Airspan Common Stock is held of record by banks, brokers and other financial institutions.

Dividends

Airspan has not paid any cash dividends on any shares of Airspan Capital Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

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ADDITIONAL INFORMATION

Other Matters

New Beginnings’ board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus/consent solicitation statement, the New Beginnings board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus/consent solicitation statement. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the shares of New Beginnings Common Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, P.A.

Experts

The audited financial statements of Airspan Networks Inc. included in this proxy statement/prospectus/consent solicitation statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of New Beginnings Acquisition Corp. as of December 31, 2020 and for the period from August 20, 2020 (inception) to December 31, 2020, included in this proxy statement/prospectus/consent solicitation statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, New Beginnings and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus/consent solicitation statement. Upon written or oral request, New Beginnings will deliver a separate copy of this proxy statement/prospectus/consent solicitation statement to any stockholder at a shared address to which a single copy of this proxy statement/prospectus/consent solicitation statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus/consent solicitation statement may likewise request delivery of single copies of this proxy statement/prospectus/consent solicitation statement in the future. Stockholders may notify New Beginnings of their requests by calling or writing New Beginnings at its principal executive offices at (917) 592-7979 and 800 1st Street, Unit 1, Miami Beach, Florida 33139.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the New Beginnings Common Stock and the warrant agent for the New Beginnings Warrants is Continental Stock Transfer & Trust Company. New Beginnings has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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AIRSPAN APPRAISAL RIGHTS

Under the DGCL, if an Airspan Stockholder does not wish to accept the consideration provided for in the Business Combination Agreement and does not consent to the adoption of the Business Combination Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Airspan Capital Stock and to receive payment in cash for the fair value of his, her or its shares of Airspan Capital Stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Airspan Capital Stock. These rights are known as appraisal rights. The “fair value” of such shares of Airspan Capital Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Airspan Capital Stock under the terms of the Business Combination Agreement. Holders of Airspan Capital Stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of Airspan Capital Stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Business Combination Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that an Airspan Stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of Airspan Capital Stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Airspan Capital Stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of Airspan Capital Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those Airspan Stockholders who did not submit a written consent adopting the Business Combination Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Airspan. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following Airspan’s receipt of sufficient written consents to adopt the Business Combination Agreement, Airspan will send all non-consenting Airspan Stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. An Airspan Stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Airspan Stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Business Combination Agreement. As described below, you must also continue to hold your shares of Airspan Capital Stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of Airspan Capital Stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Airspan Capital Stock to Airspan, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

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An Airspan Stockholder wishing to exercise appraisal rights must hold of record the shares of Airspan Capital Stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of Airspan Capital Stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of Airspan Capital Stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Airspan Capital Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of Airspan Capital Stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the consideration in respect thereof, as provided for in the Business Combination Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, an Airspan Stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Airspan Capital Stock. The demand must reasonably inform Airspan of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Airspan Capital Stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of Airspan Capital Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Airspan Capital Stock, fully and correctly, as the stockholder’s name appears on the Airspan stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Airspan Capital Stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of Airspan Capital Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Airspan Capital Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Airspan of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Airspan Capital Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of Airspan Capital Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Airspan Capital Stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Airspan Capital Stock as to which appraisal is sought. Where no number of shares of Airspan Capital Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Airspan Capital Stock held in the name of the record holder. Stockholders who hold their shares of Airspan Capital Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

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At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the consideration provided for in the Business Combination Agreement for his, her or its shares of Airspan Capital Stock by delivering to Airspan a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of Airspan. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Airspan Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Airspan does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration provided for in the Business Combination Agreement for his, her or its shares of Airspan Capital Stock.

Within 120 days after the effective date of the Business Combination, either Airspan (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Airspan Capital Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Airspan. New Beginnings has no present intent to cause Airspan to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Airspan will file a petition. Accordingly, it is the obligation of the holders of Airspan Capital Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Airspan Capital Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Airspan a statement setting forth the aggregate number of shares of Airspan Capital Stock for which a written consent adopting the Business Combination Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Airspan or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Airspan Capital Stock may, in such person’s own name, file a petition for appraisal or request from Airspan such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Airspan, then Airspan will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Airspan Capital Stock and with whom agreements as to the value of their shares of Airspan Capital Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Airspan Capital Stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After determination of the stockholders entitled to appraisal of their shares of Airspan Capital Stock, the Delaware Court of Chancery will appraise such shares of Airspan Capital Stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Airspan stock certificates or electronic certificates, as applicable, representing their shares of Airspan Capital Stock. Holders of Airspan Capital Stock considering seeking appraisal should be aware that the fair value of their shares of Airspan Capital Stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of Airspan Common Stock. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Airspan may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the consideration provided for in the Business Combination Agreement. Moreover, neither of New Beginnings nor Airspan anticipates offering more than the consideration provided for in the Business Combination Agreement to any stockholder exercising appraisal rights and New Beginnings and Airspan reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Airspan Capital Stock is less than the per share consideration provided for in the Business Combination Agreement for such share of Airspan Capital Stock.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Airspan Capital Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

Holders of New Beginnings Units, New Beginnings Common Stock and/or New Beginnings Warrants are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

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WHERE YOU CAN FIND MORE INFORMATION

New Beginnings files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read New Beginnings’ SEC filings, including this proxy statement/prospectus/consent solicitation statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus/consent solicitation statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact New Beginnings by telephone or in writing:

New Beginnings Acquisition Corp.

800 1st Street
Unit 1
Miami Beach, FL 33139
Telephone: (917) 592-7979

Attention: Chief Executive Officer

You may also obtain these documents by requesting them in writing or by telephone from New Beginnings’ proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: NBA.info@investor.morrowsodali.com

If you are a stockholder of New Beginnings and would like to request documents, please do so by one week prior to the special meeting date to receive them before the New Beginnings special meeting of stockholders. If you request any documents from New Beginnings, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

This proxy statement/prospectus/consent solicitation statement is part of a registration statement and constitutes a prospectus of New Beginnings with respect to the shares of New Beginnings Common Stock and Post-Combination Company Warrants to be issued if the Business Combination is consummated in addition to being a proxy statement of New Beginnings for its special meeting of stockholders. This proxy statement/prospectus/consent solicitation statement also constitutes a consent solicitation of Airspan Stockholders with respect to the approval of the Business Combination Agreement and Business Combination. As allowed by SEC rules, this proxy statement/prospectus/consent solicitation statement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus/consent solicitation statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus/consent solicitation statement.

All information contained in this proxy statement/prospectus/consent solicitation statement relating to New Beginnings or Merger Sub has been supplied by New Beginnings, and all such information relating to Airspan has been supplied by Airspan. Information provided by either New Beginnings or Airspan does not constitute any representation, estimate or projection of any other party.

Neither New Beginnings nor Airspan has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/consent solicitation statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/consent solicitation statement does not extend to you. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement unless the information specifically indicates that another date applies.

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NEW BEGINNINGS ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current asset - cash	$756,488	$1,184,215
Prepaid assets	262,809	315,219
Total current assets	1,019,297	1,499,434
Cash and securities held in Trust Account	116,176,591	116,162,473
Total Assets	$117,195,888	$117,661,907

Liabilities and Stockholders’ Equity
Accounts payable	$195,949	$96,248
Due to related party	1,326	—
Total current liabilities	197,275	96,248
Warrant liability	8,761,750	12,372,000
Deferred underwriting discount	4,025,000	4,025,000
Total liabilities	12,984,025	16,493,248

Commitments
Common stock subject to possible redemption, 9,822,956 and 9,521,649 shares at redemption value at March 31, 2021 and December 31, 2020, respectively	99,211,858	96,168,654

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,097,044 and 5,398,351 shares issued and outstanding (excluding 9,822,956 and 9,521,649 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	510	540
Additional paid-in capital	(2,136,133)	907,041
Retained earnings	7,135,628	4,092,424
Total stockholders’ equity	5,000,005	5,000,005

Total Liabilities and Stockholders’ Equity	$117,195,888	$117,661,907

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF INCOME

For the Three Months Ended March 31, 2021
Formation and operating costs	$581,164
Loss from operations	(581,164)

Other income
Interest Income	14,118
Unrealized gain on change in fair value of warrants	3,610,250
Total other income	3,624,368

Net income	$3,043,204

Basic and diluted weighted average shares outstanding, common stock subject to redemption	9,521,649
Basic and diluted net income per share	$0.00

Basic and diluted weighted average shares outstanding, common stock	5,398,351
Basic and diluted net income per share	$0.56

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three months ended March 31, 2021

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance as of December 31, 2020	5,398,351	540	$907,041	$4,092,424	$5,000,005
Change in common stock subject to possible redemption	(301,307)	(30)	(3,043,174)	—	(3,043,204)
Net income	—	—	—	3,043,204	3,043,204
Balance as of March 31, 2021	5,097,044	510	$(2,136,133)	$7,135,628	$5,000,005

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2021
Cash Flows from Operating Activities:
Net income	$3,043,204
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on treasury securities held in Trust Account	(14,118)
Unrealized gain on change in fair value of warrants	(3,610,250)
Changes in current assets and current liabilities:
Prepaid assets	52,410
Accounts payable	99,701
Due to related party	1,326
Net cash used in operating activities	(427,727)

Cash Flows from Investing Activities:
Proceeds from sale of investment held in Trust Account	116,170,000
Investment held in Trust Account	(116,170,000)
Net cash provided by investing activities	-

Net Change in Cash	(427,727)
Cash - Beginning	1,184,215
Cash - Ending	$756,488

Supplemental Disclosure of Non-cash Financing Activities:
Change in value of common stock subject to possible redemption	$3,043,204

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2021 AND FOR THE THREE MONTHS ENDED MARCH 31, 2021

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

New Beginnings Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2021, the Company had not yet commenced any operations. All activity for the period from August 20, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on October 29, 2020 (the “Effective Date”) by the Securities and Exchange Commission (the “SEC”). On November 3, 2020, the Company consummated the IPO of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 500,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to New Beginnings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $5,000,000, which is described in Note 4.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any. On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units (the “Over-Allotment Units”), and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000, and incurred $300,000 in cash underwriting fees.

Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 45,000 Private Units to the Sponsor, at a purchase price of $10 per Private Units, generating gross proceeds of $450,000.

Upon closing of the IPO, the Private Placement, and the sale of the Over-Allotment Units, a total of $116,150,000 ($10.10 per Unit) was placed in the Trust Account (as defined below).

Transaction costs amounted to $6,731,655 consisting of $2,300,000 of underwriting fee, $4,025,000 of deferred underwriting fee, and $406,655 of other offering costs.

Trust Account

Following the closing of the IPO on November 3, 2020 and the exercise of the over-allotment option, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in a trust account (the “Trust Account”), which can only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations and up to $100,000 of interest for its dissolution expenses, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of (a) the completion of a Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 12 months (or up to 18 months if the Company extends the period of time to consummate a Business Combination) from November 3, 2020 (the “Combination Period”), the closing of the IPO.

Initial Business Combination

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any placement shares and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares, any placement shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and placement shares if the Company fails to complete the initial Business Combination within the Combination Period.

On March 8, 2021, the Company, and Airspan Networks Inc., a Delaware corporation (“Airspan”), jointly issued a press release announcing the execution of a Business Combination agreement (the “Agreement”) among the Company, Airspan, and Artemis Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into Airspan, with Airspan surviving the Merger as a wholly-owned direct subsidiary of the Company.

The Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the initial Business Combination and the other transactions contemplated thereby.

The initial Business Combination will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing (defined below) immediately prior to such filing of a certificate of merger, on the date to be specified by the Company and Airspan, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as the Company and Airspan may mutually agree).

Upon the closing of the initial Business Combination (the “Closing”), each share Airspan Common Stock, Airspan Class B Common Stock, Airspan Class C Common Stock and Airspan Preferred Stock (collectively, “Airspan Capital Stock”) issued and outstanding immediately prior to the Closing (including those issued pursuant to the net exercise of warrants to purchase such shares, but excluding shares of restricted Airspan Common Stock or Airspan Class B Common Stock (collectively, “Airspan Restricted Stock”) that are not restricted shares Airspan Class B Common Stock immediately prior to the Closing granted under the Airspan Networks Inc. 2009 Omnibus Equity Compensation Plan that are held by a person who is not a service provider to Airspan or any subsidiary of Airspan as of the date of the Agreement) will automatically be converted into and become the right to receive the number of shares of common stock of the post-combination company and warrants of the post-combination company as provided for in the Agreement.

The aggregate transaction consideration to be paid in the initial Business Combination will be (i) a number of shares of common stock of the Company (including shares of common stock of the Company underlying stock options, shares of restricted stock and restricted stock units) equal to $682,500,000, divided by $10.00, (ii) 3,000,000 warrants to purchase shares of common stock of the post-combination company, with each warrant exercisable for one share of common stock of the post-combination company at an exercise price of $12.50, (iii) 3,000,000 warrants to purchase shares of common stock of the post-combination company, with each warrant exercisable for one share of common stock of the post-combination company at an exercise price of $15.00, (iv) 3,000,000 warrants to purchase shares of common stock of the post-combination company, with each warrant exercisable for one share of common stock of the post-combination company at an exercise price of $17.50 and (v) $17,500,000 in cash. The aggregate transaction consideration will be allocated among the holders of shares of Airspan Capital Stock (including holders of shares of Airspan Capital Stock issued pursuant to the net exercise of warrants to purchase Airspan Capital Stock and holders of shares of Airspan Restricted Stock), holders of Airspan stock options and participants in Airspan’s management incentive plan.

Liquidity and Capital Resources

As of March 31, 2021, the Company had cash outside the Trust Account of $756,488 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of March 31, 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Through March 31, 2021, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $120,000 which were repaid upon the IPO (as described in Note 5) and the remaining net proceeds from the IPO, the sale of the Over-allotment Units and the sale of Private Units (as described in Note 3 and 4).

The Company anticipates that the $756,488 outside of the Trust Account as of March 31, 2021, will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) from the initial stockholders (as defined in Note 4), the Company’s officers and directors, or their respective affiliates (which is described in Note 5), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the period for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed with the SEC on March 31, 2021, as amended by the 10-K/A filed with the SEC on May 14, 2021, for the fiscal year ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020, respectively.

Investment Held in Trust Account

Investment held in Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statement of income. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash, prepaid assets, accounts payable and due to related party are estimated to approximate the carrying values as of March 31, 2021 and December 31, 2020 due to the short maturities of such instruments.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified as level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 9,822,956 and 9,521,649 shares of common stock subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Net Income Per Common Share

Net income per common stock is computed by dividing net income by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of overallotment option granted in connection with the IPO and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events. The warrants are exercisable to purchase 12,045,000 shares of common stock in the aggregate.

The Company’s statement of income includes a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class method of income per common stock. Net income per common stock, basic and diluted, for redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income attributable to redeemable common stock, by the weighted average number of non-redeemable common stock outstanding for the periods. Non-redeemable common stock includes the founder shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

For the Three
Months Ended
March 31, 2021
Common stock subject to possible redemption
Numerator: Net income allocable to common stock subject to possible redemption Amortized Interest income on marketable securities held in trust	$9,295
Less: interest available to be withdrawn for payment of taxes	(9,295)
Net income allocable to common stock subject to possible redemption	$-
Denominator: Weighted Average Redeemable common stock Redeemable Common Stock, Basic and Diluted	3,399,685
Basic and Diluted net income per share, Redeemable Common Stock	$0.00

Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$3,043,204
Redeemable Net Earnings	-
Non-Redeemable Net Income	$3,043,204
Denominator: Weighted Average Non-Redeemable Common Stock Basic and diluted weighted average shares outstanding, common stock	5,398,351
Basic and diluted net income per share, common stock	$0.56

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the IPO.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of income. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the common stock.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed immaterial for the period ending March 31, 2021.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the IPO on November 3, 2020, the Company sold 10,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant to purchase one share of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000.

An aggregate of $10.10 per Unit sold in the IPO was held in the Trust Account and only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. As of December 31, 2020, $116,150,000 of the IPO proceeds was held in the Trust Account.

Warrants

Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, or there is an applicable exemption therefrom. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of common stock underlying such Unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000, in a private placement. The proceeds from the Private Units was added to the proceeds from the IPO held in the Trust Account.

Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 45,000 Private Units to the Sponsor, at a purchase price of $10 per Private Units, generating gross proceeds of $450,000.

Each Private Unit is identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the placement shares or placement warrants, which will expire worthless if the Company does not consummate a Business Combination within the allotted 12-month period (or up to 18-month period).

The Company’s Sponsor has agreed to waive redemption rights with respect to the placement shares (i) in connection with the consummation of an initial Business Combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination, or amendments to its amended and restated certificate of incorporation prior thereto, to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) if the Company fails to consummate an initial Business Combination within the Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the Company’s Sponsor and any other holders of the founder shares and placement shares (the “initial stockholders”) will be entitled to redemption rights with respect to any Public Shares held by them if the Company fails to consummate an initial Business Combination or liquidate within the Combination Period.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2020, the Sponsor purchased 2,156,250 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.012 per share (the “founder shares”). On October 20, 2020, the Company effected a stock dividend resulting in its Sponsor holding 2,875,000 founder shares, representing an adjusted purchase price of approximately $0.009 per share. The founder shares, after given effect to the stock dividend, include an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in November 2020, the 375,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

In September 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On November 2, 2020, the Company repaid $120,000 to the Sponsor.

Due to Related Party

The balance of $1,326 represents the operating expenses paid by a related party on behalf of the Company.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Units. At March 31, 2021 and December 31, 2020, no such Working Capital Loans were outstanding.

Related Party Extension Loans

The Company will have up to 12 months from the closing of the IPO to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 12 months, the Company may, by resolution of its board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account. The Company’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate its initial Business Combination to be extended, the Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per unit in either case, up to an aggregate of $2,000,000 or $2,300,000 if the underwriters’ over-allotment option is exercised in full) on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing loan. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial Business Combination. If the Company is unable to consummate an initial Business Combination within such time period, it will redeem 100% of its issued and outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law, and then seek to dissolve and liquidate.

Administrative Service Fee

The Company has agreed to pay an affiliate of its Sponsor, commencing on the Effective Date of the registration statement, a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2021, the Company incurred $30,000 of administrative services under this arrangement.

NOTE 6 — RECURRING FAIR VALUE MEASUREMENTS

Investment Held in Trust Account

As of March 31, 2021, investment in the Company’s Trust Account consisted of $658 in U.S. Money Market and $116,175,933 in U.S. Treasury Securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on March 31, 2021 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of March 31, 2021
U.S. Money Market	$658	$-	$-	$658
U.S. Treasury Securities	116,175,933	2,655	-	116,178,588
	$116,176,591	$2,655	$-	$116,179,246

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$379	$-	$-	$379
U.S. Treasury Securities	116,162,094	1,154	-	116,163,248
	$116,162,473	$1,154	$-	$116,163,627

The following table sets forth a summary of the changes in the carrying value of the investment held in Trust Account during the three months ended March 31, 2021:

	U.S. Money Market	U.S. Treasury Securities
Carrying value as of January 1, 2021	$379	$116,162,094
Amortization of interest income through the settlement date on February 4, 2021	-	7,906
Settlement on February 4, 2021	116,170,000	(116,170,000)
Investment in Treasury Securities	(116,169,721)	116,169,721
Amortization of interest income through March 31, 2021	-	6,212
Carrying value as of March 31, 2021	$658	$116,175,933

Warrant Liability

At March 31, 2021 and December 31, 2020, the Company’s warrants liability were valued at $8,761,750 and $12,372,000, respectively. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of income.

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of March 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	March 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$658	$658	$-	$-
U.S. Treasury Securities held in Trust Account	116,175,933	116,175,933	-	-
	$116,176,591	$116,176,591	$-	$-
Liabilities:
Warrant Liability	$8,761,750	$7,590,000	$-	$1,171,750
	$8,761,750	$7,590,000	$-	$1,171,750

The following table sets forth a summary of the changes in the fair value of the warrant liability during the three months ended March 31, 2021:

Warrant Liability
Fair value as of January 1, 2021	$12,372,000
Revaluation of warrant liability included in other income within the statement of income for the three months ended March 31, 2021	(3,610,250)
Fair value as of March 31, 2021	$8,761,750

The subsequent measurement of the Public Warrants for the three months ended March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at March 31, 2021 and December 31, 2020:

Input	March 31, 2021	December 31, 2020
Expected term (years)	5.31	5.59
Expected volatility	30.0%	29.0%
Risk-free interest rate	0.99%	0.44%
Annual dividends	$0.00	$0.00

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2020	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$379	$379	$-	$-
U.S. Treasury Securities held in Trust Account	116,162,094	116,162,094	-	-
	$116,162,473	$116,162,473	$-	$-
Liabilities:
Warrant Liability	$12,372,000	$-	$-	$12,372,000
	$12,372,000	$-	$-	$12,372,000

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed on October 29, 2020. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriters Agreement

The underwriters had a 45-day option beginning October 29, 2020 to purchase up to an additional 1,500,000 Units to cover over-allotments, if any.

On November 3, 2020, the Company paid a fixed underwriting discount of $2,000,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $3,500,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, and paid a fixed underwriting discount of $300,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $525,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

NOTE 8 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2020, there were no shares of preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of March 31, 2021 and December 31, 2020, there were 5,097,044 and 5,398,351 shares of common stock issued and outstanding, excluding 9,822,956 and 9,521,649 shares of common shares subject to possible redemption, respectively.

The Company’s initial stockholders have agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

New Beginnings Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of New Beginnings Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of income, changes in stockholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Correction of Misstatements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 20, 2020 (inception) through December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

San Francisco, CA

March 31, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 14, 2021.

NEW BEGINNINGS ACQUISITION CORP.

BALANCE SHEET AS OF DECEMBER 31, 2020

(As Restated)

Assets
Current asset - cash	$1,184,215
Prepaid assets	315,219
Total current assets	1,499,434
Cash and securities held in Trust Account	116,162,473
Total Assets	$117,661,907

Liabilities and Stockholders’ Equity
Accounts payable	$96,248
Total current liabilities	96,248
Warrant liability	12,372,000
Deferred underwriting discount	4,025,000
Total liabilities	16,493,248

Commitments
Common stock subject to possible redemption, 9,521,649 shares at redemption value	96,168,654

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,398,351 shares issued and outstanding (excluding 9,521,649 shares subject to possible redemption)	540
Additional paid-in capital	907,041
Retained earnings	4,092,424
Total stockholders’ equity	5,000,005

Total Liabilities and Stockholders’ Equity	$117,661,907

The accompanying notes are an integral part of these financial statements.

NEW BEGINNINGS ACQUISITION CORP.

STATEMENT OF Income

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Formation and operating costs	$215,159
Loss from operations	(215,159)

Other income (expense)
Interest Income	12,473
Warrant issuance costs	(973,090)
Unrealized gain on change in fair value of warrants	5,268,200
Total other income	4,307,583

Net income	$4,092,424

Basic and diluted weighted average shares outstanding, common stock subject to redemption	3,399,685
Basic and diluted net income per share	$0.00

Basic and diluted weighted average shares outstanding, common stock	4,646,706
Basic and diluted net income per share	$0.88

The accompanying notes are an integral part of the condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance as of August 20, 2020 (inception)	—	$—	$—	$—	$—
Common stock issued to Sponsor	2,875,000	288	24,712	—	25,000
Sale of 10,000,000 Units in Initial Public Offering	10,000,000	1,000	99,999,000	—	100,000,000
Sale of 500,000 Private Units to Sponsor in private placement	500,000	50	4,999,950	—	5,000,000
Sale of 1,500,000 Units through over-allotment	1,500,000	150	14,999,850	—	15,000,000
Sale of 45,000 Private Units to Sponsor in private placement	45,000	5	449,995	—	450,000
Underwriting fee	—	—	(2,300,000)	—	(2,300,000)
Deferred underwriting fee	—	—	(4,025,000)	—	(4,025,000)
Offering costs charged to the stockholders’ equity	—	—	(406,655)	—	(406,655)
Initial classification of warrant liability	—	—	(17,640,200)	—	(17,640,200)
Reclassification of offering costs related to warrants	—	—	973,090	—	973,090
Change in common stock subject to possible redemption	(9,521,649)	(953)	(96,167,701)	—	(96,168,654)
Net income	—	—	—	4,092,424	(4,092,424)
Balance as of December 31, 2020	5,398,351	540	$907,041	$4,092,424	$5,000,005

The accompanying notes are an integral part of the condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net income	$4,092,424
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on treasury securities held in Trust Account	(12,473)
Unrealized gain on change in fair value of warrants	(5,268,200)
Warrant issuance costs	973,090
Changes in current assets and current liabilities:
Prepaid assets	(315,219)
Accounts payable	96,248
Net cash used in operating activities	(434,130)

Cash Flows from Investing Activities:
Investment held in Trust Account	(116,150,000)
Net cash used in investing activities	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	112,700,000
Proceeds from private placement	5,450,000
Proceeds from issuance of founder shares	25,000
Proceeds from issuance of promissory note to related party	120,000
Repayment of promissory note to related party	(120,000)
Payments of offering costs	(406,655)
Net cash provided by financing activities	117,768,345

Net Change in Cash	1,184,215
Cash - Beginning	—
Cash - Ending	$1,184,215

Supplemental Disclosure of Non-cash Financing Activities:
Value of common stock subject to possible redemption	$96,168,654
Deferred underwriting commissions charged to additional paid-in capital	$4,025,000
Initial classification of warrant liability	$17,640,200

The accompanying notes are an integral part of the condensed financial statements.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

New Beginnings Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated as a Delaware corporation on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

The Company has selected December 31 as its fiscal year end.

As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liability as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on October 29, 2020 (the “Effective Date”). On November 3, 2020, the Company consummated the IPO of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the sale of 500,000 private units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to New Beginnings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $5,000,000, which is described in Note 5.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any. On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units (the “Over-Allotment Units”), and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000, and incurred $300,000 in cash underwriting fees.

Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 45,000 Private Units to the Sponsor, at a purchase price of $10 per Private Units, generating gross proceeds of $450,000.

Upon closing of the IPO, the Private Placement, and the sale of the Over-Allotment Units, a total of $116,150,000 ($10.10 per Unit) was placed in the Trust Account (as defined below).

Transaction costs amounted to $6,731,655 consisting of $2,300,000 of underwriting fee, $4,025,000 of deferred underwriting fee, and $406,655 of other offering costs.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account

Following the closing of the IPO on November 3, 2020 and the exercise of the over-allotment option, $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in a Trust Account, which can only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations and up to $100,000 of interest for its dissolution expenses, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest to occur of (a) the completion of a Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 12 months (or up to 18 months if the Company extends the period of time to consummate a Business Combination) from November 3, 2020 (the “Combination Period”), the closing of the IPO.

Initial Business Combination

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, any placement shares and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares, any placement shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and placement shares if the Company fails to complete the initial Business Combination within the Combination Period.

On March 8, 2021, the Company (“Parent”), and Airspan Networks Inc., a Delaware corporation (“Airspan”), jointly issued a press release announcing the execution of a Business Combination agreement (the “Agreement”) among the Company, Airspan, and Artemis Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into Airspan, with Airspan surviving the Merger as a wholly-owned direct subsidiary of the Company (the “Business Combination,” together with the other transactions related thereto, the “Proposed Transaction”).

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash outside the Trust Account of $1,184,215 available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem common stock. As of December 31, 2020, none of the amount in the Trust Account was available to be withdrawn as described above.

Through December 31, 2020, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, advances from the Sponsor in an aggregate amount of $120,000 which were repaid upon the IPO (as described in Note 6) and the remaining net proceeds from the IPO, the sale of the Over-allotment Units and the sale of Private Units (as described in Note 4 and 5).

The Company anticipates that the $1,184,215 outside of the Trust Account as of December 31, 2020, will be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 6) from the initial stockholders, the Company’s officers and directors, or their respective affiliates (which is described in Note 6), for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimates of the costs of undertaking in-depth due diligence and negotiating Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Business Combination. Moreover, the Company will need to raise additional capital through loans from its Sponsor, officers, directors, or third parties. None of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a Business Combination, which terms are similar to those contained in the warrant agreement, dated as of October 29, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 11,500,000 Public Warrants and (ii) the 545,000 Private Warrants (See Note 4 and Note 5). The Company previously accounted for the both Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Income in the period of change.

After consultation with the Company’s independent registered public accounting firm, the Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from August 20, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:

	As Previously Reported	Adjustment	As Restated
Balance Sheet at November 3, 2020
Warrant Liability	$—	$15,380,000	$15,380,000
Common stock subject to possible redemption	94,117,880	(15,380,000)	78,737,880
Common stock	406	152	558
Additional paid-in capital	5,000,060	853,681	5,853,741
Accumulated deficit	$(461)	$(853,833)	$(854,294)

Balance Sheet at December 31, 2020
Warrant Liability	$—	$12,372,000	$12,372,000
Common stock subject to possible redemption,	108,540,654	(12,372,000)	96,168,654
Common stock	418	122	540
Additional paid-in capital	5,202,273	(4,295,232)	907,041
Retained earnings (accumulated deficit)	$(202,686)	$4,295,110	$4,092,424

Statement of Income for the period from August 20, 2020 (inception) through December 31, 2020
Warrant issuance costs	$—	$(973,090)	$(973,090)
Unrealized gain on change in fair value of warrants	—	5,268,200	5,268,200
Net (loss) income	$(202,686)	$4,295,110	$4,092,424
Basic and diluted weighted average shares outstanding, common stock subject to redemption	4,063,751	(664,066)	3,399,685
Basic and diluted net income per share	$0.00	(0.00)	0.00
Basic and diluted weighted average shares outstanding, common stock	3,982,640	664,066	4,646,706
Basic and diluted net (loss) income per share	$(0.05)	$0.93	$0.88

Statement of Cash Flows for the period from August 20, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net (loss) income	$(202,686)	$4,295,110	$4,092,424
Unrealized gain on change in fair value of warrants	—	(5,268,200)	(5,268,200)
Warrant issuance costs	—	973,090	973,090

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Investment Held in Trust Account

Investment held in Trust Account consist of United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of income. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash, prepaid assets, and accounts payable are estimated to approximate the carrying values as of December 31, 2020 due to the short maturities of such instruments.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the warrant liability is classified as level 3. See Note 7 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the common stock.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 9,521,649 shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income Per Common Share

Net income per common stock is computed by dividing net income by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of overallotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 12,045,000 shares of common stock in the aggregate.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s Statement of Income includes a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class method of income per common stock. Net income per common stock, basic and diluted, for redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of redeemable common stock outstanding since original issuance. Net income per common stock, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income attributable to redeemable common stock, by the weighted average number of non-redeemable common stock outstanding for the periods. Non-redeemable common stock includes the founder shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

For the Period from August 20, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Net income allocable to common stock subject to possible redemption Amortized Interest income on marketable securities held in trust	$7,960
Less: interest available to be withdrawn for payment of taxes	(7,960)
Net income allocable to common stock subject to possible redemption	$—
Denominator: Weighted Average Redeemable common stock Redeemable Common Stock, Basic and Diluted	3,399,685
Basic and Diluted net income per share, Redeemable Common Stock	$0.00

Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$4,092,424
Redeemable Net Earnings	—
Non-Redeemable Net Income	$4,092,424
Denominator: Weighted Average Non-Redeemable Common Stock Basic and diluted weighted average shares outstanding, common stock	4,646,706
Basic and diluted net income per share, common stock	$0.88

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders’ equity upon the completion of the IPO. Accordingly, as of December 31, 2020, offering costs totaling $6,731,655 have been charged to stockholders’ equity (consisting of $2,300,000 in underwriting fee, $4,025,000 in deferred underwriting fee, and approximately $406,655 of other cash expenses).

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of income. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the common stock.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statement and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes was deemed immaterial for the period ending December 31, 2020.

Risks and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s financial position will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s financial position may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the IPO on November 3, 2020, the Company sold 10,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant to purchase one share of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 4).

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $15,000,000.

An aggregate of $10.10 per Unit sold in the IPO was held in the Trust Account and only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which invest only on direct U.S. government treasury obligations. As of December 31, 2020, $116,150,000 of the IPO proceeds was held in the Trust Account.

Warrants

Each warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant-holders.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 4 — INITIAL PUBLIC OFFERING (cont.)

If the Company calls the warrants for redemption as described above, the management will have the option to require any holders that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 500,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $5,000,000, in a private placement. The proceeds from the Private Units was added to the proceeds from the IPO held in the Trust Account.

Simultaneously with the closing of the exercise of the overallotment option, the Company completed the private sale of an aggregate of 45,000 Private Units to the Sponsor, at a purchase price of $10 per Private Units, generating gross proceeds of $450,000.

Each Private Unit is identical to the Units sold in the IPO, except as described below. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the placement shares or placement warrants, which will expire worthless if the Company does not consummate a Business Combination within the allotted 12-month period (or 18-month period).

The Company’s Sponsor has agreed to waive redemption rights with respect to the placement shares (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend its amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or amendments to its certificate of incorporation prior, to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the Combination Period or with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) if the Company fails to consummate a Business Combination within the Combination Period or if the Company liquidates prior to the expiration of the Combination Period. However, the initial stockholders will be entitled to redemption rights with respect to any Public Shares held by them if the Company fails to consummate a Business Combination or liquidate within the Combination Period.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2020, the Sponsor purchased 2,156,250 shares of common stock for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, the Company effected a stock dividend resulting in its Sponsor holding 2,875,000 founder shares, representing an adjusted purchase price of approximately $0.009 per share. The founder shares, after given effect to the stock dividend, include an aggregate of up to 375,000 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in November 2020, the 375,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

In September 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. On November 2, 2020, the Company repaid $120,000 to the Sponsor. As of December 31, 2020, the Company had not borrowed any amount under the promissory note with the Sponsor.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide non-interest bearing loans to the Company as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. At December 31, 2020, no such Working Capital Loans were outstanding.

Related Party Extension Loans

The Company will have up to 12 months from the closing of the IPO to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 12 months, the Company may, by resolution of its board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account. The Company’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order for the time available for the Company to consummate its initial Business Combination to be extended, the Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $1,000,000, or $1,150,000 if the underwriters’ over-allotment option is exercised in full ($0.10 per unit in either case, up to an aggregate of $2,000,000 or $2,300,000 if the underwriters’ over-allotment option is exercised in full) on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing loan. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial Business Combination. If the Company is unable to consummate an initial Business Combination within such time period, it will redeem 100% of its issued and outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law, and then seek to dissolve and liquidate.

Administrative Service Fee

The Company has agreed to pay an affiliate of its Sponsor, commencing on the Effective Date of the registration statement, a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from October 29, 2020 to December 31, 2020, the Company incurred $20,000 of administrative services under this arrangement. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 7 — RECURRING FAIR VALUE MEASUREMENTS

Investment Held in Trust Account

As of December 31, 2020, investment in the Company’s Trust Account consisted of $379 in U.S. Money Market and $116,162,094 in U.S. Treasury Securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$379	$—	$—	$379
U.S. Treasury Securities	116,162,094	1,154	—	116,163,248
	$116,162,473	$1,154	$—	$116,163,627

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 7 — RECURRING FAIR VALUE MEASUREMENTS (cont.)

Warrant Liability

At December 31, 2020, the Company’s warrants liability were valued at $12,372,000. Under the guidance in ASC 815-40 the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s Statement of Income.

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2020	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$379	$379	$—	$—
U.S. Treasury Securities held in Trust Account	116,162,094	116,162,094	—	—
	$116,162,473	$116,162,473	$—	$—
Liabilities:
Warrant Liability	$12,372,000	$—	$—	$12,372,000
	$12,372,000	$—	$—	$12,372,000

The following table sets forth a summary of the changes in the fair value of the warrant liability for the period from August 20,2020 (inception) through December 31, 2020:

Warrant Liability
Fair value as of August 20, 2020	$—
Initial fair value of warrant liability upon issuance at IPO	15,380,000
Initial fair value of warrant liability upon issuance at over-allotment	2,260,200
Revaluation of warrant liability included in other income within the statement of income for the period from August 20,2020 (inception) through December 31, 2020	(5,268,200)
Fair value as of December 31, 2020	$12,372,000

The estimated fair value of the warrants is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per common stock equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, Private Units, and Units that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement signed on October 29, 2020. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriters Agreement

The underwriters had a 45-day option beginning October 29, 2020 to purchase up to an additional 1,500,000 units to cover over-allotments, if any.

On November 3, 2020, the Company paid a fixed underwriting discount of $2,000,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $3,500,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase the remaining 500,000 Over-Allotment Units, and paid a fixed underwriting discount of $300,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $525,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2020, there were no shares of preferred shares issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. As of December 31, 2020, there were 5,398,351 shares of common stock issued and outstanding, excluding 9,521,649 shares of common shares subject to possible redemption.

The Company’s initial stockholders have agreed not to transfer, assign or sell their founder shares until the earlier of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

NOTE 10 — INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$29,754
Federal Net Operating loss	12,810
Total deferred tax asset	42,564
Valuation allowance	(42,564)
Deferred tax asset, net of allowance	$—

NEW BEGINNINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2020 AND FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

NOTE 10 — INCOME TAX (cont.)

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(42,564)

State
Current	—
Deferred	—
Change in valuation allowance	42,564
Income tax provision	$—

As of December 31, 2020, the Company has $61,001 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 20, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $42,564.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Permanent Book/Tax Differences	(22.0)%
Change in valuation allowance	(1.0)%
Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in Florida and is subject to examination by the various taxing authorities.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Airspan Networks Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Airspan Networks Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in mezzanine equity and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s Senior Term Loan requires the Company to achieve certain restrictive financial covenants. The Company’s business plan for 2021, which is also described in Note 1, contemplates increased revenue and reduced operating losses. The Company’s ability to achieve the foregoing elements of its business plan, which may be necessary to permit the satisfaction of the financial covenants, is uncertain and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2005

Ft. Lauderdale, Florida

May 14, 2021

AIRSPAN NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$18,196	$2,877
Restricted cash	422	136
Accounts receivable, net of allowance of $374 and $2,032 at December 31, 2020 and 2019, respectively	71,621	40,281
Inventory	12,019	17,142
Prepaid expenses and other current assets	7,602	8,085
Total current assets	109,860	68,521
Property, plant and equipment, net	4,833	5,517
Goodwill	13,641	13,641
Intangible assets, net	7,629	9,362
Right-of-use assets, net	7,882	10,032
Other non-current assets	3,837	3,457
Total assets	$147,682	$110,530

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$36,849	$24,837
Deferred revenue	7,521	10,035
Other accrued expenses	22,538	17,434
Line of credit	—	32,822
Subordinated term loan, current portion - related party	—	31,762
Subordinated convertible debt	—	33,057
Subordinated debt	10,065	—
Current portion of long-term debt	298	272
Total current liabilities	77,271	150,219
Long-term debt	2,087	—
Subordinated term loan, long-term - related party	34,756	—
Senior term loan, long-term	36,834	—
Other long-term liabilities	17,147	11,282
Total liabilities	168,095	161,501

Commitments and contingencies (Note 13)

Mezzanine equity:
Convertible preferred stock, $0.0001 par value; 9,293,156 and 7,862,263 shares authorized at December 31, 2020 and 2019; 4,581,404 and 3,672,129 shares issued and outstanding at December 31, 2020 and 2019	363,481	309,923

Stockholders’ deficit
Common stock, $0.0003 par value; 10,000,000 shares authorized; 202,705 shares issued at December 31, 2020 and 2019, and 202,582 shares outstanding at December 31, 2020 and 2019	—	—
Class B Common stock, $0.0003 par value; 482,838 shares authorized; 466,952 shares issued and outstanding at December 31, 2020 and 2019	—	—
Class C Common stock, $0.0003 par value; 2,630,840 shares authorized; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Additional paid-in capital	311,431	308,788
Accumulated deficit	(695,325)	(669,682)
Total stockholders’ deficit	(383,894)	(360,894)
Total liabilities, mezzanine equity and stockholders’ deficit	$147,682	$110,530

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share data)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Products and software licenses	$134,338	$127,624	$187,511
Maintenance, warranty and services	38,617	38,407	23,240
Total revenues	172,955	166,031	210,751

Cost of revenues:
Products and software licenses	84,375	93,362	141,574
Maintenance, warranty and services	4,477	2,297	1,923
Total cost of revenues	88,852	95,659	143,497
Gross profit	84,103	70,372	67,254

Operating expenses:
Research and development	52,858	59,941	45,963
Sales and marketing	28,738	37,114	34,456
General and administrative	16,555	16,444	13,067
Amortization of intangibles	1,733	1,365	114
Loss on sale of assets	22	1,491	3,314
Total operating expenses	99,906	116,355	96,914

Loss from operations	(15,803)	(45,983)	(29,660)

Interest expense, net	(6,422)	(5,927)	(3,357)

Other income (expense), net	(4,200)	403	(2,527)

Loss before income taxes	(26,425)	(51,507)	(35,544)

Income tax benefit (expense)	782	(474)	252

Net loss	$(25,643)	$(51,981)	$(35,292)

Loss per share - basic and diluted	$(38.30)	$(77.64)	$(138.57)
Weighted average shares outstanding - basic and diluted	669,534	669,534	254,679

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except for share data)

	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at January 1, 2018	72,123	—	416,667	—	1,450,993	325,203	—	615,231	393,511	—	—	—	—	3,273,728	$267,267
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	—	277,955	46,325	—	—	324,280	34,876
Issuance of common stock in connection with acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of replacement stock options in connection with acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2018	72,123	—	416,667	—	1,450,993	325,203	—	615,231	393,511	277,955	46,325	—	—	3,598,008	302,143
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	—	74,121	—	—	—	74,121	7,780
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2019	72,123	—	416,667	—	1,450,993	325,203	—	615,231	393,511	352,076	46,325	—	—	3,672,129	309,923
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt to preferred stock	—	—	—	—	—	—	—	—	—	—	—	383,266	—	383,266	23,571
Conversion of voting to non-voting shares	(72,123)	72,123	(416,667)	416,667	(370,000)	—	370,000	—	—	—	—	—	—	—	—
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	357,721	168,288	526,009	29,987
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at December 31, 2020	—	72,123	—	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	168,288	4,581,404	$363,481

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT (CONTINUED)

(in thousands, except for share data)

	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at January 1, 2018	202,582	—	$—	$299,148	$(582,409)	$(283,261)
Net loss	—	—	—	—	(35,292)	(35,292)
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—
Issuance of common stock in connection with acquisition	—	466,952	—	6,663	—	6,663
Issuance of replacement stock options in connection with acquisition	—	—	—	227	—	227
Share-based compensation expense	—	—	—	871	—	871
Balance at December 31, 2018	202,582	466,952	—	306,909	(617,701)	(310,792)
Net loss	—	—	—	—	(51,981)	(51,981)
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—
Share-based compensation expense	—	—	—	1,879	—	1,879
Balance at December 31, 2019	202,582	466,952	—	308,788	(669,682)	(360,894)
Net loss	—	—	—	—	(25,643)	(25,643)
Conversion of debt to preferred stock	—	—	—	—	—	—
Conversion of voting to non-voting shares	—	—	—	—	—	—
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—
Share-based compensation expense	—	—	—	2,643	—	2,643
Balance at December 31, 2020	202,582	466,952	$—	$311,431	$(695,325)	$(383,894)

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(25,643)	$(51,981)	$(35,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,640	4,458	2,994
Foreign exchange loss (gain) on long-term debt	26	(4)	(15)
Share-based compensation expense	2,643	1,879	871
Loss on disposal of property, plant and equipment	3	17	—
Bad debt expense	5	62	752
Total adjustments	7,317	6,412	4,602
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(31,345)	(11,632)	748
Decrease in inventory	5,123	7,891	2,851
Decrease in prepaid expenses and other current assets	483	16,991	5,329
(Decrease) increase in accounts payable	12,012	(3,111)	895
(Decrease) increase in deferred revenue	(2,514)	5,253	(29,117)
(Decrease) increase in other accrued expenses	5,104	894	(1,289)
Decrease (increase) in other operating assets	(380)	(261)	377
(Decrease) increase in other long-term liabilities	5,889	(1,392)	1,759
Accrued interest on long-term debt	3,587	2,706	450
Net cash used in operating activities	(20,367)	(28,230)	(48,687)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,226)	(2,673)	(1,912)
Acquisition of business, net of cash acquired	—	—	(841)
Net cash used in investing activities	(2,226)	(2,673)	(2,753)

Cash flows from financing activities:
(Repayments of) borrowings under line of credit, net	(1,993)	(3,867)	9,310
Borrowings under (repayments of) subordinated convertible debt	—	23,000	(412)
Borrowings under senior term loan	6,005	—	—
Borrowings under other long-term debt	2,073	—	—
Proceeds from the sale of Series F and F-1 stock, net	—	7,780	34,876
Proceeds from the sale of Series G stock, net	21,913	—	—
Proceeds from the sale of Series H stock, net	8,074	—	—
Proceeds from the issuance of Series H warrants	2,126	—	—
Net cash provided by financing activities	38,198	26,913	43,774

Net increase (decrease) in cash, cash equivalents and restricted cash	15,605	(3,990)	(7,666)

Cash, cash equivalents and restricted cash, beginning of year	3,013	7,003	14,669

Cash, cash equivalents and restricted cash, end of year	$18,618	$3,013	$7,003

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Supplemental disclosures of cash flow information
Cash paid for interest	$6,363	$5,761	$2,902
Cash received from R&D tax credit refunds, net of cash paid for income taxes	$241	$446	$127
Operating cash flows from operating leases	$2,857	$2,511	$—
Right-of-use assets obtained in exchange for operating lease obligations	$—	$2,775	$—

Supplemental disclosure of non-cash investing activities:
Payment of merger consideration by issuing Class B common stock with a fair value	$—	$—	$6,663
Payment of merger consideration utilizing line of credit	$—	$—	$15,000
Payment of merger consideration by issuing replacement stock options with a fair value	$—	$—	$227

Supplemental disclosure of non-cash financing activity:
Issuance of preferred stock upon conversion of debt	$23,571	$—	$—
Conversion of debt to preferred stock	$(23,571)
Issuance of Class B common stock at fair value in connection with the Mimosa acquisition	$—	$—	$6,663
Assignment of line of credit to new lender under Senior term loan	$32,940	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Airspan Networks Inc. (“Airspan” or the “Company”) designs and produces wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations. Airspan provides Radio Access Network (“RAN”) products based on Open Virtualized Cloud Native Architectures that support technologies including 5G new radio (“5G NR”) Long Term Evolution (“LTE”) and Fixed Wireless standards operating in licensed, lightly-licensed and unlicensed frequencies.

The market for the Company’s wireless systems includes mobile carriers, other public network operators and private and government network operators for command and control in industrial and public safety applications such as smart utilities, defense, transportation, mining and oil and gas. The Company’s strategy applies the same network technology across all addressable sectors.

The Company’s main operations are in Slough, United Kingdom (“U.K.”); Mumbai, India; Tokyo, Japan; Airport City, Israel; Santa Clara, California; and with corporate headquarters in the United States (“U.S.”) in Boca Raton, Florida.

Basis of Presentation and Principles of Consolidation

The accompanying financial statements include the accounts of the Company, its wholly-owned subsidiaries and Airspan IP Holdco LLC (“Holdco”) – 99.8% owned by Airspan. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or loss of Holdco. The non-controlling interest in net assets of this subsidiary, and the net income or loss attributable to the non-controlling interest, were not recorded by the Company as they are considered immaterial. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company accounts for its investment in a wholly-owned subsidiary, Dense Air Ltd. (“Dense Air”), as an equity method investment. (See Note 21).

Liquidity

The Company has historically incurred losses from operations. In the past, these losses have been financed through cash on hand, or capital raising activities including borrowings or the sale of newly issued shares.

During 2020, the Company and five of its wholly owned subsidiaries had a loan facility with Pacific Western Bank (“PWB”) and Ally Bank (“Ally”) under the Second Amended and Restated Loan and Security Agreement (the “PWB Facility”). Under the PWB Facility, at the beginning of 2020, the Company could borrow up to $45 million (this amount was reduced by amendment during 2020 to $34.7 million), subject to compliance with certain covenants (See Note 7). In addition to the PWB Facility, the Company had subordinated debt facilities with two other lenders for $39 million in aggregate. (See Notes 8 and 9).

During 2020, the Company entered into several amendments to the PWB Facility. Among other things, these amendments modified the financial and funding covenants and extended the due date for the audited consolidated financial statements. The maturity of the PWB Facility was extended and the interests of PWB and Ally therein were subsequently assigned to Fortress (as defined below) and other new lenders.

The Company’s Subordinated Convertible Debt of $9.0 million plus interest matured on June 30, 2020. The Company was not able to agree to an extended maturity date and the debt remained outstanding as of December 31, 2020 and in default under the terms of the arrangement. Fortress granted a limited waiver, which waives each actual and prospective default and event of default existing directly as a result of the non-payment of the Subordinated Convertible Debt.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION (cont.)

On December 30, 2020, PWB and Ally assigned their interests in the PWB Facility to certain new lenders pursuant to an Assignment Agreement (the “Assignment Agreement”) and PWB entered into a Resignation and Assignment Agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and DBFIP ANI LLC (“Fortress”) became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility. Also on December 30, 2020, Fortress, the new lenders, the Company, Airspan IP Holdco LLC, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K. entered into a Reaffirmation Agreement and Omnibus Amendment Agreement (the “Reaffirmation and Omnibus Amendment”), pursuant to which the parties agreed to amend and restate the terms of the PWB Facility to read as set forth in the Credit Agreement (the “Fortress Credit Agreement”). The existing obligations under the PWB Credit Facility were converted to and reconstituted as term loans under the Fortress Credit Agreement and the obligations thereunder increased. The borrower subsidiaries under the PWB Facility, together with certain other borrower subsidiaries (not including Dense Air Limited or any of its subsidiaries), are guarantors and security parties under the Fortress Credit Agreement. (See Note 10).

During the years ended December 31, 2020, 2019 and 2018, the Company received cash through the issuance of Convertible Preferred Stock as follows:

Instrument Issued	Date	Amount

Series F and F-1 Preferred Stock	October 19, 2018	$30.0 million
Series F Preferred Stock	November 20, 2018	$5.0 million
Issued in 2018		$35.0 million

Series F Preferred Stock	September 20, 2019	$8.0 million
Issued in 2019		$8.0 million

Series G Preferred Stock	various	$22.0 million
Series H Preferred Stock	various	$10.4 million
Issued in 2020		$32.4 million

The Company had $109.9 million of current assets and $77.3 million of current liabilities at December 31, 2020. During the year ended December 31, 2020, the Company used $20.4 million in cash flow from operating activities. The Company is investing heavily in 5G research and development and the Company expects to continue to use cash from operations during 2021 and 2022. Cash on hand, equity of $32.4 million raised in 2020 and borrowing capacity under the Fortress Credit Agreement may not allow the Company to reasonably expect to meet the forecasted cash requirements.

Going concern

The accompanying consolidated financial statements have been prepared and are presented assuming the Company’s ability to continue as a going concern. As discussed in Note 10 to the financial statements, the Company’s Senior Term Loan requires certain prospective financial covenants to be met. The Company’s business plan for 2021 contemplates increased revenue and reduced operating losses to achieve satisfaction of the financial covenants. Given the continued uncertainty in the global markets, in the event that the Company’s was unable to achieve these prospective covenants the Company’s Senior Term Loan and the Subordinated Loan could become due prior to the maturity date.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION (cont.)

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, which the Company believes will be sufficient to meet the prospective covenants of the Company’s Senior Term Loan, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;

●	continuing to develop 5G product offerings that will expand the market for the Company’s products;

●	continuing to evaluate and implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies; and

●	renegotiating and replacing debt facilities and raising additional funds for operations.

On March 8, 2021, the Company announced that it entered into a definitive business combination agreement with a Special Purpose Acquisition Company (“SPAC”), New Beginnings Acquisition Corporation, which, upon closing of the agreement expected in the third quarter of 2021 (“SPAC Transaction”) will provide additional access to capital and new funding sources that were not available previously to the Company. (See Note 22).

There can be no assurance that the above actions will be successful. If the Company is unable to successfully complete the SPAC Transaction, the Company’s current cash balance will be insufficient to satisfy repayment demands from its lenders if the Company does not meet the prospective financial covenants of the Senior Term Loan and the Senior Term Loan becomes due prior to maturity. There is no assurance that the SPAC transactions, or new or renegotiated financing will be available or that if available on satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

COVID-19 Update

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared COVID-19 a pandemic. The spread of COVID-19, a novel strain of coronavirus, has and continues to alter the behavior of business and people in a manner that is having negative effects on local, regional and global economies. The COVID-19 pandemic had a significant impact on our supply chains, impacting product supply and delivery to our customers, in particular for the second and third quarter of 2020. Future pandemic induced lockdowns continue to be a risk to the supply chain. As a further consequence of the COVID-19 pandemic, component lead times are extending as demand begins to outstrip supply on certain components, including semiconductors. This has caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supply delays. The Company cannot at this time accurately predict what effects, or their extent, the coronavirus outbreak will have on its 2021 operating results, due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, the length of voluntary business closures and governmental actions taken in response to the outbreak. More generally, a widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could affect demand for its products and therefore impact the Company’s results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents and restricted cash

The Company considers all highly liquid investments with an original maturity, or remaining maturity when acquired, of three months or less to be cash equivalents. Cash and cash equivalents are all maintained in bank accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019	2018
Cash and cash equivalents	$18,196	$2,877	$5,553
Restricted cash	422	136	1,450
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$18,618	$3,013	$7,003

Restricted cash consists of cash on deposit and cash pledged as collateral to secure the guarantees described in Note 10. The cash on deposit balance reflects the remaining balance available of the senior term loan (see Note 10) that is solely for the purpose of financing the manufacture of products for a specific customer’s network. Restricted cash balances were as follows (in thousands):

	December 31,
	2020	2019
Customer and supplier guarantees	$298	$13
Landlord guarantees	124	123
Total	$422	$136

Accounts receivable

Accounts receivable represent receivables from customers in the ordinary course of business. These are recorded at the invoiced amount and do not bear interest. Receivables are recorded net of the allowance for doubtful accounts in the accompanying consolidated balance sheets. The Company evaluates the collectability of its accounts receivable based on a combination of factors, such as historical experience, credit quality, country risk, current level of business, age of the accounts receivable and current economic conditions. The Company regularly analyzes its customer accounts overdue more than 90 days and when it becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance to reduce the related receivable to the amount it reasonably believes to be collectible. When collection efforts cease or collection is considered remote, the account and related allowance are written off.

During the years ended December 31, 2020, 2019 and 2018, the Company sold certain accounts receivable balances that had a carrying value of approximately $11.5 million, $73.0 million and $152.7 million, respectively, to an unrelated third party. The transfers were accounted for as sales and the Company has no continuing involvement with the transferred assets. During 2020, 2019 and 2018, the Company recorded a loss of $22 thousand, $1.5 million and $3.3 million, respectively, related to these sales transaction which represents the difference between the receivable carrying amount and cash received. This loss is included in loss on sale of assets in the accompanying consolidated statements of operations.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventory

Inventory is stated at the lower of cost or net realizable value under the average cost method. Cost includes all costs incurred in bringing each product to its present location and condition. We record inventory write-downs to net realizable value through an allowance for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred as part of general and administrative expenses in the consolidated statements of operations. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, based on prices prevailing at the date of acquisition of each asset evenly over its expected useful life, as follows:

●	Plant, machinery and equipment – over 2 to 5 years

●	Furniture and fixtures – over 4 to 5 years

●	Leasehold improvements – over lesser of the minimum lease term or the useful life

Goodwill

Goodwill is the result of a business combination that occurred in 2018 (See Note 5). Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is not amortized, rather, an impairment test is conducted on an annual basis, or more frequently if indicators of impairment are present, which are determined through a qualitative assessment. A qualitative assessment includes consideration of the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. If our qualitative assessment does not conclude that it is more likely than not that the estimated fair value of the reporting unit is greater than the carrying value, we perform a quantitative analysis. In a quantitative test, the fair value of a reporting unit is determined based on a discounted cash flow analysis and further analyzed using other methods of valuation. A discounted cash flow analysis requires us to make various assumptions, including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on our long-term projections. Assumptions used in our impairment testing are consistent with our internal forecasts and operating plans. Our discount rate is based on our debt structure, adjusted for current market conditions. If the fair value of the reporting unit exceeds its carrying amount, there is no impairment. If not, we compare the fair value with its carrying amount. To the extent the carrying amount exceeds its fair value, an impairment charge of the reporting unit’s goodwill would be necessary. The Company’s annual assessment date is December 31.

Based on the results of the assessments performed, no indicators of impairment were noted. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill were recognized during all periods presented in the consolidated financial statements.

Intangible assets, net

The Company’s intangible assets are primarily the result of business combinations and include acquired developed technology, customer relationships, trademarks and non-compete agreements. These are amortized utilizing a straight line method over their estimated useful lives. When establishing useful lives, the Company considers the period and the pattern in which the economic benefits of the intangible asset are consumed or otherwise used; or, if that pattern cannot be reliably determined, using a straight-line amortization method over a period that may be shorter than the ultimate life of such intangible asset. There is no residual value associated with the Company’s finite-lived intangible assets.

The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of long-lived assets.”

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset’s expected future undiscounted cash flows. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected undiscounted future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected undiscounted future cash flows, impairment exists and is determined by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized are permanent and may not be restored in the future. No impairment was recorded during the years ended December 31, 2020, 2019 and 2018.

Other non-current assets

Other non-current assets represent the value of funded employee severance benefit accounts and deposits issued to landlords. Eighteen employees are entitled to one month of the employee’s current salary, multiplied by the number of years of employment. The Company accrues a liability for this obligation and funds an employee severance benefit account monthly. The value of these funds is recorded in other non-current assets in the Company’s consolidated balance sheets and the liability is recorded in other long-term liabilities. The deposited funds include earnings accumulated up to the balance sheet date. The deposited funds may be withdrawn by the employee only upon the fulfillment of the obligation pursuant to labor law or agreements.

Right-of-use assets and Lease liabilities

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842),” as of the first day of the fiscal year 2019 using the modified retrospective approach and elected not to adjust comparative periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which permits us not to reassess under the new standard our prior conclusions about lease identification, lease classification and the initial direct costs. The Company elected the practical expedient to keep leases with an initial term of 12 months or less off the consolidated balance sheet and the practical expedient to account for non-lease components in a contract as part of a single lease component. Lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term. Adoption of the new standard resulted in the recording of additional right-of-use lease assets and lease liabilities of $12.5 million as of the first day of fiscal year 2019. The standard did not materially impact the Company’s consolidated net earnings and had no impact on cash flows. Additionally, there was no cumulative effect of adoption on retained earnings in the statement of changes in stockholders’ deficit.

Revenue recognition

Effective January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method applied to those contracts that were not completed as of January 1, 2018. The adoption of ASC 606 did not result in a material difference in accounting compared to legacy revenue guidance and no transition adjustments were required.

The Company recognizes revenue by applying the following five-step approach: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company derives the majority of its revenue from sales of its networking products and software licenses, with the remaining revenue generated from service fees relating to maintenance contracts, professional services and training for its products. The Company sells its products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. For each contract, the Company considers the promise to transfer products and/or services, each of which are distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company’s networking products have both software and non-software (i.e., hardware) components that function together to deliver the products’ essential functionality. Since the Company’s products cannot be used apart from the embedded software it is considered one distinct performance obligation.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Certain of the Company’s contracts have multiple distinct performance obligations, as the promise to transfer individual goods or services is separately identifiable from other promises in the contracts and the customer can benefit from these individual goods or services either on their own or together with other resources that are readily available to the customer. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on its relative stand-alone selling price. The stand-alone selling prices are determined based on the prices at which the Company separately sells these products. For items that are not sold separately, the Company estimates the stand-alone selling prices using either an expected cost-plus margin or adjusted market assessment approach depending on the nature of the specific performance obligation.

The following is a summary of revenue by category (in thousands):

	Year Ended December 31,
	2020	2019	2018
Products sales	$131,105	$121,741	$185,092
Non-recurring engineering (“NRE”)	16,007	21,713	14,291
Product maintenance contracts	11,796	9,221	2,153
Professional service contracts	10,814	7,473	6,796
Software licenses	2,757	5,607	2,012
Other	476	276	407
Total revenues	$172,955	$166,031	$210,751

For all of the Company’s product sales, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment of the product. For product sales, the Company generally does not grant return privileges, except for defective products during the warranty period. Sales taxes collected from customers are excluded from revenues.

Revenue from non-recurring engineering is recognized at a point in time or over-time depending on if the customer controls the asset being created or enhanced. For new product design or software development services, the customer does not control the asset being created, the customer is not simultaneously receiving or consuming the benefits from the work performed and the work performed has alternative use to the Company. Therefore, revenue related to these projects is recognized at a point in time which is when the specified developed technology has been delivered and accepted by the customer. Revenue recognized at a point in time for these services amounted to $8.1 million, $17.2 million, and $10.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. For services performed on a customer’s owned asset, since the customer controls the asset being enhanced, revenue is recognized over time as services are rendered. Revenue recognized over time for these services using a cost-based input method amounted to $8.0 million, $4.5 million, and $3.6 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company is allowed to bill for services performed under the contract in the event the contract is terminated.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue from professional service contracts primarily relates to training and other consulting arrangements performed by the Company for its customers. Revenue from professional services contracts provided on a time and materials basis are recognized when the Company has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Revenue from product maintenance contracts is recognized over time as the Company’s performance obligations are satisfied. This is typically the contractual service period, which is generally one year. Maintenance and support services are a distinct performance obligation that includes the stand-ready obligation to provide telephone support, bug fixes and unspecified software upgrades and updates provided on a when-and-if-available basis and/or extended hardware warranty, which is considered a service type warranty.

Revenue from software licenses is primarily related to the sale of perpetual licenses to customers. The software delivered to the customer has stand-alone functionality and the customer can use the intellectual property as it exists at any time. Therefore, the Company recognizes revenue when the software license is delivered to the customer. There are no further performance obligations once the software license is delivered to the customer.

Payment terms to customers generally range from net 30 to 120 days from invoice, which are considered to be standard payment terms. The Company assesses its ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer. The Company has elected to apply the practical expedient that allows an entity to not adjust the promised amount of consideration in customer contracts for the effect of a significant financing component when the period between the transfer of product and services and payment of the related consideration is less than one year. The estimated cost of any post-sale obligations, including basic product warranties, is accrued at the time revenue is recognized based on a number of factors, which include historical experience and known conditions that may impact future warranty costs.

The Company accounts for shipping and handling activities as a fulfilment cost rather than an additional promised service. Therefore, revenue related to shipping and handling activities is included in product revenues. Shipping and handling costs are accrued and recorded as cost of revenue when the related revenue is recognized. Billings to customers for reimbursement of out-of-pocket expenses, including travel, lodging and meals, are recorded as revenue, and the associated costs incurred by the Company for those items are recorded as cost of revenue. Revenue related to the reimbursement of out-of-pocket costs are accounted for as variable consideration.

Contract Balances

A contract asset is recorded when revenue is recognized in advance of our right to receive consideration (i.e., we must perform additional services in order to receive consideration). Amounts are recorded as receivables when our right to consideration is unconditional. When consideration is received, or we have an unconditional right to consideration in advance of delivery of goods or services, a contract liability is recorded. The transaction price can include non-refundable upfront fees, which are allocated to the identifiable performance obligations.

Contract assets are included within accounts receivables and contract liabilities are included in deferred revenue in our consolidated balance sheets. The opening and closing balances of our contract asset and liability balances from contracts with customers as of December 31, 2020 and 2019 were as follows:

	Contracts Assets	Contracts Liabilities
Balance as of December 31, 2019	$11,823	$10,035
Balance as of December 31, 2020	5,361	7,521
Change	$6,462	$2,514

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenues for the years ended December 31, 2020 and 2019, include the following:

	Year Ended December 31,
	2020	2019
Amounts included in the beginning of year contract liability balance	$3,576	$2,407

Costs to Obtain or Fulfill a Contract

The Company capitalizes commission expenses paid to internal sales personnel and sales agent commissions that are incremental to obtaining customer contracts, for which the related revenue is recognized over a future period. These costs are incurred on initial sales of product, maintenance and professional services and maintenance and support contract renewals. The Company defers these costs and amortizes them over the period of benefit, which the Company generally considers to be the contract term or length of the longest delivery period as contract capitalization costs in the consolidated balance sheets. Commissions paid relating to contract renewals are deferred and amortized on a straight-line basis over the related renewal period as commissions paid on renewals are commensurate with commissions paid on initial sales transactions. Costs to obtain or fulfil contracts were not significant for the years ended December 31, 2020, 2019 and 2018. Costs to obtain a contract for development and engineering service contracts are expensed as incurred in accordance with the practical expedient as the contractual period of these contracts are generally one year or less.

Warranty liabilities

The Company provides a limited warranty for periods, usually ranging from 12 to 24 months, to all purchasers of its new products. Warranty expense is accrued on the sale of products and is recognized as a cost of revenue. The expense is estimated based on analysis of historic costs and other relevant factors.

Information regarding the changes in the Company’s product warranty liabilities for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	December 31,
	2020	2019
Balance, beginning of period	$981	$1,609
Accruals	826	824
Settlements	(788)	(1,452)
Balance, end of period	$1,019	$981

Foreign currency

The U.S. dollar is the functional currency of all of the Company’s foreign subsidiaries. Foreign currency denominated monetary assets and liabilities of subsidiaries for which the U.S. dollar is the functional currency are remeasured based on exchange rates at the end of the period. Non-monetary assets and liabilities of these operations are remeasured at historical rates in effect when the asset was recognized or the liability was incurred. Revenues and expenses for foreign entities transacted in local currency are remeasured at average exchange rates in effect during each period. The resulting remeasurement gains and losses are recognized within other income (expense), net on the Company’s consolidated statements of operations.

The Company recorded foreign currency losses of $0.2 million and $0.6 million and a foreign currency gain of $0.1 million during the years ended December 31, 2020, 2019 and 2018, respectively, in other income (expense), net.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in highly rated financial instruments. The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The amount that exceeded the federally insured limits totaled $15.1 million and $0.6 million as of December 31, 2020 and 2019, respectively. The Company has not experienced any losses on such accounts.

In addition, the Company maintains various bank accounts in various foreign countries, which are not insured. The Company has not incurred any losses on these uninsured foreign bank accounts, and management believes it is not exposed to any significant credit risk regarding these accounts. Cash and restricted cash balances were as follows (in thousands):

	December 31,
	2020	2019
Cash in U.S. dollars in U.S. banks	$15,997	$1,161
Cash in foreign banks and foreign currency	2,612	1,843
Petty cash	9	9
Total	$18,618	$3,013

The Company’s accounts receivable are derived from sales of its products, and approximately 75%, 27% and 13% of product sales were to non-U.S. customers for the years ended December 31, 2020, 2019 and 2018, respectively. Two customers accounted for $52.6 million or 73% of the net accounts receivable balance at December 31, 2020, three customers accounted for $31.3 million or 78% of the net accounts receivable balance at December 31, 2019, and three customers accounted for $34.3 million or 82% of the net accounts receivable balance at December 31, 2018. The Company requires payment in advance or payment security in the form of a letter of credit to be in place at the time of shipment, except in cases where credit risk is considered to be acceptable. The Company’s top three customers accounted for 69%, 73% and 91% of revenue in 2020, 2019 and 2018, respectively. For the year ended December 31, 2020, the Company had two customers whose revenue was greater than 10% of the year’s total. For the years ended December 31, 2019 and 2018, the Company had one customer each year whose revenue was greater than 10% of the year’s total.

The Company received 61%, 64% and 75% of goods for resale from five suppliers in 2020, 2019 and 2018, respectively. The Company outsources the manufacturing of its base station products to contract manufacturers and obtains subscriber terminals from vendors in the Asia Pacific region. In the event of a disruption to supply, the Company would be able to transfer the manufacturing of base stations to alternate contract manufacturers and has alternate suppliers for the majority of subscriber terminals.

Preferred stock warrants

The Company accounts for preferred stock warrants at fair value and are classified as liabilities in accordance with ASC 480, Accounting for Redeemable Equity Instruments as the warrants are exercisable into contingently redeemable preferred stock described in Note 14. All preferred stock warrants are recognized at fair value and re-measured at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net.

The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants and the completion of a liquidity event, at which time all convertible preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to additional paid-in capital.

The Company had not previously accreted the convertible preferred stock to its redemption value since the shares were not currently redeemable and redemption was not deemed to be probable.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-based compensation

The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statements of operations over the requisite service periods. Share-based compensation expense recognized in the consolidated statements of operations includes compensation expense for share-based awards granted based on the estimated grant date fair value. Compensation expense for all share-based awards is recognized using the straight-line single-option method. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense has been reduced to account for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. (See Note 15).

Segment reporting

The Company operates as a single segment, the development and supply of broadband wireless products and technologies. This is based on the objectives of the business and how our chief operating decision maker, the President and Chief Executive Officer, monitors operating performance and allocates resources.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances related to deferred tax assets are recorded based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authorities. The Company does not have any other material uncertain tax positions.

The Company recognizes accrued interest related to unrecognized tax benefits, if any in interest expense and penalties in operating expenses. As of December 31, 2020 and 2019, the Company did not have any amounts accrued for interest and penalties or recorded for uncertain tax positions.

Other taxes

Taxes on the sale of products and services to U.S. customers are collected by the Company as an agent and recorded as a liability until remitted to the respective taxing authority. For sales in applicable countries outside the U.S., the Company is subject to value added tax (VAT). These taxes have been presented on a net basis in the consolidated financial statements.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value measurements

We carry certain assets and liabilities at fair value. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants on the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Observable inputs other than the quoted prices in active markets for identical assets and liabilities; and

Level 3	Unobservable inputs for which there is little or no market data, which require us to develop assumptions of what market participants would use in pricing the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the placement of assets and liabilities being measured within the fair value hierarchy. (See Note 12).

Earnings (loss) per share

Earnings (loss) per share is calculated and reported under the “two-class” method. The “two-class” method is an earnings allocation method under which earnings per share is calculated for each class of common stock and participating security considering both dividends declared or accumulated and participation rights in undistributed earnings as if all such earnings had been distributed during the period. The Company has convertible preferred stock which have a right to participate in dividends; these are deemed to be participating securities. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company. (See Note 17).

When applicable, basic earnings (loss) per share is calculated by dividing net income, after deducting dividends on convertible preferred stock and participating securities as well as undistributed earnings allocated to participating securities, by the average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated in a similar manner after consideration of the potential dilutive effect of common stock equivalents on the average number of common shares outstanding during the period. Common stock equivalents include warrants, stock options and restricted stock awards. Common stock equivalents are calculated based upon the treasury stock method using an average market price of common shares during the period. Dilution is not considered when a net loss is reported. Common stock equivalents that have an antidilutive effect are excluded from the computation of diluted earnings per share.

Advertising expense

Advertising is expensed as incurred. Advertising expense is included in sales and marketing in the consolidated statements of operations and amounted to $1.0 million, $1.2 million and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Recent accounting pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04 (amended by ASU 2019-10), “Intangibles – Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment.” which simplifies the test for goodwill impairment by removing the second step of the test. There is a one-step qualitative test and does not amend the optional qualitative assessment of goodwill impairment. The new standard is effective January 1, 2021 and is not expected to have a material impact on the Company’s consolidated financial statements.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” which requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customers in a software licensing arrangement. The new standard is effective January 1, 2021 and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes.” which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends the existing guidance. The new standard is effective January 1, 2021 and is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The new standard is effective January 1, 2022 (early adoption is permitted, but not earlier than January 1, 2021). The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This accounting standards update provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new guidance may be adopted by the Company no later than December 1, 2022, with early adoption permitted. The potential adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The Company is required to adopt the new guidance on January 1, 2023. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior-year amounts to conform with current-year presentation. These reclassifications had no effect on the Company’s net loss or cash flows from operations.

3.	INVENTORY

Inventory consists of the following (in thousands):

	December 31,
	2020	2019
Purchased parts and materials	$4,476	$4,848
Work in progress	442	515
Finished goods and consumables	7,101	11,779
	$12,019	$17,142

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consists of the following (in thousands):

	December 31,
	2020	2019
Plant, machinery and equipment	$30,159	$28,474
Furnitures and fixtures	705	702
Leasehold improvements	2,469	3,124
	33,333	32,300
Accumulated depreciation	(28,500)	(26,783)
	$4,833	$5,517

Depreciation expense totaled approximately $2.9 million, $3.1 million and $2.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

5.	GOODWILL AND INTANGIBLE ASSETS, NET

The Company has goodwill of $13.6 million resulting from its acquisition of Mimosa in November 2018.

Intangible assets, net consists of the following (in thousands):

	Weighted	December 31, 2020
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(1,627)	$6,183
Customer relationships	6	2,130	(739)	1,391
Trademarks	2	720	(720)	—
Non-compete	3	180	(125)	55
Total acquired intangible assets		$10,840	$(3,211)	$7,629

	Weighted	December 31, 2019
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(846)	$6,964
Customer relationships	6	2,130	(177)	1,953
Trademarks	2	720	(390)	330
Non-compete	3	180	(65)	115
Total acquired intangible assets		$10,840	$(1,478)	$9,362

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

5.	GOODWILL AND INTANGIBLE ASSETS, NET (cont.)

The Company’s intangible assets include internally developed technology, customer relationships, trademarks and non-compete agreements.

●	The internally developed software fair value was calculated by multiplying the core technology license revenue by an estimated fair royalty rate less income taxes and taking the present value of the annual cash flows of the estimated 10-year economic lives of the assets.

●	The customer relationships fair value acquired at the time of the business combination was calculated by multiplying the expected existing customer revenue, after attrition less expenses, and taking the present value of the excess earnings.

●	The trademarks fair value was calculated by multiplying the trademark revenue by an estimated fair royalty rate less income taxes and taking the present value of the annual cash flows of the estimated two year lives of the tax benefit.

●	The non-compete fair value was calculated by the difference between the forecasted revenue with and without the non-compete agreements and taking the present value of the annual cash flows of the estimated three year lives of the benefit of the non-compete agreements.

Amortization expense related to the Company’s intangible assets amounted to $1.7 million, $1.4 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Estimated amortization expense for the next five years and thereafter related to the Company’s intangible assets is as follows (in thousands):

2021	$1,191
2022	1,136
2023	1,136
2024	1,107
2025	781
Thereafter	2,278
$7,629

6.	OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Accrued payroll and related benefits and taxes	$6,812	$6,192
Accrued royalties	3,401	1,557
Agent and sales commissions	2,501	1,078
Right-of-use lease liability, current portion	2,671	3,397
Tax liabilities	1,967	696
Product warranty liabilities	1,019	981
Accrued 5G small cell costs	—	1,367
Manufacturing accruals	1,243	98
Other	2,924	2,068
	$22,538	$17,434

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

7.	LINE OF CREDIT

The Company, Airspan Communications Limited, Airspan Networks (SG) Inc., Airspan Networks Ltd, Mimosa Networks, Inc. and Mimosa Networks International LLC were parties to a Second Amended and Restated Loan and Security Agreement with PWB and Ally. To secure its obligations under the PWB Facility, the Company and certain subsidiaries had granted PWB, as agent, a security interest in all of the Company’s and such subsidiaries’ assets, subject to certain exclusions.

There were several modifications and amendments to the PWB Facility during 2020 and 2019, including adding Airspan Networks Ltd and Mimosa Networks, Inc. as additional borrowers, and extending the maturity date to December 31, 2020. On November 20, 2018, in conjunction with the acquisition of Mimosa, the maximum limit was raised to $45.0 million and the PWB Facility was expanded to include a $15.0 million term loan. These amendments provided necessary waivers and modified the financial and funding covenants, as well as extension of its maturity dates. As of December 31, 2019, the maturity date of the PWB Facility was May 31, 2020, and during 2020, the maturity date was extended on various occasions to December 31, 2020.

To secure its obligations under the PWB Facility, the Company had granted PWB a security interest in all of the Company’s assets provided that the collateral did not include outstanding capital stock of any foreign subsidiary in excess of 65% of the voting power that each foreign subsidiary is entitled to vote. The Company established a lockbox account for the collection of its receivables at PWB which required the Company to classify the PWB Facility as a current liability. As of December 31, 2019, the Company was not in compliance with all debt covenant requirements.

At December 31, 2019, $32.8 million of indebtedness was outstanding under the PWB Facility. At December 31, 2019, the interest rate charged was 6.5% on the revolving part of the PWB Facility, which was the prime rate plus 1.0% and not less than 6%. As of December 31, 2019, there was no availability for use by the Company under PWB Facility. Interest during 2019 accrued at the PWB Prime Rate plus 2.75%, provided PWB Prime Rate is no lower than 7.75%, and was paid monthly. Repayments under the term loan began on December 1, 2019 at $417 thousand per month. In January 2020, the revolving part of the PWB Facility interest rate was modified to prime rate plus 1.0% and not less than 6%. In May 2020, the revolving part of the PWB Facility interest rate was modified to prime rate plus 2.0% and not less than 7%.

On December 30, 2020, PWB and Ally assigned their interests in the PWB Facility to new lenders pursuant to the Assignment Agreement and PWB entered into the Agent Resignation Agreement pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and Fortress became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility. Also on December 30, 2020, Fortress, the lenders party thereto, the Company, Airspan IP Holdco LLC, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K. entered into the Reaffirmation and Omnibus Amendment, pursuant to which the parties agreed to amend and restate the terms of the PWB Credit Facility to read as set forth in the Fortress Credit Agreement. The existing obligations under the PWB Facility were converted to and reconstituted as term loans under the Fortress Credit Agreement and the obligations thereunder increased. The borrower subsidiaries under the PWB Facility, together with certain other borrower subsidiaries, became guarantors and security parties under the Fortress Credit Agreement. See Note 10 for information regarding the Fortress Credit Agreement.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

8.	SUBORDINATED CONVERTIBLE DEBT AND SUBORDINATED DEBT

On August 6, 2015, the Company issued Golden Wayford Limited a $10.0 million subordinated Convertible Note Promissory Note (the “Golden Wayford Note”) pursuant to the subordinated Convertible Purchase Agreement dated such date. The Golden Wayford Note was amended and restated on November 28, 2017, to reduce the interest rate thereon and to reflect the application of the payment of $1.0 million of principal on such note. The Golden Wayford Note had an original maturity date of February 16, 2016, which through subsequent amendments was extended to June 30, 2020. The conversion rights related to this agreement expired on its maturity date, June 30, 2020, and there the loan was reclassified from Subordinated Convertible Debt to Subordinated Debt. The Golden Wayford Note was subordinate to the PWB Facility and, after giving effect to the Assignment Agreement, the Resignation Agreement and the Reaffirmation and Omnibus Amendment, is now subordinate to the obligations under the Fortress Credit Agreement. A limited waiver under the Fortress Credit Agreement waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note.

The principal and accrued interest under the Golden Wayford Note would have been automatically converted into common shares at the time of the next equity financing and consummated prior to, on or after the maturity date (June 30, 2020). Such conversion right expired in accordance with its term. Interest accrues at 5.0% per annum and is payable quarterly, however, because such payment is prohibited by the terms of the subordination, interest is (in accordance with the terms of the related promissory note) paid in kind.

During 2019, the Company entered into four loans with an aggregate principal of $23.0 million in the form of Subordinated Convertible Note Purchase Agreements with Oak Investment Partners “(Oak)” that were due to mature on December 31, 2020. Interest accrued on each of these notes at the rate of 6% per annum. Each note was subordinate to the PWB line of credit. The principal and accrued interest would automatically be converted into common shares at the time of the next equity financing. The number of common shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on the note, as of the date of conversion, by the price paid per share for common shares by the investors in the next equity financing. At December 31, 2019, the Company had $23.5 million of subordinated convertible debt related to this agreement.

On February 3, 2020, the Company approved the issuance and sale of 383,266 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share to Oak pursuant to an Exchange Agreement, dated as of February 3, 2020 between the Company and Oak, in exchange for the $23.5 million aggregate principal amount of the Company’s Subordinated Convertible Promissory Notes held by Oak, plus accrued but unpaid interest thereon.

The Company had subordinated debt of $9.0 million, plus accrued interest as of December 31, 2020 and subordinated convertible debt of $33.1 million as of December 31, 2019.

9.	SUBORDINATED TERM LOAN

On February 9, 2016, the Company entered into a $15.0 million subordinated Term Loan Agreement with a related party (the “Subordinated Loan Agreement”) that was due to mature on February 9, 2018. On July 12, 2016, the Company entered into an additional $15.0 million Amendment No. 1 to Subordinated Term Loan Agreement that was due to mature on February 9, 2018. On July 3, 2017, the Company entered into Amendment No. 2 to the Subordinated Term Loan Agreement that extended the maturity date to June 30, 2019. On May 23, 2019, the Company entered into Amendment No. 3 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2020. On March 30, 2020, the Company entered into Amendment No. 4 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2021. On December 30, 2020, the Company entered into Amendment No. 5 to the Subordinated Term Loan Agreement that extended the maturity date of the later of (a) December 30, 2024 and (b) 365 days after the maturity date of the Fortress Agreement (as in effect on December 30, 2020). The Subordinated Term Loan Agreement was subordinate to the PWB Facility and on December 30, 2020, the interests of PWB and Ally in the PWB Facility were assigned to new lenders pursuant to an Assignment Agreement (the “Assignment Agreement”) and PWB entered into a Resignation and Assignment Agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and Fortress became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility. The Subordinated Loan Agreement remained subordinate to the PWB Facility after the assignment to the new lenders.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

9.	SUBORDINATED TERM LOAN (cont.)

Prior to May 23, 2019, interest accrued at 2.475% per annum and was payable quarterly. In accordance with the amendments below, the interest rate changed as follows:

(a)	Amendment Number 3, on May 23, 2019, the interest rate changed to 9.0% per annum to be accrued;

(b)	Amendment Number 4, on March 30, 2020, the interest rate changed to 9.0% per annum through December 31, 2020 and from and after January 1, 2021, at a rate of 12.0% per annum to be accrued; and

(c)	Amendment Number 5, on December 30, 2020, the interest rate from January 1, 2021 and thereafter changed to 9.0% per annum to be accrued, subject to reversion to 12.0% if a condition subsequent is not satisfied. The subsequent condition was satisfied.

The principal and accrued interest may be repaid early.

10.	SENIOR TERM LOAN

On December 30, 2020, the Company, together with Airspan IP Holdco LLC, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K. as guarantors, (collectively the “Loan Parties”), together with the other parties thereto, entered into the Assignment Agreement, the Resignation and Assignment Agreement, and the Reaffirmation and Omnibus Amendment, the result of which was the amendment and restatement of the terms of the PWB Facility under the Fortress Credit Agreement with the new lenders as the lenders thereunder. Fortress in its capacity became the administrative agent, collateral agent and trustee for the lenders and other secured parties.

The Fortress Credit Agreement initial term loan (“Tranche 1”) total commitment of $34.0 million and a term loan (“PIK” or “Paid in Kind”) commitment of $10.0 million (“Tranche 2”) were both funded to the Company on December 30, 2020. Pursuant to the Fortress Credit Agreement, the Company may expand the term loan commitment by $20.0 million subject to the terms and conditions of the agreement. The maturity date of the total loan commitment is December 30, 2024. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contains a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021 and a related fee in the amount of the make-whole amount of interest that would have been payable had such prepayment not been made.

To secure its obligations under the Fortress Credit Agreement, Fortress was assigned PWB’s security interest under the PWB Facility and the Company granted Fortress as security for the obligations a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

The Fortress Agreement contains representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investment, as defined in the Fortress Credit Agreement), and make distributions. In addition, financial covenants apply, including, (a) minimum liquidity of $4.0 million as of December 31, 2020 and $5.0 million thereafter, (b) minimum last twelve-month revenue and (c) minimum last twelve-month Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). Revenue and EBITDA financial covenants which are tested quarterly. As of December 31, 2020, the Company was in compliance with all applicable covenants.

In connection with the Fortress Credit Agreement, the Company granted Fortress entities party to the Fortress Credit Agreement a warrant to purchase 55,284 shares of the Company’s Series H Senior Convertible Preferred Stock at a purchase price of $61.50. See Note 14 for additional information about the Series H Senior Convertible Preferred Stock. These warrants were recorded at fair value and recorded as a discount to the debt and will be amortized over the term of the debt instrument.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

10.	SENIOR TERM LOAN (cont.)

The interest rate for Tranche 1 is based on the level of the Company’s Net EBITDA Leverage Ratio. The initial applicable rate for Tranche 1 is set at Level V (see table below). After the initial applicable rate period, the relevant rate is as follows for Tranche 1:

Level	Net EBITDA Leverage Ratio	Base Rate Loan	LIBOR Loan
Level I	Less than or equal to 2.00:1.00	The applicable rate is the Base Rate plus 6.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 0.50%	The applicable rate is LIBOR plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%

Level II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	The applicable rate is the Base Rate plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%	The applicable rate is LIBOR plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%

Level III	Less than or equal to 4.00:1.00 but greater than 3.00:1.00	The applicable rate is the Base Rate plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%	The applicable rate is LIBOR plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%

Level IV	Less than or equal to 5.00:1.00 but greater than 4.00:1.00	The applicable rate is the Base Rate plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%	The applicable rate is LIBOR plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%

Level V	Greater than 5.00:1.00	The applicable rate is the Base Rate plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%	The applicable rate is LIBOR plus 11.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 5.50%

Interest with respect to Tranche 1 is payable monthly in accordance with the Cash Component/PIK Component split described in the foregoing table.

With respect to Tranche 2, the relevant applicable rate is five percent (5.00%) and is payable monthly as interest paid in kind.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

11.	LONG-TERM DEBT

Long-term debt consists of:

	December 31,
	2020	2019
PPP Loan	$2,087	$-
Finnish Funding Agency for Technology and Innovation (“Tekes”)	458	410
	2,545	410
Less current portion – product development loan	(298)	(272)
Less accrued interest on product development loan – current	(160)	(138)
Total long-term debt	$2,087	$-

On April 27, 2020, under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, administered by the Small Business Administration (“SBA”), the Company entered into a promissory note of approximately $2.1 million with First Home Bank (“PPP Loan”). The promissory note bears interest at a rate of 1% and is payable in monthly installments of principal and interest over 18 months beginning seven months from the date of this promissory note and continuing on the 5th day of each month thereafter. A final payment of the entire unpaid balance of principal and interest will be due on April 27, 2022, the maturity date. On March 8, 2021, the Company applied for the promissory note to be forgiven by the SBA in whole or in part. Any remaining balance following forgiveness by the SBA will be fully amortized over the remaining term of the promissory note. The purpose of this promissory note is to retain workers, maintain payroll and for the use of other eligible expenditures pursuant to the terms of the CARES Act.

At both December 31, 2020 and 2019, there were two capital loans amounting to $0.3 million with Tekes, the main public funding organization for research and development in Finland.

The table below sets forth the contractual maturities of the Company’s debt for each of the five years subsequent to December 31, 2020 and thereafter (in thousands):

	Senior	Subordinated	Subordinated	Long-Term
	Term Loan	Debt	Term Loan	Debt	Total
2021	$-	$10,065	$-	$298	$10,363
2022	-	-	-	2,087	2,087
2023	-	-	-	-	-
2024	44,025	-	-	-	44,025
2025	-	-	34,756	-	34,756
Thereafter	-	-	-	-	-
	$44,025	$10,065	$34,756	$2,385	$91,231
Unamortized debt issuance costs	(5,794)	-	-	-	(5,794)
Unamortized purchase discount	(1,397)	-	-	-	(1,397)
Total Debt	$36,834	$10,065	$34,756	$2,385	$84,040

The contractual payments set forth in the table above may differ from actual payments due to the timing of principal payments required upon the planned Special Purpose Acquisition Corporation (“SPAC”) transaction in the third quarter of 2021 (see Note 22).

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

12.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. These assets include property, plant and equipment, goodwill and intangible assets, net. The Company did not record impairment to any non-financial assets in the year ended December 31, 2020 and 2019. The Company does not have any non-financial liabilities measured and recorded at fair value on a non-recurring basis.

Financial Disclosures about Fair Value of Financial Instruments

The tables below set forth information related to the Company’s consolidated financial instruments (in thousands):

	Level in	December 31, 2020		December 31, 2019
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	1	$18,196	$18,196	$2,877	$2,877
Restricted cash	1	422	422	136	136
Cash and investment in severance benefit accounts	1	3,567	3,567	3,296	3,296

Liabilities:

Line of credit	2	-	-	32,822	32,822
Subordinated term loan	2	34,756	24,327	31,762	31,917
Subordinated convertible debt	2	-	-	33,057	32,901
Subordinated debt	2	10,065	6,624	-	-
Senior term loan (a)	2	36,834	37,948	-	-
Long-term debt	2	2,087	2,087	-	-
Warrants (b)	3	7,632	7,632	787	787

(a)	As of December 31, 2020, the carrying amount of the senior term loan is net of $5.8 million in fees amortized over the loan period, and net of $1.4 million in connection with 55,284 warrants issued to lenders under the Fortress Credit Agreement (see Note 10). The warrants issued in connection with the Fortress Agreement were recorded at fair value as a discount to the debt and is being amortized to interest expense over the contractual term of the debt.

(b)	As of December 31, 2020 and 2019, warrants are included in other long-term liabilities in the Company’s consolidated balance sheets.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

12.	FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s cash and cash equivalents and restricted cash approximate the carrying value because of their short-term nature of these accounts.

As of December 31, 2020, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan (Fortress Credit Agreement), followed by the junior status of the subordinated term loan and subordinated debt. The senior term loan face value was adjusted for $4.7 million of original issue discounts and $1.4 million of fair value of Series H warrants issued to lenders pursuant to the Fortress Credit Agreement, resulting in the fair value of the senior term loan totaling $37.9 million, with a 12.80% implied yield. The fair values of the subordinated term loan and subordinated debt were $24.3 million (70.0% of face value) and $6.6 million (65.8% of face value), respectively. The implied yields of the subordinated term loan and subordinated debt were 17.05% and 16.57%, respectively.

As of December 31, 2019, the fair value of the subordinated term loan, subordinated convertible debt and line of credit considered the senior status of the line of credit with PWB, followed by the junior status of the subordinated term loan and subordinated convertible debt. Given the implied yield and expected recovery rate of the line of credit with PWB, the annual default probability was calibrated at 10.39%. The fair values of the subordinated term loan and subordinated convertible debt were $31.9 million (100.5% of face value) and $32.9 million (99.5% of face value), respectively. The implied yields of the subordinated term loan and subordinated convertible debt were 8.44% and 8.43%, respectively. Included in subordinated convertible debt was the carrying amount of $23.0 million which approximated its fair value. The subordinated convertible debt was exchanged for shares of the Company’s Series G Senior Convertible Preferred Stock on February 3, 2020.

The estimated fair value of long-term debt approximated its carrying amount because based on the arrangement of the financing of the debt and pursuant to the terms of the CARES ACT, the Company applied for this debt to be forgiven by the SBA in whole or in part.

The estimated Company warrant liability was recorded at fair value. (See Note 14).

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

13.	COMMITMENTS AND CONTINGENCIES

The Company had commitments with its main subcontract manufacturers under various purchase orders and forecast arrangements of $55.6 million at December 31, 2020, all of which have expected delivery dates of during the year ended December 31, 2021.

The Company’s operating leases consist of various office facilities. The Company uses a portfolio approach to account for such leases due to the similarities in characteristics and apply an incremental borrowing rate equal to the average interest rate of the Company’s existing debt facilities. The Company’s office leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. The Company accounts for lease components (e.g. fixed payments including rent, real estate taxes and common area maintenance costs) as a single lease component. Some of our leases include one or more options to renew the lease term at our sole discretion. The Company has included in the calculation of the Company’s lease liability or right-of-use lease assets options to renew that are reasonably certain of exercise.

The presentation of right-of-use assets and lease liabilities in the Company’s consolidated balance sheets is as follows (in thousands):

		December 31,
Leases	Classification	2020	2019
Assets
Operating lease assets	Right-of-use lease asset, net (1)	$7,882	$10,032
Total leased assets		$7,882	$10,032

Liabilities
Current
Operating	Other accrued expenses	$2,671	$3,397
Noncurrent
Operating	Other long-term liabilities	5,424	6,900
Total lease liabilities		$8,095	$10,297

(1)	Operating right of-use lease assets are recorded net of accumulated amortization of $2,842 and $2,775 as of December 31, 2020 and 2019, respectively.

The Company has classified the lease components as follows (in thousands):

		Year Ended December 31,
Lease Cost	Classification	2020	2019
Operating lease cost	General and administrative	$3,412	$3,047
Amortization of right of use assets	General and administrative	2,842	2,775
Interest on lease liabilities	General and administrative	555	722
Total lease cost		$6,809	$6,544

Short-term lease costs amounted to $0.2 million for both years ended December 31, 2020 and 2019, and is included in general and administrative expenses in the consolidated statements of operations.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

13.	COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum lease payments for assets under non-cancelable operating lease agreements with original terms of more than one year as of December 31, 2020 are as follows (in thousands):

2021	$2,695
2022	2,194
2023	1,920
2024	1,935
2025	342
Thereafter	-
Total lease payments	9,086
Less: Interest	(991)
Present value of lease liabilities	$8,095

The weighted average remaining lease term at December 31, 2020 is as follows:

Weighted Average Remaining Lease Term (Years)	December 31, 2020
Operating leases	3.61 years

Average Discount Rate
Operating leases	6.53%

The Company had bank guarantees with its landlords and customers totaling $0.6 million and $0.3 million at December 31, 2020 and 2019, respectively. The guarantees secure payment or performance obligations of the Company under contracts. At December 31, 2020, the Company had pledged cash to the banks as collateral for guarantees aggregating $0.6 million, of which $0.4 million is recorded as restricted cash in current assets and $0.2 million is recorded as other non-current assets.

In addition to the guarantees mentioned above, the Company has issued a guarantee to Tekes, the main public funding organization for research and development in Finland, for the repayment of loans taken out by its fully consolidated subsidiary, Airspan Finland Oy. These uncollateralized loans totaled $0.5 million at December 31, 2020, which includes $0.2 million of accrued interest.

Certain officers of the Company have change in control payments that they would be entitled to receive in the event of a change in control.

Contingencies and Legal Proceedings

From time to time, the Company receives and reviews correspondence from third parties with respect to licensing their patents and other intellectual property in connection with the sale of the Company’s products. Disputes may arise with such third parties if an agreement cannot be reached regarding the licensing of such patents or intellectual property.

On October 14, 2019, Barkan Wireless IP Holdings, L.P. (“Barkan”) filed a complaint for patent infringement in the United States District Court for the Eastern District of Texas against Sprint Corporation and other entities alleging infringement of U.S. Patent Nos. 8,559,312, and 9,392,638 based in part on two of the Company’s products, Airave 4 and Magic Box Gold. See Barkan Wireless IP Holdings, L.P. v. Sprint Corporation et al, Case No. 2:19-cv-00336-JRG (E.D. Tex.). On December 5, 2019, Barkan filed an amended complaint further alleging infringement of U.S. Patent No. 8,014,284 based in part on the Company’s Airave 4 and Magic Box Gold products. The Company is not a named defendant in this case. On March 8, 2021, Barkan and Sprint notified the Court that they had reached a settlement in principle. On that date, Sprint demanded that the Company indemnify Sprint $3,870,000 for a portion of the amounts Sprint paid to defend and settle the case.  On March 26, 2021, the Court granted an agreed motion to dismiss and the case was closed.  The Company is currently evaluating Sprint’s indemnity demand and the extent of the Company’s indemnity obligation, if any.

Except as set forth above, the Company is not currently subject to any other material legal proceedings. The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of its business. While the results of such claims and litigation cannot be predicted with certainty, the Company currently believes that it is not a party to any litigation the final outcome of which is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

Convertible preferred stock consists of the following shares at $0.0001 par value:

Series	Shares Authorized 12/31/2020	Shares issued and outstanding 12/31/2020	Shares issued and outstanding 12/31/2019
Convertible Preferred Stock
Series B	72,123	-	72,123
Series B-1	72,123	72,123	-
Series C	416,667	-	416,667
Series C-1	416,667	416,667	-
Series D	2,142,050	1,080,993	1,450,993
Series D-1	487,805	325,203	325,203
Series D-2	2,142,050	370,000	-

Senior Convertible Preferred Stock
Series E	1,008,742	615,231	615,231
Series E-1	659,310	393,511	393,511
Series F	398,401	352,076	352,076
Series F-1	46,325	46,325	46,325
Series G	740,987	740,987	-
Series G-1	202,100	-	-
Series H	487,806	168,288	-
	9,293,156	4,581,404	3,672,129

Issuances of Convertible Preferred Stock as of December 31, 2020:

Description	Shares Issued	Issuance Price per share	Conversion Rate (1)		Voting Rate (2)	Liquidation Preference (in thousands)
Convertible Preferred Stock
Series B-1	72,123	$807.00	1.0		-	$58,203
Series C-1	416,667	$24.00	1.0		-	$10,000
Series D	1,080,993	$61.50	1.0		1.00	$66,481
Series D-1	325,203	$61.50	1.0		-	$20,000
Series D-2	370,000	$61.50	1.0		-	$22,755

Senior Convertible Preferred Stock
Series E	615,231	$91.00	1.04		1.04	$55,989
Series E-1	393,511	$91.00	1.04		-	$35,811
Series F	352,076	$107.93	1.755		1.755	$38,000
Series F-1	46,325	$107.93	1.755		-	$5,000
Series G	740,987	$61.50	1.0	*	1.00	$113,927
Series H	168,288	$61.50	1.0		1.00	$10,350

*	The Series G and G-1 Convertible Preferred Stock have special conversion rights in connection with an IPO or a SPAC merger whereby the Series G Convertible Preferred Stock shall receive shares to at least 2.5 times the amount paid for each preferred share.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

(1) Conversion Rate

The conversion rate (“Conversion Rate”) represents the number of shares of common stock or Class C common stock, as applicable, to be received in exchange for each share of convertible preferred stock. The Conversion Rate will be adjusted upon the occurrence of any of the following events: (i) the Company’s payment of common stock dividends or distributions, (ii) common stock or Class C common stock splits, subdivisions or combinations; (iii) reclassification, reorganization, change or conversion of the common stock or Class C common stock; and (iv) the merger or consolidation of the Company with or into another entity. The Conversion Rate is subject to further anti-dilution adjustments pursuant to a broad-based weighted average formula for certain issuances of equity securities by the Company below the conversion price to common stock or Class C common stock, as applicable, of each preferred share. In connection with the issuance of the Series G Senior Preferred Stock in February 2020, the conversion price of the Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock (volume weighted average price adjustment) and Series F Senior Preferred Stock and Series F-1 Senior Preferred Stock (full ratchet adjustment) were adjusted down to $87.8463 and $61.50, respectively. In connection with the issuance of the Series H Preferred Stock and Series H Warrants in December 2020, the conversion price of the Series E Senior Preferred Stock and Series E-1 Senior Preferred Stock was adjusted down (volume weighted average price adjustment) to $87.

(2) Voting Rate

The voting rate will adjust upon (i) the Company’s payment of common stock dividends and distributions, (ii) common stock or Class C common stock splits, subdivisions or combinations, (iii) reclassification, reorganization, change or conversion of the common stock or Class C common stock, and (iv) the merger or consolidation of the Company with or into another entity. The voting rate will not adjust due to the issuance of equity securities by the Company below the Conversion Price to common stock or Class C common stock, as applicable, of each preferred share.

Series B and Series B-1 Convertible Preferred Stock

The Series B Convertible Preferred Stock ranks pari passu with the Series B-1 Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock, Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock, ranks equally with the Series C, Series C-1, Series D, Series D-1 and Series D-2 Convertible Preferred Stock and senior and prior to the common stock, Class B common stock and Class C common stock with respect to payments of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series B-1 Convertible Preferred Stock has all of the same terms as Series B Convertible Preferred Stock except that the Series B-1 Convertible Preferred Stock is non-voting and converts into Class C common stock.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of common stock, Class B common stock and Class C common stock, $807.00 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

The holders of the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock was converted into common stock or Class C common stock, as applicable.

Series C and Series C-1 Convertible Preferred Stock

The Series C Convertible Preferred Stock ranks pari passu with the Series C-1 Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock, Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock, ranks equally with the Series B, Series B-1, Series D, Series D-1 and Series D-2 Convertible Preferred Stock and senior and prior to the common stock, Class B common stock and Class C common stock with respect to payments of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series C-1 Convertible Preferred Stock has all of the same terms as Series C Convertible Preferred Stock except that the Series C-1 Convertible Preferred Stock is non-voting and converts into Class C common stock.

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of common stock, Class B common stock and Class C common stock, $24.00 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

The holders of the Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series C Convertible Preferred Stock and the Series C-1 Convertible Preferred Stock was converted into common stock or Class C common stock, as applicable.

Series D, Series D-1 and Series D-2 Convertible Preferred Stock

The Series D Convertible Preferred Stock ranks pari passu the Series D-1 Convertible Preferred Stock and the Series D-2 Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock, Series G Convertible Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock, ranks equally with the Series B, Series B-1, Series C and Series C-1 Convertible Preferred Stock and senior and prior to the common stock, Class B common stock and Class C common stock with respect to payments of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series D-1 and D-2 Convertible Preferred Stock has all of the same terms as Series D Convertible Preferred Stock except that the Series D-1 and D-2 Convertible Preferred Stock is non-voting and the Series D-2 Convertible Preferred Stock converts into Class C common stock.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series D Convertible Preferred Stock, the Series D-1 Convertible Preferred Stock and the Series D-2 Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of common stock, Class B common stock and Class C common stock, $61.50 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

The holders of the Series D Convertible Preferred Stock, the Series D-1 Convertible Preferred Stock and the Series D-2 Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series D Convertible Preferred Stock, the Series D-1 Convertible Preferred Stock and the Series D-2 Convertible Preferred Stock was converted into common stock or Class C common stock, as applicable.

Series E and Series E-1 Senior Convertible Preferred Stock

The Series E Senior Convertible Preferred Stock ranks pari passu with the Series E-1 Senior Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock, the Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, the Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, and senior and prior to the Series B and Series B-1 Preferred Stock, the Series C and Series C-1 Preferred Stock, the Series D, Series D-1 and Series D-2 Preferred Stock and the common stock, Class B common stock and Class C common stock of the Company with respect to payments of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series E-1 Senior Convertible Preferred Stock has all of the same terms as Series E Senior Convertible Preferred Stock except that the Series E-1 Senior Convertible Preferred Stock is non-voting.

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series E Senior Convertible Preferred Stock and the Series E-1 Senior Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of Series B, Series B-1, Series C, Series C-1, Series D, Series D-1 and Series D-2 Preferred Stock and common stock, Class B common stock and Class C common stock, $91.0043 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of the Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

In connection with the issuance of the Series G Senior Convertible Preferred Stock in February 2020, the conversion price of the Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock (volume weighted average price adjustment) was adjusted down to $87.8463. In connection with the issuance of the Series H Senior Convertible Preferred Stock and Series H Warrants in December 2020, the conversion price was adjusted down (volume weighted average price adjustment) to $87.48.

The holders of the Series E Senior Convertible Preferred Stock and the Series E-1 Senior Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series E Senior Convertible Preferred Stock and the Series E-1 Senior Convertible Preferred Stock was converted into common stock.

Series F and Series F-1 Senior Convertible Preferred Stock

The Series F Senior Convertible Preferred Stock ranks pari passu with the Series F-1 Senior Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock, the Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, and ranks senior and prior to the Series B and Series B-1 Preferred Stock, the Series C and Series C-1 Preferred Stock, the Series D, Series D-1 and Series D-2 Preferred Stock, the Series E and Series E-1 Senior Convertible Preferred Stock and the common stock, Class B common stock and Class C common stock of the Company with respect to the payment of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series F-1 Senior Convertible Preferred Stock has all of the same terms as Series F Senior Convertible Preferred Stock except that the Series F-1 Senior Convertible Preferred Stock is non-voting.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series F Senior Convertible Preferred Stock and the Series F-1 Senior Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of Series B, Series B-1, Series C, Series C-1, Series D, Series D-1 and Series D-2 Preferred Stock, Series E and Series E-1 Senior Convertible Preferred Stock and common stock, Class B common stock and Class C common stock, $107.9317 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

In connection with the issuance of the Series G Senior Preferred in February 2020, the conversion price of the Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock (full ratchet adjustment) was adjusted down to $61.50.

The holders of the Series F Senior Convertible Preferred Stock and the Series F-1 Senior Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series F Senior Convertible Preferred Stock and the Series F-1 Senior Convertible Preferred Stock was converted into common stock.

Series G and Series G-1 Senior Convertible Preferred Stock

On February 3, 2020, the Company issued 65,040 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share, for $4.0 million in cash and also issued 383,266 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share, to Oak in exchange for the $23.0 million aggregate principal amount of the Company’s Subordinated Convertible Promissory Notes held by Oak, plus accrued but unpaid interest thereon, in each case, pursuant to a Preferred Stock Purchase and Exchange Agreement, dated as of February 3, 2020. Each of the following were issued pursuant to individual purchase agreements. On February 18, 2020, the Company issued an additional 16,260 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share, for $1.0 million in cash. On May 8, 2020, the Company issued an additional 113,821 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share, for $7.0 million in cash. On July 22, 2020, the Company issued an additional 162,600 shares of the Company’s Series G Senior Convertible Preferred Stock, par value $0.0001 per share, for $10.0 million in cash.

In connection with the initial Series G Senior Convertible Preferred Stock issuance, the Company amended its certificate of incorporation primarily to increase the authorized shares of common stock to 10 million, increase the authorized shares of convertible preferred stock to 8,714,769 and designate 650,406 shares as Series G Senior Convertible Preferred Stock and 202,100 shares as Series G-1 Senior Convertible Preferred Stock. In connection with the Series G Senior Convertible Preferred Stock issuance on July 22, 2020, the Company amended its certificate of incorporation to increase the authorized shares of convertible preferred stock to 8,805,350 and increase the authorized shares of Series G Senior Convertible Preferred Stock to 740,987.

The Series G Senior Convertible Preferred Stock ranks pari passu with the Series G-1 Senior Convertible Preferred Stock and ranks below the Series H Senior Convertible Preferred Stock and ranks senior and prior to the Series B and Series B-1 Preferred Stock, the Series C and Series C-1 Preferred Stock, the Series D, Series D-1 and Series D-2 Preferred Stock, the Series E and Series E-1 Senior Convertible Preferred Stock, the Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, and the common stock, Class B common stock and Class C common stock of the Company with respect to the payment of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company. Series G-1 Senior Convertible Preferred Stock has all of the same terms as Series G Senior Convertible Preferred Stock except that the Series G-1 Senior Convertible Preferred Stock is non-voting.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series G Senior Convertible Preferred Stock and the Series G-1 Senior Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of Series B, Series B-1, Series C, Series C-1, Series D, Series D-1 and Series D-2 Preferred Stock, Series E, Series E-1, Series F and Series F-1 Senior Convertible Preferred Stock and common stock, Class B common stock and Class C common stock, $61.50 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock, multiplied by 2.5, plus all accumulated or accrued and unpaid dividends thereon.

The holders of the Series G Senior Convertible Preferred Stock and the Series G-1 Senior Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series G Senior Convertible Preferred Stock and the Series G-1 Senior Convertible Preferred Stock was converted into common stock.

Series H Senior Convertible Preferred Stock

In December 2020, the Company amended its certificate of incorporation to, among other things, increase the authorized shares of convertible preferred stock to 9,293,156 and designate 487,806 shares as Series H Senior Convertible Preferred Stock.

At various dates in December 2020, the Company issued an aggregate of 168,288 shares of the Company’s Series H Senior Convertible Preferred Stock, par value $0.0001 per share, for $10.4 million in cash. For every two shares of Series H Senior Convertible Preferred Stock purchased, holders received one warrant to purchase a share of Series H Senior Convertible Preferred Stock at a price of $61.50 per share. These warrants were recorded at their fair value.

The Series H Senior Convertible Preferred Stock ranks senior and prior to the Series B and Series B-1 Preferred Stock, the Series C and Series C-1 Preferred Stock, the Series D, Series D-1 and Series D-2 Preferred Stock, the Series E and Series E-1 Senior Convertible Preferred Stock, the Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, the Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock and the common stock, Class B common stock and Class C common stock of the Company with respect to the payment of any dividends, the conversion rights and any payment upon a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company.

Upon any liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company, subject to the Common Stock Distribution (as defined below), holders of Series H Senior Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution to holders of common stock, Class B common stock and Class C common stock and all other Convertible Preferred Stock, $61.50 (as appropriately adjusted for any combinations, divisions, or similar recapitalizations) per share of Series H Senior Convertible Preferred Stock, plus all accumulated or accrued and unpaid dividends thereon.

The holders of the Series H Senior Convertible Preferred Stock are entitled to participate in cash dividends declared with respect to the common stock as if the Series H Senior Convertible Preferred Stock was converted into common stock.

Distributions on Liquidation and Certain Change of Control Transactions

In the event of a liquidation of the Company, or certain mergers, asset sales or change of control transactions involving the Company (a “liquidation event”), the holders of common stock and Class C common stock will be entitled to receive cash, securities or other property in an amount equal to 10.0% of the aggregate net proceeds of such liquidation event (assuming that 10.0% of such aggregate net proceeds are paid pursuant to the Company’s management incentive plan (the “MIP”), as discussed below) until all of the convertible preferred stock preferences have been paid, which amount will be paid on a pro rata basis based on the number of shares of common stock and Class C common stock held by each holder thereof (“Common Stock Distribution”).

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

In December 2020, the Company amended its certificate of incorporation to include as a liquidation event, any reorganization, merger or consolidation or similar transaction, share exchange, asset acquisition or other business transaction between the Company and a publicly-traded special purpose acquisition company or blank check company that is listed on a national securities exchange registered with the Securities Exchange Commission (a “Stock Exchange”) in which the Company stockholders receive securities that are, or are convertible into securities that, are listed on a Stock Exchange (a “SPAC Merger”).

In addition to the Common Stock Distribution, in a transaction involving a change of control of the Company, with net proceeds to the Company’s stockholders in excess of $20 million, an additional amount equal to 10% of such net proceeds will be paid pursuant to the MIP to certain key employees and consultants of the Company, less any payments in exchange for shares of common stock of the Company held by, and any payments in consideration of the cancellation of any stock rights, such as stock options, stock appreciation rights or stock units, granted to, such employees and consultants in connection with such transaction. Similarly, in addition to the Common Stock Distribution, in the event of a SPAC Merger that does not result in a change of control of the Company, with net proceeds to the Company’s stockholders in excess of $20 million, an additional amount equal to5% of such net proceeds will be paid in cash pursuant to the MIP to certain key employees and consultants of the Company, less any payments in exchange for shares of common stock of the Company held by, and any payments in consideration of the cancellation of any stock rights, such as stock options, stock appreciation rights or stock units, granted to, such employees and consultants in connection with such SPAC Merger.

The aggregate liquidation preferences of all series of the Company’s convertible preferred stock are paid in the following order of priority:

●	First, subject to the Common Stock Distribution and the MIP, to payment of the liquidation preference amount per share to holders of Series H Senior Convertible Preferred Stock; and

●	Second, subject to the Common Stock Distribution and the MIP, to payment of the liquidation preference amount per share to holders of Series G Senior Convertible Preferred Stock and Series G-1 Senior Convertible Preferred Stock; and

●	Third, subject to the Common Stock Distribution and the MIP, to payment of the liquidation preference amount per share to holders of Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock; and

●	Fourth, subject to the Common Stock Distribution and the MIP, to payment of the liquidation preference amount per share to holders of Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock; and

●	Fifth, subject to the Common Stock Distribution and the MIP, to payment of the liquidation preference amount per share to holders of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, Series D Convertible Preferred Stock, Series D-1 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock on a pari passu basis; and

●	Sixth, subject to the MIP, to payment of the remaining proceeds to holders of common stock, Class B common stock, Class C common stock, Series C Preferred Stock and Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock, Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, and Series H Senior Convertible Preferred Stock on a pari passu as-converted basis, except that holders of Series H Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, and Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock are prohibited from receiving a total amount of proceeds (including the liquidation preference amounts described above) exceeding two times the Series H Senior Convertible Preferred Stock, Series F Senior Convertible Preferred Stock and Series F-1 Senior Convertible Preferred Stock, and Series E Senior Convertible Preferred Stock and Series E-1 Senior Convertible Preferred Stock original purchase price, as applicable.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

The Board and Control

On April 9, 2020, the Company and Oak decreased Oak’s combined voting power to below 50% by converting its Series B Convertible Preferred Stock into non-voting Series B-1 Convertible Preferred Stock, its Series C Convertible Preferred Stock into non-voting Series C-1 Convertible Preferred Stock and 370,000 shares of its Series D Convertible Preferred Stock into non-voting Series D-2 Convertible Preferred Stock.

At December 31, 2020, Series B, B-1, C, C-1, D, D-1 and D-2 Convertible Preferred Stock and E, E-1, F, F-1, G, G-1 and H Senior Convertible Preferred Stock combined would convert into a total of approximately 94.5% of the Company’s outstanding common stock, Class B common stock and Class C common stock and represents approximately 92.2% of the Company’s outstanding voting power. At December 31, 2020, Oak held all of the Series B-1, C-1 and D-2 Convertible Preferred Stock, 66.8% of the Series D Convertible Preferred Stock, 52.6% of the Series F Senior Convertible Preferred Stock, 56.7% of the Series G Senior Convertible Preferred Stock and 33.8% of the Series H Senior Convertible Preferred Stock.

At December 31, 2020, pursuant to the Company’s certificate of incorporation, for as long as Oak is the holder of at least a majority of the issued and outstanding shares of Series B, Series C and D Convertible Preferred Stock and the number of shares of common stock into which the then outstanding shares of Series B, C and D Convertible Preferred Stock, taken together, are convertible represents at least 15% of the total issued and outstanding shares of common stock and Class B common stock, Oak will be entitled to elect three members of the Company’s Board of Directors. In 2014, two other directors were appointed to the Company’s Board of Directors pursuant to the purchase of Series D and E Convertible Preferred Stock.

Dividends

At December 31, 2020 and 2019, the Company has no accumulated or accrued and unpaid dividends on the convertible preferred stock.

Warrants

The Company accounts for outstanding convertible preferred stock warrants that have been earned and are exercisable into shares of the Company’s convertible preferred stock as liabilities pursuant to ASC 480 as the warrants are exercisable into shares of convertible preferred stock that are contingently redeemable upon events outside the control of the Company. The warrant liability is included in other long-term liabilities. The warrants are measured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net.

On December 30, 2020, the Company issued warrants to purchase 55,284 shares of Series H Senior Convertible Preferred Stock in connection with Senior Term Loan (See Note 10) with an exercise price of $61.50 per share and a 7-year term. These warrants were recorded at their fair value as a discount to the Senior Term Loan and as a corresponding warrant liability that is remeasured each reporting period.

In December 2020, the Company issued warrants to purchase 84,144 shares of Series H Senior Convertible Preferred Stock to holders of its Series H Senior Convertible Preferred Stock (one warrant for every two shares of Series H Senior Convertible Preferred Stock purchased) with an exercise price of $61.50 per share and a 5-year term. These warrants were recorded at their fair value as a discount on the Series H Senior Convertible Preferred Stock issuance and as a corresponding warrant liability that is remeasured each reporting period.

In October 2015, the Company issued warrants to purchase 487,805 shares of Series D Convertible Preferred Stock to holders of its Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (“D-1 Warrants”). In 2016, 325,203 of these warrants were exercised to purchase Series D Convertible Preferred Stock for cash, which immediately converted to Series D-1 Convertible Preferred Stock. The D-1 Warrants will expire on October 1, 2022. These warrants were recorded at their fair value as a discount on the Series D Senior Convertible Preferred Stock issuance and as a corresponding warrant liability that is remeasured each reporting period. As of December 31, 2020 and 2019, the remaining 162,601 Series D-1 warrants have met the performance criteria.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

In June 2014, the Company issued warrants to purchase 203,252 shares of Series D Convertible Preferred Stock (originally 12,500 taking effect for 16.26 to 1 stock split) to holders of its Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “D Warrants”). These warrants were unvested at December 31, 2020 and 2019 as the performance criteria had not been met and therefore, no liability has been recorded with respect to these instruments. The D warrants expired (unearned/unexercised) on January 31, 2021.

Warrants issued and outstanding as of December 31, 2020 and 2019:

	Warrants Outstanding
	Series D	Series D-1	Series H
Outstanding as of December 31, 2018	203,252	162,601	-
Issuance of warrants	-	-	-
Outstanding as of December 31, 2019	203,252	162,601	-
Issuance of warrants	-	-	139,428
Outstanding as of December 31, 2020	203,252	162,601	139,428

The fair value of the warrant liability, recorded in other long-term liabilities in accompanying consolidated balance sheets, as of December 31, 2020 and 2019 was:

	Warranty Liability
(in thousands)	Series D-1	Series H	Total
As of December 31, 2018	$2,272	$-	$2,272
(Decrease) in fair value	(1,508)	-	(1,508)
As of December 31, 2019	764	-	764
Fair value of warrants at issuance	-	3,523	3,523
(Decrease) increase in fair value	3,345	-	3,345
As of December 31, 2020	$4,109	$3,523	$7,632

The recorded fair value of the Series H warrants consists of $1.4 million and $2.1 million in connection with the issuance of warrants related to the Fortress Credit Agreement and Series H Convertible Preferred Stock, respectively.

As of December 31, 2020, the Series D-1 and Series H warrants fair value were determined using a hybrid scenario approach, including a Monte Carlo simulation.

As of December 31, 2019, the fair value of the Series D-1 Warrants were determined using a probability-weighted expected return method, which consisted of: (i) estimating the number of warrants to be earned based upon the likelihood of attaining each of the respective performance criteria; (ii) determining a relative fair value of the enterprise; and (iii) estimating the value per warrant based on a weighted allocation of each warrant (as converted) to the total common stock enterprise value.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

14.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK (cont.)

Costs associated with Issuance of Shares

The Company incurred $0.2 million in legal costs related to the issuance of the Company’s Series G and Series H Senior Convertible Preferred Stock, $0.2 million in legal costs related to the issuance of the Company’s Series F Senior Convertible Preferred Stock, and $0.1 million in legal costs related to the issuance of the Company’s Series F and Series F-1 Senior Convertible Preferred Stock during 2020, 2019 and 2018, respectively.

Common Stock:

The Company has three classes of common stock: common stock, Class B common stock and Class C common stock. Both common stock and Class B common stock are eligible to vote. The Class C common stock is non-voting. Each of the common stock, Class B common stock and Class C common stock receive dividends when and if declared. The Class B common stock does not participate in the Common Stock Distribution described above.

At December 31, 2020, the Company had reserved shares of common stock for future issuance as follows:

Shares reserved for	Shares
Future grants	2,660,533
Convertible preferred stock	4,918,446
Warrants	505,282
Options under employee stock plans	1,246,080
Total common stock reserved for future issuance	9,330,341

15.	SHARE-BASED COMPENSATION

On October 7, 2009, the Board of Directors authorized the establishment of the 2009 Omnibus Equity Compensation Plan (the “2009 Plan”). The 2009 plan was designed for the benefit of the directors, executives and key employees of the Company (i) to attract and retain for the Company personnel of exceptional ability; (ii) to motivate such personnel through added incentives to make a maximum contribution to greater profitability; (iii) to develop and maintain a highly competent management team; and (iv) to be competitive with other companies with respect to executive compensation. Awards under the 2009 Plan may be made to participants in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock; (v) Deferred Stock; (vi) Stock Awards; (vii) Performance Shares; (viii) Other Share-Based Awards; and (ix) other forms of equity-based compensation as may be provided and are permissible under the 2009 Plan and the law. The 2009 plan was amended in November 2018 to allow for the granting of Class B common stock options and to adjust the shares available for grant under the 2009 Plan. The number of shares reserved under this plan was 1,230,196 shares of common stock and 15,884 shares of Class B common stock at December 31, 2020.

Share-based compensation is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. Employee stock options granted under the plan generally vest ratably over a four-year period and expire on the tenth anniversary of their issuance. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified performance conditions and/or the passage of time. Awards of restricted stock that vest only by the passage of time will generally vest ratably over four years from the date of grant.

Under the 2009 Plan, the Compensation Committee of the Board of Directors was authorized to establish the terms of stock options. Under the 2009 Plan, the exercise price of each option may not be less than 100% of the fair market value of the Company’s common stock on the date of the grant. There were 156,082 and 194,905 options granted to employees under the 2009 plan in 2020 and 2019, respectively.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

15.	SHARE-BASED COMPENSATION (cont.)

Under the 2009 plan described above, the Company may grant non-qualified common stock options to directors under various discrete option agreements. There were 22,046 and 23,577 non-qualified options granted to directors during 2020 and 2019, respectively.

In connection with the Mimosa acquisition in 2018, the Company granted options to acquire 15,884 shares of Class B common stock to replace options held by Mimosa employees upon closing of the transaction. These options have a 1-year vesting period and contractual life of 10 years.

The following table sets forth the activity for all common stock options:

	Number of Shares	Weighted Average Exercise Price

Outstanding, January 1, 2019	693,307	$18.29
Granted	218,482	31.26
Forfeited	(23,168)	23.33
Outstanding, December 31, 2019	888,621	$21.35
Granted	178,128	22.86
Exercised (a)	(275)	5.60
Forfeited	(107,692)	10.30
Outstanding, December 31, 2020	958,782	$22.88
Exercisable, December 31, 2020 (b)	581,233	$20.21

(a)	The aggregate intrinsic value of stock options exercised during the year ended December 31, 2020 was $6.9 thousand.

(b)	The aggregate intrinsic value of all vested/exercisable options outstanding as of December 31, 2020 was $10.5 million.

The following table sets forth common stock options outstanding at December 31, 2020:

	Outstanding Options			Options Exercisable
Exercise Price Ranges	Number of Outstanding Options	Weighted Average Exercise Price	Remaining Contractual Life in Years	Number of Exercisable Options	Weighted Average Exercise Price

$4.01 – $14.61	226,098	$12.96	3.85	226,098	$12.96
$15.32 – $16.24	65,873	$15.40	4.65	65,873	$15.40
$19.37	108,343	$19.37	6.32	99,314	$19.37
$22.86	175,542	$22.86	9.13	-	$-
$29.85	66,469	$29.85	7.35	43,283	$29.85
$31.26	316,457	$31.26	8.09	146,665	$31.26
	958,782	$22.88	6.79	581,233	$20.21

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

15.	SHARE-BASED COMPENSATION (cont.)

As of December 31, 2020, the weighted average remaining contractual life of options exercisable was 5.67 years. Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, it did not recognize any tax benefit related to share-based compensation expense for the year ended December 31, 2020. As of December 31, 2020, there was $4.5 million of unrecognized compensation expense related to stock options to be recognized over a weighted average period of 2.52 years and $1.1 million of unrecognized compensation expense related to restricted stock awards to be recognized over a weighted average period of 7.58 years.

The following table summarizes the number of authorized, unissued shares of common stock, under all employee stock plans, to be issued upon exercise as of December 31, 2020:

Number of Shares
Total options available to be granted	287,298
Total options outstanding	958,782
Total common stock reserved for future issuance under employee stock plans	1,246,080

The following table summarizes share-based compensation expense for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	2020	2019	2018
Research and development	$854	$759	$211
Sales and marketing	561	374	208
General and administrative	1,172	697	414
Cost of sales	56	49	38
Total share-based compensation	$2,643	$1,879	$871

To calculate share-based compensation, the Black-Scholes option pricing model was used. The determination of fair value of share-based awards on the date of grant using the Black-Scholes option pricing model is affected by the fair value of the Company’s stock, as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The total fair value of shares vested during 2020 and 2019 was $0.2 million and $0.1 million, respectively.

The weighted average grant date fair value of options to purchase common stock granted during 2020 was $12.78. The weighted average grant date fair value of options to purchase common stock granted during 2019 was $16.53. There were no options granted to purchase Class B common stock during 2019 or 2020. The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model, using the following weighted average assumptions for 2020, 2019 and 2018:

	Years ended December 31,
	2020	2019	2018

Risk-free interest rate	0.55%	1.96%	2.75%
Expected average years until exercised	5	5	5
Expected dividend yield	-	-	-
Expected volatility	68.00%	61.00%	61.00%

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

15.	SHARE-BASED COMPENSATION (cont.)

Since the Company has limited historical basis for determining its own volatility, the expected volatility assumption was based on the average historical volatility of a representative peer group, which includes the consideration of the peer company’s industry, market capitalization, state of life cycle, and capital structure.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s stock options. The expected term of options is estimated based on the Company’s prior five years of historical data regarding expired, forfeited or is applicable, exercise behavior. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

As share-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures were estimated based on the Company’s historical experience.

16.	DEFINED CONTRIBUTION PLANS EXPENSE

The Company contributes to defined contribution plans for all eligible employees. The Company recorded expenses of approximately $5.0 million, $5.1 million and $4.9 million for the years ended December 31, 2020, 2019 and 2018, respectively. Employer contributions are accrued as earned by the employees.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

17.	NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of common stock outstanding less the number of shares subject to repurchase.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except for share data):

	Years Ended December 31,
	2020	2019	2018
Numerator:
Net loss	$(25,643)	$(51,981)	$(35,292)

Denominator - basic and diluted:
Weighted average common shares outstanding	669,534	669,534	254,679

Net loss per share - basic and diluted	$(38.30)	$(77.64)	$(138.57)

The following table sets forth the amounts excluded from the computation of diluted net loss per share as their effect was anti-dilutive:

	Years Ended December 31,
	2020	2019
Stock options outstanding (a)	958,782	888,621
Non-vested shares of restricted stock	68,557	14,200
Preferred stock and warrants (b):
Convertible Preferred Stock
Series B	-	72,123
Series B-1	72,123	-
Series C	-	416,667
Series C-1	416,667	-
Series D	1,080,993	1,450,993
Series D-1	325,203	325,203
Series D-2	370,000	-
Senior Convertible Preferred Stock
Series E	615,231	615,231
Series E-1	393,511	393,511
Series F	352,076	352,076
Series F-1	46,325	46,325
Series G	740,987	-
Series H	168,288	-
Warrants
Series D and D-1 warrants	365,854	365,854
Series H warrants	139,428	-

(a)	If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these common stock equivalents using the treasury stock method for stock options.

(b)	The convertible preferred stock and warrants referred to in Note 14 were also excluded on an as converted basis because their effect would have been anti-dilutive.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

18.	INCOME TAXES

The Company is subject to federal and various state income taxes in the U.S. as well as income taxes in various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations. The Company is no longer subject to U.S. federal tax examinations for years through 2017, nor to corporate tax examination for years through 2018 in the U.K. In addition, the statute of limitations for years through 2016 in Israel has expired.

The income tax credit of $0.8 million in the year ended December 31, 2020 is comprised primarily of a $1.8 million claim of tax credits for 2019 and 2020 under the Research and Development Expenditure Credit (“RDEC”) regime, offset by an income tax charge of $0.8 million mainly incurred in Japan, a tax charge of $0.1 incurred in India due to Indian transfer pricing controls and a $0.1 million charge related to various foreign jurisdictions. The income tax charge of $0.5 million in the year ended December 31, 2019 is primarily comprised of $0.3 million mainly incurred in India due to Indian transfer pricing controls and $0.2 million related to various foreign jurisdictions. The income tax credit of $0.3 million in the year ended December 31, 2018 is comprised of a $0.8 million claim of tax credits for 2017 and 2018 under the RDEC regime, offset by an income tax charge of $0.5 million mainly incurred in India due to Indian transfer pricing controls and $0.1 million charge related to various foreign jurisdictions.

The loss before tax was $26.4 million, $51.5 million and $35.5 million which includes $12.2 million, $4.5 million and $8.0 million loss before tax attributable to domestic U.S. operations for the years ended December 31, 2020, 2019 and 2018, respectively. The Company did not record a material income tax benefit for the tax losses generated in any of the territories in which it operates because it has experienced operating losses since inception. At December 31, 2020, the Company had the following net operating loss (“NOL”) carry-forwards (gross, in thousands):

Country	NOL Carryforwards	Expiry Terms
U.K.	$256,666	Does not expire
U.S.	182,531	Expires in up to 17 years
U.S.	15,425	Does not expire
Australia	5,220	Does not expire
Israel	254,288	Does not expire
Finland	858	Expires in up to 7 years
Other	1,999	Expires in up to 5 years

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	Years Ended December 31,
	2020	2019	2018
Net operating loss carryforwards	$145,355	$143,439	$128,823
Fixed assets	2,539	2,830	2,507
R&D Amortization	6,393	7,296	6,348
Accruals and reserves	8,238	1,096	1,094
R&D and Other Credits	4,191	-	-
Share-based compensation	2,306	1,742	1,678
Total deferred tax assets	169,022	156,403	140,450
Intangible assets	(1,395)	(2,158)	(2,600)
Total deferred tax liabilities	(1,395)	(2,158)	(2,600)
Valuation allowance	(167,627)	(154,245)	(137,850)
Total deferred tax assets, net	$-	$-	$-

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

18.	INCOME TAXES (cont.)

The following is a reconciliation of income taxes, calculated at the effective U.S. federal income tax rate, to the income tax benefit (expense) included in the accompanying consolidated statements of operations for each of the years (in thousands):

	Years Ended December 31,
	2020	2019	2018
Expected income tax benefit at U.S. rates	$5,549	$12,361	$8,695
Difference between U.S. rate and rates applicable to subsidiaries in other jurisdictions	(301)	(930)	(549)
Expenditures not deductible for tax purposes	(43)	(136)	(761)
Acquired net operating losses (a)	-	-	25,028
Tax rate changes outside the U.S.	-	5,368	-
Expiry of foreign taxable losses	6,218	-	(363)
Other	502	(742)	(2,072)
Valuation allowance on tax benefits	(13,385)	(16,395)	(30,422)
UK R&D tax credits	2,242	-	696
Income tax benefit (expense)	$782	$(474)	$252

(a)	Utilization of the U.S. net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, and similar state provisions, due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. As of December 31, 2020, the Company has not completed a 382 study to assess whether a change of ownership has occurred in connection with certain of its U.S. net operating losses and credit carryforwards, mainly in connection with the Mimosa Networks, Inc. acquisition.

Since the Company’s utilization of these deferred tax assets is dependent on future profits, a valuation allowance equal to the net deferred tax assets has been provided as it is considered more likely than not that such assets will not be realized. The valuation allowance includes a reduction in deferred tax assets through tax rate reductions in non-US jurisdictions. Through December 31, 2020, the Company has historically concluded that a full valuation allowance is required to offset the net deferred tax assets.

Tax Cuts and Jobs Act

On December 22, 2017, the U.S. enacted tax reform legislation commonly known as the Tax Cuts and Jobs Act (the “Act”), resulting in significant modifications to existing law. Under ASC 740, Income Taxes, an entity is required to recognize the effect of tax law changes during the period of enactment. As such, the Company has reflected the impact of this law within its December 31, 2018 consolidated financial statements. The Company’s consolidated financial statements for the year ended December 31, 2018 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 34% to 21% which reduced the U.S. deferred tax assets with an offsetting reduction to the valuation allowance. The impact of the one-time transition tax on certain foreign earnings and profits was minimal as the Company utilized existing net operating losses to substantially offset the income inclusion.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

19.	GEOGRAPHICAL INFORMATION

As a developer and supplier of broadband wireless products and other technologies, the Company has one reportable segment. The revenue of this single segment is comprised primarily of revenue from products and, to a lesser extent, services.

Revenues are attributed to countries based on the destination of the products and services supplied.

An analysis of revenue by geographical market is given below (in thousands):

	Years Ended December 31,
	2020	2019	2018
United States	$41,338	105,316	182,550
Other North America and Canada	1,361	222	1,321
Total United States and Canada	$42,699	$105,538	$183,871
India	41,467	16,588	6,978
Japan	64,228	16,695	3,246
Other Asia	1,961	5,057	16,137
Total Asia	107,656	38,340	16,137
Europe	8,054	9,676	8,510
Africa and the Middle East	7,105	7,295	1,646
Latin America and the Caribbean	7,441	5,182	587
Total revenue	$172,955	$166,031	$210,751

An analysis of the loss before income tax and the net loss by U.S. and foreign operations is below (in thousands):

	Years Ended December 31,
	2020	2019	2018

Loss before income tax related to U.S. operations	$(15,581)	$(3,885)	$(7,973)
Loss before income tax related to foreign operations	(10,844)	(47,622)	(27,571)
Loss before income tax	$(26,425)	$(51,507)	$(35,544)

Net loss related to U.S. operations	$(15,553)	$(3,857)	$(8,024)
Net loss related to foreign operations	(10,090)	(48,124)	(27,268)
Net loss	$(25,643)	$(51,981)	$(35,292)

The long-lived assets and total assets by geographic region are shown below (in thousands):

	As of December 31,
	2020	2019
Property, plant and equipment, net:
United States	$773	$1,246
Asia	581	482
Europe	2,818	3,094
Middle East	642	646
Other	19	49
	$4,833	$5,517
Other non-current assets:
United States	113	11
Europe	152	147
Middle East	3,572	3,299
	3,837	3,457
Total long-lived assets	$8,670	$8,974

Total assets, net:
United States	$79,622	$60,285
Asia	6,482	7,452
Europe	21,927	25,495
Middle East	39,530	17,092
Other	121	206
	$147,682	$110,530

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

20.	RELATED PARTY TRANSACTIONS

As of both December 31, 2020 and 2019, there was an outstanding note receivable amounting to $87 thousand due from the Company’s President and Chief Executive Officer in connection with the purchase of 500,000 shares of the Company’s common stock. The note was originally entered into in 1999 in the amount of $130 thousand of which $43 thousand had been repaid at December 31, 2020 and 2019. No interest is due on the debt. The debt is collateralized by Airspan stock.

As disclosed in Note 9, as of December 31, 2020 and 2019 the Company has a Subordinated Term Loan with a related party who is a shareholder of the Company.

21.	EQUITY METHOD INVESTMENT

The Company accounts for its investment in a wholly-owned subsidiary, Dense Air, as an equity method investment. Dense Air has been solely funded by its primary lender through convertible debt with various restrictions and requirements including a conversion option on substantially all of the ownership interest in Dense Air. Dense Air was designed to acquire and hold specific assets and the fixed price conversion option is economically similar to a call option on the assets of Dense Air. Therefore, the Company concluded consolidation is not required. The Company did determine it has significant influence in the operations of Dense Air and therefore, has applied the equity method of accounting. Given Dense Air has operated at a loss since its inception, and the Company has not guaranteed the obligations of Dense Air or otherwise committed to provide further financial support, equity method accounting has been discontinued. The equity method investment has no value at December 31, 2020 and 2019.

There have been no dividends received from Dense Air for the years ended December 31, 2020, 2019 and 2018.

The summarized unaudited financial information below represents the combined accounts of the Company’s unconsolidated subsidiary (in thousands):

	2020	2019	2018
Income statement data - year ended December 31,
Revenues	$1,008	$-	$-
Gross profit	1,008	-	-
Loss from operations	(5,925)	(26,137)	(11,503)
Net loss	(6,031)	(25,136)	(10,051)

	2020	2019
Balance sheet data - as of December 31,
Current assets	$23,172	$39,588
Noncurrent assets	51,872	52,121
Current liabilities	2,391	10,485
Noncurrent liabilities	117,150	119,690

The Company receives reimbursement of its expenses for providing certain management support functions to Dense Air, a related party, which are considered not material. In addition, the Company is entitled to receive certain fees upon the successful acquisition of spectrum rights by Dense Air, which are recorded as revenue when earned.

AIRSPAN NETWORKS INC.

NOTES TO FINANCIAL STATEMENTS

22.	SUBSEQUENT EVENTS

The Company has evaluated events and transactions that occurred during the period from the balance sheet date through May 14, 2021, the date these consolidated financial statements were issued. Except as disclosed below, the Company is not aware of any other subsequent events which would require adjustment or disclosure in the consolidated financial statements.

On March 3, 2021, Airspan reduced the exercise price of the D-1 warrants discussed in Note 14 to $45.9875.

On March 8, 2021, the Company announced that it entered into a definitive business combination agreement with New Beginnings Acquisition Corp. (“NBA”) (NYSE American: NBA), a SPAC. Upon closing of the transactions contemplated by this agreement, expected in the third quarter of 2021, the post-combination Company’s common stock will continue to be listed on the NYSE American and trade under the ticker symbol “MIMO.”

On March 22, 2021, an investor acquired the primary beneficiary’s rights and obligations under a convertible loan agreement relating to Dense Air. Subsequently, the Company received a notice of conversion from the investor to convert the outstanding amount of the loan into shares equating to 95% of the share capital of Dense Air. The conversion is contingent on regulatory consent in Australia, which is expected in the third quarter of 2021.

23.	VALUATION AND QUALIFYING ACCOUNTS

The following summarizes changes to valuation and qualifying accounts for 2020, 2019 and 2018 (in thousands):

Year	Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Write-offs/ Other (1)	Balance at End of Period

2020	Allowance for doubtful accounts	$2,032	$5	$(1,663)	$374
	Reserve for inventory valuation	$13,640	$1,996	$(2,432)	$13,204
2019	Allowance for doubtful accounts	$2,329	$62	$(359)	$2,032
	Reserve for inventory valuation	$11,861	$2,537	$(758)	$13,640
2018	Allowance for doubtful accounts	$1,960	$752	$(383)	$2,329
	Reserve for inventory valuation	$9,075	$1,895	$891	$11,861

(1)	The 2018 year includes $1,372 of reserves for inventory valuation acquired in connection with the Mimosa Acquisition.

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$30,603	$18,196
Restricted cash	186	422
Accounts receivable, net of allowance of $120 and $374 at March 31, 2021 and December 31, 2020, respectively	32,398	71,621
Inventory	12,068	12,019
Prepaid expenses and other current assets	9,226	7,602
Total current assets	84,481	109,860
Property, plant and equipment, net	5,469	4,833
Goodwill	13,641	13,641
Intangible assets, net	7,330	7,629
Right-of-use assets, net	8,444	7,882
Other non-current assets	3,718	3,837
Total assets	$123,083	$147,682

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,786	$36,849
Deferred revenue	6,807	7,521
Other accrued expenses	24,926	22,538
Subordinated debt	10,189	10,065
Current portion of long-term debt	2,156	298
Total current liabilities	60,864	77,271
Long-term debt	221	2,087
Subordinated term loan - related party	35,528	34,756
Senior term loan	37,938	36,834
Other long-term liabilities	21,186	17,147
Total liabilities	155,737	168,095

Commitments and Contingencies

Mezzanine equity:
Convertible preferred stock, $0.0001 par value; 9,293,156 shares authorized at March 31, 2021 and December 31, 2020; 4,594,410 and 4,581,404 shares issued and outstanding at March 31, 2021 and December 31, 2020	364,128	363,481
Stockholders’ deficit:
Common stock, $0.0003 par value; 10,000,000 shares authorized; 202,705 shares issued at March 31, 2021 and December 31, 2020, and 202,582 shares outstanding at March 31, 2021 and December 31, 2020	-	-
Class B Common stock, $0.0003 par value; 482,838 shares authorized; 466,952 shares issued and outstanding at March 31, 2021 and December 31, 2020	-	-
Class C Common stock, $0.0003 par value; 2,630,840 shares authorized; no shares issued and outstanding at March 31, 2021 and December 31, 2020	-	-
Additional paid-in capital	312,092	311,431
Accumulated deficit	(708,874)	(695,325)
Total stockholders’ deficit	(396,782)	(383,894)
Total liabilities, mezzanine equity and stockholders’ deficit	$123,083	$147,682

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and for share data)

	Three Months Ended March 31,
	2021	2020

Revenues:
Products and software licenses	$38,999	$18,728
Maintenance, warranty and services	6,936	8,850
Total revenues	45,935	27,578

Cost of revenues:
Products and software licenses	23,888	11,989
Maintenance, warranty and services	1,103	857
Total cost of revenues	24,991	12,846
Gross profit	20,944	14,732

Operating expenses:
Research and development	14,374	13,216
Sales and marketing	7,360	7,923
General and administrative	4,455	4,032
Amortization of intangibles	299	389
Loss on sale of assets	-	22
Total operating expenses	26,488	25,582

Loss from operations	(5,544)	(10,850)

Interest expense, net	(2,438)	(1,590)

Other expense, net	(5,492)	(470)

Loss before income taxes	(13,474)	(12,910)

Income tax expense	(75)	(105)

Net loss	$(13,549)	$(13,015)

Loss per share - basic and diluted	$(20.23)	$(19.44)
Weighted average shares outstanding - basic and diluted	669,632	669,534

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except for share data)

	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at December 31, 2020	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	168,288	4,581,404	$363,481
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	-	13,006	13,006	647
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at March 31, 2021	-	72,123	-	416,667	1,080,993	325,203	370,000	615,231	393,511	352,076	46,325	740,987	181,294	4,594,410	$364,128

	Convertible Preferred Stock
	Series B Shares	Series B-1 Shares	Series C Shares	Series C-1 Shares	Series D Shares	Series D-1 Shares	Series D-2 Shares	Series E Shares	Series E-1 Shares	Series F Shares	Series F-1 Shares	Series G Shares	Series H Shares	Total Shares	Total Mezzanine Equity
Balance at December 31, 2019	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	-	-	3,672,129	$309,923
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Conversion of debt to preferred stock	-	-	-	-	-	-	-	-	-	-	-	383,266	-	383,266	23,517
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-	-	-	-	-	-	81,300	-	81,300	4,991
Share-based compensation expense	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance at March 31, 2020	72,123	-	416,667	-	1,450,993	325,203	-	615,231	393,511	352,076	46,325	464,566	-	4,136,695	$338,431

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT (CONTINUED)

(in thousands, except for share data)

	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at December 31, 2020	202,582	466,952	$-	$311,431	$(695,325)	$(383,894)
Net loss	-	-	-	-	(13,549)	(13,549)
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Share-based compensation expense	-	-	-	661	-	661
Balance at March 31, 2021	202,582	466,952	$-	$312,092	$(708,874)	$(396,782)

	Common Stock			Additional
	Common Shares	Common B Shares	Par Value	Paid-In Capital	Accumulated Deficit	Total
Balance at December 31, 2019	202,582	466,952	$-	$308,788	$(669,682)	$(360,894)
Net loss	-	-	-	-	(13,015)	(13,015)
Conversion of debt to preferred stock	-	-	-	-	-	-
Issuance of preferred stock, net of issuance costs	-	-	-	-	-	-
Share-based compensation expense	-	-	-	492	-	492
Balance at March 31, 2020	202,582	466,952	$-	$309,280	$(682,697)	$(373,417)

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2021	2020

Cash flows from operating activities:
Net loss	$(13,549)	$(13,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,053	1,142
Foreign exchange gain on long-term debt	(8)	(6)
Share-based compensation expense	661	492
Total adjustments	1,706	1,628
Changes in operating assets and liabilities:
Decrease in accounts receivable	39,223	10,223
(Increase) decrease in inventory	(49)	1,840
Increase (decrease) in prepaid expenses and other current assets	(1,624)	1,302
Decrease in other operating assets	119	99
Decrease in accounts payable	(20,063)	(6,303)
(Decrease) increase in deferred revenue	(714)	257
Increase (decrease) in other accrued expenses	2,388	(1,366)
Increase in other long-term liabilities	3,477	687
Increase in accrued interest on long-term debt	2,000	885
Net cash provided by (used in) operating activities	12,914	(3,763)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,390)	(282)
Net cash used in investing activities	(1,390)	(282)

Cash flows from financing activities:
Borrowings under line of credit, net	-	5,477
Proceeds from the sale of Series G stock, net	-	4,937
Proceeds from the sale of Series H stock, net	505	-
Proceeds from the issuance of Series H warrants	142	-
Net cash provided by financing activities	647	10,414

Net increase in cash, cash equivalents and restricted cash	12,171	6,369

Cash, cash equivalents and restricted cash, beginning of year	18,618	3,013

Cash, cash equivalents and restricted cash, end of year	$30,789	$9,382

AIRSPAN NETWORKS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Supplemental disclosures of cash flow information
Cash paid for interest	$2,426	$1,557
Cash paid for income taxes	$955	$531

Supplemental disclosure of non-cash financing activities:
Issuance of preferred stock upon conversion of debt	$-	$23,571
Conversion of debt to preferred stock	$-	$(23,571)

1.	BUSINESS AND BASIS OF PRESENTATION

Business

Airspan Networks Inc. (“Airspan” or the “Company”) designs and produces wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations. Airspan provides Radio Access Network (“RAN”) products based on Open Virtualized Cloud Native Architectures that support technologies including 5G new radio (“5G NR”) Long Term Evolution (“LTE”) and Fixed Wireless standards operating in licensed, lightly-licensed and unlicensed frequencies.

The market for the Company’s wireless systems includes mobile carriers, other public network operators and private and government network operators for command and control in industrial and public safety applications such as smart utilities, defense, transportation, mining and oil and gas. The Company’s strategy applies the same network technology across all addressable sectors.

The Company’s main operations are in Slough, United Kingdom (“U.K.”); Mumbai, India; Tokyo, Japan; Airport City, Israel; Santa Clara, California; and with corporate headquarters in the United States (“U.S.”) in Boca Raton, Florida.

Basis of Presentation and Principles of Consolidation

The accompanying condensed financial statements include the accounts of the Company, its wholly-owned subsidiaries and Airspan IP Holdco LLC (“Holdco”) – 99.8% owned by Airspan. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or loss of Holdco. The non-controlling interest in net assets of this subsidiary, and the net income or loss attributable to the non-controlling interest, were not recorded by the Company as they are considered immaterial. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s interim condensed consolidated financial statements and related notes are unaudited. In the opinion of management, all adjustments (including normal recurring adjustments) and disclosures necessary for a fair presentation of these interim financial statements have been included. The results reported in these interim financial statements are not necessarily indicative of the results that may be reported for the entire year. Certain information and footnote disclosures required by GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s financial statements as of and for the year ended December 31, 2020, included in New Beginnings Acquisition Corporation’s (“NBA”) S-4 registration statement (File No. 333-256137) (“NBA’s S-4”).

Liquidity

The Company has historically incurred losses from operations. In the past, these losses have been financed through cash on hand or capital raising activities including borrowings or the sale of newly issued shares.

The Company had $84.5 million of current assets and $60.9 million of current liabilities at March 31, 2021. During the three months ended March 31, 2021, the Company generated $12.9 million in cash flow from operating activities. The Company is investing heavily in 5G research and development and the Company expects to use cash from operations during 2021 and through the first half of 2022. Cash on hand and borrowing capacity under the Fortress Credit Agreement (See Note 7) may not allow the Company to reasonably expect to meet the forecasted cash requirements.

Going concern

The accompanying condensed consolidated financial statements have been prepared and are presented assuming the Company’s ability to continue as a going concern. As discussed in Note 7 to the financial statements, the Company’s Senior Term Loan requires certain prospective financial covenants to be met. The Company’s business plan for 2021 and first half of 2022 contemplates increased revenue and reduced operating losses to achieve satisfaction of the financial covenants. Given the continued uncertainty in the global markets, in the event that the Company was unable to achieve these prospective covenants, the Company’s Senior Term Loan (See Note 7) and the Subordinated Loan (See Note 6) could become due prior to the maturity date.

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, which the Company expects will be sufficient to meet the prospective covenants of the Company’s Senior Term Loan and provide the ability to continue as a going concern, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;
●	continuing to develop 5G product offerings that will expand the market for the Company’s products;
●	continuing to evaluate and implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies; and
●	renegotiating and replacing debt facilities and raising additional funds for operations.

On March 8, 2021, the Company announced that it entered into a definitive business combination agreement with NBA (NYSE American: NBA), a special purpose acquisition company (“SPAC”). Upon closing of the transactions contemplated by this agreement (“SPAC Transaction”), expected in the third quarter of 2021, the post-combination Company’s common stock will continue to be listed on the NYSE American and trade under the ticker symbol “MIMO.” The Company expects that the SPAC Transaction will provide additional access to capital and new funding sources that were not available previously to the Company.

There can be no assurance that the above actions will be successful. If the Company is unable to successfully complete the SPAC Transaction, the Company’s current cash balance will be insufficient to satisfy repayment demands from its lenders if the Company does not meet the prospective financial covenants of the Senior Term Loan and the Senior Term Loan becomes due prior to maturity. There is no assurance that the SPAC Transaction will be completed, or that new or renegotiated financing will be available or that if available, will be on satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

COVID-19 Update

The spread of COVID-19, a novel strain of coronavirus, has and continues to alter the behavior of business and people in a manner that is having negative effects on local, regional and global economies. The COVID-19 pandemic continues to have an impact with short-term disruptions on our supply chains, as governments take robust actions to minimize the spread of localized COVID-19 outbreaks. For example, one of key suppliers in Vietnam was forced to stop production for approximately three weeks in May and continues to operate with a reduced labor force. As a further consequence of the COVID-19 pandemic, component lead times have extended as demand outstrips supply on certain components, including semiconductors. These extended lead times have caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supply delays. The Company cannot at this time accurately predict what effects, or their extent, the coronavirus outbreak will have on the remainder of its 2021 operating results, due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, the length of voluntary business closures and governmental actions taken in response to the outbreak. More generally, the widespread health crisis could continue to adversely affect the global economy, resulting in a prolonged economic downturn that could affect demand for its products and therefore impact the Company’s results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no changes to the Company’s significant accounting policies described in our audited consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on our condensed consolidated financial statements and related notes.

Revenue Recognition

The Company recognizes revenue by applying the following five-step approach: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company derives the majority of its revenue from sales of its networking products and software licenses, with the remaining revenue generated from service fees relating to maintenance contracts, professional services and training for its products. The Company sells its products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. For each contract, the Company considers the promise to transfer products and/or services, each of which are distinct, to be the identified performance obligations. In determining the transaction price, the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. The Company’s networking products have both software and non-software (i.e., hardware) components that function together to deliver the products’ essential functionality. Since the Company’s products cannot be used apart from the embedded software it is considered one distinct performance obligation.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Certain of the Company’s contracts have multiple distinct performance obligations, as the promise to transfer individual goods or services is separately identifiable from other promises in the contracts and the customer can benefit from these individual goods or services either on their own or together with other resources that are readily available to the customer. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on its relative stand-alone selling price. The stand-alone selling prices are determined based on the prices at which the Company separately sells these products. For items that are not sold separately, the Company estimates the stand-alone selling prices using either an expected cost-plus margin or adjusted market assessment approach depending on the nature of the specific performance obligation.

The following is a summary of revenue by category (in thousands):

	Three Months Ended March 31,
	2021	2020

Products sales	$38,054	$18,259
Non-recurring engineering (“NRE”)	2,125	3,265
Product maintenance contracts	2,925	2,896
Professional service contracts	1,886	2,689
Software licenses	587	221
Other	358	248
Total revenue	$45,935	$27,578

For all of the Company’s product sales, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment of the product. For product sales, the Company generally does not grant return privileges, except for defective products during the warranty period. Sales taxes collected from customers are excluded from revenues.

Revenue from non-recurring engineering is recognized at a point in time or over-time depending on if the customer controls the asset being created or enhanced. For new product design or software development services, the customer does not control the asset being created, the customer is not simultaneously receiving or consuming the benefits from the work performed and the work performed has alternative use to the Company. Therefore, revenue related to these projects is recognized at a point in time which is when the specified developed technology has been delivered and accepted by the customer. Revenue recognized at a point in time for these services amounted to $0.1 million and $1.5 million for the three months ended March 31, 2021 and 2020, respectively. For services performed on a customer’s owned asset, since the customer controls the asset being enhanced, revenue is recognized over time as services are rendered. Revenue recognized over time for these services using a cost-based input method amounted to $2.0 million and $1.8 million for the three months ended March 31, 2021 and 2020, respectively. The Company is allowed to bill for services performed under the contract in the event the contract is terminated.

Revenue from professional service contracts primarily relates to training and other consulting arrangements performed by the Company for its customers. Revenues from professional services contracts provided on a time and materials basis are recognized when the Company has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Revenue from product maintenance contracts is recognized over time as the Company’s performance obligations are satisfied. This is typically the contractual service period, which is generally one year. Maintenance and support services are a distinct performance obligation that includes the stand-ready obligation to provide telephone support, bug fixes and unspecified software upgrades and updates provided on a when-and-if-available basis and/or extended hardware warranty, which is considered a service type warranty.

Revenue from software licenses is primarily related to the sale of perpetual licenses to customers. The software delivered to the customer has stand-alone functionality and the customer can use the intellectual property as it exists at any time. Therefore, the Company recognizes revenue when the software license is delivered to the customer. There are no further performance obligations once the software license is delivered to the customer.

Payment terms to customers generally range from net 30 to 120 days from invoice, which are considered to be standard payment terms. The Company assesses its ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer. The Company has elected to apply the practical expedient that allows an entity to not adjust the promised amount of consideration in customer contracts for the effect of a significant financing component when the period between the transfer of product and services and payment of the related consideration is less than one year. The estimated cost of any post-sale obligations, including basic product warranties, is accrued at the time revenue is recognized based on a number of factors, which include historical experience and known conditions that may impact future warranty costs.

The Company accounts for shipping and handling activities as a fulfilment cost rather than an additional promised service. Therefore, revenue related to shipping and handling activities is included in product revenues. Shipping and handling costs are accrued and recorded as cost of revenue when the related revenue is recognized. Billings to customers for reimbursement of out-of-pocket expenses, including travel, lodging and meals, are recorded as revenue, and the associated costs incurred by the Company for those items are recorded as cost of revenue. Revenue related to the reimbursement of out-of-pocket costs are accounted for as variable consideration.

Contract Balances

A contract asset is recorded when revenue is recognized in advance of our right to receive consideration (i.e., we must perform additional services in order to receive consideration). Amounts are recorded as receivables when our right to consideration is unconditional. When consideration is received, or we have an unconditional right to consideration in advance of delivery of goods or services, a contract liability is recorded. The transaction price can include non-refundable upfront fees, which are allocated to the identifiable performance obligations.

Contract assets are included within accounts receivables and contract liabilities are included in deferred revenue in our condensed consolidated balance sheets. The opening and closing balances of our contract asset and liability balances from contracts with customers as of March 31, 2021 and 2020 were as follows:

	Contracts Assets	Contracts Liabilities

Balance as of December 31, 2020	$5,361	$7,521
Balance as of March 31, 2021	9,309	6,807
Change	$3,948	$(714)

	Contracts Assets	Contracts Liabilities

Balance as of December 31, 2019	$11,823	$10,035
Balance as of March 31, 2020	5,093	10,291
Change	$(6,730)	$256

Revenues for the three months ended March 31, 2021 and 2020, include the following:

	Three Months Ended March 31,
	2021	2020

Amounts included in the beginning of year contract liability balance	$3,924	$9,834

Costs to Obtain or Fulfill a Contract

The Company capitalizes commission expenses paid to internal sales personnel and sales agent commissions that are incremental to obtaining customer contracts, for which the related revenue is recognized over a future period. These costs are incurred on initial sales of product, maintenance and professional services and maintenance and support contract renewals. The Company defers these costs and amortizes them over the period of benefit, which the Company generally considers to be the contract term or length of the longest delivery period as contract capitalization costs in the condensed consolidated balance sheets. Commissions paid relating to contract renewals are deferred and amortized on a straight-line basis over the related renewal period as commissions paid on renewals are commensurate with commissions paid on initial sales transactions. Costs to obtain or fulfil contracts were not significant for the three months ended March 31, 2021 and 2020. Costs to obtain a contract for development and engineering service contracts are expensed as incurred in accordance with the practical expedient as the contractual period of these contracts are generally one year or less.

Warranty Liabilities

The Company provides a limited warranty for periods, usually ranging from 12 to 24 months, to all purchasers of its new products. Warranty expense is accrued on the sale of products and is recognized as a cost of revenue. The expense is estimated based on analysis of historic costs and other relevant factors.

Information regarding the changes in the Company’s product warranty liabilities for the three months ended March 31, 2021 and 2020 is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Balance, beginning of period	$1,019	$981
Accruals	92	31
Settlements	(92)	(26)
Balance, end of period	$1,019	$986

Significant Concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in highly rated financial instruments. The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts.

The Company’s accounts receivable are derived from sales of its products, and approximately 71.3% and 68.1% of product sales were to non-U.S. customers for the three months ended March 31, 2021 and 2020, respectively. Two customers accounted for $17.4 million or 53.7% of the net accounts receivable balance at March 31, 2021 and two customers accounted for $52.6 million or 73% of the net accounts receivable balance at December 31, 2020. The Company requires payment in advance or payment security in the form of a letter of credit to be in place at the time of shipment, except in cases where credit risk is considered to be acceptable. The Company’s top three customers accounted for 60.7% and 59.4% of revenue in the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021, the Company had one customer whose revenue was greater than 10% of the quarter’s total revenue. For the three months ended March 31, 2020, the Company had three customers whose revenue was greater than 10% of the quarter’s total revenue.

The Company received 95.5% and 87.6% of goods for resale from five suppliers in the three months ended March 31, 2021 and 2020, respectively. The Company outsources the manufacturing of its base station products to contract manufacturers and obtains subscriber terminals from vendors in the Asia Pacific region. In the event of a disruption to supply, the Company would be able to transfer the manufacturing of base stations to alternate contract manufacturers and has alternate suppliers for the majority of subscriber terminals.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04 (amended by ASU 2019-10), “Intangibles – Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment.” which simplifies the test for goodwill impairment by removing the second step of the test. There is a one-step qualitative test and does not amend the optional qualitative assessment of goodwill impairment. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” which requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customers in a software licensing arrangement. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes.” which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends the existing guidance. The new standard was adopted by the Company on January 1, 2021, and it did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The new standard will be adopted by the Company on January 1, 2022. The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options”. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic The new standard will be adopted by the Company on January 1, 2022. The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This accounting standards update provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new guidance may be adopted by the Company no later than December 1, 2022, with early adoption permitted. The potential adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The Company is required to adopt the new guidance on January 1, 2023. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

3.	GOODWILL AND INTANGIBLE ASSETS, NET

The Company has goodwill of $13.6 million at March 31, 2021 and December 31, 2020 resulting from a prior acquisition.

Intangible assets, net consists of the following (in thousands):

	Weighted	March 31, 2021
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Internally developed technology	10	$7,810	$(1,822)	$5,988
Customer relationships	6	2,130	(828)	1,302
Trademarks	2	720	(720)	-
Non-compete	3	180	(140)	40
Total acquired intangible assets		$10,840	$(3,510)	$7,330

	Weighted	December 31, 2020
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Internally developed technology	10	$7,810	$(1,627)	$6,183
Customer relationships	6	2,130	(739)	1,391
Trademarks	2	720	(720)	-
Non-compete	3	180	(125)	55
Total acquired intangible assets		$10,840	$(3,211)	$7,629

Amortization expense related to the Company’s intangible assets amounted to $0.3 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

Estimated amortization expense for the remainder of 2021 and thereafter related to the Company’s intangible assets is as follows (in thousands):

2021	$892
2022	1,136
2023	1,136
2024	1,107
2025	781
Thereafter	2,278
$7,330

4.	OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued payroll and related benefits and taxes	$6,912	$6,812
Accrued royalties	4,130	3,401
Agent and sales commissions	3,458	2,501
Right-of-use lease liability, current portion	3,121	2,671
Tax liabilities	848	1,967
Product warranty liabilities	1,019	1,019
Marketing accruals	1,086	869
Manufacturing accruals	1,481	1,243
Other	2,871	2,055
	$24,926	$22,538

5.	SUBORDINATED DEBT

On August 6, 2015, the Company issued Golden Wayford Limited a $10.0 million subordinated Convertible Note Promissory Note (the “Golden Wayford Note”) pursuant to the subordinated Convertible Purchase Agreement dated such date. The Golden Wayford Note was amended and restated on November 28, 2017, to reduce the interest rate thereon and to reflect the application of the payment of $1.0 million of principal on such note. The Golden Wayford Note had an original maturity date of February 16, 2016, which through subsequent amendments was extended to June 30, 2020. The conversion rights related to this agreement expired on its maturity date, June 30, 2020, and on this date the loan was reclassified from Subordinated Convertible Debt to Subordinated Debt.

Interest accrues at 5.0% per annum and is payable quarterly, however, because such payment is prohibited by the terms of the subordination, interest is (in accordance with the terms of the related promissory note) paid in kind.

On December 30, 2020, Pacific Western Bank (“PWB”) and Ally Bank (“Ally”) assigned their interests in a loan facility under the Second Amended and Restated Loan and Security Agreement (the “PWB Facility”) to certain new lenders pursuant to an assignment agreement (the “Assignment Agreement”) and PWB entered into a resignation and assignment agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and DBFIP ANI LLC (“Fortress”) became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility.

The Golden Wayford Note was subordinate to the PWB Facility and, after giving effect to the Assignment Agreement, the Resignation Agreement and the Reaffirmation and Omnibus Amendment, is now subordinate to the obligations under the Fortress Credit Agreement (See Note 7). A limited waiver under the Fortress Credit Agreement waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note.

The Company had subordinated debt outstanding of $9.0 million, plus $1.2 million and $1.1 million of accrued interest as of March 31, 2021 and December 31, 2020, respectively.

6.	SUBORDINATED TERM LOAN – RELATED PARTY

On February 9, 2016, the Company entered into a $15.0 million subordinated term loan agreement with a related party (the “Subordinated Loan Agreement”) that was due to mature on February 9, 2018. On July 12, 2016, the Company entered into an additional $15.0 million Amendment No. 1 to Subordinated Term Loan Agreement that was due to mature on February 9, 2018. On July 3, 2017, the Company entered into Amendment No. 2 to the Subordinated Term Loan Agreement that extended the maturity date to June 30, 2019. On May 23, 2019, the Company entered into Amendment No. 3 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2020. On March 30, 2020, the Company entered into Amendment No. 4 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2021. On December 30, 2020, the Company entered into Amendment No. 5 to the Subordinated Term Loan Agreement that extended the maturity date of the later of (a) December 30, 2024 and (b) 365 days after the maturity date of the Fortress Credit Agreement (as in effect on December 30, 2020) (See Note 7). The note was subordinate to the PWB Facility and on December 30, 2020, the interests of PWB and Ally in the PWB Facility were assigned to new lenders pursuant to an Assignment Agreement (the “Assignment Agreement”) and PWB entered into a Resignation and Assignment Agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and Fortress became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility.

Prior to May 23, 2019, interest accrued at 2.475% per annum and was payable quarterly. In accordance with the amendments below, the interest rate changed as follows:

(a)	Amendment Number 3, on May 23, 2019, the interest rate changed to 9.0% per annum to be accrued;
(b)	Amendment Number 4, on March 30, 2020, the interest rate changed to 9.0% per annum through December 31, 2020 and from and after January 1, 2021, at a rate of 12.0% per annum to be accrued; and
(c)	Amendment Number 5, on December 30, 2020, the interest rate from January 1, 2021 and thereafter changed to 9.0% per annum to be accrued, subject to reversion to 12.0% if a condition subsequent is not satisfied. The subsequent condition was satisfied.

The principal and accrued interest may be repaid early without penalty.

The Company had a subordinated term loan outstanding of $30.0 million, plus $5.5 million and $4.8 million of accrued interest as of March 31, 2021 and December 31, 2020, respectively.

7.	SENIOR TERM LOAN

On December 30, 2020, the Company, together with Airspan IP Holdco LLC, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K. as guarantors, (collectively the “Loan Parties”), together with the other parties thereto, entered into the Assignment Agreement, the Resignation and Assignment Agreement, and the Reaffirmation and Omnibus Amendment, the result of which was the amendment and restatement of the terms of the PWB Facility under the Fortress Credit Agreement with the new lenders as the lenders thereunder. Fortress in its capacity became the administrative agent, collateral agent and trustee for the lenders and other secured parties.

The Fortress Credit Agreement initial term loan total commitment of $34.0 million and a term loan commitment of $10.0 million were both funded to the Company on December 30, 2020. Pursuant to the Fortress Credit Agreement, the Company may expand the term loan commitment by $20.0 million subject to the terms and conditions of the agreement. The maturity date of the total loan commitment is December 30, 2024. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contains a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021. Subsequent to December 29, 2021, the Company may prepay this loan but will incur a related fee in the amount of a make-whole amount of interest that would have been payable had such prepayment not been made.

As of March 31, 2021, the Company was in compliance with all applicable covenants under the Fortress Credit Agreement.

The Company had a senior term loan outstanding of $44.0 million, plus $0.6 million and $25 thousand of accrued interest as of March 31, 2021 and December 31, 2020, respectively.

8.	LONG-TERM DEBT

Long-term debt consists of:

	March 31, 2021	December 31, 2020
PPP Loan	$2,093	$2,087
Finnish Funding Agency for Technology and Innovation (“Tekes”)	437	458
	2,530	2,545
Less current portion – PPP Loan	(1,872)	-
Less current portion – product development loan	(284)	(298)
Less accrued interest on product development loan – current	(153)	(160)
Total long-term debt	$221	$2,087

On April 27, 2020, under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, administered by the Small Business Administration (“SBA”), the Company entered into a promissory note of approximately $2.1 million with First Home Bank (“PPP Loan”). The promissory note bears interest at a rate of 1% and is payable in monthly installments of principal and interest over 18 months beginning seven months from the date of this promissory note and continuing on the 5th day of each month thereafter. A final payment of the entire unpaid balance of principal and interest will be due on April 27, 2022, the maturity date. On March 8, 2021, the Company applied for the promissory note to be forgiven by the SBA in whole or in part. Any remaining balance following forgiveness by the SBA will be fully reamortized over the remaining term of the promissory note. The purpose of this promissory note is to retain workers, maintain payroll and for the use of other eligible expenditures pursuant to the terms of the CARES Act.

At both March 31, 2021 and December 31, 2020, there were two capital loans amounting to $0.3 million with Tekes, the main public funding organization for research and development in Finland.

9.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. These assets include property, plant and equipment, goodwill and intangible assets, net. The Company did not record impairment to any non-financial assets in the three months ended March 31, 2021 and 2020. The Company does not have any non-financial liabilities measured and recorded at fair value on a non-recurring basis.

Financial Disclosures about Fair Value of Financial Instruments

The tables below set forth information related to the Company’s condensed consolidated financial instruments (in thousands):

	Level in Fair	March 31, 2021		December 31, 2020
	Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	1	30,603	30,603	18,196	18,196
Restricted cash	1	186	186	422	422
Cash and investment in severance benefit accounts	1	3,444	3,444	3,567	3,567

Liabilities:
Subordinated term loan	2	35,528	35,528	34,756	24,327
Subordinated debt	2	10,189	10,189	10,065	6,624
Senior term loan	2	37,938	37,938	36,834	37,948
Long-term debt	2	221	221	2,087	2,087
Warrants (a)	3	11,746	11,746	7,632	7,632

(a)	As of March 31, 2021 and December 31, 2020, the fair value of warrants outstanding that are classified as liabilities are included in other long-term liabilities in the Company’s condensed consolidated balance sheets.

The fair value of the Company’s cash and cash equivalents and restricted cash approximate the carrying value because of their short-term nature of these accounts.

As of March 31, 2021, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan (Fortress Credit Agreement), followed by the junior status of the subordinated term loan and subordinated debt. The implied yields of the senior term loan, subordinated term loan and subordinated debt were 11.85%, 16.36% and 15.53%, respectively.

As of December 31, 2020, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan (Fortress Credit Agreement), followed by the junior status of the subordinated term loan and subordinated debt. The senior term loan face value was adjusted for $4.7 million of original issue discounts and $1.4 million of fair value of Series H warrants issued to lenders pursuant to the Fortress Credit Agreement, resulting in the fair value of the senior term loan totaling $37.9 million, with a 12.80% implied yield. The implied yields of the subordinated term loan and subordinated debt were 17.05% and 16.57%, respectively.

The estimated fair value of long-term debt approximated its carrying amount because based on the arrangement of the financing of the debt and pursuant to the terms of the CARES ACT, the Company applied for this debt to be forgiven by the SBA in whole or in part.

10.	COMMITMENTS AND CONTINGENCIES

The Company had commitments with its main subcontract manufacturers under various purchase orders and forecast arrangements of $44.2 million at March 31, 2021, the majority of which have expected delivery dates during the year ended December 31, 2021.

Certain officers of the Company have change in control payments that they would be entitled to receive in the event of a change in control.

Contingencies and Legal Proceedings

From time to time, the Company receives and reviews correspondence from third parties with respect to licensing their patents and other intellectual property in connection with the sale of the Company’s products. Disputes may arise with such third parties if an agreement cannot be reached regarding the licensing of such patents or intellectual property.

On October 14, 2019, Barkan Wireless IP Holdings, L.P. (“Barkan”) filed a suit against Sprint Corporation and related entities (“Sprint”) alleging patent infringement based in part on two of the Company’s products, Airave 4 and Magic Box Gold. See Barkan Wireless IP Holdings, L.P. v. Sprint Corporation et al, Case No. 2:19-cv-00336-JRG (E.D. Tex.). On March 26, 2021, after a settlement between Barkan and Sprint, the Court granted an agreed motion to dismiss and the case was closed. Sprint has demanded that the Company indemnify Sprint $3,870,000 for a portion of the amounts Sprint paid to defend and settle the case. Sprint has stated that it intends to set-off amounts it owes the Company until Sprint’s indemnity demand is satisfied. The Company is currently evaluating Sprint’s indemnity demand and the extent of the Company’s indemnity obligation, if any.

Except as set forth above, the Company is not currently subject to any other material legal proceedings. The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of its business. While the results of such claims and litigation cannot be predicted with certainty, the Company currently believes that it is not a party to any litigation the final outcome of which is likely to have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

11.	COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

Convertible preferred stock consists of the following shares at $0.0001 par value:

Series	Shares Authorized 3/31/2021	Shares issued and outstanding 3/31/2021	Shares issued and outstanding 12/31/2020
Convertible Preferred Stock
Series B	72,123	-	-
Series B-1	72,123	72,123	72,123
Series C	416,667	-	-
Series C-1	416,667	416,667	416,667
Series D	2,142,050	1,080,993	1,080,993
Series D-1	487,805	325,203	325,203
Series D-2	2,142,050	370,000	370,000

Senior Convertible Preferred Stock
Series E	1,008,742	615,231	615,231
Series E-1	659,310	393,511	393,511
Series F	398,401	352,076	352,076
Series F-1	46,325	46,325	46,325
Series G	740,987	740,987	740,987
Series G-1	202,100	-	-
Series H	487,806	181,294	168,288
	9,293,156	4,594,410	4,581,404

Issuances of Convertible Preferred Stock as of March 31, 2021:

Description	Shares Issued	Issuance Price per share	Conversion Rate		Voting Rate	Liquidation Preference (in thousands)
Convertible Preferred Stock
Series B-1	72,123	$807.00	1.0		-	$58,203
Series C-1	416,667	$24.00	1.0		-	$10,000
Series D	1,080,993	$61.50	1.0		1.00	$66,481
Series D-1	325,203	$61.50	1.0		-	$20,000
Series D-2	370,000	$61.50	1.0		-	$22,755

Senior Convertible Preferred Stock
Series E	615,231	$91.00	1.04		1.04	$55,989
Series E-1	393,511	$91.00	1.04		-	$35,811
Series F	352,076	$107.93	1.755		1.755	$38,000
Series F-1	46,325	$107.93	1.755		-	$5,000
Series G	740,987	$61.50	1.0	*	1.00	$113,927
Series H	181,294	$61.50	1.0		1.00	$11,150

*	The Series G and G-1 Convertible Preferred Stock have special conversion rights in connection with an initial public offering or a SPAC merger whereby the Series G Convertible Preferred Stock shall receive shares to at least 2.5 times the amount paid for each preferred share.

Voting and Control

At March 31, 2021, Series B, B-1, C, C-1, D, D-1 and D-2 Convertible Preferred Stock and E, E-1, F, F-1, G, G-1 and H Senior Convertible Preferred Stock combined would convert into a total of approximately 94.5% of the Company’s outstanding common stock, Class B common stock and Class C common stock and represents approximately 92.2% of the Company’s outstanding voting power. At March 31, 2021, Oak held all of the Series B-1, C-1 and D-2 Convertible Preferred Stock, 66.8% of the Series D Convertible Preferred Stock, 52.6% of the Series F Senior Convertible Preferred Stock, 56.7% of the Series G Senior Convertible Preferred Stock and 31.4% of the Series H Senior Convertible Preferred Stock.

Dividends

At March 31, 2021 and December 31, 2020, the Company has no accumulated or accrued and unpaid dividends on the convertible preferred stock. There are no established dividends on any convertible preferred stock.

Warrants

The Company accounts for outstanding convertible preferred stock warrants that have been earned and are exercisable into shares of the Company’s convertible preferred stock as liabilities pursuant to Accounting Standards Codification 480, “Distinguishing Liabilities from Equity” as the warrants are exercisable into shares of convertible preferred stock that are contingently redeemable upon events outside the control of the Company. The warrant liability is included in Other Long-term Liabilities on the accompanying condensed consolidated balance sheets. The warrants are remeasured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of Other expense, net on the accompanying condensed consolidated statements of operations.

In January 2021 and February 2021, the Company issued warrants for the purchase of 6,097 and 406, respectively, shares of Series H Convertible Preferred Stock to certain holders of its Series H Senior Convertible Preferred Stock (one warrant for every two shares of Series H Senior Convertible Preferred Stock purchased in January and February 2021, respectively) with an exercise price of $61.50 per share and a 5-year term (“Series H warrants”). The Company accounted for the initial fair value of the Series H warrants as a discount on the Series H Senior Convertible Preferred Stock issuance and recorded a corresponding warrant liability.

Warrants issued and outstanding as of March 31, 2021 and December 31, 2020:

	Warrants Outstanding
	Series D	Series D-1	Series H
Outstanding as of December 31, 2020	203,252	162,601	139,428
Issuance of warrants	-	-	6,503
Warrants expired	(203,252)	-	-
Outstanding as of March 31, 2021	-	162,601	145,931

The change in fair value of the warrant liability as of March 31, 2021 and December 31, 2020 was:

(in thousands)	Warrant Liability
	Series D-1	Series H	Total
As of December 31, 2020	$4,109	$3,523	$7,632
Fair value of warrants at issuance	-	142	142
Increase in fair value	2,426	1,546	3,972
As of March 31, 2021	$6,535	$5,211	$11,746

As of March 31, 2021 and December 31, 2020, the Series D-1 and Series H warrants fair value were determined using a hybrid scenario approach, including a Monte Carlo simulation. On March 3, 2021, Airspan reduced the exercise price of the D-1 warrants to $45.9875.

12.	SHARE-BASED COMPENSATION

The following table sets forth the activity for all common stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

Outstanding, December 31, 2020	958,782	$22.88	6.79
Granted (a)	77,256	38.19	-
Exercised	-	-	-
Forfeited	(13,607)	19.72	-
Outstanding, March 31, 2021 (b)	1,022,431	$24.07	6.82
Exercisable, March 31, 2021 (c)	646,321	$20.84	5.79

(a)	The weighted average grant-date fair value of options granted during the period was $25.53 per share.
(b)	The aggregate intrinsic value of all options outstanding as of March 31, 2021 was $21.7 million.
(c)	The aggregate intrinsic value of all vested/exercisable options as of March 31, 2021 was $15.8 million.

Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, it did not recognize any tax benefit related to share-based compensation expense for the three months ended March 31, 2021 and 2020. As of March 31, 2021, there was $5.7 million of unrecognized compensation expense related to stock options to be recognized over a weighted average period of 2.60 years and $1.2 million of unrecognized compensation expense related to restricted stock awards to be recognized over a weighted average period of 7.42 years.

The following table summarizes the number of authorized, unissued shares of common stock, under all employee stock plans, to be issued upon exercise as of March 31, 2021:

Plans	Number of Shares
Total options available to be granted	219,217
Total options outstanding	1,022,431
Total common stock reserved for future issuance under employee stock plans	1,241,648

The following table summarizes share-based compensation expense for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Research and development	$214	$199
Sales and marketing	140	102
General and administrative	293	179
Cost of sales	14	12
Total share-based compensation	$661	$492

13.	NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of common stock outstanding less the number of shares subject to repurchase.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss	$(13,549)	$(13,015)

Denominator - basic and diluted:
Weighted average common shares outstanding	669,632	669,534

Net loss per share - basic and diluted	$(20.23)	$(19.44)

The following table sets forth the amounts excluded from the computation of diluted net loss per share as their effect was anti-dilutive:

	Three Months Ended March 31,
	2021	2020
Stock options outstanding (a)	1,022,431	977,888
Non-vested shares of restricted stock	72,989	68,557
Preferred stock and warrants (b):
Convertible Preferred Stock
Series B	-	72,123
Series B-1	72,123	-
Series C	-	416,667
Series C-1	416,667	-
Series D	1,080,993	1,450,993
Series D-1	325,203	325,203
Series D-2	370,000	-
Senior Convertible Preferred Stock
Series E	615,231	615,231
Series E-1	393,511	393,511
Series F	352,076	352,076
Series F-1	46,325	46,325
Series G	740,987	464,566
Series H	181,294	-
Warrants
Series D and D-1 warrants	162,602	585,624
Series H warrants	145,931	-

(a)	If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these common stock equivalents using the treasury stock method for stock options.
(b)	The convertible preferred stock and warrants referred to in Note 11 were also excluded on an as converted basis because their effect would have been anti-dilutive.

14.	RELATED PARTY TRANSACTIONS

As of both March 31, 2021 and December 31, 2020, there was an outstanding note receivable amounting to $87 thousand due from the Company’s President and Chief Executive Officer in connection with the purchase of 500,000 shares of the Company’s common stock. The note was originally entered into in 1999 in the amount of $130 thousand of which $43 thousand had been repaid at March 31, 2021. No interest is due on the debt. The debt is collateralized by Airspan stock.

As disclosed in Note 6, as of March 31, 2021 and December 31, 2020, the Company has a Subordinated Term Loan with a related party.

15.	EQUITY METHOD INVESTMENT

The Company accounts for its investment in a wholly-owned subsidiary, Dense Air, as an equity method investment. Dense Air has been funded by its sole lender through convertible debt with various restrictions and requirements including a conversion option on substantially all of the ownership interest in Dense Air. Dense Air was designed to acquire and hold specific assets and the fixed price conversion option is economically similar to a call option on the assets of Dense Air. Therefore, the Company concluded consolidation is not required. The Company did determine it has significant influence in the operations of Dense Air and therefore, has applied the equity method of accounting. Given Dense Air has operated at a loss since its inception, and the Company has not guaranteed the obligations of Dense Air or otherwise committed to provide further financial support, equity method accounting has been discontinued. The equity method investment has no value at March 31, 2021 and December 31, 2020.

There have been no dividends received from Dense Air for the three months ended March 31, 2021 and 2020.

On March 22, 2021, an investor acquired the sole lender to Dense Air’s rights and obligations under a convertible loan agreement. Concurrently, the Company received a notice of conversion from the investor to convert the outstanding amount of the loan into shares equating to 95% of the share capital of Dense Air. The conversion is contingent on regulatory consent in Australia, which is expected in the third quarter of 2021.

The Company receives reimbursement of its expenses for providing certain management support functions to Dense Air, a related party, which are not material.

16.	SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through June 21, 2021, the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

New Beginnings Acquisition Corp.,

Artemis Merger Sub Corp.

and

Airspan Networks Inc.

Dated as of March 8, 2021

Page
Article I. DEFINITIONS	Annex A-2
Section 1.01 Certain Definitions	Annex A-2
Section 1.02 Further Definitions	Annex A-16
Section 1.03 Construction	Annex A-19

Article II. AGREEMENT AND PLAN OF MERGER	Annex A-20
Section 2.01 The Merger	Annex A-20
Section 2.02 Effective Time; Closing	Annex A-20
Section 2.03 Effect of the Merger	Annex A-20
Section 2.04 Certificate of Incorporation; Bylaws	Annex A-20
Section 2.05 Directors and Officers	Annex A-21

Article III. CONVERSION OF SECURITIES; Exchange of certificates	Annex A-21
Section 3.01 Conversion of Securities	Annex A-21
Section 3.02 Exchange of Certificates	Annex A-25
Section 3.03 Stock Transfer Books	Annex A-27
Section 3.04 Payment of Expenses	Annex A-27
Section 3.05 Appraisal Rights	Annex A-28

Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	Annex A-29
Section 4.01 Organization and Qualification; Subsidiaries	Annex A-29
Section 4.02 Certificate of Incorporation and Bylaws	Annex A-29
Section 4.03 Capitalization	Annex A-30
Section 4.04 Authority Relative to this Agreement	Annex A-32
Section 4.05 No Conflict; Required Filings and Consents	Annex A-33
Section 4.06 Permits; Compliance	Annex A-33
Section 4.07 Financial Statements	Annex A-34
Section 4.08 Absence of Certain Changes or Events	Annex A-36
Section 4.09 Absence of Litigation	Annex A-36
Section 4.10 Employee Benefit Plans	Annex A-36
Section 4.11 Labor and Employment Matters	Annex A-39
Section 4.12 Real Property; Title to Assets	Annex A-41
Section 4.13 Intellectual Property	Annex A-42
Section 4.14 Product Warranty/Recalls; Antidumping	Annex A-45
Section 4.15 Taxes	Annex A-45
Section 4.16 Environmental Matters	Annex A-48
Section 4.17 Material Contracts	Annex A-49
Section 4.18 Insurance	Annex A-50
Section 4.19 Board Approval; Vote Required	Annex A-51
Section 4.20 Certain Business Practices	Annex A-51
Section 4.21 Customs and International Trade Laws	Annex A-51
Section 4.22 Interested Party Transactions	Annex A-52
Section 4.23 Exchange Act	Annex A-52
Section 4.24 Brokers	Annex A-52
Section 4.25 Exclusivity of Representations and Warranties	Annex A-52

Annex A-i

Page
Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	Annex A-53
Section 5.01 Corporate Organization	Annex A-53
Section 5.02 Certificate of Incorporation and Bylaws	Annex A-53
Section 5.03 Capitalization	Annex A-53
Section 5.04 Authority Relative to This Agreement	Annex A-55
Section 5.05 No Conflict; Required Filings and Consents	Annex A-55
Section 5.06 Compliance	Annex A-56
Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley	Annex A-56
Section 5.08 Absence of Certain Changes or Events	Annex A-58
Section 5.09 Absence of Litigation	Annex A-58
Section 5.10 Board Approval; Vote Required	Annex A-58
Section 5.11 No Prior Operations of Merger Sub	Annex A-59
Section 5.12 Brokers	Annex A-59
Section 5.13 Parent Trust Fund	Annex A-59
Section 5.14 Employees	Annex A-60
Section 5.15 Taxes	Annex A-60
Section 5.16 Listing	Annex A-61
Section 5.17 Certain Business Practices	Annex A-62
Section 5.18 Investment Company Act	Annex A-62
Section 5.19 Parent’s and Merger Sub’s Investigation and Reliance	Annex A-62

Article VI. CONDUCT OF BUSINESS PENDING THE MERGER	Annex A-63
Section 6.01 Conduct of Business by the Company Pending the Merger	Annex A-63
Section 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger	Annex A-65
Section 6.03 Claims Against Trust Account	Annex A-66

Article VII. ADDITIONAL AGREEMENTS	Annex A-67
Section 7.01 Proxy Statement; Registration Statement	Annex A-67
Section 7.02 Parent Stockholders’ Meetings; and Merger Sub Stockholder’s Approval	Annex A-69
Section 7.03 Company Stockholders’ Written Consent	Annex A-69
Section 7.04 Access to Information; Confidentiality	Annex A-70
Section 7.05 Company Solicitation; Change in Recommendation	Annex A-70
Section 7.06 Employee Benefits Matters	Annex A-74
Section 7.07 Directors’ and Officers’ Indemnification	Annex A-75
Section 7.08 Notification of Certain Matters	Annex A-76
Section 7.09 Further Action; Reasonable Best Efforts	Annex A-76
Section 7.10 Public Announcements	Annex A-77

Annex A-ii

Page
Section 7.11 Tax Matters	Annex A-77
Section 7.12 Stock Exchange Listing	Annex A-78
Section 7.13 Antitrust	Annex A-78
Section 7.14 CFIUS	Annex A-79
Section 7.15 FCC	Annex A-79
Section 7.16 PCAOB Audited Financials	Annex A-80
Section 7.17 Exclusivity	Annex A-80
Section 7.18 Trust Account	Annex A-81
Section 7.19 Stock Incentive Plan	Annex A-81
Section 7.20 Leakage	Annex A-81

Article VIII. CONDITIONS TO THE MERGER	Annex A-81
Section 8.01 Conditions to the Obligations of Each Party	Annex A-81
Section 8.02 Conditions to the Obligations of Parent and Merger Sub	Annex A-82
Section 8.03 Conditions to the Obligations of the Company	Annex A-83

Article IX. TERMINATION, AMENDMENT AND WAIVER	Annex A-85
Section 9.01 Termination	Annex A-85
Section 9.02 Effect of Termination	Annex A-86
Section 9.03 Termination Fee	Annex A-86
Section 9.04 Expenses	Annex A-87
Section 9.05 Amendment	Annex A-87
Section 9.06 Waiver	Annex A-88

Article X. GENERAL PROVISIONS	Annex A-88
Section 10.01 Notices	Annex A-88
Section 10.02 Nonsurvival of Representations, Warranties and Covenants	Annex A-89
Section 10.03 Severability	Annex A-89
Section 10.04 Entire Agreement; Assignment	Annex A-89
Section 10.05 Parties in Interest	Annex A-89
Section 10.06 Governing Law	Annex A-90
Section 10.07 Waiver of Jury Trial	Annex A-90
Section 10.08 Headings	Annex A-91
Section 10.09 Counterparts	Annex A-91
Section 10.10 Specific Performance	Annex A-91

Annex A-iii

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Stockholders Agreement
EXHIBIT C	New Parent Warrant Agreement
EXHIBIT D	Parent Second Amended and Restated Certificate of Incorporation
EXHIBIT E	Directors and Officers of the Surviving Corporation and Parent
EXHIBIT F	Company Tax Certificate
EXHIBIT G	Parent Tax Certificate

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Resigning Parent Officers and Directors
SCHEDULE D	Permitted Leakage

Annex A-iv

BUSINESS COMBINATION AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among New Beginnings Acquisition Corp., a Delaware corporation (“Parent”), Artemis Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Airspan Networks Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions (as defined below), and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Merger Consideration to stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Parent, the Company and the Key Company Stockholders (as defined below), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders agree, upon the terms and subject to the conditions set forth therein, to vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, the Sponsor (as defined below), concurrently with the execution and delivery of this Agreement, is entering into a letter agreement with the Company, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, upon the terms and subject to the conditions set forth therein, to (a) vote all of its shares of Parent Common Stock (as defined below) in favor of the Merger, (b) not redeem its shares of Parent Common Stock and (c) forfeit One Hundred Twenty-Five Thousand (125,000) shares of Parent Common Stock effective as of immediately prior to the Effective Time;

WHEREAS, immediately following the Effective Time (as defined below), at the Closing, Parent and certain stockholders of Parent (including the Sponsor) shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A;

Annex A-1

WHEREAS, immediately following the Effective Time, at the Closing, Parent and certain stockholders of Parent (including the Sponsor) shall enter into a Stockholders Agreement (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution of this Agreement, Parent has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of Parent Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below), that the Company, Merger Sub and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“102 Trustee” means the trustee appointed by Airspan Israel from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company Option Plan (or any subplan thereof) pursuant to which the Company 102 Options and the Company 102 Shares have been granted or issued, as applicable.

“Accelerated Restricted Stock” means all outstanding shares of restricted Company Class B Common Stock immediately prior to the Closing granted under the Company Equity Plan that are held by a person who is not a service provider to the Company or any Company Subsidiary as of the date of this Agreement.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions concerning the Company and the Company Subsidiaries that contains terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement (i) may include changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements and (ii) need not contain a “standstill” or other similar provision).

Annex A-2

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) the Company Value divided by (b) $10.00.

“Airspan Israel” means Airspan Networks Ltd., an Israeli company limited by shares.

“Ancillary Agreements” means the Stockholders Agreement, the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day, other than a Saturday or Sunday, on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Company 102 Options” means any Company Options granted under Section 102 of the Ordinance.

“Company 102 Shares” means shares of Company Common Stock issued upon exercise of Company 102 Options.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving the Company or any Company Subsidiary, (b) any transfer, purchase or sale of the beneficial ownership of shares of capital stock or other securities of the Company or any Company Subsidiary representing 10% or more of the voting power of the shares of capital stock of the Company or any Company Subsidiary, or (c) any sale, lease, exchange, transfer or other disposition of the assets of the Company or one or more Company Subsidiary constituting 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any such proposal or offer exclusively relating to, in a single transaction or series of related transactions, the Disposal of Dense Air shall not be a Company Acquisition Proposal.

Annex A-3

“Company Capital Stock” means the Company Common Stock, the Company Class B Common Stock, the Company Class C Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated December 14, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Class B Common Stock” means the Class B Common Stock of the Company, with a par value of $0.0003 per share.

“Company Class C Common Stock” means the Class C Common Stock of the Company, with a par value of $0.0003 per share.

“Company Common Stock” means the Common Stock of the Company, with a par value of $0.0003 per share.

“Company Credit Agreement” means the Credit Agreement, dated as of December 30, 2020, among the Company, as borrower, certain Company Subsidiaries, as guarantors, the lenders from time to time party thereto and DBFIP ANI LLC, as administrative agent and collateral agent, including as it may be amended and restated as contemplated by the Lender Consent Letter.

“Company Equity Plan” means the Airspan Networks Inc. 2009 Omnibus Equity Compensation Plan, as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 pandemic), or acts of God; (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities and any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions); (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (ix) any actions taken, or failures to take action, or such other changes or events, in each case to which Parent has consented in writing; or (x) any decline in the price or trading volume of the Company Common Stock, provided that this clause (x) shall not prevent a determination that any change, event, or occurrence underlying such decline has resulted in a Company Material Adverse Effect, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

Annex A-4

“Company Options” means all outstanding options to purchase shares of Company Common Stock or Class B Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing granted under the Company Equity Plan.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of the Convertible Preferred Stock of the Company, with a par value of $0.0001 per share.

“Company Restricted Stock” means all outstanding shares of restricted Company Common Stock or Class B Common Stock, as applicable, immediately prior to the Closing granted under the Company Equity Plan.

“Company Series D Warrant” means all outstanding unexercised warrants to purchase shares of Series D Preferred Stock, granted on or prior to the Effective Time to any person.

“Company Series D Warrantholders” means the holders of Company Series D Warrants.

“Company Series H Warrant” means all outstanding unexercised warrants to purchase shares of Series H Senior Preferred Stock, granted on or prior to the Effective Time to any person.

“Company Series H Warrantholders” means the holders of Company Series H Warrants.

“Company Superior Proposal” means a bona fide, written Company Acquisition Proposal, that did not result from a breach of Section 7.05, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and the Company Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing, likelihood of closing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Company Superior Proposal pursuant to, and in accordance with, Section 7.05(g).

Annex A-5

“Company Tax Certificate” means the tax representation letter of the Company, substantially in the form attached hereto as Exhibit F, and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Company Value” means an amount equal to six hundred eighty-two million five hundred thousand dollars ($682,500,00).

“Company Voting Preferred Stock” means the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Senior Preferred Stock, Series F Senior Preferred Stock, Series G Senior Preferred Stock and Series H Senior Preferred Stock.

“Company Warrants” means the Company Series D Warrants and Company Series H Warrants.

“Company Warrantholders” means the holders of Company Series D Warrants and Company Series H Warrants.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus and any evolution or mutation thereof.

Annex A-6

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and any amendments or regulatory guidance relating thereto.

“Dense Air” means Dense Air Limited, a company incorporated and registered under the laws of England and Wales.

“Disability” means, with respect to a holder of Exchanged Restricted Stock or MIP RSUs, the holder’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, maliciously incapacitate, infiltrate or maliciously slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Disposal of Dense Air” means (a) the sale, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, exchange, conversion of Indebtedness or any similar transaction, of (i) the equity interests in Dense Air owned by the Company and the Company Subsidiaries, or (ii) the Indebtedness of Dense Air, (b) the non-exclusive license, on arms’ length terms, of Intellectual Property of the Company or the Company Subsidiaries, to the extent that such Intellectual Property relates primarily to, or is primarily used or held for use in connection with, the business of Dense Air and its subsidiaries, and (c) the entry into agreements, certificates and instruments, including transition services agreements and supply agreements, in connection with the transactions described in clause (a) of this definition by the Company and the Company Subsidiaries; provided that no such agreements, certificates or instruments shall impose any material obligations upon the Company or any Company Subsidiary without the prior written consent of Parent.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, or any successor agency thereto.

“FCC Licenses” means any Company Permits issued by the FCC.

Annex A-7

“Fraud” means fraud, as defined under Delaware law (not including constructive or equitable fraud).

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Authority granted to, provided to, or enjoyed by the Company or any of the Company Subsidiaries, including by or on behalf of or under the authority of the IIA, the Investment Center or the BIRD Foundation, as applicable.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Economy of the State of Israel.

“Indebtedness” means for the Company and the Company Subsidiaries on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company and the Company Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company and the Company Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company and the Company Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities of the Company and the Company Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company and the Company Subsidiaries under or in connection with off balance sheet financing arrangements and (f) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company or any Company Subsidiary is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; provided, however, that Indebtedness of Dense Air and its subsidiaries shall not be deemed to be Indebtedness. For the avoidance of doubt, trade payables arising in the ordinary course of business and intercompany indebtedness among the Company and the Company Subsidiaries (for the avoidance of doubt, excluding Dense Air) shall not be deemed to be Indebtedness.

Annex A-8

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights; (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (j) all legal rights arising from items (a) through (i), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Employee Plan” means any Plan that is maintained in any non-U.S. jurisdiction for any current or former employee, individual independent contractor, officer or director residing outside of the United States.

“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal or Company Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and the Company Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

“Investment Center” means the Israeli Investment Center of the Israeli Ministry of Economy and Industry (previously, the Ministry of Industry, Trade and Labor).

“ITA” means the Israeli Tax Authority.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Parent, the actual knowledge of Russell W. Galbut and Michael S. Liebowitz after reasonable inquiry.

Annex A-9

“Leakage” shall mean (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by the Company or any Company Subsidiary to or for the benefit of the stockholders of the Company or any affiliate of the stockholders of the Company, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by the Company or any Company Subsidiary to, on behalf of, or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Company or any Company Subsidiary or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of the Company or the Company Subsidiaries, in each case, to or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (d) any waiver, deferral or release by the Company or any Company Subsidiary of any amount or obligation owed or due to the Company or any Company Subsidiary from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (e) any payment of any costs, bonuses or other sums by the Company or any Company Subsidiary, on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (f) any assumption or discharge by the Company or any Company Subsidiary of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (g) any guarantee, indemnity or security provided by the Company or any Company Subsidiary in respect of the obligations or liabilities of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company for consideration which is more than market value, (j) any payment by the Company or any Company Subsidiary of any Taxes imposed on any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (other than any Taxes for which the Company or the Company Subsidiaries are primarily liable), or any agreement or obligation of any of the Company or the Company Subsidiaries to make such payment, or (k) any payment by the Company or any Company Subsidiary of any personal expenses of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company.

“Leased Real Property” means the real property leased, or taken on leave and license basis, or through a business centre arrangement, by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lender Consent Letter” means that certain letter, dated March 8, 2021, from DBFIP ANI LLC and Pendrell Corporation to the Company and the Company Subsidiaries party to the Company Credit Agreement, relating to the Company Credit Agreement and the Transactions.

“Lien” means any lien, security interest, mortgage, pledge, assignment, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

Annex A-10

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“MIP” means the Airspan Networks Inc. Management Change in Control Incentive Plan, adopted October 7, 2009, as such may have been amended, supplemented or modified from time to time.

“MIP Aggregate Cash Consideration” means those cash payments to be made by or on behalf of the Company to MIP Participants, in an aggregate amount equal to seventeen million five hundred thousand dollars ($17,500,000), as set forth on the Payment Spreadsheet.

“MIP Cash Consideration” means, with respect to each MIP Participant, (a) an amount of cash equal to the MIP Aggregate Cash Consideration, multiplied by (b) such MIP Participant’s allocated percentage of the Acquisition Pool (as defined in the MIP) under the MIP as of immediately prior to the Effective Time, as set forth on the Payment Spreadsheet.

“MIP RSU Consideration” means, with respect to each MIP Participant, (a) MIP RSUs with respect to 1,750,000 shares of Parent Common Stock, multiplied by (b) such MIP Participant’s allocated percentage of the Acquisition Pool (as defined in the MIP) under the MIP as of immediately prior to the Effective Time, as set forth on the Payment Spreadsheet.

“MIP RSUs” means those restricted stock units relating to shares of Parent Common Stock, which shall be granted in connection with the settlement of amounts payable to MIP Participants under the MIP, which shall vest on the earliest to occur of (a) the first anniversary of the Closing Date, (b) the MIP Participant’s death, (c) the MIP Participant’s Disability or (d) the MIP Participant’s Qualifying Separation, provided that the MIP Participant continues to be employed by the Surviving Corporation, or continues to be a director of Parent, through such date or event.

“MIP Consideration” means, with respect to a MIP Participant, such MIP Participant’s MIP Cash Consideration and MIP RSU Consideration, in each case as set forth on the Payment Spreadsheet.

“MIP Participants” means those individuals that are allocated a percentage of the Acquisition Pool (as defined in the MIP) under the MIP as of immediately prior to the Effective Time.

“New Parent $12.50 Warrants” means three million (3,000,000) warrants to purchase shares of Parent Common Stock as contemplated under the New Parent Warrant Agreement, with each warrant exercisable for one share of Parent Common Stock at an exercise price of $12.50.

Annex A-11

“New Parent $15.00 Warrants” means three million (3,000,000) warrants to purchase shares of Parent Common Stock as contemplated under the New Parent Warrant Agreement, with each warrant exercisable for one share of Parent Common Stock at an exercise price of $15.00.

“New Parent $17.50 Warrants” means three million (3,000,000) warrants to purchase shares of Parent Common Stock as contemplated under the New Parent Warrant Agreement, with each warrant exercisable for one share of Parent Common Stock at an exercise price of $17.50.

“New Parent Warrant Agreement” means a warrant agreement governing the New Parent Warrants (to be entered into at Closing) in substantially the form attached hereto as Exhibit C.

“New Parent Warrants” means the New Parent $12.50 Warrants, the New Parent $15.00 Warrants and the New Parent $17.50 Warrants.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated October 29, 2020.

“Parent Common Stock” means the Common Stock of Parent, par value $0.0001 per share.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; or (b) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (i) any COVID-19 Measures or change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Parent operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 pandemic), or acts of God, (vi) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including any litigation to the extent arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions), (viii) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Company has consented in writing, or (ix) any decline in the price or trading volume of Parent Units, Parent Common Stock or Parent Warrants, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such decline has resulted in a Parent Material Adverse Effect, except in the cases of clauses (i) through (iii), to the extent that Parent is disproportionately affected thereby as compared with other participants in the industry in which Parent operates.

Annex A-12

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the bylaws of Parent and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Parent Tax Certificate” means the tax representation letter of Parent, substantially in the form attached hereto as Exhibit G, and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Parent Units” means one share of Parent Common Stock and one Parent Warrant.

“Parent Warrant Agreement” means that certain warrant agreement dated October 29, 2020 by and between Parent and Continental Stock Transfer & Trust Company.

“Parent Warrants” means warrants to purchase shares of Parent Common Stock as contemplated under the Parent Warrant Agreement, with each warrant exercisable for one share of Parent Common Stock at an exercise price of $11.50.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Leakage” means payment of the payments set forth on Schedule D.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any Company Subsidiary granted to any licensee in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens on leases, subleases, easements, leave and licenses, business centre arrangements, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (h) Liens identified in the Audited Financial Statements, or (i) a Lien created under the Company Credit Agreement or any document related thereto (or any extension or renewal thereof).

Annex A-13

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiary has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any Company Subsidiary.

“Qualifying Separation” means, with respect to a holder of Exchanged Restricted Stock or MIP RSUs, an involuntary termination of the holder’s employment by the Surviving Corporation or its applicable subsidiary (or, in the case of a non-employee director of Parent, the termination of such individual’s board service on account of being removed from such role or otherwise not being asked to stand for re-election) other than due to the holder’s Misconduct or Detrimental Activity, as each such term is defined in the Company Equity Plan.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Parent Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least (a) a majority in voting power of the issued and outstanding shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock, voting together as a single class, and (b) 60% of the issued and outstanding shares of Company Voting Preferred Stock, voting together as a single class on an as-converted basis.

“Series B Preferred Stock” means the shares of Company Preferred Stock designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Series B-1 Preferred Stock” means the shares of Company Preferred Stock designated as Series B-1 Preferred Stock in the Company Certificate of Incorporation.

Annex A-14

“Series C Preferred Stock” means the shares of Company Preferred Stock designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Series C-1 Preferred Stock” means the shares of Company Preferred Stock designated as Series C-1 Preferred Stock in the Company Certificate of Incorporation.

“Series D Preferred Stock” means the shares of Company Preferred Stock designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Series D-1 Preferred Stock” means the shares of Company Preferred Stock designated as Series D-1 Preferred Stock in the Company Certificate of Incorporation.

“Series D-2 Preferred Stock” means the shares of Company Preferred Stock designated as Series D-2 Preferred Stock in the Company Certificate of Incorporation.

“Series E Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series E Senior Preferred Stock in the Company Certificate of Incorporation.

“Series E-1 Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series E-1 Senior Preferred Stock in the Company Certificate of Incorporation.

“Series F Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series F Senior Preferred Stock in the Company Certificate of Incorporation.

“Series F-1 Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series F-1 Senior Preferred Stock in the Company Certificate of Incorporation.

“Series G Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series G Senior Preferred Stock in the Company Certificate of Incorporation.

“Series G-1 Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series G-1 Senior Preferred Stock in the Company Certificate of Incorporation.

“Series H Senior Preferred Stock” means the shares of Company Preferred Stock designated as Series H Senior Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means New Beginnings Sponsor, LLC.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

Annex A-15

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VAT Law” means the Israeli Value Added Tax Law, 1975, as amended.

Section 1.02  Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§4.07(b)
Action	§4.09
Agreement	Preamble
Antitrust Laws	§7.13(a)
Audited Financial Statements	§4.07(a)
Blue Sky Laws	§4.05(b)
Business Combination Proposal	§7.17
Certificate of Merger	§2.02(a)
Certificates	§3.02(b)
CFIUS	§7.14(a)
Claims	§6.03
Closing	§2.02(b)
Closing Date	§2.02(b)
Code	§3.02(h)

Annex A-16

Defined Term	Location of Definition
Commerce	§4.21
Company	Preamble
Company Acquisition Agreement	§7.05(a)
Company Adverse Recommendation Change	§7.05(c)
Company Board	Recitals
Company Board Recommendation	§4.19
Company Disclosure Schedule	Article IV
Company Equity Plan Unallocated Pool	§3.01(a)
Company Notice Period	§7.05(c)
Company Permits	§4.06
Company Related Parties	§ 9.03(c)
Company Share Award	§ 4.03(c)
Company Stockholder Approval	§4.19
Company Subsidiary	§4.01(a)
Confidentiality Agreement	§7.04(b)
Continuing Employees	§7.06(a)
Conversion	§3.01(b)
Data Security Requirements	§4.13(h)
D&O Tail Policies	§7.07(b)
DGCL	Recitals
Dissenting Shares	§3.05(a)
EarlyBird	§5.12
Effective Time	§2.02(a)
Employment Matters	§4.11(c)
Environmental Permits	§4.16
ERISA	§4.10(a)
ERISA Affiliate	§4.10(c)
Exchange Act	§4.23
Exchange Agent	§3.02(a)
Exchanged Options	§3.01(c)(iv)
Exchanged Restricted Stock	§3.01(c)(iv)
FCC Transfer of Control Applications	§7.15
Financial Statements	§4.07(a)
Funded International Employee Plan	§4.10(m)
GAAP	§4.07(a)
Governmental Authority	§4.05(b)
Health Plan	§4.10(k)
Israeli Employees	§4.11(g)
IRS	§4.10(b)
Ladenburg	§5.12
Law	§4.05(a)
Lease	§4.12(b)
Lease Documents	§4.12(b)
Letter of Transmittal	§3.02(b)
Material Contracts	§4.17(a)

Annex A-17

Defined Term	Location of Definition
Merger	Recitals
Merger Consideration	§3.01(c)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§5.03(b)
Net Exercise	§3.01(d)
NYSE American	§5.07(d)
Outside Date	§9.01(b)
Outstanding Company Transaction Expenses	§3.04(a)
Outstanding Parent Transaction Expenses	§3.04(b)
Parent	Preamble
Parent Board	Recitals
Parent Preferred Stock	§5.03(a)
Parent Proposals	§7.01(a)
Parent SEC Reports	§5.07(a)
Parent Stockholders’ Meeting	§7.01(a)
Payment Spreadsheet	§3.01(a)
PCAOB Audited Financials	§7.16
Plans	§4.10(a)
PPACA	§4.10(k)
Private Placements	Recitals
Proxy Statement	§7.01(a)
Recall	§4.14(b)
Registered IP	§4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§7.01(a)
Remedies Exceptions	§4.04
Representatives	§7.04(a)
SEC	§5.07(a)
Securities Act	§5.07(a)
Securities Exchange Fund	§3.02(a)
Section 14 Arrangement	§4.11(g)
Service Agreements	§4.10(a)
Sponsor Support Agreement	Recitals
Stock Incentive Plan	§7.19
Stockholder Support Agreement	Recitals
Stockholders Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§2.01
Terminating Company Breach	§9.01(f)
Terminating Parent Breach	§9.01(h)
Trust Account	§5.13
Trust Agreement	§5.13
Trust Fund	§5.13
Trustee	§5.13
Written Consent	§7.03

Annex A-18

Section 1.03  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)  Whenever this Agreement states that documents or other information have been “made available” or “provided to” Parent (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to Parent, Merger Sub or one or more of their respective Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

(f)  No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(g)  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations or warranties are subject to waiver by the parties hereto in accordance with Section 9.06 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01  The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.02 Effective Time; Closing.

(a)  As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by the filing of a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)  Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers, and franchises of and all property, real, personal and mixed, and all debts due to each of the Company and Merger Sub shall be vested in the Surviving Corporation.

Section 2.04  Certificate of Incorporation; Bylaws.

(a)  At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certification of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety in a form as shall be mutually agreed by the parties.

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(b)  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c)  At the Closing, Parent shall amend and restate, effective as of the Effective Time, the Parent Certificate of Incorporation to be as set forth on Exhibit D.

Section 2.05  Directors and Officers.

(a)  The Company shall take all requisite lawful action so that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit E hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)  The Parent shall take all requisite lawful action so that the Parent Board as of immediately following the Effective Time shall be comprised of individuals designated as provided in the Stockholders Agreement, each to hold office in accordance with the Parent Certificate of Incorporation and the bylaws of Parent. The Parent shall take all requisite lawful action so that the officers of Parent as of immediately following the Effective Time shall be the individuals set forth on Exhibit E hereto, each to hold office in accordance with the Parent Certificate of Incorporation and the bylaws of Parent.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

Section 3.01  Conversion of Securities.

(a)  Closing Statement and Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to Parent a schedule (the “Payment Spreadsheet”) setting forth (A) the Company’s good faith calculation of Aggregate Stock Consideration, (B) the allocation of MIP Aggregate Cash Consideration and MIP RSUs among the MIP Participants, (C) the portion of Aggregate Stock Consideration payable to each holder of Company Capital Stock (including each holder of Company Preferred Stock pursuant to the Net Exercise and each holder of Accelerated Restricted Stock, but excluding any holder of Company Restricted Stock that is not Accelerated Restricted Stock), provided that this will be provided on an aggregate basis with respect to the holders of Company Common Stock, (D) the portion of the Aggregate Stock Consideration that can be purchased under the Exchanged Options, (E) the portion of the Aggregate Stock Consideration subject to the Exchanged Restricted Stock, (F) the portion of the Aggregate Stock Consideration available for future awards under the Stock Incentive Plan following the Effective Time (the “Company Equity Plan Unallocated Pool”) and (G) the allocation of the New Parent Warrants among the holders of the Company Capital Stock (including holders of Company Preferred Stock issued pursuant to the Net Exercise and holders of Accelerated Restricted Stock, but excluding holders of Company Restricted Stock that is not Accelerated Restricted Stock). As promptly as practicable following the Company’s delivery of the Payment Schedule, the parties shall work together in good faith to finalize the calculation of the Aggregate Stock Consideration and the Payment Spreadsheet. The allocation of the Aggregate Stock Consideration, the MIP Consideration and the New Parent Warrants and the information with respect to the exchange of Company Options into Exchanged Options and Company Restricted Stock into Exchanged Restricted Stock set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by Parent and Merger Sub for purposes of issuing the Merger Consideration to the holders of Company Capital Stock (including holders of Company Preferred Stock issued pursuant to the Net Exercise and holders of Accelerated Restricted Stock, but excluding holders of Company Restricted Stock that is not Accelerated Restricted Stock), and paying the MIP Consideration to the MIP Participants, and conversion of the Company Options into the Exchanged Options and the Company Restricted Stock into Exchanged Restricted Stock, in each case pursuant to this Article III, absent manifest error. In issuing the Merger Consideration and the MIP Consideration, and converting the Company Options into the Exchanged Options and Company Restricted Stock into Exchanged Restricted Stock pursuant to this Article III, Parent and Merger Sub shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

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(b)  Unless the holders of a majority of the outstanding shares of Series C-1 Preferred Stock object prior to the Effective Time, each share of Series C-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time will be deemed to be automatically converted into a number of shares of Company Class C Common Stock, in accordance with the terms of Section 4.12.3(b)(viii) of the Company Certificate of Incorporation (the “Conversion”). All of the shares of Series C-1 Preferred Stock converted into shares of Company Class C Common Stock pursuant to the Conversion shall no longer be outstanding and shall cease to exist, and each holder of such shares of Series C-1 Preferred Stock shall thereafter cease to have any rights with respect to such Series C-1 Preferred Stock.

(c)  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)  each share of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (excluding Company Restricted Stock that is not Accelerated Restricted Stock and Dissenting Shares), after taking into account the Conversion, the Net Exercise and the vesting of Accelerated Restricted Stock pursuant to Section 3.01(c)(iv), shall automatically be converted into and become the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Parent Common Stock and New Parent Warrants (including an allocation of New Parent $12.50 Warrants, New Parent $15.00 Warrants and New Parent $17.50 Warrants) set forth in the Payment Spreadsheet (the “Merger Consideration”) (with each holder of such Company Capital Stock to receive the right to receive the number of shares of Parent Common Stock and New Parent Warrants set forth opposite such holder’s name as set forth on the Payment Spreadsheet (including an allocation of New Parent $12.50 Warrants, New Parent $15.00 Warrants and New Parent $17.50 Warrants), provided that this information will be provided on an aggregate basis with respect to holders of Company Common Stock);

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(ii)   each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist and no payment or distribution shall be made with respect thereto;

(iii)    each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)  the Company Equity Plan shall be assumed by Parent and (A) the Company Options that are outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into options to purchase shares of Parent Common Stock (such options, the “Exchanged Options”), and (B) shares of Company Restricted Stock that are outstanding immediately prior to the Effective Time shall be converted into shares of restricted Parent Common Stock, unless such shares of Company Restricted Stock are held by a non-U.S. taxpayer, in which case such shares of Company Restricted Stock shall be converted into restricted stock units with respect to shares of Parent Common Stock if necessary to prevent taxation prior to lapse of applicable restrictions (such restricted Parent Common Stock and restricted stock units with respect to shares of Parent Common Stock, the “Exchanged Restricted Stock”), in each case in accordance with the Payment Spreadsheet, with each holder of Company Options to receive options to purchase the number of shares of Parent Common Stock set forth opposite such holder’s name on the Payment Spreadsheet and each holder of Company Restricted Stock to receive such number of shares of Exchanged Restricted Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that (1) all references to “Airspan Networks Inc.” and the “Company” in the Company Equity Plan and the documents governing the Exchanged Options and Exchanged Restricted Stock after the Effective Time will be deemed references to Parent, (2) the Company Equity Plan Unallocated Pool shall be added to the share reserve pool under the Stock Incentive Plan, as of the Effective Time, and shall no longer be available for future awards under the Company Equity Plan after the Effective Time, (3) the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a), (4) the Exchanged Restricted Stock shall vest in full on the earliest to occur of (i) the first anniversary of the Closing Date, (ii) the holder’s death, (iii) the holder’s Disability and (iv) the holder’s Qualifying Separation, provided that the holder continues to be employed by the Surviving Corporation, or continues to be a director of Parent, through such date or event, and (5) the Exchanged Options and the Exchanged Restricted Stock shall provide that, at the election of the holder thereof, Parent shall, or shall cause the Surviving Corporation to, withhold shares of Parent Common Stock with a fair market value not less than all Taxes required to be withheld under applicable Law upon exercise, vesting or settlement of the Exchanged Options or Exchanged Restricted Stock, as applicable. Notwithstanding any provision of this Agreement to the contrary, Accelerated Restricted Stock shall vest in full immediately prior to the Effective Time and shall not be deemed Company Restricted Stock for purposes of the conversion into Exchanged Restricted Stock contemplated by this Section 3.01(c)(iv); provided, however, that prior to the Effective Time the Company shall take all such action necessary to include the fair market value of the shares of the Company Common Stock subject to the Accelerated Restricted Stock in the gross incomes of the holders and to make any required income and employment tax withholdings thereon. Except as specifically provided above, following the Effective Time, the Exchanged Options and Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) and corresponding Company Restricted Stock, as applicable, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company Restricted Stock and Accelerated Restricted Stock and the assumption and amendment of the Company Equity Plan pursuant to this subsection; and

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(v)  notwithstanding anything in this Section 3.01 to the contrary, Parent Common Stock issued in consideration for Company 102 Shares and Exchanged Options issued upon assumption of Company 102 Options shall remain subject to the Company Equity Plan as assumed by Parent and shall continue to be subject to the trustee capital gains route of Section 102 of the Ordinance and shall be deposited with the Section 102 Trustee as required under applicable Law and in accordance with the Option Tax Ruling.

(d)  Immediately prior to the Effective Time, each Company Series D Warrant and each Company Series H Warrant will be automatically exercised, pursuant to the terms thereof, using the net exercise method set forth therein (the “Net Exercise”), and the shares of Series D Preferred Stock and Series H Senior Preferred Stock issued upon such exercise will be entitled to receive such portion of the Merger Consideration as is set forth on the Payment Spreadsheet upon the same terms as the other shares of Series D Preferred Stock and Series H Senior Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

(e)  At the Closing, each MIP Participant shall become entitled to receive, in full satisfaction of the rights of such MIP Participant under the MIP, the amount of MIP Consideration, without interest, payable to such MIP Participant, as set forth in the Payment Spreadsheet. On the Closing Date, following the Closing, Parent shall (i) deposit, or cause to be deposited, with the Company or the Company’s payroll provider, by wire transfer of immediately available funds to the account designated by the Company prior to the Closing, the aggregate MIP Cash Consideration, as set forth in the Payment Spreadsheet, along with the employer’s portion of any payroll, social security and other Taxes relating thereto, and (ii) issue to each MIP Participant such MIP Participant’s MIP RSU Consideration, as set forth in the Payment Spreadsheet. Promptly following the Closing, Parent shall cause the Surviving Corporation to pay (through its payroll provider or otherwise) to each MIP Participant the MIP Cash Consideration payable to such MIP Participant in accordance with this Section 3.01(e), as set forth in the Payment Spreadsheet. The MIP RSUs shall provide that, at the election of the holder thereof, Parent shall, or shall cause the Surviving Corporation to, withhold shares of Parent Common Stock with a fair market value not less than all Taxes required to be withheld under applicable Law upon vesting or settlement of the MIP RSUs. Prior to Closing, the parties and their boards, as applicable, shall take all necessary actions (including obtaining consents) to effectuate the payment of the MIP Consideration pursuant to this Section 3.01(e) and to terminate the MIP, effective as of the Effective Time, such that the MIP shall no longer have any force and effect and, except for the amounts payable and MIP RSUs issuable in accordance with this Section 3.01(e), no MIP Participants shall have any rights thereunder.

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Section 3.02  Exchange of Certificates.

(a)  Exchange Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Capital Stock (including Company Preferred Stock issued pursuant to the Net Exercise and Accelerated Restricted Stock, but not including Company Restricted Stock that is not Accelerated Restricted Stock), for exchange in accordance with this Article III, the number of shares of Parent Common Stock and New Parent Warrants sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), and New Parent Warrants being hereinafter referred to as the “Securities Exchange Fund”). Parent shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Securities Exchange Fund, in each case in accordance with this Agreement and the Payment Spreadsheet. Except as contemplated by Section 3.02(c) hereof, the Securities Exchange Fund shall not be used for any other purpose.

(b)  Company Capital Stock Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Capital Stock (including each holder of Company Preferred Stock issued pursuant to the Net Exercise and each holder of Accelerated Restricted Stock, but not including holders of Company Restricted Stock that is not Accelerated Restricted Stock) entitled to receive the Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Capital Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Parent shall cause the Exchange Agent to deliver, the applicable Merger Consideration in accordance with the provisions of Section 3.01, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01, without interest.

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(c)  Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Parent shall pay or cause to be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender or delivery, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender or delivery and a payment date occurring after such surrender or delivery, payable with respect to such shares of Parent Common Stock.

(d)  No Further Rights in Company Capital Stock. The Merger Consideration payable upon conversion of the Company Capital Stock (including the Company Preferred Stock issued pursuant to the Net Exercise and the Accelerated Restricted Stock) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e)  Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)  Termination of Securities Exchange Fund. Any portion of the Securities Exchange Fund that remains undistributed to the holders of Company Capital Stock (including the holders of Company Preferred Stock issued pursuant to the Net Exercise and the holders of Accelerated Restricted Stock) for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Capital Stock (including holders of Company Preferred Stock issued pursuant to the Net Exercise and holders of Accelerated Restricted Stock) who have not theretofore complied with this Section 3.02 shall thereafter look only to Parent for the Merger Consideration. Any portion of the Securities Exchange Fund remaining unclaimed by holders of Company Capital Stock (including holders of Company Preferred Stock issued pursuant to the Net Exercise and holders of Accelerated Restricted Stock) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(g)  No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Capital Stock (including any holder of Company Preferred Stock issued pursuant to the Net Exercise or any holder of Accelerated Restricted Stock) for any portion of the Securities Exchange Fund (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

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(h)  Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock (including any holder of Company Preferred Stock issued pursuant to the Net Exercise and any holder of Accelerated Restricted Stock) or MIP Participant such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock or MIP Participant (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(i)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.04  Payment of Expenses.

(a)  No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, Parent or the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

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(b)  No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Parent or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Parent Transaction Expenses”). On the Closing Date following the Closing, Parent or the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Parent Transaction Expenses.

(c)  Parent shall not pay or cause to be paid any Outstanding Parent Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05  Appraisal Rights.

(a)  Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or become the right to receive, and such stockholders shall have no right to receive, the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under Section 262 of the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL, such shares shall be treated as if they had been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(c), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

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(b)  Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01  Organization and Qualification; Subsidiaries.

(a)  The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or other organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02  Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

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Section 4.03  Capitalization.

(a)  The authorized capital stock of the Company consists of (i) Ten Million (10,000,000) shares of Company Common Stock, (ii) Four Hundred Eighty-Two Thousand Eight Hundred Thirty-Eight (482,838) shares of Company Class B Common Stock, (iii) Two Million Six Hundred Thirty Thousand Eight Hundred Forty (2,630,840) shares of Company Class C Common Stock, and (iv) Nine Million Two Hundred Ninety-Three Thousand One Hundred Fifty-Six (9,293,156) shares of Company Preferred Stock, of which (A) Seventy-Two Thousand One Hundred Twenty-Three (72,123) shares are designated as Series B Preferred Stock, (B) Seventy-Two Thousand One Hundred Twenty-Three (72,123) shares are designated as Series B-1 Preferred Stock, (C) Four Hundred Sixteen Thousand Six Hundred Sixty-Seven (416,667) shares are designated as Series C Preferred Stock, (D) Four Hundred Sixteen Thousand Six Hundred Sixty-Seven (416,667) shares are designated as Series C-1 Preferred Stock, (E) Two Million One Hundred Forty-Two Thousand Fifty (2,142,050) shares are designated as Series D Preferred Stock, (F) Four Hundred Eighty-Seven Thousand Eight Hundred Five (487,805) shares are designated as Series D-1 Preferred Stock, (G) Two Million One Hundred Forty-Two Thousand Fifty (2,142,050) shares are designated as Series D-2 Preferred Stock, (H) One Million Eight Thousand Seven Hundred Forty-Two (1,008,742) shares are designated as Series E Senior Preferred Stock, (I) Six Hundred Fifty-Nine Thousand Three Hundred Ten (659,310) shares are designated as Series E-1 Senior Preferred Stock, (J) Three Hundred Ninety-Eight Thousand Four Hundred One (398,401) shares are designated as Series F Senior Preferred Stock, (K) Forty-Six Thousand Three Hundred Twenty-Five (46,325) shares are designated as Series F-1 Senior Preferred Stock, (L) Seven Hundred Forty Thousand Nine Hundred Eighty-Seven (740,987) shares are designated as Series G Senior Preferred Stock, (M) Two Hundred Two Thousand One Hundred (202,100) shares are designated as Series G-1 Senior Preferred Stock, and (N) Four Hundred Eighty-Seven Thousand Eight Hundred Six (487,806) shares are designated as Series H Senior Preferred Stock. As of the date hereof, (i) Two Hundred Sixty-One Thousand Four Hundred Ninety-Four (261,494) shares of Company Common Stock are issued and outstanding, which, for the avoidance of doubt, includes Fifty-Eight Thousand Seven Hundred Eighty-Nine (58,789) shares of Company Restricted Stock, (ii) Four Hundred Sixty-Six Thousand Nine Hundred Fifty-Four (466,954) shares of Company Class B Common Stock are issued and outstanding, which, for the avoidance of doubt, includes Fourteen Thousand Two Hundred (14,200) shares of Company Restricted Stock, (iii) Zero (0) shares of Company Class C Common Stock are issued and outstanding, (iv) Four Million Five Hundred Ninety-Four Thousand Four Hundred Ten (4,594,410) shares of Company Preferred Stock are issued and outstanding, of which (A) Zero (0) shares of Series B Preferred Stock are issued and outstanding, (B) Seventy-Two Thousand One Hundred Twenty-Three (72,123) shares of Series B-1 Preferred Stock are issued and outstanding, (C) Zero (0) shares of Series C Preferred Stock are issued and outstanding, (D) Four Hundred Sixteen Thousand Six Hundred Sixty-Seven (416,667) shares of Series C-1 Preferred Stock are issued and outstanding, (E) One Million Eighty Thousand Nine Hundred Ninety-Three (1,080,993) shares of Series D Preferred Stock are issued and outstanding, (F) Three Hundred Twenty-Five Thousand Two Hundred Three (325,203) shares of Series D-1 Preferred Stock are issued and outstanding, (G) Three Hundred Seventy Thousand (370,000) shares of Series D-2 Preferred Stock are issued and outstanding, (H) Sixty Hundred Fifteen Thousand Two Hundred Thirty-One (615,231) shares of Series E Senior Preferred Stock are issued and outstanding, (I) Three Hundred Ninety-Three Thousand Five Hundred Eleven (393,511) shares of Series E-1 Senior Preferred Stock are issued and outstanding, (J) Three Hundred Fifty-Two Thousand Seventy-Six (352,076) shares of Series F Senior Preferred Stock are issued and outstanding, (K) Forty-Six Thousand Three Hundred Twenty-Five (46,325) shares of Series F-1 Senior Preferred Stock are issued and outstanding, (L) Seven Hundred Forty Thousand Nine Hundred Eighty-Seven (740,987) shares of Series G Senior Preferred Stock are issued and outstanding, (M) Zero (0) shares of Series G-1 Senior Preferred Stock are issued and outstanding, and (N) One Hundred Eighty-One Thousand Two Hundred Ninety-Four (181,294) shares of Series H Senior Preferred Stock are issued and outstanding, (v) One Million Sixteen Thousand Five Hundred One (1,016,501) shares of Company Common Stock and Eleven Thousand Four Hundred (11,400) shares of Class B Common Stock, as applicable, are reserved for issuance upon the exercise of the outstanding Company Options, (vi) Fifty-Eight Thousand Seven Hundred Eighty-Nine (58,789) shares of Company Common Stock and Fourteen Thousand Two Hundred (14,200) shares of Class B Common Stock, as applicable, are subject to outstanding Company Restricted Stock, and (vii) One Hundred Fifty-Four Thousand Nine Hundred Six (154,906) shares of Company Common Stock are reserved for future grants under the Company Equity Plan as of the date of this Agreement.

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(b)  Other than awards granted under the Company Equity Plan and the Company Warrants set forth on Section 4.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(c)  The Company has made available to Parent the following information with respect to each outstanding Company Option and Company Restricted Stock (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of shares of Company Common Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award; (vi) the date on which such Company Share Award expires, if applicable; and (vii) whether such Company Share Award is a Company 102 Option or Company 102 Share, and with respect to any Company 102 Options or Company 102 Shares, the date of deposit thereof with the 102 Trustee. The Company has made available to Parent accurate and complete copies of the Company Equity Plan pursuant to which the Company has granted the Company Share Awards that are currently outstanding and all forms of award agreements evidencing such Company Share Awards as well as Section 83(b) elections that may have been filed with respect to the Company Restricted Stock. No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Stock or Class B Common Stock, as applicable, as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

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(e)  (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award as a result of the Transactions, and (ii) all outstanding shares of Company Capital Stock and all outstanding Company Share Awards under the Company Equity Plan, and all outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f)  Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than Liens created under the Company Credit Agreement or a document related thereto (or any extension or renewal thereof) and Liens arising under this Agreement), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g)  The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company Capital Stock). Except for the shares of the Company Capital Stock held by the stockholders of the Company, the Company Warrants and the Company Share Awards granted under the Company Equity Plan, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

Section 4.04  Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been, or will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, assuming the accuracy of the representations and warranties of Parent and Merger Sub herein, no state takeover statute is applicable to the Merger or the other Transactions.

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Section 4.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.06  Permits; Compliance. Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company or any Company Subsidiary and necessary for the Company or any applicable Company Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted (the “Company Permits”). The Company or any applicable Company Subsidiary is in possession of all of the Company Permits, except where the failure to have such Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 4.07  Financial Statements.

(a)  The Company has made available to Parent true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  The Company has made available to Parent a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)  Except as and to the extent set forth on the Audited Financial Statements or the 2020 Balance Sheet, neither the Company nor any Company Subsidiary has any Indebtedness, liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of the 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

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(d)  Since January 1, 2018 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the Company Board or any committee thereof.

(e)  To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)  All accounts receivable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2020 Balance Sheet, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g)  All accounts payable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(h)  The PCAOB Audited Financials, when delivered by the Company, shall (i) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB Audited Financials shall be substantially similar to the Audited Financial Statements in respect of the presentation of cash, accounts receivables, operating liabilities and billings.

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(i)  (i) Since the December 31, 2020, there has not been any Leakage, other than Permitted Leakage, and (ii) there are no arrangements or agreements that would reasonably be likely to result in any Leakage prior to the Closing, other than Permitted Leakage.

(j)  Neither the Company nor any Company Subsidiary is part of any cash pooling arrangements with any other person other than the Company or any Company Subsidiary.

Section 4.08  Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non- exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09  Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or, to the knowledge of the Company, investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10  Employee Benefit Plans.

(a)  All non-standard employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to Parent (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

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(b)  With respect to each Plan, the Company has made available to Parent, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)  Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)  Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor, except with respect to the MIP Consideration, the Exchanged Restricted Stock and the Accelerated Restricted Stock, will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)  None of the Plans or Service Agreements provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)  Each Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

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(g)  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h)  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan administered by the Company or a Company Subsidiary that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i)  All contributions, premiums or payments required to be made by the Company or a Company Subsidiary with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j)  The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)  The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)  Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

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(m)  Each International Employee Plan that is intended to qualify for favorable taxation treatment has been approved by the relevant taxation and other applicable Governmental Authority so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan to receive the intended favorable tax treatment; and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a ”Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy favorable tax status and, to the knowledge of the Company, as of the date hereof, nothing has occurred or exists that would reasonably be expected to adversely affect the favorable tax status of such Plan. No International Employee Plan has liabilities that, as of the Closing Date, will not be offset in full by insurance or otherwise be fully accrued.

Section 4.11  Labor and Employment Matters.

(a)  As of the date hereof, except as would not be material to the Company and the Company Subsidiaries taken as a whole, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company or any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)  (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) during the past three (3) years, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c)  The Company and the Company Subsidiaries are and during the past three (3) years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), work authorization, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, pension benefits, severance, collective bargaining and the payment and withholding of Taxes (collectively “Employment Matters”).

(d)  Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

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(e)  Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(f)  To the knowledge of the Company: (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred within the past three (3) years.

(g)  The obligations of Airspan Israel or any affiliate thereof to provide statutory severance pay to its employees located in Israel or subject to Israeli Law (the “Israeli Employees”) pursuant to the Israeli Severance Pay Law, 1963 are fully funded in all respects in accordance with Section 14 under the Israeli Severance Pay Law, 1963 (“Section 14 Arrangement”) or are otherwise accrued or reserved for in all respects, from the commencement date of the employee’s employment and on the basis of the employee’s entire salary. Upon the termination of employment of Israeli Employees, Airspan Israel or any affiliate thereof will not have to make any payment under the Israeli Severance Pay Law, 1963, except for release of the funds accumulated in accordance with the Section 14 Arrangement or payment of amounts accrued and reserved on Airspan Israel’s financial statements for the fiscal year ended 2020. Airspan Israel is in compliance in all material respects with all applicable Law and contracts, agreements, commitments or arrangements relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including The Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, and The Employment by Human Resource Contractors Law, 1996. No Israeli Employee has been unlawfully excluded from participation in any Plan. Other than their salaries, the Israeli Employees are not entitled to any payment or benefit that may be reclassified as part of their determinative salary for any purpose, including for calculation of any social contributions. Airspan Israel has not been and is not subject to, and no Israeli Employees benefit from, any extension order (tzavei harchava), except for extension orders which generally apply to all employees in Israel or to all employees in the general area of business of Airspan Israel.

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Section 4.12  Real Property; Title to Assets.

(a)  None of the Company or any Company Subsidiary owns (or holds in perpetual usufruct (użytkowanie wieczyste)) any real property.

(b)  Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or uses by way of a business centre arrangement, any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Company Subsidiaries the right to use or occupy the real property subject to the Leases, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)  There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

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Section 4.13  Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by the Company or any Company Subsidiary (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof or business of the Company or any Company Subsidiary as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $150,000). The Company IP, including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b)  None of the Company-Owned IP is essential for, or has been declared essential by, the Company or any Company Subsidiary or any Governmental Authority for, any international standard, including the 4G and 5G standards set by the 3rd Generation Partnership Project (3GPP).

(c)  The Company or a Company Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened or pending.

(d)  The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any such trade secrets or Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(e)  (i) Since January 1, 2015 and except as specified on Section 4.13(e) of the Company Disclosure Schedule, there have been no material claims properly filed with a Governmental Authority and served on the Company or any Company Subsidiary, or threatened in writing (including email) to be filed with any Governmental Authority, against the Company, any Company Subsidiary or any third party that has alleged that the Company or any Company Subsidiary are required to indemnify or defend any such claim, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); and (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP.

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(f)  All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or Parent, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or the applicable Company Subsidiary, have assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of his or her employment or related to his, her or its engagement with the Company or the applicable Company Subsidiary, and have irrevocably waived their “moral rights” in favor of the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(g)  The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.

(h)  The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i)  The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry privacy and data security standards to which the Company or any Company Subsidiary is bound, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security of Personal Information or Business Data held or processed by or on behalf of the Company or any Company Subsidiary (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company or any Company Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiary has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

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(j)  The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Surviving Corporation or its subsidiaries from receiving or using Personal Information or other Business Data in substantially the same manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or results in material liabilities in connection with Data Security Requirements.

(k)  No employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any material Company IP owed or owes any duty or rights to any Governmental Authority, including the Israeli Defense Forces, or any university, college or other educational institution or research center, in any such case which may materially affect the Company’s or any Company Subsidiary’s ownership or its right to use any Company IP. There are no Government Grants and no facilities, funding or property of any university, college, other educational institution or research center or other Governmental Authority were received by or provided to the Company or any Company Subsidiary or used in the development of any material Company IP, nor does any Governmental Authority or any university, college, other academic institution or research center own, purport to own, have any other rights in or to (including through any Company IP Agreement) or have any option to obtain any rights in or to, any material Company IP. Neither the Company nor any Company Subsidiary has received any written notice from any Israeli Governmental Authority, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law, 1967.

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Section 4.14  Product Warranty/Recalls; Antidumping.

(a)  Since January 1, 2018, each of the Products sold or produced by or on behalf of the Company or any Company Subsidiary was (i) produced, manufactured, packaged, labeled, transported, stored and otherwise handled in material compliance with applicable Laws, and (ii) produced, manufactured, packaged and labeled using materials, which, used alone or in combination with other applicable materials in such products conform in all material respects to applicable Laws.

(b)  Since January 1, 2018 (i) neither the Company nor any Company Subsidiary has received any written notices, demands or inquiries relating to any claim, fine or penalty involving any Product resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of any express or implied warranties or representations, or any alleged material noncompliance with any applicable Laws and (ii) there has been no product recall (a “Recall”) conducted by or on behalf of the Company or any Company Subsidiary with respect to any Product.

(c)  No Products have been offered by the Company or any Company Subsidiary under any product warranty other than as specified in the Company and each Company Subsidiary’s standard customer or distributor contracts as have been provided to Parent prior to the date hereof.

(d)  Since January 1, 2018, no Product has been or is subject to a Governmental Authority antidumping order or countervailing duty order or, to the knowledge of the Company, is subject to any pending antidumping or countervailing duty investigation by any Governmental Authority.

Section 4.15  Taxes.

(a)  The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.15(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

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(c)  None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company and the Company Subsidiaries have not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d)  Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(e)  Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f)  Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g)  Neither the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

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(h)  The Company has made available to Parent true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2018 and 2019.

(i)  Neither the Company nor any of the Company Subsidiaries has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)  Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of the Company Subsidiaries has ever obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance (or any similar provision of state, local or foreign Law, including but not limited to Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006).

(k)  Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l)  There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m)  The outstanding Company 102 Options and Company 102 Shares have received a favorable determination or approval letter from, or have otherwise been approved by, or deemed approved by, the ITA, and such Company 102 Options and Company 102 Shares have been granted or issued, as applicable, in compliance with the applicable requirements of Section 102 of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company 102 Options and Company 102 Shares, the receipt of all required consents and Tax rulings and the due and timely deposit of such Company 102 Options and Company 102 Shares with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and any regulation, publication or guidance issued by the ITA. The Company has made available to Parent true and complete copies of all material communications to or from the ITA or any other Governmental Authority relating to the Company 102 Options and Company 102 Shares.

(n)  Neither the Company nor any Company Subsidiary (other than Airspan Israel and Airspan Solutions Ltd.) (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in Israel.

(o)  Neither the Company nor any Company Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

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(p)  Neither the Company nor any Company Subsidiary has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(q)  The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations in all jurisdictions in which they file or are required to file Tax Returns. Any related party transactions subject to Section 85A of the Ordinance and the regulations promulgated thereunder effected by the Company have been on an arm’s length basis in accordance with such Laws and regulations.

(r)  In relation to value added or other similar Tax, the Company and each of its Subsidiaries, to the extent applicable with respect to such person:

(i)  has been duly registered for the purpose of “value added tax” (in the case of Airspan Israel and Airspan Solutions Ltd., in accordance with the VAT Law, and in the case of the Company and each other Company Subsidiary, in accordance with the applicable Laws);

(ii)   has complied with all material statutory requirements, orders, provisions, directives or conditions concerning value added taxes or sales tax or indirect taxation;

(iii)    has collected and timely remitted to the relevant Governmental Authority all output value added tax which they were required to collect and remit under any applicable Law; and

(iv)  has not received a refund for input value added tax for which it not entitled under any applicable Law.

(s)  Section 4.15(s) of the Company Disclosure Letter lists the Tax benefits to which Airspan Israel is eligible under any “Approved Enterprise,” “Benefitted Enterprise,” “Preferred Enterprise” or “Preferred Technological Enterprise” status, as each such term is defined in the Israeli Law for Encouragement of Capital Investments, 1959. Airspan Israel has not received any written notice of any proceeding or investigation relating to revocation or modification of any such status, and is in compliance with all the terms, conditions and requirements stipulated by the instruments of approval with respect to each such status.

Section 4.16  Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company nor any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits; and (f) the Company has made available to Parent true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or any Company Subsidiary (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company and the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

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Section 4.17  Material Contracts.

(a)  Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(ii)  each contract and agreement with Suppliers to the Company or any of the Company Subsidiaries for expenditures paid or payable by the Company or any Company Subsidiary of more than $1,000,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v)  all contracts and agreements evidencing Indebtedness;

(vi)  all partnership, joint venture or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(viii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

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(ix)  all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by the Company or any Company Subsidiary, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to Parent; and

(xiii)  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) of the Company and the Company Subsidiaries, other than the Plans and Service Agreements.

(b)  (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, is enforceable in accordance with its terms against the other parties thereto, in each case, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.18  Insurance.

(a)  Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)  With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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Section 4.19  Board Approval; Vote Required. As of the date hereof, the Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) subject to Section 7.05, recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger (the “Company Board Recommendation”) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered to the Company, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions.

Section 4.20  Certain Business Practices. Since January 1, 2018, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, Sections 291 and 291A of the Israeli Penal Law, 1977, or any other applicable anti-corruption or anti-bribery Law; or (c) made any payment in the nature of criminal bribery.

Section 4.21  Customs and International Trade Laws. Since January 1, 2016, the Company, the Company Subsidiaries and to the knowledge of the Company, each of their respective directors, officers, agents and employees, has been in compliance in all material respects with: (a) all applicable sanctions Laws, including the U.S. economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the United Kingdom and the European Union; (b) any Laws regarding the importation of goods, including the U.S. import Laws administered by U.S. Customs and Border Protection; (c) all applicable export control Laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations administered by the U.S. Department of State and the EU Dual Use Regulation, the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, the Israeli Law of Regulation of Security Exports, 2007, the Israeli Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports), 2006 and all regulations promulgated thereunder and the Israeli Defense Export Control Order (Controlled Dual-Use Equipment), 2008; and (d) the anti-boycott Laws administered by Commerce and the U.S. Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports (including deemed exports), re-exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or transactions, by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, since January 1, 2016, and with respect to the Customs & International Trade Laws: (i) neither the Company nor any Company Subsidiary has made any voluntary or involuntary disclosure; received written notice that it or they are subject to any civil or criminal Action, audit or any other inquiry relating to material violations; conducted any internal investigation; or is aware of any allegation relating to any alleged or actual material violation; and (ii) there are no pending or, to the knowledge of the Company, threatened, Actions by a Governmental Authority against the Company, the Company Subsidiaries and to the knowledge of the Company, each of their respective directors, officers and employees in connection with any alleged or actual material violation.

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Section 4.22  Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.23  Exchange Act. Neither the Company nor any Company Subsidiary is currently (or, since January 1, 2010, has been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.24  Brokers. Except for J.P. Morgan Securities LLC and Jefferies LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.25  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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Article V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Parent hereby represents and warrants to the Company as follows:

Section 5.01  Corporate Organization.

(a)  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)  Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02  Certificate of Incorporation and Bylaws. Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in material violation of any of the provisions of the Parent Organizational Documents or the Merger Sub Organizational Documents.

Section 5.03  Capitalization.

(a)  The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date of this Agreement (i) 14,920,000 shares of Parent Common Stock are issued and outstanding (which includes 9,283,647 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) 9,283,647 Parent Warrants are issued and outstanding, and (iv) 9,283,647 shares of Parent Common Stock are reserved for future issuance pursuant to the Parent Warrants. As of the date of this Agreement, there are no shares of Parent Preferred Stock issued and outstanding. Each Parent Warrant is exercisable for one share of Parent Common Stock at an exercise price of $11.50. As of the Closing, 9,000,000 shares of Parent Common Stock will be reserved for future issuance pursuant to the New Parent Warrants.

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(b)  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)  All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Parent Organizational Documents.

(d)  The Merger Consideration being delivered by Parent hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Parent Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)  Except for securities issued pursuant to the Subscription Agreements, securities issued by Parent as permitted by this Agreement and the Parent Warrants, Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Parent is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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Section 5.04  Authority Relative to This Agreement. Each of Parent, and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be a party by Parent or Merger Sub, as applicable, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than (a) with respect to the Merger, Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof and the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Parent Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Parent Common Stock and the amendment and restatement of the Parent Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of Parent Common Stock). Each of this Agreement and the other Transaction Documents to which Parent or Merger Sub is or will be a party has been, or will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Sub is a party or by which each of Parent or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

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Section 5.06  Compliance. Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  Parent has filed or furnished, as applicable, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since October 29, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed or furnished by Parent with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by Parent with or to the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

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(c)  Except as and to the extent set forth in the Parent SEC Reports, neither Parent nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business.

(d)  Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE American LLC (“NYSE American”).

(e)  Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f)  Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since December 31, 2019, there have been no material changes in Parent internal control over financial reporting.

(g)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(h)  Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)  As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed or furnished on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08  Absence of Certain Changes or Events. Since October 29, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

Section 5.09  Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority.

Section 5.10  Board Approval; Vote Required.

(a)  The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of Parent approve and adopt this Agreement and Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)  The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c)  The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

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(d)  The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11  No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12  Brokers. Except for EarlyBirdCapital, Inc. (“EarlyBird”), Ladenburg Thalmann & Co., Inc. (“Ladenburg”) and J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.13  Parent Trust Fund. As of the date of this Agreement, Parent has no less than $116,150,000.00 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 29, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Parent, that would entitle any person (other than stockholders of Parent who shall have elected to redeem their shares of Parent Common Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Parent as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Parent who shall have exercised their Redemption Rights, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its efforts to effect the Merger (including fees owed by Parent to EarlyBird and Ladenburg, pursuant to that certain Letter Agreement, dated as of October 29, 2020, among EarlyBird, Ladenburg and Parent). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

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Section 5.14  Employees. Other than any officers as described in the Parent SEC Reports, Parent and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee, officer or director. Parent and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Parent, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.15  Taxes.

(a)  Parent and Merger Sub: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent that have not been paid, whether or not shown as being due on any Tax Return.

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(b)  Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)  None of Parent or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction made on or prior to the Closing Date.

(d)  Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Parent is or was the common parent).

(e)  Neither Parent nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(f)  Neither Parent nor Merger Sub has any request for a material ruling in respect of Taxes pending between Parent or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(g)  Neither Parent nor Merger Sub has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)  Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 5.16  Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American under the symbol “NBA.U.” The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American under the symbol “NBA”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American under the symbol “NBA WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by NYSE American or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Common Stock, or Parent Warrants or terminate the listing of Parent on NYSE American. None of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the shares of Parent Common Stock, or the Parent Warrants under the Exchange Act.

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Section 5.17  Certain Business Practices. Since August 20, 2020, none of Parent, Merger Sub or, to the knowledge of Parent, any directors or officers, agents or employees of Parent or Merger Sub, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, Sections 291 and 291A of the Israeli Penal Law, 1977, or any other applicable anti-corruption or anti-bribery Law; or (c) made any payment in the nature of criminal bribery.

Section 5.18  Investment Company Act. Neither Parent nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19  Parent’s and Merger Sub’s Investigation and Reliance. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Parent, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any of the Company Subsidiaries.

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Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger.

(a)  The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) for the Disposal of Dense Air, or (4) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) actions taken reasonably and in good faith to respond to COVID-19 or COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)   the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and key consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)  By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) for the Disposal of Dense Air, or (4) as required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) actions taken reasonably and in good faith to respond to COVID-19 or COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)  form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, except for the issuance of Company Capital Stock upon the exercise or settlement of Company Options or Company Warrants (to the extent such Company Options were granted, or Company Warrants were issued, prior to the date of this Agreement), including pursuant to the Net Exercise, or upon the conversion of Company Capital Stock issued prior to the date of this Agreement in accordance with the Company Certificate of Incorporation, including pursuant to the Conversion;

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(iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)  acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division;

(vii)   incur any Indebtedness in excess of $1,000,000 in the aggregate, except for the (x) capitalization of interest on Indebtedness outstanding as of the date of this Agreement or that is incurred after the date of this Agreement in accordance with this Section 6.01(b)(vii)(x) and (y) the Proposed Amendment (as defined in the Lender Consent Letter); provided that the Company’s entrance into the Proposed Amendment shall not result in any increase to the aggregate Indebtedness of the Company and the Company Subsidiaries outstanding as of the date of this Agreement;

(viii)  (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) materially amend any existing Service Agreement or enter into any new, or materially amend any existing, severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire, or otherwise enter into any new Service Agreement or similar arrangement with, any person or terminate (other than for cause) any director, officer, employee or consultant who is or reports directly to an executive officer of the Company;

(ix)  other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary;

(x)  adopt, amend or terminate any Plan except (x) as may be required by applicable Law or as necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

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(xi)  make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or foreign income Tax liability or Tax credits;

(xii)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii)  intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xiv)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Company or any Company Subsidiary; or

(xv)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02  Conduct of Business by Parent and Merger Sub Pending the Merger. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or (2) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) actions taken reasonably and in good faith to respond to COVID-19 or COVID-19 Measures), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, or (B) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) actions taken reasonably and in good faith to respond to COVID-19 or COVID-19 Measures), neither Parent nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)  amend or otherwise change the Parent Organizational Documents or the Merger Sub Organizational Documents or form or create any subsidiary;

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(b)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(c)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Parent Warrants except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents;

(d)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or Merger Sub;

(e)  acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g)  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)  make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or foreign income Tax liability or Tax credits;

(i)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent or Merger Sub;

(j)  amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)  enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 6.03  Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Parent on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver and the first sentence of this Section 6.03 will not limit or prohibit the Company from pursuing a claim against Parent, Merger Sub or any other person (a) for legal relief against monies or other assets of Parent or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parent (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Parent consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Parent shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement; Registration Statement.

(a)  As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Parent and the Company shall prepare and Parent shall file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent and to the stockholders of the Company relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to Parent’s stockholders, the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of Parent Common Stock and New Parent Warrants as contemplated by this Agreement, (3) the second amended and restated Parent Certificate of Incorporation as set forth on Exhibit D, (4) the Stock Incentive Plan and (5) any other proposals the parties deem necessary or advisable to effectuate the Transactions (collectively, the “Parent Proposals”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock and New Parent Warrants to be issued to the stockholders of the Company (including the holders of Company Preferred Stock issued pursuant to the Net Exercise) pursuant to this Agreement. Parent and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock and New Parent Warrants, in each case to be issued or issuable to the stockholders of the Company (including the holders of Company Preferred Stock issued pursuant to the Net Exercise) pursuant to this Agreement. As promptly as practicable after the effective time of the Registration Statement, each of the Company and Parent shall mail the Proxy Statement to their respective stockholders. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

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(b)  No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock or New Parent Warrants to be issued or issuable to the stockholders of the Company (including the holders of Company Preferred Stock issued pursuant to the Net Exercise) in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)  Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)  The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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Section 7.02  Parent Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a)  Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Parent Proposals, and Parent shall use its reasonable best efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of Parent). Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement.

(b)  Immediately following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

Section 7.03  Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall submit the approval and adoption of this Agreement and the Merger and all of the other Transactions for action by consent in lieu of a meeting of stockholders, which such consent is intended to constitute the Company Stockholder Approval (upon execution and delivery thereof by the relevant stockholders of the Company) and shall be in such form and substance as shall be reasonably acceptable to Parent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective (it being agreed that the approval and adoption of this Agreement and the Merger and all of the other Transactions shall be submitted to the Company’s stockholders even if there shall have been a Company Adverse Recommendation Change, unless this Agreement has been earlier terminated in accordance with Article IX). Promptly after the receipt of the Written Consent and no later than ten (10) days after the Effective Time, the Company, as the Surviving Corporation, shall mail to former holders of Company Capital Stock who have not voted in favor of the Merger nor consented thereto in writing a written notice setting forth all the information and disclosure required to be provided (a) in order to constitute a notice of appraisal rights pursuant to Section 262 of DGCL and (b) in order to constitute a notice of the taking of corporate action pursuant to Section 228 of DGCL.

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Section 7.04  Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article IX, the Company and Parent shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided, however, that such access shall not unreasonably interfere with the business and operations of the Company or Parent and neither the Company nor Parent shall be required to permit the other to conduct any Phase I or Phase II environmental site assessments or any other environmental sampling or analysis; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor Parent shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law, including any COVID-19 Measures (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, jeopardy or contravention).

(b)  All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated December 15, 2020 (the “Confidentiality Agreement”), between Parent and the Company.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05  Company Solicitation; Change in Recommendation.

(a)  From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, except as specifically permitted by this Section 7.05, the Company shall not and shall direct each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary, except solely to the extent necessary to permit the person otherwise covered by such standstill or similar obligation to submit a Company Acquisition Proposal to the Company Board on a confidential basis and solely to the extent that the Board reasonably determines that failure to grant such waiver or release would result in a breach of the Company Board’s fiduciary duties under applicable Law, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.05(e) (each, a “Company Acquisition Agreement”), or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. Notwithstanding anything in this Section 7.05 to the contrary, the Company may inform any person or “group” (as defined in the Exchange Act) making an unsolicited proposal regarding a Company Acquisition Proposal (or an inquiry, proposal or offer or other communication that would reasonably be expected to lead to a Company Acquisition Proposal) of the terms of this Section 7.05 and may contact any person or “group” (as defined in the Exchange Act) making an unsolicited Company Acquisition Proposal (or an inquiry, proposal or offer or other communication that would reasonably be expected to lead to a Company Acquisition Proposal) solely to clarify the terms thereof.

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(b)  The Company shall and shall instruct and cause each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal, and the Company acknowledges that any action taken by it, any Company Subsidiary or any Representative of the Company or any Company Subsidiary in violation of the restrictions set forth in Section 7.05(a), whether or not such Company Subsidiary or Representative is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of Section 7.05(a) by the Company.

(c)  The Company shall, promptly after the date hereof, request each person (other than the parties hereto and their respective Representatives) that has within the twenty-four (24)-month period prior to the date hereof executed a confidentiality agreement in connection with such person’s consideration of acquiring all or any significant portion of the Company or any Company Subsidiary (or the respective businesses thereof) to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof.

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(d)  From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, the Company shall promptly notify Parent (and in any event within twenty-four (24) hours) of the receipt of (i) any Company Acquisition Proposal, (ii) any inquiry, proposal, offer or other communication that could reasonably be expected to lead to any Company Acquisition Proposal, and (iii) any request for non-public information relating to the Company or any Company Subsidiary or for access to the properties, assets, personnel, books or records or any Confidential Information or data of the Company or any Company Subsidiary by any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub, their respective affiliates or their respective Representatives), which notice shall identify the person or “group” making such Company Acquisition Proposal, inquiry, proposal, offer, other communication or request and include a summary of the material terms and conditions of any Company Acquisition Proposal (and, if available, a copy of any Company Acquisition Proposal). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal, inquiry, proposal, offer or other communication.

(e)  Subject to the Company’s compliance with the other provisions of this Section 7.05, nothing in this Agreement shall prevent the Company from, prior to the receipt of the Company Stockholder Approval, (i) participating in negotiations or discussions with or (ii) providing access to or furnishing non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub, their respective affiliates or their respective Representatives) that has made (and not withdrawn) a written, bona fide and unsolicited Company Acquisition Proposal that the Company Board reasonably determines in good faith, after consultation with outside legal counsel and its outside financial advisor, constitutes or would reasonably be expected to result in a Company Superior Proposal and that the failure to take such action would result in a breach of the Company Board’s fiduciary duties under applicable Law; provided that the Company (A) causes such person or “group”, to the extent not already a party to an Acceptable Confidentiality Agreement with a remaining term of at least two (2) years, to execute and deliver to the Company an Acceptable Confidentiality Agreement (a copy of which shall be promptly (in all events within twenty-four (24) hours) provided to Parent), (B) promptly (in all events within twenty-four (24) hours) notifies Parent of the taking of any action pursuant to this Section 7.05(e) and any other information with respect thereto not already provided to Parent pursuant to Section 7.05(d), and (C) provides to Parent any material non-public information that is provided to any such person or “group” which has not previously been provided to Parent.

(f)  Except as specifically permitted by this Section 7.05, neither the Company Board nor any committee thereof shall (i)(A) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company, any Company Acquisition Proposal, (ii) make any public statement inconsistent with the Company Board Recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of the Company Subsidiaries or any of their respective Representatives to enter into a Company Acquisition Agreement.

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(g)  Notwithstanding Section 7.05(f), but subject to the Company’s compliance with the other provisions of this Section 7.05, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal if (and only if) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that the failure to take such action would result in a breach of the Company Board’s fiduciary duties under applicable Law, and that the Company has received a Company Superior Proposal; provided, however, that prior to taking such action, (i) the Company notifies Parent in writing, at least four (4) Business Days before taking such action (a “Company Notice Period”), of its intention to take such action, which notice shall (A) state expressly that the Company has received a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change or the Company intends to terminate this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal and (B) include a copy of the most current version of the Company Acquisition Agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto, (ii) the Company, the Company Subsidiaries and the Company’s and the Company Subsidiaries’ Representatives, upon Parent’s request, negotiate, during such Company Notice Period (it being agreed that in the event that, after commencement of a Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including any revision in price, such Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in such Company Notice Period subsequent to the time the Company notifies Parent of any such material revision or change (it being understood that there may be multiple extensions)), with Parent in good faith in respect of adjustments in the terms and conditions of this Agreement in furtherance of obviating the need for a Company Adverse Recommendation Change or termination of this Agreement pursuant to Section 9.01(i) for the Company to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, and (iii) following the end of such Company Notice Period (as the same may be extended as provided above) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that the failure to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(i) to enter into a Company Acquisition Agreement would result in a breach of the Company Board’s fiduciary duties under applicable Law, and the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that such Company Superior Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by Parent during such Company Notice Period in the terms and conditions of this Agreement. In addition and notwithstanding anything else contained herein, concurrently with any termination of this Agreement pursuant to Section 9.01(i), the Company shall enter into a Company Acquisition Agreement providing for the implementation of a Company Superior Proposal that has been, subject to compliance with the terms of this Agreement, duly authorized by the Company Board and pay the Termination Fee pursuant to Section 9.03(a).

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(h)  Subject to the Company’s compliance with the other provisions of this Section 7.05, if at any time prior to the receipt of the Company Stockholder Approval the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that an Intervening Event has occurred and that the failure to make a Company Adverse Recommendation Change in response to such Intervening Event would result in a breach of its fiduciary duties under applicable Law, the Company Board may make a Company Adverse Recommendation Change; provided, however, that prior to making such a Company Adverse Recommendation Change, (i) the Company notifies Parent in writing, at least four (4) Business Days before making such Company Adverse Recommendation Change (an “Intervening Event Notice Period”), of the Company Board’s intention to make such a Company Adverse Recommendation Change, which notice shall (A) state expressly that an Intervening Event has occurred and that the Company Board intends to make a Company Adverse Recommendation Change and (B) include a summary of the Intervening Event containing the material facts and circumstances underlying the Company Board’s determination that an Intervening Event has occurred, (ii) the Company, the Company Subsidiaries and the Company’s and the Company Subsidiaries’ Representatives, upon Parent’s request, negotiate, during such Intervening Event Notice Period (it being agreed that in the event that, after commencement of a Company Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)), with Parent in good faith in respect of adjustments in the terms and conditions of this Agreement in furtherance of obviating the need for a Company Adverse Recommendation Change, and (iii) following the end of such Intervening Event Notice Period (as the same may be extended as provided above) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, that the failure to make a Company Adverse Recommendation Change would result in a breach of the Company Board’s fiduciary duties under applicable Law.

Section 7.06  Employee Benefits Matters.

(a)  Parent shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation, Parent or any of their respective subsidiaries (including any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation, Parent or any of their respective subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

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(b)  The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Parent, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07  Directors’ and Officers’ Indemnification.

(a)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b)  Each of Parent and the Surviving Corporation shall purchase (which shall be paid for in full by the Surviving Corporation) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Parent or the Company, respectively, as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Effective Time for the benefit of Parent’s and the Company’s directors and officers, and shall remain in effect for the six (6) year period following the Closing.

(c)  If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or otherwise be bound by all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.07.

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Section 7.08  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. No notification given by the Company or Parent under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company, Parent or Merger Sub contained in this Agreement. The failure by the Company or Parent to give notice under this Section 7.08 shall not be deemed to be a breach under this Section 7.08, unless such breach is knowing.

Section 7.09  Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Parent, Merger Sub, the Company and the Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)  Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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Section 7.10  Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of NYSE American or the New York Stock Exchange, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.10, and (c) to Governmental Authorities or contractual counterparties in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.10 shall (i) require the Company to consult with or obtain the consent of Parent before making any public statement solely to the extent related to a Company Adverse Recommendation Change effected in accordance with Section 7.05 or (ii) prevent Parent or the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.11  Tax Matters.

(a)  Parent and the Company intend that, for United States federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Company or Parent knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. This Section 7.11(a) shall survive the Closing until sixty (60) days following the expiration of any applicable statute of limitations.

(b)  As promptly as practicable after the execution of this Agreement, the Company, in coordination with Parent, shall prepare and file with the ITA an application in form and substance reasonably acceptable to Parent for a ruling requesting that the ITA determine that the exchange of Company 102 Shares for Parent Common Stock and New Parent Warrants and exchange of Company 102 Options for Exchanged Options shall not constitute a taxable event and that tax continuity shall apply to the Parent Common Stock and Exchanged Options and that no tax withholding shall be due upon Closing with respect to the Company 102 Shares and Company 102 Options (the “Option Tax Ruling”).

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(c)  Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain any Tax opinions required to be filed with the SEC in connection with the Registration Statement, including by delivering to the applicable legal counsel the Parent Tax Certificate and the Company Tax Certificate, as applicable, and to reaffirm the validity of the representations set forth in the Parent Tax Certificate and the Company Tax Certificate, as applicable, as of the Closing.

Section 7.12  Stock Exchange Listing.

(a)  Parent will use its reasonable best efforts to cause the Merger Consideration issued in connection with the Transactions to be approved for listing on NYSE American or the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Common Stock and Parent Warrants listed for trading on NYSE American.

(b)  Prior to the Closing, Parent shall apply for a mutually agreed upon new ticker symbol with NYSE American or the New York Stock Exchange that reflects the name “Airspan Networks Holdings Inc.” contingent on the Parent Proposals having been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of NYSE American.

Section 7.13  Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

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(b)  Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication (other than any communication or portion of a communication that discloses confidential information that the disclosing party is not permitted, under applicable Law or contract, to disclose to the other party) given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c)  No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14  CFIUS. The parties have mutually determined that they will not submit a filing or declaration to the Committee on Foreign Investment in the United States (“CFIUS”), under Section 721 of the United States Defense Production Act of 1950, as amended, and implementing regulations at 31 C.F.R. Part 800, 31 C.F.R. Part 801, and 31 C.F.R. Part 802, as amended, based on their mutual agreement that no such filing or declaration is necessary with respect to the Transactions. If CFIUS directs the parties to submit a filing, the parties agree to as promptly as practicable supply any additional information and documentary material that may be requested by CFIUS in the form of a formal filing and any subsequent requests for information, and to take all other reasonably necessary, proper or advisable steps to seek expeditious conclusion of the CFIUS review process.

Section 7.15  FCC. As promptly as practicable (but in no event later than ten (10) days after the date of this Agreement), Parent and the Company shall jointly cause the appropriate FCC forms seeking FCC consent for the transfer of control of the FCC Licenses set forth in Section 4.06 of the Company Disclosure Schedule from Company to Parent to be filed with the FCC (“FCC Transfer of Control Applications”). The Company and Parent shall cooperate and use their respective reasonable best efforts to prosecute the FCC applications to a favorable conclusion. The Company and Parent shall, as promptly as practicable, comply with any request by the FCC for additional information and documents in connection with the transfer of control of the FCC Licenses to Parent and shall otherwise reasonably cooperate with each other in connection with the transfer of control of the FCC Licenses by the Company to Parent. Until the transfer of control of the FCC Licenses has been approved by the FCC, the Company and Parent shall (a) inform each other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, the FCC with respect to the FCC Licenses and (b) keep each other timely appraised of the status of any communications with, and any inquiries or requests for additional information from, the FCC with respect to the FCC Licenses and shall comply promptly with any such inquiry or request with respect to the FCC Licenses. Parent shall be responsible for the payment of any fees required to be paid by the FCC in connection with the filing of the FCC Transfer of Control Applications and any other documents that are required to be filed with the FCC in connection with the transfer of control of the FCC Licenses by the Company to Parent. Parent shall file a notice of consummation with the FCC within thirty (30) days of the Closing Date.

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Section 7.16  PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the years ended December 31, 2018, December 31, 2019, and December 31, 2020, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date hereof.

Section 7.17  Exclusivity. From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, to the extent not reasonably expected to be inconsistent with the fiduciary duties of the Parent Board under applicable Law, Parent shall not take, and shall cause each of its affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or would reasonably be expected to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective affiliates and Representatives. Parent shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which would reasonably be expected to give rise to or result in, a Business Combination Proposal. From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, Parent shall promptly notify the Company (and in any event within twenty-four (24) hours) of the receipt of (a) any Business Combination Proposal or (b) any offer, inquiry, proposal or indication of interest that would reasonably be expected to lead to any Business Combination Proposal, which notice shall include a summary of the material terms and conditions of any Business Combination Proposal (and, if available, a copy of any Business Combination Proposal (redacted as necessary to exclude the identity of the party making such Business Combination Proposal)).

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Section 7.18  Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in Parent’s Certificate of Incorporation will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no stockholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time, and the Trustee shall thereupon be obligated, to transfer all funds held in the Trust Account to Parent (to be held as available cash on the balance sheet of Parent, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.19  Stock Incentive Plan. Parent shall include a proposal in the Proxy Statement to approve a new equity incentive plan (the “Stock Incentive Plan”), to be effective as of the Effective Time, which shall be in such form as the Company and Parent shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to the sum of (a) five million fifty thousand (5,050,000) shares of Parent Common Stock, one million seven hundred fifty thousand (1,750,000) of which shall be reserved for issuance upon the vesting of the MIP RSU Consideration, and (b) the Company Equity Plan Unallocated Pool as of the Effective Time.

Section 7.20  Leakage. The Company covenants and agrees that (a) there shall be no Leakage prior to the Closing and (b) no arrangements or agreements shall be made that would reasonably be expected to result in any Leakage prior to the Closing, in each case other than Permitted Leakage. The Company shall notify Parent in writing promptly after becoming aware of anything which would constitute a breach of this Section 7.20 (including the specific amount of any Leakage, if known, or a reasonable estimate thereof).

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)  Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)  Parent Stockholders’ Approval. The Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, the DGCL, the Parent Organizational Documents and the rules and regulations of NYSE American.

(c)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)  Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

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(e)  Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from all Governmental Authorities.

(f)  Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

Section 8.02  Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of the Company contained in Section 4.08(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)  Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)  Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

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(e)  Resignation. Other than those persons identified as continuing directors on Exhibit E, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)  Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than Parent and the holders of equity securities of Parent prior to the Closing contemplated to be party thereto) shall have delivered, or caused to be delivered, to Parent a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g)  Stockholders Agreement. All parties to the Stockholders Agreement (other than Parent and Sponsor) shall have delivered, or caused to be delivered, to Parent a copy of the Stockholders Agreement duly executed by all such parties.

(h)  FIRPTA Tax Certificates. On or prior to the Closing, the Company shall have delivered to Parent a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)  Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet in accordance with Section 3.01(a).

(j)  MIP Termination and Consents. The Company shall have delivered to Parent (i) a consent executed by each MIP Participant with respect to its MIP Consideration which shall include an acknowledgement that such MIP Participant will be receiving both cash and securities in settlement of amounts payable thereunder and that such MIP Participant will not be entitled to any other amounts under the MIP, other than the MIP Consideration, and (ii) evidence of termination of the MIP, effective as of the Effective Time.

Section 8.03  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.08(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date. The representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. The representations and warranties of Parent and Merger Sub contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date. All other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

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(b)  Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)  Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)  Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)  Stock Exchange Listing. The shares of Parent Common Stock (i) constituting the aggregate Merger Consideration and (ii) to be issued in connection with the transactions contemplated by the Subscription Agreements, shall have been approved for listing on NYSE American or the New York Stock Exchange, subject to notice of official issuance.

(f)  Registration Rights and Lock-Up Agreement. Parent and the holders of equity securities of Parent prior to the Closing contemplated to be party thereto shall have delivered, or caused to be delivered, to the Company a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g)  Stockholders Agreement. Parent and Sponsor shall have delivered, or caused to be delivered, to the Company a copy of the Stockholders Agreement duly executed by each such party.

(h)  Resignations. The officers of Parent and the members of the Parent Board set forth on Schedule C shall have executed written resignations effective as of the Effective Time.

(i)  Available Cash. After giving effect to (i) the exercise of Redemption Rights by holders of the outstanding shares of Parent Common Stock and (ii) the sale and issuance by Parent of Parent Common Stock between the date of this Agreement and the Effective Time, the amount of cash held by Parent in the aggregate, whether in or outside the Trust Account shall be equal to at least $135,000,000.

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Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company if the Effective Time shall not have occurred prior to July 15, 2021 (the “Outside Date”); provided, however, that the Outside Date shall automatically be extended without any further action by any party to August 15, 2021 if the Registration Statement shall not have been declared effective by June 15, 2021; provided; further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date (as the same may be extended in accordance with this Section 9.01(b));

(c)  by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(d)  by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting or any adjournment thereof;

(e)  by Parent if the Company Board or a committee thereof, prior to obtaining the Company Stockholder Approval, shall have made a Company Adverse Recommendation Change;

(f)  by Parent if the Company shall have failed to deliver the Written Consent to Parent within forty-eight (48) hours after the Registration Statement becomes effective;

(g)  by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company;

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(h)  by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Parent Breach is curable by Parent or Merger Sub, the Company may not terminate this Agreement under this Section 9.01(h) for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent;

(i)  by the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.05(g); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 9.03(a); or

(j)  by Parent if the PCAOB Audited Financials shall not have been delivered to Parent by the Company on or before forty five (45) days from the date of this Agreement.

Section 9.02  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Section 9.03, Article X and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03  Termination Fee.

(a)  In the event that:

(i)  this Agreement is terminated by Parent pursuant to Section 9.01(e);

(ii)   (A) a Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement but before the date of such termination, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b) or by Parent pursuant to Section 9.01(f) or Section 9.01(g), and (C) within twelve (12) months following the date on which this Agreement is terminated, the Company enters into a definitive agreement, arrangement or understanding with respect to such Company Acquisition Proposal with the person or all or any part of the “group” (as defined in the Exchange Act) who proposed or otherwise communicated such Company Acquisition Proposal, or on whose behalf such Company Acquisition Proposal was proposed or otherwise communicated; provided, that, for purposes clause (A) of this Section 9.03(a)(ii), the references to “10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”; or

(iii)  this Agreement is terminated by the Company pursuant to Section 9.01(i);

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then, in any such event, the Company shall pay the Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 9.03(a)(i), within two (2) Business Days after such termination, (y) in the case of Section 9.03(a)(ii), upon entry into the definitive agreement, arrangement or understanding with respect to the Company Acquisition Proposal referred to therein and (z) in the case of Section 9.03(a)(iii), simultaneously with or prior to such termination; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

As used herein, “Termination Fee” means twenty-one million dollars ($21,000,000).

(b)  The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 9.03 and, in order to obtain such payment, Parent commences an Action that results in a judgment against the Company for the Termination Fee or any portion thereof, then the Company shall reimburse Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such Action.

(c)  In the event that Parent shall actually receive full payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages and, other than any rights or remedies available to a party under this Agreement due to Fraud, the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company, the Company Subsidiaries and any of their respective affiliates and the former, current or future equity holders, controlling persons, agents, affiliates, Representatives, members, managers, current and former general and limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective affiliates (collectively, the “Company Related Parties”) in respect of this Agreement and the Transactions, and no Company Related Party shall have any other liability or obligation to Parent, Merger Sub or any other person in connection with this Agreement (and the termination hereof) or the Transactions (and the abandonment thereof). For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance pursuant to Section 10.10 and the payment of the Termination Fee under this Section 9.03, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any portion of the Termination Fee.

Section 9.04  Expenses. Except as set forth in this Section 9.04 or elsewhere in this Agreement, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that Parent and the Company shall each pay one-half of (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (b) the filing fee(s) for the Notification and Report Forms filed under the HSR Act, and (c) the filing fee(s) with respect to the FCC Transfer of Control Applications.

Section 9.05  Amendment. This Agreement may be amended in writing by the parties hereto (by either respective boards of directors) at any time prior to the Effective Time, so long as no amendment that requires stockholder approval under applicable Law shall be made without such approval of those stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 9.06  Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Parent or Merger Sub:

New Beginnings Acquisition Corp.
c/o New Beginnings Sponsor, LLC
800 1st Street, Unit 1
Miami, FL 33139
Attention: Michael S. Liebowitz
Email: michael@m2afo.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Attention: Alan I. Annex, Esq.; Daniella G. Silberstein, Esq.
Email: annexa@gtlaw.com; silbersteind@gtlaw.com

if to the Company:

Airspan Networks Inc.
777 Yamato Road
Boca Raton, FL 33431
Attention: David Brant, Chief Financial Officer

Email: DBrant@Airspan.com

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with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention: Ted Farris; Brian R. Rosenau
Email: farris.ted@dorsey.com; rosenau.brian@dorsey.com

Section 10.02  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in Article I.

Section 10.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section 9.03(c) (which is intended to be for the benefit of the Company Related Parties and may be enforced by the Company Related Parties). Notwithstanding the immediately preceding sentence, following the Effective Time, (i) the provisions of Article III relating to the payment of the Merger Consideration shall be enforceable by holders of Company Capital Stock (other than the holders of Company Restricted Stock and the holders of Dissenting Shares), (ii) the provisions of Article III relating to the conversion of Company Options into Exchanged Options shall be enforceable by the holders of Company Options, (iii) the provisions of Article III relating to the conversion of Company Restricted Stock into Exchanged Restricted Stock shall be enforceable by the holders of Company Restricted Stock and (iv) the provisions of Article III relating to the payment of the MIP Consideration shall be enforceable by the MIP Participants.

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Section 10.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07  Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other partIES hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

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Section 10.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEW BEGINNINGS ACQUISITION CORP.

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

ARTEMIS MERGER SUB CORP.

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	President, Secretary and Treasurer

AIRSPAN NETWORKS Inc.

By	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

[Signature Page to Business Combination Agreement]

Annex A-92

EXHIBIT A

Registration Rights and Lock-Up Agreement

[Attached as Annex I to this proxy statement/prospectus/consent solicitation statement]

Annex A-93

EXHIBIT B

Stockholders Agreement

[Attached as Annex J to this proxy statement/prospectus/consent solicitation statement]

Annex A-94

EXHIBIT C

New Parent Warrant Agreement

Annex A-95

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [_______], is by and between Airspan Networks Holdings Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent” and, in its capacity as transfer agent, referred to herein as the “Transfer Agent”).

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of March 8, 2021 (the “Business Combination Agreement”), by and among the Company, Artemis Merger Sub Corp. and Airspan Networks Inc. (“Airspan”), the Company agreed to issue (i) three million (3,000,000) warrants to purchase shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), at an exercise price of $12.50 (the “$12.50 Warrants”), (ii) three million (3,000,000) warrants to purchase shares of Common Stock at an exercise price of $15.00 (the “$15.00 Warrants”), and (iii) three million (3,000,000) warrants to purchase shares of Common Stock, at an exercise price of $17.50 (the “$17.50 Warrants” and, together with the $12.50 Warrants and the $15.00 Warrants, the “Warrants”, and each of the $12.50 Warrants, the $15.00 Warrants and the $17.50 Warrants as a separate group, a “Warrant Tranche”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4, File No. [____] (as amended, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, which Registration Statement was declared effective by the Commission on [____], 2021;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent.

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

Annex A-96

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only, and, if a physical certificate is issued, the $12.50 Warrants shall be in substantially the form of Exhibit A hereto, the $15.00 Warrants shall be in substantially the form of Exhibit B hereto, and the $17.50 Warrants shall be in substantially the form of Exhibit C hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board (as defined below), the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, Exbibit B or Exhibit C, as applicable, with appropriate insertions, modifications and omissions, as provided above.

Annex A-97

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each $12.50 Warrant shall entitle the Registered Holder thereof, subject to the provisions of such $12.50 Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $12.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each $15.00 Warrant shall entitle the Registered Holder thereof, subject to the provisions of such $15.00 Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $15.00 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. Each $17.50 Warrant shall entitle the Registered Holder thereof, subject to the provisions of such $17.50 Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $17.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date hereof, and (B) terminating on the earlier to occur of (i) two (2) years following the date hereof, and (ii) the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below), in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date.

Annex A-98

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any share of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or wire payable to the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess, if any, of the “Fair Market Value”, as defined in this subsection 3.3.1(b) over the applicable Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof; or

(c) on a cashless basis, as provided in Section 7.4 hereof.

Annex A-99

3.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the applicable Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration being available. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except pursuant to Section 7.4. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise. The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to subsection 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the applicable Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

Annex A-100

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event he, she or it elects to be subject to the provisions contained in this subsection 3.3.5; provided, however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by such holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and his, her or its affiliates or any such other person or group shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and his, her or its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and his, her or its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and his, her or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

Annex A-101

4. Adjustments.

4.1 Stock Dividends. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock capitalization or stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this Section 4.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 or Section 4.2 above, the applicable Warrant Price shall be adjusted (to the nearest whole cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

Annex A-102

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the applicable Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the applicable Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of such cash per share of Common Stock, if any, plus the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 4.1, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price with respect to any Warrant be reduced to less than the par value per share issuable upon exercise of such Warrant.

Annex A-103

4.5 Notices of Changes in Warrant. Upon every adjustment of any Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant pursuant to this Section 4, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

Annex A-104

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a Definitive Warrant Certificate, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of a Definitive Warrant Certificate, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

Annex A-105

6. Redemption.

6.1 Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds Applicable Warrant Price.

6.1.1 Not less than all of the outstanding $12.50 Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $12.50 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period commencing once the $12.50 Warrants become exercisable and ending on the third (3rd) trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the $12.50 Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.1.2 Not less than all of the outstanding $15.00 Warrants may be redeemed, at the option of the Company, at any time while they are exercisable, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the Redemption Price, provided that the last sales price of the Common Stock reported has been at least $15.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period commencing once the $15.00 Warrants become exercisable and ending on the third (3rd) trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the $15.00 Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.1.3 Not less than all of the outstanding $17.50 Warrants may be redeemed, at the option of the Company, at any time while they are exercisable, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the Redemption Price, provided that the last sales price of the Common Stock reported has been at least $17.50 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period commencing once the $17.50 Warrants become exercisable and ending on the third (3rd) trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the $17.50 Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

Annex A-106

6.2 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem any of the Warrant Tranches pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

Annex A-107

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company has filed with the Commission the Registration Statement, for the registration under the Securities Act, of, among other securities, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, which Registration Statement was declared effective by the Commission on [____], 2021. The Company shall use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. Holders of the Warrants shall have the right, during any period in which the Company shall fail to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” pursuant to subsection 3.3.1, by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the applicable Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or his, her or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor statute)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the second sentence of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), (i) the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Warrants who exercises Warrants to exercise such Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrant under applicable blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

Annex A-108

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

Annex A-109

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, reasonable and documented out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

Annex A-110

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Airspan Networks Holdings Inc.
777 Yamato Road

Boca Raton, FL 33431

Attention: Chief Financial Officer

Email: Dbrant@airspan.com

Annex A-111

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department

With a copy in each case to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue

Suite 4400

Miami, FL 33131
Attn: Alan I. Annex, Esq. and Daniella G. Silberstein, Esq.
Email: annexa@gtlaw.com and silbersteind@gtlaw.com

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

Annex A-112

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Warrants, it being understood that if any such modification or amendment would only impact a particular Warrant Tranche and not all of the Warrants, then such modification or amendment shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Warrants in such Warrant Tranche.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

Annex A-113

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AIRSPAN NETWORKS HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

Annex A-114

EXHIBIT A

[Form of $12.50 Warrant Certificate]

Annex A-115

[Form of $12.50 Warrant Certificate]
[Reverse]

Annex A-116

EXHIBIT B

[Form of $15.00 Warrant Certificate]

Annex A-117

[Form of $15.00 Warrant Certificate]
[Reverse]

Annex A-118

EXHIBIT C

[Form of $17.50 Warrant Certificate]

Annex A-119

[Form of $17.50 Warrant Certificate]
[Reverse]

Annex A-120

EXHIBIT D

Parent Second Amended and Restated Certificate of Incorporation

[Attached as Annex B to this proxy statement/prospectus/consent solicitation statement]

Annex A-121

EXHIBIT E

Directors and Officers of the Surviving Corporation and Parent

Surviving Corporation:

Directors:

Eric D. Stonestrom

David Brant

Officers:

Eric D. Stonestrom – President & Chief Executive Officer

David Brant – Senior Vice President & Chief Financial Officer

Henrik Smith-Petersen – Chief Sales and Marketing Officer

Uzi Shalev – Chief Operating Officer

Paul Senior – Chief Strategy Officer

Eli Leizerovitz – Head of Products

Parent:

Officers:

Eric D. Stonestrom – President & Chief Executive Officer

David Brant – Senior Vice President & Chief Financial Officer

Henrik Smith-Petersen – Chief Sales and Marketing Officer

Uzi Shalev – Chief Operating Officer

Paul Senior – Chief Strategy Officer

Eli Leizerovitz – Head of Products

Annex A-122

EXHIBIT F

Company Tax Certificate

Annex A-123

EXHIBIT G

Parent Tax Certificate

Annex A-124

SCHEDULE A

Company Knowledge Parties

Eric D. Stonestrom

David Brant

Ray Flaherty

Thomas Huseby

Annex A-125

SCHEDULE B

Key Company Stockholders

1.	Oak Investment Partners XI, Limited Partnership

2.	Oak Investment Partners XIII, Limited Partnership

3.	Qualcomm Incorporated

4.	Softbank Group Capital Limited

Annex A-126

SCHEDULE C

Resigning Parent Officers and Directors

Directors:

Russell W. Galbut

Benjamin Garrett

Frank A. Del Rio

Kate Walsh

Perry Weitz

Officers:

Russell Galbut

Michael S. Liebowitz

Annex A-127

SCHEDULE D

Permitted Leakage

1.	Payment of the MIP Aggregate Cash Consideration

2.	Payments required under the Company Credit Agreement or a document related thereto (including the Lender Consent Letter) and in effect as of the date of the Agreement

3.	Compensation payments to employees and contractors of the Company and the Company Subsidiaries (in their capacity as such), pursuant to agreements in effect on the date of the Agreement, who are also stockholders of the Company or affiliates of stockholders of the Company, in the ordinary course of business and consistent with past practice or as otherwise permitted pursuant to Section 6.01(b)(viii) of the Agreement

4.	Payments pursuant to indemnification rights of directors, officers and employees of the Company and the Company Subsidiaries (in their capacity as such) who are also stockholders of the Company or affiliates of stockholders of the Company pursuant to indemnification obligations in existence as of the date of the Agreement

5.	Payments pursuant to the Material Contracts set forth on Section 4.17(a) of the Company Disclosure Schedule with counterparties who are also stockholders of the Company or affiliates of stockholders of the Company

Annex A-128

Annex B

FINAL FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW BEGINNINGS ACQUISITION CORP.

[ ● ], 2021

New Beginnings Acquisition Corp. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is “New Beginnings Acquisition Corp.”. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 19, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on October 29, 2020 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Airspan Networks Holdings Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

NAME

The name of the Corporation is “Airspan Networks Holdings Inc.”.

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at that address is The Corporation Service Company.

Annex B-1

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 260,000,000, of which 250,000,000 shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class, irrespective of Section 242(b)(2) of the DGCL (or any successor provision thereto).

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”), all to the fullest extent now or hereafter permitted by the DGCL. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Annex B-2

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, the remaining assets of the Corporation of whatever kind available for distribution shall be distributed to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them and to the holders of any outstanding series of Preferred Stock entitled thereto. For purposes of this Paragraph C.4 of Article IV (and, for the avoidance of doubt, except with respect to any series of Preferred Stock if provided for in the Preferred Stock Designation with respect to such series of Preferred Stock), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger involving the Corporation and one or more other entities (whether or not the Corporation is the entity surviving such merger) shall not be deemed to be a dissolution, liquidation or winding up of the affairs of the Corporation.

Annex B-3

ARTICLE V

BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) so provide.

B. In furtherance and not in limitation of the powers conferred by statute, but subject to that certain Stockholders Agreement, dated as of [ ● ], 2021, by and among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders Agreement”), the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

D. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall, subject to the Stockholders Agreement, be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Other than those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three (3) classes, designated as Class I directors, Class II directors and Class III directors, respectively (the “Classified Board”). Subject to the Stockholders Agreement, the Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Subject to the Stockholders Agreement, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, which shall be as provided for or fixed pursuant to a Preferred Stock Designation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until the annual meeting at which such director’s term expires and until his or her successor shall be duly elected and qualified at an annual meeting of stockholders in accordance with the terms of this Second Amended and Restated Certificate and the Bylaws or until his or her earlier resignation, removal from office, death or incapacity.

Annex B-4

E. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may, subject to the Stockholders Agreement, be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until the expiration of the term of the class for which elected and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, the Stockholders Agreement or the Bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

F. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting as a single class.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Annex B-5

B. Subject to the special rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph A of Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

Annex B-6

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

FORUM SELECTION

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Annex B-7

ARTICLE IX

AMENDMENTS

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or other persons whomsoever by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Second Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote and, subject to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Second Amended and Restated Certificate or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Second Amended and Restated Certificate, or to adopt any new provision of this Second Amended and Restated Certificate; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX. Any amendment, repeal or modification of any of Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

Annex B-8

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be signed by [ ● ], its [ ● ], as of the [ ● ] day of [ ● ], 2021.

Name: [ ● ]
Title: [ ● ]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-9

Annex C

FINAL FORM

Adopted as of [ ● ], 2021

AMENDED AND RESTATED BYLAWS

OF

AIRSPAN NETWORKS HOLDINGS INC.

(FORMERLY NEW BEGINNINGS ACQUISITION CORP.)

Article I.
MEETINGS OF STOCKHOLDERS

1.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

1.2 Annual Meetings. The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 1.4 of these Amended and Restated Bylaws (as the same may be amended, these “Bylaws”) may be transacted. The Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3 Special Meetings. Special meetings of the stockholders may be called only by such person or persons as authorized by the Corporation’s Second Amended and Restated Certificate of Incorporation (as the same may be amended or amended and restated from time to time, the “Certificate of Incorporation”). No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

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1.4 Notice of Business to be Brought before a Meeting.

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 1.4. To be properly brought before the annual meeting, such business must be either (i) specified in a notice of meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting (or any supplement or amendment thereto), otherwise brought before the meeting by the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder present in person (as defined below) who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 1.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 1.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 1.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder (as defined below), appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything in this Section 1.4 to the contrary, stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.3, and this Section 1.4 shall not be applicable to nominations except as expressly provided in Section 2.3.

(b) For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 1.4, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Annex C-2

(c) To be in proper form for purposes of this Section 1.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below): (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

Annex C-3

(iii) As to each item of business the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 1.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the Secretary of the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.4(e) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 1.4 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 1.4 to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

Annex C-4

(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.4. The officer of the Corporation presiding over an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.4, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 1.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

1.5 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Article V of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

1.6 Quorum. The holders of a majority of the shares of the Corporation issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the DGCL, by the Certificate of Incorporation or by any stock exchange upon which shares of the Corporation’s capital stock are listed. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new voting record date is set for that meeting. If, however, a quorum shall not be present or represented at any meeting of stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Annex C-5

1.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.5 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.8 Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Annex C-6

1.9 Voting. Unless otherwise required by the DGCL, any stock exchange upon which shares of the Corporation’s capital stock are listed, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders at which a quorum is present shall be decided by the vote of the holders of a majority in voting power of the votes cast on such matter. For purposes of this Section 1.9, “votes cast” shall mean all votes cast in favor of and against a particular matter, but shall not include abstentions or broker non-votes. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Except as may be otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to cast one vote for each share of the Corporation held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

1.10 Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Annex C-7

1.11 Stock Ledger. Except as otherwise required by law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 1.10 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

1.12 Inspectors. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. Such inspector or inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, an inspector or inspectors shall be appointed by the officer presiding over the meeting. No candidate for election as director shall be appointed or act as inspector.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(b) count all votes or ballots;

(c) count and tabulate all votes;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(e) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. The inspectors of election may appoint or retain such other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.13 Delivery to the Corporation. Whenever this Article I requires one or more persons (including a record or beneficial owner of capital stock of the Corporation) other than any party to the Stockholders Agreement, dated as of [ ● ], 2021, by and among the Corporation and the stockholders party thereto (as the same may be amended, modified, supplemented or restated from time to time, the “Stockholders Agreement”) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), except as otherwise provided in these Bylaws or requested or consented to by the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Annex C-8

Article II.
DIRECTORS

2.1 Powers; Number; Qualifications. Except as otherwise expressly provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the Certificate of Incorporation and the Stockholders Agreement, the total number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director. Directors need not be stockholders of the Corporation.

2.2 Election; Term of Office; Resignation; Removal; Vacancies. Subject to the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation or removal shall, subject to the Stockholders Agreement and unless otherwise provided in the Certificate of Incorporation, be filled solely by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director and each director so chosen shall hold office until the expiration of the term of the class, if any, for which elected and until his or her successor shall be elected and qualified, or until such director’s earlier death, resignation or removal.

2.3 Notice of Nominations for Election to the Board of Directors.

(a) Nominations of any individual for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in the Stockholders Agreement, (ii) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.3 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.3 as to such notice and nomination. For purposes of this Section 2.3, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Other than as provided in the Stockholders Agreement, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting or special meeting.

Annex C-9

(b)

(i) Without qualification, for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at an annual meeting, the stockholder must (A) provide Timely Notice (as defined in Section 1.4 of these Bylaws, except in the case of a special meeting, Timely Notice shall mean not earlier than one hundred twenty (120) days prior to the special meeting and not later than the later of ninety (90) days prior to the special meeting and the tenth (10th) day following the day on which public disclosure of the date of the special meeting is first made by the Corporation) thereof in writing and in proper form to the Secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.3 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of an individual or individuals for election to the Board of Directors at a special meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (B) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.3 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (A) the conclusion of the time period for Timely Notice, (B) the date set forth in Section 2.3(b)(ii) or (C) the tenth (10th) day following the date of public disclosure (as defined in Section 1.4 of these Bylaws) of such increase.

(c) To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person, the Stockholder Information (as defined in Section 1.4(c)(i) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(i) of these Bylaws);

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 1.4(c)(ii) of these Bylaws, except that for purposes of this Section 2.3, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.4(c)(ii) of these Bylaws and the disclosure with respect to the business to be brought before the meeting in Section 1.4(c)(ii) of these Bylaws shall be made with respect to the election of directors at the meeting); and

Annex C-10

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.3 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.3(f).

For purposes of this Section 2.3, the term “Nominating Person” shall mean (x) the stockholder providing the notice of the nomination proposed to be made at the meeting, (y) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (z) any other participant in such solicitation.

(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(d) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any nomination or to submit any new nomination.

Annex C-11

(e) In addition to the requirements of this Section 2.3 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.3 and the candidate for nomination, whether nominated as provided in the Stockholders Agreement, by or at the direction of the Board of Directors or by a stockholder, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such individual’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.3, if necessary, so that the information provided or required to be provided pursuant to this Section 2.3 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.3(h) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines under this Section 2.3 or enable or be deemed to permit a stockholder who has previously submitted notice under this Section 2.3 to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

Annex C-12

(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.3. The officer of the Corporation presiding over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall, to the fullest extent permitted by law, be void and of no force or effect.

(j) Other than as provided in the Stockholders Agreement, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.3.

2.4 Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, Chief Executive Officer or a majority of the whole Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

2.5 Quorum; Vote Required for Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, the directors entitled to cast a majority of the votes of the whole Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or law otherwise provides, the vote of directors having a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, the directors entitled to cast a majority of the votes of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Annex C-13

2.6 Organization of Meetings. Subject to the Stockholders Agreement, the Board of Directors shall elect one of its members to be Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in his or her absence, by the President, or in the absence of the Chairperson of the Board of Directors, the Chief Executive Officer and the President, by such other person as the Board of Directors may designate or the members present may select.

2.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

2.8 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

2.9 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of any committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

2.10 Compensation. Unless otherwise provided in the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Annex C-14

2.11 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

2.12 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

Article III.
OFFICERS

3.1 General. Except as may be otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chairperson of the Board of Directors, Chief Executive Officer, President and Secretary. The Board of Directors, in its discretion, may also elect a Chief Financial Officer, a Treasurer, one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries or Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same individual and more than one individual may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

3.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Except as otherwise provided in this Article III, any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

Annex C-15

3.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed for, in the name of and on behalf of the Corporation by the Chief Executive Officer, President or any Executive Vice President, and any such officer may, for, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other individual or individuals.

3.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

3.5 President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

3.6 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors, the Chief Executive Officer or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

3.7 Vice Presidents. At the request of the Chief Executive Officer, the President or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors from time to time may prescribe. If there be no Vice President, the Chief Executive Officer, the President or the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board of Directors.

Annex C-16

3.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

3.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

3.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

3.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

Annex C-17

3.12 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the President or any Executive Vice President of the Corporation may prescribe.

3.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

3.14 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

3.15 Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.16 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article IV.
CAPITAL STOCK

4.1 Form of Certificates. The shares of the Corporation may but need not be represented by certificates and the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Every holder of shares of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Chief Financial Officer and the Treasurer, in addition to any other officers of the Corporation authorized by the Board of Directors or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation.

4.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

4.3 Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Annex C-18

4.4 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; and (b) in the case of a determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 4.4 at the adjourned meeting.

Annex C-19

Article V.
NOTICES

5.1 Form of Notice. Except as otherwise specifically required in these Bylaws or by law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever notice is required to be given to any stockholder under the Certificate of Incorporation, these Bylaws or applicable law, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given as required by Section 232 of the DGCL, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

5.2 Waiver of Notice. Whenever any notice is required to be given under the Certificate of Incorporation, these Bylaws or applicable law, a written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, the Board of Directors, or any committee of the Board of Directors need be specified in a waiver of notice.

Annex C-20

Article VI.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1 The Corporation shall indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the individual did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.2 The Corporation shall indemnify any individual who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such individual shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.6, the Corporation shall not be required to indemnify any individual seeking indemnification in connection with any action, suit or proceeding (or part thereof) initiated by such individual unless such action, suit or proceeding (or part thereof) was authorized in the first instance by the Board of Directors.

6.3 To the extent that a current or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1 or 6.2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Annex C-21

6.4 Any indemnification under Section 6.1 or 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual seeking indemnification is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or

(b) By a committee of such directors designated by a majority vote of such directors even though less than a quorum; or

(c) If there are no such directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion, or

(d) By the stockholders.

6.5 Expenses (including attorneys’ fees) incurred by a current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation or by individuals serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.6 The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation or a claim under Section 6.5 for an advancement of expenses is not paid within ten (10) business days after a written claim therefor has been received by the Corporation, the individual seeking indemnification or advancement may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the individual seeking indemnification or an advancement of expenses is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such individual also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancements, to the fullest extent not prohibited by the DGCL, or by any other applicable law. Without the necessity of entering into an express contract, all rights to indemnification and advancements provided to individuals under this Article VI shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such individual.

Annex C-22

6.7 The Corporation shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

6.8 For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any individual who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation of its separate existence had continued.

6.9 For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and an individual who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI. Any reference to an officer of the Corporation in this Article VI shall be deemed to refer exclusively to the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer, and the Treasurer of the Corporation and any other officer appointed by the Board of Directors pursuant to Article III of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any individual who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such individual is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such individual being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VI.

Annex C-23

6.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to an individual who has ceased to be a director, officer, employee or agent of the Corporation or has ceased to serve at the request of the Corporation as an officer, director, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such an individual. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent to the fullest extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

Article VII.
GENERAL PROVISIONS

7.1 Reliance on Books and Records. A member of the Board of Directors or a member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

7.2 Contracts. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.3 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

7.4 Distributions. Subject to the rights of any class or series of stock set forth in the Certificate of Incorporation, the Board of Directors may from time to time, in its discretion, declare payment of dividends or other distributions on its outstanding shares of capital stock in such manner and upon such terms and conditions as are permitted by the Certificate of Incorporation and the DGCL.

7.5 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

Annex C-24

7.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

7.7 Amendments. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but, subject to the Certificate of Incorporation, the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7.8 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL.

Article VIII.
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex C-25

Airspan Networks Holdings Inc.

Certificate of Amendment and Restatement of Bylaws

________________________

The undersigned hereby certifies that [he / she] is the duly elected, qualified, and acting Secretary of Airspan Networks Holdings Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [ ● ], 2021, effective as of [ ● ], 2021, by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ] day of [ ● ], 2021.

[Name]

[Full Title of Secretary]

Annex C-26

Annex D

airspan networks holdings inc.
2021 STOCK INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, independent contractors and non-employee Directors capable of assuring the future success of the Company, to provide such persons with opportunities for stock ownership in the Company and to offer such persons other incentives to put forth maximum efforts for the success of the Company’s business.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Business Combination Agreement” shall mean the Business Combination Agreement by and among the Company, Artemis Merger Sub Corp. and Airspan Networks Inc. dated as of March 8, 2021.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3.

(h) “Company” shall mean Airspan Networks Holdings Inc., a Delaware corporation, and any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Effective Time” shall mean have the meaning ascribed to that term in Section 2.01(a) of the Business Combination Agreement (referring to the effective time of the merger of the Company and Artemis Merger Sub Corp.).

(l) “Eligible Person” shall mean any employee, officer, non-employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Annex D-1

(n) “Fair Market Value” with respect to one Share as of any date shall mean (a) if the Share is listed on any established stock exchange, the price of one Share at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of Shares shall have occurred on such date, on the next preceding date on which there was a sale of Shares; (b) if the Shares are not so listed on any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Share; or (c) if the Shares are not publicly traded as of such date, the per share value of a Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(o) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option to purchase shares of the Company.

(r)   “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

(s) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(t)   “Plan” shall mean the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan, as amended from time to time.

(u) “Prior Plan” shall mean the Airspan Networks Inc. 2009 Omnibus Equity Plan (and any predecessor plan to such plan), as amended from time to time.

(v) “Prior Plan Unallocated Pool” shall mean the Company Equity Plan Unallocated Pool as that term is defined in Section 3.01(a) of the Business Combination Agreement, which refers to the remaining, unused reserve available for future equity awards under the Prior Plan as of the Effective Time, converted into Shares of the Company.

(w) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(x) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(y) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(z) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended.

(bb) “Share” or “Shares” shall mean share(s) of common stock, $1.00 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(cc) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(dd) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

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Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations of Sections 6 and 7; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable law.

(c) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d) Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4. Shares Available for Awards

(a)	Shares Available.

(i)	Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal the sum of: (A) 5,050,000, plus (B) the Prior Plan Unallocated Pool, plus (C) any Shares subject to any outstanding award under the Prior Plan that, after the Effective Time, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.

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(ii)	On and after Effective Time, grants of new awards shall be permanently discontinued under the Prior Plan, but all outstanding awards previously granted under the Prior Plan shall remain outstanding and subject to the terms of the Prior Plan.

(b) Counting Shares. Except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(i)	Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii)	Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

(iii)	Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)	Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

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(d) Annual Limitation for Compensation Granted to Non-Employee Directors. The maximum value of all equity and cash-based compensation granted to a Director who is not also an employee of the Company or an Affiliate cannot exceed $500,000 in any calendar year (and for this purpose equity value is determined using grant date value under applicable financial accounting rules). Furthermore, the Committee may make exceptions to this limit in extraordinary circumstances, as the Committee may determine in its discretion, for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)	Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than 10 years from the date of grant.

(iii)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.

(A)	Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.

(B)	Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

(iv)	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)	To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

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(B)	All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C)	Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.

(D)	The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(E)	Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)	Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service-based and performance-based conditions. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).

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(ii)	Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.

(e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option-like exercise feature.

(f)	General.

(i)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

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(iii)	Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities (but excluding promissory notes), other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee, in each case, as set forth in the applicable Award Agreement.

(iv)	Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S-8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(v)	Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(vi)	Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.

(vii)	Limits on Acceleration or Waiver of Restrictions Upon Change in Control. No Award Agreement shall contain a definition of change in control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon only the announcement or stockholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

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(viii)	Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7. Amendment and Termination; Corrections

(a) Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:

(i)	amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii)	subject to the limitations in Section 6, amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)	make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or

(iv)	amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

For greater certainty and except as provided in Section 4(c), prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:

(I)	require stockholder approval under the rules or regulations of the Securities and Exchange Commission or any securities exchange that is applicable to the Company;

(II)	increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

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(III)	permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;

(IV)	permit the award of Options or Stock Appreciation Rights at a price less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

(V)	increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or

(VI)	increase the annual limitation contained in Section 4(d) of the Plan.

(b) Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but subject to the limitations in Section 6 (e.g., limitations on re-pricing and waiver of vesting restrictions), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:

(i)	either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)	that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)	that the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable and, therefore, will terminate after a date certain in the future, which may be the effective date of the event.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, for avoidance of doubt, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment); (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) by any other means set forth in the applicable Award Agreement.

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Section 9. General Provisions

(a) No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Stockholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f)   No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

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(i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)   Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.   Clawback or Recoupment

All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback policy, as may be adopted or amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.

Section 11.   Effective Date of the Plan

The Plan was adopted by the Board on [      ], 2021. The Plan shall be subject to approval by the stockholders of the Company at the special meeting in lieu of annual meeting of stockholders of the Company to be held on , 2021, and the Plan shall be effective as of the date of such stockholder approval.

Section 12.   Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on the tenth anniversary of the earlier of the date of adoption of the Plan by the Board or date of approval by the Company’s stockholders or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

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ANNEX I

AIRSPAN NETWORKS HOLDINGS INC. 2021 STOCK INCENTIVE PLAN

SUB-PLAN FOR ISRAELI PARTICIPANTS

1.	GENERAL

1.1	This sub-plan (the “Sub-Plan”) shall apply only to Participants who are tax residents of the State of Israel on the date of the grant of the Award, as defined below in Section 2, and are engaged by an Israeli resident Affiliate (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (hereinafter the “Plan”).

1.2	This Sub-Plan is adopted pursuant to the authority of the Committee under Section 3(a) of the Plan. This Sub-Plan is to be read as a continuation of the Plan and applies to Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by Israeli law, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. This Sub-Plan does not add to or modify the Plan in respect of any other category of Participants.

1.3	The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time.

1.4	Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1	“102 Award” means any Award intended to qualify (as determined by the Committee and/or the Israeli Award Agreement and/or a tax ruling from the ITA) and which qualifies as an award under Section 102, issued to an Approved Israeli Participant.

2.2	“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Shares are then traded or listed.

2.3	“Approved Israeli Participant” means an Israeli Participant who is an employee, director or an officer of an Employer, excluding any Controlling Share Holder of the Company.

2.4	“Award” means any Award granted under the Plan settled in Shares and which will not be capable of being settled in cash including pursuant to Section 6(f)(iii) of the Plan.

2.5	“Capital Gain Award” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) and 102(b)(3) of the Ordinance.

2.6	“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7	“Employer” means, for purpose of a Trustee 102 Award, an Israeli resident Affiliate of the Company which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

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2.8	“ITA” means the Israeli Tax Authority.

2.9	“Israeli Award Agreement” means the Award Agreement between the Company and an Israeli Participant that sets out the terms and conditions of an Award.

2.10	“Non-Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.11	“Ordinary Income Award” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.12	“Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

2.13	“Rules” means the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.14	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15	“Tax” means any applicable tax and other compulsory payments, such as any social security and health tax contributions under any Applicable Law.

2.16	“Trust Agreement” means the agreement to be signed between the Company, and/or Employer and the Trustee for the purposes of Section 102.

2.17	“Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.18	“Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Participant.

2.19	“Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a Consultant or a Controlling Share Holder of the Company.

3.	ISSUANCE OF AWARDS

3.1	The persons eligible for participation in the Plan as Israeli Participants shall include Approved Israeli Participants and Unapproved Israeli Participants, provided, however, that only Approved Israeli Participants may be granted 102 Awards.

3.2	The Committee may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

3.3	The grant of Trustee 102 Awards shall be subject to this Sub-Plan and shall not become effective prior to the lapse of 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Sub-Plan by the ITA.

3.4	Trustee 102 Awards may either be classified as Capital Gain Awards or Ordinary Income Awards.

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3.5	No Trustee 102 Award may be granted under this Sub-Plan to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether Capital Gain Awards or Ordinary Income Awards, that will be granted under the Plan and this Sub-Plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

3.6	All Trustee 102 Awards must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a Trustee, as described in Section 5 below.

3.7	The designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.8	Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.	102 AWARD GRANT DATE

Each 102 Award will be deemed granted on the date determined by the Committee, subject to the provisions of the Plan, provided that and subject to (i) the Israeli Participant has signed all documents required by the Company or Applicable Law, and (ii) with respect to any Trustee 102 Award, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA such that if the guidelines are not met the Award will be considered as granted on the date determined by the Committee as a Non-Trustee Award.

5.	TRUSTEE

5.1	Trustee 102 Awards which shall be granted under this Sub-Plan and/or any Shares allocated or issued upon the grant, vesting or exercise of a Trustee 102 Award and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee or controlled by the Trustee, for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

5.2	With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Shares received upon the grant, vesting or exercise of a Trustee 102 Award and/or any Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the foregoing, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

5.3	Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon the grant, vesting or exercise of a Trustee 102 Award unless the Company, its Israeli Affiliate and the Trustee are satisfied that the full amounts of any Tax due have been paid or will be paid.

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5.4	Upon receipt of any Trustee 102 Award, the Approved Israeli Participant will consent to the grant of such Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

6.	WRITTEN PARTICIPANT UNDERTAKING

6.1	With respect to any Trustee 102 Award, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Israeli Participant is deemed to have provided, undertaken and confirmed the following written undertaking (and such undertaking is deemed incorporated into any documents entered into by the Israeli Participant in connection with the grant of such Award), and which undertaking shall be deemed to apply and relate to all Trustee 102 Awards granted to the Israeli Participant, whether under the Plan and this Sub-Plan or other plans maintained by the Company, and whether prior to or after the date hereof:

6.1.1	The Israeli Participant shall comply with all terms and conditions set forth in Section 102 with regard to the Capital Gain Awards or Ordinary Income Awards, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

6.1.2	The Israeli Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the Capital Gain Awards or Ordinary Income Awards in particular, and its tax consequences; the Israeli Participant agrees that the Trustee 102 Awards and any Shares that may be issued upon vesting or (if applicable) exercise of the Trustee 102 Awards (or otherwise in relation to such Awards), will be held by a Trustee appointed pursuant to Section 102 for at least the duration of the Holding Period under the Capital Gain Awards or Ordinary Income Awards, as applicable. The Israeli Participant understands that any release of such Trustee 102 Awards or Shares from trust, or any sale of the Shares prior to the termination of the Holding Period, will result in taxation at the marginal tax rate, in addition to deductions of any appropriate income tax, social security, health tax contributions or other compulsory payments; and

6.1.3	The Israeli Participant agrees to the Trust Agreement entered into by and between the Company, the Employer and the Trustee appointed pursuant to Section 102.

7.	THE AWARDS

The terms and conditions upon which Awards shall be granted, issued and exercised or vested under this Sub-Plan, shall be specified in an Israeli Award Agreement to be executed pursuant to the Plan and to this Sub-Plan. Each Israeli Award Agreement shall provide, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (i.e., a Capital Gain Awards or Ordinary Income Awards or Non-Trustee 102 Award or any Award granted to Unapproved Israeli Participant), and any applicable vesting provisions and exercise price that may be payable. For the avoidance of doubt, it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards granted to Israeli Participants need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated). The grant, vesting and exercise of Awards granted to Israeli Participants shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Committee (including the provisions of the Plan) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

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8.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

8.1.	Notwithstanding any provision of the Plan, no Award subject to this Sub-Plan or any right with respect thereto, whether fully paid or not, shall be assignable, transferable or given as collateral, and no right with respect to any such Award shall be given to any third party whatsoever, and during the lifetime of the Israeli Participant, each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made, directly or indirectly, for an immediate or future validation, shall be void.

8.2	As long as Awards and/or Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Award and Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

9.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

9.1.	With regard to Trustee 102 Awards, the provisions of the Plan, the Sub-Plan and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, the Sub-Plan and the Israeli Award Agreement.

9.2.	Any provision of Section 102 and/or said approval issued by the ITA, which must be complied with in order to receive and/or to maintain any tax treatment with respect to an Award pursuant to Section 102, which is not expressly specified in the Plan, the Sub-Plan or the Israeli Award Agreement, shall be considered binding upon the Company, any Israeli Affiliate and the Israeli Participants. Furthermore, if any provision of the Plan or Sub-Plan disqualifies Awards that are intended to qualify as 102 Awards from the beneficial tax treatment pursuant to Section 102, such provision shall not apply to the 102 Awards.

10.	TAX CONSEQUENCES; DISCLAIMER

10.1	Any tax consequences arising from the grant, purchase, exercise, vesting or sale of any Award issued hereunder, from the payment for or sale of Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold Tax according to the requirements of Applicable Laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.

10.2	The Company and/or, when applicable, the Trustee shall not be required to release any Award or Shares to an Israeli Participant until all required Tax payments have been fully made.

10.3	Awards that do not comply with the requirements of Section 102 shall be subject to tax under Section 3(i) or 2 of the Ordinance.

10.4	With respect to Non-Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Affiliate, or otherwise if so requested by the Company and/or its Affiliates, the Israeli Participant shall extend to the Company and/or its Affiliates a security or guarantee for the payment of Tax due at the time of the sale of Shares, in accordance with the provisions of Section 102.

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10.7	TAX TREATMENT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD AGREEMENT, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE COMPANY AND ANY OF ITS AFFILIATES (INCLUDING THE EMPLOYER) THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WILL QUALIFY AT THE TIME OF VESTING, EXERCISE OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS OF WHETHER THE COMPANY OR ITS AFFILIATES (INCLUDING THE EMPLOYER) COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE ISRAELI PARTICIPANT. THE COMPANY AND ITS AFFILIATES (INCLUDING THE EMPLOYER) DO NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. AWARDS THAT DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE ISRAELI PARTICIPANT.

11.	ONE TIME BENEFIT

The Awards granted hereunder are extraordinary, one-time Awards granted to the Israeli Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including but not limited to, in connection with calculating severance compensation under Applicable Law, nor shall receipt of an Award entitle an Israeli Participant to any future Awards.

12.	TERM OF PLAN AND SUB-PLAN

Notwithstanding anything to the contrary in the Plan and in addition thereto, the Company shall obtain all approvals for the adoption of this Sub-Plan or for any amendment to this Sub-Plan as are necessary to comply with any Applicable Law, applicable to Awards granted to Israeli Participants under this Sub-Plan or with the Company’s incorporation documents.

13.	GOVERNING LAW

Solely for the purpose of determining the Israeli tax treatment of Awards granted pursuant to this Sub-Plan, this Sub-Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without reference to conflicts of law principles.

* * * * *

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Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

Annex E-3

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

Annex F

EXECUTION VERSION

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among New Beginnings Acquisition Corp., a Delaware corporation (“NBA”), and certain of the stockholders of Airspan Networks Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, NBA, Artemis Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of NBA (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of NBA; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number (and class and series) of shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Capital Stock and any shares of Company Common Stock, Company Class B Common Stock and Company Voting Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Agreement to Vote. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees during the term of this Agreement, and regardless of whether or not there shall have been a Company Adverse Recommendation Change, to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and the other Transactions and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2.  Termination of Stockholder Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time, provided that all Terminating Rights (as defined below) between the Company or any of the Company Subsidiaries and any other holder of Company Capital Stock shall also terminate at such time, (a) that certain Second Amended and Restated Investors’ Rights Agreement, dated as of December 14, 2020, by and among the Company and the stockholders of the Company named therein (the “Stockholder Agreement”), and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have (i) under that certain Investor Rights Agreement, dated February 5, 2017, by and among Softbank Group Corp., Airspan Communications Limited and Airspan Spectrum Holdings Limited, or (ii) that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Company Subsidiary, which shall survive in accordance with their terms.

Annex F-1

3.  Transfer of Shares. Each Stockholder, severally and not jointly, agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except (i) pursuant to this Agreement or (ii) for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4.  No Solicitation of Transactions.

(a)  Each of the Stockholders, severally and not jointly, agrees during the term of this Agreement not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal or (c) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the Transactions). Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that such Stockholder is subject to the exclusivity agreements set forth in this Agreement and the Company is subject to the exclusivity agreements set forth in Section 7.05 of the BCA, and that such Stockholder is unable to provide any non-public information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

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(b)  Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder, in its capacity as such, shall be responsible for the actions of the Company, any Company Subsidiary or the Company Board (or any committee thereof) or any officers, directors, employees or professional advisors (each in their capacity as such) of the Company or any Company Subsidiary, including any such persons that are also officers, directors, employees, representatives or agents of the Stockholder (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, (iii) any breach by the Company of its obligations under Section 7.05 of the BCA shall not be considered a breach of this Section 4 (it being understood, for the avoidance of doubt, that each Stockholder shall remain responsible for any breach by it or any officer, director, employee, representative or agent of it on its behalf (whether or not such person is also a Company Related Party) of this Section 4) and (iv) to the extent the Company complies with its obligations under Section 7.05 of the BCA and participates in discussions or negotiations with a person regarding a Company Acquisition Proposal in accordance with Section 7.05 of the BCA, the Company Related Parties (including any such Company Related Party that is an officer, director, employee, representative or agent of a Stockholder), in their capacities as such, may engage in discussions or negotiations with such person to the extent permitted under Section 7.05 of the BCA. For the avoidance of doubt, nothing in this Section 4(b) shall modify or otherwise limit the obligations of the Company pursuant to Section 7.05 of the BCA.

5.  Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to NBA as follows:

(a)  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of such Stockholder, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)  As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Certificate of Incorporation and the bylaws of the Company and (iv) the Stockholder Agreement, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

Annex F-3

(c)  Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination and the provisions of this Section 6 and Section 7 (other than Section 7(i)) shall survive any termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7.  Miscellaneous.

(a)  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to NBA, to it at:

New Beginnings Acquisition Corp.
c/o New Beginnings Sponsor, LLC
800 1st Street, Unit 1

Miami, FL 33139
Attention: Michael S. Liebowitz
Email: michael@m2afo.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

Annex F-4

(c)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)  This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other parties hereto.

(e)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns). Except as set forth in Section 7(m) (as to which Merger Sub and the Company shall be third-party beneficiaries), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex F-5

(h)  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    At the request of NBA, in the case of any Stockholder, or at the request of the Stockholders, in the case of NBA, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, NBA and Merger Sub.

(k)  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

(l)    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(m) Each Stockholder shall permit and hereby consents to and authorizes NBA, Merger Sub and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that NBA, Merger Sub or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, a copy of this Agreement, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s commitments and obligations under this Agreement.

Annex F-6

(n)  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity (or in the capacity of any affiliate, partner or employee of such Stockholder) as a director or officer of the Company or any Company Subsidiary (if such Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder (or any affiliate, partner or employee of such Stockholder) in his, her or its capacity as a director or officer of the Company or any Company Subsidiary, and no actions or omissions taken in any Stockholder’s capacity (or in the capacity of any affiliate, partner or employee of such Stockholder) as a director or officer of the Company or any Company Subsidiary shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder (or any affiliate, partner or employee of such Stockholder) from exercising his or her fiduciary duties as an officer or director of the Company or any Company Subsidiary.

(o)  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(p)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Section” and “Exhibit” refer to the specified Section or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

[Signature pages follow]

Annex F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW BEGINNINGS ACQUISITION CORP.

By:	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

Annex F-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Oak Investment Partners XI, LIMITED PARTNERSHIP

By: Oak Associates XI, LLC, its General Partner

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member
Address:

Oak Investment Partners XIII, LIMITED PARTNERSHIP

By: Oak Associates XIII, LLC, its General Partner

By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member
Address:

SOFTBANK GROUP CAPITAL LIMITED

By:	/s/ Alex Clavel
Name:	Alex Clavel
Title:	Director (Alternate to Marcelo Claure)
Address:

Qualcomm Incorporated

By:	/s/ Adam Schwenker
Name:	Adam Schwenker
Title:	VP & Legal Counsel
Address:

[Signature page to Stockholder Support Agreement]

Annex F-9

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Class B Common Stock Owned	Number (and Class and Series) of Shares of Company Voting Preferred Stock Owned
Oak Investment Partners XI, Limited Partnership	0	0	Series D Preferred Stock: 721,643 Series F Senior Preferred Stock: 162,141 Series G Senior Preferred Stock: 285,339
Oak Investment Partners XIII, Limited Partnership	0	128,133	Series F Senior Preferred Stock: 23,163 Series G Senior Preferred Stock: 134,512 Series H Senior Preferred Stock: 56,910
Softbank Group Capital Limited	0	0	Series E Senior Preferred Stock: 265,799 Series H Senior Preferred Stock: 48,780
Qualcomm Incorporated	0	0	Series E Senior Preferred Stock: 32,965 Series F Senior Preferred Stock: 46,325 Series G Senior Preferred Stock: 65,040 Series H Senior Preferred Stock: 12,194

Annex F-10

EXHIBIT B

Business Combination Agreement

[Attached as Annex A to this proxy statement/prospectus/consent solicitation statement]

Annex F-11

Annex G

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among New Beginnings Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Airspan Networks Inc., a Delaware corporation (the “Company”), and New Beginnings Acquisition Corp., a Delaware corporation (“Parent”).

WHEREAS, Parent, the Company and Artemis Merger Sub Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), propose to enter into, concurrently herewith, a Business Combination Agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides for, among other things, a business combination between Parent and the Company;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 2,875,000 shares of Parent Common Stock and 545,000 Parent Units (such shares of Parent Common Stock, including the Parent Common Stock underlying the Parent Units, the “Sponsor Parent Shares”); and

WHEREAS, in order to induce Parent and the Company to enter into the BCA and the Key Company Stockholders to enter into the Stockholder Support Agreement, each of Sponsor, Parent and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Sponsor Parent Shares Forfeiture. Sponsor hereby agrees that, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the Effective Time, Sponsor shall provide written notice to Continental Stock Transfer & Trust Company (“Continental”), in a form reasonably acceptable to Continental, forfeiting and surrendering 125,000 Sponsor Parent Shares (the “Forfeited Shares”) and Continental shall, upon receipt of such written notice, release the Forfeited Shares to Parent for cancellation. Sponsor and Parent shall take all reasonably necessary actions required to reflect the forfeiture and surrender of the Forfeited Shares as of immediately prior to the Effective Time in the books and records of Continental. This Section 1 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

2.  Voting Obligations. Sponsor, by this Agreement, with respect to the Sponsor Parent Shares, hereby agrees during the term of this Agreement to vote, at any meeting of stockholders of Parent, including the Parent Stockholders’ Meeting, and in any action by written consent of the stockholders of Parent, all of the Sponsor Parent Shares held by Sponsor at such time (a) in favor of the approval and adoption of the BCA and the approval of the Merger, the other Transactions and the other Parent Proposals and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Merger Sub under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Sponsor acknowledges receipt and review of a copy of the BCA.

Annex G-1

3.   Waiver of Redemption Rights. Sponsor agrees not to (a) demand that Parent redeem the Sponsor Parent Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Parent Shares for redemption.

4.  Transfer of Sponsor Parent Shares. Sponsor agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Parent Sponsor Shares or otherwise agree to do any of the foregoing, except pursuant to this Agreement, (b) deposit any Parent Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Sponsor Parent Shares; provided that the foregoing shall not prohibit the transfer of the Parent Sponsor Shares to an affiliate of Sponsor, but only if such affiliate of Sponsor shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

5.  No Solicitation of Transactions.

(a)  Sponsor agrees during the term of this Agreement not to directly or indirectly, through any officer, member, manager, representative, agent or otherwise, take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or would reasonably be expected to give rise to or result in, a Business Combination Proposal, other than with the Company, its stockholders and their respective affiliates and Representatives. Sponsor shall, and shall direct its representatives and agents to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which would reasonably be expected to give rise to or result in, a Business Combination Proposal. Sponsor may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that Sponsor is subject to the exclusivity agreements set forth in this Agreement and Parent is subject to the exclusivity agreements set forth in Section 7.17 of the BCA, and that Sponsor is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as the BCA remains in effect.

(b)  Notwithstanding anything in this Agreement to the contrary, (i) Sponsor shall not be responsible for the actions of Parent, Merger Sub or the Parent Board (or any committee thereof) or any officers, directors, members, managers, employees or professional advisors (each in their capacity as such) of Parent or Merger Sub, including any such persons that are also officers, members, managers, employees, representatives or agents of Sponsor (the “Parent Related Parties”), with respect to any of the matters contemplated by this Section 5, (ii) Sponsor makes no representations or warranties with respect to the actions of any of the Parent Related Parties with respect to any of the matters contemplated by this Section 5, (iii) any breach by Parent of its obligations under Section 7.17 of the BCA shall not be considered a breach of this Section 5 (it being understood, for the avoidance of doubt, that Sponsor shall remain responsible for any breach by it or any officer, director, employee, representative or agent of it on its behalf (whether or not such person is also a Parent Related Party) of this Section 5) and (iv) to the extent Parent complies with its obligations under Section 7.17 of the BCA and participates in discussions or negotiations with a person regarding a Business Combination Proposal in accordance with Section 7.17 of the BCA, the Parent Related Parties (including any such Parent Related Party that is an officer, director, employee, representative or agent of Sponsor), in their capacities as such, may engage in discussions or negotiations with such person to the extent permitted under Section 7.17 of the BCA. For the avoidance of doubt, nothing in this Section 5(b) shall modify or otherwise limit the obligations of Parent pursuant to Section 7.17 of the BCA.

Annex G-2

6. Representations and Warranties. Sponsor represents and warrants to Parent and the Company as follows:

(a)  The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of Sponsor, (iii) result in the creation of any encumbrance on any Sponsor Parent Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b)  As of the date of this Agreement, Sponsor owns exclusively of record and has good and valid title to the Sponsor Parent Shares free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the governing documents of the Sponsor, and as of the date of this Agreement, subject to those limitations described in Parent’s prospectus, dated October 29, 2020, and filed by Parent with the SEC on November 2, 2020, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Sponsor Parent Shares, and Sponsor does not own, directly or indirectly, any other shares of Parent Common Stock.

(c)  Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

7.  Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Section 7 shall relieve any party from liability for fraud or willful breach of this Agreement occurring prior to its termination, (ii) the provisions of this Section 7 and Section 8 (other than Section 8(j)) shall survive any termination of this Agreement and (iii) the second sentence of Section 1 shall survive any termination of this Agreement as a result of the Effective Time.

Annex G-3

8.   Miscellaneous.

(a)  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

If to Parent or Sponsor, to:

New Beginnings Acquisition Corp.

New Beginnings Sponsor, LLC

800 1st Street, Unit 1

Miami, FL 33139

Attention: Michael S. Liebowitz

Email: michael@m2afo.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to the Company, to:

Airspan Networks Inc.
777 Yamato Road
Boca Raton, FL 33431
Attention: David Brant, Chief Financial Officer

Email: DBrant@Airspan.com

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention: Ted Farris; Brian R. Rosenau
Email: farris.ted@dorsey.com; rosenau.brian@dorsey.com

(b)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Annex G-4

(c)  (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement; (x) the word “including” means “including without limitation”; (xi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (xii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (xiii) no summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(d)  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e)  This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other parties hereto.

(f)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Annex G-5

(h)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) At the request of Parent or the Company, in the case of Sponsor, or at the request of Sponsor, in the case of Parent or the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, Merger Sub and the Company.

Annex G-6

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(l).

(m) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(n)  Sponsor shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, a copy of this Agreement, Sponsor’s identity and ownership of the Sponsor Parent Shares and the nature of Sponsor’s commitments and obligations under this Agreement.

(o)  Sponsor signs this Agreement solely in Sponsor’s capacity as a stockholder of Parent. Sponsor makes no agreement or understanding in this Agreement in Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of Sponsor) as a director or officer of Parent or Merger Sub (if Sponsor holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by Sponsor (or any affiliate, partner or employee of Sponsor) in his, her or its capacity as a director or officer of Parent or Merger Sub, and no actions or omissions taken in Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of Sponsor) as a director or officer of Parent or Merger Sub shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict Sponsor (or any affiliate, partner or employee of Sponsor) from exercising his or her fiduciary duties as an officer or director of Parent or Merger Sub.

[Signature pages follow]

Annex G-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW BEGINNINGS SPONSOR, LLC

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Managing Member

NEW BEGINNINGS ACQUISITION CORP.

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

AIRSPAN NETWORKS INC.

By	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

Annex G-8

Annex H

SUBSCRIPTION AGREEMENT

New Beginnings Acquisition Corp.

125 Ocean Drive, Unit 204

Miami Beach, FL 33139

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between New Beginnings Acquisition Corp., a Delaware corporation (the “Company”), and Airspan Networks Inc., a Delaware corporation (“Airspan”), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereof for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all shares subscribed for by the undersigned being referred to herein as the “Purchase Price”), on the terms and subject to the conditions contained herein. In connection with the Transaction, certain other institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act of 1933, as amended (the “Securities Act”)) have entered into separate subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such investors (the “Other Subscribers”) have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 7,500,000 shares of Common Stock at the Per Share Price (the undersigned being referred to sometimes herein as a “Subscriber” and together with the Other Subscribers, the “Subscribers”). In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. Subject to the provisions of Section 2 hereof, the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the “Shares”). The undersigned understands and agrees that the undersigned’s subscription for the Shares shall be deemed to be accepted by the Company if and when this Subscription Agreement is signed and delivered by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. Notwithstanding anything herein to the contrary, the undersigned shall have no obligation to fund the Purchase Price unless the gross proceeds raised in the offering of the shares of Common Stock to the undersigned and the Other Subscribers upon its consummation shall equal at least $75,000,000.

For the purposes of this Subscription Agreement, “business day” means any other day than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

Annex H-1

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur on the date of, and immediately prior to, the Transaction Closing (the “Transaction Closing Date”). Not less than seven business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived, and (iii) wire instructions for delivery of the Purchase Price to the Company. The undersigned shall deliver to the Company, at least two business days prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such Purchase Price to be held by the Company in trust for the benefit of the undersigned until the Subscription Closing (with the undersigned being treated as the beneficial owner of the Purchase Price until the Subscription Closing). On the Transaction Closing Date, the Company shall deliver to the undersigned (i) the Shares in book-entry form, or, if required by the undersigned, certificated form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws as set forth herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company’s transfer agent showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price shall cease to be held by the Company in trust for the benefit of the undersigned and shall be owned absolutely by the Company.

If the Transaction Closing does not occur within two business days after the Transaction Closing Date specified in the Closing Notice, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Furthermore, if the Transaction Closing does not occur on the same day as the Subscription Closing, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries and, if applicable, certificated shares, shall be deemed cancelled (and, in the case of certificated shares, the undersigned shall promptly return such certificates to the Company or, as directed by the Company, to the Company’s representative or agent).

If this Subscription Agreement terminates following the delivery by the undersigned of the Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the undersigned, whether or not the Transaction Closing shall have occurred. If this Subscription Agreement terminates following the Transaction Closing, the undersigned shall promptly upon the return to the undersigned of the Purchase Price by the Company, transfer the Shares to the Company.

3. Closing Conditions.

a. The obligations of the Company to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.	all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of the undersigned contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction; and

Annex H-2

ii.	the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

b. The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing as though made on the Subscription Closing (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction;

ii.	the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement; and

iii.	no amendment, modification or waiver of the Transaction Agreement (as defined below) shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement.

c. The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

i.	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

Annex H-3

ii.	all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied by a party to the Transaction Agreement at the closing of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the closing of the Transaction); and

iii.	the Shares shall have been approved for listing on NYSE American or the New York Stock Exchange, subject to notice of official issuance, and no suspension of the qualification of the Shares for offering or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing.

4. Further Assurances. At the Subscription Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. For purposes of this Section 5, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in paragraphs (h), (l) and (p) of this Section 5 and to the extent such representations and warranties are made as of the Transaction Closing Date, the Company and its subsidiaries after giving effect to the Transaction. The Company represents and warrants to the undersigned that:

a. The Company is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized by the Company and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, by-laws or any shareholders’, investor rights or similar agreement to which it is a party or under the laws of the State of Delaware.

Annex H-4

c. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 100,000,000 shares of Common Stock. As of the date hereof and as of immediately prior to the Subscription Closing and the Transaction Closing: (A) no shares of Preferred Stock are issued and outstanding and (B) 14,920,000 shares of Common Stock are issued and outstanding, (C) 545,000 private placement warrants to purchase Common Stock (the “Private Placement Warrants”) are issued and outstanding and 545,000 shares of Common Stock are issuable in respect of such Private Placement Warrants, and (D) 11,500,000 public warrants to purchase Common Stock (the “Public Warrants”) are issued and outstanding and 11,500,000 shares of Common Stock are issuable in respect of such Public Warrants. Each Private Placement Warrant and Public Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share. As of the date hereof, other than Artemis Merger Sub Corp., a Delaware corporation (the “Merger Sub”) (which was formed for purposes of effecting the Transaction), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, and (ii) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any shares of Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Subscription Closing.

d. The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in paragraph 6(c) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale or transfer under the Securities Act in accordance with the terms of this Subscription Agreement.

e. This Subscription Agreement and the Transaction Agreement have been duly authorized, executed and delivered by the Company and are the legally binding obligations of the Company and are enforceable in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

f. The execution, delivery and performance of the Subscription Agreement, the issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan or credit agreement, guarantee, note, bond, permit, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, prospects, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority or ability of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement.

Annex H-5

g. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE American stock exchange (the “NYSE American”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required by the NYSE American, including with respect to obtaining shareholder approval, (iv) filings required to consummate the Transaction as provided under the definitive documents relating to the Transaction, and (v) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.

h. The Company is in compliance with all applicable law, except where such non-compliance would not have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

i. The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE American under the symbol “NBA” (it being understood that the trading symbol will be changed in connection with the Transaction Closing to reflect the name “Airspan Networks Holdings Inc.”). Except as disclosed in the Company’s filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE American or the Commission, respectively, to prohibit or terminate the listing of the Company’s Common Stock on the NYSE American or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.

j. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.

Annex H-6

k. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system, which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in the Schedule 14A and related proxy materials (or other SEC document) to be filed by the Company the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock under the Exchange Act. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.

l. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

m. Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscriber or investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price and terms that are not more favorable in any material respect to such Other Subscriber thereunder than the terms of this Subscription Agreement.

n. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by the Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement; provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge.

Annex H-7

o. Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration of the offer and sale of the Shares or would require registration of the issuance of the Shares under the Securities Act.

p. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

q. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s charter documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company that:

a. The undersigned is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for his, her or its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). The undersigned understands that the Company is relying on the above statement to confirm that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

b. The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The undersigned understands that the Company is relying on the above statement to confirm that the offering of the Shares meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

Annex H-8

c. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be immediately eligible for resale or transfer pursuant to Rule 144 promulgated under the Securities Act, that Rule 144 will not be available until 12 months following the closing and, as a result, the undersigned may not be able to readily resell or transfer the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

d. The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

e. Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f. The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such financial and other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the risk factors provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change and the Company is under no obligation to inform the undersigned regarding any such changes, except to the extent such changes would reasonably be expected to cause the failure of the Company to satisfy a condition to the Subscriber’s obligations at the Subscription Closing.

Annex H-9

g. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

i. Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned’s investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

j. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agent (as defined below) or the Capital Markets Advisor (as defined below) concerning the Company or the Shares or the offer and sale of the Shares. The Placement Agent and the Capital Markets Advisor shall not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the undersigned, the Company or any other person or entity), whether in contract, tort or otherwise, to the undersigned, or to any person claiming through the undersigned, in respect of the Transaction.

k. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l. The undersigned is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

Annex H-10

m. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

o. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act.  To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

p. The undersigned acknowledges that no disclosure or offering document has been prepared by J.P. Morgan Securities LLC (the “Placement Agent”) or by Jefferies LLC as capital markets adviser to Target (the “Capital Markets Adviser”) or any of their respective affiliates in connection with the offer and sale of the Shares.

q. The undersigned acknowledges that the Placement Agent and the Capital Markets Adviser and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

Annex H-11

r. In connection with the issue and purchase of the Shares, neither the Placement Agent nor the Capital Markets Adviser has acted as the undersigned’s financial advisor or fiduciary.

s. If the undersigned is a resident of Canada, the undersigned hereby declares, represents, warrants and agrees as set forth in the attached Schedule B.

7. Registration Rights.

a. The Company agrees that, within 30 calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale or transfer of the Shares, and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided that, in connection therewith, the undersigned shall not be required to enter into any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. With respect to the information to be provided by Investor pursuant to this Section 7, the Company shall request such information at least ten business days prior to the anticipated filing date of the Registration Statement and shall provide a draft of the Registration Statement to the undersigned for review at least five business days in advance of its intended filing date. Notwithstanding the foregoing, if the Commission prevents the Company from including in the Registration Statement any or all of the Shares due to limitations on the use of Rule 415 of the Securities Act for the resale or transfer of the Shares by the applicable stockholders or otherwise, the Registration Statement shall register for resale or transfer such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. If the Commission requests that the undersigned be identified as a statutory underwriter in the Registration Statement, the undersigned will have an opportunity to withdraw from the Registration Statement. The Company will use its reasonable best efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Subscription Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.

Annex H-12

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than 2 occasions or for more than 60 consecutive calendar days, or more than 90 total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform the Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:

(i)	Advise the Subscriber within 2 business days:

A.	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

Annex H-13

B.	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

C.	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

D.	of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

E.	subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company;

(ii)	use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii)	upon the occurrence of any Suspension Event, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

Annex H-14

(iv)	use its reasonable best efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Shares issued by the Company have been listed; and

(v)	use its reasonable best efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable Subscriber to sell the Shares under Rule 144.

d. The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by this Section 7; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(d)) and the related suspension period remains in effect, the Company will so notify the Subscriber, within one business day of the Subscriber’s notification to the Company, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

e. Certificates evidencing the Shares shall not contain any legend (including the legend referenced in Section 6(c) hereof), while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act. The Company shall cause its counsel to issue a legal opinion to the transfer agent promptly after the Effectiveness Date (but no later than two business days after the Effectiveness Date) if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement. The Company agrees that following the Effectiveness Date, it will, no later than two business days following the delivery by the undersigned to the Company or the transfer agent of a certificate representing Shares issued with a restrictive legend, deliver or cause to be delivered to such Subscriber a certificate representing such Shares that is free from all restrictive and other legends. Certificates for Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the undersigned by crediting the account of the undersigned’s prime broker with the Depository Trust Company System as directed by such Subscriber. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the undersigned), stamp taxes and other taxes and duties levied in connection with the delivery of any Shares to the undersigned other than income and capital gains taxes of the undersigned that may be incurred in connection with the transactions contemplated hereby. Each of the undersigned, severally but not jointly, agrees with the Company that the undersigned will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 7(f) is predicated upon the Company’s reliance upon this understanding.

Annex H-15

f. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (if the Subscriber is named as a selling shareholder under the Registration Statement), its officers, directors and agents, and each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (C) in connection with any offers, sales or transfers effected by or on behalf of a Subscriber in violation of Section 7(e) hereof. The Company shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

g. The Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Company by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. The Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

Annex H-16

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) following the execution of a definitive agreement among the Company, Airspan and the Merger Sub with respect to the Transaction (the “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to the Subscription Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, or (d) at the election of the Subscriber, if the consummation of the Transaction shall not have occurred by the Outside Date (as defined in, and subject to any automatic extension as set forth under Section 9.01(b) of, the Transaction Agreement as of the date of this Agreement); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the Subscriber of the Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

9. Trust Account Waiver. The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated October 29, 2020 available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned’s right, title, interest or claim to the Trust Account by virtue of the undersigned’s record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

Annex H-17

10. No Short Sales. The undersigned hereby agrees that, from the date of this Agreement until the earlier of the Subscription Closing and the termination of this Subscription Agreement, none of the undersigned, its controlled affiliates, or any person or entity acting on behalf of the undersigned or any of its controlled affiliates or pursuant to any understanding with the undersigned or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding anything to the contrary contained herein, the restrictions in this Section 10 shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Company (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Shares subscribed for hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. In addition, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in transaction contemplated hereby from entering into any Short Sales or engaging in other transactions and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the restrictions in this Section 10 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

11. Miscellaneous.

a. The Company shall, no later than 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company or any of its officers, directors, employees or agents (including the Placement Agent) has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents (including the Placement Agent) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agent, or any of their respective affiliates. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document, other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) of Section 7(c)(i) constitutes material, nonpublic information regarding the Company. Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto it will not (and in the case of the Company it will cause its representatives, including the Placement Agent not to) publicly make reference to such other party or any of its affiliates (i) in connection with the Transaction or this Subscription Agreement (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff or regulatory agency or under the regulations of the NYSE American or the New York Stock Exchange, including, in the case of the Company (a) as required by the federal securities law in connection with the Registration Statement, (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and (c) the filing of the Registration Statement on Form S-4 and Schedule 14A and related materials to be filed by the Company with respect to the Transaction, in which case the Company shall provide the Subscriber with prior written notice of such disclosure permitted under this subclause (ii).

Annex H-18

b. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the Company’s prior written consent. Notwithstanding the foregoing, this Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to (i) any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investor advisor or (ii) any direct or indirect subsidiary of Subscriber, without the prior consent of the Company, provided that such assignee(s) agrees in writing to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager or investment advisor as Subscriber or by an affiliate of such investment manager or investment advisor or any direct or indirect subsidiary of Subscriber, unless consented to in writing by the Company.

c. The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned promptly shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the Company agrees to keep confidential any such information to the extent such information is not in the public domain, was not provided lawfully to the Company by another source not under a duty of confidentiality and except to the extent disclosure of such information by the Company is compelled by law, court order or a self-regulatory organization such as the NYSE American, the New York Stock Exchange or FINRA or required to be included in the Registration Statement, in which case, the Company shall provide the Subscriber with prior written notice of any disclosure of such information if reasonably practicable and legally permitted.

Annex H-19

d. The undersigned acknowledges that the Company, the Placement Agent and the Capital Markets Adviser (with respect to the Placement Agent and the Capital Markets Adviser, only pursuant to the penultimate sentence of this paragraph) and, only following the Subscription Closing and the Transaction Closing, Airspan may rely on the acknowledgments, understandings, agreements, representations and warranties of the undersigned contained in this Subscription Agreement. The Company acknowledges that the Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Subscription Closing, the undersigned agrees to notify the Company promptly if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the undersigned shall notify the Company if they are no longer accurate in all respects). The undersigned agrees that the purchase by the undersigned of Shares from the Company pursuant this Subscription Agreement will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the Subscription Closing. The undersigned further acknowledges and agrees that each of the Placement Agent and the Capital Markets Adviser is a third-party beneficiary of the representations and warranties of the undersigned contained in Sections 6(a), 6(b), 6(c), 6(f), 6(h), 6(j), 6(p), 6(q) and 6(r) of this Subscription Agreement. The Company acknowledges and agrees that each of the Placement Agent and the Capital Markets Adviser is a third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 5 of this Subscription Agreement.

e. The Company and the Subscriber are entitled to rely upon this Subscription Agreement and the Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority, the NYSE American or the New York Stock Exchange to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

f. Except if required by law, the NYSE American or the New York Stock Exchange, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agent and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

Annex H-20

h. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in subsection (d) of this Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

Annex H-21

n. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier postage prepaid (receipt requested), (c) on the date sent by email (with no “bounceback” or notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party under another method permitted in this Section 11(n) within two business days thereafter) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(n)):

i.	if to the undersigned, to such address or addresses set forth on the undersigned’s signature page hereto;

ii.	if to the Company prior to the Transaction Closing, to:

New Beginnings Acquisition Corp.

800 1st Street, Unit 1

Miami, FL 33139

Attention: Michael S. Liebowitz

Email: michael@m2afo.com

Telephone: (917) 592-7979

With a required copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:	Alan Annex

Laurie Green

Flora Perez

Email:	AnnexA@gtlaw.com

GreenL@gtlaw.com

PerezF@gtlaw.com

iii.	If to the Airspan after the Transaction Closing, to:

Airspan Networks Inc.

777 Yamato Road

Boca Raton, FL 33431

Attention: Chief Financial Officer

Email: Dbrant@airspan.com

With a required copy to (which shall not constitute notice):

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019

Attention: Ted Farris

Email: farris.ted@dorsey.com

Annex H-22

o. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(o).

[SIGNATURE PAGES FOLLOW]

Annex H-23

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which shares are to be registered (if different):	Date: _______________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn: __________________	Attn: __________________

Telephone No.:	Telephone No.:

Email Address:	Email Address:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

The above Subscriber agrees that it shall pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex H-24

IN WITNESS WHEREOF, New Beginnings Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

NEW BEGINNINGS ACQUISITION CORP.

By:

Name:

Title:

Date: ____________, 2021

[Signature Page to Subscription Agreement]

Annex H-25

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐	We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐	We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	We are a corporation, Massachusetts or similar business trust, partnership, limited liability company or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5 million.

Schedule A

Annex H-26

☐	We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	We are an investment adviser registered with the SEC pursuant to Section 203 of the Investment Advisers Act of 1940, as amended;

☐	We are an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act of 1940, as amended;

☐	We are a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐	We are a family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Shares and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;

☐	We are a family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements of clause (d) above and whose prospective investment in the Company is directed by that family office pursuant to clause (12)(iii) above;

☐	We are an entity of a type not previously listed that is not formed for the specific purpose of acquiring the Shares and owns investments in excess of $5 million. For purposes of this clause, “investments” means investments as defined in Rule 2a51-1(b) under the Investment Company Act of 1940, as amended;

☐	We are an entity in which all of the equity owners are accredited investors.

C.	AFFILIATE STATUS

(Please check the applicable box)

THE INVESTOR:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement

Schedule A

Annex H-27

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.	We hereby declare, represent and warrant that:

(a)	we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)	we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)	we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.	an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.	a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below

(d)	we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription Agreement and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)	the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)	we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)	neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.	We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

Schedule B

Annex H-28

3.	We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.	We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Company currently has no intention of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.	We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.	It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.	If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.	We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.	We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.	If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)	in Alberta, the Alberta Securities Commission, Suite 600, 250 - 5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

Schedule B

Annex H-29

(b)	in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

(c)	in Manitoba, The Manitoba Securities Commission, 500 - 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

(d)	in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

(e)	in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)	in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)	in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)	in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)	in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)	in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)	in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

Schedule B

Annex H-30

(l)	in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601 - 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)	in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐		a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),
☐		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
☐		a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,
☐		a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
[omitted]
	(e.1)	[omitted]
☐		the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,
☐		a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,
☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,
[omitted]
☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,
[omitted]
[omitted]
☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

Schedule B

Annex H-31

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],
☐	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,
☐	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,
☐	a person acting on behalf of a fully managed account[1] managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,
☐	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,
☐	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,
☐	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,
☐	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
☐	a person that is recognized or designated by the Commission as an accredited investor,
☐	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

❑	(a)	a Canadian financial institution or a Schedule III bank;
❑	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

1            A “fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction.

Schedule B

Annex H-32

❑	(c)	a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;
❑	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;
❑	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;
❑	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);
❑	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;
❑	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;
❑	(i)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;
❑	(j)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;
❑	(k)	a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;
❑	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

❑	(m)	in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
❑	(n)	in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
❑	(o)	a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
❑	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;

Schedule B

Annex H-33

❑	(q)	a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;
❑	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or
❑	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

Schedule B

Annex H-34

Annex I

FINAL FORM

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [______________], 2021 (the “Effective Date”) by and among:

(i)	Airspan Networks Holdings Inc., a Delaware corporation f/k/a New Beginnings Acquisition Corp. (the “Company”);

(ii)	New Beginnings Sponsor, LLC, a Delaware limited liability company (the “Sponsor”);

(iii)	the undersigned parties listed under Sponsor Holders on the signature pages hereto (collectively with the Sponsor, the “Sponsor Holders”); and

(iv)	the undersigned parties listed under Legacy Airspan Holders on the signature pages hereto (collectively, the “Legacy Airspan Holders” and, together with the Sponsor Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor Holders are parties to that certain Registration Rights Agreement, dated as of October 29, 2020 (the “Prior Agreement”);

WHEREAS, the Company, Airspan Networks Inc., a Delaware corporation (“Legacy Airspan”), and Artemis Merger Sub Corp., a Delaware corporation (“Merger Sub”), are party to that certain Business Combination Agreement, dated as of March 8, 2021 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Legacy Airspan, with Legacy Airspan surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, the Legacy Airspan Holders are receiving shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants exercisable for Common Stock (the “New Seller Warrants”) on or about the date hereof, pursuant to the Business Combination Agreement;

WHEREAS, on October 29, 2020, the Company and the Sponsor entered into that certain Private Placement Unit Purchase Agreement, pursuant to which the Sponsor agreed to purchase an aggregate of 500,000 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (the “Private Placement Units”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering. On November 9, 2020 and November 12, 2020, the Sponsor purchased 30,000 and 15,000 additional Private Placement Units, respectively, in private placement transactions occurring simultaneously with the closing of the underwriters’ over-allotment option;

WHEREAS, in addition to the Private Placement Units, the Sponsor owns, in the aggregate, 2,821,000 shares (the “Founder Shares”) of Common Stock;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below) the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (“Working Capital Units”) at a price of $10.00 per unit; and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

Annex I-1

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in subsection 2.4.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Combination Securities” shall mean the Common Stock and New Seller Warrants (and any shares of Common Stock issued or issuable upon the exercise of the New Seller Warrants) received by Legacy Airspan Holders as consideration in the Merger.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Excluded Registration” shall mean a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) in which the offering solely consists of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Filing Deadline” shall have the meaning given in subsection 2.1.1.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto.

Annex I-2

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (a) one year after the date of the consummation of the Merger and (b) subsequent to the completion of the Merger, (x) if the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Merger or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Merger that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of October 29, 2020, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Legacy Airspan” shall have the meaning given in the Recitals hereto.

“Legacy Airspan Holders” shall have the meaning given in the Preamble.

“Legacy Airspan Lock-Up Period” shall mean, with respect to any shares of Common Stock or New Seller Warrants (and any shares of Common Stock issued or issuable upon the exercise of the New Seller Warrants) received by Legacy Airspan Holders as consideration in the Merger that are held by the Legacy Airspan Holders or their Permitted Transferees, the period ending on the earliest of: (i) the date that is six months after the closing of the Merger; (ii) the first date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Merger; or (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Merger that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period, the Legacy Airspan Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“New Seller Warrants” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-Up Period, the Legacy Airspan Lock-Up Period or Private Placement Lock-Up Period, as the case may be, under this Agreement, the Insider Letter, the Sponsor Support Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees, and any of the securities underlying the Private Placement Units, including the Private Placement Shares, the Private Placement Warrants and any of the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending 30 days after the completion of the Merger.

Annex I-3

“Private Placement Shares” shall mean the shares of Common Stock comprising the Private Placement Units.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the New Seller Warrants and the Common Stock issued or issuable upon the exercise of any New Seller Warrants, (d) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, after giving effect to the Merger, (e) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any Working Capital Units, and (f) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

Annex I-4

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Holders” shall have the meaning given in the Preamble.

“Sponsor Support Agreement” shall mean that certain letter agreement, dated as of March 8, 2021, by and between the Company and the Sponsor.

“Subscription Agreements” shall mean those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

Annex I-5

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the date of this Agreement (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) the 90th calendar day following the Filing Deadline if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the 5th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed,” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders with written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities. The Legacy Airspan Holders, on the one hand, and the Sponsor Holders, on the other hand, may each demand not more than two (2) Shelf Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period.

Annex I-6

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 covering Registrable Securities, (a) the Sponsor Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Sponsor Holders or (b) the Legacy Airspan Holders of at least a majority of the Registrable Securities held by the Legacy Airspan Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, a Form S-3 Shelf or, if Form S-3 is not then available to the Company, a Form S-1 Shelf covering all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration and shall use reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable after filing. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Sponsor Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Sponsor Holders or (y) more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Legacy Airspan Holders under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Legacy Airspan Holders; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

Annex I-7

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or Shelf Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

Annex I-8

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than an Excluded Registration, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

Annex I-9

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect any Demand Registration or an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer or (ii) if the Company has determined in good faith that the sale of Registrable Securities pursuant a Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable securities laws (x) which disclosure would have a detrimental effect on the Company or (y) relating to a material transaction involving the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of 30 days in any consecutive 12-month period.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

Annex I-10

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration for the benefit of the Underwriters, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

Annex I-11

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise set forth herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, to the extent such exemption is available to Holders at such time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) any affiliate of the underwriters in the Company’s initial public offering may not exercise its rights under Section 2.2 and 2.3 hereunder after five (5) and seven (7) years after the effective date of the registration statement relating to the Company’s initial public offering, respectively, and (ii) such holders may not exercise the rights under Section 2.2 more than one time.

Annex I-12

3.7 Transfer Restrictions.

3.7.1 Each Legacy Airspan Holder agrees that it, he or she shall not Transfer its, his or her Business Combination Securities until the expiration of the Legacy Airspan Lock-Up Period.

3.7.2 Notwithstanding the provisions set forth in subsection 3.7.1, Transfers of the Business Combination Securities that are held by the Legacy Airspan Holders or any of their permitted transferees (that have complied with this subsection 3.7.2) are permitted during the Legacy Airspan Lock-Up Period: (a) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) in the case of an entity, as a distribution to the limited partners, stockholders, unitholders, members of or owners of similar equity interests in such entity; (e) in connection with collateral, hypothecation or other pledge arrangements to support a credit facility entered into in the ordinary course; and (f) pursuant to a bona fide third-party tender offer for all or substantially all of the Common Stock or in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of Merger; provided, however, that in the case of clauses (a) through (d), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein. For the avoidance of doubt, the transfers of Business Combination Securities shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Annex I-13

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party and indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Annex I-14

Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 777 Yamato Road, Boca Raton, FL 33431, Attention: Chief Financial Officer, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of any Lock-Up Period, no Holder subject to such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable agreements.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

Annex I-15

5.7 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the negotiation, administration, performance or enforcement hereof.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Airspan granted under any other agreement, including, but not limited to, the Prior Agreement and the Second Amended and Restated Investors Rights Agreement, dated as of December 14, 2020, by and among Legacy Airspan and the other parties thereto, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.12 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all of the Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex I-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

AIRSPAN NETWORKS HOLDINGS INC.

By:
Name:
Title:

SPONSOR HOLDERS:

NEW BEGINNINGS SPONSOR, LLC

By:
Name:	Michael S. Liebowitz
Title:	Managing Member

Benjamin Garrett

Frank A. Del Rio

Kate Walsh

LEGACY AIRSPAN HOLDERS:

oak investment partners xi, limited partnership

By: Oak Associates XI, LLC, its General Partner

By:
Name:	Bandel Carano
Title:	Managing Member

Annex I-17

oak investment partners xIIi, limited partnership

By: Oak Associates XIII, LLC, its General Partner

By:
Name:	Bandel Carano
Title:	Managing Member

softbank group capital limited

By:
Name:
Title:

qualcomm incorporated

By:
Name:
Title:

reliance jio infocomm usa inc.

By:
Name:
Title:

Annex I-18

Annex J

FINAL FORM

STOCKHOLDERS AGREEMENT

BY AND AMONG

Airspan Networks Holdings Inc.

AND

THE STOCKHOLDERS PARTY HERETO

Dated as of [ ● ], 2021

CONTENTS

Page
Article I. DEFINITIONS AND CONSTRUCTION		Annex J-1

Section 1.01	Definitions	Annex J-1
Section 1.02	Rules of Construction	Annex J-3

Article II. CORPORATE GOVERNANCE MATTERS		Annex J-3

Section 2.01	Composition of the Board of Directors	Annex J-3
Section 2.02	Nomination Rights of NBA Sponsor	Annex J-4
Section 2.03	Director Independence	Annex J-4
Section 2.04	Voting Obligations	Annex J-4
Section 2.05	Vacancy	Annex J-4
Section 2.06	Chairperson of the Board	Annex J-5
Section 2.07	Classified Board	Annex J-5
Section 2.08	Indemnification and D&O Insurance	Annex J-5
Section 2.09	Reimbursement of Expenses	Annex J-5
Section 2.10	Restrictions on Other Agreements	Annex J-5

Article III. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER		Annex J-6

Section 3.01	Organization; Authority	Annex J-6
Section 3.02	No Consent	Annex J-6
Section 3.03	No Conflicts; Litigation	Annex J-6

Article IV. GENERAL PROVISIONS		Annex J-7

Section 4.01	Termination	Annex J-7
Section 4.02	No Agreement as Director or Officer	Annex J-7
Section 4.03	Notices	Annex J-7
Section 4.04	Amendment; Waiver	Annex J-8
Section 4.05	Further Assurances	Annex J-8
Section 4.06	Parties in Interest	Annex J-8
Section 4.07	Governing Law	Annex J-9
Section 4.08	Waiver of Jury Trial	Annex J-9
Section 4.09	Specific Performance	Annex J-9
Section 4.10	Entire Agreement; Assignment	Annex J-10
Section 4.11	Severability	Annex J-10
Section 4.12	Counterparts	Annex J-10
Section 4.13	No Recourse	Annex J-10

Annex J-i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into effective as of [●], 2021 by and among Airspan Networks Holdings Inc., a Delaware corporation (the “Company”), and each of the parties listed under “Stockholders” on the signature page hereto (collectively, the “Stockholders” and each, a “Stockholder”). The Company and the Stockholders are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Each capitalized term used but not defined herein will have the meaning ascribed to such term in Section 1.01.

RECITALS

WHEREAS, the Company and Airspan Networks Inc., a Delaware corporation (“Legacy Airspan”), are party to that certain Business Combination Agreement, dated as of March 8, 2021 (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Artemis Merger Sub Corp. (“Merger Sub”) and Legacy Airspan, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Legacy Airspan (the “Merger”), with Legacy Airspan surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, the Parties are entering into this Agreement to set forth certain understandings between the Parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

Annex J-1

“Business Combination Agreement” has the meaning set forth in the Recitals hereto.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated or amended and restated from time to time.

“Common Stock” means the Company’s common stock, with a par value of $0.0001 per share.

“Company” has the meaning set forth in the Preamble hereto.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Independent Director” has the meaning set forth in Section 2.03.

“Initial Board” has the meaning set forth in Section 2.01(a).

“Legacy Airspan” has the meaning set forth in the Recitals hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“NBA Director” has the meaning set forth in Section 2.02.

“NBA Sponsor” means New Beginnings Sponsor, LLC.

“Non-Recourse Party” has the meaning set forth in Section 4.13.

“NYSE” means the New York Stock Exchange.

“Parties” or “Party” has the meaning set forth in the Preamble hereto.

“person” has the meaning set forth in the Business Combination Agreement.

“Stockholder” or “Stockholders” has the meaning set forth in the Preamble hereto.

Annex J-2

Section 1.02 Rules of Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by a Party shall affect the meaning or interpretation of this Agreement. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

(e) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g) all references to “or” shall be construed in the inclusive sense of “and/or”;

(h) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement;

(i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other things extends, and such phrase shall not mean simply “if”; and

(j) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

Article II.

CORPORATE GOVERNANCE MATTERS

Section 2.01 Composition of the Board of Directors. The Company represents and warrants that immediately prior to the execution and delivery hereof:

(a) The Board consists of eight (8) Directors (the “Initial Board”);

(b) The Initial Board consists of the following individuals, each of whom shall serve as a Director until his [or her] successor is duly elected and qualified in accordance with this Agreement, the Certificate of Incorporation and the Bylaws, subject to such individual’s earlier death, resignation or removal:

(i) [ ● ];

(ii) [ ● ];

(iii) [ ● ];

Annex J-3

(iv) [ ● ];

(v) [ ● ];

(vi) [ ● ];

(vii) [ ● ]; and

(viii) Michael Liebowitz.

Section 2.02 Nomination Rights of NBA Sponsor. Notwithstanding anything to the contrary contained herein, the Parties agree that, from and after the Closing and until such time as NBA Sponsor Beneficially Owns less than 1,535,000 shares of Common Stock, NBA Sponsor shall have the right to nominate one (1) Director to the Board (the “NBA Director”), including after all of the members of the Initial Board cease to serve as Directors. For the avoidance of doubt and subject to the rules of the NYSE, NBA Sponsor’s right to nominate one (1) Director to the Board under this Section 2.02 shall not be transferable. NBA Sponsor shall use its commercially reasonable efforts to cause the Sponsor Designee to comply with any qualification requirements for Directors set forth in the Certificate of Incorporation or Bylaws, and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to Directors; provided, however, that the Company understands and agrees that the Sponsor Designee may disclose information he or she obtains while serving as a member of the Board to NBA Sponsor and NBA Sponsor agrees to maintain the confidentiality of such information. The NBA Director shall initially be Michael Liebowitz.

Section 2.03 Director Independence. The Company shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the NYSE (or such other stock exchange on which the Common Stock may be listed), including with respect to director independence pursuant to which a majority of the Directors shall meet the independence requirements under the listing rules of the NYSE (or such other stock exchange on which the Common Stock may be listed) (each such Director, an “Independent Director”). If the NBA Director is an Independent Director, then it is intended that the NBA Director shall be appointed to, and serve on, the nominating and corporate governance committee of the Board (or, if there is no nominating and corporate governance committee of the Board, such other committee of the Board that is primarily responsible for nominating and corporate governance matters).

Section 2.04 Voting Obligations. Each Stockholder entitled to vote for the election of Directors hereby agrees to vote all shares of Common Stock held by such Stockholder in favor of electing the NBA Director to the Board in accordance with Section 2.02, and to take all other necessary action in order to ensure that the composition of the Board is as set forth in Sections 2.01 and 2.02. For the avoidance of doubt, this Agreement, including this Section 2.04, shall not restrict any Stockholder from transferring any of its Common Stock as otherwise permitted by applicable law.

Section 2.05 Vacancy. In the event that a vacancy on the Board is created at any time by the death, resignation, disqualification or removal of a member of the Initial Board prior to the due election and qualification of such member’s successor, such vacancy shall be filled pursuant to this Agreement, the Certificate of Incorporation and the Bylaws.

Annex J-4

Section 2.06 Chairperson of the Board. [ ● ] shall serve as Chairperson of the Board for so long as he is a Director; provided that, in the event [ ● ] is no longer a Director, [ ● ] shall serve as Chairperson of the Board for so long as he is a Director; provided further that, in the event each of [ ● ] and [ ● ] is no longer a Director, the successor Chairperson of the Board shall be elected as provided in the Bylaws.

Section 2.07 Classified Board. The Company represents and warrants that immediately prior to the execution and delivery hereof the Board is divided into three classes, with the Directors serving staggered three-year terms as follows:

(a) Class I Directors, whose initial terms expire at the first annual meeting of the stockholders of the Company following the Effective Time and include [ ● ] and [ ● ];

(b) Class II Directors, whose initial terms expire at the second annual meeting of the stockholders of the Company following the Effective Time and include [ ● ], [ ● ] and [ ● ]; and

(c) Class III Directors, whose initial terms expire at the third annual meeting of the stockholders of the Company following the Effective Time and include Michael Liebowitz, [ ● ] and [ ● ].

Section 2.08 Indemnification and D&O Insurance. As promptly as reasonably practicable following the Closing, the Company shall enter into an indemnification agreement with each Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. To the fullest extent permitted by applicable Law, the Company shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable Law, contained in the Certificate of Incorporation or Bylaws (except to the extent such amendment or alteration permits the Company to provide broader rights to indemnification, advancement of expenses or exculpation). The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Article II serves as a Director of the Company, maintain such coverage with respect to such Director and shall take all actions necessary to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.09 Reimbursement of Expenses. The Company shall reimburse the Directors for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 2.10 Restrictions on Other Agreements. No Stockholder shall grant any proxy and no Party shall enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any person if and to the extent the terms thereof conflict with the provisions of this Agreement.

Annex J-5

Article III.

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder on its own behalf hereby represents and warrants to the Company and the other Stockholders, severally and not jointly, with respect to such Stockholder as of the date of this Agreement, as follows:

Section 3.01 Organization; Authority.

(a) If a Stockholder is a legal entity, (i) such Stockholder (1) is duly incorporated or formed, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (2) has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder.

(b) If a Stockholder is an individual, such Stockholder has the legal capacity to enter into this Agreement and perform his obligations hereunder.

(c) This Agreement constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 3.02 No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other person on the part of such Stockholder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a such Stockholder’s ability to perform his or its obligations under to this Agreement. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws for the execution and delivery of this Agreement or the performance of such Stockholder’s obligations hereunder.

Section 3.03 No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will, (a) if such Stockholder is a legal entity, conflict with or violate any provision of the organizational documents of such Stockholder or (b) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets, except, in the case of this clause (b), that would not reasonably be expected to impair, individually or in the aggregate, such Stockholder’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened, against such Stockholder or any of such Stockholder’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder’s ability to perform his or its obligations under this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

Annex J-6

Article IV.

GENERAL PROVISIONS

Section 4.01 Termination. Notwithstanding anything to the contrary contained herein, but subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Parties as provided under Section 4.04, this Agreement (other than Article I, the last sentence of Section 2.08 (which, for the avoidance of doubt, shall terminate as provided therein) and this Article IV) shall terminate at such time as NBA Sponsor Beneficially Owns less than 1,535,000 shares of Common Stock and, with respect to any other Stockholder, this Agreement shall terminate (solely with respect to such Stockholder and not with respect to any other Parties) at such time as such Stockholder no longer holds any shares of Common Stock.

Section 4.02 No Agreement as Director or Officer. Each Stockholder is signing this Agreement solely in his or its capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of such Stockholder) as a Director or officer of the Company. Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder (or any Affiliate, partner or employee of such Stockholder) in his capacity as a Director or officer of the Company, and no actions or omissions taken in such Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of such Stockholder) as such shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder (or any Affiliate, partner or employee of such Stockholder) from exercising his fiduciary duties as a Director or officer of the Company to the Company or its stockholders.

Section 4.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.03):

If to the Company, to:

Airspan Networks Inc.

777 Yamato Road

Boca Raton, FL 33431

Attn: David Brant, Chief Financial Officer

Email: dbrant@airspan.com

Annex J-7

with copies (which shall not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019

Attention: Ted Farris; Brian R. Rosenau

Email: farris.ted@dorsey.com; rosenau.brian@dorsey.com

If to a Stockholder, to such address set forth on the Stockholder’s signature page or to such other address or addresses as such Stockholder may from time to time designate by written notice to the other Parties, which change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.03.

Section 4.04 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Stockholders holding a majority of the shares of Common Stock held by the Stockholders in the aggregate; provided, however, that any modification or amendment to (i) Section 2.02 or (ii) any other provision that adversely affects NBA Sponsor or the NBA Director, shall also require the approval of NBA Sponsor.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No Party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Party may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 4.05 Further Assurances. To the fullest extent permitted by Law, the Stockholders agree to sign such further documents, cause such meetings to be held, resolutions passed and do and perform and cause to be done such further acts and things reasonably necessary in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholders being deprived of the rights contemplated by this Agreement.

Section 4.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.13.

Annex J-8

Section 4.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees, to the fullest extent permitted by applicable Law, that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.08 Waiver of Jury Trial. Each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Agreement.

Section 4.09 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Each Stockholder agrees with the Company (and only with the Company) that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. The Parties agree that, in the event of any breach or threatened breach by any Party of Section 2.02 or Section 2.03 of this Agreement, NBA Sponsor or the Company, as the case may be, shall be entitled to seek an injunction or injunctions to prevent such breach or to enforce specifically the performance of the terms and provisions of Section 2.02 or Section 2.03 of this Agreement in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which such Party is entitled at law or in equity as expressly permitted in this Agreement. Each Stockholder hereby further agrees with the Company (and only with the Company) to waive (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Annex J-9

Section 4.10 Entire Agreement; Assignment. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 4.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.13 No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non–Recourse Party.

[Signature Pages Follow.]

Annex J-10

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY:

NEW BEGINNINGS ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDERS:

NEW BEGINNINGS SPONSOR, LLC

By:
Name:
Title:

ADDRESS:

Oak Investment Partners XI, LIMITED PARTNERSHIP

By:Oak Associates XI, LLC, its General Partner

By:
Name:
Title:

ADDRESS:

[Signature Page to Stockholders Agreement]

Annex J-11

Oak Investment Partners XIII, LIMITED PARTNERSHIP

By:Oak Associates XIII, LLC, its GeneralPartner

By:
Name:
Title:

ADDRESS:

Softbank Group Capital Limited

By:
Name:
Title:

ADDRESS:

Qualcomm Incorporated

By:
Name:
Title:

ADDRESS:

[Signature Page to Stockholders Agreement]

Annex J-12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Proposed Certificate of Incorporation, which will become effective upon completion of the Business Combination, will provide that, to the fullest extent permitted by the DGCL (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Post-Combination Company will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Proposed Certificate of Incorporation will provide that if the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Post-Combination Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Proposed Certificate of Incorporation will further provide that any repeal or modification of the foregoing provisions by its stockholders will not adversely affect any right or protection of a director of the Post-Combination Company with respect to any acts or omissions occurring prior to the time of such repeal or modification.

The Proposed Certificate of Incorporation will provide that each person who is or was a director or officer of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) will be indemnified and advanced expenses by the Post-Combination Company, in accordance with the Post-Combination Company’s bylaws, to the fullest extent authorized or permitted by the DGCL, as it may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Post-Combination Company to provide broader indemnification rights than said law permitted the Post-Combination Company to provide prior to such amendment), or any other applicable laws.

In connection with the Business Combination, the Post-Combination Company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Post-Combination Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its certificate of incorporation and its bylaws.

The Post-Combination Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Post-Combination Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Index
Exhibit No.	Description
2.1++†	Business Combination Agreement, dated as of March 8, 2021, by and among the Registrant, Artemis Merger Sub Corp. and Airspan Networks Inc. (included as Annex A to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

3.1++	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 2, 2020).

3.2++	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on September 21, 2020).

3.3++	Form of Second Amended and Restated Certificate of Incorporation of the Post-Combination Company (included as Annex B to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

3.4++	Form of Amended and Restated Bylaws of the Post-Combination Company (included as Annex C to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

4.1++	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on October 22, 2020).

4.2++	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on October 22, 2020).

4.3++	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on October 22, 2020).

4.4++	Warrant Agreement, dated October 29, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed November 2, 2020).

4.5++	Form of Warrant Agreement by and between the Post-Combination Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit C to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed March 12, 2021).

4.6	Specimen Post-Combination Company Warrant Certificate

5.1	Opinion of Greenberg Traurig, P.A. as to the validity of the securities being registered.

8.1	Opinion of Greenberg Traurig, P.A. regarding tax matters.

10.1++	Sponsor Support Agreement, dated as of March 8, 2021, by and among the Registrant, Airspan Networks Inc. and New Beginnings Sponsor LLC (included as Annex G to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement)

10.2++†	Stockholder Support Agreement, dated as of March 8, 2021, by and among the Registrant and the Key Airspan Stockholders (included as Annex F to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.3++	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex H to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.4++	Form of Amended and Restated Registration Rights Agreement (included as Annex I to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.5++	Form of Stockholders Agreement (included as Annex J to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.6++	Letter Agreement by and among the Registrant and each of the Registrant’s initial shareholders, officers and directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on October 22, 2020).

10.7++	Investment Management Trust Agreement, dated as of October 29, 2020, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed November 2, 2020).

10.8++	Registration Rights Agreement, dated as of October 29, 2020, between the Registrant and the investors party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed November 2, 2020).

10.9++#	Airspan Networks Inc. 2009 Omnibus Equity Plan, including the amendments thereto.

10.10++#	Airspan Networks Holdings Inc. 2021 Stock Incentive Plan (included as Annex D to the proxy statement/prospectus/consent solicitation statement which forms a part of this registration statement).

10.11++#	Form of Stock Option under 2021 Stock Incentive Plan for Chief Executive Officer and Chief Financial Officer

10.12++#	Form of Stock Option under 2021 Stock Incentive Plan for Other Employees

10.13++#	Form of Stock Option under 2021 Stock Incentive Plan for Non-Employee Directors

10.14++#	Form of MIP RSU

10.15++#	Form of Exchanged Restricted Stock Award

10.16++#	Form of RSU for Exchanged Restricted Stock

10.17++

Promissory Note, dated September 4, 2020, made by the Registrant in favor of New Beginnings Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-248944) filed on September 21, 2020).

10.18++#	Employment Letter Agreement dated October 7, 2009 between Airspan Networks Inc. and Eric Stonestrom

10.19++#	Employment Letter Agreement dated October 7, 2009 between Airspan Networks Inc. and David Brant

10.20++#	Employment Offer Letter dated February 8, 2001, as amended, between Airspan Networks Inc. and Henrik Smith-Petersen

10.21†^	Reaffirmation Agreement and Omnibus Amendment Agreement, dated as of December 30, 2020, among Airspan Networks Inc., as borrower, certain subsidiaries of Airspan Networks Inc., as guarantors, DBFIP ANI LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto

10.22++†	Convertible Note Purchase Agreement, dated August 6, 2015, by and between Airspan Networks Inc. and Golden Wayford Limited

10.23++†^	Amendment No. 1 to Convertible Note Purchase Agreement, dated August 19, 2016, by and between Airspan Networks Inc. and Golden Wayford Limited

10.24++†^	Amendment No. 2 to Convertible Note Purchase Agreement, dated November 28, 2017, by and between Airspan Networks Inc. and Golden Wayford Limited

10.25++	Term Loan Agreement, dated February 9, 2016, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.26++	Amendment No. 1 to Term Loan Agreement, dated July 12, 2016, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.27++	Amendment No. 2 to Term Loan Agreement, dated July 3, 2017, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.28++	Amendment No. 3 to Term Loan Agreement, dated May 23, 2019, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.29++	Amendment No. 4 to Term Loan Agreement, dated March 30, 2020, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.30++	Amendment No. 5 to Term Loan Agreement, dated December 30, 2020, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.31++	Amendment to Amendment No. 5 to Loan Agreement, dated as of February 12, 2021, by and between SoftBank Group Capital Limited and Airspan Networks Inc.

10.32++	Irrevocable Proxy and Power of Attorney, dated March 8, 2021, by and among SoftBank Group Capital Limited and the Registrant

10.33++*	Master Services Agreement, dated November 25, 2019, by and between Gogo Business Aviation LLC and Airspan Networks Inc.

10.34++*	Supply and Product Support Agreement, dated November 25, 2019, by and between Gogo Business Aviation LLC and Airspan Networks Inc.

10.35*	OFDMA Smallcell License Agreement, dated August 25, 2014, by and between QUALCOMM Incorporated and Airspan Networks Inc.

10.36*	Amendment to OFDMA Smallcell License Agreement, dated July 1, 2015, by and between QUALCOMM Incorporated and Airspan Networks Inc.

10.37*	Components Supply Agreement, dated November 14, 2015, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.

10.38†*	Supply Agreement between Airspan Networks Inc. and Hon Hai Ind. Co., Ltd., effective April 1, 2016

10.39*	Manufacturing Supply Agreement made and entered into as of May 31, 2019 by Airspan Communications Limited and Cape EMS Manufacturing (M) Sdn. Bhd. & Cap Manufacturing (M) Sdn. Bhd.

10.40*	Amendment to Components Supply Agreement, dated January 19, 2017, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.

10.41*	Amendment to Components Supply Agreement, dated January 23, 2018, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.

10.42*	Amendment to Components Supply Agreement, dated October 23, 2019, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.

10.43	Amendment One to Supply Agreement, dated as of January 1, 2018, between Airspan Networks Inc., Cloud Network Technology Singapore Pte. Ltd. and Hon Hai Ind. Co., Ltd.

10.44	Amendment Two to Supply Agreement, dated effective as of February 21, 2020, between Airspan Networks Inc. and Hon Hai Ind. Co., Ltd.

10.45†^	Assignment of Loan dated December 30, 2020 by Pacific Western Bank, as existing agent and lender, Ally Bank, as existing lender, and DBFIP ANI LLC and Pendrell Corporation, as buyers

10.46^	Resignation and Assignment Agreement, entered into as of December 30, 2020, by and among Pacific Western Bank, as agent, DBFIP ANI LLC, as successor agent, Airspan Networks Inc. and each of the other borrowers and guarantors party thereto

10.47	First Amendment to Credit Agreement, dated as of June 14, 2021, by and among Airspan Networks Inc., certain of its subsidiaries, as guarantors, and DBFIP ANI LLC, as administrative and collateral agent

10.48†	Limited Consent, dated March 8, 2021, among Airspan Networks Inc., as borrower, certain subsidiaries of Airspan Networks Inc., as guarantors, DBFIP ANI LLC, as administrative agent and collateral agent, and the lenders from time to time party to the Fortress Credit Agreement.

10.49	Form of Second Amendment and Restatement and Joinder Agreement to Credit Agreement and Other Loan Documents by and among Airspan Networks Holdings Inc., Airspan Networks Inc., certain of its subsidiaries, as guarantors, and DBFIP ANI LLC, as administrative and collateral agent

10.50	Form of Director and Officer Indemnification Agreement.

23.1	Consent of Marcum LLP, independent registered accounting firm for the Registrant.

23.2	Consent of Grant Thornton LLP, independent registered accounting firm for Airspan Networks Inc.

23.3	Consent of Greenberg Traurig, P.A. (included as part of Exhibit 5.1).

24.1++	Power of Attorney.

99.1	Form of Preliminary Proxy Card to be used by the Registrant.

99.2++	Form of Written Consent to be used by holders of Airspan Networks Inc. common stock, Class B common stock and voting preferred stock.

99.3++	Consent of Bandel L. Carano to be named as a director.

99.4++	Consent of Michael T. Flynn to be named as a director.

99.5++	Consent of Thomas S. Huseby to be named as a director.

99.6++	Consent of Scot B. Jarvis to be named as a director.

99.7++	Consent of Mathew Oommen to be named as a director.

99.8++	Consent of Eric D. Stonestrom to be named as a director.

99.9++	Consent of Dominique Trempont to be named as a director.

#	Indicates management contract or compensatory plan or arrangement.

++	Previously filed.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(6)

*	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv).

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4  to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 2021.

NEW BEGINNINGS ACQUISITION CORP.

By:	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Liebowitz	Chief Executive Officer and Director
Michael S. Liebowitz	(principal executive officer, principal financial officer and principal accounting officer)	June 21, 2021

*	Chairman of the Board of Directors
Russell W. Galbut		June 21, 2021

*	Director
Benjamin Garrett		June 21, 2021

*	Director
Frank A. Del Rio		June 21, 2021

*	Director
Kate Walsh		June 21, 2021

*	Director
Perry Weitz		June 21, 2021

*By:	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Attorney-in-Fact